Form 10-K, Exhibit 13
period 1996-12-31
COMMUNITY FIRST BANKSHARES INC
filed 1997-03-27
CIK 857593

FINANCIAL HIGHLIGHTS

                                                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------------------------------------------------------
YEARS ENDED DECEMBER 31                                      1996           1995         1994          1993            1992
--------------------------------------------------------------------------------------------------------------------------------
Earnings
  Total interest income. . . . . . . . . . . . . . . .     $ 229,426      $192,868     $143,237       $121,146       $115,309
  Total interest expense . . . . . . . . . . . . . . .        95,234        82,891       53,468         47,271         50,870
  Net interest income. . . . . . . . . . . . . . . . .       134,192       109,977       89,769         73,875         64,439
  Net income . . . . . . . . . . . . . . . . . . . . .        32,510        29,953       22,729         18,614         15,108
--------------------------------------------------------------------------------------------------------------------------------
PER COMMON AND COMMON EQUIVALENT SHARE
--------------------------------------------------------------------------------------------------------------------------------
Primary earnings per share . . . . . . . . . . . . . .         $1.85        $ 1.82       $ 1.48         $ 1.32         $ 1.07
Fully diluted earnings per share . . . . . . . . . . .          1.79          1.74         1.42           1.30           1.07
Net book value . . . . . . . . . . . . . . . . . . . .         12.92         12.01         9.69           9.10           7.96
Dividends paid . . . . . . . . . . . . . . . . . . . .           .58           .48          .44            .40            .34
--------------------------------------------------------------------------------------------------------------------------------
AT YEAR-END
--------------------------------------------------------------------------------------------------------------------------------
Total assets . . . . . . . . . . . . . . . . . . . . .   $ 3,116,398   $ 2,769,976  $ 2,130,619    $ 1,883,794    $ 1,576,275
Total loans. . . . . . . . . . . . . . . . . . . . . .     2,064,108     1,767,193    1,330,146      1,037,666        813,550
Allowance for loan losses. . . . . . . . . . . . . . .        26,215        22,712       17,333         14,332         11,196
Total deposits . . . . . . . . . . . . . . . . . . . .     2,537,440     2,359,716    1,794,565      1,627,989      1,374,859
Common equity. . . . . . . . . . . . . . . . . . . . .       221,583       181,004      134,701        125,071        103,911
--------------------------------------------------------------------------------------------------------------------------------
KEY PERFORMANCE RATIOS
--------------------------------------------------------------------------------------------------------------------------------
Return on average common equity. . . . . . . . . . . .        15.69%        18.19%       16.77%         16.64%         15.10%
Return on average assets . . . . . . . . . . . . . . .         1.13%         1.24%        1.13%          1.10%          1.04%
Net interest margin. . . . . . . . . . . . . . . . . .         5.32%         5.06%        4.95%          4.74%          4.85%
Dividend payout ratio. . . . . . . . . . . . . . . . .        32.40%        27.59%       30.99%         30.77%         31.78%
Average common equity to average assets. . . . . . . .         6.87%         6.43%        6.43%          6.59%          6.86%
Nonperforming assets to period-end loans and OREO. . .         0.70%         0.31%        0.34%          0.62%          1.13%
Allowance for loan losses to period-end loans. . . . .         1.27%         1.29%        1.30%          1.38%          1.38%
Allowance for loan losses to nonperforming loans . . .       200.68%       608.09%      537.12%        295.99%        224.05%
Net charge-offs to average loans . . . . . . . . . . .         0.22%         0.17%       -0.00%          0.08%          0.33%
Tier 1 capital . . . . . . . . . . . . . . . . . . . .         8.88%         8.51%       10.64%         10.16%         10.97%
Total risk-based capital . . . . . . . . . . . . . . .        11.10%        11.18%       13.46%         13.44%         12.47%
Leverage ratio . . . . . . . . . . . . . . . . . . . .         6.62%         6.10%        7.12%          6.12%          6.40%
--------------------------------------------------------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS            Community First Bankshares, Inc.

BASIS OF PRESENTATION
--------------------------------------------------------------------------------

The following represents management's discussion and analysis of Community First Bankshares, Inc.'s (the "Company") financial condition as of December 31, 1996 and 1995, and its results of operations for the years ended December 31, 1996, 1995, and 1994. This discussion should be read in conjunction with the consolidated financial statements and related footnotes and the five year summary of selected financial data. The information has been restated to reflect mergers accounted for as a pooling-of-interests as if they had occurred at the beginning of the first period presented. Purchases have been reflected in the Company's results of operations for all periods following the acquisition and are reflected in the Company's financial condition at all dates subsequent to the acquisition.

MERGER AND ACQUISITION ACTIVITY
--------------------------------------------------------------------------------

The Company has made a number of acquisitions during these periods. Each of these acquisitions has had an effect upon the Company's results of operations and financial condition.

    On December 18, 1996, the Company issued approximately 5.2 million shares of common stock to acquire Mountain Parks Financial Corporation ("Mountain Parks"), a one-bank holding company headquartered in Denver, Colorado. At acquisition, Mountain Parks had approximately $600 million in assets at seventeen banking offices located in Colorado. On February 22, 1995, the Company issued approximately 2.4 million shares of common stock to acquire Minowa Bancshares, Inc. ("Minowa"), a three-bank holding company headquartered in Decorah, Iowa. At acquisition, Minowa had approximately $224 million in assets at three banks located in Iowa and Minnesota. On July 3, 1995, the Company issued approximately 1.2 million shares to acquire First Community Bankshares, Inc. ("First Community"), a five-bank holding company headquartered in Fort Morgan, Colorado. At acquisition, First Community had total assets of $153 million at its five Colorado banks. All three acquisitions were accounted for using the pooling of interests method.

    Also during the periods presented, the Company made the following acquisitions of banks (or associated holding companies), each of which were accounted for as a purchase, except Trinidad, Colorado, which was accounted for as an immaterial pooling of interests.

---------------------------------------------------------------------------
Acquisition        Location of Bank or           Total Assets at Date of
Month and Year     Name of Acquired Entity       Acquisition (In Millions)
---------------------------------------------------------------------------

October 1996      Trinidad, Colorado                                 $ 70
July 1996         Kiowa, Colorado                                    $ 58
July 1996         Englewood, Colorado                                $ 19
October 1995      Beach, North Dakota                                $ 44
September 1995    Aurora, Colorado                                   $ 41
July 1995         Louisville, Colorado                               $ 36
July 1995         Boulder, Colorado                                  $ 60
May 1995          Alliance, Nebraska                                 $293
May 1994          Denver, Colorado                                   $ 37
April 1994        Fraser, Colorado                                   $ 21
April 1994        Ada, Minnesota                                     $ 17
April 1994        Spooner, Wisconsin                                 $ 83

    On February 18, 1997, the Company signed a definitive purchase agreement with KeyCorp, of Cleveland, Ohio to acquire KeyBank N.A. (Wyoming) for a purchase price of $135 million. As of December 31, 1996, KeyBank Wyoming had total assets of $1.2 billion and banking offices in 24 communities in Wyoming. The transaction, which will be accounted for as a purchase, will result in the recognition of goodwill of approximately $60 million. The purchase price is expected to be funded through a combination of the proceeds from the Company's January 1997 issue of $60 million 8-7/8% Cumulative Capital Securities, portions of bank lines of credit, net income received prior to closing and the proceeds of any possible further sales of subordinated debt or equity securities prior to the closing of the transaction. The transaction is subject to regulatory approval and is anticipated to close during the third quarter of 1997.

OVERVIEW
--------------------------------------------------------------------------------

For the year ended December 31, 1996, the Company reported record net income of $32.5 million, an increase of $2.5 million, or 8.3%, from the $30.0 million earned during 1995. Fully diluted earnings per share were $1.79, compared to $1.74 in 1995 and $1.42 in 1994. Return on average assets was 1.13% for 1996, compared with 1.24% for 1995. Return on average common shareholders' equity for 1996 and 1995 was 15.69% and 18.19%, respectively. Factors contributing to these changes included approximately $1.4 million of incremental net income provided by entities acquired during 1996 and 1995.

    Operating results reflect expenses of $2.8 million, net of tax, or $.16 per share on a fully-diluted basis, related to the Company's mergers with Mountain Parks and Financial Bancorp, including a $560,000 write-down to reflect the permanent impairment of the Company's investment in an unconsolidated subsidiary, which is being divested to satisfy regulators' competitive issues. In addition, the Company incurred a total of $1.5 million, net of tax, or $.08 per share on a fully-diluted basis, of expenses and charges to integrate Mountain Parks operations and to conform the loan portfolio of Mountain Parks to the Company's credit policy. Included in these charges is the reversal of $505,000 of accrued, but uncollected, interest at Mountain Park's specialty lending subsidiary.

    The following supplemental earnings per common share information represents the estimated impact of merger-related charges and integration and conforming adjustments on the Company's operating results, on a fully-diluted basis. See additional discussion of the expenses under "Noninterest expense":

------------------------------------------------------------------------------
                                       Community First    Mountain        The
                                      Bankshares, Inc.(1)  Parks(2)   Company
------------------------------------------------------------------------------

Fully-diluted earnings per share . . . . . .   $2.09         $.99       $1.79
Merger-related charges . . . . . . . . . . .     .09          .32         .16
Integration and conforming adjustments . . .     .00          .30         .08
                                               -----        -----       -----
Earnings per share (excluding merger-
    related charges and integration
    and conforming adjustments). . . . . . .   $2.18        $1.61       $2.03
                                               -----        -----       -----
                                               -----        -----       -----

(1)The Company, excluding the operating results of Mountain Parks.
(2)Earnings per share calculated using number of shares issued.

MANAGEMENT'S DISCUSSION AND ANALYSIS            Community First Bankshares, Inc.

     Total assets were $3,116 million and $2,770 million at December 31, 1996 and 1995, respectively. The increase of $346 million, or 12.5%, during 1996 was principally due to the 1996 acquisitions of the banks in Englewood, Kiowa, and Trinidad, as well as loan growth in the Company's subsidiary banks.

RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

NET INTEREST INCOME
The principal source of the Company's earnings is net interest income, the difference between total interest income on earning assets such as loans and investments and interest paid on deposits and other interest-bearing liabilities. The net interest margin is net interest income, on a tax-equivalent basis, expressed as a percentage of average earning assets. The margin is affected by volume and mix of earning assets and interest-bearing liabilities, the level of interest free funding sources, interest rate environment, and income tax rates. As discussed later, management actively monitors its interest rate sensitivity and seeks to balance assets and liabilities to minimize the impact of changes in the interest rate environment.

     The following table presents the Company's average balance sheets, interest earned or paid and the related yields and rates on major categories of the Company's earning assets and interest-bearing liabilities on a tax equivalent basis for the periods indicated:

Years Ended December 31                                          1996
---------------------------------------------------------------------------------------
                                                                               Interest
                                                   Average                   Yields and
(Dollars in thousands)                             Balance       Interest         Rates
---------------------------------------------------------------------------------------
Assets
Loans(1) (2) . . . . . . . . . . . . . . . . .    $1,873,073    $185,005       9.88%
Investment securities(2) . . . . . . . . . . .       727,822      48,579       6.67%
Other earning assets . . . . . . . . . . . . .        17,324         960       5.47%
                                                  ----------     --------      -----
   Total earning assets. . . . . . . . . . . .     2,618,219     234,544       8.96%
Noninterest-earning assets . . . . . . . . . .       248,560
                                                  ----------
   Total assets. . . . . . . . . . . . . . . .    $2,866,779
                                                   ---------
                                                   ---------
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing checking. . . . . . . . . . .    $  445,501    $  8,702       1.95%
Savings deposits . . . . . . . . . . . . . . .       444,333      11,534       2.60%
Time deposits. . . . . . . . . . . . . . . . .     1,114,617      61,419       5.51%
Short-term borrowings. . . . . . . . . . . . .       168,311       9,247       5.49%
Long-term borrowings . . . . . . . . . . . . .        60,433       4,332       7.17%
                                                  ----------     --------      -----
   Total interest-bearing liabilities. . . . .     2,233,195      95,234       4.26%
Demand deposits. . . . . . . . . . . . . . . .       378,325
Noninterest-bearing liabilities. . . . . . . .        35,365
Preferred shareholders' equity . . . . . . . .        22,999
Common shareholders' equity. . . . . . . . . .       196,895
                                                   ---------
                                                     633,584
                                                   ---------
Total liabilities and shareholders' equity . .    $2,866,779
                                                   ---------
                                                   ---------
Net interest income. . . . . . . . . . . . . .                  $139,310
                                                                 -------
                                                                 -------
Net interest spread. . . . . . . . . . . . . .                                 4.70%
                                                                              ------
                                                                              ------
Net interest margin. . . . . . . . . . . . . .                                 5.32%
                                                                              ------
                                                                              ------

                                                                  1995                                   1994
----------------------------------------------------------------------------------------------------------------------------
                                                                             Interest                              Interest
                                                     Average               Yields and     Average                Yields and
                                                     Balance    Interest        Rates     Balance     Interest        Rates
----------------------------------------------------------------------------------------------------------------------------
Assets
Loans(1) (2) . . . . . . . . . . . . . . . . .    $1,545,497    $151,154        9.78%  $1,171,925     $104,766        8.94%
Investment securities(2) . . . . . . . . . . .       656,435      43,009        6.55%     658,216       39,313        5.97%
Other earning assets . . . . . . . . . . . . .        29,369       1,710        5.82%      26,051        1,193        4.58%
                                                   ---------     -------        ----    ---------      -------         ----
   Total earning assets. . . . . . . . . . . .     2,231,301     195,873        8.78%   1,856,192      145,272        7.83%
Noninterest-earning assets . . . . . . . . . .       192,912                              149,626
                                                   ---------                             --------
   Total assets. . . . . . . . . . . . . . . .    $2,424,213                           $2,005,818
                                                   ---------                             --------
                                                   ---------                             --------
LIABILITIES AND SHAREHOLDERS' EQUITY

Interest-bearing checking. . . . . . . . . . .      $406,080      $8,805        2.17%    $388,466       $6,998        1.80%
Savings deposits . . . . . . . . . . . . . . .       349,522       9,748        2.79%     306,147        7,186        2.35%
Time deposits. . . . . . . . . . . . . . . . .       963,594      53,227        5.52%     749,027       32,376        4.32%
Short-term borrowings. . . . . . . . . . . . .       111,784       6,184        5.53%      83,563        4,029        4.82%
Long-term borrowings . . . . . . . . . . . . .        65,379       4,927        7.54%      42,544        2,879        6.77%
                                                   ---------     -------        ----    ---------      -------         ----
   Total interest-bearing liabilities. . . . .     1,896,359      82,891        4.37%   1,569,747       53,468        3.41%
Demand deposits. . . . . . . . . . . . . . . .       317,806                              272,245
Noninterest-bearing liabilities. . . . . . . .        31,189                               20,224
Preferred shareholders' equity . . . . . . . .        23,000                               14,594
Common shareholders' equity. . . . . . . . . .       155,859                              129,008
                                                   ---------                             --------
                                                     527,954                              436,071
                                                   ---------                             --------
Total liabilities and shareholders' equity . .    $2,424,213                           $2,005,818
                                                   ---------                             --------
                                                   ---------                             --------
Net interest income. . . . . . . . . . . . . .                  $112,982                               $91,804
                                                                ---------                             --------
                                                                ---------                             --------
Net interest spread. . . . . . . . . . . . . .                                  4.41%                                 4.42%
                                                                                ----                                   ----
                                                                                ----                                   ----
Net interest margin. . . . . . . . . . . . . .                                  5.06%                                 4.95%
                                                                                ----                                   ----
                                                                                ----                                   ----
----------------------------------------------------------------------------------------------------------------------------

(1)Includes nonaccrual loans and loan fees.

(2)Interest yields on loans and investments are presented on a tax-equivalent basis to reflect the tax exempt nature of certain assets. The incremental tax rate applied was 35% in 1996, 1995, and 1994.

MANAGEMENT'S DISCUSSION AND ANALYSIS            Community First Bankshares, Inc.


    The following table presents the components of changes in net interest income by volume and rate on a tax-equivalent basis. The net change attributable to the combined impact of volume and rate has been allocated solely to the change in volume:



                                                              1996 compared to 1995              1995 compared to 1994
-----------------------------------------------------------------------------------------------------------------------------
(In thousands)                                          Volume        Rate        Total      Volume         Rate       Total
-----------------------------------------------------------------------------------------------------------------------------
Interest income:
  Loans(1) (2) . . . . . . . . . . . . . . . . . . .   $32,038      $1,813      $33,851     $33,396      $12,992     $46,388
  Investment securities(2) . . . . . . . . . . . . .     4,677         893        5,570        (106)       3,802       3,696
  Other earning assets . . . . . . . . . . . . . . .      (701)        (62)        (763)        152          365         517
                                                       -------      ------      -------     -------      -------     -------
Total interest income. . . . . . . . . . . . . . . .    36,014       2,644       38,658      33,442       17,159      50,601
                                                       -------      ------      -------     -------      -------     -------
Interest expense:
  Savings deposits and interest-bearing checking . .     3,499      (1,816)       1,683       1,335        3,034       4,369
  Time deposits. . . . . . . . . . . . . . . . . . .     8,342        (150)       8,192       9,275       11,576      20,851
  Short-term borrowings. . . . . . . . . . . . . . .     3,127         (64)       3,063       1,361          794       2,155
  Long-term borrowings . . . . . . . . . . . . . . .      (373)       (222)        (595)      1,545          503       2,048
                                                       -------      ------      -------     -------      -------     -------
Total interest  expense. . . . . . . . . . . . . . .    14,595      (2,252)      12,343      13,516       15,907      29,423
                                                       -------      ------      -------     -------      -------     -------
Increase (decrease) in net interest income . . . . .   $21,419      $4,896      $26,315     $19,926        1,252     $21,178
                                                       -------      ------      -------     -------      -------     -------
                                                       -------      ------      -------     -------      -------     -------

(1)Includes loan fees.
(2)Interest income is presented on a tax equivalent basis.

    Net interest income on a tax equivalent basis in 1996 was $139.3 million, a $26.3 million increase from 1995. The increase was primarily due to a 17.3% increase in earning assets and a 26 basis point increase in the net interest margin. The increase in earning assets was due to eight bank acquisitions completed by the Company between the second quarter of 1995 and December 1996, and loan growth in existing markets. Net interest income on a tax equivalent basis in 1995 was $113.0 million, a $21.2 million increase from 1994. The increase was primarily due to a 20.2% increase in earning assets and a 11 basis point increase in the net interest margin. The increase was again driven by bank acquisitions completed by the Company and loan growth in existing markets.

    The net interest margin was 5.32%, 5.06% and 4.95% in 1996, 1995 and 1994, respectively. This increase in margin was due to a 29 basis point increase in the yield spread between 1995 and 1996, and a change in the mix of earning assets to higher-yielding loans. Average loans to average earning assets increased from 63.1% in 1994, to 69.3% in 1995, and 71.5% in 1996.

PROVISION FOR LOAN LOSSES
Annual fluctuations in the provision for loan losses result from management's regular assessment of the adequacy of the allowance for loan losses. The provision for loan losses for 1996 was $6.8 million, an increase of $4.1 million or 151.9%, from the $2.7 million provision during 1995. The increased loan loss provision was principally due to the Company's strong loan growth, and $1.8 million of additional provision recorded to integrate and conform the loan portfolio of Mountain Park's non-prime mortgage subsidiary to the Company's credit policy. The amount of the loan loss provision to be recorded in future periods will depend on management's assessment of the adequacy of the allowance for loan losses in relation to the entire loan portfolio. The provision for loan losses for 1995 was $2.7 million, an increase of $872,000, or 47.4% from the 1994 provision of $1.8 million.

NONINTEREST INCOME In addition to net interest income, the Company continues to expand noninterest income associated with the Company's community banking operations. The primary sources of noninterest income consist of service charges on deposit accounts, service fees on checking accounts, insurance commissions and fees for trust services. Management regularly weighs opportunities to increase noninterest income by considering the delivery of financial products and services in its markets.

    Noninterest income for 1996 was $27.4 million, an increase of $4.9 million, or 21.8%, from the $22.5 million earned in 1995. The increase was principally due to an increase in service charges on deposit accounts in 1996 to $12.3 million from the $10.1 million in 1995, an increase of $2.2 million, or 21.8%. The increase is attributed to $353,000 in service charges on deposit accounts at banks acquired during 1996 and $859,000 at banks acquired during 1995. Net investment security gains were $93,000 in 1996. The sales of securities, which resulted in gains due to liquidation of securities at a price in excess of the securities' adjusted book values, were made primarily to provide liquidity required by loan growth at subsidiary banks and to adjust portfolio duration.

    Noninterest income for 1995 was $22.5 million, an increase of $3.5 million, or 18.4%, from the $19.0 million earned in 1994. The increase was principally due to an increase in service charges on deposit accounts in 1995 from $8.5 million earned during 1994 to $10.1 million earned in 1995, an increase of $1.6 million, or 18.8%. Net investment security gains decreased to $52,000 in 1995.

NONINTEREST EXPENSE
Noninterest expenses consist of salaries and benefits, occupancy, equipment and other expenses such as legal and postage necessary for the operation of the Company. Management is committed to improving the quality of service while controlling such costs through improved efficiency and consolidation of certain activities to achieve economies of scale.

MANAGEMENT'S DISCUSSION AND ANALYSIS          Community First Bankshares, Inc.

    The following table presents the components of noninterest expense for the periods indicated:
-----------------------------------------------------------------------------
Years Ended December 31 (In thousands)              1996       1995     1994
-----------------------------------------------------------------------------

Salaries and employee benefits . . . . . . . .   $54,870    $42,796   $35,083
Net occupancy. . . . . . . . . . . . . . . . .    15,085     10,563     9,353
FDIC insurance . . . . . . . . . . . . . . . .       669      2,532     3,720
Legal and accounting . . . . . . . . . . . . .     1,989      1,311     1,403
Other professional service . . . . . . . . . .     1,892      2,700     2,054
Acquisition expenses . . . . . . . . . . . . .     2,928        768       908
Data processing and loan servicing fees. . . .     1,506      1,607       856
Permanent impairment of equity
    method investment. . . . . . . . . . . . .       940          -         -
Minority interest. . . . . . . . . . . . . . .       222        175       948
Intangibles. . . . . . . . . . . . . . . . . .     3,362      2,551     1,876
Other . . . . . . . .  . . . . . . . . . . . .    20,825     17,590    14,040
                                                 -------    -------    ------
  Total noninterest expense. . . . . . . . . .  $104,288    $82,593   $70,241
                                                 -------    -------    ------
                                                 -------    -------    ------
-----------------------------------------------------------------------------

      Noninterest expense increased $21.7 million to $104.3 million in 1996.
The increase was principally due to an increase in salaries and employee benefits, net occupancy expense, and acquisition and related expenses. The $12.1 million increase in salaries and employee benefits reflects $4.6 million in additional expenses related to acquisitions completed by the Company in 1995 and 1996. The $4.5 million increase in net occupancy is also due primarily to acquisitions completed by the Company. Legal and accounting fees increased $678,000, or 51.7%, from $1,311,000 to $1,989,000 during 1996. The Company incurred acquisition expenses of $2.9 million in 1996 in connection with the mergers with Mountain Parks and Financial Bancorp. These expenses relate to legal, accounting and other professional services expenses incurred to complete the mergers. In addition, the Company incurred noninterest expenses of $1.0 million to facilitate the integration of certain operating activities of Mountain Parks into those of the Company. During 1996, the Company recorded a $940,000 write-down in the value of its investment in an unconsolidated subsidiary, which is being divested to satisfy regulators' competitive issues related to the Mountain Parks merger. Intangible expense increased $811,000, or 31.8%, due to intangible assets, such as goodwill, noncompete agreements and insurance agency customer policy expirations recorded in connection with the Company's acquisitions. Other noninterest expense was $20.8 million, an increase of $3.2 million, or 18.2%, from $17.6 million in 1995. Federal Deposit Insurance Corporation ("FDIC") insurance expense decreased $1.9 million as a result of a reduction in the insurance assessment rate paid by most affiliate banks from a rate of $.23 per $100 to $.04 per $100 of qualifying deposits. This was partially offset by increased deposits obtained through 1996 and 1995 bank acquisitions and an increase in average deposits for 1996 to $2,383 million from $2,037 million in 1995, an increase of $346 million, or 17.0%.

  Noninterest expense for 1995 was $82.6 million, an increase of $12.4 million, or 17.7%, from the level of $70.2 million during 1994. The increase was principally due to an increase of $7.7 million, or 21.9%, in salaries and employee benefits, of which $4.1 million was due to the 1995 acquisitions and $712,000 was due to the banks acquired during 1994. Net occupancy expense increased $1.2 million to $10.6 million, $1.4 million due to 1995 and 1994 acquisitions. FDIC insurance expense decreased $1.2 million to $2.5 million as a result of a reduction in the insurance assessment rate paid by most affiliate banks effective July 1, 1995, from $.23 per $100 to $.04 per $100 of qualifying deposits. Acquisition expenses of $768,000 were incurred in 1995 in conjunction with the acquisitions of Minowa and First Community. Intangible expense increased $675,000, or 36.0%, due to the additional intangible assets recognized in connection with the Company's acquisitions. Other noninterest expense was $17.6 million, an increase of $3.6 million, or 25.7%, from $14.0 million during 1994. In January 1995, the Company consolidated certain of its bank subsidiaries. At the time of this consolidation, the level of minority interest was decreased. As a result, minority interest expense decreased by $773,000, or 81.5%, from $948,000 to $175,000 in 1995.

PROVISION FOR INCOME TAXES

The Company records a provision for income taxes currently payable and for taxes payable in the future because of differences in the timing of recognition of certain items for financial statement and income tax purposes. The effective income tax rate differs from the statutory rate primarily due to tax-exempt income from loans, and investments and state income taxes. The effective tax rate was 35.6%, 36.4%, and 38.1% for 1996, 1995, and 1994, respectively.

FINANCIAL CONDITION
--------------------------------------------------------------------------------

INVESTMENT OF FUNDS

LOANS
At December 31, 1996, total loans were $2.1 billion, an increase of $297 million, or 16.7%, from the December 31, 1995, level of $1.8 billion. A significant portion of this increase is attributable to in-market loan growth in the Company's existing markets. In addition, the purchase of three banking institutions in 1996 added $73 million in loans, while the Company's volume of purchased loan assets increased $10 million.

  The Company has continued to purchase commercial loan assets to enhance earning asset yield performance. Many of such loan assets have been originated by selected Midwestern regional banks and national leasing and finance companies with whom the Company has ongoing relationships. The Company's portfolio of purchased loan assets was $202 million at December 31, 1996, compared to $192 million at December 31, 1995. These assets are subject to the Company's standard credit guidelines, as well as specific requirements for such assets, and bear the credit risks attendant to commercial loans. It is anticipated that the purchased loan asset volume will increase during 1997.

MANAGEMENT'S DISCUSSION AND ANALYSIS           Community First Bankshares, Inc.


  The following table presents the Company's balance of each major category of loans at the dates indicated:

December 31                                                  1996                   1995                    1994
---------------------------------------------------------------------------------------------------------------
                                                      Percent                 Percent                  Percent
                                                     of Total                of Total                 of Total
(Dollars in thousands)                     Amount       Loans      Amount       Loans       Amount       Loans
---------------------------------------------------------------------------------------------------------------
Loan category:
   Real estate . . . . . . . . . .     $  871,432      42.22%    $744,477      42.13%    $544,809      40.96%
   Commercial. . . . . . . . . . .        624,456      30.25%     527,620      29.86%     397,869      29.91%
   Consumer and other. . . . . . .        346,139      16.77%     270,459      15.30%     225,256      16.93%
   Agricultural. . . . . . . . . .        222,081      10.76%     224,637      12.71%     162,212      12.20%
                                         --------      ------   ---------     -------   ---------     -------
Total loans. . . . . . . . . . . .      2,064,108     100.00%   1,767,193     100.00%   1,330,146     100.00%
                                                       -----                   -----                   ------
                                                       -----                   -----                   ------
Less allowance for loan losses . .        (26,215)                (22,712)                (17,333)
                                         --------               ---------               ----------
Total. . . . . . . . . . . . . . .     $2,037,893              $1,744,481              $1,312,813
                                       ----------              ----------              ----------
                                       ----------              ----------              ----------
                                                1993                     1992
---------------------------------------------------------------------------------------
                                                      Percent                 Percent
                                                     of Total                of Total
                                         Amount         Loans      Amount       Loans
---------------------------------------------------------------------------------------
Loan category:
   Real estate . . . . . . . . . .     $  403,716      38.91%    $305,851      37.59%
   Commercial. . . . . . . . . . .        316,565      30.51%     252,361      31.02%
   Consumer and other. . . . . . .        170,271      16.41%     138,139      16.98%
   Agricultural. . . . . . . . . .        147,114      14.18%     117,199      14.41%
                                         --------     -------    --------     -------
Total loans. . . . . . . . . . . .      1,037,666     100.00%     813,550     100.00%
                                                      -------                 -------
                                                      -------                 -------
Less allowance for loan losses . .        (14,332)                (11,196)
                                          -------                 -------
Total. . . . . . . . . . . . . . .     $1,023,334                $802,354
                                       ----------                --------
                                       ----------                --------

-----------------------------------------------------------------------------


GENERAL. The Company's loan mix remained relatively constant from 1995 to 1996. Real estate loans continued to be the largest category of loans, representing 42.2% of the total loan portfolio.

REAL ESTATE LOANS. A significant portion of the Company's real estate loan portfolio consists of residential real estate first mortgages that have been underwritten and documented to meet secondary mortgage requirements. Substantially all of the Company's real estate loans are based in the Company's primary market area. As of December 31, 1996, $372 million, or 42.7%, of the Company's real estate loan portfolio consisted of residential real estate loans, $118 million, or 13.5%, were secured by farmland, $247 million, or 28.4%, represented commercial and other real estate loans and $134 million, or 15.4%, represented construction loans.

    During 1996, in connection with the acquisition of Mountain Parks, the Company acquired a residential mortgage subsidiary that specializes in providing mortgage credit to borrowers with blemished or derogatory credit histories. Loans made by this subsidiary are secured primarily by residential real estate but, in some instances, may not have funded the original purchase of such real estate. Although it is the Company's intent to obtain higher collateral than it obtains with its conventional residential real estate loans, these loans inherently represent a higher level of credit risk. At December 31, 1996, the Company had $63.5 million of loans originated by this subsidiary, of which $4.6 million were considered non-performing at that date.

COMMERCIAL LOANS. Loans in this category include loans to retail, wholesale, manufacturing and service businesses, including agricultural service businesses and the Company's purchased loan asset portfolio. Commercial loans are underwritten based on the financial strength and repayment ability of the borrower, as well as the collateral securing the loans.

CONSUMER AND OTHER LOANS. Loans classified as consumer and other loans include automobile, personal loans, consumer lines of credit and overdrafts. The consumer loan portfolio also includes dealer-generated installment contracts for consumer goods, including automobiles and major home appliances. The majority of these indirect loans are installment loans with fixed interest rates.

AGRICULTURAL LOANS. Agricultural loans are made principally to farmers and ranchers. The Company provides short-term credit for operating loans and intermediate-term loans for machinery purchases and other improvements.

INVESTMENTS
Management augments the quality of the loan portfolio by maintaining a high quality investment portfolio oriented toward U.S. Treasury, U.S. Government agency and government guaranteed mortgage-backed securities. The investment portfolio also provides the opportunity to structure maturities and repricing timetables in a flexible manner and to meet applicable requirements for pledging securities, which are principally adjustable rate, and collateralized mortgage obligations, which are primarily floating rate securities, as tools in managing its interest rate exposure and enhancing its net interest margin.

MANAGEMENT'S DISCUSSION AND ANALYSIS           Community First Bankshares, Inc.

     The following table sets forth the composition of the Company's held-to-maturity securities portfolio at amortized cost as of the dates indicated:



                                                       Book Value at December 31
--------------------------------------------------------------------------------
(In thousands)                                 1996        1995          1994
--------------------------------------------------------------------------------

U.S. Treasury. . . . . . . . . . . . .      $      -    $      -      $72,519
U.S. Government agencies . . . . . . .           879       3,318       44,957
Mortgage-backed securities . . . . . .        86,506     106,429      185,753
Collateralized mortgage obligations. .             -           -       22,811
State and political securities . . . .        56,694      55,267       43,672
Other securities . . . . . . . . . . .        78,269      65,806       12,163
                                            --------     -------     --------
Total. . . . . . . . . . . . . . . . .      $222,348    $230,820     $381,875
                                            --------     -------     --------
                                            --------     -------     --------
-------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
HELD-TO-MATURITY SECURITIES                                          At December 31, 1996, Maturing in
----------------------------------------------------------------------------------------------------------------------------------
                                                            Over One Year       Over 5 Years
                                    One Year or Less      Through 5 Years   Through 10 Years      Over 10 Years              Total
----------------------------------------------------------------------------------------------------------------------------------
                                            Weighted             Weighted           Weighted            Weighted          Weighted
(Dollars in thousands)               Amount  Yield(1)   Amount   Yield(1)   Amount   Yield(1)   Amount   Yield(1)  Amount  Yield(1)
----------------------------------------------------------------------------------------------------------------------------------
U.S. Government agencies . . . . .  $    -       -     $    90      7.63%   $    -         -     $  789   6.94%   $    879   7.01%
Mortgage-backed securities . . . .   1,088   7.97%       9,197      6.96%    40,559    6.10%     35,662   6.51%     86,506   6.38%
State and political securities . .   6,122   7.10%      11,728      7.38%    19,908    8.05%     18,936   8.24%     56,694   7.87%
Other. . . . . . . . . . . . . . .       -       -           -          -         -        -     78,269   7.37%     78,269   7.37%
                                    ------   -----     -------      -----   -------    -----   --------   -----   --------   -----
Total. . . . . . . . . . . . . . .  $7,210   7.23%     $21,015      7.20%   $60,467    6.74%   $133,656   7.26%   $222,348   7.11%
                                    ------   -----     -------     -----    -------    -----   --------   -----   --------   -----
                                    ------   -----     -------     -----    -------    -----   --------   -----   --------   -----
----------------------------------------------------------------------------------------------------------------------------------

(1) Interest yields on investments are presented on a tax equivalent basis to reflect the tax exempt nature of current assets.
    Yields are based on a 35% incremental tax rate and a 3.75% cost of funds.

    The following table sets forth the composition of the Company's available-for-sale securities portfolio at estimated fair value as of the dates indicated:


                                                Book Value at December 31
-----------------------------------------------------------------------------
(In thousands)                                 1996         1995        1994
-----------------------------------------------------------------------------
U.S. Treasury. . . . . . . . . . . . .      $120,193    $154,508      $90,028
U.S. Government agencies . . . . . . .        85,311     121,588       33,353
Mortgage-backed securities . . . . . .       236,833     143,359       85,748
Collateralized mortgage obligations. .        43,259      58,053       14,361
State and political securities . . . .        15,122       1,443            -
Other  . . . . . . . . . . . . . . . .         6,170       7,571        7,874
                                             -------     -------     --------
Total. . . . . . . . . . . . . . . . .      $506,888    $486,522     $231,364
                                             -------     -------     --------
                                             -------     -------     --------
-----------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
AVAILABLE-FOR-SALE SECURITIES                                             At December 31, 1996, Maturing in
-----------------------------------------------------------------------------------------------------------------------------------
                                                              Over One Year       Over 5 Years
                                      One Year or Less     Through 5 Years   Through 10 Years        Over 10 Years            Total
-----------------------------------------------------------------------------------------------------------------------------------
                                                Weighted          Weighted           Weighted             Weighted         Weighted
(Dollars in thousands)                 Amount   Yield(1)  Amount  Yield(1)  Amount    Yield(1)  Amount   Yield(1)  Amount  Yield(1)
-----------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury  . . . . . . . . . . .  $28,586   6.12%   $ 91,607    6.04%   $     -        -   $      -       -   $120,193  6.06%
U.S. Government agencies . . . . . .   13,187   6.56%     52,153    5.95%    18,994    7.04%        977    7.21%    85,311  6.30%
Mortgage-backed securities . . . . .    1,811   6.73%     10,840    6.31%     8,394    7.28%    215,788    6.75%   236,833  6.75%
Collateralized mortgage obligations.    5,436   5.39%     27,209    6.29%     4,933    6.11%      5,681    6.07%    43,259  6.13%
Municipal Bonds. . . . . . . . . . .    2,456   9.13%      4,393    6.83%     1,710    8.80%      6,563    6.74%    15,122  7.39%
Other. . . . . . . . . . . . . . . .    1,514   7.03%      3,072    8.25%       219    5.97%      1,365    6.22%     6,170  7.42%
                                      -------   -----   --------    -----    ------    -----   --------    -----  --------  -----
Total. . . . . . . . . . . . . . . .  $52,990   6.34%   $189,274    6.12%   $34,250    7.05%   $230,374    6.73%  $506,888  6.48%
                                      -------   -----   --------    -----    ------    -----   --------    -----  --------  -----
                                      -------   -----   --------    -----    ------    -----   --------    -----  --------  -----
-----------------------------------------------------------------------------------------------------------------------------------

(1)Interest yields on investments are presented on a tax equivalent basis to reflect the tax exempt nature of current assets.
   Yields are based on a 35% incremental tax rate and a 3.75% cost of funds.

MANAGEMENT'S DISCUSSION AND ANALYSIS           Community First Bankshares, Inc.

    The Company's investments, including available-for-sale and held-to-maturity securities, increased $12 million, or 1.7%, to $729 million at December 31, 1996, from $717 million at December 31, 1995. This increase was due to the addition of $46 million of securities obtained through 1996 bank acquisitions and offset by maturing securities which were not replaced, in response to loan demand. At December 31, 1996, the Company's investments represented 23.4% of total assets, compared to 25.9% at December 31, 1995.

CREDIT EXPERIENCE

The Company's lending activities are guided by the general loan policy established by the Board of Directors. The Senior Credit Committee of the Company has established loan approval limits for each region of the Company and each subsidiary bank. The limits established for each bank range from $75,000 to $250,000 per borrower (except for the Fargo bank, which has a $750,000 limit per borrower). However, renewals of any criticized or classified loans have a limit of $25,000. Amounts in excess of the individual bank lending authority are presented to the regional credit officers. The regional credit officers for Colorado, Iowa, Minnesota, Nebraska, Wisconsin and the Dakotas have lending authority of $750,000 per nonclassified borrower when a second regional credit officer or the respective regional managing officer concurs. Loans above $1,500,000 per nonclassified borrower and $250,000 per classified borrower are presented to the Senior Credit Committee for approval.

    Although the Company has a diversified loan portfolio, the economic health of the Company's primary trade area and the ability of many of the bank's borrowers to repay their loans (including real estate and commercial loans, as well as agricultural loans) is dependent to a large extent on the health of the agricultural sector of the economy. The Company has identified and implemented strategies to deal with these factors, including an emphasis on quality local loan growth and the diversification and performance of its earning asset portfolios.

NONPERFORMING ASSETS

The Company follows regulatory guidelines with respect to classifying loans on a nonaccrual basis. Loans are placed on nonaccrual when they become past due over 90 days or when the collection of interest or principal is considered unlikely. The Company does not return a loan to accrual status until it is brought current with respect to both principal and interest and future principal payments are no longer in doubt. When a loan is placed on nonaccrual status, any previously accrued and uncollected interest is reversed. Interest income of $671,000 on nonaccrual loans would have been recorded during 1996 if the loans had been current in accordance with their original terms. During 1996, the Company recorded interest income of $176,000 related to loans that were on nonaccrual status as of December 31, 1996.

    The Company considers nonperforming assets to include all nonaccrual loans, restructured loans defined as troubled debt restructurings under SFAS No. 15 and other real estate owned ("OREO").

    Nonperforming assets of the Company are summarized in the following table:

-----------------------------------------------------------------------------------------------------------------------------------
    December 31, (Dollars in thousands)                                 1996          1995        1994         1993         1992
-----------------------------------------------------------------------------------------------------------------------------------
Loans:
    Nonaccrual loans . . . . . . . . . . . . . . . . . . . . .     $   12,796    $    3,252  $    3,087    $    3,742  $    4,395
    Restructured loans . . . . . . . . . . . . . . . . . . . .            267           483         140         1,100         602
                                                                    ---------     ---------     ---------   ---------     ---------
    Nonperforming loans. . . . . . . . . . . . . . . . . . . .         13,063         3,735       3,227         4,842       4,997
OREO                                                                    1,426         1,701       1,265         1,622       4,210
                                                                    ---------     ---------     ---------   ---------     ---------
    Nonperforming assets . . . . . . . . . . . . . . . . . . .     $   14,489    $    5,436  $    4,492    $    6,464  $    9,207
                                                                    ---------     ---------     ---------   ---------     ---------
                                                                    ---------     ---------     ---------   ---------     ---------
Loans 90 days or more past due but still accruing. . . . . . .     $    1,956          $779        $722          $761  $    1,228
                                                                    ---------     ---------     ---------   ---------     ---------
                                                                    ---------     ---------     ---------   ---------     ---------
Nonperforming loans as a percentage of total loans . . . . . .           0.63%         0.21%       0.24%         0.47%       0.61%
Nonperforming assets as a percentage of total assets . . . . .           0.46%         0.20%       0.21%         0.34%       0.58%
Nonperforming assets as a percentage of total loans and OREO .           0.70%         0.31%       0.34%         0.62%       1.13%
Total loans. . . . . . . . . . . . . . . . . . . . . . . . . .     $2,064,108    $1,767,193  $1,330,146    $1,037,666  $  813,550
Total assets . . . . . . . . . . . . . . . . . . . . . . . . .     $3,116,398    $2,769,976  $2,130,619    $1,883,794  $1,576,275
-----------------------------------------------------------------------------------------------------------------------------------

    Nonperforming assets were $14.5 million at December 31, 1996, an increase of $9.1 million, or 168.5% from $5.4 million at December 31, 1995. Nonperforming loans increased by $9.3 million due principally to an increase in nonaccrual loans at the former Mountain Parks Bank of $7.6 million, including $4.6 million in the specialty lending area. The Company expects the volume of loans originated in its specialty lending area to grow during 1997. However, it is expected that modifications to the underwriting standards and the use of secondary market facilities will enable the Company to improve credit quality and transfer a substantial amount of risk associated with these credits to other investors, thereby reducing the relative levels of nonperforming assets in this area.

    OREO decreased from $1,701,000 at December 31, 1995, to $1,426,000 at December 31, 1996, a decrease of $275,000, or 16.2%. The ratio of nonperforming assets to total assets at December 31, 1996, was .46%, compared to .20% at December 31, 1995.

    Nonperforming assets were $5.4 million at December 31, 1995, a decrease of $944,000, or 21.0%, from $4.5 million at December 31, 1994. Nonperforming loans increased by $508,000, resulting principally from a $343,000 increase in restructured loans. OREO increased $436,000, or 34.5%, from $1.3 million at December 31, 1994, to $1.7 million at December 31, 1995. The ratio of nonperforming assets to total assets at December 31, 1995, was .20%, compared to
 .21% at December 31, 1994.

MANAGEMENT'S DISCUSSION AND ANALYSIS            Community First Bankshares, Inc.


ALLOWANCE FOR LOAN LOSSES
The current level of the allowance for loan losses is a result of management's assessment of the risks within the portfolio based on the information revealed in credit reporting processes. The Company utilizes a risk-rating system on all loans, including purchased loans, and a monthly credit review and reporting process that results in the calculation of the guidelines reserves based on the risk within the portfolio. This assessment of risk takes into account the composition of the loan portfolio, previous loan experience, current economic conditions and other factors that, in managements' judgment, deserve recognition. Regulators have reviewed the Company's methodology for determining allowance requirements and have made no recommendations for increases in the allowances during the five-year period ended December 31, 1996.

    The Company has historically maintained a positive variance from the minimum estimated allowance for loan losses based on the analyses that are conducted by bank management and corporate credit personnel. Management has reviewed the allocations in the various classifications of loans and believes the allowance was adequate at all times during the five-year period ended December 31, 1996.

    The following table sets forth the Company's allowance for loan losses as of the dates indicated:

-------------------------------------------------------------------------------------------------------------
    December 31, (Dollars in thousands)               1996         1995        1994        1993         1992
-------------------------------------------------------------------------------------------------------------
Balance at beginning of year . . . . . . . . .   $   22,712   $   17,333   $   14,332  $   11,196    $ 10,502
Allowance of acquired companies. . . . . . . .          784        5,230        1,153       1,714         724
Charge-offs:
  Real estate. . . . . . . . . . . . . . . . .        1,087          303          109         303         691
  Commercial . . . . . . . . . . . . . . . . .        1,176        1,285          484         617       1,514
  Consumer and other . . . . . . . . . . . . .        2,265        1,502          584         461         714
  Agricultural . . . . . . . . . . . . . . . .          443          373           38          58          88
                                                      ------      ------       ------      ------      ------
  Total charge-offs. . . . . . . . . . . . . .        4,971        3,463        1,215       1,439       3,007
Recoveries:
  Real estate. . . . . . . . . . . . . . . . .          269           63          549         162          69
  Commercial . . . . . . . . . . . . . . . . .          225          245          247         325         221
  Consumer and other . . . . . . . . . . . . .          361          536          218         188         227
  Agricultural . . . . . . . . . . . . . . . .           78           57          210          37          27
                                                      ------      ------       ------      ------      ------
  Total recoveries . . . . . . . . . . . . . .          933          901        1,224         712         544
                                                      ------      ------       ------      ------      ------
Net charge-offs. . . . . . . . . . . . . . . .        4,038        2,562           (9)        727       2,463
Provision charged to operations. . . . . . . .        6,757        2,711        1,839       2,149       2,433
                                                      ------      ------       ------      ------      ------
Balance at end of year . . . . . . . . . . . .   $   26,215   $   22,712   $   17,333  $   14,332    $ 11,196
                                                      ------      ------       ------      ------      ------
                                                      ------      ------       ------      ------      ------
Allowance as a percentage of total loans . . .         1.27%        1.29%        1.30%       1.38%       1.38%
Net charge-offs to average loans outstanding .         0.22%        0.17%       -0.00%       0.08%       0.33%
Total loans. . . . . . . . . . . . . . . . . .   $2,064,108   $1,767,193   $1,330,146  $1,037,666    $813,550
Average loans. . . . . . . . . . . . . . . . .   $1,873,073   $1,545,497   $1,171,925  $  909,890    $745,984
-------------------------------------------------------------------------------------------------------------

    At December 31, 1996, the allowance for loan losses was $26.2 million, an increase of $3.5 million from the December 31, 1995, level of $22.7 million. The Company's 1996 acquisitions accounted for $784,000 of the increase, with the remaining increase due to maintaining an adequate reserve in recognition of the Company's loan growth during 1996. At December 31, 1996, the allowance for loan losses as a percentage of total loans was 1.27%, as compared to 1.29% at December 31, 1995. This decrease is attributed to strong loan growth and improvement in loan portfolio credit quality at the Company's bank subsidiaries.

    At December 31, 1995, the allowance for loan losses was $22.7 million, an increase of $5.4 million from the December 31, 1994, level of $17.3 million. The Company's 1995 acquisitions accounted for $5.2 million of the increase, with the remaining increase due to maintaining an adequate reserve in recognition of the Company's loan growth and the increase in net charge-offs during 1995. At December 31, 1995, the allowance for loan losses as a percentage of total loans was 1.29%, as compared to 1.30% at December 31, 1994.

    During 1996, net charge-offs were $4.0 million, an increase of $1.4 million from the $2.6 million during 1995. The increase included an increase of $938,000 in consumer and other loan net charge-offs and a $578,000 increase in real estate loan net charge-offs. The Company's provision for loan loss increased from $2.7 million in 1995 to $6.8 million in 1996.

    During 1995, net charge-offs were $2.6 million, an increase of $2.6 million from the net recoveries of $9,000 in 1994. The principal causes for the increase were the increase of real estate net charge-offs of $680,000; the increase in commercial net charge-offs of $803,000; the increase in agricultural net charge-offs of $488,000; and an increase in Consumer and other net charge-offs of $603,000. The Company's provision for loan loss was $2.7 million in 1995 and $1.8 million in 1994.

    The following table sets forth the allocation of the allowance for loan losses to various loan categories, as well as the allocation as a percentage of loans outstanding in each category, as of the dates indicated:

                                                                                     Allowance as a Percent of Loans Outstanding
                                   Allowance for Loan Losses at December 31,                  by Category at December 31,
-----------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)            1996      1995      1994      1993      1992      1996      1995       1994      1993      1992
-----------------------------------------------------------------------------------------------------------------------------------
Real estate. . . . . . . . .    $ 4,059   $ 4,208   $ 3,252   $ 2,801   $ 2,235      0.47%      .57%     0.60%     0.69%     0.73%
Commercial . . . . . . . . .      4,781     4,400     3,605     3,509     2,858      0.77%      .83%     0.91%     1.11%     1.13%
Consumer and other . . . . .      1,997     1,690     1,614     1,346     1,031      0.58%      .62%     0.72%     0.79%     0.75%
Agricultural . . . . . . . .      2,056     1,615     1,737     1,529     1,245      0.93%      .72%     1.07%     1.04%     1.06%
                                -------   -------   -------   -------   -------     ------    ------    ------    ------    ------
Total Allocated Allowance. .     12,893    11,913    10,208     9,185     7,369      0.62%     0.67%     0.77%     0.89%     0.91%
Total Unallocated Allowance.     13,322    10,799     7,125     5,147     3,827      0.65%     0.62%     0.53%     0.49%     0.47%
                                -------   -------   -------   -------   -------     ------    ------    ------    ------    ------
Total Allowance. . . . . . .    $26,215   $22,712   $17,333   $14,332   $11,196      1.27%     1.29%     1.30%     1.38%     1.38%
                                -------   -------   -------   -------   -------     ------    ------    ------    ------    ------
                                -------   -------   -------   -------   -------     ------    ------    ------    ------    ------

SOURCE OF FUNDS

DEPOSITS

The Company's major source of funds is provided by core deposits from individuals, businesses and local government units. Core deposits consist of all noninterest-bearing deposits, interest-bearing savings and checking accounts and time deposits of less than $100,000.

    The following table sets forth a summary of the deposits of the Company at the dates indicated:

--------------------------------------------------------------------------------
    December 31, (In thousands)                   1996         1995        1994
--------------------------------------------------------------------------------
Noninterest-bearing. . . . . . . . . . . .  $  431,078  $   398,314  $  315,667
Interest-bearing:
  Savings and checking accounts. . . . . .     964,829   $   73,025     699,412
  Time accounts less than $100,000 . . . .     907,658   $   85,857     664,434
  Time accounts greater than $100,000. . .     233,875      202,520     115,052
                                            ----------   ----------  ----------
Total deposits . . . . . . . . . . . . . .  $2,537,440   $2,359,716  $1,794,565
                                            ----------   ----------  ----------
                                            ----------   ----------  ----------

  Total deposits at December 31, 1996, were $2,537 million, an increase of $177 million, or 7.5%, from $2,360 million at December 31, 1995. The Company's core deposits as a percentage of total deposits were 90.8% and 91.8% as of December 31, 1996, and December 31, 1995, respectively. The increase in total deposits was primarily due to the 1996 bank acquisitions, with aggregate total deposits of $128 million as of the respective acquisition dates.

  At December 31, 1996, $234 million, or 9.2% of total deposits were in time accounts greater than $100,000. The increase of $31 million, or 15.3%, from $203 million at December 31, 1995, was due to $20 million of deposits obtained through the institutions acquired during 1996. Management believes virtually all the deposits in excess of $100,000 are with persons or entities that hold other deposit relationships with the banks. Maturities of deposits in excess of $100,000 at December 31, 1996, were (in thousands):

Maturing in less than three months...... $  112,912
Maturing in three to six months.........     49,882
Maturing in six to twelve months........     46,117
Maturing in over twelve months..........     24,964
                                         ----------
Total deposits in excess of $100,000.... $  233,875
                                         ----------
                                         ----------

  In addition to the availability of core deposits, management has determined it may, in the future employ a brokered deposit program in an effort to attract lower cost sources of funds. The Company intends to continue to expand its core deposit base through acquisitions.

MANAGEMENT'S DISCUSSION AND ANALYSIS           Community First Bankshares, Inc.


SHORT-TERM BORROWINGS

Short-term borrowings include securities sold under agreements to repurchase, commercial paper, Federal Home Loan Bank advances and federal funds purchased. These funds are used to fund the growth in loans and securities and manage the Company's rate sensitivity risk. They are subject to short-term price swings as the Company's needs change or the overall market rates for short-term investment funds change.

     The Company's subsidiary banks had arrangements with the Federal Home Loan Bank that provide for borrowing up to $233 million. As of December 31, 1996, $4,829,000 long-term and $152,000,000 short-term advances were outstanding. The Company also had a $14 million balance outstanding on its $15 million short-term commercial paper arrangement at December 31, 1996. The $157 million increase in short-term borrowings from December 31, 1995, is due to strong loan demand at the Company's bank subsidiaries and reflects a transfer of long-term debt to lower rate short-term borrowing facilities.

     The following table sets forth a summary of the short-term borrowings of the Company during 1996, 1995 and 1994, and as of the end of each such period:

--------------------------------------------------------------------------------------------------------
                                                             Average       Maximum   Weighted    Average
                                                               Daily   Outstanding    Average   Interest
                                           Outstanding        Amount        at any   Interest    Rate at
(Dollars in thousands)                     at Year-End   Outstanding     Month-End       Rate   Year-End
--------------------------------------------------------------------------------------------------------
1996
Federal funds purchased and securities
  sold under agreements to repurchase. . .   $  78,369     $  56,356     $  83,451      4.75%      5.55%
Commercial paper . . . . . . . . . . . . .      14,062        12,643        14,965      5.72%      5.63%
FHLB advances. . . . . . . . . . . . . . .     152,000        96,130       182,000      5.91%      6.30%
Other. . . . . . . . . . . . . . . . . . .       3,203         3,182         4,140      5.58%      5.95%
                                             ---------     ---------
     Total . . . . . . . . . . . . . . . .   $ 247,634     $ 168,311     $ 272,895      5.49%      6.01%
                                             ---------     ---------
                                             ---------     ---------

1995
Federal funds purchased and securities
  sold under agreements to repurchase. . .   $  50,102     $  67,421     $ 100,627      5.59%      4.69%
Commercial paper . . . . . . . . . . . . .      10,000         6,352        10,000      6.11%      5.91%
FHLB advances. . . . . . . . . . . . . . .      28,775        36,345        61,975      6.07%      5.88%
Other. . . . . . . . . . . . . . . . . . .       2,004         1,666         2,917      5.70%      6.05%
                                             ---------     ---------
     Total . . . . . . . . . . . . . . . .   $  90,881     $ 111,784     $ 152,523      5.78%      5.23%
                                             ---------     ---------
                                             ---------     ---------

1994
Federal funds purchased and securities
  sold under agreements to repurchase. . .   $  74,319     $  65,123     $  95,854      4.51%      4.99%
Commercial paper . . . . . . . . . . . . .           -         1,231         4,988      3.86%         -
FHLB advances. . . . . . . . . . . . . . .      38,400        13,000        44,084      5.22%      6.07%
Other. . . . . . . . . . . . . . . . . . .         750         4,209         4,822      3.90%      5.35%
                                             ---------     ---------
     Total . . . . . . . . . . . . . . . .   $ 113,469     $  83,563     $ 130,491      4.58%      5.36%
                                             ---------     ---------
                                             ---------     ---------
--------------------------------------------------------------------------------------------------------

LONG TERM DEBT

Long-term debt of the Company was $47 million as of December 31, 1996, and $81 million as of December 31, 1995. Long-term debt includes $23 million of unsecured subordinated notes issued in April 1993 and $12 million of exchangeable subordinated notes maturing August 15, 2005. The decrease in long-term debt reflects a transfer to lower rate short-term borrowings.

     On February 28, 1997, the Company issued notice of redemption to the holders of its $23 million in aggregate principal amount of 7.75% Subordinated Notes due 2000 (the "7.75% Notes"). The 7.75% Notes will be redeemed at par plus accrued interest.

SHAREHOLDERS' EQUITY

Total shareholders' equity increased $40.6 million, or 19.9%, to $244.6 million at December 31, 1996, from $204.0 million at December 31, 1995, as a result of the retention of a majority of earnings, the conversion of debentures and the issuance of common stock. During 1996 the equivalent of 842,253 shares of common stock were issued resulting in an increase in shareholders' equity of $15.0 million.

     In 1996, the Company increased the number of authorized common shares from 20,000,000 to 30,000,000. The number of authorized preferred shares remained at 2,000,000. The increases are expected to provide the Company greater ability to utilize common and preferred stock in connection with raising additional capital, expanding its business through acquisitions and other general purposes.

     On February 28, 1997, the Company issued notice of redemption to the holders of its Depositary Shares, which represent ownership of one-quarter share of 7% Cumulative Convertible Preferred Stock (approximately $23 million in stated value). The redemption price is $26.40 (plus accrued and unpaid dividends) for each Depositary Share with a stated value of $25.00 per share. Holders of the Depositary Shares have the right to convert their investment into Common Stock, prior to redemption, at a rate of 1.569 shares of Common Stock for each Depositary Share. The Company expects that virtually all of such holders will elect to convert prior to redemption, which would result in the issuance of up to approximately 1,443,000 shares of Common Stock.

MANAGEMENT'S DISCUSSION AND ANALYSIS            Community First Bankshares, Inc.


ASSET/LIABILITY MANAGEMENT
--------------------------------------------------------------------------------

LIQUIDITY MANAGEMENT

Liquidity management is an effort of management to provide a continuing flow of funds to meet its financial commitments, customer borrowings needs and deposit withdrawal requirements. The liquidity position of the Company and its subsidiary banks is monitored by the Asset/Liability Management Committee of the Company. The largest category of assets representing a ready source of liquidity for the Company is its short-term financial instruments, which include federal funds sold, interest-bearing deposits at other financial institutions, U.S. Treasury securities and other securities maturing within one year. Liquidity is also provided through the regularly scheduled maturities of assets. The investment portfolio contains a number of high quality issues with varying maturities and regular principal payments. Maturities in the loan portfolio also provide a steady flow of funds, and strict adherence to the credit policies of the Company helps ensure the collectibility of these loans. The liquidity position of the Company is also greatly enhanced by its significant base of core deposits.

      The liquidity ratio is one measure of a bank's ability to meet its current obligations and is defined as the percentage of liquid assets to deposits. Liquid assets include cash and due from banks, unpledged investment securities with maturities of less than one year and federal funds sold. At year-end 1996, 1995 and 1994, the liquidity ratio was 7.77%, 8.96% and 7.37%, respectively. The level of loans maturing within one year greatly added to the Company's liquidity position in 1996. Including loans maturing within one year, the liquidity ratio was 34.41%, 40.23% and 34.57%, respectively, for the same periods.

     The Company has a revolving line of credit with its primary lender, which provides for borrowing up to $26 million. This line would be utilized to finance acquisitions which may be completed in 1997. The balance outstanding on this line of credit at December 31, 1996, was $4.1 million.

     The Company also maintains available lines of federal funds borrowings, as well as seasonal borrowing privileges, at the Federal Reserve Bank of Minneapolis. The Company's subsidiary banks have the ability to borrow an aggregate of $108 million in federal funds from eight nonaffiliated financial institutions.

     Additionally, most of the Company's subsidiary banks have joined the Federal Home Loan Bank ("FHLB") System. As part of membership, the Company's subsidiary banks purchased a modest amount of stock of FHLB and obtained advance lines of credit which represent an aggregate of $233 million in additional funding capacity.

INTEREST RATE SENSITIVITY

Interest rate sensitivity indicates the exposure of a financial institution's earnings to future fluctuations in interest rates. Management of interest rate sensitivity is accomplished through the composition of loans and investments and by adjusting the maturities on earning assets and interest-bearing liabilities. Rate sensitivity and liquidity are related since both are affected by maturing assets and liabilities. However, interest rate sensitivity also takes into consideration those assets and liabilities with interest rates that are subject to change prior to maturity.

     The Company's Asset and Liability Management Committee ("ALCO") attempts to structure the Company's balance sheet to provide for an approximately equal amount of rate sensitive assets and rate sensitive liabilities. In addition to facilitating liquidity needs, this strategy assists management in maintaining relative stability in net interest income despite unexpected fluctuations in interest rates. ALCO uses three methods for measuring and managing interest rate risk: Interest Rate Sensitivity Analysis, Net Interest Income Simulation Modeling, Equity Fair Value Modeling.

INTEREST RATE SENSITIVITY ANALYSIS - Management performs an Interest Rate Sensitivity Analysis which represents a point in time net position of assets, liabilities and off-balance sheet instruments subject to repricing in specified time periods. Guidelines established by ALCO, and approved by the Company's Board of Directors, limit the impact on net interest income to five percent given a 100 basis point change in interest rates over one year. However, management believes Interest Rate Sensitivity Analysis alone does not accurately measure the magnitude of changes in net interest income since changes in interest rate do not impact all categories of assets, liabilities and off-balance sheet instruments equally or simultaneously. A summary of the Interest Rate Sensitivity Analysis is presented on page 26.

NET INTEREST INCOME SIMULATION MODELING - Net Interest Income Simulation Modeling allows management to analyze the impact of short-term (less than 12 months) interest rate fluctuations using projected balance sheet information. The balance sheet changes are based on forecasted repayments of loans and securities, growth in loans and deposits, and historical pricing spreads. Management uses the model to simulate the impact of immediate and longer-term shifts in the yield curve. The results of these models are reviewed by ALCO and used to develop the Company's strategies. Guidelines established by ALCO limit the impact on net interest income to five percent given a 100 basis point change in interest rates. As of December 31, 1996, the impact of such a change in interest rate would be approximately 1.24 percent.

EQUITY FAIR VALUE MODELING - Because Net Interest Income Simulation Modeling is dependent on accurate forecasts, its usefulness is limited to periods exceeding two years. As a result, the Company uses the Equity Fair Value Modeling to measure long-term interest rate exposure. The method estimates the impact of interest rate changes on the estimated discounted future cash flows of the Company's current assets, liabilities, and off-balance sheet instruments. Guidelines established by ALCO limit the change in fair value to 15 percent given a 100 basis point change in interest rates. As of December 31, 1996, the impact of such a change in interest rate would be approximately 6.85 percent.

     Based on each of these methods of measuring interest rate risk, management believes the Company is slightly asset sensitive as of December 31, 1996.

     The Company does not engage in the speculative use of derivative financial instruments.

MANAGEMENT'S DISCUSSION AND ANALYSIS            Community First Bankshares, Inc.


     The following table sets forth the Company's interest rate sensitivity analysis by contractual repricing or maturity at December 31, 1996:

                                                        Repricing or Maturing in
-----------------------------------------------------------------------------------------------
                                               1 Year        Over 1        Over 5
(In thousands)                                or Less    to 5 Years         Years         Total
-----------------------------------------------------------------------------------------------
Rate sensitive assets:
  Loans. . . . . . . . . . . . . . . . .  $ 1,100,161   $   818,947   $   145,000   $ 2,064,108
  Held-to-maturity securities. . . . . .       81,583        20,764       120,001       222,348
  Available-for-sale securities. . . . .      164,572       247,520        94,796       506,888
  Other interest-bearing assets. . . . .        7,100            98             -         7,198
                                          -----------   -----------   -----------   -----------
  Total rate sensitive assets. . . . . .  $ 1,353,416   $ 1,087,329   $   359,797   $ 2,800,542
                                          -----------   -----------   -----------   -----------
                                          -----------   -----------   -----------   -----------
Rate sensitive liabilities:
  Savings deposits and
  Interest-bearing checking. . . . . . .  $   964,829   $         -   $         -   $   964,829
  Time deposits. . . . . . . . . . . . .      901,798       239,065           670     1,141,533
  Short-term borrowings. . . . . . . . .      248,065           273             -       248,338
  Long-term borrowings . . . . . . . . .          534        33,222        15,648        49,404
                                          -----------   -----------   -----------   -----------
  Total rate sensitive liabilities . . .  $ 2,115,226   $   272,560   $    16,318   $ 2,404,104
                                          -----------   -----------   -----------   -----------
                                          -----------   -----------   -----------   -----------

Rate sensitive gap . . . . . . . . . . .  $  (761,810)  $   814,769   $   343,479   $   396,438
Cumulative rate sensitive gap. . . . . .  $  (761,810)  $    52,959   $   396,438   $   396,438
-----------------------------------------------------------------------------------------------

     The following sets forth the Company's interest rate sensitivity analysis at December 31, 1996, with respect to the individual categories of loans and provides separate analyses with respect to fixed interest rate loans and floating interest rate loans:

                                                       Repricing or Maturing in
-----------------------------------------------------------------------------------------------
                                               1 Year        Over 1        Over 5
(In thousands)                                or Less    to 5 Years         Years         Total
-----------------------------------------------------------------------------------------------
Loan category:
  Real estate. . . . . . . . . . . . . .  $   450,660   $   355,283   $    65,489   $   871,432
  Agricultural . . . . . . . . . . . . .      178,170        40,320         3,591       222,081
  Commercial . . . . . . . . . . . . . .      418,166       166,713        39,577       624,456
  Consumer and other . . . . . . . . . .       53,165       256,631        36,343       346,139
                                          -----------   -----------   -----------   -----------
  Total loans. . . . . . . . . . . . . .  $ 1,100,161   $   818,947   $   145,000   $ 2,064,108
                                          -----------   -----------   -----------   -----------
                                          -----------   -----------   -----------   -----------

Fixed interest rate loans. . . . . . . .  $   369,102   $   724,360   $   141,895   $ 1,235,357
Floating interest rate loans . . . . . .      731,059        94,587         3,105       828,751
                                          -----------   -----------   -----------   -----------
  Total loans. . . . . . . . . . . . . .  $ 1,100,161   $   818,947   $   145,000   $ 2,064,108
                                          -----------   -----------   -----------   -----------
                                          -----------   -----------   -----------   -----------
-----------------------------------------------------------------------------------------------

CAPITAL MANAGEMENT

Risk-based guidelines established by regulatory agencies require the Company to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets.

     As of December 31, 1996, the Company is considered well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier 1 risk-based, Tier 1 leverage ratios as set forth in the table.


--------------------------------------------------------------------------------
REGULATORY CAPITAL REQUIREMENTS:
--------------------------------------------------------------------------------

                                Tier 1    Total Risk-               Total Risk-
(Dollars in thousands)         Capital   Based Capital   Leverage   Based Assets
--------------------------------------------------------------------------------
Minimum. . . . . . . . . . . .   4.00%       8.00%         3.00%            N/A
Well-Capitalized . . . . . . .   6.00%      10.00%         5.00%            N/A
                                -----      ------         -----          ------

COMMUNITY FIRST BANKSHARES, INC.
December 31, 1996. . . . . . .   8.88%      11.10%         6.62%      $2,312,632
December 31, 1995. . . . . . .   8.51%      11.18%         6.10%       1,974,179
--------------------------------------------------------------------------------

     Due to the Company's level of Tier 1 capital and substantial level of earning assets invested in low risk government agency and mortgage-backed securities, the Company's risk-based capital ratios significantly exceed the regulatory minimums. The Company conducts an ongoing assessment of its capital needs in order to maintain an adequate level of capital to support business growth, to ensure depositor protection and to facilitate corporate expansion. Management continues to explore steps to increase its capital levels to permit it to make future acquisitions. Portions of the subordinated debt financing referred to under "Borrowings," above, are treated as Tier 2 capital.

     This Annual Report contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Factors that could cause actual results to differ from the results discussed in the forward-looking statements include, but are not limited to: risks related to the Company's acquisition strategy, including risks of adversely changing results of operations and possible factors affecting the Company's ability to consummate further acquisitions; risks of loans and investments, including dependance on local economic conditions; competition for the Company's customers from other providers of financial services; possible adverse effects of changes in interest rates; and other risks detailed in the Company's filings with the Securities and Exchange Commission, which risks are difficult to predict and many of which are beyond the control of the Company.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION  Community First Bankshares, Inc.

(Dollars in thousands, except per share data)


---------------------------------------------------------------------------------------------------------------------------
December 31                                                                                             1996           1995
---------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $  175,732     $  137,551
Federal funds sold and securities purchased under agreements to resell . . . . . . . . . . . .         3,600         25,965
Interest-bearing deposits. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         3,598          3,213
Available-for-sale securities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       506,888        486,522
Held-to-maturity securities (Fair Value: 1996 - $223,200, 1995 - $231,704) . . . . . . . . . .       222,348        230,820
Loans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2,064,108      1,767,193
   Less: Allowance for Loan Losses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       (26,215)       (22,712)
                                                                                                  ----------     ----------
Net Loans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2,037,893      1,744,481
Bank premises and equipment, net . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        65,705         51,534
Accrued interest receivable. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        29,233         28,347
Intangibles. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        39,182         34,898
Other assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        32,219         26,645
                                                                                                  ----------     ----------
Total assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $3,116,398     $2,769,976
                                                                                                  ----------     ----------
                                                                                                  ----------     ----------
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
   Noninterest-bearing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $  431,078     $  398,314
   Interest-bearing:
      Savings and NOW accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       964,829        873,025
      Time accounts over $100,000. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       233,875        202,520
      Other time accounts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       907,658        885,857
                                                                                                  ----------     ----------
Total deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2,537,440      2,359,716

Federal funds purchased and securities sold under agreements to repurchase . . . . . . . . . .        78,369         50,102
Other short-term borrowings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       169,265         40,779
Long-term debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        46,750         81,288
Accrued interest payable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        17,027         15,978
Other liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        21,665         17,153
                                                                                                  ----------     ----------
Total liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2,870,516      2,565,016

Minority interest. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         1,311            956

Shareholders' equity:
   Preferred stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        22,988         23,000
   Common stock, par value $.01 per share:
      Authorized Shares - 30,000,000
      Issued Shares - 17,202,684 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           172            162
   Capital surplus . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        77,029         64,776
   Retained earnings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       144,239        115,154
   Unrealized gain on available-for-sale securities, net of tax. . . . . . . . . . . . . . . .         1,368          1,976
   Less cost of common stock in treasury - 1996 - 50,810 shares; 1995 - 78,624 shares. . . . .        (1,225)        (1,064)
                                                                                                  ----------     ----------
Total shareholders' equity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       244,571        204,004
                                                                                                  ----------     ----------
                                                                                                  ----------     ----------
Total liabilities and shareholders' equity . . . . . . . . . . . . . . . . . . . . . . . . . .    $3,116,398     $2,769,976
                                                                                                  ----------     ----------
                                                                                                  ----------     ----------
---------------------------------------------------------------------------------------------------------------------------

See accompanying notes.

CONSOLIDATED STATEMENTS OF INCOME               Community First Bankshares, Inc.

(Dollars in thousands, except per share data)


---------------------------------------------------------------------------------------------------
Years ended December 31                                              1996         1995         1994
---------------------------------------------------------------------------------------------------
INTEREST INCOME:
   Loans . . . . . . . . . . . . . . . . . . . . . . . . . .   $  183,530   $  150,948   $  104,012
   Investment securities . . . . . . . . . . . . . . . . . .       44,936       40,210       38,032
   Interest-bearing deposits . . . . . . . . . . . . . . . .          163          366          638
   Federal funds sold and resale agreements. . . . . . . . .          797        1,344          555
                                                               ----------   ----------   ----------
Total interest income. . . . . . . . . . . . . . . . . . . .      229,426      192,868      143,237

INTEREST EXPENSE:
   Deposits. . . . . . . . . . . . . . . . . . . . . . . . .       81,655       71,780       46,560
   Short-term and other borrowings . . . . . . . . . . . . .        9,247        6,184        4,029
   Long-term debt. . . . . . . . . . . . . . . . . . . . . .        4,332        4,927        2,879
                                                               ----------   ----------   ----------
Total interest expense . . . . . . . . . . . . . . . . . . .       95,234       82,891       53,468
                                                               ----------   ----------   ----------
Net interest income. . . . . . . . . . . . . . . . . . . . .      134,192      109,977       89,769
Provision for loan losses. . . . . . . . . . . . . . . . . .        6,757        2,711        1,839
                                                               ----------   ----------   ----------
Net interest income after provision for loan losses. . . . .      127,435      107,266       87,930

NONINTEREST INCOME:
   Service charges on deposit accounts . . . . . . . . . . .       12,328       10,116        8,467
   Insurance commissions . . . . . . . . . . . . . . . . . .        5,213        4,283        3,777
   Fees from fiduciary activities. . . . . . . . . . . . . .        3,332        2,718        2,157
   Net gains on sales of securities. . . . . . . . . . . . .           93           52           99
   Other . . . . . . . . . . . . . . . . . . . . . . . . . .        6,404        5,319        4,492
                                                               ----------   ----------   ----------
Total noninterest income . . . . . . . . . . . . . . . . . .       27,370       22,488       18,992

NONINTEREST EXPENSE:
   Salaries and employee benefits. . . . . . . . . . . . . .       54,870       42,796       35,083
   Net occupancy . . . . . . . . . . . . . . . . . . . . . .       15,085       10,563        9,353
   FDIC insurance. . . . . . . . . . . . . . . . . . . . . .          669        2,532        3,720
   Legal and accounting. . . . . . . . . . . . . . . . . . .        1,989        1,311        1,403
   Other professional service. . . . . . . . . . . . . . . .        1,892        2,700        2,054
   Acquisition expense . . . . . . . . . . . . . . . . . . .        2,928          768          908
   Data processing . . . . . . . . . . . . . . . . . . . . .        1,506        1,607          856
   Amortization of intangibles . . . . . . . . . . . . . . .        3,362        2,551        1,876
   Permanent impairment of equity method investment. . . . .          940            -            -
   Other . . . . . . . . . . . . . . . . . . . . . . . . . .       21,047       17,765       14,988
                                                               ----------   ----------   ----------
Total noninterest expense. . . . . . . . . . . . . . . . . .      104,288       82,593       70,241
                                                               ----------   ----------   ----------
Income before income taxes . . . . . . . . . . . . . . . . .       50,517       47,161       36,681
Provision for income taxes . . . . . . . . . . . . . . . . .       18,007       17,208       13,952
                                                               ----------   ----------   ----------
Net income . . . . . . . . . . . . . . . . . . . . . . . . .   $   32,510   $   29,953   $   22,729
                                                               ----------   ----------   ----------
                                                               ----------   ----------   ----------
Net income applicable to common equity . . . . . . . . . . .   $   30,900   $   28,343   $   21,638
                                                               ----------   ----------   ----------
                                                               ----------   ----------   ----------
Earnings per common and common equivalent share:
   Primary . . . . . . . . . . . . . . . . . . . . . . . . .   $     1.85   $     1.82   $     1.48
   Fully diluted . . . . . . . . . . . . . . . . . . . . . .   $     1.79   $     1.74   $     1.42
Average common and common equivalent shares outstanding:
   Primary . . . . . . . . . . . . . . . . . . . . . . . . .   16,699,021   15,543,129   14,580,309
   Fully diluted . . . . . . . . . . . . . . . . . . . . . .   18,154,966   17,276,050   16,136,433
---------------------------------------------------------------------------------------------------

See accompanying notes.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY Community First Bankshares, Inc.

(Dollars in thousands, except per share data)


--------------------------------------------------------------------------------------------------------
                                           Preferred Stock         Common Stock
                                           ---------------        ---------------    Capital    Retained
                                           Shares    Amount       Shares   Amount    Surplus    Earnings
--------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1993 . . . . . .        -   $     -   14,522,630     $145    $47,943    $ 77,390
Net income . . . . . . . . . . . . . . .        -         -            -        -          -      22,729
Preferred stock dividends
   ($4.74 per share) . . . . . . . . . .        -         -            -        -          -      (1,091)
Common stock dividends
   ($.44 per share). . . . . . . . . . .        -         -            -        -          -      (3,794)
Purchases of common stock for
   treasury at cost. . . . . . . . . . .        -         -            -        -          -           -
Sales of treasury stock to employee
   benefit plans . . . . . . . . . . . .        -         -            -        -         26           -
Issuance of preferred stock. . . . . . .  230,000    23,000            -        -     (1,048)          -
Exercise of options, net of stock
   tendered in payment . . . . . . . . .        -         -       10,200        -         14        (377)
Exercise of warrants, net of stock
   tendered in payment . . . . . . . . .        -         -            -        -          -      (2,102)
Conversion of debentures . . . . . . . .        -         -      212,089        3      1,980           -
Change in unrealized gain on
   available for sale securities,
   net of income tax benefit of
   $4,537. . . . . . . . . . . . . . . .        -         -            -        -          -           -
--------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1994 . . . . . .  230,000    23,000   14,744,919      148     48,915      92,755
Net income . . . . . . . . . . . . . . .        -         -            -        -          -      29,953
Preferred stock dividends
   ($7.00 per share) . . . . . . . . . .        -         -            -        -          -      (1,610)
Common stock dividends
   ($0.48 per share) . . . . . . . . . .        -         -            -        -          -      (5,279)
Issuance of common stock . . . . . . . .        -         -      891,863        9     11,568           -
Purchases of common stock for
   treasury at cost. . . . . . . . . . .        -         -            -        -          -           -
Sales of treasury stock to
   employee benefit plans. . . . . . . .        -         -            -        -         22           -
Exercise of options, net of stock
   tendered in payment . . . . . . . . .        -         -       20,635        -        156        (209)
Exercise of warrants, net of stock
   tendered in payment . . . . . . . . .        -         -       21,602        -          -           -
Conversion of debentures . . . . . . . .        -         -      485,338        5      3,915           -
Liquidation of investment in
   subsidiary to shareholders. . . . . .        -         -            -        -          -        (456)
Termination of ESOP loan guarantee
   upon satisfaction of debt . . . . . .        -         -            -        -        200           -
Change in unrealized loss on
   available-for-sale securities,
   net of income taxes of $4,219 . . . .        -         -            -        -          -           -
--------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995 . . . . . .  230,000    23,000   16,164,357      162     64,776     115,154
Net income . . . . . . . . . . . . . . .        -         -            -        -          -      32,510
Preferred stock dividends
   ($7.00 per share) . . . . . . . . . .        -         -            -        -          -      (1,610)
Common stock dividends
   ($0.58 per share) . . . . . . . . . .        -         -            -        -          -      (6,714)
Issuance of common stock . . . . . . . .        -         -      842,253        8      9,810       5,226
Retirement of common stock . . . . . . .        -         -      (19,125)       -       (349)          -
Purchases of common stock for
   treasury at cost. . . . . . . . . . .        -         -            -        -          -           -
Sales of treasury stock to
   employee benefit plans. . . . . . . .        -         -            -        -        162           -
Exercise of options, net of stock
   tendered in payment . . . . . . . . .        -         -      215,199        2      2,630        (322)
Conversion of convertible preferred
   stock . . . . . . . . . . . . . . . .     (125)      (12)           -        -          -          (5)
Change in unrealized loss on
   available-for-sale securities,
   net of income tax benefit of $336 . .        -         -            -        -          -           -
--------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996 . . . . . .  229,875   $22,988   17,202,684     $172    $77,029    $144,239
                                          -------   -------   ----------     ----    -------    --------
                                          -------   -------   ----------     ----    -------    --------
--------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------
                                                       Treasury Stock
                                         Unrealized  ------------------
                                         Gain(Loss)   Shares     Amount      Total
----------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1993 . . . . . .    $3,042   272,765    $(3,449)  $125,071
Net income . . . . . . . . . . . . . . .         -         -          -     22,729
Preferred stock dividends
   ($4.74 per share) . . . . . . . . . .         -         -          -     (1,091)
Common stock dividends
   ($.44 per share). . . . . . . . . . .         -         -          -     (3,794)
Purchases of common stock for
   treasury at cost. . . . . . . . . . .         -   102,000     (1,384)    (1,384)
Sales of treasury stock to employee
   benefit plans . . . . . . . . . . . .         -   (19,650)       243        269
Issuance of preferred stock. . . . . . .         -         -          -     21,952
Exercise of options, net of stock
   tendered in payment . . . . . . . . .         -   (40,176)       502        139
Exercise of warrants, net of stock
   tendered in payment . . . . . . . . .         -  (170,595)     2,153         51
Conversion of debentures . . . . . . . .         -                    -      1,983
Change in unrealized gain on
   available for sale securities,
   net of income tax benefit of
   $4,537. . . . . . . . . . . . . . . .    (8,224)        -          -     (8,224)
----------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1994 . . . . . .    (5,182)  144,344     (1,935)   157,701
Net income . . . . . . . . . . . . . . .         -         -          -     29,953
Preferred stock dividends
   ($7.00 per share) . . . . . . . . . .         -         -          -     (1,610)
Common stock dividends
   ($0.48 per share) . . . . . . . . . .         -         -          -     (5,279)
Issuance of common stock . . . . . . . .         -         -          -     11,577
Purchases of common stock for
   treasury at cost. . . . . . . . . . .         -     4,000        (56)       (56)
Sales of treasury stock to
   employee benefit plans. . . . . . . .         -   (18,194)       237        259
Exercise of options, net of stock
   tendered in payment . . . . . . . . .         -   (51,526)       690        637
Exercise of warrants, net of stock
   tendered in payment . . . . . . . . .         -         -          -          -
Conversion of debentures . . . . . . . .         -         -          -      3,920
Liquidation of investment in
   subsidiary to shareholders. . . . . .         -         -          -       (456)
Termination of ESOP loan guarantee
   upon satisfaction of debt . . . . . .         -         -          -        200
Change in unrealized loss on
   available-for-sale securities,
   net of income taxes of $4,219 . . . .     7,158         -          -      7,158
----------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995 . . . . . .     1,976    78,624     (1,064)   204,004
Net income . . . . . . . . . . . . . . .         -         -          -     32,510
Preferred stock dividends
   ($7.00 per share) . . . . . . . . . .         -         -          -     (1,610)
Common stock dividends
   ($0.58 per share) . . . . . . . . . .         -         -          -     (6,714)
Issuance of common stock . . . . . . . .         -         -          -     15,044
Retirement of common stock . . . . . . .         -         -          -       (349)
Purchases of common stock for
   treasury at cost. . . . . . . . . . .         -    64,900     (1,535)    (1,535)
Sales of treasury stock to
   employee benefit plans. . . . . . . .         -   (22,582)       307        469
Exercise of options, net of stock
   tendered in payment . . . . . . . . .         -   (69,349)     1,050      3,360
Conversion of convertible preferred
   stock . . . . . . . . . . . . . . . .         -      (783)        17          -
Change in unrealized loss on
   available-for-sale securities,
   net of income tax benefit of $336 . .      (608)        -          -       (608)
----------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996 . . . . . .    $1,368    50,810    $(1,225)  $244,571
                                            ------    ------    -------   --------
                                            ------    ------    -------   --------
----------------------------------------------------------------------------------

See accompanying notes.

CONSOLIDATED STATEMENTS OF CASH FLOWS           Community First Bankshares, Inc.

(In thousands)


--------------------------------------------------------------------------------------------------
Years ended December 31                                               1996        1995        1994
--------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income . . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 32,510    $ 29,953    $ 22,729
Adjustments to reconcile net income to net cash
  provided by operating activities:
    Provision for loan losses. . . . . . . . . . . . . . . . . .     6,757       2,711       1,839
    Depreciation . . . . . . . . . . . . . . . . . . . . . . . .     6,974       5,373       4,447
    Amortization of intangibles. . . . . . . . . . . . . . . . .     3,362       2,551       1,876
    Net amortization of premiums and discounts on securities . .     1,867       1,946       2,545
    Deferred income tax benefit. . . . . . . . . . . . . . . . .    (3,906)     (4,009)     (1,031)
    Decrease (increase) in interest receivable . . . . . . . . .       422      (2,309)     (2,676)
    Increase in interest payable . . . . . . . . . . . . . . . .       282       4,746         856
    Other, net . . . . . . . . . . . . . . . . . . . . . . . . .    (4,236)     (6,066)      6,470
                                                                  --------    --------    --------
Net cash provided by operating activities. . . . . . . . . . . .    44,032      34,896      37,055

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions, net of cash acquired . . . . . . . . . . . . . . .    14,026      35,667       2,410
Net (decrease) increase in interest-bearing deposits . . . . . .      (158)       (462)      2,442
Purchases of available-for-sale securities . . . . . . . . . . .  (218,601)    (86,629)    (54,206)
Maturities of available-for-sale securities. . . . . . . . . . .   217,771      75,262      78,613
Sales of securities, net of gains. . . . . . . . . . . . . . . .    29,720      50,530      61,607
Purchases of held-to-maturity securities . . . . . . . . . . . .   (23,344)    (75,871)    (94,639)
Maturities of held-to-maturity securities. . . . . . . . . . . .    30,986      54,990      85,901
Net increase in loans. . . . . . . . . . . . . . . . . . . . . .  (237,802)   (139,434)   (214,463)
Net increase in bank premises and equipment. . . . . . . . . . .   (18,194)    (10,438)     (9,782)
Net (decrease) increase in minority interest . . . . . . . . . .       355      (4,828)        235
                                                                  --------    --------    --------
Net cash used in investing activities. . . . . . . . . . . . . .  (205,241)   (101,213)   (141,882)

CASH FLOWS FROM FINANCING ACTIVITIES
Net (decrease) increase in demand deposits, NOW
  accounts and savings accounts. . . . . . . . . . . . . . . . .    51,952     (44,603)    (26,468)
Net (decrease) increase in time accounts . . . . . . . . . . . .    (5,807)    141,005      54,234
Net increase (decrease) in short-term and other
  borrowings . . . . . . . . . . . . . . . . . . . . . . . . . .   156,753     (23,088)     50,525
Proceeds from issuance of long-term debt . . . . . . . . . . . .         -      56,624           -
Repayment of long-term debt. . . . . . . . . . . . . . . . . . .   (34,538)    (10,000)     (6,450)
Net proceeds from issuance of common stock . . . . . . . . . . .    15,044      11,577          66
Net proceeds from issuance of preferred stock. . . . . . . . . .         -           -      21,952
Purchase of common stock held in treasury. . . . . . . . . . . .    (1,535)        (56)     (1,384)
Sale of common stock held in treasury. . . . . . . . . . . . . .     3,829         896         451
Retirement of common stock . . . . . . . . . . . . . . . . . . .      (349)          -           -
Preferred stock dividends paid . . . . . . . . . . . . . . . . .    (1,610)     (1,610)     (1,091)
Common stock dividends paid. . . . . . . . . . . . . . . . . . .    (6,714)     (5,279)     (3,794)
                                                                  --------    --------    --------
Net cash provided by financing activities. . . . . . . . . . . .   177,025     125,466      88,041
                                                                  --------    --------    --------
Net increase (decrease) in cash and cash equivalents . . . . . .    15,816      59,149     (16,786)
Cash and cash equivalents at beginning of year . . . . . . . . .   163,516     104,367     121,153
                                                                  --------    --------    --------
Cash and cash equivalents at end of year . . . . . . . . . . . .  $179,332    $163,516    $104,367
                                                                  --------    --------    --------
                                                                  --------    --------    --------
--------------------------------------------------------------------------------------------------

See accompanying notes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS      Community First Bankshares, Inc.

December 31, 1996, 1995 and 1994


1.   SIGNIFICANT ACCOUNTING POLICIES

Community First Bankshares, Inc. (the "Company") is a multi-bank holding company which, at the end of 1996, served 79 communities in Colorado, Iowa, Minnesota, Nebraska, North Dakota, South Dakota and Wisconsin. The Company's community banks provide a full range of banking services, primarily in small and medium-sized communities and the surrounding communities. In addition to its primary emphasis on commercial and consumer banking services, the Company offers trust, insurance and nondeposit investment products and services.

BASIS OF PRESENTATION

The consolidated financial statements include the accounts of Community First Bankshares, Inc., its wholly-owned data processing, credit origination and insurance agency subsidiaries and its fourteen majority-owned subsidiary banks. Minority interest is reflected in consolidation and is the portion of the subsidiary banks (ranging from 0.00% to 1.29% at December 31, 1996, and from 0.00% to 2.87% and 0.00% to 18.93% at December 31, 1995 and 1994, respectively)
that is not owned by the Company. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain amounts in prior periods have been reclassified to conform to the current presentation.

     As discussed in Note 2, the Company acquired Mountain Parks Financial Corporation ("Mountain Parks"), on December 18, 1996, Minowa Bancshares, Inc. ("Minowa"), on February 22, 1995, and First Community Bankshares, Inc. ("FCB"), on July 3, 1995. These acquisitions were accounted for using the pooling of interests method. Accordingly, the consolidated financial information has been restated to reflect the results of operations of the four companies on a combined basis for all periods presented.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

HELD-TO-MATURITY AND AVAILABLE-FOR-SALE SECURITIES

Management determines the classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost.

     Debt securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of tax, reported as a component of retained earnings in shareholders' equity.

     The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity or, in the case of mortgage-backed securities, over the estimated life of the security. Such amortization and accretion is included as an adjustment to interest income from investments. Realized gains and losses and declines in value judged to be other-than-temporary are included in net securities gains (losses). The cost of securities sold is based on the specific identification method.

LOANS

Loans are stated at their principal balance outstanding, less the allowance for loan losses. Interest on loans is recognized on an accrual basis. Loans are placed on nonaccrual when they become past due over 90 days, or earlier, if the collection of interest or principal is considered unlikely. Thereafter, no interest income is recognized unless received in cash and until such time as the borrower demonstrates the ability to pay interest and principal.

LOAN FEE INCOME

The Company recognizes loan fees and certain direct origination costs as a yield adjustment over the estimated life of the loan, utilizing a method that results in a constant rate of return.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is maintained through charges to expense at an amount that will provide for estimated loan losses. These estimates are based principally on a continual review of the loan portfolio, loan charge-off experience, economic conditions and industry guidelines. Ultimate losses may vary from current estimates, and as adjustments become necessary, the allowance for loan losses is adjusted in the periods in which such losses become known or fail to occur. Actual loan charge-offs and subsequent recoveries are deducted from and added to the allowance, respectively.

BANK PREMISES AND EQUIPMENT

Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation for financial reporting purposes is provided on the straight-line method over the estimated lives of the assets and includes amortization of assets recorded under capital leases. Estimated lives range from three to twenty and twenty-five to forty years for equipment and premises, respectively. Accelerated depreciation methods are used for income tax reporting purposes.

INTANGIBLE ASSETS

Goodwill, the excess cost over net assets acquired, of banking subsidiaries is amortized over a period of fifteen years. At December 31, 1996, goodwill totaled $33,396,000, net of accumulated amortization of $6,765,000. Other intangible assets, principally deposit base intangibles, unexpired premium lists and noncompetition agreements, totaled $5,786,000, net of accumulated amortization of $4,154,000, and are amortized over their estimated useful lives ranging from three to twenty-five years.

INCOME TAXES

The Company provides for income taxes based on income reported for financial statement purposes, rather than amounts currently payable under statutory tax laws. Deferred taxes are recorded to reflect the tax consequences on future years' differences between the tax bases of assets and liabilities and the financial reporting of amounts at each year-end.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS      Community First Bankshares, Inc.


EARNINGS PER SHARE

Primary earnings per common share is calculated by dividing net income adjusted for preferred stock dividends declared by the sum of the weighted average number of shares of common stock outstanding and the number of shares of common stock that would be issued assuming the exercise of stock options and warrants during each period.

     Fully diluted earnings per common share is based on net income before considering the preferred stock dividends declared and interest expense, net of tax, paid on convertible exchangeable redeemable subordinated debentures (the "Debentures"). Interest expense on the Debentures, net of tax, was $0, $86,000 and $261,000 for the years ended December 31, 1996, 1995 and 1994, respectively. The weighted average number of shares of common stock outstanding is increased by the assumed conversion of convertible preferred stock outstanding and the Debentures outstanding from the beginning of the period or date of issuance, if later, and the number of shares of common stock that would be issued assuming the exercise of stock options and warrants during each period. Such adjustments to the weighted average number of shares of common stock outstanding are made only when such adjustments dilute earnings per share.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents is defined as cash and due from banks, federal funds sold and securities purchased under agreements to resell.

STOCK-BASED COMPENSATION

The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for stock option grants in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," and, accordingly, recognizes no compensation expense for the stock option grants. See Footnotes 4 and 14.

2.   BUSINESS COMBINATIONS
--------------------------------------------------------------------------------

On December 18, 1996, the Company issued 5,176,672 shares of common stock to complete its merger with Mountain Parks, a one bank holding company with seventeen offices in Colorado. The merger was accounted for using the pooling of interests method. Operating results of the Company and Mountain Parks for the years ended December 31, 1995 and 1994 and the nine months ended September 30, 1996, prior to restatement were:

--------------------------------------------------------------------------------
                                                       The   Mountain
(In thousands, except per share data)                Company   Parks   Combined
--------------------------------------------------------------------------------
Nine months ended September 30, 1996 (unaudited):
  Net interest income. . . . . . . . . . . . . . . . $75,240  $23,148  $ 98,388
  Net income . . . . . . . . . . . . . . . . . . . .  21,070    5,392    26,462
  Net income applicable to common equity . . . . . .  19,862    5,392    25,254
  Earnings per common and common
    equivalent share:
      Primary. . . . . . . . . . . . . . . . . . . .   $1.71    $1.40     $1.53
      Fully diluted. . . . . . . . . . . . . . . . .   $1.61    $1.40     $1.47

Year ended December 31, 1995:
  Net interest income. . . . . . . . . . . . . . . . $88,148  $21,829  $109,977
  Net income . . . . . . . . . . . . . . . . . . . .  22,819    7,134    29,953
  Net income applicable to common equity . . . . . .  21,209    7,134    28,343
  Earnings per common and common
    equivalent share:
      Primary. . . . . . . . . . . . . . . . . . . .   $1.85    $2.24     $1.82
      Fully diluted. . . . . . . . . . . . . . . . .   $1.75    $2.17     $1.74

Year ended December 31, 1994:
  Net interest income. . . . . . . . . . . . . . . . $73,778  $15,991  $ 89,769
  Net income . . . . . . . . . . . . . . . . . . . .  16,940    5,789    22,729
  Net income applicable to common equity . . . . . .  15,849    5,789    21,638
  Earnings per common and common
    equivalent share:
      Primary. . . . . . . . . . . . . . . . . . . .   $1.39    $2.32     $1.48
      Fully diluted. . . . . . . . . . . . . . . . .   $1.37    $2.03     $1.42
--------------------------------------------------------------------------------

(Operating results of the Company have been restated to reflect the Minowa Bancshares, Inc. and First Community Bankshares, Inc. acquisitions.)
(No material adjustments were required to restate combined results of operations.)


     On July 3, 1995, the Company issued 1,196,445 shares of common stock to acquire First Community Bankshares, Inc. ("FCB"), a five-bank holding company headquartered in Fort Morgan, Colorado. At acquisition, FCB had approximately $153 million in assets and $131 million in deposits at five banks located in Burlington, Englewood, Fort Morgan, Holyoke, and Sterling, Colorado. The Company used the pooling of interests method to account for the transaction.

     On May 11, 1995, the Company acquired Abbott Bank Group, Inc. ("Abbott"), with offices in Alliance, Nebraska, and ten other central and western Nebraska locations. In the transaction, which was accounted for as a purchase, the Company paid approximately $34,000,000 for 100% of the Abbott common stock. The transaction resulted in the recognition of goodwill of approximately $6,100,000.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS      Community First Bankshares, Inc.


     The following unaudited pro forma consolidated financial information for the year ended December 31, 1995, reflects the results of operations as if the acquisition of Abbott had occurred on January 1, 1995. Such unaudited pro forma consolidated financial information may not be indicative of the results of future operations or as they might have been had the acquisitions been effected on the assumed date.

---------------------------------------------------------------------------
                                                              Year Ended
(In thousands, except per share data)                     December 31, 1995
---------------------------------------------------------------------------
Net Interest Income. . . . . . . . . . . . . . . . . . . . .    $113,158
Net Income . . . . . . . . . . . . . . . . . . . . . . . . .      29,211
Primary earnings per share . . . . . . . . . . . . . . . . .        1.78
Fully diluted earnings per share . . . . . . . . . . . . . .        1.70
---------------------------------------------------------------------------

     On February 22, 1995, the Company issued 2,400,568 shares of common stock to acquire Minowa, a three-bank holding company headquartered in Decorah, Iowa. At acquisition, Minowa had approximately $224 million in assets and $197 million in deposits at three banks located in Decorah, Iowa; Caledonia, Minnesota; and Mabel, Minnesota. The Company used the pooling of interests method to account for the transaction.

     During 1996 and 1995, the Company completed the acquisition of several smaller financial institutions in its existing markets. These acquisitions, except as described below, were accounted for using the purchase method and were not material to the financial condition or operating results of the Company.

     On October 1, 1996, the Company acquired Financial Bancorp, Inc. ("Financial"), a holding company with one bank in Trinidad, Colorado. In the transaction, which was accounted for using the pooling of interests method, the Company issued 538,803 shares of common stock in exchange for 100% of Financial common stock. This merger was not material to the Company's financial condition or operating results. Accordingly, the Company's consolidated financial information has not been restated to reflect this merger. The operating results of Financial are included in the Company's consolidated financial statements subsequent to the date of the merger.

     On July 31, 1996, the Company acquired High Plains Bancorp, Inc. ("High Plains"), with offices in Kiowa, Elizabeth, and Parker, Colorado. The company paid approximately $7,100,000 for 100% of High Plains common stock. The transaction resulted in the recognition of goodwill of approximately $3,448,000.

     On July 3, 1996, the Company acquired Charter Bancorporation ("Charter"), Englewood, Colorado. The Company paid approximately $4,600,000 for 100% of Charter common stock. The transaction resulted in the recognition of goodwill of approximately $2,723,000. The equivalent of approximately 232,050 shares of common stock were issued in the transaction.

     On October 2, 1995, the Company acquired the Farmers & Merchants Bank, Beach, North Dakota ("Beach"), with two offices in Beach and Medora, North Dakota. The Company paid approximately $4,300,000 for 100% of the Beach common stock. The transaction resulted in the recognition of goodwill of approximately $1,100,000.

     On September 15, 1995, the Company, through a wholly-owned subsidiary, acquired People's Bank and Trust Company, Aurora Colorado ("People's") from Midwest Investment Company. The Company paid approximately $5,596,000 for 100% of the People's common stock. The transaction resulted in the recognition of goodwill of approximately $2,340,000.

     On July 7, 1995, the Company acquired Financial Holdings, Inc. ("Financial Holdings"), with offices in Boulder and Louisville, Colorado. The Company paid approximately $12,725,000 for 100% of Financial Holdings common stock. The transaction resulted in the recognition of goodwill of approximately $6,137,000.

     The operating results of all of the companies acquired in purchase transactions subsequent to the dates of acquisition are included in the Company's consolidated financial statements for the years ended December 31, 1996, 1995 and 1994.

3.   SUBSEQUENT EVENTS
--------------------------------------------------------------------------------

On February 28, 1997, the Company announced it would redeem its 7% Cumulative Convertible Preferred Stock ("Preferred Stock"). Holders of the Company's Depositary Shares (stated value of $25 per share), which represent ownership of one-quarter share of the Preferred Stock, may elect to convert their shares, prior to redemption, into common stock of the Company ("Common Stock") at a conversion rate of 1.569 shares of Common Stock per Depositary Share or receive the redemption value of $26.40, plus accrued and unpaid dividends.

     On February 28, 1997, the Company issued notice of redemption to the holders of its $23 million in aggregate principal amount of 7.75% Subordinated Notes due 2000 (the "7.75% Notes"). The 7.75% Notes will be redeemed at par plus accrued interest.

     On February 18, 1997, the Company signed a definitive purchase agreement with KeyCorp, of Cleveland, Ohio to acquire KeyBank N.A. (Wyoming) with offices in 24 communities throughout the state of Wyoming. The transaction is expected to result in the addition of approximately $1.2 billion in assets and $1.0 billion in deposits. The transaction is subject to regulatory approvals and is expected to be completed during the third quarter of 1997.

     On January 31, 1997, the Company issued $60 million of 8-7/8% Cumulative Capital Securities, through CFB Capital I, a business trust subsidiary organized in January 1997. Proceeds of the offering will be used for general corporate purposes, which may include without limitation possible future acquisitions, funding investments in, or extension of credit to, the Company's subsidiaries, repayment of maturing obligations and redemption of securities.

4.   ACCOUNTING CHANGES
--------------------------------------------------------------------------------

Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset is not recoverable. The Company's adoption of SFAS No. 121 did not have a material impact on the Company's financial position. During December 1996, the Company recorded a $940,000 writedown in the value of its investment in an unconsolidated subsidiary, which is being divested to satisfy regulators' competitive issues related to the merger with Mountain Parks. The amount of impairment is based on the estimated net proceeds from the sale of the investment, expected to be completed in early 1997.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS      Community First Bankshares, Inc.


     SFAS No. 123, "Accounting for Stock-Based Compensation," establishes a new fair value-based accounting method for stock-based compensation plans. As permitted by SFAS No. 123, management has elected to measure compensation costs as prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees."
Note 14 includes the required pro forma disclosures reflecting the impact on net income and earnings per share as if the Company had recorded compensation expense based on the fair value method described in SFAS No. 123.

     SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," addresses whether the transfer of financial assets should be accounted for as a sale and removed from the balance sheet, or as a financing recognized as a borrowing. SFAS No. 125 uses a "financial components" approach to determine the accounting results of the transfers of financial assets and focuses on control to determine whether assets have been sold. If the entity has surrendered control over the transferred assets, the transaction is considered a sale. Control is considered surrendered only if the seller has no legal right to the assets, even in bankruptcy; the buyer has the right to pledge or exchange the assets; and the seller does not maintain effective control over the assets through an agreement to repurchase or redeem them. SFAS No. 125 is effective on a prospective basis for all transactions occurring after December 31, 1996. The Company regularly uses participations of loans to manage its asset/liability mix. The accounting for such transactions is included in SFAS No. 125. However, the adoption of SFAS No. 125 is not expected to have a material effect on the Company's operations or financial position.

5.   SECURITIES
--------------------------------------------------------------------------------

     The following is a summary of available-for-sale securities and held-to-maturity securities at December 31, 1996 (in thousands):

                                                Available-for-Sale Securities
---------------------------------------------------------------------------------------
                                                         Gross        Gross   Estimated
                                        Amortized   Unrealized   Unrealized        Fair
                                             Cost        Gains       Losses       Value
---------------------------------------------------------------------------------------
United States Treasury . . . . . . . .  $ 119,601   $    1,014   $      422   $ 120,193
United States Government agencies. . .     85,827          214          730      85,311
Mortgage-backed securities . . . . . .    234,782        2,690          639     236,833
Collateralized mortgage obligations. .     43,320          184          245      43,259
State and political securities . . . .     14,913          215            6      15,122
Other securities . . . . . . . . . . .      6,178           92          100       6,170
                                        ---------   ----------   ----------   ---------
Total. . . . . . . . . . . . . . . . .  $ 504,621   $    4,409   $    2,142   $ 506,888
                                        ---------   ----------   ----------   ---------
                                        ---------   ----------   ----------   ---------
---------------------------------------------------------------------------------------

                                                  Held-to-Maturity Securities
---------------------------------------------------------------------------------------
                                                         Gross        Gross   Estimated
                                        Amortized   Unrealized   Unrealized        Fair
                                             Cost        Gains       Losses       Value
---------------------------------------------------------------------------------------
United States Government agencies. . .  $     879   $      468   $       20   $   1,327
Mortgage-backed securities . . . . . .     86,506          525        1,162      85,869
State and political securities . . . .     56,694        1,149          104      57,739
Other securities . . . . . . . . . . .     78,269            -            4      78,265
                                        ---------   ----------   ----------   ---------
Total. . . . . . . . . . . . . . . . .  $ 222,348   $    2,142   $    1,290   $ 223,200
                                        ---------   ----------   ----------   ---------
                                        ---------   ----------   ----------   ---------
---------------------------------------------------------------------------------------

     The following is a summary of available-for-sale securities and held-to-maturity securities at December 31, 1995 (in thousands):

                                                Available-for-Sale Securities
---------------------------------------------------------------------------------------
                                                         Gross        Gross   Estimated
                                        Amortized   Unrealized   Unrealized        Fair
                                             Cost        Gains       Losses       Value
---------------------------------------------------------------------------------------
United States Treasury . . . . . . . .  $ 152,890   $    1,704   $       86   $ 154,508
United States Government agencies. . .    121,274          991          677     121,588
Mortgage-backed securities . . . . . .    142,234        1,476          351     143,359
Collateralized mortgage obligations. .     57,887          400          234      58,053
State and political securities . . . .      1,417           26            -       1,443
Other securities . . . . . . . . . . .      7,560           87           76       7,571
                                        ---------   ----------   ----------   ---------
Total  . . . . . . . . . . . . . . . .  $ 483,262   $    4,684   $    1,424   $ 486,522
                                        ---------   ----------   ----------   ---------
                                        ---------   ----------   ----------   ---------
---------------------------------------------------------------------------------------

                                                  Held-to-Maturity Securities
---------------------------------------------------------------------------------------
                                                         Gross        Gross   Estimated
                                        Amortized   Unrealized   Unrealized        Fair
                                             Cost        Gains       Losses       Value
---------------------------------------------------------------------------------------
United States Government agencies. . .  $   3,318   $       27   $       12   $   3,333
Mortgage-backed securities . . . . . .    106,429          830          935     106,324
State and political securities . . . .     55,267        1,063          116      56,214
Other securities . . . . . . . . . . .     65,806           27            -      65,833
                                        ---------   ----------   ----------   ---------
Total. . . . . . . . . . . . . . . . .  $ 230,820   $    1,947   $    1,063   $ 231,704
                                        ---------   ----------   ----------   ---------
                                        ---------   ----------   ----------   ---------
---------------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS      Community First Bankshares, Inc.


     Proceeds from the sale of available-for-sale securities during the years ended December 31, 1996, 1995 and 1994, were $29,812,000, $50,596,000 and
$61,638,000, respectively. Gross gains of $195,000, $633,000 and $428,000 and gross losses of $103,000, $567,000 and $397,000 were realized on those sales during 1996, 1995 and 1994, respectively. The tax effect on the net gains during 1996, 1995 and 1994 was approximately $32,000, $22,000 and $11,000, respectively. There were no sales of held-to-maturity securities during 1996, 1995 or 1994.

     The amortized cost and estimated fair value of debt securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


----------------------------------------------------------------------
                                                Amortized    Estimated
Available-for-Sale (In thousands)                  Cost     Fair Value
----------------------------------------------------------------------
Due in one year or less. . . . . . . . . . . .  $  41,050    $  41,189
Due after one year through five years. . . . .    155,030      155,195
Due after five years through ten years . . . .     21,508       21,500
Due after ten years. . . . . . . . . . . . . .      8,931        8,912
                                                ---------    ---------
                                                  226,519      226,796
Mortgage-backed securities . . . . . . . . . .    234,782      236,833
Collateralized mortgage obligations. . . . . .     43,320       43,259
                                                ---------    ---------
Total. . . . . . . . . . . . . . . . . . . . .  $ 504,621    $ 506,888
                                                ---------    ---------
                                                ---------    ---------
----------------------------------------------------------------------

----------------------------------------------------------------------
                                                Amortized    Estimated
Held-to-Maturity (In thousands)                    Cost     Fair Value
----------------------------------------------------------------------
Due in one year or less. . . . . . . . . . . .  $   5,659    $   5,695
Due after one year through five years. . . . .     12,280       12,408
Due after five years through ten years . . . .     19,908       20,473
Due after ten years. . . . . . . . . . . . . .     97,995       98,755
                                                ---------    ---------
                                                  135,842      137,331
Mortgage-backed securities . . . . . . . . . .     86,506       85,869
                                                ---------    ---------
Total. . . . . . . . . . . . . . . . . . . . .  $ 222,348    $ 223,200
                                                ---------    ---------
                                                ---------    ---------
----------------------------------------------------------------------

     At December 31, 1996, the Company held no collateralized mortgage obligations that exceeded 10% of total shareholders' equity.

     Available-for-sale and held-to-maturity securities carried at $452,478,000 and $398,637,000 at December 31, 1996 and 1995, respectively, were pledged to secure borrowings, public and trust deposits and for other purposes required by law. Securities sold under agreement to repurchase were collateralized by available-for-sale and held-to-maturity securities with an aggregate carrying value of $38,856,000 and $24,222,000 at December 31, 1996 and 1995,
respectively.

     In October 1995, the FASB approved a one-time opportunity for companies to reevaluate the classifications of their investment portfolio and transfer securities from their held-to-maturity account to available-for-sale without consequences to the classification of securities not transferred. The Company utilized this opportunity to transfer $187 million of securities, based on amortized cost from held-to-maturity to available-for-sale. The unrealized losses on these securities at the time of transfer was $758,000.


6.   LOANS

The composition of the loan portfolio at December 31 was as follows (in thousands):

-------------------------------------------------------------------------------
                                                            1996           1995
-------------------------------------------------------------------------------
Real estate. . . . . . . . . . . . . . . . . . . . . $   871,432    $   744,477
Commercial . . . . . . . . . . . . . . . . . . . . .     624,456        527,620
Consumer and other . . . . . . . . . . . . . . . . .     346,139        270,459
Agriculture. . . . . . . . . . . . . . . . . . . . .     222,081        224,637
                                                     -----------    -----------
                                                       2,064,108      1,767,193
Less allowance for loan losses . . . . . . . . . . .     (26,215)       (22,712)
                                                     -----------    -----------
Net Loans. . . . . . . . . . . . . . . . . . . . . .  $2,037,893    $ 1,744,481
                                                     -----------    -----------
                                                     -----------    -----------
-------------------------------------------------------------------------------

     At December 31, 1996, real estate loans totaling $289,000,000 were pledged to secure borrowings.


7.   ALLOWANCE FOR LOAN LOSSES
--------------------------------------------------------------------------------
Activity in the allowance was as follows (in thousands):

-------------------------------------------------------------------------------
                                                 1996         1995         1994
-------------------------------------------------------------------------------
Balance at beginning of year . . . . . . .  $  22,712    $  17,333    $  14,332
Allowance of acquired companies(1) . . . .        784        5,230        1,153
Provision charged to operating expense . .      6,757        2,711        1,839
Loans charged off. . . . . . . . . . . . .     (4,971)      (3,463)      (1,215)
Recoveries of loans charged off. . . . . .        933          901        1,224
                                            ---------    ---------    ---------
Balance at end of year . . . . . . . . . .  $  26,215    $  22,712    $  17,333
                                            ---------    ---------    ---------
                                            ---------    ---------    ---------
-------------------------------------------------------------------------------
(1)includes only acquisitions of companies accounted for as purchases.

     Nonaccrual loans totaled $12,796,000, $3,252,000 and $3,087,000 at
December 31, 1996, 1995 and 1994, respectively. The Company includes all loans considered impaired under SFAS No. 114 in nonaccrual loans. The amount of impaired loans was not material at December 31, 1996. Interest income of $671,000 on nonaccrual loans would have been recorded during 1996 if the loans had been current in accordance with their original terms. During 1996, the Company recorded interest income of $176,000 related to loans that were on nonaccrual status as of December 31, 1996.


8.   FAIR VALUE OF FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------

Due to the nature of its business and the financing needs of its customers, the Company is involved with a large number of financial instruments, the majority for which an active market does not exist. Accordingly, the Company has used various valuation techniques to estimate the fair value of its financial instruments. These techniques are significantly affected by the assumptions used, including the discount rate, the estimated timing and amount of cash flows and the aggregation methods used to value similar instruments. In this regard, the resulting fair value estimates cannot be substantiated by comparison to independent markets and, in a majority of cases, could not be realized by the immediate sale or settlement of the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS      Community First Bankshares, Inc.


instrument. Also, the estimates reflect a point in time valuation that could change significantly based on changes in outside economic factors, such as the general level of interest rates. The required disclosures exclude the estimated values of nonfinancial instrument cash flows and are not intended to provide or estimate a market value of the Company. The following assumptions were used by the Company in estimating the fair value of the specific financial instruments.

CASH AND CASH EQUIVALENTS

The carrying amounts reported in the statement of financial condition approximate fair values for these items that have no interest rate or credit risk.

FEDERAL FUNDS PURCHASED AND SHORT-TERM BORROWED FUNDS

The carrying amount approximates fair value due to the short maturity of the instruments and floating interest rates which are tied to market conditions.

AVAILABLE-FOR-SALE AND HELD-TO-MATURITY SECURITIES

Fair values for these items are based on available market quotes. If market quotes are not available, fair values are based on market quotes of comparable securities.

INTEREST-BEARING DEPOSITS

The fair value of interest-bearing deposits is estimated using a discounted cash flow analysis using current market rates of interest-bearing deposits with similar maturities to discount the future cash flows.

LOANS

The loan portfolio consists of both variable and fixed rate loans. The carrying amounts of variable rate loans, a majority of which reprice within the next three months and for which there has been no significant change in credit risk, are assumed to approximate fair values. The fair values for fixed rate loans are estimated using discounted cash flow analyses. The discount rates applied are based on the current interest rates for loans with similar terms to borrowers of similar credit quality.

DEPOSIT LIABILITIES

The fair value of demand deposits, savings accounts and certain money market deposits is defined by SFAS No. 107 to be equal to the amount payable on demand at the date of the financial statements. Fair values for fixed rate certificates of deposits are estimated using a discounted cash flow analyses that used the interest rates currently being offered on certificates of deposit to discount the aggregated expected monthly maturities.

SHORT-TERM BORROWINGS

Federal funds purchased, borrowings under repurchase agreements and other short-term borrowings are at variable rates or have short-term maturities and their fair value is assumed to approximate their carrying amount.

LONG-TERM DEBT

The fair value of long-term debt is estimated using a discounted cash flow analysis using current market rates of debt with similar maturities to discount the future cash flows.

LOAN COMMITMENTS AND LETTERS OF CREDIT

The majority of the Company's commitments have variable rates and do not expose the Company to interest rate risk. The Company's commitments for fixed rate loans are evaluated and it is estimated the probability of additional loans being issued under these commitments is not significant and there is not a fair value liability.

     The estimated fair values of the Company's financial instruments at December 31 are shown in the table below (in thousands):

                                                 1996                    1995
-------------------------------------------------------------------------------------
                                         Carrying        Fair    Carrying        Fair
                                           Amount       Value      Amount       Value
-------------------------------------------------------------------------------------
Financial assets:
  Cash and due from banks. . . . . .   $  175,732  $  175,732  $  137,551  $  137,551
  Federal funds sold and resale
    agreements . . . . . . . . . . .        3,600       3,600      25,965      25,965
  Interest-bearing deposits. . . . .        3,598       3,605       3,213       3,254
  Available-for-sale securities. . .      506,888     506,888     486,522     486,522
  Held-to-maturity securities. . . .      222,348     223,200     230,820     231,704
  Loans. . . . . . . . . . . . . . .    2,064,108   2,054,714   1,767,193   1,778,381
  Allowance for loan losses. . . . .      (26,215)    (26,215)    (22,712)    (22,712)
                                        ---------   ---------   ---------   ---------
  Net loans. . . . . . . . . . . . .    2,037,893   2,028,499   1,744,481   1,755,669
Financial liabilities:
  Deposits:
    Noninterest-bearing. . . . . . .   $  431,078  $  431,078  $  398,314  $  398,314
    Interest-bearing:
      Savings and NOW. . . . . . . .      964,829     964,829     873,025     873,025
      Time accounts over
        $100,000 . . . . . . . . . .      233,875     234,248     202,520     202,875
      Other time accounts. . . . . .      907,658     907,723     885,857     893,140
                                        ---------   ---------   ---------   ---------
  Total deposits . . . . . . . . . .    2,537,440   2,537,878   2,359,716   2,367,354
  Federal funds purchased and
    repurchase agreements. . . . . .       78,369      78,369      50,102      50,102
  Other short-term borrowings. . . .      169,265     169,265      40,779      40,779
  Long-term debt . . . . . . . . . .       46,750      48,003      81,288      82,583
-------------------------------------------------------------------------------------

9. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

In the normal course of business, the Company is party to financial instruments with off-balance-sheet risk. These transactions enable customers to meet their financing needs and enable the Company to manage its interest rate risk. These financial instruments include commitments to extend credit and letters of credit. The contract or notional amounts of these financial instruments at December 31 were as follows (in thousands):

------------------------------------------------------------------------------
                                                              1996        1995
------------------------------------------------------------------------------
Commitments to extend credit . . . . . . . . . . . . .    $389,604    $295,735
Standby letters of credit. . . . . . . . . . . . . . .      14,683      14,239
Commercial letters of credit . . . . . . . . . . . . .         990       1,149
------------------------------------------------------------------------------

     Commitments to extend credit are legally binding and have fixed expiration dates or other termination clauses. The Company's exposure to credit loss on commitments to extend credit, in the event of nonperformance by the counterparty, is represented by the contrac-

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS      Community First Bankshares, Inc.


tual amounts of the commitments. The Company monitors its credit risk for commitments to extend credit by applying the same credit policies in making commitments as it does for loans and by obtaining collateral to secure commitments based on management's credit assessment of the counterparty. Collateral held varies, but may include marketable securities, receivables, inventory, agricultural commodities, equipment and real estate. Because many of the commitments are expected to expire without being drawn upon, total commitment amounts do not necessarily represent the Company's future liquidity requirements. In addition, the Company also offers various consumer credit line products to its customers that are cancelable upon notification by the Company, which are included above in commitments to extend credit.

     Standby letters of credit are conditional commitments issued by the Company to guarantee the financial performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements.

     Commercial letters of credit are issued by the Company on behalf of customers to ensure payments of amounts owed or collection of amounts receivable in connection with trade transactions. The Com-pany's exposure to credit loss in the event of nonperformance by the counterparty is the contractual amount of the letter of credit and represents the same exposure as that involved in extending loans.

     The amount of collateral obtained to support letters of credit is based on a credit assessment of the counterparty. Collateral held may include marketable securities, receivables, inventory, agricultural commodities, equipment and real estate. Because the conditions under which the Company is required to fund letters of credit may not materialize, the liquidity requirements of letters of credit are expected to be less than the total outstanding commitments.

     The Company's bank subsidiaries grant real estate, agricultural, commercial, consumer and other loans and commitments and letters of credit to customers throughout Colorado, Iowa, Minnesota, Nebraska, North Dakota, South Dakota and Wisconsin. Although the Company has a diversified loan portfolio, the ability of a significant portion of its debtors to honor their contracts is dependent upon the agricultural economic sector. The maximum exposure to accounting loss that could occur, if the borrowers fail to perform according to the loan agreements and the underlying collateral proved to be of no value, is the total loan portfolio balances and commitments and letters of credit.

10.  BANK PREMISES AND EQUIPMENT

Bank premises and equipment at December 31 consisted of the following (in thousands):

-------------------------------------------------------------------------------
                                                                 1996      1995
-------------------------------------------------------------------------------
Land . . . . . . . . . . . . . . . . . . . . . . . . . . .   $ 10,031  $  8,757
Buildings. . . . . . . . . . . . . . . . . . . . . . . . .     59,359    47,953
Furniture, fixtures and equipment. . . . . . . . . . . . .     44,139    36,117
Leased property under capital lease obligations. . . . . .      5,932     4,500
                                                             --------  --------
                                                              119,461    97,327
Less accumulated depreciation. . . . . . . . . . . . . . .     53,756    45,793
                                                             --------  --------
                                                             $ 65,705  $ 51,534
                                                             --------  --------
                                                             --------  --------
-------------------------------------------------------------------------------


11.  SHORT-TERM BORROWINGS
--------------------------------------------------------------------------------

As of December 31, 1996, the Company's subsidiary banks had $152,000,000 in Federal Home Loan Bank ("FHLB") borrowings, which are collateralized by various investment securities and real estate loans. The interest rates on FHLB borrowings are variable rates based on short-term market conditions and the term of the advance, ranging from 5.33% to 7.15% at December 31, 1996. The Company's subsidiaries had additional short-term borrowings of $3,203,000 outstanding at December 31, 1996.

     The Company has a short-term line of credit bearing interest at the Federal Funds rate plus 2% that provides for borrowing up to $3,000,000 through December 31, 1997, with a commitment fee of 0.2% on the unused amount. As of December 31, 1996, the Company had no balance outstanding under this line of credit. The Company has entered into an agreement that allows for its designated agent to underwrite up to $15,000,000 in commercial paper and has obtained lines of credit to support these borrowings. As of December 31, 1996, there was a $14,062,000 commercial paper balance outstanding with a blended rate of 5.63%. The terms of the lines of credit include certain covenants with which the Company must comply. At December 31, 1996, the Company was in compliance with all covenants pertaining to the lines of credit.


12.  LONG-TERM DEBT
--------------------------------------------------------------------------------
Long-term debt consisted of the following at December 31:

-------------------------------------------------------------------------------
(in thousands)                                                   1996      1995
-------------------------------------------------------------------------------
Parent Company:
   Subordinated notes payable, interest at 7.75%,
      payable monthly, maturing April 15, 2000,
      unsecured. . . . . . . . . . . . . . . . . . . . . .   $ 23,000  $ 23,000
   Exchangeable subordinated notes payable,
      interest at 9.00% payable quarterly, maturing
      August 15, 2005, unsecured . . . . . . . . . . . . .     11,500    11,500
   Term note payable to bank, interest at bank's base
      rate (8.25% and 8.75% at December 31, 1996 and
      1995, respectively), payable quarterly, principal
      payments of $100,000 due annually through
      October 1, 1999, unsecured . . . . . . . . . . . . .        400       400
   Term note payable to bank, interest at Federal
      Funds rate plus 2% (7.31% at December 31,
      1996), payable quarterly, principal payments
      equal to 6.25% of the amortized balance,
      semi-annually through July 1, 2003 . . . . . . . . .      4,106    10,002
Subsidiaries:
   Federal Home Loan Bank advances, interest
      rates ranging from 5.06% to 8.33%, payable
      quarterly, with maturities ranging from April 1,
      1997 to March 10, 2010 . . . . . . . . . . . . . . .      4,829    36,386
   Term Note payable to bank, interest at Reserve
      Adjusted Eurodollar Rate plus 1.90% (7.40%
      at December 31, 1996), payable quarterly,
      principal payments of $75,000 due quarterly
      through March 1, 2001, with remaining
      balance due June 1, 2001 . . . . . . . . . . . . . .      2,850         -
   Other Notes Payable . . . . . . . . . . . . . . . . . .         65         -
                                                             --------  --------
                                                             $ 46,750  $ 81,288
                                                             --------  --------
                                                             --------  --------
-------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS      Community First Bankshares, Inc.


     The 7.75% subordinated notes payable are redeemable, in whole or in part, at the option of the Company at par plus accrued interest to the date of redemption. These notes, of which 60% of the balance qualifies as Tier 2 capital under the Federal Reserve Board guidelines, are direct obligations of the Company and are subordinated to all other indebtedness of the Company. The terms of the subordinated notes payable include certain covenants with which the Company must comply. At December 31, 1996, the Company was in compliance with all covenants pertaining to the subordinated notes payable.

     In July 1995, the Company issued the exchangeable subordinated notes ("Exchangeable Notes") to retire acquisition related debt, support the Company's growth strategy and for general corporate purposes. One hundred percent of the balance of Exchangeable Notes qualify as Tier 2 Capital under Federal Reserve Board guidelines. On any interest payment date beginning August 15, 1996, the Company may require the holder to exchange all, but not part, of the Exchangeable Notes for shares of the Company's cumulative perpetual preferred stock (the "Exchange Stock"), at the rate of one share of Exchange Stock for each $25 in principal amount of Exchangeable Notes. The Exchange Stock would accrue cumulative dividends, payable quarterly, at a rate equal to the interest rate on the Exchangeable Notes. The Exchangeable Notes are, and the Exchange Stock would be, redeemable in whole or in part at any time after August 15, 1998 at the option of the Company at the declining redemption amounts set forth below plus accrued interest or dividends:

If redeemed during the 12-month                                    Percentage of
period beginning August 15                                      principal amount

1998 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          103.0%
1999 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          101.5%
2000 and thereafter  . . . . . . . . . . . . . . . . . . . . . .          100.0%
--------------------------------------------------------------------------------

     Maturities of long-term debt outstanding, primarily of the parent company, at December 31, 1996, were (in thousands):

1997 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $   1,052
1998 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4,639
1999 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       784
2000 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24,072
2001 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1,947
Thereafter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14,256
                                                                       ---------
                                                                       $  46,750
                                                                       ---------
                                                                       ---------


13.  SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------

COMMON STOCK

In 1995, the Company extended its common stock market repurchase program established in 1992, which provided for the systematic acquisition of up to 600,000 shares of the Company's common stock. In addition, the Company adopted a new common stock market repurchase program providing for a systematic repurchase of up to 600,000 additional shares. The shares acquired are used primarily for the issuance of common stock upon exercise of stock options, issuance of common stock under compensation plans, which include contributions directly to employees or to an employee stock ownership plan, for preferred stock conversion, and issuance of common stock for purposes that do not include business combinations.

PREFERRED STOCK

On May 11, 1994, the Company completed an offering of 230,000 shares of preferred stock, represented by 920,000 depositary shares. Each depositary share represents ownership of one-quarter of a share of 7% cumulative convertible preferred stock with a stated value of $100 and carries no voting rights. The depositary shares are convertible into common stock at a conversion price of $15.934 per share of common stock, which is equivalent to a rate of 1.569 shares of common stock per depositary share. A total of 1,442,696 shares of authorized common stock at December 31, 1996, was reserved for issuance upon the conversion of the preferred stock. At December 31, 1996, the Company had 1,770,000 shares of undesignated preferred stock with a par value of $.01 per share authorized, but not outstanding.

SHAREHOLDERS' RIGHTS PLAN

The Company adopted a shareholders' rights plan in January 1995 that attached one right to each share of common stock outstanding on January 19, 1995. Each right entitles the holder to purchase one one-hundredth of a share of a new series of junior participating preferred stock of the Company, which has an initial exercise price of $63. The rights become exercisable only upon the acquisition of 15% or more of the Company's voting stock, or an announcement of a tender offer or exchange offer to acquire an interest of 15% or more by a person or group, without the prior consent of the Company. If exercised, or if the Company is acquired, each right entitles the holder to purchase, at the exercise price, common stock with a market value equal to two times the exercise price. The rights, which may be redeemed by the Company in certain circumstances, expire January 5, 2005.

CAPITAL REQUIREMENTS

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS      Community First Bankshares, Inc.


     As of December 31, 1996, the Company is considered well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table:

                                                                                 At December 31, 1996
-----------------------------------------------------------------------------------------------------------------------
                                                                 Tier 1      Total Risk-                   Total Risk-
REGULATORY CAPITAL REQUIREMENTS: (Dollars in thousands)         Capital     Based Capital     Leverage     Based Assets
-----------------------------------------------------------------------------------------------------------------------
Minimum. . . . . . . . . . . . . . . . . . . . . . . . . .        4.00%         8.00%           3.00%              N/A
Well-Capitalized . . . . . . . . . . . . . . . . . . . . .        6.00%        10.00%           5.00%              N/A
-----------------------------------------------------------------------------------------------------------------------
Community First Bankshares, Inc. . . . . . . . . . . . . .        8.88%        11.10%           6.62%      $ 2,312,632

Bank Subsidiaries:
Community First National Bank, Worthington . . . . . . . .        9.21%        10.31%           6.87%      $   255,997
Community First National Bank, Little Falls. . . . . . . .        9.74%        10.96%           7.32%          178,583
Community First National Bank, Fergus Falls. . . . . . . .        9.22%        10.42%           6.82%          133,913
Community First National Bank, Fargo . . . . . . . . . . .        9.76%        10.94%           7.39%          287,776
Community First National Bank, Dickinson . . . . . . . . .        9.21%        10.40%           6.86%          109,775
Community First State Bank, Vermillion . . . . . . . . . .        9.54%        10.72%           6.98%           96,061
Community First State Bank, Redfield . . . . . . . . . . .       10.77%        11.87%           7.56%          120,170
Community First State Bank, Decorah. . . . . . . . . . . .       12.07%        13.32%           7.45%          101,980
Community First State Bank, Alliance . . . . . . . . . . .        9.53%        10.73%           7.84%          259,254
Community First State Bank, Spooner. . . . . . . . . . . .       10.48%        11.56%           7.64%           70,406
Colorado Community First National Bank, Fort Morgan. . . .       11.08%        12.27%           7.76%          118,233
Colorado Community First State Bank, Steamboat Springs . .        9.64%        10.81%           7.10%           86,821
Colorado Community First National Bank, Trinidad . . . . .       20.83%        21.76%          10.45%           36,368
Colorado Community First State Bank of Denver. . . . . . .       10.35%        11.33%           7.62%          438,967
-----------------------------------------------------------------------------------------------------------------------

                                                                                 At December 31, 1996
-----------------------------------------------------------------------------------------------------------------------
                                                                 Tier 1      Total Risk-                   Total Risk-
REGULATORY CAPITAL REQUIREMENTS: (Dollars in thousands)         Capital     Based Capital     Leverage     Based Assets
-----------------------------------------------------------------------------------------------------------------------
Minimum. . . . . . . . . . . . . . . . . . . . . . . . . .        4.00%         8.00%           3.00%              N/A
Well-Capitalized . . . . . . . . . . . . . . . . . . . . .        6.00%        10.00%           5.00%              N/A
-----------------------------------------------------------------------------------------------------------------------
Community First Bankshares, Inc. . . . . . . . . . . . . .        8.51%        11.18%           6.10%      $ 1,974,179

Bank Subsidiaries:
Community First National Bank, Worthington . . . . . . . .        9.50%        10.75%           6.58%      $   218,760
Community First National Bank, Little Falls. . . . . . . .        9.44%        10.61%           7.04%          175,964
Community First National Bank, Fergus Falls. . . . . . . .        8.75%         9.92%           6.52%          124,622
Community First National Bank, Fargo . . . . . . . . . . .        8.95%        10.16%           6.67%          266,701
Community First National Bank, Dickinson . . . . . . . . .        8.95%        10.08%           6.06%           67,568
Community First National Bank, Beach(1). . . . . . . . . .       11.70%        12.13%           7.27%           27,754
Community First State Bank, Vermillion . . . . . . . . . .       10.30%        11.47%           7.36%           89,499
Community First State Bank, Redfield . . . . . . . . . . .       11.41%        12.55%           7.95%          114,206
Community First State Bank, Decorah. . . . . . . . . . . .       14.80%        16.05%           9.57%          106,367
Community First State Bank, Alliance . . . . . . . . . . .        9.57%        10.81%           7.14%          232,426
Community First State Bank, Spooner. . . . . . . . . . . .       12.04%        13.25%           8.17%           59,414
Colorado Community First National Bank, Fort Morgan. . . .       11.98%        13.17%           7.87%          108,852
Colorado Community First State Bank, Steamboat Springs . .       10.33%        10.87%           7.08%           58,826
Colorado Community First National Bank, Fraser(2). . . . .        9.86%        11.02%           7.03%           18,976
Mountain Parks Bank - East(3). . . . . . . . . . . . . . .       12.42%        12.99%           9.07%          120,405
Mountain Parks Bank - West(3). . . . . . . . . . . . . . .       13.65%        14.82%           9.28%          107,410
Boulder Valley Bank and Trust(3) . . . . . . . . . . . . .        9.33%        10.59%          10.62%           80,454
The Bank of Louisville(3). . . . . . . . . . . . . . . . .       13.86%        15.11%          14.44%           43,137
-----------------------------------------------------------------------------------------------------------------------

(1)Merged into Community First National Bank, Dickinson in January, 1996.
(2)Merged into Colorado Community First State Bank, Steamboat Springs in April, 1996.
(3)Merged and renamed, Colorado Community First State Bank of Denver in December, 1996.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS      Community First Bankshares, Inc.


14.  EMPLOYEE BENEFIT PLANS
--------------------------------------------------------------------------------

Stock Option Plan - During 1996, the Company approved the 1996 Stock Option Plan under which an additional 2,000,000 shares of the Company's common stock will be reserved for granting of future stock options. Similar to the 1987 Stock Option Plan, the Company may grant key employees incentive or nonqualified options to purchase common stock of the Company at fair market value on the date of the grant, as determined by the Company. The options vest ratably over a three-year period and are exercisable over a five-year term starting one year after the date of grant. Stock options outstanding under the plans are as follows:

                                       1996                      1995
--------------------------------------------------------------------------------
                                            Weighted                  Weighted
                                             Average                   Average
                                Options     Price Per     Options     Price Per
                              Outstanding     Share     Outstanding     Share
--------------------------------------------------------------------------------
Beginning of Year. . . . . . .   499,777    $   13.66       398,986   $   12.78
   Options Granted . . . . . .   165,388        21.42       169,207       14.55
   Options Exercised . . . . .   (75,905)       11.68       (51,284)       9.60
   Options Forfeited . . . . .   (25,605)       18.31       (17,132)      14.23
                                --------    ---------      --------   ---------
End of Year. . . . . . . . . .   563,655    $   16.02       499,777   $   13.66
                                --------    ---------      --------   ---------
                                --------    ---------      --------   ---------

Exercisable at end of year . .   281,463    $   14.10       206,846   $   12.84

Weighted average fair
   value of options granted. .     $3.94                      $3.27
--------------------------------------------------------------------------------

     The range of exercise prices and the weighted average remaining contractual life of the options outstanding at December 31, 1996, were as follows:

--------------------------------------------------------------------------------
                                     Options         Weighted           Weighted
                              Outstanding at          Average            Average
Range of Exercise               December 31,   Exercise Price          Remaining
Prices Per Share                        1996        Per Share   Contractual Life
--------------------------------------------------------------------------------
$21.25 to $23.38 . . . . . . .       154,388         $  21.37         4.1 years
$12.50 to $14.75 . . . . . . .       409,267            14.04         2.1 years
--------------------------------------------------------------------------------

     At December 31, 1996, a total of 2,576,760 shares of authorized common stock was reserved for exercise of options granted under the 1996 and 1987 Stock Option Plans.

     As described in Note 4, the Company has elected to measure compensation costs as prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" and, accordingly, does not recognize compensation expense. SFAS No. 123 requires the Company to disclose pro forma information reflecting net income and earnings per share had the Company elected to record compensation expense based on the fair market value method described in SFAS 123. The fair value of the options was estimated at the grant date using a Black-Sholes option pricing model. Option valuation models require the input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     The following weighted-average assumptions were used in the valuation model: risk-free interest rates of 5.15 percent and 7.45 percent in 1996 and 1995; dividend yield of 2.50 in both 1996 and 1995; stock price volatility factors of .20 in both 1996 and 1995; and expected life of options of four years in both 1996 and 1995.

     The pro forma disclosures, listed below, include options granted in 1996 and 1995 and are not likely to be representative of the pro forma disclosures for future years. The estimated fair value of the options is amortized to expense over the options' vesting period.

--------------------------------------------------------------------------------
(In thousands, except per share data)                           1996       1995
--------------------------------------------------------------------------------
Pro forma net income . . . . . . . . . . . . . . . . . . .  $ 30,662   $ 28,231
Pro forma net income (fully diluted) . . . . . . . . . . .    32,272     29,841

Pro forma earnings per share:
    Primary. . . . . . . . . . . . . . . . . . . . . . . .  $   1.84   $   1.82
    Fully diluted. . . . . . . . . . . . . . . . . . . . .      1.78       1.73
--------------------------------------------------------------------------------

EMPLOYEE STOCK OWNERSHIP PLAN

The Company has an employee stock ownership plan ("ESOP") that is a defined contribution plan covering all employees who are 21 years of age with more than one year of service. Contributions are calculated using a formula based on the Company's return on average assets on a yearly basis. The contribution expense was $859,000, $444,000 and $267,000 in 1996, 1995 and 1994, respectively.

PROFIT-SHARING PLAN

The Company offers a contributory profit-sharing and thrift plan that qualifies under section 401(k) of the Internal Revenue Code. The plan covers all employees who are 21 years of age with more than one year of service. The plan provides for an employer-matching contribution of 50% based on each participant's eligible contribution for each plan year, subject to a limitation of the lesser of 6% of the participant's annual compensation or the maximum amount prescribed by the Internal Revenue Code. The Company's contribution was $727,000, $712,000 and $362,000 in 1996, 1995 and 1994, respectively.


15.  RESTRICTIONS ON CASH AND DUE FROM BANKS
--------------------------------------------------------------------------------

Bank subsidiaries are required to maintain average reserve balances with the Federal Reserve Bank. Balances of $12,518,000 and $20,140,000 at December 31, 1996 and 1995, respectively, exceeded required amounts.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS      Community First Bankshares, Inc.


16.  INCOME TAXES
-------------------------------------------------------------------------------
The components of the provision for income taxes were (in thousands):
-------------------------------------------------------------------------------
                                                     1996       1995       1994
-------------------------------------------------------------------------------
Federal:
   Current . . . . . . . . . . . . . . . . . .   $ 18,455   $ 18,008   $ 12,646
   Deferred. . . . . . . . . . . . . . . . . .     (3,444)    (3,546)      (883)
                                                 --------   --------   --------
                                                   15,011     14,462     11,763
State:
   Current . . . . . . . . . . . . . . . . . .      3,458      3,209      2,337
   Deferred. . . . . . . . . . . . . . . . . .       (462)      (463)      (148)
                                                 --------   --------   --------
                                                    2,996      2,746      2,189
                                                 --------   --------   --------
Provision for income taxes . . . . . . . . . .   $ 18,007   $ 17,208   $ 13,952
                                                 --------   --------   --------
                                                 --------   --------   --------
-------------------------------------------------------------------------------

     The reconciliation between the provision for income taxes and the amount computed by applying the statutory federal income tax rate was as follows (in thousands):

-------------------------------------------------------------------------------
                                                     1996       1995       1994
-------------------------------------------------------------------------------
Tax at statutory rate (35%). . . . . . . . . .   $ 17,681   $ 16,506   $ 12,838
State income tax,
   net of federal tax benefit. . . . . . . . .      1,805      1,812      1,488
Minority interest. . . . . . . . . . . . . . .          -         61        326
Tax-exempt interest. . . . . . . . . . . . . .     (1,736)    (2,376)    (1,087)
Amortization of goodwill . . . . . . . . . . .        822        531        285
Other. . . . . . . . . . . . . . . . . . . . .       (565)       674        102
                                                 --------   --------   --------
Provision for income taxes . . . . . . . . . .   $ 18,007   $ 17,208   $ 13,952
                                                 --------   --------   --------
                                                 --------   --------   --------
-------------------------------------------------------------------------------

     Deferred income tax assets and liabilities reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1996 and 1995, are as follows (in thousands):

--------------------------------------------------------------------
                                                     1996       1995
--------------------------------------------------------------------
Deferred tax assets:
   Loan loss reserves. . . . . . . . . . . . .   $  8,737   $  5,675
   Contingency reserve . . . . . . . . . . . .        748        537
   Deferred compensation . . . . . . . . . . .        863        477
   Deferred loan fees. . . . . . . . . . . . .        316        190
   Other . . . . . . . . . . . . . . . . . . .        566        818
                                                 --------   --------
                                                   11,230      7,697
Deferred tax liabilities:
   Unrealized gains. . . . . . . . . . . . . .        897      1,220
   Depreciation. . . . . . . . . . . . . . . .         87        501
   Purchase accounting . . . . . . . . . . . .        151        164
   Other . . . . . . . . . . . . . . . . . . .        297        243
                                                 --------   --------
                                                    1,432      2,128
                                                 --------   --------
Net deferred tax assets. . . . . . . . . . . .   $  9,798   $  5,569
                                                 --------   --------
                                                 --------   --------
--------------------------------------------------------------------

     The realization of the Company's deferred tax assets is dependent upon the Company's ability to generate taxable income in future periods and the reversal of deferred tax liabilities during the same period. The Company has evaluated the available evidence supporting the realization of its deferred tax assets and determined it is more likely than not that the assets will be realized.


17.  COMMITMENTS AND CONTINGENT LIABILITIES
--------------------------------------------------------------------------------

Total rent expense was $1,318,000, $1,789,000 and $1,350,000 in 1996, 1995 and
1994, respectively.

     Future minimum payments, by year and in the aggregate, under noncancelable leases with initial or remaining terms of one year or more, consisted of the following at December 31, 1996:

-------------------------------------------------------------------------------
(In thousands)                                            Operating     Capital
-------------------------------------------------------------------------------
1996 . . . . . . . . . . . . . . . . . . . . . . . . . .  $    677     $  1,024
1997 . . . . . . . . . . . . . . . . . . . . . . . . . .       537        1,005
1998 . . . . . . . . . . . . . . . . . . . . . . . . . .       437          836
1999 . . . . . . . . . . . . . . . . . . . . . . . . . .       335          763
2000 . . . . . . . . . . . . . . . . . . . . . . . . . .        10            1
                                                          --------     --------
                                                          $  1,996     $  3,629
Executory costs (taxes). . . . . . . . . . . . . . . . .                   (179)
                                                                       --------
Net minimum lease payments . . . . . . . . . . . . . . .                  3,450
Less:
   Amount representing interest. . . . . . . . . . . . .                   (333)
                                                                       --------
   Present value of net minimum lease payments . . . . .               $  3,117
                                                                       --------
                                                                       --------
-------------------------------------------------------------------------------

     As a result of certain legal proceedings related to the May 1995 purchase of Alliance, the Company retained a portion of the purchase price in the form of a contingency reserve. Upon resolution of various proceedings, associated balances may be remitted to the former Abbott Bank Group shareholders. At December 31, 1996, the reserve balance was $908,000. All remaining issues subject to the reserve are expected to be resolved within a one-year period. It is management's expectation that resolution of the remaining issues will not exceed the current reserve balance.

     In the normal course of business, there are various outstanding legal proceedings, claims, commitments and contingent liabilities. In the opinion of management, the Company and its subsidiaries will not be materially affected by the outcome of such matters.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS      Community First Bankshares, Inc.


18.  COMMUNITY FIRST BANKSHARES, INC.
--------------------------------------------------------------------------------
     (Parent Company Only)

CONDENSED STATEMENTS OF FINANCIAL CONDITION

-------------------------------------------------------------------------------
December 31 (In thousands)                                    1996       1995
-------------------------------------------------------------------------------
ASSETS
Cash and due from subsidiary banks . . . . . . . . . . .  $  6,548     $  6,106
Investment in subsidiaries . . . . . . . . . . . . . . .   275,100      241,623
Furniture and equipment. . . . . . . . . . . . . . . . .     1,657        1,148
Receivable from subsidiaries . . . . . . . . . . . . . .     2,336          790
Other assets . . . . . . . . . . . . . . . . . . . . . .    17,389       13,441
                                                          --------     --------
Total assets . . . . . . . . . . . . . . . . . . . . . .  $303,030     $263,108
                                                          --------     --------
                                                          --------     --------

LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term borrowings. . . . . . . . . . . . . . . . . .  $ 14,164     $ 10,000
Long-term debt . . . . . . . . . . . . . . . . . . . . .    39,006       44,902
Other liabilities. . . . . . . . . . . . . . . . . . . .     5,289        4,202
Shareholders' equity . . . . . . . . . . . . . . . . . .   244,571      204,004
                                                          --------     --------
Total liabilities and shareholders' equity . . . . . . .  $303,030     $263,108
                                                          --------     --------
                                                          --------     --------
-------------------------------------------------------------------------------

CONDENSED STATEMENTS OF INCOME

-------------------------------------------------------------------------------
Years ended December 31 (In thousands)               1996       1995       1994
-------------------------------------------------------------------------------
Income:
   Dividends from subsidiaries . . . . . . . . . $ 29,536   $ 34,453   $ 24,965
   Service fees from subsidiaries. . . . . . . .    2,948      3,147      2,982
   Interest income . . . . . . . . . . . . . . .      106        607        622
   Other . . . . . . . . . . . . . . . . . . . .      467       (304)        91
                                                 --------   --------   --------
Total income . . . . . . . . . . . . . . . . . .   33,057     37,903     28,660
Expense:
   Interest expense. . . . . . . . . . . . . . .    4,403      3,961      2,900
   Other expense . . . . . . . . . . . . . . . .   17,323     11,862      9,002
                                                 --------   --------   --------
Total expense. . . . . . . . . . . . . . . . . .   21,726     15,823     11,902
                                                 --------   --------   --------
Income before income tax benefit, equity in
   undistributed income of subsidiaries and
   cumulative effect of accounting change. . . .   11,331     22,080     16,758
Income tax benefit . . . . . . . . . . . . . . .    6,799      4,423      2,889
                                                 --------   --------   --------
Income before undistributed income of
   subsidiaries and cumulative effect of
   accounting change . . . . . . . . . . . . . .   18,130     26,503     19,647
Equity in undistributed income of subsidiaries .   14,380      3,450      3,082
                                                 --------   --------   --------
Net income . . . . . . . . . . . . . . . . . . . $ 32,510   $ 29,953   $ 22,729
                                                 --------   --------   --------
                                                 --------   --------   --------
Net income applicable to common equity . . . . . $ 30,900   $ 28,343   $21,638
                                                 --------   --------   --------
                                                 --------   --------   --------
-------------------------------------------------------------------------------

CONDENSED STATEMENTS OF CASH FLOWS

-------------------------------------------------------------------------------
Years ended December 31 (In thousands)               1996       1995       1994
-------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income . . . . . . . . . . . . . . . . . . . $ 32,510   $ 29,953   $ 22,729
Adjustments to reconcile net income to
   net cash used in operating activities:
      Equity in income of subsidiaries . . . . .  (43,916)   (37,903)   (28,047)
      Depreciation . . . . . . . . . . . . . . .      488        474        400
      (Decrease) increase in interest payable. .      (32)        64        (25)
      Other, net . . . . . . . . . . . . . . . .   (7,650)     1,213      1,725
                                                 --------   --------   --------
Net cash used in operating activities. . . . . .  (18,600)    (6,199)    (3,218)

CASH FLOWS FROM INVESTING ACTIVITIES:
Dividends received from subsidiaries . . . . . .   29,536     34,453     24,965
Purchases of stock in subsidiaries . . . . . . .  (14,743)   (71,581)   (16,858)
Net loans to subsidiaries. . . . . . . . . . . .   (1,585)    10,197    (14,616)
Purchases of available-for-sale securities . . .        -     (4,393)   (44,165)
Sales of available-for-sale securities,
   net of gains. . . . . . . . . . . . . . . . .        -      9,543     43,489
Net increase in furniture and equipment. . . . .     (997)      (578)      (208)
                                                 --------   --------   --------
Net cash provided by (used in) investing
   activities. . . . . . . . . . . . . . . . . .   12,211    (22,359)    (7,393)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in short-term borrowings. . . . . .    4,062      7,145         81
Proceeds from issuance of long-term debt . . . .   18,162     44,006     10,685
Repayment of long-term debt. . . . . . . . . . .  (24,058)   (27,302)   (13,346)
Net proceeds from issuance of
   common stock. . . . . . . . . . . . . . . . .   15,044     11,718         66
Net proceeds from issuance of
   preferred stock . . . . . . . . . . . . . . .        -          -     21,952
Purchase of common stock held in treasury. . . .   (1,535)       (56)    (1,384)
Sale of common stock held in treasury. . . . . .    3,829        754        451
Retirement of common stock . . . . . . . . . . .     (349)         -          -
Preferred stock dividends paid . . . . . . . . .   (1,610)    (1,610)    (1,091)
Common stock dividends paid. . . . . . . . . . .   (6,714)    (5,279)    (3,794)
                                                 --------   --------   --------
Net cash provided by financing activities. . . .    6,831     29,376     13,620
                                                 --------   --------   --------
Net increase in cash and cash equivalents. . . .      442        818      3,009
Cash and cash equivalents at
   beginning of year . . . . . . . . . . . . . .    6,106      5,288      2,279
                                                 --------   --------   --------
Cash and cash equivalents at end of year . . . . $  6,548   $  6,106   $  5,288
                                                 --------   --------   --------
                                                 --------   --------   --------
-------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS      Community First Bankshares, Inc.


     Certain restrictions exist regarding the extent to which bank subsidiaries may transfer funds to the Company in the form of dividends, loans or advances. Federal law prevents the Company from borrowing from bank subsidiaries unless the loans are secured by specified U.S. obligations. Secured loans to the Company or any individual affiliate are generally limited in amount to 10% of the banks' equity. Further, loans to the Company and all affiliates in total are limited to 20% of the banks' equity. As of December 31, 1996 and 1995, $27,066,000 and $23,978,000, respectively, of individual subsidiary banks' capital was available for credit extension to the parent company. At
December 31, 1996 and 1995, bank subsidiaries had no credit extended to the Company.

     Payment of dividends to the Company by its subsidiary banks is subject to various limitations by bank regulatory agencies. Undistributed earnings of the bank subsidiaries available for distribution as dividends under these limitations were $26,691,000 and $20,216,000 as of December 31, 1996 and 1995,
respectively.

19.  RELATED PARTY TRANSACTIONS

Certain directors and executive officers of the Company and its subsidiaries, including their immediate families, companies in which they are principal owners and trusts in which they are involved, are loan customers of the bank subsidiaries. The aggregate dollar amounts of these loans were $12,700,000 and $15,400,000 at December 31, 1996 and 1995, respectively. During 1996, 1995 and 1994, $5,779,000, $6,115,000 and $40,830,000 of new loans were made and repayments totaled $8,479,000, $23,878,000 and $42,745,000, respectively.

20.  SUPPLEMENTAL DISCLOSURES TO CONSOLIDATED STATEMENTS OF CASH FLOWS

-------------------------------------------------------------------------------
Years ended December 31 (In thousands)               1996       1995      1994
-------------------------------------------------------------------------------
Noncash transfers of held-to-maturity
  securities to available-for-sale securities. . $ 22,659   $187,320   $      -
Unrealized (loss) gain on available-for-sale
  securities . . . . . . . . . . . . . . . . . .     (993)    11,545    (13,128)
Income taxes paid. . . . . . . . . . . . . . . .   23,485     20,745     15,790
Interest paid. . . . . . . . . . . . . . . . . .   94,185     76,154     52,214
-------------------------------------------------------------------------------

INDEPENDENT AUDITOR'S LETTER
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

THE BOARD OF DIRECTORS AND SHAREHOLDERS
COMMUNITY FIRST BANKSHARES, INC.

We have audited the accompanying consolidated statements of financial condition of Community First Bankshares, Inc., and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended
December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the consolidated financial statements of Mountain Parks Financial Corporation, which statements reflect total assets constituting 16% of the related consolidated financial statements totals for 1995, and which reflect net income constituting 24% and 25% of the related consolidated totals for the years ended December 31, 1995 and 1994, respectively. We also did not audit the 1994 consolidated financial statements of Minowa Bancshares, Inc. and First Community Bankshares, Inc., which statements reflect net income constituting 8% and 9%, respectively, for the year ended December 31, 1994, of the related consolidated financial statement totals. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to data included for Mountain Parks Financial Corporation, Minowa Bancshares, Inc. and First Community Bankshares, Inc. is based solely on the reports of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and, for 1995 and 1994, the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community First Bankshares, Inc., and subsidiaries at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


ERNST & YOUNG LLP

Minneapolis, Minnesota
January 23, 1997, except for Note 3,
as to which the date is February 28, 1997.

--------------------------------------------------------------------------------

CONSOLIDATED STATEMENT OF CONDITION -           Community First Bankshares, Inc.
FIVE YEAR SUMMARY
(In thousands)


----------------------------------------------------------------------------------------------------------------
December 31                                             1996         1995         1994         1993         1992
----------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks. . . . . . . . . . . . .  $  175,732   $  137,551   $   96,232   $   85,468   $   70,518
Federal funds sold and securities purchased
   under agreement to resell . . . . . . . . . .       3,600       25,965        8,135       35,685       46,826
Interest-bearing deposits. . . . . . . . . . . .       3,598        3,213        6,377       10,272       12,288
Available-for-sale securities. . . . . . . . . .     506,888      486,522      231,364      326,041      185,077
Held-to-maturity securities:
   U.S. Treasury . . . . . . . . . . . . . . . .           -            -       72,519       44,162       17,556
   U.S. Government agencies. . . . . . . . . . .         879        3,318       44,957       34,654      116,825
   Mortgage-backed securities. . . . . . . . . .      86,506      106,429      185,753      177,381      145,592
   Collateralized mortgage obligations . . . . .           -            -       22,811       25,151       63,890
   State and political securities. . . . . . . .      56,694       55,267       43,672       34,990       29,680
   Other . . . . . . . . . . . . . . . . . . . .      78,269       65,806       12,163       11,343       20,458
                                                  ----------   ----------   ----------   ----------   ----------
      Total securities . . . . . . . . . . . . .     729,236      717,342      613,239      653,722      579,078
Loans. . . . . . . . . . . . . . . . . . . . . .   2,064,108    1,767,193    1,330,146    1,037,666      813,550
   Less: allowance for loan losses . . . . . . .     (26,215)     (22,712)     (17,333)     (14,332)     (11,196)
                                                  ----------   ----------   ----------   ----------   ----------
   Net loans . . . . . . . . . . . . . . . . . .   2,037,893    1,744,481    1,312,813    1,023,334      802,354
Other assets . . . . . . . . . . . . . . . . . .     166,339      141,424       93,823       75,313       65,211
                                                  ----------   ----------   ----------   ----------   ----------
   Total assets. . . . . . . . . . . . . . . . .  $3,116,398   $2,769,976   $2,130,619   $1,883,794   $1,576,275
                                                  ----------   ----------   ----------   ----------   ----------
                                                  ----------   ----------   ----------   ----------   ----------

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
   Noninterest-bearing . . . . . . . . . . . . .  $  431,078   $  398,314   $  315,667   $  273,382   $  200,104
   Interest-bearing. . . . . . . . . . . . . . .   2,106,362    1,961,402    1,478,898    1,354,607    1,174,755
                                                  ----------   ----------   ----------   ----------   ----------
      Total deposits . . . . . . . . . . . . . .   2,537,440    2,359,716    1,794,565    1,627,989    1,374,859
Short-term borrowings. . . . . . . . . . . . . .     247,634       90,881      113,469       62,194       59,452
Long-term debt . . . . . . . . . . . . . . . . .      46,750       81,288       38,092       48,354       18,015
Other liabilities. . . . . . . . . . . . . . . .      40,003       34,087       26,792       20,186       20,038
                                                  ----------   ----------   ----------   ----------   ----------
   Total liabilities . . . . . . . . . . . . . .   2,871,827    2,565,972    1,972,918    1,758,723    1,472,364
Shareholders' equity . . . . . . . . . . . . . .     244,571      204,004      157,701      125,071      103,911
                                                  ----------   ----------   ----------   ----------   ----------
   Total liabilities and shareholders' equity. .  $3,116,398   $2,769,976   $2,130,619   $1,883,794   $1,576,275
                                                  ----------   ----------   ----------   ----------   ----------
                                                  ----------   ----------   ----------   ----------   ----------
----------------------------------------------------------------------------------------------------------------

CONSOLIDATED STATEMENT OF INCOME -              Community First Bankshares, Inc.
FIVE YEAR SUMMARY

(Dollars in thousands, except per share data)

---------------------------------------------------------------------------------------------------------------------
Years Ended December 31                                          1996        1995        1994        1993        1992
---------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
   Loans . . . . . . . . . . . . . . . . . . . . . . . . .  $ 183,530   $ 150,948   $ 104,012   $  81,931   $  73,410
   Investment securities . . . . . . . . . . . . . . . . .     44,936      40,210      38,032      37,479      38,890
   Other . . . . . . . . . . . . . . . . . . . . . . . . .        960       1,710       1,193       1,736       3,009
                                                            ---------   ---------   ---------   ---------   ---------
      Total interest income. . . . . . . . . . . . . . . .    229,426     192,868     143,237     121,146     115,309
INTEREST EXPENSE:
   Deposits. . . . . . . . . . . . . . . . . . . . . . . .     81,655      71,780      46,560      42,873      47,727
   Short-term and other borrowings . . . . . . . . . . . .      9,247       6,184       4,029       1,994       2,072
   Long-term debt. . . . . . . . . . . . . . . . . . . . .      4,332       4,927       2,879        2,404       1,071
                                                            ---------   ---------   ---------   ---------   ---------
      Total interest expense . . . . . . . . . . . . . . .     95,234      82,891      53,468      47,271      50,870
                                                            ---------   ---------   ---------   ---------   ---------
Net interest income. . . . . . . . . . . . . . . . . . . .    134,192     109,977      89,769      73,875      64,439
Provision for loan losses. . . . . . . . . . . . . . . . .      6,757       2,711       1,839       2,149       2,433
                                                            ---------   ---------   ---------   ---------   ---------
Net interest income after provision for loan losses. . . .    127,435     107,266      87,930      71,726      62,006
NONINTEREST INCOME:
   Service charges on deposit accounts . . . . . . . . . .     12,328      10,116       8,467       7,571       6,328
   Insurance commissions . . . . . . . . . . . . . . . . .      5,213       4,283       3,777       3,442       1,963
   Fees from fiduciary activities. . . . . . . . . . . . .      3,332       2,718       2,157       2,103       1,993
   Net gains on sales of securities. . . . . . . . . . . .         93          52          99       1,910       1,101
   Other . . . . . . . . . . . . . . . . . . . . . . . . .      6,404       5,319       4,492       3,132       3,255
                                                            ---------   ---------   ---------   ---------   ---------
      Total noninterest income . . . . . . . . . . . . . .     27,370      22,488      18,992      18,158      14,640
NONINTEREST EXPENSE:
   Salaries and employee benefits. . . . . . . . . . . . .     54,870      42,796      35,083      29,931      25,188
   Net occupancy . . . . . . . . . . . . . . . . . . . . .     15,085      10,563       9,353       8,413       6,675
   FDIC insurance. . . . . . . . . . . . . . . . . . . . .        669       2,532       3,720       3,193       2,812
   Professional service fees . . . . . . . . . . . . . . .      3,881       4,011       3,457       3,776       4,424
   Data processing and loan servicing fees . . . . . . . .      1,506       1,607         856         722         752
   Other . . . . . . . . . . . . . . . . . . . . . . . . .     28,277      21,084      17,772      14,819      13,141
                                                            ---------   ---------   ---------   ---------   ---------
      Total noninterest expense. . . . . . . . . . . . . .    104,288      82,593      70,241      60,854      52,992
                                                            ---------   ---------   ---------   ---------   ---------
Income before income taxes and cumulative
   effect of accounting change . . . . . . . . . . . . . .     50,517      47,161      36,681      29,030      23,654
Provision for income taxes . . . . . . . . . . . . . . . .     18,007      17,208      13,952      10,775       8,546
                                                            ---------   ---------   ---------   ---------   ---------
Income before cumulative effect of accounting change . . .     32,510      29,953      22,729      18,255      15,108
Cumulative effect of accounting change . . . . . . . . . .          -           -           -         359           -
                                                            ---------   ---------   ---------   ---------   ---------
Net income . . . . . . . . . . . . . . . . . . . . . . . .  $  32,510   $  29,953   $  22,729   $  18,614   $  15,108
                                                            ---------   ---------   ---------   ---------   ---------
                                                            ---------   ---------   ---------   ---------   ---------
Preferred dividend . . . . . . . . . . . . . . . . . . . .      1,610       1,610       1,091           -           -
Net income applicable to common equity . . . . . . . . . .  $  30,900   $  28,343   $  21,638   $  18,614   $  15,108
                                                            ---------   ---------   ---------   ---------   ---------
                                                            ---------   ---------   ---------   ---------   ---------
Earnings per common and common equivalent share:
   Primary . . . . . . . . . . . . . . . . . . . . . . . .  $    1.85   $    1.82   $    1.48   $    1.32   $    1.07
   Fully diluted . . . . . . . . . . . . . . . . . . . . .  $    1.79   $    1.74   $    1.42   $    1.30   $    1.07
Average common shares outstanding:
   Primary . . . . . . . . . . . . . . . . . . . . . . . . 16,699,021  15,543,129  14,580,309  14,098,585  14,080,526
   Fully diluted . . . . . . . . . . . . . . . . . . . . . 18,154,966  17,276,050  16,136,433  14,396,532  14,087,606
---------------------------------------------------------------------------------------------------------------------

QUARTERLY RESULTS OF OPERATIONS                 Community First Bankshares, Inc.

(Unaudited)

The following is a summary of the quarterly results of operations for the years ended December 31, 1996 and 1995 (in thousands, except per share data):

--------------------------------------------------------------------------------------------------------
                                                               First      Second       Third      Fourth
                                                             Quarter     Quarter     Quarter     Quarter
--------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1996
Interest income. . . . . . . . . . . . . . . . . . . . . . $  53,664   $  55,537   $  58,711   $  61,514
Interest expense . . . . . . . . . . . . . . . . . . . . .    22,651      22,871      24,002      25,710
                                                           ---------   ---------   ---------   ---------
Net interest income. . . . . . . . . . . . . . . . . . . .    31,013      32,666      34,709      35,804
Provision for loan losses. . . . . . . . . . . . . . . . .       915       1,416       2,241       2,185
                                                           ---------   ---------   ---------   ---------
Net interest income after provision for loan losses. . . .    30,098      31,250      32,468      33,619

Net gains on sales of securities . . . . . . . . . . . . .         3          (1)         (8)        100
Noninterest income . . . . . . . . . . . . . . . . . . . .     5,938       6,701       6,499       8,138
Noninterest expense. . . . . . . . . . . . . . . . . . . .    22,868      23,813      25,810      31,797
                                                           ---------   ---------   ---------   ---------
Income before income taxes . . . . . . . . . . . . . . . .    13,171      14,137      13,149      10,060
Provision for income taxes . . . . . . . . . . . . . . . .     4,590       4,849       4,556       4,012
                                                           ---------   ---------   ---------   ---------
Net income . . . . . . . . . . . . . . . . . . . . . . . .     8,581       9,288       8,593       6,048

Preferred stock dividends. . . . . . . . . . . . . . . . .       402         403         403         402
                                                           ---------   ---------   ---------   ---------
Net income applicable to common equity . . . . . . . . . . $   8,179   $   8,885   $   8,190   $   5,646
                                                           ---------   ---------   ---------   ---------
                                                           ---------   ---------   ---------   ---------
Earnings per common and common equivalent shares:
  Primary. . . . . . . . . . . . . . . . . . . . . . . . . $     .50   $     .54   $     .49   $     .33
  Fully diluted. . . . . . . . . . . . . . . . . . . . . . $     .48   $     .52   $     .47   $     .32
Average common and common equivalent shares:
  Primary. . . . . . . . . . . . . . . . . . . . . . . . .16,433,410  16,469,875  16,695,233  17,195,727
  Fully diluted. . . . . . . . . . . . . . . . . . . . . .17,896,237  17,935,189  18,145,732  18,664,010
--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
                                                               First      Second       Third      Fourth
                                                             Quarter     Quarter     Quarter     Quarter
--------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1995
Interest income. . . . . . . . . . . . . . . . . . . . . . $  40,324   $  46,409   $  51,755   $  54,380
Interest expense . . . . . . . . . . . . . . . . . . . . .    16,802      20,181      22,742      23,166
                                                           ---------   ---------   ---------   ---------
Net interest income. . . . . . . . . . . . . . . . . . . .    23,522      26,228      29,013      31,214
Provision for loan losses. . . . . . . . . . . . . . . . .       585         582         762         782
                                                           ---------   ---------   ---------   ---------
Net interest income after provision for loan losses. . . .    22,937      25,646      28,251      30,432

Net gains on sales of securities . . . . . . . . . . . . .       (41)        (94)          8         179
Noninterest income . . . . . . . . . . . . . . . . . . . .     4,763       5,492       6,201       5,980
Noninterest expense. . . . . . . . . . . . . . . . . . . .    17,583      20,469      21,484      23,057
                                                           ---------   ---------   ---------   ---------
Income before income taxes . . . . . . . . . . . . . . . .    10,076      10,575      12,976      13,534
Provision for income taxes . . . . . . . . . . . . . . . .     3,716       4,001       4,581       4,910
                                                           ---------   ---------   ---------   ---------
Net income . . . . . . . . . . . . . . . . . . . . . . . .     6,360       6,574       8,395       8,624

Preferred stock dividends. . . . . . . . . . . . . . . . .       402         402         404         402
                                                           ---------   ---------   ---------   ---------
Net income applicable to common equity . . . . . . . . . . $   5,958   $   6,172   $   7,991   $   8,222
                                                           ---------   ---------   ---------   ---------
                                                           ---------   ---------   ---------   ---------
Earnings per common and common equivalent shares:
   Primary . . . . . . . . . . . . . . . . . . . . . . . . $     .40   $     .41   $     .50   $     .50
   Fully diluted . . . . . . . . . . . . . . . . . . . . . $     .38   $     .39   $     .48   $     .48
Average common and common equivalent shares:
   Primary . . . . . . . . . . . . . . . . . . . . . . . .14,751,100  15,027,266  16,063,302  16,329,391
   Fully diluted . . . . . . . . . . . . . . . . . . . . .16,684,541  16,764,555  17,548,746  17,808,232
--------------------------------------------------------------------------------------------------------

MARKET PRICE RANGE OF COMMON SHARES

The Company's common shares trade on the Nasdaq National Market under the symbol CFBX. The following table sets forth for the periods indicated the high and low sales prices for the Company's common stock:

---------------------------------------------------------------------------
                                       1996                    1995
                                 High        Low         High        Low
---------------------------------------------------------------------------
First Quarter. . . . . . . . .   22 3/4      20          15 3/4      13 1/4
Second Quarter . . . . . . . .   24 1/4      22 1/4      17          14 1/8
Third Quarter. . . . . . . . .   23 7/8      22 1/2      19 1/4      16 3/4
Fourth Quarter . . . . . . . .   28 3/4      23 1/8      23 3/4      19
---------------------------------------------------------------------------


SHAREHOLDERS

As of February 14, 1997, the Company had 1,080 shareholders of record and an estimated 3,400 additional beneficial holders whose stock was held in street name by brokerage houses.


DIVIDEND POLICY

The Board of Directors has adopted a policy by declaring regular quarterly dividends equal to approximately 25 percent of earnings. A dividend of 12 cents per share was paid quarterly in 1995, and the rate was increased to 14 cents per share for each of the first three quarters in 1996 and increased to 16 cents per share for the fourth quarter of 1996.


56