Form 10-K, Exhibit 13
period 1997-12-31
COMMUNITY FIRST BANKSHARES INC
filed 1998-03-11
CIK 857593

                                                                    EXHIBIT 13.1



                               TABLE OF CONTENTS

BEST OF BOTH WORLDS                                                  1
LETTER TO SHAREHOLDERS                                               3
REGIONAL REVIEW                                                      4
FINANCIAL REVIEW                                                    14
AFFILIATED BANKS                                                    47
BOARD OF DIRECTORS                                                  54
SENIOR OFFICERS                                                     55
CORPORATE INFORMATION                                               56



                             FINANCIAL HIGHLIGHTS


YEARS ENDED DECEMBER 31
(In thousands, except per share data)       1997        1996        1995        1994        1993
----------------------------------------------------------------------------------------------------
EARNINGS
----------------------------------------------------------------------------------------------------
Total interest income.................... $  278,597  $  229,426  $  192,868  $  143,237  $  121,146
Total interest expense................... $  117,253      95,234      82,891      53,468      47,271
Net interest income......................    161,344     134,192     109,977      89,769      73,875
Net income...............................     46,552      32,510      29,953      22,729      18,614

PER COMMON AND COMMON EQUIVALENT SHARE
----------------------------------------------------------------------------------------------------
Basic earnings per share................. $     2.52  $     1.87  $     1.85  $     1.50  $     1.35
Diluted earnings per share...............       2.44        1.79        1.75        1.43        1.30
Net book value...........................      16.70       12.92       12.01        9.69        9.10
Dividends paid...........................        .70         .58         .48         .44         .40

AT YEAR-END
----------------------------------------------------------------------------------------------------
Total assets............................. $4,855,526  $3,116,398  $2,769,976  $2,130,619  $1,883,794
Total loans..............................  2,637,057   2,064,108   1,767,193   1,330,146   1,037,666
Allowance for loan losses................     36,194      26,215      22,712      17,333      14,332
Total deposits...........................  3,619,334   2,537,440   2,359,716   1,794,565   1,627,989
Common equity............................    339,294     221,583     181,004     134,701     125,071

KEY PERFORMANCE RATIOS
----------------------------------------------------------------------------------------------------
Return on average common equity..........      18.13%      15.69%      18.19%      16.77%      16.64%
Return on average assets.................       1.31%       1.13%       1.24%       1.13%       1.10%
Net interest margin......................       5.17%       5.32%       5.06%       4.95%       4.74%
Dividend payout ratio....................      28.69%      32.40%      27.43%      30.77%      30.77%
Average common equity to average assets..       7.21%       6.87%       6.43%       6.43%       6.59%
Nonperforming assets to period-end
  loans and OREO.........................       0.61%       0.70%       0.31%       0.34%       0.62%
Allowance for loan losses to period-end
  loans..................................       1.37%       1.27%       1.29%       1.30%       1.38%
Allowance for loan losses to
  nonperforming loans....................     286.19%     200.68%     608.09%     537.12%     295.99%
Net charge-offs to aveage loans..........       0.24%       0.22%       0.17%       0.00%       0.08%
Tier I capital...........................      10.65%       8.88%       8.51%      10.64%      10.16%
Total risk-based capital.................      14.24%      11.10%      11.18%      13.46%      13.44%
Leverage ratio...........................       7.25%       6.62%       6.10%       7.12%       6.12%

-----------------------------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS

Community First Bankshares, Inc.


                             BASIS OF PRESENTATION

The following represents management's discussion and analysis of Community First Bankshares, Inc.'s (the "Company") financial condition as of December 31, 1997 and 1996, and its results of operations for the years ended December 31, 1997, 1996, and 1995. This discussion should be read in conjunction with the consolidated financial statements and related footnotes and the five year summary of selected financial data. The information has been restated to reflect significant mergers accounted for as a pooling-of-interests as if they had occurred at the beginning of the first period presented. Purchases have been reflected in the Company's results of operations for all periods following the acquisition and are reflected in the Company's financial condition at all dates subsequent to the acquisition.

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

    Also during the periods presented, the Company made the following acquisitions of banks (or associated holding companies), each of which was accounted for as a purchase, except the acquisitions in Trinidad, Colorado, Gunnison, Colorado, and Phoenix, Arizona, each of which was accounted for as a pooling of interests. Because the pooling acquisitions were not material to the Company's financial condition or operating results, the Company's financial information has not been restated to reflect these mergers.

Acquisition          Location of Bank or         Total Assets at Date of
Month and Year       Name of Acquired Entity     Acquisition (In Millions)
--------------------------------------------------------------------------
December 1997        Gunnison, Colorado                      $    90
November 1997        Phoenix, Arizona                        $    54
July 1997            Cheyenne, Wyoming                       $ 1,100
October 1996         Trinidad, Colorado                      $    70
July 1996            Kiowa, Colorado                         $    58
July 1996            Englewood, Colorado                     $    19
October 1995         Beach, North Dakota                     $    44
September 1995       Aurora, Colorado                        $    41
July 1995            Louisville, Colorado                    $    36
July 1995            Boulder, Colorado                       $    60
May 1995             Alliance, Nebraska                      $   293
--------------------------------------------------------------------------

   On July 14, 1997, the Company completed the purchase of KeyBank N.A. (Wyoming), ("KeyBank") from KeyCorp of Cleveland, Ohio. At the time of acquisition, KeyBank had total assets of $1.1 billion in banking offices in 24 Wyoming communities. The purchase price of the transaction, which was accounted for as a purchase, was $135 million and resulted in the recognition of goodwill of approximately $60 million. The purchase price was funded through a combination of proceeds from the issuance of $60 million 8.875% Cumulative Capital Securities by a business subsidiary of the Company in February 1997, partial proceeds from the Company's issuance of $60 million 7.30% Subordinated Notes, and retained earnings of the Company.

    On January 23, 1998, the Company completed the purchase and assumption of approximately $730 million in assets and liabilities of 37 offices of Banc One Corporation located in Arizona, Colorado, and Utah. The transaction will be accounted for as a purchase of certain assets and assumption of certain liabilities and resulted in the recognition of approximately $44 million of deposit premium. The purchase was funded through a combination of net proceeds from the issuance of 1,000,000 shares of common stock in December 1997 and the proceeds of the issuance of $60 million 8.20% Cumulative Capital Securities by a business trust subsidiary in December 1997.

    On January 14, 1998, the Company signed a definitive merger agreement with FNB, Inc. ("FNB"), a two-bank holding company headquartered in Greeley, Colorado. At December 31, 1997, FNB had total assets of $118 million at offices in Greeley and Fort Collins, Colorado. To facilitate completion of the transaction, which is expected to be accounted for using the pooling of interests method of accounting, the Company will issue approximately 570,000 shares of common stock to holders of FNB common stock. The transaction is subject to regulatory approval and is expected to close during the second quarter of 1998.

    On January 9, 1998, the Company signed a definitive merger agreement with Community Bancorp, Inc. ("CBI"), a one-bank, holding company headquartered in Thornton, Colorado. At December 31, 1997, CBI had total assets of $78 million at offices in Thornton and Arvada, Colorado. To facilitate completion of the transaction, which is expected to be accounted for using the pooling of interests method of accounting, the Company will issue approximately 452,000 shares of common stock to holders of CBI common stock. The transaction is subject to regulatory approval and is expected to close during the second quarter of 1998.

    On November 7, 1997, the Company signed a definitive merger agreement with Pioneer Bank of Longmont ("Longmont"), Longmont, Colorado. At December 31, 1997, Longmont had total assets of $130 million and banking offices in four Colorado communities. To facilitate completion of the transaction, which is expected to be accounted for using the pooling of interests method of accounting, the Company will issue approximately 700,000 shares of common stock to holders of Longmont common stock. The transaction is subject to regulatory approval and is expected to close during the second quarter of 1998.

                                    OVERVIEW

For the year ended December 31, 1997, the Company reported net income of $46.6 million, an increase of $14.1 million, or 43.4%, from the $32.5 million earned during 1996. Diluted earnings per share were $2.44, compared to $1.79 in 1996 and $1.75 in 1995. Return on average assets was 1.31% for 1997, compared with 1.13% for 1996. Return on average common shareholders' equity for 1997 and 1996 was 18.13% and 15.69%, respectively. Factors contributing to these changes included

MANAGEMENT'S DISCUSSION AND ANALYSIS

Community First Bankshares, Inc.


approximately $6.3 million of incremental net income provided by entities acquired during 1997 and 1996.

    For the year ended December 31, 1996, the Company reported net income of $32.5 million, an increase of $2.5 million, or 8.3% from the $30.0 million earned during 1995. Diluted earnings per share were $1.79, compared to $1.75 in 1995. Return on average assets was 1.13% for 1996, compared with 1.24% for 1995. Return on average common shareholders' equity for 1996 and 1995 was 15.69% and 18.19%, respectively. Factors contributing to these changes included approximately $1.4 million of incremental net income provided by entities acquired during 1996 and 1995.

    During 1997, the Company made the determination to dispose of its sub-prime lending affiliates, Mountain Parks Financial Services, Inc. ("MPFS") and Equity Lending, inc. ("ELI"). Both MPFS, which purchases auto contracts and ELI, which originates residential, non-conforming mortgages were acquired by the Company in December 1996 through the merger with Mountain Parks Financial Corporation. The Company has accounted for these entities as discontinued operations on the consolidated financial statements. At December 31, 1997, the net balance sheet effect of $72 million from these entities has been included as an Other Asset. The Company recognized income of $967,000 net of tax, from these entities during 1997.

    Total assets were $4,856 million and $3,116 million at December 31, 1997 and 1996, respectively. The increase of $1,740 million, or 55.8%, during 1997 was principally due to the 1997 acquisitions of the banks in Wyoming, Phoenix, and Gunnison, as well as loan growth in the Company's subsidiary banks.

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

    The following table presents the Company's average balance sheets, interest earned or paid and the related yields and rates on major categories of the Company's earning assets and interest-bearing liabilities on a tax equivalent basis for the periods indicated:


YEARS ENDED DECEMBER 31                                          1997                                 1996
--------------------------------------------------------------------------------------------------------------------------
                                                                            INTEREST                              INTEREST
                                                    AVERAGE               YIELDS AND       AVERAGE              YIELDS AND
(DOLLARS IN THOUSANDS)                              BALANCE      INTEREST      RATES       BALANCE    INTEREST       RATES
--------------------------------------------------------------------------------------------------------------------------
ASSETS
Loans (1) (2) .................................. $2,264,150      $219,843      9.71%    $1,873,073    $185,005       9.88%
Investment securities (2) ......................    942,974        63,362      6.72%       727,822      48,579       6.67%
Other earning assets ...........................     16,720           866      5.18%        17,324         960       5.47%
                                                 -------------------------------------------------------------------------
    Total earning assets .......................  3,223,844       284,071      8.81%     2,618,219     234,544       8.96%
Noninterest-earning assets .....................    337,729                                248,560
                                                 -------------------------------------------------------------------------
    Total assets ............................... $3,561,573                             $2,866,779
                                                 -------------------------------------------------------------------------
                                                 -------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing checking ...................... $  367,683         6,536      1.78%    $  445,501    $  8,702       1.95%
Savings deposits ...............................    731,751        19,870      2.72%       444,333      11,534       2.60%
Time deposits ..................................  1,385,924        75,873      5.47%     1,114,617      61,419       5.51%
Short-term borrowings ..........................    177,190         9,236      5.21%       168,311       9,247       5.49%
Long-term borrowings ...........................     76,595         5,738      7.49%        60,433       4,332       7.17%
                                                 -------------------------------------------------------------------------
    Total interest-bearing liabilities .........  2,739,143       117,253      4.28%     2,233,195      95,234       4.26%
Demand deposits ................................    463,601                                378,325
Noninterest-bearing liabilities ................     39,786                                 35,365
Trust Owned Preferred Securities ...............     57,699                                     --
Preferred shareholders' equity .................      4,506                                 22,999
Common shareholders' equity ....................    256,838                                196,895
                                                 -------------------------------------------------------------------------
 ...............................................    822,430                                633,584
                                                 -------------------------------------------------------------------------
Total liabilities and shareholders' equity ..... $3,561,573                             $2,866,779
                                                 -------------------------------------------------------------------------
                                                 -------------------------------------------------------------------------
Net interest income ............................                 $166,818                             $139,310
                                                 -------------------------------------------------------------------------
                                                 -------------------------------------------------------------------------
Net interest spread ............................                               4.53%                                 4.70%
                                                 -------------------------------------------------------------------------
                                                 -------------------------------------------------------------------------
Net interest margin ............................                               5.17%                                 5.32%
                                                 -------------------------------------------------------------------------
                                                 -------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

YEARS ENDED DECEMBER 31                                         1995
------------------------------------------------------------------------------------
                                                                            INTEREST
                                                    AVERAGE               YIELDS AND
(DOLLARS IN THOUSANDS)                              BALANCE      INTEREST      RATES
------------------------------------------------------------------------------------
ASSETS
Loans (1) (2) .................................. $1,545,497      $151,154      9.78%
Investment securities (2) ......................    656,435        43,009      6.55%
Other earning assets ...........................     29,369         1,710      5.82%
                                                 -----------------------------------
    Total earning assets .......................  2,231,301       195,873      8.78%
Noninterest-earning assets .....................    192,912
                                                 -----------------------------------
    Total assets ............................... $2,424,213
                                                 -----------------------------------
                                                 -----------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing checking ......................  $ 406,080      $  8,805      2.17%
Savings deposits ...............................    349,522         9,748      2.79%
Time deposits ..................................    963,594        53,227      5.52%
Short-term borrowings ..........................    111,784         6,184      5.53%
Long-term borrowings ...........................     65,379         4,927      7.54%
                                                 -----------------------------------
    Total interest-bearing liabilities .........  1,896,359        82,891      4.37%
Demand deposits ................................    317,806
Noninterest-bearing liabilities ................     31,189
Trust Owned Preferred Securities ...............         --
Preferred shareholders' equity .................     23,000
Common shareholders' equity ....................    155,859
                                                 -----------------------------------
 ...............................................    527,854
                                                 -----------------------------------
Total liabilities and shareholders' equity ..... $2,424,213
                                                 -----------------------------------
                                                 -----------------------------------
Net interest income ............................                 $112,982
                                                 -----------------------------------
                                                 -----------------------------------
Net interest spread ............................                               4.41%
                                                 -----------------------------------
                                                 -----------------------------------
Net interest margin ............................                               5.06%
                                                 -----------------------------------
                                                 -----------------------------------
------------------------------------------------------------------------------------

(1) INCLUDES NONACCRUAL LOANS AND LOAN FEES.
(2) INTEREST YIELDS ON LOANS AND INVESTMENTS ARE PRESENTED ON A TAX EQUIVALENT BASIS TO REFLECT THE TAX EXEMPT NATURE OF CERTAIN ASSETS.
    THE INCREMENTAL TAX RATE APPLIED WAS 35% IN 1997, 1996, AND 1995.

MANAGEMENT'S DISCUSSION AND ANALYSIS

Community First Bankshares, Inc.


The following table presents the components of changes in net interest income by volume and rate on a tax equivalent basis. The net change attributable to the combined impact of volume and rate has been allocated solely to the change in volume:

                                                                   1997 COMPARED TO 1996            1996 COMPARED TO 1995
                                                           ---------------------------------------------------------------------
(IN THOUSANDS)                                                VOLUME        RATE      TOTAL     VOLUME        RATE      TOTAL
--------------------------------------------------------------------------------------------------------------------------------
Interest income:
    Loans (1) (2) ..........................................  $38,627    $(3,789)    $34,838    $32,038    $ 1,813     $33,851
    Investment securities (2) ..............................   14,360        423      14,783      4,677        893       5,570
    Other earning assets ...................................      (33)       (61)        (94)      (701)       (62)       (763)
                                                            --------------------------------------------------------------------
Total interest income ......................................   52,954     (3,427)     49,527     36,014      2,644      38,658
                                                            --------------------------------------------------------------------
Interest expense:
    Savings deposits and interest-bearing checking .........    5,941        229       6,170      3,499     (1,816)      1,683
    Time deposits ..........................................   14,949       (495)     14,454      8,342       (150)      8,192
    Short-term borrowings ..................................      488       (499)        (11)     3,127        (64)      3,063
    Long-term borrowings ...................................    1,159        247       1,406       (373)      (222)       (595)
                                                            --------------------------------------------------------------------
Total interest  expense ....................................   22,537       (518)     22,019     14,595     (2,252)     12,343
                                                            --------------------------------------------------------------------
Increase (decrease) in net interest income .................  $30,417    $(2,909)    $27,508    $21,419    $ 4,896     $26,315
                                                            --------------------------------------------------------------------
                                                            --------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------

(1) INCLUDES LOAN FEES.
(2) INTEREST INCOME IS PRESENTED ON A TAX EQUIVALENT BASIS.


    Net interest income on a tax equivalent basis in 1997 was $166.8 million, a $27.5 million increase from 1996. The increase was primarily due to a 23.1% increase in earning assets partially offset by a 15 basis point reduction in the net interest margin. The increase in earning assets was due to six bank acquisitions completed by the Company between the third quarter of 1996 and December 1997, and loan growth in existing markets. Net interest income on a tax equivalent basis in 1996 was $139.3 million, a $26.3 million increase from 1995. The increase was primarily due to a 17.3% increase in earning assets and a 26 basis point increase in the net interest margin. The increase was primarily influenced by bank acquisitions completed by the Company and loan growth in existing markets.

    The net interest margin was 5.17%, 5.32%, and 5.06% in 1997, 1996 and 1995, respectively. This decrease in margin was due to a 17 basis point decrease in the yield spread between 1996 and 1997, and a change in the mix of earning assets to lower-yielding loans. Average loans to average earning assets changed from 69.3% in 1995, to 71.5% in 1996, and 70.2% in 1997.

PROVISION FOR LOAN LOSSES

Annual fluctuations in the provision for loan losses result from management's regular assessment of the adequacy of the allowance for loan losses. The provision for loan losses for 1997 was $5.4 million, a decrease of $1.4 million or 20.6%, from the $6.8 million provision during 1996. The decreased loan loss provision was principally due to the Company's decision to dispose of its sub-prime lending affiliates and subsequently accounting for these entities as discontinued operations. The amount of the loan loss provision to be recorded in future periods will depend on management's assessment of the adequacy of the allowance for loan losses in relation to the entire loan portfolio. The provision for loan losses for 1996 was $6.8 million, an increase of $4.1 million, or 151.9% from the 1995 provision of $2.7 million.

NONINTEREST INCOME

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

    Noninterest income for 1997 was $36.6 million, an increase of $9.2 million, or 33.6%, from the $27.4 million earned in 1996. The increase was principally due to an increase in service charges on deposit accounts in 1997 to $17.0 million from the $12.3 million in 1996, an increase of $4.7 million, or 38.2%. The increase is attributed to $2.7 million in service charges on deposit accounts at banks acquired during 1997 and $494,000 at banks acquired during 1996.

    Noninterest income for 1996 was $27.4 million, an increase of $4.9 million, or 21.8%, from the $22.5 million earned in 1995. The increase was principally due to an increase in service charges on deposit accounts in 1996 from $10.1 million earned during 1995 to $12.3 million earned in 1996, an increase of $2.2 million, or 21.8%.

NONINTEREST EXPENSE

Noninterest expenses consist of salaries and benefits, occupancy, equipment and other expenses such as legal and postage necessary for the operation of the Company. Management is committed to improving the quality of service while controlling such costs through improved efficiency and consolidation of certain activities to achieve economies of scale.

MANAGEMENT'S DISCUSSION AND ANALYSIS

Community First Bankshares, Inc.

    The following table presents the components of noninterest expense for the periods indicated:


YEARS ENDED DECEMBER 31 (IN THOUSANDS)           1997       1996         1995
--------------------------------------------------------------------------------

Salaries and employee benefits ................. $  64,868    $ 54,870   $42,796
Net occupancy ..................................    19,139      15,085    10,563
FDIC insurance .................................       357         669     2,532
Legal and accounting ...........................     1,710       1,989     1,311
Other professional service .....................     2,378       1,892     2,700
Acquisition expenses ...........................       398       2,928       768
Data processing and loan servicing fees ........     1,290       1,506     1,607
Permanent impairment of equity
  method investment ............................        --         940        --
Minority interest ..............................       (55)        222       175
Company-obligated mandatorily redeemable
  preferred securities of CFB Capital I & II ...     5,108          --        --
Amortization of Intangibles ....................     5,519       3,362     2,551
Other ..........................................    24,478      20,825    17,590
                                                 -------------------------------
    Total noninterest expense .................. $ 125,190    $104,288   $82,593
                                                 -------------------------------
                                                 -------------------------------

--------------------------------------------------------------------------------

    Noninterest expense for 1997 was $125.2 million, an increase of $20.9 million, or 20.0%, from the level of $104.3 million during 1996. The increase was principally due to an increase of $10.0 million, or 18.2%, in salaries and employee benefits, of which $5.8 million was due to the 1997 acquisitions and $1.7 million was due to the banks acquired during 1996. Net occupancy expense increased $4.1 million to $19.1 million, $2.1 million due to 1997 and 1996 acquisitions. Acquisition expenses of $398,000 were incurred in 1997 in conjunction with the acquisitions of Republic and Summit. Intangibles expense increased $2.2 million, or 64.2%, due to the additional intangible assets recognized in connection with the Company's acquisitions. Other noninterest expense was $24.5 million, an increase of $3.7 million, or 17.8%, from $20.8 million during 1996.

    Noninterest expense increased $21.7 million to $104.3 million in 1996. The increase was principally due to an increase in salaries and employee benefits, net occupancy expense, and acquisition and related expenses. The $12.1 million increase in salaries and employee benefits reflects $4.6 million in additional expenses related to acquisitions completed by the Company in 1995 and 1996. The $4.5 million increase in net occupancy is also due primarily to acquisitions completed by the Company. Legal and accounting fees increased $678,000, or 51.7%, from $1,311,000 to $1,989,000 during 1996.
The Company incurred acquisition expenses of $2.9 million in 1996 in connection with the mergers with Mountain Parks and Financial Bancorp. These expenses relate to legal, accounting and other professional services expenses incurred to complete the mergers. In addition, the Company incurred noninterest expenses of $1.0 million to facilitate the integration of certain operating activities of Mountain Parks into those of the Company. During 1996, the Company recorded a $940,000 writedown in the value of its investment in an unconsolidated subsidiary, which was divested to satisfy regulators' competitive issues related to the Mountain Parks merger. Amortization of intangibles increased $811,000, or 31.8%, due to intangible assets, such as goodwill, noncompete agreements and insurance agency customer policy expirations recorded in connection with the Company's acquisitions. Other noninterest expense was $20.8 million, an increase of $3.2 million, or 18.2%, from $17.6 million in 1995. Federal Deposit Insurance Corporation ("FDIC") insurance expense decreased $1.9 million as a result of a reduction in the insurance assessment rate paid by most affiliate banks from a rate of $.23 per $100 to $.04 per $100 of qualifying deposits. This was partially offset by increased deposits obtained through 1996 and 1995 bank acquisitions and an increase in average deposits for 1996 to $2,383 million from $2,037 million in 1995, an increase of $346 million, or 17.0%.

PROVISION FOR INCOME TAXES
The Company records a provision for income taxes currently payable and for taxes payable in the future because of differences in the timing of recognition of certain items for financial statement and income tax purposes. The effective income tax rate differs from the statutory rate primarily due to tax-exempt income from loans, and investments and state income taxes. The effective tax rate was 31.9%, 35.6%, and 36.4% for 1997, 1996, and 1995, respectively.

YEAR 2000 ISSUE
The Company is evaluating the potential impact of what is commonly referred to as the "Year 2000" issue, concerning the inability of certain information systems to properly recognize and process dates containing the year 2000 and beyond. If not corrected, these systems could fail or create erroneous results. The Company is in the process of determining which of its systems, if any, may present Year 2000 issues, the magnitude of these issues, and the steps that may be necessary to correct them. Therefore, the potential liabilities and costs associated with Year 2000 compliance cannot be estimated at this time. Regardless of the Year 2000 compliance of the Company's systems, there can be no assurance that the Company will not be adversely affected by the failure of others to become Year 2000 compliant. Such risks may include potential losses related to loans made to third parties whose businesses are adversely affected by the Year 2000 issue, the disruption or inaccuracy of data provided by non-Year 2000 compliant third parties and business disruption caused by the failure of service providers, such as security and data processing companies, to become Year 2000 compliant. Because of these uncertainties, there can be no assurance that the Year 2000 issue will not have a material financial impact in any future period.

                             FINANCIAL CONDITION

INVESTMENT OF FUNDS

LOANS
At December 31, 1997, total loans were $2.6 billion, an increase of $573 million, or 27.8%, from the December 31, 1996, level of $2.1 billion. A significant portion of this increase is attributable to in-market loan growth in the Company's existing markets. In addition, the purchase of three banking institutions in 1997 added $536 million in loans.

    The Company has continued to purchase commercial loan assets to enhance earning asset yield performance. Many of such loan assets have been originated by selected Midwestern regional banks and national leasing and finance companies with whom the Company has ongoing relationships. The Company's portfolio of purchased loan assets was $208 million at December 31, 1997, compared to $202 million at December 31, 1996. These assets are subject to the Company's standard credit guidelines, as well as specific requirements for such assets, and bear the credit risks attendant to commercial loans. It is anticipated that the purchased loan asset volume will increase during 1998.

MANAGEMENT'S DISCUSSION AND ANALYSIS

Community First Bankshares, Inc.

The following table presents the Company's balance of each major category of loans at the dates indicated:

                                   1997                 1996                 1995                 1994                 1993
-----------------------------------------------------------------------------------------------------------------------------------

                                      PERCENT              PERCENT               PERCENT              PERCENT              PERCENT
                                      OF TOTAL             OF TOTAL              OF TOTAL             OF TOTAL             OF TOTAL
(DOLLARS IN THOUSANDS)       AMOUNT     LOANS      AMOUNT    LOANS      AMOUNT     LOANS       AMOUNT   LOANS      AMOUNT    LOANS
-----------------------------------------------------------------------------------------------------------------------------------
Loan category:
 Real estate ............ $1,158,822   43.94%  $  871,432    42.22%  $  744,477    42.13% $  544,809    40.96% $  403,716    38.90%
 Commercial .............    708,084   26.85%     624,456    30.25%     527,620    29.86%    397,869    29.91%    316,565    30.51%
 Consumer and other .....    499,924   18.96%     346,139    16.77%     270,459    15.30%    225,256    16.93%    170,271    16.41%
 Agricultural ...........    270,227   10.25%     222,081    10.76%     224,637    12.71%    162,212    12.20%    147,114    14.18%
                          ---------------------------------------------------------------------------------------------------------
Total loans .............  2,637,057  100.00%   2,064,108   100.00%   1,767,193   100.00%  1,330,146   100.00%  1,037,666   100.00%
                          ---------------------------------------------------------------------------------------------------------
                          ---------------------------------------------------------------------------------------------------------
Less allowance for
 loan losses ............    (36,194)             (26,215)              (22,712)             (17,333)             (14,332)
                          ---------------------------------------------------------------------------------------------------------
Total ................... $2,600,863           $2,037,893            $1,744,481           $1,312,813           $1,023,334
                          ---------------------------------------------------------------------------------------------------------
                          ---------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

GENERAL. The Company's loan mix remained relatively constant from 1996 to 1997. Real estate loans continued to be the largest category of loans, representing 43.9% of the total loan portfolio.

REAL ESTATE LOANS. A significant portion of the Company's real estate loan portfolio consists of residential real estate first mortgages that have been underwritten and documented to meet secondary mortgage requirements. Substantially all of the Company's real estate loans are based in the Company's primary market area. As of December 31, 1997, $464 million, or 40.0%, of the Company's real estate loan portfolio consisted of residential real estate loans, $137 million, or 11.8%, were secured by farmland, $363 million, or 31.4%, represented commercial and other real estate loans and $195 million, or 16.8%, represented construction loans.

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

MANAGEMENT'S DISCUSSION AND ANALYSIS

Community First Bankshares, Inc.

The following table sets forth the composition of the Company's held-to-maturity securities portfolio at amortized cost as of the dates indicated:

--------------------------------------------------------------------------------
                                                   BOOK VALUE AT DECEMBER 31,
(IN THOUSANDS)                                    1997        1996       1995
--------------------------------------------------------------------------------
U.S. Treasury ...............................  $     --     $   --     $   --
U.S. Government agencies ....................         228        879      3,318
Mortgage-backed securities ..................      67,959     86,506    106,429
Collateralized mortgage obligations .........        --         --         --
State and political securities ..............      48,064     56,694     55,267
Other securities ............................      64,261     78,269     65,806
                                               ----------   --------   --------
Total .......................................  $  180,512   $222,348   $230,820
                                               ----------   --------   --------
                                               ----------   --------   --------

--------------------------------------------------------------------------------


The following table sets forth the composition of the Company's available-for-sale securities portfolio at estimated fair value as of the dates indicated:

                                                   BOOK VALUE AT DECEMBER 31,
(IN THOUSANDS)                                     1997       1996       1995
--------------------------------------------------------------------------------
U.S. Treasury ...............................   $  147,126   $120,193   $154,508
U.S. Government agencies ....................      266,696     85,311    121,588
Mortgage-backed securities ..................      829,943    236,833    143,359
Collateralized mortgage obligations .........      108,103     43,259     58,053
State and political securities ..............       68,677     15,122      1,443
Other securities ............................       78,332      6,170      7,571
                                                ----------   --------   --------
Total .......................................   $1,498,877   $506,888   $486,522
                                                ----------   --------   --------
                                                ----------   --------   --------

--------------------------------------------------------------------------------

HELD-TO-MATURITY SECURITIES                                     AT DECEMBER 31, 1997, MATURING IN
-----------------------------------------------------------------------------------------------------------------------------------
                                                    OVER ONE YEAR           OVER 5 YEARS
                              ONE YEAR OR LESS    THROUGH 5 YEARS       THROUGH 10 YEARS        OVER 10 YEARS               TOTAL
-----------------------------------------------------------------------------------------------------------------------------------
                                      WEIGHTED           WEIGHTED               WEIGHTED             WEIGHTED            WEIGHTED
(DOLLARS IN THOUSANDS)         AMOUNT YIELD(1)    AMOUNT YIELD(1)         AMOUNT YIELD(1)      AMOUNT YIELD(1)     AMOUNT YIELD(1)
-----------------------------------------------------------------------------------------------------------------------------------
U.S. Government agencies .... $    --       --   $    --       --       $    --       --     $    228    7.25%   $    228     7.25%
Mortgage-backed securities ..     780     8.51%    7,262      7.54%      29,653     6.43%      30,264    6.63%     67,959     6.66%
Municipal bonds .............   3,958     7.13%    8,342      7.54%      18,834     8.13%      16,930    8.20%     48,064     7.97%
Other .......................      --       --        62     10.03%          --       --       64,199    7.99%     64,261     7.99%
                              -------     -----  -------     ------     -------     -----    --------    -----   --------     -----
Total ....................... $ 4,738     7.36%  $15,666     7.55%      $48,487     7.09%    $111,621    7.65%   $180,512     7.48%
                              -------     -----  -------     ------     -------     -----    --------    -----   --------     -----
                              -------     -----  -------     ------     -------     -----    --------    -----   --------     -----

-----------------------------------------------------------------------------------------------------------------------------------

(1) INTEREST YIELDS ON INVESTMENTS ARE PRESENTED ON A TAX EQUIVALENT BASIS TO REFLECT THE TAX EXEMPT NATURE OF CURRENT ASSETS. YIELDS ARE BASED ON A 35% INCREMENTAL TAX RATE AND A 3.51% COST OF FUNDS.

AVAILABLE-FOR-SALE SECURITIES                                     AT DECEMBER 31, 1997, MATURING IN
-----------------------------------------------------------------------------------------------------------------------------------
                                                     OVER ONE YEAR         OVER 5 YEARS
                               ONE YEAR OR LESS     THROUGH 5 YEARS     THROUGH 10 YEARS          OVER 10 YEARS              TOTAL
-----------------------------------------------------------------------------------------------------------------------------------
                                         WEIGHTED             WEIGHTED          WEIGHTED               WEIGHTED           WEIGHTED
(DOLLARS IN THOUSANDS)         AMOUNT    YIELD(1)   AMOUNT    YIELD(1)  AMOUNT   YIELD(1)    AMOUNT    YIELD(1)    AMOUNT  YIELD(1)
-----------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury ............... $ 27,956   5.78%      $119,170   6.28%   $   --      --       $   --       --     $  147,126   6.19%
U.S. Government agencies ....   54,585   5.59%       166,783   6.12%     44,330   6.45%          998    7.27%      266,696   6.07%
Mortgage-backed securities ..    4,019   7.30%         8,242   6.88%     33,482   7.41%      784,200    6.81%      829,943   6.84%
Collateralized mortgage
   obligations ..............       97   5.95%         2,905   6.47%     13,041   6.35%       92,060    6.38%      108,103   6.38%
Municipal bonds .............    8,180   7.28%        30,550   7.59%      7,055   8.79%       22,892    7.57%       68,677   7.67%
Other .......................   30,434   6.36%           731   6.63%         43   7.05%       47,124    7.44%       78,332   7.01%
                              -------    -----       -------   ------  -------    -----     --------    -----   --------     -----
Total ....................... $125,271   5.98%      $328,381   6.34%   $ 97,951   6.93%     $947,274    6.82%   $1,498,877   6.65%
                              -------    -----       -------   ------  -------    -----     --------    -----   --------     -----
                              -------    -----       -------   ------  -------    -----     --------    -----   --------     -----

-----------------------------------------------------------------------------------------------------------------------------------

(1)  INTEREST YIELDS ON INVESTMENTS ARE PRESENTED ON A TAX EQUIVALENT BASIS
     TO REFLECT THE TAX EXEMPT NATURE OF CURRENT ASSETS.   YIELDS ARE BASED
     ON A 35% INCREMENTAL TAX RATE AND A 3.51% COST OF FUNDS.

MANAGEMENT'S DISCUSSION AND ANALYSIS

Community First Bankshares, Inc.


    The Company's investments, including available-for-sale and held-to-maturity securities, increased $950 million, or 130.3%, to $1,679 million at December 31, 1997, from $729 million at December 31, 1996. This increase was due to the addition of $496 million of securities obtained through 1997 bank acquisitions and offset by maturing securities which were not replaced, in response to loan demand. At December 31, 1997, the Company's investments represented 34.6% of total assets, compared to 23.4% at December 31, 1996.

CREDIT EXPERIENCE
The Company's lending activities are guided by the general loan policy established by the Board of Directors. The Senior Credit Committee of the Company has established loan approval limits for each region of the Company and each subsidiary bank. The limits established for each bank range from $50,000 to $300,000 per borrower (except for the Fargo bank, which has a $750,000 limit per borrower). However, renewals of any criticized or classified loans have a limit of $25,000. Amounts in excess of the individual bank lending authority are presented to the regional credit officers. The regional credit officers for Arizona, Colorado, Iowa, Minnesota, Nebraska, Wisconsin, Wyoming and the Dakotas have lending authority of $750,000 per nonclassified borrower when a second regional credit officer or the respective regional managing officer concurs. Loans above $1,500,000 per nonclassified borrower and $250,000 per classified borrower are presented to the Senior Credit Committee for approval.

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

NONPERFORMING ASSETS
The Company follows regulatory guidelines with respect to classifying loans on a nonaccrual basis. Loans are placed on nonaccrual when they become past due over 90 days or when the collection of interest or principal is considered unlikely. The Company does not return a loan to accrual status until it is brought current with respect to both principal and interest and future principal payments are no longer in doubt. When a loan is placed on nonaccrual status, any previously accrued and uncollected interest is reversed. Interest income of $364,000 on nonaccrual loans would have been recorded during 1997 if the loans had been current in accordance with their original terms. During 1997, the Company recorded interest income of $361,000 related to loans that were on nonaccrual status as of December 31, 1997.

    The Company considers nonperforming assets to include all nonaccrual loans, restructured loans defined as troubled debt restructurings under SFAS No. 15 and other real estate owned ("OREO").

Nonperforming assets of the Company are summarized in the following table:

DECEMBER 31, (DOLLARS IN THOUSANDS)                                  1997          1996         1995          1994         1993
----------------------------------------------------------------------------------------------------------------------------------
Loans:
    Nonaccrual loans ........................................... $    12,507  $   12,796   $    3,252   $     3,087   $    3,742
    Restructured loans .........................................         140         267          483           140        1,100
                                                                 -----------  ----------   ----------   -----------   ----------
    Nonperforming loans ........................................      12,647      13,063        3,735         3,227        4,842
OREO ...........................................................       3,406       1,426        1,701         1,265        1,622
                                                                 -----------  ----------   ----------   -----------   ----------
    Nonperforming assets ....................................... $    16,053  $   14,489   $    5,436   $     4,492   $    6,464
                                                                 -----------  ----------   ----------   -----------   ----------
Loans 90 days or more past due but still accruing .............. $     3,616  $    1,956   $      779   $       722   $      761
                                                                 -----------  ----------   ----------   -----------   ----------
Nonperforming loans as a percentage of total loans .............        0.48%       0.63%        0.21%         0.24%        0.47%
Nonperforming assets as a percentage of total assets ...........        0.33%       0.46%        0.20%         0.21%        0.34%
Nonperforming assets as a percentage of total loans and OREO ...        0.61%       0.70%        0.31%         0.34%        0.62%
Total loans .................................................... $ 2,637,057  $2,064,108   $1,767,193   $ 1,330,146   $1,037,666
Total assets ................................................... $ 4,855,526  $3,116,398   $2,769,976   $ 2,130,619   $1,883,794
---------------------------------------------------------------------------------------------------------------------------------


    Nonperforming assets were $16.1 million at December 31, 1997, an increase of $1.6 million, or 11.0%, from $14.5 million at December 31, 1996. Nonperforming loans decreased by $416,000. OREO increased $2.0 million, or 142.9%, from $1.4 million at December 31, 1996 to $3.4 million at December 31, 1997. The ratio of nonperforming assets to total assets at December 31, 1997, was .33%, compared to .46% at December 31, 1996.

    Nonperforming assets were $14.5 million at December 31, 1996, an increase of $9.1 million, or 168.5% from $5.4 million at December 31, 1995. Nonperforming loans increased by $9.3 million due principally to an increase in nonaccrual loans at the former Mountain Parks Bank of $7.6 million, including $4.6 million in the specialty lending area. At December 31, 1997, the Company has announced its intent to discontinue the operations of this subsidiary.

MANAGEMENT'S DISCUSSION AND ANALYSIS

Community First Bankshares, Inc.


ALLOWANCE FOR LOAN LOSSES

The current level of the allowance for loan losses is a result of management's assessment of the risks within the portfolio based on the information revealed in credit reporting processes. The Company utilizes a risk-rating system on all loans, including purchased loans, and a monthly credit review and reporting process that results in the calculation of the guidelines reserves based on the risk within the portfolio. This assessment of risk takes into account the composition of the loan portfolio, previous loan experience, current economic conditions and other factors that, in managements' judgment, deserve recognition. Regulators have reviewed the Company's methodology for determining allowance requirements and have made no recommendations for increases in the allowances during the five-year period ended December 31, 1997.

    The Company has historically maintained a positive variance from the minimum estimated allowance for loan losses based on the analyses that are conducted by bank management and corporate credit personnel. Management has reviewed the allocations in the various classifications of loans and believes the allowance was adequate at all times during the five-year period ended December 31, 1997.

The following table sets forth the Company's allowance for loan losses as of the dates indicated:


DECEMBER 31, (DOLLARS IN THOUSANDS)                    1997          1996          1995           1994          1993
---------------------------------------------------------------------------------------------------------------------
Balance at beginning of year ................... $   26,215    $   22,712     $  17,333     $   14,332    $   11,196
Allowance of acquired companies ................     10,065           784         5,230          1,153         1,714
Charge-offs:
    Real estate ................................      1,284         1,087           303            109           303
    Commercial .................................      1,462         1,176         1,285            484           617
    Consumer and other .........................      4,385         2,265         1,502            584           461
    Agricultural ...............................        726           443           373             38            58
                                                 -------------------------------------------------------------------
    Total charge-offs ..........................      7,857         4,971         3,463          1,215         1,439

Recoveries:
    Real estate ................................        248           269            63            549           162
    Commercial .................................        559           225           245            247           325
    Consumer and other .........................        965           361           536            218           188
    Agricultural ...............................        647            78            57            210            37
                                                 -------------------------------------------------------------------
    Total recoveries ...........................      2,419           933           901          1,224           712
                                                 -------------------------------------------------------------------
Net charge-offs ................................      5,438         4,038         2,562            (9)           727
Provision charged to operations ................      5,352         6,757         2,711          1,839         2,149
                                                 -------------------------------------------------------------------
Balance at end of year ......................... $   36,194    $   26,215     $  22,712     $   17,333    $   14,332
                                                 -------------------------------------------------------------------
                                                 -------------------------------------------------------------------
Allowance as a percentage of total loans .......       1.37%          1.27%         1.29%         1.30%         1.38%
Net charge-offs to average loans outstanding ...       0.24%          0.22%         0.17%           --          0.08%
Total loans .................................... $2,637,057    $2,064,108     $1,767,193    $1,330,146    $1,037,666
Average loans .................................. $2,264,150    $1,873,073     $1,545,497    $1,171,925    $  909,890
--------------------------------------------------------------------------------------------------------------------------

    At December 31, 1997, the allowance for loan losses was $36.2 million, an increase of $10.0 million from the December 31, 1996, level of $26.2 million. The Company's 1997 acquisitions accounted for $10.4 million of the change, with the remaining change due to maintaining an adequate reserve in recognition of the Company's loan growth and the increase in net charge-offs during 1997. At December 31, 1997, the allowance for loan losses as a percentage of total loans was 1.37%, as compared to 1.27% at December 31, 1996.

    At December 31, 1996, the allowance for loan losses was $26.2 million, an increase of $3.5 million from the December 31, 1995, level of $22.7 million.
The Company's 1996 acquisitions accounted for $784,000 of the increase, with the remaining increase due to maintaining an adequate reserve in recognition of the Company's loan growth during 1996. At December 31, 1996, the allowance for loan losses as a percentage of total loans was 1.27%, as compared to 1.29% at December 31, 1995. This decrease was attributed to strong loan growth and improvement in loan portfolio credit quality at the Company's bank subsidiaries.

    During 1997, net charge-offs were $5.4 million, an increase of $1.4 million from the net charge-offs of $4.0 million in 1996. The principal causes for the increase were the increase of real estate loan net charge-offs of $218,000; the decrease in commercial loan net charge-offs of $48,000; the decrease in agricultural loan net charge-offs of $286,000; and an increase in consumer loan and other loan net charge-offs of $1,516,000. The Company's provision for loan loss was $5.4 million in 1997 and $6.8 million in 1996.

    During 1996, net charge-offs were $4.0 million, an increase of $1.4 million from the $2.6 million during 1995. The increase included an increase of $938,000 in consumer and other loan net charge-offs and a $578,000 increase in real estate loan net charge offs. The Company's provision for loan loss increased from $2.7 million in 1995 to $6.8 million in 1996.

MANAGEMENT'S DISCUSSION AND ANALYSIS

Community First Bankshares, Inc.


The following table sets forth the allocation of the allowance for loan losses to various loan categories, as well as the allocation as a percentage of loans outstanding in each category, as of the dates indicated:

                                                                                   ALLOWANCE AS A PERCENT OF LOANS OUTSTANDING
                                    ALLOWANCE FOR LOAN LOSSES AT DECEMBER 31,              BY CATEGORY AT DECEMBER 31,
                                 ----------------------------------------------     ------------------------------------------
(DOLLARS IN THOUSANDS)             1997      1996      1995      1994      1993       1997    1996    1995    1994    1993
------------------------------------------------------------------------------------------------------------------------------
Real estate ................... $ 5,820   $ 4,059   $ 4,208   $ 3,252   $ 2,801      0.50%   0.47%    .57%   0.60%   0.69%
Commercial ....................   5,603     4,781     4,400     3,605     3,509      0.79%   0.77%    .83%   0.91%   1.11%
Consumer and other ............   3,677     1,997     1,690     1,614     1,346      0.74%   0.58%    .62%   0.72%   0.79%
Agricultural ..................   2,091     2,056     1,615     1,737     1,529      0.77%   0.93%    .72%   1.07%   1.04%
                                -----------------------------------------------      ---------------------------------------
Total Allocated Allowance .....  17,191    12,893    11,913    10,208     9,185      0.65%   0.62%   0.67%   0.77%   0.89%
Total Unallocated Allowance ...  19,003    13,322    10,799     7,125     5,147      0.72%   0.65%   0.62%   0.53%   0.49%
                                -----------------------------------------------      ---------------------------------------
Total Allowance ............... $36,194   $26,215   $22,712   $17,333   $14,332      1.37%   1.27%   1.29%   1.30%   1.38%
                                -----------------------------------------------      ---------------------------------------
                                -----------------------------------------------      ---------------------------------------
----------------------------------------------------------------------------------------------------------------------------

SOURCE OF FUNDS

DEPOSITS
The Company's major source of funds is provided by core deposits from individuals, businesses, and local government units. Core deposits consist of all noninterest-bearing deposits, interest-bearing savings and checking accounts and time deposits of less than $100,000.

    The following table sets forth a summary of the deposits of the Company at the dates indicated:


DECEMBER 31, (IN THOUSANDS)                       1997         1996         1995
--------------------------------------------------------------------------------
Noninterest-bearing ....................... $  597,333   $  431,078   $  398,314
Interest-bearing:
  Savings and checking accounts ...........  1,371,546      964,829      873,025
  Time accounts less than $100,000 ........  1,252,164      907,658      885,857
  Time accounts greater than $100,000 .....    398,291      233,875      202,520
                                            ----------   ----------   ----------
Total deposits ............................ $3,619,334   $2,537,440   $2,359,716
                                            ----------   ----------   ----------


    Total deposits at December 31, 1997, were $3,619 million, an increase of $1,082 million, or 42.6%, from $2,537 million at December 31, 1996. The Company's core deposits as a percentage of total deposits were 89.0% and 90.8% as of December 31, 1997 and December 31, 1996, respectively. The increase in total deposits was primarily due to the 1997 bank acquisitions, with aggregate total deposits of $1,063 million as of the respective acquisition dates.

    At December 31, 1997, $398 million, or 11.0% of total deposits were in time accounts greater than $100,000. The increase of $164 million, or 70.1%, from $234 million at December 31, 1996, was due to $155 million of deposits obtained through the institutions acquired during 1997. Management believes virtually all the deposits in excess of $100,000 are with persons or entities that hold other deposit relationships with the banks. Maturities of deposits in excess of $100,000 at December 31, 1997 were (in thousands):

Maturing in less than three months               $161,669
Maturing in three to six months                    80,544
Maturing in six to twelve months                  115,413
Maturing in over twelve months                     40,665
                                                 --------
Total deposits in excess of $100,000             $398,291
                                                 --------
                                                 --------

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

    The Company's subsidiary banks had arrangements with the Federal Home Loan Bank that provide for borrowing up to $410 million. As of December 31, 1997, $216 million advances were outstanding. The Company also had a $11 million balance outstanding on its $25 million short-term commercial paper arrangement at December 31, 1997. The $26 million increase in short-term borrowings from December 31, 1996 is due to strong loan demand at the Company's bank subsidiaries.

The following table sets forth a summary of the short-term borrowings of the Company during 1997, 1996, and 1995, and as of the end of each such period:

                                                                               AVERAGE      MAXIMUM      WEIGHTED      AVERAGE
                                                                                 DAILY  OUTSTANDING       AVERAGE     INTEREST
                                                             OUTSTANDING        AMOUNT       AT ANY      INTEREST      RATE AT
(IN THOUSANDS)                                               AT YEAR-END   OUTSTANDING    MONTH-END          RATE     YEAR-END
-------------------------------------------------------------------------------------------------------------------------------
1997
Federal funds purchased and securities sold
  under agreements to repurchase ...........................  $   43,002    $   67,144   $   55,218         5.33%        3.14%
Commercial paper ...........................................      11,167         8,812       23,346         5.91%        5.78%
FHLB advances ..............................................     216,300        98,774      267,120         5.06%        5.70%
Other ......................................................       3,104         2,460        4,731         5.24%        6.02%
                                                              ------------------------
    Total ..................................................  $  273,573    $  177,190   $  273,573         5.21%        5.31%
                                                              ------------------------
                                                              ------------------------

1996
Federal funds purchased and securities sold
  under agreements to repurchase ...........................  $   78,369   $    56,356   $   83,451         4.75%        5.55%
Commercial paper ...........................................      14,062        12,643       14,965         5.72%        5.63%
FHLB advances ..............................................     152,000        96,130      182,000         5.91%        6.30%
Other ......................................................       3,203         3,182        4,140         5.58%        5.95%
                                                              ------------------------
    Total ..................................................  $  247,634    $  168,311   $  272,895         5.49%        6.01%
                                                              ------------------------
                                                              ------------------------

1995
Federal funds purchased and securities sold
  under agreements to repurchase ...........................  $   50,102    $   67,421   $  100,627         5.59%        4.69%
Commercial paper ...........................................      10,000         6,352       10,000         6.11%        5.91%
FHLB advances ..............................................      28,775        36,345       61,975         6.07%        5.88%
Other ......................................................       2,004         1,666        2,917         5.70%        6.05%
                                                              ------------------------
    Total ..................................................  $   90,881    $  111,784   $  152,523         5.78%        5.23%
                                                              ------------------------
                                                              ------------------------
-------------------------------------------------------------------------------------------------------------------------------

LONG TERM DEBT
Long-term debt of the Company was $116 million as of December 31, 1997, and $47 million as of December 31, 1996. The increase is due to the Company's June 1997 completion of an unsecured $60 million subordinated debt offering, which carries interest at 7.30% payable semi-annually. The subordinated notes payable mature June 20, 2004. The Company does not have the option of redeeming the notes prior to maturity. Long-term debt also includes $12 million of exchangeable subordinated notes maturing August 15, 2005.

COMPANY-OBLIGATED MANDATORILY
REDEEMABLE PREFERRED SECURITIES
Company-obligated mandatorily redeemable preferred securities of the Company was $120 million as of December 31, 1997, which consisted of $60 million of 8.20% Cumulative Capital Securities issued December 10, 1997 through CFB Capital II and $60 million of 8.875% Cumulative Capital Securities issued February 5, 1997 through CFB Capital I. The proceeds of both offerings were invested by CFB Capital II and CFB Capital I, respectively in Junior Subordinated Debentures of the Company. The debentures mature not earlier than February 1, 2002 and not later than December 15, 2027.

SHAREHOLDERS' EQUITY
Total shareholders' equity increased $94.7 million, or 38.7%, to $339.3 million at December 31, 1997, from $244.6 million at December 31, 1996, as a result of the retention of a majority of earnings, the conversion of debentures and the issuance of common stock. During 1997 the equivalent of 3,156,617 shares of common stock were issued, including 1,000,000 shares issued pursuant to the December 1997 shelf registration; 1,439,521 related to the conversion of debentures; 314,834 and 368,019 related to the acquisition of Republic and Summit, respectively, and 34,243 related to sales of common stock to Company sponsored employee benefit plans, resulting in an increase in shareholders' equity of $81.5 million.

    In 1996, the Company increased the number of authorized common shares from 20,000,000 to 30,000,000. The number of authorized preferred shares remained at 2,000,000. The increases are expected to provide the Company greater ability to utilize common and preferred stock in connection with raising additional capital, expanding its business through acquisitions and other general purposes.

    On February 28, 1997, the Company issued notice of redemption to the holders of its Depositary Shares, which represent ownership of one-quarter share of 7% Cumulative Convertible Preferred Stock (approxi-

MANAGEMENT'S DISCUSSION AND ANALYSIS

Community First Bankshares, Inc.

mately $23 million in stated value). The redemption price is $26.40 (plus accrued and unpaid dividends) for each Depositary Share with a stated value of $25.00 per share. Holders of the Depositary Shares have the right to convert their investment into Common Stock, prior to redemption, at a rate of
1.569 shares of Common Stock for each Depositary Share. Virtually all of such holders elected to convert prior to redemption, which resulted in the issuance of approximately 1,443,000 shares of Common Stock.

                 ASSET/LIABILITY MANAGEMENT

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

    The liquidity ratio is one measure of a bank's ability to meet its current obligations and is defined as the percentage of liquid assets to deposits. Liquid assets include cash and due from banks, unpledged investment securities with maturities of less than one year and federal funds sold. At year-end 1997, 1996 and 1995, the liquidity ratio was 8.78%, 7.77%, and 8.96%, respectively. The level of loans maturing within one year greatly added to the Company's liquidity position in 1997. Including loans maturing within one year, the liquidity ratio was 29.54%, 34.41%, and 40.23%, respectively, for the same periods.

    The Company has a revolving line of credit with its primary lender, which provides for borrowing up to $38 million. This line would be utilized to finance acquisitions which may be completed in 1998. There was no outstanding balance on this line of credit at December 31, 1997.

    The Company also maintains available lines of federal funds borrowings, as well as seasonal borrowing privileges, at the Federal Reserve Bank of Minneapolis. The Company's subsidiary banks have the ability to borrow an aggregate of $128 million in federal funds from 10 nonaffiliated financial institutions.

    Additionally, most of the Company's subsidiary banks have joined the Federal Home Loan Bank ("FHLB") System. As part of membership, the Company's subsidiary banks purchased a modest amount of stock of FHLB and obtained advance lines of credit which represent an aggregate of $410 million in additional funding capacity.

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

     The Company's Asset and Liability Management Committee ("ALCO") attempts to structure the Company's balance sheet to provide for an approximately equal amount of rate sensitive assets and rate sensitive liabilities. In addition to facilitating liquidity needs, this strategy assists management in maintaining relative stability in net interest income despite unexpected fluctuations in interest rates. ALCO uses three methods for measuring and managing interest rate risk: Repricing Mismatch Analysis, Balance Sheet Simulation Modeling and Equity Fair Value Modeling.

REPRICING MISMATCH ANALYSIS -- Management performs a Repricing Mismatch ("Gap Analysis") analysis which represents a point in time net position of assets, liabilities and off-balance sheet instruments subject to repricing in specified time periods. Guidelines established by ALCO, and approved by the Company's Board of Directors, limit the impact on net interest income to five percent given a 100 basis point change in interest rates over one year. However, Management believes Gap Analysis alone does not accurately measure the magnitude of changes in net interest income since changes in interest rate do not impact all categories of assets, liabilities and off-balance sheet instruments equally or simultaneously. A summary of the Gap Analysis is presented on page 26.

BALANCE SHEET SIMULATION MODELING -- Balance Sheet Simulation Modeling allows management to analyze the impact of short-term (less than 12 months) interest rate fluctuations using projected balance sheet information. The balance sheet changes are based on forecasted repayments of loans and securities, growth in loans and deposits, and historical pricing spreads. Management uses the model to simulate the impact of immediate and longer-term shifts in the yield curve. The results of these models are reviewed by ALCO and used to develop the Company's strategies. Guidelines established by ALCO limit the impact on net interest income to five percent given a 100 basis point change in interest rates. As of December 31, 1997, the impact of such a change in interest rates would be approximately .45 percent of net interest income.

EQUITY FAIR VALUE MODELING -- Because Balance Sheet Simulation Modeling is dependent on accurate forecasts, its usefulness is limited to periods of one year or less. As a result, the Company uses the Equity Fair Value Modeling to measure long-term interest rate exposure. The method estimates the impact of interest rate changes on the estimated discounted future cash flows of the Company's current assets, liabilities, and off-balance sheet instruments. Guidelines established by ALCO limit the change in fair value to 15 percent given a 100 basis point change in interest rates. As of December 31, 1997, the impact of such a change in interest rates would be approximately 6.53 percent of net interest income.

     Based on each of these methods of measuring interest rate risk, management believes the Company is slightly asset sensitive as of December 31, 1997.

     The Company does not engage in the speculative use of derivative financial instruments.

MANAGEMENT'S DISCUSSION AND ANALYSIS

Community First Bankshares, Inc.

    The following table sets forth the Company's interest rate sensitivity analysis by contractual repricing or maturity at December 31, 1997:


                                                 REPRICING OR MATURING IN
---------------------------------------------------------------------------------------
                                        1 YEAR         OVER 1    OVER 5
(DOLLARS IN THOUSANDS)                 OR LESS     TO 5 YEARS     YEARS        TOTAL
---------------------------------------------------------------------------------------
Rate sensitive assets:
 Loans..............................   $1,296,659   $1,069,562   $  270,836   $2,637,057
 Held-to-maturity securities........        8,038       23,341      149,133      180,512
 Available-for-sale securities......      332,984      438,798      727,095    1,498,877
 Other interest-bearing assets......       13,977           --           --       13,977
                                       -------------------------------------------------
  Total rate sensitive assets.......   $1,651,658   $1,531,701   $1,147,064   $4,330,423
                                       -------------------------------------------------

Rate sensitive liabilities:
 Savings deposits and interest-
    bearing checking................   $       --   $       --   $1,371,546   $1,371,546
 Time deposits......................    1,352,010      298,445           --    1,650,455
 Short-term borrowings..............      273,144          429           --      273,573
 Long-term borrowings...............       20,880       25,953       74,852      121,685
                                       -------------------------------------------------
 Total rate sensitive liabilities...   $1,646,034   $  324,827   $1,446,398   $3,417,259
                                       -------------------------------------------------
                                       -------------------------------------------------

Rate sensitive gap..................   $    5,624   $1,206,874   $ (299,334)  $  913,164
Cumulative rate sensitive gap.......   $    5,624   $1,212,498   $  913,164   $  913,164
----------------------------------------------------------------------------------------

    The following sets forth the Company's interest rate sensitivity analysis at December 31, 1997, with respect to the individual categories of loans and provides separate analyses with respect to fixed interest rate loans and floating interest rate loans:

                                             REPRICING OR MATURING IN
----------------------------------------------------------------------------------
                                      1 YEAR         OVER 1  OVER 5
(DOLLARS IN THOUSANDS)               OR LESS     TO 5 YEARS   YEARS       TOTAL
----------------------------------------------------------------------------------
Loan category:
  Real estate....................  $  582,564   $  425,306   $150,952   $1,158,822
  Agricultural...................     217,353       46,663      6,211      270,227
  Commercial.....................     430,825      224,032     53,227      708,084
  Consumer and other.............      65,918      373,562     60,444      499,924
                                   -----------------------------------------------
  Total loans....................  $1,296,660   $1,069,563   $270,834   $2,637,057
                                   -----------------------------------------------

Fixed interest rate loans........  $  366,772   $  932,960   $262,140   $1,561,872
Floating interest rate loans.....     929,888      136,603      8,694    1,075,185
                                   -----------------------------------------------
  Total loans....................  $1,296,660   $1,069,563   $270,834   $2,637,057
                                   -----------------------------------------------
                                   -----------------------------------------------
----------------------------------------------------------------------------------

CAPITAL MANAGEMENT
Risk-based guidelines established by regulatory agencies require the Company to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets.

    As of December 31, 1997, the Company is considered well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier 1 risk-based, Tier 1 leverage ratios as set forth in the table.

                                             REGULATORY CAPITAL REQUIREMENTS:
----------------------------------------------------------------------------------------
                                       TIER 1    TOTAL RISK-              TOTAL RISK-
(DOLLARS IN THOUSANDS)                CAPITAL  BASED CAPITAL  LEVERAGE   BASED ASSETS
----------------------------------------------------------------------------------------
Minimum.............................   4.00%        8.00%       3.00%           N/A
Well-Capitalized....................   6.00%       10.00%       5.00%           N/A

COMMUNITY FIRST BANKSHARES, INC
December 31, 1997...................  10.65%       14.24%       7.25%      $3,266,648
December 31, 1996...................   8.88%       11.10%       6.62%      $2,312,632
----------------------------------------------------------------------------------------

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

------------------------------------------------------------------------------

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

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

Community First Bankshares, Inc.

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

DECEMBER 31                                                                                      1997                 1996
---------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks ................................................................ $    222,088         $    175,732
Federal funds sold and securities purchased under agreements to resell .................       12,690                3,600
Interest-bearing deposits ..............................................................        1,287                3,598
Available-for-sale securities ..........................................................    1,498,877              506,888
Held-to-maturity securities (Fair Value: 1997 -- $182,335, 1996 -- $223,200) ...........      180,512              222,348
Loans ..................................................................................    2,637,057            2,064,108
    Less: Allowance for loan losses ....................................................      (36,194)             (26,215)
                                                                                         ---------------------------------
Net loans ..............................................................................    2,600,863            2,037,893
Bank premises and equipment, net .......................................................      101,820               65,705
Accrued interest receivable ............................................................       40,105               29,233
Intangibles ............................................................................       97,307               39,182
Other assets ...........................................................................       99,977               32,219
                                                                                         ---------------------------------
Total assets ........................................................................... $  4,855,526         $  3,116,398
                                                                                         ---------------------------------
                                                                                         ---------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
    Noninterest-bearing ................................................................ $    597,333         $    431,078
    Interest-bearing:
       Savings and NOW accounts ........................................................    1,371,546              964,829
       Time accounts over $100,000 .....................................................      398,291              233,875
       Other time accounts .............................................................    1,252,164              907,658
                                                                                         ---------------------------------
Total deposits .........................................................................    3,619,334            2,537,440

Federal funds purchased and securities sold under agreements to repurchase .............       43,002               78,369
Other short-term borrowings ............................................................      230,571              169,265
Long-term debt .........................................................................      116,476               46,750
Accrued interest payable ...............................................................       20,842               17,027
Due to brokers .........................................................................      340,457                   --
Other liabilities ......................................................................       25,550               21,665
                                                                                         ---------------------------------
Total liabilities ......................................................................    4,396,232            2,870,516

Company-obligated mandatorily redeemable preferred securities of CFB Capital I and II ..      120,000                   --
Minority interest ......................................................................           --                1,311
Shareholders' equity:
    Preferred stock ....................................................................           --               22,988
    Common stock, par value $.01 per share:
       Authorized Shares - 30,000,000
       Issued Shares - 20,359,301 ......................................................          204                  172
    Capital surplus ....................................................................      157,138               77,029
    Retained earnings ..................................................................      177,748              144,239
    Unrealized gain on available-for-sale securities, net of tax .......................        5,587                1,368
    Less cost of common stock in treasury - 1997 - 36,255 shares; 1996 - 50,810 shares .      (1,383)               (1,225)
                                                                                         ---------------------------------
Total shareholders' equity .............................................................      339,294              244,571
                                                                                         ---------------------------------
Total liabilities and shareholders' equity ............................................. $  4,855,526         $  3,116,398
                                                                                         ---------------------------------
                                                                                         ---------------------------------
----------------------------------------------------------------------------------------------------------------------------

See ACCOMPANYING NOTES.

CONSOLIDATED STATEMENTS OF INCOME

Community First Bankshares, Inc.

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

YEARS ENDED DECEMBER 31                                                                          1997            1996          1995
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
    Loans ............................................................................... $    218,588    $   183,530   $   150,948
    Investment securities ...............................................................       59,103         44,936        40,210
    Interest-bearing deposits ...........................................................          575            163           366
    Federal funds sold and resale agreements ............................................          331            797         1,344
                                                                                          -----------------------------------------
Total interest income ...................................................................      278,597        229,426       192,868

INTEREST EXPENSE:
    Deposits ............................................................................      102,632         81,655        71,780
    Short-term and other borrowings .....................................................        8,734          9,247         6,184
    Long-term debt ......................................................................        5,887          4,332         4,927
                                                                                          -----------------------------------------
Total interest expense ..................................................................      117,253         95,234        82,891
                                                                                          -----------------------------------------
Net interest income .....................................................................      161,344        134,192       109,977
Provision for loan losses ...............................................................        5,352          6,757         2,711
                                                                                          -----------------------------------------
Net interest income after provision for loan losses .....................................      155,992        127,435       107,266

NONINTEREST INCOME:
    Service charges on deposit accounts .................................................       17,023         12,328        10,116
    Insurance commissions ...............................................................        5,375          5,213         4,283
    Fees from fiduciary activities ......................................................        3,805          3,332         2,718
    Net gains on sales of securities ....................................................          463             93            52
    Other ...............................................................................        9,898          6,404         5,319
                                                                                          -----------------------------------------
Total noninterest income ................................................................       36,564         27,370        22,488

NONINTEREST EXPENSE:
    Salaries and employee benefits ......................................................       64,868         54,870        42,796
    Net occupancy .......................................................................       19,139         15,085        10,563
    FDIC insurance ......................................................................          357            669         2,532
    Legal and accounting ................................................................        1,710          1,989         1,311
    Other professional service ..........................................................        2,378          1,892         2,700
    Acquisition expense .................................................................          398          2,928           768
    Data processing .....................................................................        1,290          1,506         1,607
    Company-obligated mandatorily redeemable preferred securities of CFB Capital I & II .        5,108           --            --
    Amortization of intangibles .........................................................        5,519          3,362         2,551
    Permanent impairment of equity method investment ....................................         --              940          --
    Other ...............................................................................       24,423         21,047        17,765
                                                                                          -----------------------------------------
Total noninterest expense ...............................................................      125,190        104,288        82,593
                                                                                          -----------------------------------------
Income from continuing operations before income taxes and extraordinary item ............       67,366         50,517        47,161
Provision for income taxes ..............................................................       21,516         18,007        17,208
                                                                                          -----------------------------------------
Income from continuing operations before extraordinary item .............................       45,850         32,510        29,953
Discontinued Operations:
    Income from operations of discontinued operations
      (Less applicable income taxes of $583) ............................................          967           --            --
                                                                                          -----------------------------------------
Income before extraordinary item ........................................................       46,817         32,510        29,953
Extraordinary item:
Loss on early extinguishment of debt, net of taxes ......................................         (265)          --            --
                                                                                          -----------------------------------------
Net Income ..............................................................................       46,552         32,510        29,953
Preferred stock dividend ................................................................         --            1,610         1,610
                                                                                          -----------------------------------------
Net income applicable to common equity .................................................. $     46,552    $    30,900   $    28,343
                                                                                          -----------------------------------------
Earnings per common and common equivalent share:
Basic income per share from continuing operations before extraordinary item ............. $       2.48    $      1.87   $      1.85
Discontinued operations .................................................................         0.05           --            --
Extraordinary item ......................................................................        (0.01)          --            --
                                                                                          -----------------------------------------
Basic net income ........................................................................ $       2.52    $      1.87   $      1.85
                                                                                          -----------------------------------------
Diluted income per share from continuing operations before extraordinary item ........... $       2.40    $      1.79   $      1.75
Discontinued operations .................................................................         0.05           --            --
Extraordinary item ......................................................................        (0.01)          --            --
                                                                                          -----------------------------------------
Diluted net income ...................................................................... $       2.44    $      1.79   $      1.75
                                                                                          -----------------------------------------
Average common and common equivalent shares outstanding:
    Basic ...............................................................................   18,474,749     16,509,289    15,361,370
    Diluted .............................................................................   19,069,078     18,142,377    17,167,650
-----------------------------------------------------------------------------------------------------------------------------------


See ACCOMPANYING NOTES.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

Community First Bankshares, Inc.

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                PREFERRED STOCK       COMMON STOCK                                     TREASURY STOCK
YEARS ENDED DECEMBER 31,        ----------------     ---------------   CAPITAL  RETAINED  UNREALIZED   ----------------
1997,1996,1995                  SHARES    AMOUNT     SHARES   AMOUNT   SURPLUS  EARNINGS  GAIN(LOSS)   SHARES    AMOUNT       TOTAL
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1994.. 230,000   $23,000   14,744,919   $148   $48,915   $92,755   $(5,182)   144,344   $(1,935)   $157,701
Net income....................      --        --           --     --        --    29,953        --         --        --      29,953
Preferred stock dividends
    ($7.00 per share).........      --        --           --     --        --    (1,610)       --         --        --      (1,610)
Common stock dividends
    ($0.48 per share).........      --        --           --     --        --    (5,279)       --         --        --      (5,279)
Issuance of common stock......      --        --      891,863      9    11,568        --        --         --        --      11,577
Purchases of common stock
    for treasury, at cost.....      --        --           --     --        --        --        --      4,000       (56)        (56)
Sales of treasury stock to
    employee benefit plans....      --        --           --     --        22        --        --    (18,194)      237         259
Exercise of options, net
    of stock tendered in
    payment...................      --        --       20,635     --       156      (209)       --    (51,526)      690         637
Exercise of warrants, net
    of stock tendered in
    payment...................      --        --       21,602     --        --        --        --         --        --          --
Conversion of debentures......      --        --      485,338      5     3,915        --        --         --        --       3,920
Liquidation of investment
    in subsidiary to
    shareholders..............       --        --           --     --        --      (456)       --         --        --       (456)
Termination of ESOP loan
    guarantee upon
    satisfaction of debt......       --        --           --     --       200        --        --         --        --        200
Change in unrealized loss
    on available-for-sale
    securities, net of income
    taxes of $4,219...........      --        --           --     --        --        --     7,158         --        --       7,158
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995.. 230,000    23,000   16,164,357    162    64,776   115,154     1,976     78,624    (1,064)    204,004
Net income....................      --        --           --     --        --    32,510        --         --        --      32,510
Preferred stock dividends
    ($7.00 per share).........      --        --           --     --        --    (1,610)       --         --        --      (1,610)
Common stock dividends
    ($0.58 per share).........      --        --           --     --        --    (6,714)       --         --        --      (6,714)
Issuance of common stock......      --        --      842,253      8     9,810     5,226        --         --        --      15,044
Retirement of common stock....      --        --      (19,125)    --      (349)       --        --         --        --        (349)
Purchases of common stock
    for treasury, at cost.....      --        --           --     --        --        --        --     64,900    (1,535)     (1,535)
Sales of treasury stock to
    employee benefit plans....      --        --           --     --       162        --        --    (22,582)      307         469
Exercise of options, net of
    stock tendered in payment.      --        --      215,199      2     2,630      (322)       --    (69,349)    1,050       3,360
Conversion of convertible
    preferred Stock...........    (125)      (12)          --     --        --        (5)       --       (783)       17          --
Change in unrealized loss on
    available-for-sale
    securities, net of income
    tax benefit of $336.......      --        --           --     --        --        --      (608)        --        --        (608)
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996.. 229,875    22,988   17,202,684    172    77,029   144,239     1,368     50,810    (1,225)    244,571
Net income....................      --        --           --     --        --    46,552        --         --        --      46,552
Common stock dividends
    ($0.70 per share).........      --        --           --     --        --   (12,837)       --         --        --     (12,837)
Purchases of common stock for
    treasury, at cost.........      --        --           --     --        --        --        --     78,500    (2,777)     (2,777)
Sales of common stock to
    employee benefit plans ...      --        --       34,243      1     1,066        --        --         --        --       1,067
Issuance of common stock......      --        --    3,122,374     31    79,043     1,315        --         --        --      80,389
Exercise of options, net of
    stock tendered in payment.      --        --           --     --        --    (1,521)       --    (93,055)    2,619       1,098
Conversion of convertible
    preferred.................(229,875)  (22,988)          --     --        --        --        --         --        --     (22,988)
Change in unrealized loss on
    available-for-sale
    securities, net of income
    taxes of $2,244...........      --        --           --     --        --        --     4,219         --        --       4,219
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1997..      --        --   20,359,301   $204  $157,138  $177,748    $5,587     36,255   $(1,383)   $339,294
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
SEE ACCOMPANYING NOTES.


CONSOLIDATED STATEMENTS OF CASH FLOWS

Community First Bankshares, Inc.

(IN THOUSANDS)

YEARS ENDED DECEMBER 31                                                                        1997            1996          1995
---------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income .............................................................................. $  46,552      $   32,510    $   29,953
Adjustments to reconcile net income to net cash provided by operating activities:
    Provision for loan losses ...........................................................     5,352           6,757         2,711
    Depreciation ........................................................................     9,205           6,974         5,373
    Amortization of intangibles .........................................................     5,519           3,362         2,551
    Net amortization of premiums and discounts on securities ............................       (68)          1,867         1,946
    Deferred income tax benefit .........................................................    (3,133)         (3,906)       (4,009)
    (Increase) decrease in interest receivable ..........................................    (4,047)            422        (2,309)
    Increase in interest payable ........................................................     1,066             282         4,746
    Other, net ..........................................................................     5,800          (4,236)       (6,066)
                                                                                          ---------------------------------------
Net cash provided by operating activities ...............................................    66,246          44,032        34,896

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions, net of cash acquired ......................................................   145,351          14,026        35,667
Net increase (decrease) in interest-bearing deposits ....................................     2,311            (158)         (462)
Purchases of available-for-sale securities ..............................................  (736,619)       (218,601)      (86,629)
Maturities of available-for-sale securities .............................................   366,438         217,771        75,262
Sales of securities, net of gains .......................................................    74,636          29,720        50,530
Purchases of held-to-maturity securities ................................................   (29,250)        (23,344)      (75,871)
Maturities of held-to-maturity securities ...............................................    27,555          30,986        54,990
Net increase in loans ...................................................................  (114,732)       (237,802)     (139,434)
Net increase in bank premises and equipment .............................................   (19,327)        (18,194)      (10,438)
Net (decrease) increase in minority interest ............................................    (1,311)            355        (4,828)
                                                                                          ---------------------------------------
Net cash used in investing activities ...................................................  (284,948)       (205,241)     (101,213)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in demand deposits, NOW accounts and savings accounts ...........    11,634          51,952       (44,603)
Net increase (decrease) in time accounts ................................................     7,056          (5,807)      141,005
Net increase (decrease) in short-term and other borrowings ..............................    22,366         156,753       (23,088)
Proceeds from issuance of long-term debt ................................................    69,140              --        56,624
Repayment of long-term debt .............................................................        --         (34,538)      (10,000)
Net proceeds from issuance of Company-obligated mandatorily redeemable
    preferred securities of CFB Capital I and II ........................................   120,000              --            --
Net proceeds from issuance of common stock ..............................................    81,456          15,044        11,577
Conversion of convertible preferred stock ...............................................   (22,988)             --            --
Purchase of common stock held in treasury ...............................................    (2,777)         (1,535)          (56)
Sale of common stock held in treasury ...................................................     1,098           3,829           896
Retirement of common stock ..............................................................        --            (349)           --
Preferred stock dividends paid ..........................................................        --          (1,610)       (1,610)
Common stock dividends paid .............................................................   (12,837)         (6,714)       (5,279)
                                                                                          ---------------------------------------
Net cash provided by financing activities ...............................................   274,148         177,025       125,466
                                                                                          ---------------------------------------
Net increase in cash and cash equivalents ...............................................    55,446          15,816        59,149
Cash and cash equivalents at beginning of year ..........................................   179,332         163,516       104,367
                                                                                          ---------------------------------------
Cash and cash equivalents at end of year ................................................ $ 234,778      $  179,332    $  163,516
                                                                                          ---------------------------------------
                                                                                          ---------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
SEE ACCOMPANYING NOTES.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Community First Bankshares, Inc.

DECEMBER 31, 1997, 1996 AND 1995

                  1. SIGNIFICANT ACCOUNTING POLICIES

Community First Bankshares, Inc. (the "Company") is multi-bank holding company which, at the end of 1997, served 109 communities in Arizona, Colorado, Iowa, Minnesota, Nebraska, North Dakota, South Dakota, Wisconsin, and Wyoming. The Company's community banks provide a full range of banking services, primarily in small and medium-sized communities and the surrounding communities. In addition to its primary emphasis on commercial and consumer banking services, the Company offers trust, insurance and nondeposit investment products and services.

BASIS OF PRESENTATION
The consolidated financial statements include the accounts of Community First Bankshares, Inc., its wholly-owned data processing, credit origination and insurance agency subsidiaries and its ten majority-owned subsidiary banks. Minority interest which existed at December 31, 1996 and 1995 is reflected in consolidation and is the portion of the subsidiary banks that was not owned by the Company. Minority interest ranged from 0.00% to 1.29% and 0.00% to 2.87% at December 31, 1996 and 1995, respectively. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain amounts in prior periods have been reclassified to conform to the current presentation.

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

INTANGIBLE ASSETS
Goodwill, the excess cost over net assets acquired, of banking subsidiaries is amortized over a period of fifteen years. At December 31, 1997, goodwill totaled $87,348,000, net of accumulated amortization of $10,749,000. Other intangible assets, principally deposit base intangibles, unexpired premium lists and noncompetition agreements, totaled $9,959,000, net of accumulated amortization of $4,127,000, and are amortized over their estimated useful lives ranging from three to twenty-five years.

INCOME TAXES
The Company provides for income taxes based on income reported for financial statement purposes, rather than amounts currently payable under statutory tax laws. Deferred taxes are recorded to reflect the tax consequences on future years' differences between the tax bases of assets and liabilities and the financial reporting of amounts at each year-end.

EARNINGS PER SHARE
Basic earnings per common share is calculated by dividing net income applicable to common equity by the weighted average number of shares of common stock outstanding.

    Diluted earnings per common share is based on net income before considering the preferred stock dividends declared and interest expense, net of tax, paid on convertible exchangeable redeemable subordinated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Community First Bankshares, Inc.

debentures (the "Debentures"). Interest expense on the Debentures, net of tax, was $86,000 for the year ended December 31, 1995. There was no similar expense for the years ended December 31, 1997 and 1996. The weighted average number of shares of common stock outstanding is increased by the assumed conversion of convertible preferred stock outstanding and the Debentures outstanding from the beginning of the period or date of issuance, if later, and the number of shares of common stock that would be issued assuming the exercise of stock options and warrants during each period. Such adjustments to the weighted average number of shares of common stock outstanding are made only when such adjustments dilute earnings per share.

CASH AND CASH EQUIVALENTS
Cash and cash equivalents is defined as cash and due from banks, federal funds sold and securities purchased under agreements to resell.

STOCK-BASED COMPENSATION
The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for stock option grants in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," and, accordingly, recognizes no compensation expense for the stock option grants. See Footnotes 4 and 15.

                 2. BUSINESS COMBINATIONS AND DIVESTITURES

On December 1, 1997, the Company issued approximately 314,800 shares of common stock to acquire First National Summit Bankshares, Inc. ("Summit"), a one-bank holding company headquartered in Gunnison, Colorado. At acquisition, Summit had approximately $90 million in assets and $82 million in deposits at banking offices located in Crested Butte, Fruitvale, Grand Junction, Gunnison, and Mt. Crested Butte, Colorado. The Company used the pooling of interests method to account for the transaction. This merger was not material to the Company's financial condition or operating results. Accordingly, the Company's consolidated financial information has not been restated to reflect this merger. The operating results are included in the Company's consolidated financial statement from the date of merger.

    On November 24, 1997, the Company issued approximately 368,000 shares of common stock to acquire Republic National Bancorp, Inc. ("Republic"), a holding company with one bank in Phoenix, Arizona. At acquisition, Republic had approximately $54 million in assets and $49 million in deposits. The Company used the pooling of interests method to account for the transaction. This merger was not material to the Company's consolidated financial information or operating results. Accordingly, the Company's consolidated financial information has not been restated to reflect this merger. The operating results are included in the Company's consolidated financial statements from the date of the merger.

    On July 14, 1997, the Company completed the acquisition of KeyBank National Association, Cheyenne, Wyoming ("KeyBank Wyoming") with 28 banking offices located in 24 communities throughout the state of Wyoming. The transaction, which was accounted for as a purchase, resulted in the addition of approximately $1.1 billion in assets and $900 million in deposits and the recognition of goodwill of approximately $60 million. The operating results of KeyBank Wyoming, subsequent to the date of acquisition, are included in the Company's consolidated financial statements as of and for the period ended December 31, 1997.

    The following unaudited pro forma consolidated financial information for the year ended December 31, 1997, reflects the results of operations as if the acquisition of KeyBank Wyoming had occurred on January 1, 1997. In addition to combining the historical results of operations of the two companies, the pro forma operating results include adjustments for the estimated effect of purchase accounting on the Company's results, principally amortization of intangibles, adjustments to reflect the estimated impact on income and expense related to the assets and liabilities retained by KeyCorp and assumes the following were completed at the beginning of the period presented: (i) the $60 million offering of 8-7/8% Cumulative Capital Securities of CFB Capital I completed in February 1997; (ii) the redemption on March 31, 1997 of the Company's 7.75% Subordinated Notes due 2000 in the principal amount of $23 million; and (iii) the conversion during March 1997 of substantially all of the Company's 7% Cumulative Convertible Preferred Stock.

(IN THOUSANDS, EXCEPT PER SHARE DATA)               YEAR ENDED DECEMBER 31, 1997
--------------------------------------------------------------------------------
Net interest income ..................................................  $179,014
Income from continuing operations ....................................    48,365
Income before extraordinary item .....................................    49,332
Net income ...........................................................    49,067
Earnings per common share.............................................
    Basic ............................................................  $   2.62
    Diluted ..........................................................  $   2.57

The proforma information may not be indication of the results that actually would have occurred if the combination had been in effect on the date indicated or that may be obtained in the future.

    On November 7, 1997, the Company signed a definitive merger agreement with Pioneer Bank of Longmont ("Longmont"), Longmont, Colorado, with offices in Berthoud, Longmont, Lyons, and Niwot, Colorado. Upon completion of the transaction, the Company will issue approximately 700,000 shares of common stock to the holders of Longmont common stock. Longmont had total assets of approximately $130 million as of December 31, 1997. The completion of the transaction is subject to regulatory approvals, approval by the shareholders of Longmont and other conditions. The transaction, is expected to be completed during the second quarter of 1998 and is expected to be accounted for by using the pooling of interests method of accounting.

    On April 30, 1997, the Company sold its 24.36% minority interest in Vail Banks, inc., the parent company of WestStar Bank, Vail, Colorado for approximately $3 million. The sale was completed in response to regulatory requirements with regard to competitive factors resulting from the Company's December 1996 acquisition of Mountain Parks.

    On April 4, 1997, the Company, through its Colorado subsidiary, completed the sale of its offices in Granby and Grand Lake, Colorado in response to regulatory requirements with regard to competitive factors resulting from the Company's merger with Mountain Parks. The transaction included approximately $24 million in deposits and resulted in the recognition of a gain of approximately $2.8 million.

    On December 18, 1996, the Company issued 5,176,672 shares of common stock to complete its merger with Mountain Parks, a one bank holding company with seventeen offices in Colorado. The merger was

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Community First Bankshares, Inc.

accounted for using the pooling of interests method. Operating results of the Company and Mountain Parks for the years ended December 31, 1995 and the nine months ended September 30, 1996, prior to restatement were:

                                                THE       MOUNTAIN
(IN THOUSANDS, EXCEPT PER SHARE DATA)         COMPANY       PARKS       COMBINED
--------------------------------------------------------------------------------
NINE MONTHS ENDED
SEPTEMBER 30, 1996 (unaudited):
  Net interest income ....................    $75,240      $23,148      $ 98,388
  Net income .............................     21,070        5,392        26,462
  Net income applicable to
    common equity ........................     19,862        5,392        25,254
  Earnings per common and
    common equivalent share:
       Basic .............................    $  1.74      $  1.42      $   1.55
       Diluted ...........................    $  1.61      $  1.40      $   1.47

YEAR ENDED DECEMBER 31, 1995:
  Net interest income ....................    $88,148      $21,829      $109,977
  Net income .............................     22,819        7,134        29,953
  Net income applicable to
    common equity ........................     21,209        7,134        28,343
  Earnings per common and common
    equivalent share:
       Basic .............................    $  1.86      $  2.29      $   1.85
       Diluted ...........................    $  1.77      $  2.17      $   1.75
--------------------------------------------------------------------------------

(NO MATERIAL ADJUSTMENTS WERE REQUIRED TO RESTATE COMBINED RESULTS OF
OPERATIONS.)

    During 1996, the Company completed the acquisition of several smaller financial institutions in its existing markets. These acquisitions, except as described below, were accounted for using the purchase method and were not material to the financial condition or operating results of the Company.

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

    The operating results of all of the companies acquired in purchase transactions subsequent to the dates of acquisition are included in the Company's consolidated financial statements for the years ended December 31, 1997, 1996 and 1995.

    During 1997, the Company made the determination to dispose of its sub-prime lending affiliates, Mountain Parks Financial Services, Inc. ("MPFS") and Equity Lending, inc. ("ELI"). Both MPFS, which purchases auto contracts and ELI, which originates residential, non-conforming mortgages were acquired by the Company in December 1996 through the merger with Mountain Parks Financial Corporation. The Company has accounted for these entities as discontinued operations on the consolidated financial statements. At December 31, 1997, the net balance sheet effect of $72 million from these entities has been included as an Other Asset. The Company recognized income of $967,000 net of tax, from these entities during 1997.

                  3. SUBSEQUENT EVENTS (UNAUDITED)

On February 3, 1998, the Company announced that its Board of Directors approved a two-for-one split of the Company's common stock, to be in the form of a 100 percent stock dividend. The action is subject to shareholder approval of an increase in the Company's authorized common stock at the April 28, 1998 annual shareholders meeting. The stock dividend is expected to be distributed May 15, 1998 to shareholders of record on May 1, 1998.

    On January 23, 1998, the Company completed the purchase and assumption of approximately $730 million in assets and liabilities of 37 offices of Banc One Corporation located in Arizona, Colorado, and Utah. The 25 Arizona and four Utah offices were merged into the Company's Arizona affiliate. The eight Colorado offices were merged into one of the Company's Colorado affiliates. The transaction was accounted for as a purchase of certain assets and assumption of certain liabilities and resulted in the recognition of a deposit based intangible of approximately $44 million.

    On January 14, 1998, the Company signed a definitive agreement to acquire FNB, Inc., ("FNB") Greeley, Colorado, the bank holding company that owns First National Bank of Greeley and Poudre Valley Bank in Fort Collins, Colorado, through the issuance of Company common stock to holders of FNB common stock. The transaction which is expected to be completed during the second quarter of 1998 will be accounted for using the pooling of interests method of accounting. FNB had assets of $118 million and deposits of $105 million as of December 31, 1997.

    On January 9, 1998, the Company signed a definitive agreement to acquire Community Bancorp, Inc. ("CBI"), the parent company of Community First National Bank, Thornton, Colorado, through the issuance of Company common stock to holders of CBI common stock. The transaction is expected to be completed during the second quarter of 1998 and will be accounted for using the pooling of interests method of accounting. CBI had assets of $78 million and deposits of $72 million as of December 31, 1997.

                      4. ACCOUNTING CHANGES

Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Community First Bankshares, Inc.

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

    SFAS No. 123, "Accounting for Stock-Based Compensation," establishes a new fair value-based accounting method for stock-based compensation plans. As permitted by SFAS No. 123, management has elected to measure compensation costs as prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees."
Note 14 includes the required pro forma disclosures reflecting the impact on net income and earnings per share as if the Company had recorded compensation expense based on the fair value method described in SFAS 123.

    SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," addresses whether the transfer of financial assets should be accounted for as a sale and removed from the balance sheet, or as a financing recognized as a borrowing. SFAS No. 125 uses a "financial components" approach to determine the accounting results of the transfers of financial assets and focuses on control to determine whether assets have been sold. If the entity has surrendered control over the transferred assets, the transaction is considered a sale. Control is considered surrendered only if the seller has no legal right to the assets, even in bankruptcy; the buyer has the right to pledge or exchange the assets; and the seller does not maintain effective control over the assets through an agreement to repurchase or redeem them. SFAS No. 125 was effective on a prospective basis for all transactions occurring after December 31, 1996. The Company regularly uses participations of loans to manage its asset/liability mix. The accounting for such transactions is included in SFAS No. 125. However, the adoption of SFAS No. 125 did not have a material effect on the Company's operations or financial position.

    SFAS No.128 -- Earnings Per Share -- In February 1997, the FASB issued Statements of Financial Accounting Standard ("SFAS"), No. 128, Earnings Per Share. Under this Statement, primary and fully diluted earnings per share is replaced with basic and diluted earnings per share. For basic EPS, the dilutive effect of stock options is excluded from the calculation. Diluted EPS is calculated similarly to the previously reported fully diluted earnings per share. SFAS 128 became effective for the Company's 1997 year-end financial statements. All prior period earnings per share data presented have been restated to conform to the provisions of this statement. The Company's adoption of SFAS 128 did not have a material impact on the Company's reported earnings per share.

    SFAS No. 130 -- Reporting Comprehensive Income -- In June 1997, the FASB issued Statement 130, Reporting Comprehensive Income. This statement establishes standards for the reporting and display of comprehensive income and its components in a full set of financial statements. The Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed as prominently as other financial statements. The Statement requires the classification of items of other comprehensive income separately from retained earnings and capital surplus in the equity section of the statement of financial position. SFAS 130 is effective January 1, 1998, with all prior periods presented restated to conform to the provisions of this statement.


                             5. SECURITIES

The following is a summary of available-for-sale securities and held-to-maturity securities at December 31, 1997 (in thousands):

                                                         AVAILABLE-FOR-SALE SECURITIES
--------------------------------------------------------------------------------------------------------
                                                                GROSS           GROSS          ESTIMATED
                                           AMORTIZED       UNREALIZED      UNREALIZED               FAIR
                                                COST            GAINS          LOSSES              VALUE
--------------------------------------------------------------------------------------------------------
United States Treasury .................  $  146,228            $1,048         $  150         $  147,126
United States Government agencies ......     266,082               963            349            266,696
Mortgage-backed securities .............     823,712             6,660            429            829,943
Collateralized mortgage obligations ....     107,799               403             99            108,103
State and political securities .........      67,919               858            100             68,677
Other securities .......................      78,409                34            111             78,332
                                          --------------------------------------------------------------
Total ..................................  $1,490,149            $9,966         $1,238         $1,498,877
                                          --------------------------------------------------------------
                                          --------------------------------------------------------------
--------------------------------------------------------------------------------------------------------

                                              HELD-TO-MATURITY SECURITIES
----------------------------------------------------------------------------------
                                                      GROSS       GROSS  ESTIMATED
                                      AMORTIZED  UNREALIZED  UNREALIZED       FAIR
                                           COST       GAINS      LOSSES      VALUE
----------------------------------------------------------------------------------
United States Government agencies ...  $    228      $   --        $ --   $    228
Mortgage-backed securities ..........    67,959         453         428     67,984
State and political securities ......    48,064       1,816           9     49,871
Other securities ....................    64,261          --           9     64,252
                                       -------------------------------------------
Total ...............................  $180,512      $2,269        $446   $182,335
                                       -------------------------------------------
                                       -------------------------------------------
----------------------------------------------------------------------------------

The following is a summary of available-for-sale securities and held-to-maturity securities at December 31, 1996 (in thousands):

                                                    AVAILABLE-FOR-SALE SECURITIES
-----------------------------------------------------------------------------------------
                                                            GROSS        GROSS  ESTIMATED
                                           AMORTIZED   UNREALIZED   UNREALIZED       FAIR
                                                COST        GAINS       LOSSES      VALUE
-----------------------------------------------------------------------------------------
United States Treasury ...................  $119,601       $1,014       $  422   $120,193
United States Government agencies ........    85,827          214          730     85,311
Mortgage-backed securities ...............   234,782        2,690          639    236,833
Collateralized mortgage obligations ......    43,320          184          245     43,259
State and political securities ...........    14,913          215            6     15,122
Other securities .........................     6,178           92          100      6,170
                                            ---------------------------------------------
Total ....................................  $504,621       $4,409       $2,142   $506,888
                                            ---------------------------------------------
                                            ---------------------------------------------
-----------------------------------------------------------------------------------------

                                                     HELD-TO-MATURITY SECURITIES
-------------------------------------------------------------------------------------------
                                                             GROSS        GROSS   ESTIMATED
                                            AMORTIZED   UNREALIZED   UNREALIZED        FAIR
                                                 COST        GAINS       LOSSES       VALUE
-------------------------------------------------------------------------------------------
United States Government agencies ........   $    879      $   468       $   20    $  1,327
Mortgage-backed securities ...............     86,506          525        1,162      85,869
State and political securities ...........     56,694        1,149          104      57,739
Other securities .........................     78,269           --            4      78,265
                                             ----------------------------------------------
Total ....................................   $222,348      $ 2,142       $1,290    $223,200
                                             ----------------------------------------------
                                             ----------------------------------------------
-------------------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Community First Bankshares, Inc.

    Proceeds from the sale of available-for-sale securities during the years ended December 31, 1997, 1996 and 1995, were $75,100,000, $29,812,000, and
$50,596,000, respectively. Gross gains of $550,000, $195,000, and $633,000 and gross losses of $86,000, $103,000, and $567,000 were realized on those sales during 1997, 1996 and 1995, respectively. The tax effect on the net gains during 1997, 1996 and 1995 was approximately $162,000, $32,000, and $22,000, respectively. There were no sales of held-to-maturity securities during 1997, 1996 or 1995.

    The amortized cost and estimated fair value of debt securities at December 31, 1997, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                          AMORTIZED    ESTIMATED
AVAILABLE-FOR-SALE (IN THOUSANDS)                              COST   FAIR VALUE
--------------------------------------------------------------------------------
Due in one year or less ...............................  $  121,120   $  121,155
Due after one year through five years .................     315,822      317,234
Due after five years through ten years ................      51,058       51,429
Due after ten years ...................................      70,638       71,013
                                                         -----------------------
                                                            558,638      560,831
Mortgage-backed securities ............................     823,712      829,943
Collateralized mortgage obligations ...................     107,799      108,103
                                                         -----------------------
Total .................................................  $1,490,149   $1,498,877
                                                         -----------------------
                                                         -----------------------
--------------------------------------------------------------------------------


                                                        AMORTIZED      ESTIMATED
HELD-TO-MATURITY (IN THOUSANDS)                              COST     FAIR VALUE
--------------------------------------------------------------------------------
Due in one year or less ...............................  $  3,958       $  3,981
Due after one year through five years .................     8,404          8,496
Due after five years through ten years ................    18,834         19,698
Due after ten years ...................................    81,357         82,176
                                                         -----------------------
                                                          112,553        114,351
Mortgage-backed securities ............................    67,959         67,984
                                                         -----------------------
Total .................................................  $180,512       $182,335
                                                         -----------------------
                                                         -----------------------
--------------------------------------------------------------------------------

At December 31, 1997, available-for-sale securities included $340,457,000 in commitments to purchase specific investment securities at a future date.

    Available-for-sale and held-to-maturity securities carried at $773,218,000 and $452,478,000 at December 31, 1997 and 1996, respectively, were pledged to secure borrowings, public and trust deposits and for other purposes required by law. Securities sold under agreement to repurchase were collateralized by available-for-sale and held-to-maturity securities with an aggregate carrying value of $61,749,000 and $38,856,000 at December 31, 1997 and 1996,
respectively.

    In October 1995, the FASB approved a one-time opportunity for companies to reevaluate the classifications of their investment portfolio and transfer securities from their held-to-maturity account to available-for-sale without consequences to the classification of securities not transferred. The Company utilized this opportunity to transfer $187 million of securities, based on amortized cost from held-to-maturity to available-for-sale. The unrealized losses on these securities at the time of transfer was $758,000.

                               6. LOANS

The composition of the loan portfolio at December 31 was as follows (in thousands):

                                                        1997               1996
-------------------------------------------------------------------------------
Real estate                                      $ 1,158,822        $   871,432
Commercial                                           708,084            624,456
Consumer and other                                   499,924            346,139
Agriculture                                          270,227            222,081
                                                 ------------------------------
                                                   2,637,057          2,064,108
Less allowance for loan losses                       (36,194)           (26,215)
                                                 ------------------------------
Net Loans                                        $ 2,600,863        $ 2,037,893
                                                 ------------------------------
                                                 ------------------------------
-------------------------------------------------------------------------------

At December 31, 1997, real estate loans totaling $358,000,000 were pledged to secure borrowings.

                          7. ALLOWANCE FOR LOAN LOSSES

ACTIVITY IN THE ALLOWANCE WAS AS FOLLOWS (IN THOUSANDS):

                                                   1997        1996        1995
-------------------------------------------------------------------------------
Balance at beginning of year ................  $ 26,215    $ 22,712    $ 17,333
Allowance of acquired companies(1) ..........    10,065         784       5,230
Provision charged to operating expense ......     5,352       6,757       2,711
Loans charged off ...........................    (7,857)     (4,971)     (3,463)
Recoveries of loans charged off .............     2,419         933         901
                                               --------------------------------
Balance at end of year ......................  $ 36,194    $ 26,215    $ 22,712
                                               --------------------------------
                                               --------------------------------
-------------------------------------------------------------------------------

(1) INCLUDES ONLY ACQUISITIONS OF COMPANIES ACCOUNTED FOR AS PURCHASES.

    Nonaccrual loans totaled $12,507,000, $12,796,000, and $3,252,000 at
December 31, 1997, 1996 and 1995, respectively. The Company includes all loans considered impaired under SFAS No. 114 in nonaccrual loans. The amount of impaired loans was not material at December 31, 1997. Interest income of $364,000 on nonaccrual loans would have been recorded during 1997 if the loans had been current in accordance with their original terms. During 1997, the Company recorded interest income of $361,000 related to loans that were on nonaccrual status as of December 31, 1997.

                 8. FAIR VALUE OF FINANCIAL INSTRUMENTS

Due to the nature of its business and the financing needs of its customers, the Company is involved with a large number of financial instruments, the majority for which an active market does not exist. Accordingly, the Company has used various valuation techniques to estimate the fair value of its financial instruments. These techniques are significantly affected by the assumptions used, including the discount rate, the estimated timing and amount of cash flows and the aggregation methods used to value similar instruments. In this regard, the resulting fair value estimates cannot

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Community First Bankshares, Inc.

be substantiated by comparison to independent markets and, in a majority of cases, could not be realized by the immediate sale or settlement of the instrument. Also, the estimates reflect a point in time valuation that could change significantly based on changes in outside economic factors, such as the general level of interest rates. The required disclosures exclude the estimated values of nonfinancial instrument cash flows and are not intended to provide or estimate a market value of the Company. The following assumptions were used by the Company in estimating the fair value of the specific financial instruments.

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

DEPOSIT LIABILITIES
The fair value of demand deposits, savings accounts and certain money market deposits is defined by SFAS No. 107 to be equal to the amount payable on demand at the date of the financial statements. Fair values for fixed rate certificates of deposits are estimated using a discounted cash flow analysis that used the interest rates currently being offered on certificates of deposit to discount the aggregated expected monthly maturities.

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

    The estimated fair values of the Company's financial instruments at December 31 are shown in the table below (in thousands):

                                               1997                     1996
------------------------------------------------------------------------------------
                                     CARRYING           FAIR    CARRYING        FAIR
                                       AMOUNT          VALUE      AMOUNT       VALUE
------------------------------------------------------------------------------------
Financial assets:
  Cash and due from banks ....... $   222,088    $   222,088   $ 175,732   $ 175,732
  Federal funds sold and
   resale agreements ............      12,690         12,690       3,600       3,600
  Interest-bearing deposits .....       1,287          1,287       3,598       3,605
  Available-for-sale securities .   1,498,877      1,498,877     506,888     506,888
  Held-to-maturity securities ...     180,512        182,335     222,348     223,200
  Loans .........................   2,637,057      2,632,042   2,064,108   2,054,714
  Allowance for loan losses .....     (36,194)       (36,194)    (26,215)    (26,215)
                                  --------------------------------------------------
  Net loans .....................   2,600,863      2,595,848   2,037,893   2,028,499
Financial liabilities:
  Deposits:
   Noninterest-bearing .......... $   597,333    $   597,333   $ 431,078   $ 431,078
   Interest-bearing:
     Savings and NOW ............   1,371,546      1,371,546     964,829     964,829
     Time accounts over 100,000.. $   398,291        398,523     233,875     234,248
     Other time accounts ........   1,252,164      1,252,191     907,658     907,723
                                  --------------------------------------------------
  Total deposits ................   3,619,334      3,619,593   2,537,440   2,537,878
  Federal funds purchased and
   repurchase agreements ........      43,002         43,002      78,369      78,369
  Other short-term borrowings ...     230,571        230,571     169,265     169,265
  Long-term debt ................     116,476        116,924      46,750      48,003
------------------------------------------------------------------------------------

                      9. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-
                     SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

In the normal course of business, the Company is party to financial instruments with off-balance-sheet risk. These transactions enable customers to meet their financing needs and enable the Company to manage its interest rate risk. These financial instruments include commitments to extend credit and letters of credit. The contract or notional amounts of these financial instruments at December 31, 1997 and 1996, were as follows (in thousands):

                                                               1997         1996
--------------------------------------------------------------------------------
Commitments to extend credit ...........................  $ 449,961    $ 389,604
Standby letters of credit ..............................     16,627       14,683
Commercial letters of credit ...........................      1,816          990
--------------------------------------------------------------------------------


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Community First Bankshares, Inc.

    Commitments to extend credit are legally binding and have fixed expiration dates or other termination clauses. The Company's exposure to credit loss on commitments to extend credit, in the event of nonperformance by the counterparty, is represented by the contractual amounts of the commitments. The Company monitors its credit risk for commitments to extend credit by applying the same credit policies in making commitments as it does for loans and by obtaining collateral to secure commitments based on management's credit assessment of the counterparty. Collateral held varies, but may include marketable securities, receivables, inventory, agricultural commodities, equipment and real estate. Because many of the commitments are expected to expire without being drawn upon, total commitment amounts do not necessarily represent the Company's future liquidity requirements. In addition, the Company also offers various consumer credit line products to its customers that are cancelable upon notification by the Company, which are included above in commitments to extend credit.

    Standby letters of credit are conditional commitments issued by the Company to guarantee the financial performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements.

    Commercial letters of credit are issued by the Company on behalf of customers to ensure payments of amounts owed or collection of amounts receivable in connection with trade transactions. The Company's exposure to credit loss in the event of nonperformance by the counterparty is the contractual amount of the letter of credit and represents the same exposure as that involved in extending loans.

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

    The Company's bank subsidiaries grant real estate, agricultural, commercial, consumer and other loans and commitments and letters of credit to customers throughout Arizona, Colorado, Iowa, Minnesota, Nebraska, North Dakota, South Dakota, Wisconsin and Wyoming. Although the Company has a diversified loan portfolio, the ability of a significant portion of its debtors to honor their contracts is dependent upon the agricultural economic sector. The maximum exposure to accounting loss that could occur, if the borrowers fail to perform according to the loan agreements and the underlying collateral proved to be of no value, is the total loan portfolio balances and commitments and letters of credit.

                          10. BANK PREMISES AND EQUIPMENT

Bank premises and equipment at December 31 consisted of the following (in thousands):


                                                               1997         1996
--------------------------------------------------------------------------------
Land ....................................................  $ 15,259     $ 10,031
Buildings ...............................................    93,882       59,359
Furniture, fixtures and equipment .......................    70,264       44,139
Leased property under capital lease obligations .........    10,403        5,932
                                                           ---------------------
                                                            189,808      119,461
Less accumulated depreciation ...........................    87,988       53,756
                                                           ---------------------
                                                           $101,820     $ 65,705
                                                           ---------------------
--------------------------------------------------------------------------------

                             11. SHORT-TERM BORROWINGS

As of December 31, 1997, the Company's subsidiary banks had $216,300,000 in Federal Home Loan Bank ("FHLB") borrowings, which are collateralized by various investment securities and real estate loans. The interest rates on FHLB borrowings are variable rates based on short-term market conditions and the term of the advance, ranging from 5.05% to 6.90% at December 31, 1997. The Company's subsidiaries had additional short-term borrowings of $3,104,000 outstanding at December 31, 1997.

    The Company has a short-term line of credit bearing interest at the Federal Funds rate plus 2% that provides for borrowing up to $8,000,000 through December 31, 1997, with a commitment fee of 0.2% on the unused amount. As of December 31, 1997, the Company had no balance outstanding under this line of credit. The Company has entered into an agreement that allows for its designated agent to underwrite up to $25,000,000 in commercial paper and has obtained lines of credit to support these borrowings. As of December 31, 1997, there was a $11,167,000 commercial paper balance outstanding with a blended rate of 5.78%. The terms of the lines of credit include certain covenants with which the Company must comply. At December 31, 1997, the Company was in compliance with all covenants pertaining to the lines of credit.

                                 12. LONG-TERM DEBT

Long-term debt consisted of the following at December 31 (in thousands):

                                                                                               1997               1996
-----------------------------------------------------------------------------------------------------------------------
Parent Company:
    Subordinated notes payable, interest at 7.30%,
      payable semi-annually, maturing June 30, 2004,
      unsecured.........................................................................   $ 60,000            $23,000
    Exchangeable subordinated notes payable, interest
      at 9.00% payable quarterly, maturing August 15,
      2005, unsecured...................................................................     11,500             11,500
    Term note payable to bank, interest at bank's base rate (8.50% and 8.25% at
      December 31, 1997 and 1996, respectively), payable quarterly, principal
      payments of $100,000 due annually through October 1, 1999, unsecured..............        400                400
    Term note payable to bank, interest at Federal Funds rate plus 2% (7.31% at
      December 31, 1996), payable quarterly, principal payments equal to 6.25%
      of the amortized balance, semi-annually through July 1, 2003......................        --               4,106
Subsidiaries:
    Federal Home Loan Bank advances, interest rates ranging from 5.32% to 8.33%, payable quarterly, with maturities ranging from June 16, 1999 to March 10,
      2010..............................................................................    41,600               4,829
    Term Note payable to bank, interest at 5.19% payable monthly, principal payments ranging from $35,600 to $54,600, per schedule due
      monthly through March 31, 2003....................................................     2,800               2,850
    Other notes payable.................................................................       176                  65
                                                                                          -----------------------------
                                                                                          $116,476             $46,750
                                                                                          -----------------------------
-----------------------------------------------------------------------------------------------------------------------

    The 7.30% subordinated notes payable are not redeemable, in whole or in part, by the Company. These notes, of which 100% of the balance qualifies as Tier 2 capital under the Federal Reserve Board guidelines, are

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Community First Bankshares, Inc.

direct obligations of the Company and are subordinated to all other indebtedness of the Company. The terms of the subordinated notes payable include certain covenants with which the Company must comply. At December 31, 1997, the Company was in compliance with all covenants pertaining to the subordinated notes payable.

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

IF REDEEMED DURING THE 12-MONTH                                 PERCENTAGE OF
PERIOD BEGINNING AUGUST 15                                   PRINCIPAL AMOUNT
-----------------------------------------------------------------------------
1998 ..............................................................   103.0%
1999 ..............................................................   101.5%
2000 and thereafter ...............................................   100.0%
-----------------------------------------------------------------------------

Maturities of long-term debt outstanding, primarily of the parent company, at December 31, 1997, were (in thousands):

1998 .....................................................$      453
1999 .....................................................    20,883
2000 .....................................................       524
2001 .....................................................       569
2002 .....................................................    21,784
Thereafter ...............................................    72,263
                                                          ----------
                                                          $  116,476
                                                          ----------
                                                          ----------

    During March 1997, the Company redeemed its $23 million in aggregate principal amount of 7.75% Subordinated Notes (the "7.75% Notes"). The 7.75% Notes were redeemed at par plus accrued interest and resulted in an extraordinary loss of $265,000, net of taxes, on the early extinguishment of debt.

                    13. COMPANY-OBLIGATED MANDATORILY
                     REDEEMABLE PREFERRED SECURITIES

On December 10, 1997, the Company issued $60 million of 8.20% Cumulative Capital Securities, through CFB Capital II, a business trust subsidiary organized in December 1997. The proceeds of the offering were invested by CFB Capital II in Junior Subordinated Debentures of the Company. The Company used the net proceeds in part to capitalize its bank subsidiaries in Colorado and Arizona, which acquired branches of Bank One, in their respective states. The debentures will mature not earlier than December 15, 2002, and not later than December 15, 2027.

    On February 5, 1997, the Company issued $60 million of 8.875% Cumulative Capital Securities, through CFB Capital I, a business trust subsidiary organized in January 1997. The proceeds of the offering were invested by CFB Capital I in Junior Subordinated Debentures of the Company. The Company used a portion of the net proceeds to redeem $23 million in aggregate principal amount of 7.75% Subordinated Notes. The remainder of the proceeds of the offering were used for general corporate purposes, including in part, the purchase of KeyBank Wyoming. The debentures will mature not earlier than February 1, 2002 and not later than February 1, 2027.

    At December 31, 1997, $111 million of the combined $120 million in Capital Securities qualified as Tier 1 capital under capital guidelines of the Federal Reserve. The remaining $9 million qualified as Tier 2 capital.

                             14. SHAREHOLDERS' EQUITY

COMMON STOCK
On December 31, 1997, the Company filed a shelf registration statement with the Securities and Exchange Commission for the purpose of issuing up to 3,000,000 shares of its common stock. The shares may be offered in acquisition transactions in exchange for shares of capital stock, partnership interests or other assets representing an interest, direct or indirect, in other companies or entities, or in exchange for assets used in or related to the business of such entities.

    On December 15, 1997, the Company completed the issuance of 1,000,000 million shares of common stock. The issuance of these shares occurred at a selling price of $49.50 per share with an underwriting discount of $1.73 per share paid by the Company. The Company used the proceeds, in combination with the $60 million Capital Securities issue to capitalize its bank subsidiaries in Colorado and Arizona which acquired branches of Bank One.

    On October 9, 1997, the Company filed a shelf registration with the Securities and Exchange Commission for the offering, from time to time, of up to $150 million in any combination of common stock, preferred stock or debt securities. Proceeds from the sale of Securities offered under this shelf registration will be used to finance acquisitions by the Company and for general corporate purposes.

    In 1995, the Company extended the common stock repurchase program established in 1992, which provided for the systematic acquisition of up to 600,000 shares of the Company's common stock. In addition, the Company adopted a new common stock repurchase program providing for a systematic repurchase of up to 600,000 additional shares. The shares acquired are used primarily for the issuance of common stock upon exercise of stock options, issuance of common stock under compensation plans, which might include contributions directly to employees or to an employee stock ownership plan, for preferred stock conversion, and issuance of common stock for purposes that do not include business combinations.

PREFERRED STOCK
SHAREHOLDERS' RIGHTS PLAN
The Company adopted a shareholders' rights plan in January 1995 that attached one right to each share of common stock outstanding on January 19, 1995. Each right entitles the holder to purchase one one-hundredth of a share of a new series of junior participating preferred stock of the Company, which has an initial exercise price of $63. The rights become exercisable only upon the acquisition of 15% or more of the Company's voting stock, or an announcement of a tender offer or exchange offer to acquire an interest of 15% or more by a person or group, without the prior consent of the Company. If exercised, or if the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Community First Bankshares, Inc.

Company is acquired, each right entitles the holder to purchase, at the exercise price, common stock with a market value equal to two times the exercise price. The rights, which may be redeemed by the Company in certain circumstances, expire January 5, 2005.

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

    As of December 31, 1997, the Company is considered well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table.

                                                                               AT DECEMBER 31, 1997
------------------------------------------------------------------------------------------------------------------------
                                                            TIER 1          TOTAL RISK-                      TOTAL RISK-
REGULATORY CAPITAL REQUIREMENTS: (Dollars in thousands)    CAPITAL         BASED CAPITAL       LEVERAGE     BASED ASSETS
------------------------------------------------------------------------------------------------------------------------
Minimum                                                     4.00%              8.00%             3.00%          N/A
Well-Capitalized                                            6.00%             10.00%             5.00%          N/A
------------------------------------------------------------------------------------------------------------------------
BANK SUBSIDIARIES:
Community First National Bank, Fergus Falls ..............  9.93%             11.10%             7.75%       $  624,017
Community First National Bank, Fargo ..................... 10.03%             11.28%             7.46%          388,051
Community First State Bank, Vermillion ................... 10.73%             11.90%             7.83%          211,897
Community First State Bank, Decorah ...................... 11.63%             12.89%             7.82%          108,761
Community First State Bank, Alliance ..................... 10.40%             11.65%             8.48%          257,024
Community First State Bank, Spooner ...................... 11.16%             12.32%             8.26%           71,856
Colorado Community First National Bank, Fort Morgan ...... 10.20%             11.39%             7.28%          804,028
Colorado Community First National Bank, Gunnison ......... 11.18%             12.43%             7.20%           59,051
Community First National Bank, Cheyenne .................. 13.75%             14.79%             7.52%          606,471
Community First National Bank, Phoenix ...................  9.37%             10.62%             7.95%           45,712

Community First Bankshares, Inc. ......................... 10.65%             14.24%             7.25%       $3,266,648
-----------------------------------------------------------------------------------------------------------------------

                                                                                  AT DECEMBER 31, 1996
----------------------------------------------------------------------------------------------------------------------------
                                                               TIER 1          TOTAL RISK-                      TOTAL RISK-
REGULATORY CAPITAL REQUIREMENTS: (Dollars in thousands)       CAPITAL         BASED CAPITAL       LEVERAGE     BASED ASSETS
----------------------------------------------------------------------------------------------------------------------------
Minimum .....................................................  4.00%              8.00%             3.00%          N/A
Well-Capitalized ............................................  6.00%             10.00%             5.00%          N/A
----------------------------------------------------------------------------------------------------------------------------
BANK SUBSIDIARIES:
Community First National Bank, Worthington(1) ...............  9.21%             10.31%             6.87%       $  255,997
Community First National Bank, Little Falls(1) ..............  9.74%             10.96%             7.32%          178,583
Community First National Bank, Fergus Falls .................  9.22%             10.42%             6.82%          133,913
Community First National Bank, Fargo ........................  9.76%             10.94%             7.39%          287,776
Community First National Bank, Dickinson(2) .................  9.21%             10.40%             6.86%          109,775
Community First State Bank, Vermillion ......................  9.54%             10.72%             6.98%           96,061
Community First State Bank, Redfield(3) ..................... 10.77%             11.87%             7.56%          120,170
Community First State Bank, Decorah ......................... 12.07%             13.32%             7.45%          101,980
Community First State Bank, Alliance ........................  9.53%             10.73%             7.84%          259,254
Community First State Bank, Spooner ......................... 10.48%             11.56%             7.64%           70,406
Colorado Community First National Bank, Fort Morgan ......... 11.08%             12.27%             7.76%          118,233
Colorado Community First State Bank, Steamboat Springs(4) ...  9.64%             10.81%             7.10%           86,821
Colorado Community First National Bank, Trinidad(4) ......... 20.83%             21.76%            10.45%           36,368
Colorado Community First State Bank of Denver(4) ............ 10.35%             11.33%             7.62%          438,967

Community First Bankshares, Inc. ............................  8.88%             11.10%             6.62%       $2,312,632
----------------------------------------------------------------------------------------------------------------------------

(1)  MERGED INTO COMMUNITY FIRST NATIONAL BANK, FERGUS FALLS IN JANUARY 1997.
(2)  MERGED INTO COMMUNITY FIRST NATIONAL BANK, FARGO IN JANUARY 1997.
(3)  MERGED INTO COMMUNITY FIRST STATE BANK, VERMILLION IN FEBRUARY 1997.
(4)  MERGED INTO COLORADO COMMUNITY FIRST NATIONAL BANK, FORT MORGAN IN
     APRIL 1997.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   Community First Bankshares, Inc.


                        15. EMPLOYEE BENEFIT PLANS

STOCK OPTION PLAN -- During 1996, the Company approved the 1996 Stock Option Plan under which an additional 2,000,000 shares of the Company's common stock were reserved for granting of future stock options. Similar to the 1987 Stock Option Plan, the Company may grant key employees incentive or nonqualified options to purchase common stock of the Company at fair market value on the date of the grant, as determined by the Company. The options vest ratably over a three-year period and are exercisable over a five-year term starting one year after the date of grant. Stock options outstanding under the plans are as follows:

                                              1997                    1996
------------------------------------------------------------------------------------
                                                    WEIGHTED                WEIGHTED
                                                     AVERAGE                 AVERAGE
                                       OPTIONS     PRICE PER    OPTIONS    PRICE PER
                                     OUTSTANDING       SHARE  OUTSTANDING      SHARE
------------------------------------------------------------------------------------
Beginning of Year ...................  563,655       $16.02     499,777      $13.66
  Options Granted ...................  227,000        29.25     165,388       21.42
  Options Exercised ................. (103,676)       13.74     (75,905)      11.68
  Options Forfeited .................  (14,533)       18.21     (25,605)      18.31
                                      ---------------------------------------------
End of Year .........................  672,446       $20.71     563,655      $16.02
                                      ---------------------------------------------
                                      ---------------------------------------------
Exercisable at end of year ..........  337,771       $16.45     281,463      $14.10

Weighted average fair
  value of options granted ..........          $6.40                   $3.94
------------------------------------------------------------------------------------


    The range of exercise prices and the weighted average remaining contractual life of the options outstanding at December 31, 1997 were as follows:

                                          OPTIONS        WEIGHTED          WEIGHTED
                                   OUTSTANDING AT         AVERAGE           AVERAGE
RANGE OF EXERCISE                     DECEMBER 31  EXERCISE PRICE         REMAINING
PRICES PER SHARE                            1997        PER SHARE  CONTRACTUAL LIFE
-----------------------------------------------------------------------------------
$28.50 to $48.34 .....................  217,500         $ 29.41        4.1 years
$21.25 to $23.38 .....................  148,557           21.41        3.1 years
$12.50 to $14.75 .....................  306,389           14.20        1.3 years

-----------------------------------------------------------------------------------

    At December 31, 1997, a total of 2,473,084 shares of authorized common stock was reserved for exercise of options granted under the 1996 and 1987 Stock Option Plans.

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

    The following weighted-average assumptions were used in the valuation model: risk-free interest rates of 6.15 percent and 5.15 percent in 1997 and 1996, respectively; dividend yield of 1.30 percent and 2.50 percent in 1997 and 1996, respectively; stock price volatility factors of .175 and .20 in 1997 and 1996, respectively; and expected life of options of four years in both 1997 and 1996.

    The pro forma disclosures include options granted in 1997 and 1996 and are not likely to be representative of the pro forma disclosures for future years. The estimated fair value of the options is amortized to expense over the options' vesting period.


(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)          1997              1996
-----------------------------------------------------------------------------
Pro forma net income ............................   $46,018           $30,662
Pro forma net income (diluted) ..................   $46,018           $32,272

Pro forma earnings per share:
    Basic .......................................   $  2.49           $  1.86
    Diluted .....................................   $  2.41           $  1.78
-----------------------------------------------------------------------------

EMPLOYEE STOCK OWNERSHIP PLAN -- The Company has an employee stock ownership plan ("ESOP") that is a defined contribution plan covering all employees who are 21 years of age with more than one year of service. Contributions are calculated using a formula based on the Company's return on average assets on a yearly basis. The contribution expense was $1,407,000, $859,000 and $444,000 in 1997, 1996 and 1995, respectively.

PROFIT-SHARING PLAN -- The Company offers a contributory profit-sharing and thrift plan that qualifies under section 401(k) of the Internal Revenue Code. The plan covers all employees who are 21 years of age with more than one year of service. The plan provides for an employer-matching contribution of 50% based on each participant's eligible contribution for each plan year, subject to a limitation of the lesser of 6% of the participant's annual compensation or the maximum amount prescribed by the Internal Revenue Code. The Company's contribution was $1,094,000, $727,000, and $712,000 in 1997, 1996 and 1995,
respectively.

               16. RESTRICTIONS ON CASH AND DUE FROM BANKS

Bank subsidiaries are required to maintain average reserve balances with the Federal Reserve Bank. Balances of $40,539,000 and $12,518,000 at December 31, 1997 and 1996, respectively, exceeded required amounts.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Community First Bankshares, Inc.

                          17. INCOME TAXES

The components of the provision for income taxes were (in thousands):

                                             1997           1996           1995
--------------------------------------------------------------------------------
Federal:
    Current ...........................  $ 22,043       $ 18,455       $ 18,008
    Deferred ..........................    (2,540)        (3,444)        (3,546)
                                         --------       --------       --------
                                           19,503         15,011         14,462
State:
    Current ...........................     2,606          3,458          3,209
    Deferred ..........................      (593)          (462)          (463)
                                         --------       --------       --------
                                            2,013          2,996          2,746
                                         --------       --------       --------
Provision for income taxes ............  $ 21,516       $ 18,007       $ 17,208
                                         --------       --------       --------
                                         --------       --------       --------
--------------------------------------------------------------------------------

   The reconciliation between the provision for income taxes and the amount computed by applying the statutory federal income tax rate was as follows (in thousands):

                                                  1997        1996       1995
-------------------------------------------------------------------------------
Tax at statutory rate (35%) .................. $ 23,578    $ 17,681    $ 16,506
State income tax, net of federal tax benefit .    1,308       1,805       1,812
Minority interest ............................     --          --            61
Tax-exempt interest ..........................   (2,297)     (1,736)     (2,376)
Amortization of goodwill .....................      923         822         531
Other ........................................   (1,996)       (565)        674
                                               --------    --------    --------
Provision for income taxes ................... $ 21,516    $ 18,007    $ 17,208
                                               --------    --------    --------
                                               --------    --------    --------
-------------------------------------------------------------------------------

    Deferred income tax assets and liabilities reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1997 and 1996, are as follows (in thousands):

                                                          1997             1996
---------------------------------------------------------------------------------
Deferred tax assets:
    Loan loss reserves ...............................  $ 7,929          $ 8,737
    Contingency reserve ..............................      246              748
    Deferred compensation ............................      835              863
    Deferred loan fees ...............................      316              316
    Other ............................................      735              566
                                                        -------           ------
                                                         10,061           11,230
Deferred tax liabilities:
    Unrealized gains .................................    3,141              897
    Depreciation .....................................      245               87
    Purchase accounting ..............................      349              151
    Other ............................................       13              297
                                                        -------          -------
                                                          3,748            1,432
                                                        -------          -------
Net deferred tax assets ..............................  $ 6,313          $ 9,798
                                                        -------          -------
                                                        -------          -------
--------------------------------------------------------------------------------

    The realization of the Company's deferred tax assets is dependent upon the Company's ability to generate taxable income in future periods and the reversal of deferred tax liabilities during the same period. The Company has evaluated the available evidence supporting the realization of its deferred tax assets and determined it is more likely than not that the assets will be realized.

               18. COMMITMENTS AND CONTINGENT LIABILITIES

Total rent expense was $5,336,000, $1,318,000, and $1,789,000 in 1997, 1996
and 1995, respectively.

    Future minimum payments, by year and in the aggregate, under noncancelable leases with initial or remaining terms of one year or more, consisted of the following at December 31, 1997:

(IN THOUSANDS)                                   OPERATING   CAPITAL
--------------------------------------------------------------------
1998 .........................................   $1,471     $2,043
1999 .........................................    1,563      1,851
2000 .........................................    1,652      1,529
2001 .........................................    1,327        730
2002 .........................................    3,390        137
                                                 ------     ------
                                                 $9,403     $6,290
Executory costs (taxes) ......................               (234)
                                                            ------
Net minimum lease payments ...................               6,056
Less:
    Amount representing interest .............                (847)
                                                            -------
    Present value of net minimum lease payments             $5,209
                                                            -------
                                                            -------
--------------------------------------------------------------------

    As a result of certain legal proceedings related to the May 1995 purchase of Alliance, the Company retained a portion of the purchase price in the form of a contingency reserve. Upon resolution of various proceedings, associated balances may be remitted to the former Abbott Bank Group shareholders. At December 31, 1997, the reserve balance was $838,000. All remaining issues subject to the reserve are expected to be resolved during 1998. It is management's expectation that resolution of the remaining issues will not exceed the current reserve balance.

   In the normal course of business, there are various outstanding legal proceedings, claims, commitments and contingent liabilities. In the opinion of management, the Company and its subsidiaries will not be materially affected by the outcome of such matters.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Community First Bankshares, Inc.


                        19. COMMUNITY FIRST BANKSHARES, INC.
(PARENT COMPANY ONLY)

CONDENSED STATEMENTS OF FINANCIAL CONDITION
--------------------------------------------------------------------------------
DECEMBER 31 (IN THOUSANDS)                                    1997          1996
--------------------------------------------------------------------------------
ASSETS
Cash and due from subsidiary banks .....................  $  4,944      $  6,548
Interest-bearing deposits ..............................       505            --
Available-for-sale securities ..........................    63,795            --
Investment in subsidiaries .............................   452,731       275,100
Furniture and equipment ................................     6,210         1,657
Receivable from subsidiaries ...........................    10,509         2,336
Other assets ...........................................    15,582        17,389
                                                          ----------------------
Total assets ...........................................  $554,276      $303,030
                                                          ----------------------
                                                          ----------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term borrowings ..................................  $ 11,167      $ 14,164
Long-term debt .........................................   195,611        39,006
Other liabilities ......................................     8,204         5,289
Shareholders' equity ...................................   339,294       244,571
                                                          ----------------------
Total liabilities and shareholders' equity .............  $554,276      $303,030
                                                          ----------------------
                                                          ----------------------
--------------------------------------------------------------------------------

CONDENSED STATEMENTS OF INCOME
--------------------------------------------------------------------------------
YEARS ENDED DECEMBER 31 (IN THOUSANDS)                1997       1996       1995
--------------------------------------------------------------------------------
Income:
    Dividends from subsidiaries ................  $ 35,727    $29,536   $ 34,453
    Service fees from subsidiaries .............     3,505      2,948      3,147
    Interest income ............................     1,558        106        607
    Other ......................................       641        467       (304)
                                                  ------------------------------
Total income ...................................    41,431     33,057     37,903
Expense:
    Interest expense ...........................    10,479      4,403      3,961
    Other expense ..............................    17,135     17,323     11,862
                                                  ------------------------------
Total expense ..................................    27,614     21,726     15,823
                                                  ------------------------------
Income before income tax benefit, equity
    in undistributed income of subsidiaries
    and extraordinary item .....................    13,817     11,331     22,080
Income tax benefit .............................     9,348      6,799      4,423
                                                  ------------------------------
Income before undistributed income of
    subsidiaries and extraordinary item ........    23,165     18,130     26,503
Equity in undistributed income of
    subsidiaries ...............................    23,652     14,380      3,450
                                                  ------------------------------
Income before cumulative effect of
    extraordinary item .........................    46,817     32,510     29,953
Extraordinary item, net of tax .................      (265)      --         --
                                                  ------------------------------
Net Income .....................................  $ 46,552    $32,510   $ 29,953
                                                  ------------------------------
                                                  ------------------------------
Net income applicable to common equity .........  $ 46,552    $30,900   $ 28,343
                                                  ------------------------------
                                                  ------------------------------
--------------------------------------------------------------------------------

CONDENSED STATEMENTS OF CASH FLOWS
-----------------------------------------------------------------------------------------
YEARS ENDED DECEMBER 31 (IN THOUSANDS)                  1997           1996          1995
-----------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income ....................................   $  46,552      $  32,510     $  29,953
Adjustments to reconcile net income to
 net cash used in operating activities:
     Equity in income of subsidiaries .........     (59,322)       (43,916)      (37,903)
     Depreciation .............................         694            488           474
     Increase (decrease) in interest payable ..       1,448            (32)           64
     Other, net ...............................       3,274         (7,650)        1,213
                                                  --------------------------------------
Net cash used in operating activities .........      (7,354)       (18,600)       (6,199)

CASH FLOWS FROM INVESTING ACTIVITIES
Dividends received from subsidiaries ..........      35,727         29,536        34,453
Net increase in interest-bearing deposits .....        (505)            --            --
Purchases of stock in subsidiaries ............    (149,845)       (14,743)      (71,581)
Net loans to subsidiaries .....................      (8,145)        (1,585)       10,197
Purchases of available-for-sale securities ....     (63,795)            --        (4,393)
Sales of available-for-sale securities,
 net of gains .................................          --             --         9,543
Net increase in furniture and equipment .......      (5,247)          (997)         (578)
                                                  --------------------------------------
Net cash (used in) provided by investing
 activities ...................................    (191,810)        12,211       (22,359)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in short-term borrowings .........      (2,997)         4,062         7,145
Proceeds from issuance of long-term debt ......     236,466         18,162        44,006
Repayment of long-term debt ...................     (79,861)       (24,058)      (27,302)
Net proceeds from issuance of
 common stock .................................      81,456         15,044        11,577
Net proceeds from conversion of
 convertible perferred stock ..................     (22,988)             --           --
Purchase of common stock held in treasury .....      (2,777)        (1,535)          (56)
Sale of common stock held in treasury .........       1,098          3,829           896
Retirement of common stock ....................          --           (349)           --
Preferred stock dividends paid ................          --         (1,610)       (1,610)
Common stock dividends paid ...................     (12,837)        (6,714)       (5,279)
                                                  --------------------------------------
Net cash provided by financing activities .....     197,560          6,831        29,376
Net increase in cash and cash equivalents .....      (1,604)           442           818
Cash and cash equivalents at
 beginning of year ............................       6,548          6,106         5,288
                                                  --------------------------------------
Cash and cash equivalents at end of year ......   $   4,944      $   6,548     $   6,106
                                                  --------------------------------------
                                                  --------------------------------------
----------------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Community First Bankshares, Inc.

    Certain restrictions exist regarding the extent to which bank subsidiaries may transfer funds to the Company in the form of dividends, loans or advances. Federal law prevents the Company from borrowing from bank subsidiaries unless the loans are secured by specified U.S. obligations. Secured loans to the Company or any individual affiliate are generally limited in amount to 10% of the banks' equity. Further, loans to the Company and all affiliates in total are limited to 20% of the banks' equity. As of December 31, 1997 and 1996, $44,653,000 and $27,066,000, respectively, of individual subsidiary banks' capital was available for credit extension to the parent company. At December 31, 1997 and 1996, bank subsidiaries had no credit extended to the Company.

    Payment of dividends to the Company by its subsidiary banks is subject to various limitations by bank regulatory agencies. Undistributed earnings of the bank subsidiaries available for distribution as dividends under these limitations were $45,662,000 and $26,691,000 as of December 31, 1997 and 1996, respectively.

                        20. RELATED PARTY TRANSACTIONS

Certain directors and executive officers of the Company and its subsidiaries, including their immediate families, companies in which they are principal owners and trusts in which they are involved, are loan customers of the bank subsidiaries. The aggregate dollar amounts of these loans were $14,814,000 and $12,700,000 at December 31, 1997 and 1996, respectively. During 1997, 1996 and 1995, $4,729,000, $5,779,000, and $6,115,000 of new loans were made and repayments totaled $2,615,000, $8,479,000, and $23,878,000, respectively.


                     21. SUPPLEMENTAL DISCLOSURES TO
                   CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31 (IN THOUSANDS)                        1997        1996        1995
------------------------------------------------------------------------------------------
Noncash transfers of held-to-maturity
  securities to available-for-sale securities........     $ 92,738     $22,659    $187,320
Unrealized (loss) gain on
  available-for-sale securities......................        6,461        (993)     11,545
Income taxes paid....................................       22,784      23,485      20,745
Interest paid........................................      113,438      94,185      76,154
Commitments to purchase investment
  securities.........................................      340,457          --          --
------------------------------------------------------------------------------------------


                      INDEPENDENT AUDITOR'S LETTER


The Board of Directors and Shareholders
Community First Bankshares, Inc.

We have audited the accompanying consolidated statements of financial condition of Community First Bankshares, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the consolidated financial statements of Mountain Parks Financial Corporation, which statements reflect total assets constituting 16% of the related consolidated financial statement totals and net income constituting 24% of the related consolidated financial statement totals for the year ended December 31, 1995. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for Mountain Parks Financial Corporation, is based solely on the report of the other auditors.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

    In our opinion, based on our audits and, for 1995, the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community First Bankshares, Inc., and subsidiaries at December 31, 1997 and 1996 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



Minneapolis, Minnesota
January 22, 1998

CONSOLIDATED STATEMENT OF CONDITION -- FIVE YEAR SUMMARY

Community First Bankshares, Inc.

(IN THOUSANDS)

DECEMBER 31 (IN THOUSANDS)                                1997           1996           1995           1994           1993
--------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks ........................   $   222,088    $   175,732    $   137,551    $    96,232    $    85,468
Federal funds sold and securities purchased
    under agreement to resell ..................        12,690          3,600         25,965          8,135         35,685
Interest-bearing deposits ......................         1,287          3,598          3,213          6,377         10,272
Available-for-sale securities ..................     1,498,877        506,888        486,522        231,364        326,041
Held-to-maturity securities:
    U.S. Treasury ..............................            --             --             --         72,519         44,162
    U.S. Government agencies ...................           228            879          3,318         44,957         34,654
    Mortgage-backed securities .................        67,959         86,506        106,429        185,753        177,381
    Collateralized mortgage obligations ........            --             --             --         22,811         25,151
    State and political securities .............        48,064         56,694         55,267         43,672         34,990
    Other ......................................        64,261         78,269         65,806         12,163         11,343
                                                   -----------------------------------------------------------------------
       Total securities ........................     1,679,389        729,236        717,342        613,239        653,722
Loans ..........................................     2,637,057      2,064,108      1,767,193      1,330,146      1,037,666
    Less: allowance for loan losses ............       (36,194)       (26,215)       (22,712)       (17,333)       (14,332)
                                                   -----------------------------------------------------------------------
    Net loans ..................................     2,600,863      2,037,893      1,744,481      1,312,813      1,023,334
Other assets ...................................       339,209        166,339        141,424         93,823         75,313
                                                   -----------------------------------------------------------------------
    Total assets ...............................   $ 4,855,526    $ 3,116,398    $ 2,769,976    $ 2,130,619    $ 1,883,794
                                                   -----------------------------------------------------------------------
                                                   -----------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
    Noninterest-bearing ........................   $   597,333    $   431,078    $   398,314    $   315,667    $   273,382
    Interest-bearing ...........................     3,022,001      2,106,362      1,961,402      1,478,898      1,354,607
                                                   -----------------------------------------------------------------------
       Total deposits ..........................     3,619,334      2,537,440      2,359,716      1,794,565      1,627,989
Short-term borrowings ..........................       273,573        247,634         90,881        113,469         62,194
Long-term debt .................................       116,476         46,750         81,288         38,092         48,354
Other liabilities ..............................       386,849         40,003         34,087         26,792         20,186
                                                   -----------------------------------------------------------------------
    Total liabilities ..........................     4,396,232      2,871,827      2,565,972      1,972,918      1,758,723
Company-obligated mandatorily redeemable
    preferred securities of CFB Capital I and II       120,000             --             --             --             --
Shareholders' equity ...........................       339,294        244,571        204,004        157,701        125,071
                                                   -----------------------------------------------------------------------
    Total liabilities and shareholders' equity .   $ 4,855,526    $ 3,116,398    $ 2,769,976    $ 2,130,619    $ 1,883,794
                                                   -----------------------------------------------------------------------
                                                   -----------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

CONSOLIDATED STATEMENT OF INCOME -- FIVE YEAR SUMMARY

Community First Bankshares, Inc.

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

YEARS ENDED DECEMBER 31 (IN THOUSANDS)                    1997           1996           1995           1994           1993
--------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
    Loans ......................................   $   218,588    $   183,530    $   150,948    $   104,012    $    81,931
    Investment securities ......................        59,103         44,936         40,210         38,032         37,479
    Other ......................................           906            960          1,710          1,193          1,736
                                                   -----------------------------------------------------------------------
       Total interest income ...................       278,597        229,426        192,868        143,237        121,146

INTEREST EXPENSE:
    Deposits ...................................       102,632         81,655         71,780         46,560         42,873
    Short-term and other borrowings ............         8,734          9,247          6,184          4,029          1,994
    Long-term debt .............................         5,887          4,332          4,927          2,879          2,404
                                                   -----------------------------------------------------------------------
       Total interest expense ..................       117,253         95,234         82,891         53,468         47,271
                                                   -----------------------------------------------------------------------
Net interest income ............................       161,344        134,192        109,977         89,769         73,875
Provision for loan losses ......................         5,352          6,757          2,711          1,839          2,149
                                                   -----------------------------------------------------------------------
Net interest income after provision for loan losses    155,992        127,435        107,266         87,930         71,726

NONINTEREST INCOME:
    Service charges on deposit accounts ........        17,023         12,328         10,116          8,467          7,571
    Insurance commissions ......................         5,375          5,213          4,283          3,777          3,442
    Fees from fiduciary activities .............         3,805          3,332          2,718          2,157          2,103
    Net gains on sales of securities ...........           463             93             52             99          1,910
    Other ......................................         9,898          6,404          5,319          4,492          3,132
                                                   -----------------------------------------------------------------------
       Total noninterest income ................        36,564         27,370         22,488         18,992         18,158

NONINTEREST EXPENSE:
    Salaries and employee benefits .............        64,868         54,870         42,796         35,083         29,931
    Net occupancy ..............................        19,139         15,085         10,563          9,353          8,413
    FDIC insurance .............................           357            669          2,532          3,720          3,193
    Professional service fees ..................         4,088          3,881          4,011          3,457          3,776
    Amortization of intangibles ................         5,519          3,362          2,551          1,876          1,340
    Data processing and loan servicing fees ....         1,290          1,506          1,607            856            722
    Company-obligated mandatorily redeemable
       preferred securities of CFB Capital
       I & II ..................................         5,108           --             --             --             --
    Other ......................................        24,821         24,915         18,533         15,896         13,479
                                                   -----------------------------------------------------------------------
       Total noninterest expense ...............       125,190        104,288         82,593         70,241         60,854
                                                   -----------------------------------------------------------------------
Income from continuing operations before income
       taxes, cumulative effect of accounting
       change, and extraordinary item ..........        67,366         50,517         47,161         36,681         29,030
Provision for income taxes .....................        21,516         18,007         17,208         13,952         10,775
                                                   -----------------------------------------------------------------------
Income from continuing operations before
      cumulative effect of accounting change,
      and extraordinary item ...................        45,850         32,510         29,953         22,729         18,255
Cumulative effect of accounting change .........          --             --             --             --              359
Discontinued operations ........................           967           --             --             --             --
Extraordinary item .............................          (265)          --             --             --             --
                                                   -----------------------------------------------------------------------
Net income .....................................        46,552         32,510         29,953         22,729         18,614
Preferred dividend .............................          --            1,610          1,610          1,091           --
                                                   -----------------------------------------------------------------------
Net income applicable to common equity .........   $    46,552    $    30,900    $    28,343    $    21,638    $    18,614
                                                   -----------------------------------------------------------------------
                                                   -----------------------------------------------------------------------
Earnings per common and common equivalent share:
    Basic ......................................   $      2.52    $      1.87    $      1.85    $      1.50    $      1.35
    Diluted ....................................   $      2.44    $      1.79    $      1.75    $      1.43    $      1.30
Average common shares outstanding:
    Basic ......................................    18,474,749     16,509,289     15,361,370     14,378,903     13,838,334
    Diluted ....................................    19,069,078     18,142,377     17,167,650     16,127,250     14,389,256
                                                                                                               -----------
--------------------------------------------------------------------------------------------------------------------------

QUARTERLY REPORTS OF OPERATIONS

Community First Bankshares, Inc.

(UNAUDITED)

The following is a summary of the quarterly results of operations for the years ended December 31, 1997 and 1996 (in thousands, except per share and per share data):

                                                                            FIRST        SECOND         THIRD        FOURTH
                                                                           QUARTER       QUARTER       QUARTER       QUARTER
-------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1997
Interest income ....................................................   $     58,309    $    60,172   $    77,409   $     82,707
Interest expense ...................................................         23,914         24,514        33,498         35,327
                                                                       --------------------------------------------------------
Net interest income ................................................         34,395         35,658        43,911         47,380
Provision for loan losses ..........................................          1,230          2,486         1,710            (74)
                                                                       --------------------------------------------------------
Net interest income after provision for loan losses ................         33,165         33,172        42,201         47,454
Net gains on sales of securities ...................................             (3)            64            62            340
Noninterest income .................................................          7,041         10,259         9,646          9,155
Noninterest expense ................................................         24,949         27,831        34,448         37,962
                                                                       --------------------------------------------------------
Income before income taxes and extraordinary item ..................         15,254         15,664        17,461         18,987
Provision for income taxes .........................................          5,138          5,140         5,391          5,847
                                                                       --------------------------------------------------------
Income from continuing operations before extraordinary item ........         10,116         10,524        12,070         13,140
                                                                       --------------------------------------------------------
Discontinued Operations:
    Income from operations of discontinued operations
    (Less applicable income taxes of $424) .........................            681            611           229           (554)
                                                                       --------------------------------------------------------
Income before extraordinary item ...................................         10,797         11,135        12,299         12,586
Extraordinary item:
    Loss on extinguishment of debt, net of taxes ...................           (265)          --            --             --
                                                                       --------------------------------------------------------
Net Income .........................................................         10,532         11,135        12,299         12,586

                                                                       --------------------------------------------------------
Net income applicable to common equity .............................         10,532         11,135        12,299         12,586
                                                                       --------------------------------------------------------
Earnings per common and common equivalent share:
Basic income from continuing operations before extraordinary items .   $       0.58    $      0.57   $      0.65   $       0.69
Discontinued operations ............................................           0.04           0.03          0.01          (0.03)
Extraordinary item .................................................          (0.02)          0.00          0.00           0.00
                                                                       --------------------------------------------------------
Basic net income ...................................................   $       0.60    $      0.60   $      0.66   $       0.66
                                                                       --------------------------------------------------------
Diluted income from continuing operations before extraordinary items           0.53           0.55          0.64           0.68
Discontinued operations ............................................           0.04           0.03          0.01          (0.03)
Extra ordinary item ................................................          (0.01)          0.00          0.00           0.00
                                                                       --------------------------------------------------------
Diluted net income .................................................   $       0.56    $      0.58   $      0.65   $       0.65
Average common and common equivalent shares:
    Basic ..........................................................     17,493,078     18,670,606    18,642,672     19,073,429
    Diluted ........................................................     18,863,908     18,945,576    18,992,606     19,470,488
                                                                       --------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
                                                         FIRST        SECOND           THIRD          FOURTH
                                                        QUARTER       QUARTER         QUARTER        QUARTER
---------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1996
Interest income ...................................   $    53,664   $     55,537    $     58,711    $    61,514
Interest expense ..................................        22,651         22,871          24,002         25,710
                                                      ---------------------------------------------------------
Net interest income ...............................        31,013         32,666          34,709         35,804
Provision for loan losses .........................           915          1,416           2,241          2,185
                                                      ---------------------------------------------------------
Net interest income after provision for loan losses        30,098         31,250          32,468         33,619
Net gains on sales of securities ..................             3             (1)             (8)           100
Noninterest income ................................         5,938          6,701           6,499          8,138
Noninterest expense ...............................        22,868         23,813          25,810         31,797
                                                      ---------------------------------------------------------
Income before income taxes ........................        13,171         14,137          13,149         10,060
Provision for income taxes ........................         4,590          4,849           4,556          4,012
                                                      ---------------------------------------------------------
Net income ........................................         8,581          9,288           8,593          6,048
Preferred stock dividends .........................           402            403             403            402
                                                      ---------------------------------------------------------
Net income applicable to common equity ............   $     8,179   $      8,885    $      8,190    $     5,646
                                                      ---------------------------------------------------------
Earnings per common and common equivalent shares:
    Basic .........................................   $       .50   $        .55    $        .50    $       .33
    Diluted .......................................   $       .48   $        .52    $        .47    $       .32
Average common shares:
    Basic .........................................    16,197,840     16,212,028      16,428,464     16,981,123
    Diluted .......................................    17,876,890     17,913,355      18,138,629     18,638,838

---------------------------------------------------------------------------------------------------------------

                             CORPORATE INFORMATION

MARKET PRICE RANGE OF COMMON SHARES

THE COMPANY'S COMMON STOCK TRADES ON THE NASDAQ STOCK MARKET UNDER THE SYMBOL CFBX. THE FOLLOWING TABLE SETS FORTH THE HIGH AND LOW SALES PRICES FOR THE COMPANY'S COMMON STOCK DURING THE PERIODS INDICATED:

                       1997           1996
                  High    Low     High     Low
------------------------------------------------
First Quarter... 32 1/4  27 3/8   22 3/4  20
Second Quarter.. 38 3/8  29       24 1/4  22 1/4
Third Quarter... 49 1/8  36 3/4   23 7/8  22 1/2
Fourth Quarter.. 55 1/8  45 1/2   28 3/4  23 1/8
------------------------------------------------

SHAREHOLDERS

AS OF FEBRUARY 11, 1998, THE COMPANY HAD 1,314 SHAREHOLDERS OF RECORD AND AN ESTIMATED 7,000 ADDITIONAL BENEFICIAL HOLDERS WHOSE STOCK WAS HELD IN STREET NAME BY BROKERAGE HOUSES.

DIVIDEND POLICY

THE BOARD OF DIRECTORS HAS ADOPTED A POLICY OF DECLARING REGULAR QUARTERLY DIVIDENDS. A DIVIDEND OF 14 CENTS PER SHARE WAS PAID FOR EACH OF THE FIRST THREE QUARTERS IN 1996 AND INCREASED TO 16 CENTS PER SHARE FOR THE FOURTH QUARTER OF 1996. A DIVIDEND OF 16 CENTS PER SHARE WAS PAID FOR THE FIRST TWO QUARTERS IN 1997 AND INCREASED TO 19 CENTS PER SHARE FOR EACH OF THE THIRD AND FOURTH QUARTERS OF 1997.


56