Form 10-K405, Exhibit 13
period 1998-12-31
COMMUNITY FIRST BANKSHARES INC
filed 1999-03-23
CIK 857593

                               TABLE OF CONTENTS

                           Introduction               1

                           Letter to Shareholders     2

                           Financial Review          10

                           Affiliated Banks          43

                           Board of Directors        50

                           Senior Officers           51

                           Corporate Information     52


FINANCIAL HIGHLIGHTS


YEARS ENDED DECEMBER 31 (IN THOUSANDS, EXCEPT PER SHARE DATA)       1998(1)     1997(1)      1996        1995        1994
----------------------------------------------------------------------------------------------------------------------------
                                                                              (restated)  (restated)  (restated)  (restated)
EARNINGS
----------------------------------------------------------------------------------------------------------------------------
Total interest income ..........................................  $  449,244  $  326,519  $  270,198  $  228,294  $  170,994
Total interest expense .........................................     188,484     134,540     108,761      94,424      60,671
Net interest income ............................................     260,760     191,979     161,437     133,870     110,323
Net income .....................................................      43,063      59,013      41,522      37,950      28,767

PER COMMON AND COMMON EQUIVALENT SHARE
----------------------------------------------------------------------------------------------------------------------------
Basic earnings per share .......................................  $     0.91  $     1.36  $     1.01  $     0.98  $     0.75
Diluted earnings per share .....................................        0.90        1.32        0.97        0.93        0.71
Net book value .................................................        8.60        8.20        6.99        6.20        5.26
Dividends paid .................................................        0.44        0.35        0.29        0.24        0.22

AT YEAR-END
----------------------------------------------------------------------------------------------------------------------------
Total assets ...................................................  $6,002,972  $5,454,135  $3,606,406  $3,210,017  $2,494,917
Total loans ....................................................   3,386,142   3,024,322   2,395,165   2,058,152   1,575,271
Allowance for loan losses ......................................      50,173      40,045      30,165      25,906      20,414
Total deposits .................................................   4,884,672   4,152,918   2,972,744   2,749,665   2,114,479
Common equity ..................................................     405,246     388,013     261,405     216,394     165,868

KEY PERFORMANCE RATIOS
----------------------------------------------------------------------------------------------------------------------------
Return on average common equity ................................      10.93%      19.44%      16.85%      18.90%      17.43%
Return on average assets .......................................       0.74%       1.44%       1.25%       1.34%       1.22%
Net interest margin ............................................       5.09%       5.32%       5.49%       5.06%       4.95%
Dividend payout ratio ..........................................      48.94%      26.50%      29.85%      25.70%      30.69%
Average common equity to average assets ........................       6.78%       7.40%       7.12%       6.81%       6.74%
Nonperforming assets to period-end loans and OREO ..............       0.78%       0.63%       0.72%       0.31%       0.35%
Allowance for loan losses to period-end loans ..................       1.48%       1.32%       1.26%       1.26%       1.30%
Allowance for loan losses to nonperforming loans ...............     221.23%     268.02%     193.99%     648.30%     487.91%
Net charge-offs to average loans ...............................       0.44%       0.24%       0.18%       0.19%       0.03%
Tier 1 capital .................................................       9.35%      11.53%       9.18%       8.88%      11.02%
Total risk-based capital .......................................      12.08%      14.98%      11.18%      11.26%      13.60%
Leverage ratio .................................................       6.40%       7.51%       6.84%       6.37%       7.35%


(1)INCLUSIVE OF THE EFFECT OF DISCONTINUED OPERATIONS AS FOLLOWS: NET INCOME
(LOSS) - $(3.9 MILLION) AND $967,000, IN 1998 AND 1997 RESPECTIVELY; DILUTED EARNINGS PER SHARE - $(0.08) AND $0.02, IN 1998 AND 1997, RESPECTIVELY.

                    TABLE OF CONTENTS


Management's Discussion and Analysis                                    11

Consolidated Statements of Financial Condition                          23

Consolidated Statements of Income                                       24

Consolidated Statements of Comprehensive Income                         25

Consolidated Statements of Shareholders' Equity                         25

Consolidated Statements of Cash Flows                                   26

Notes to Consolidated Financial Statements                              27

Independent Auditor's Letter                                            39

Five-Year Summary                                                       40

Quarterly Results of Operations                                         42

                                           MANAGEMENT'S DISCUSSION AND ANALYSIS
                                                COMMUNITY FIRST BANKSHARES, INC.

                              BASIS OF PRESENTATION

The following represents management's discussion and analysis of Community First Bankshares, Inc.'s (the "Company") financial condition as of December 31, 1998 and 1997, and its results of operations for the years ended December 31, 1998, 1997, and 1996. This discussion should be read in conjunction with the consolidated financial statements and related footnotes and the five year summary of selected financial data. The information has been restated to reflect significant mergers accounted for as a pooling-of-interests as if they had occurred at the beginning of the first period presented. Purchases have been reflected in the Company's results of operations for all periods following the acquisition and are reflected in the Company's financial condition at all dates subsequent to the acquisition.

                        MERGER AND ACQUISITION ACTIVITY

The Company has made a number of acquisitions during these periods. Each of these acquisitions has had an effect upon the Company's results of operations and financial condition.

     POOLING OF INTERESTS TRANSACTIONS. In the following transactions during the periods presented, the Company accounted for the acquisition using the pooling of interests method.

------------------------------------------------------------------------------------------------

                       POOLING OF INTERESTS TRANSACTIONS
------------------------------------------------------------------------------------------------
                LOCATION AND/OR                       NUMBER OF                  TOTAL ASSETS AT
DATE OF         NAME OF MAIN OFFICE                 LOCATIONS AT             DATE OF ACQUISITION
ACQUISITION     OF ACQUIRED ENTITY                DATE OF ACQUISITION              (IN MILLIONS)
------------------------------------------------------------------------------------------------
August 1998     Salt Lake City, Utah                      2                               $  99
July 1998       Las Cruces, New Mexico                    3                                 159
May 1998        FNB, Inc., Colorado                       2                                 120
April 1998      Longmont, Colorado                        4                                 138
April 1998      Thornton, Colorado                        4                                  78
December 1997   Gunnison, Colorado                        4                                  90
November 1997   Phoenix, Arizona                          1                                  54
December 1996   Mountain Parks, Denver, Colorado         17                                 600
October 1996    Trinidad, Colorado                        1                                  70


With respect to certain acquisitions listed above, the Company's results of operations and financial condition have been restated for all historical periods:

     On August 7, 1998, the Company issued approximately 1,526,000 shares of common stock to acquire Guardian Bancorp ("Guardian"), a one-bank holding company headquartered in Salt Lake City, Utah. At acquisition, Guardian had approximately $99 million in assets at two offices in Utah.

     On July 1, 1998, the Company issued approximately 1,932,000 shares of common stock to acquire Western Bancshares of Las Cruces, Inc. ("Western"), a one-bank holding company headquartered in Las Cruces, New Mexico. At acquisition, Western had approximately $159 million in assets at three offices in New Mexico.

     On May 7, 1998, the Company issued approximately 1,135,000 shares of common stock to acquire FNB Inc. ("FNB"), a two-bank holding company with banks in Greeley and Fort Collins, Colorado. At acquisition, FNB had approximately $120 million in assets.

     On April 30, 1998, the Company issued approximately 1,432,000 shares of common stock to acquire Pioneer Bank of Longmont ("Pioneer"). At acquisition, Pioneer had approximately $138 million in assets at four offices in Colorado.

     On April 3, 1998, the Company issued approximately 853,000 shares of common stock to acquire Community Bancorp, Inc. ("CBI"), a one-bank holding company headquartered in Thornton, Colorado. At acquisition, CBI had approximately $78 million in assets at one bank in Colorado.

     On December 18, 1996, the Company issued approximately 10.4 million shares of common stock to acquire Mountain Parks Financial Corporation ("Mountain Parks"), a one-bank holding company headquartered in Denver, Colorado. At acquisition, Mountain Parks had approximately $600 million in assets at seventeen banking offices located in Colorado.

     The acquisitions in Trinidad, Phoenix and Gunnison listed in the table were accounted for as a pooling of interests; however, because the acquisitions were not material to the Company's financial condition or operating results, the Company's financial information has not been restated to reflect these mergers.

     PURCHASE TRANSACTIONS. The following transactions during the periods presented were accounted for as a purchase:


------------------------------------------------------------------------------------------
                             PURCHASE TRANSACTIONS
------------------------------------------------------------------------------------------
                LOCATION AND/OR                       NUMBER OF           TOTAL ASSETS AT
DATE OF         NAME OF MAIN OFFICE                LOCATIONS AT       DATE OF ACQUISITION
ACQUISITION     OF ACQUIRED ENTITY              DATE OF ACQUISITION          (IN MILLIONS)
------------------------------------------------------------------------------------------
January 1998    Banc One, Phoenix, Arizona (1)          37                       $    730
July 1997       Cheyenne, Wyoming                       24                          1,100
July 1996       Kiowa, Colorado (2)                      3                             58
July 1996       Englewood, Colorado (2)                  1                             19

(1) ACCOUNTED FOR AS A PURCHASE OF CERTAIN ASSETS AND ASSUMPTION OF CERTAIN LIABILITIES.
(2)  ACQUIRED BY MOUNTAIN PARKS PRIOR TO COMPANY'S ACQUISITION OF MOUNTAIN
     PARKS.


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

     On January 23, 1998, the Company completed the purchase and assumption of approximately $730 million in assets and liabilities of 37 offices of Banc One Corporation located in Arizona, Colorado, and Utah. The transaction was accounted for as a purchase of certain assets and assumption of certain liabilities and resulted in the recognition of approximately $44 million of deposit premium. The purchase was funded through a combination of net proceeds from the issuance of 2,000,000 shares of common stock in December 1997 and the proceeds of the issuance of $60 million 8.20% Cumulative Capital Securities by a business trust subsidiary in December 1997.

     The Englewood and Kiowa transactions listed in the table were also accounted for as purchases.

                                    OVERVIEW

For the year ended December 31, 1998, the Company reported net income of $43.1 million, a decrease of $15.9 million, or 26.9% from the $59.0 million earned during 1997. Diluted earnings per share were $0.90, compared to $1.32 in 1997. Return on average assets was .74% for 1998, compared with 1.44% for 1997. Return on average common shareholders'

MANAGEMENT'S DISCUSSION AND ANALYSIS
COMMUNITY FIRST BANKSHARES, INC.

equity for 1998 and 1997 was 10.93% and 19.44%, respectively. Factors contributing to these changes included a loss of $3.9 million on the operation and disposal of discontinued operations, a $10 million one-time charge related to the Company's decision to liquidate its specialty lending portfolio, and a $5.5 million one-time charge associated with the Company's earnings improvement initiative.

     For the year ended December 31, 1997, the Company reported net income of $59.0 million, an increase of $19.1 million, or 47.9%, from the $39.9 million earned during 1996. Diluted earnings per share were $1.32, compared to $0.97 in 1996. Return on average assets was 1.44% for 1997, compared with 1.25% for 1996. Return on average common shareholders' equity for 1997 and 1996 was 19.44% and 16.85%, respectively. Factors contributing to these changes included approximately $6.3 million of net income provided by entities acquired during 1997 and 1996.

     Total assets were $6,003 million and $5,454 million at December 31, 1998 and 1997, respectively. The increase of $549 million, or 10.1%, during 1998 was principally due to the 1998 purchase of assets and assumption of liabilities of Banc One Corporation offices located in Arizona, Colorado, and Utah, and loan growth in the Company's subsidiary banks.

                       SALE OF SUB-PRIME LENDING BUSINESS

In December 1996, the Company acquired two sub-prime lending affiliates, Mountain Parks Financial Services, Inc. ("MPFS") and Equity Lending, Inc. ("ELI"), through its merger with Mountain Parks Financial Corporation. The Company subsequently decided to sell MPFS and ELI and accounted for these entities as discontinued operations during 1997 and the first two quarters of 1998. At December 31, 1997, the net balance sheet effect of $72 million from these entities was included as an Other Asset. The Company recognized income of $967,000, net of tax, from these discontinued operations during 1997.

     During the first two quarters of 1998, the Company recognized a charge of $1.7 million, which reflected the expected loss on disposition of the subsidiaries, and realized a $2.2 million operating loss, consisting of $707,000 attributed to quarterly operations and $1.4 million associated with one-time operating expenses related to preparing the subsidiaries for sale.

     As of June 30, 1998, in anticipation of the disposition of certain operating assets, the Company changed the status of MPFS and ELI from discontinued operations and reflected the relat ed assets expected to be retained as loans. In July 1998, the Company sold the operating assets, excluding loans retained of MPFS and ELI in cash transactions. The Company retained approximately $50 million in sub-prime mortgage loans originated by ELI, approximately $50 million in automobile installment contracts originated by MPFS and servicing rights on an additional $100 million in ELI loans sold to other parties. In late 1998, the Company sold a portion of the loans retained from MPFS and ELI. The Company recorded another charge of $10 million in the fourth quarter in connection with further expected losses upon liquidation of these assets, including direct losses, increased reserves, termination fees on certain servicing contracts and severance costs for loan servicing personnel. At December 31, 1998, the Company had approximately $25 million in performing sub-prime mortgages and $40 million in automobile installment contracts. The Company expects to sell these assets in the first half of 1999, and the Company anticipates that after the sale, it will not pursue further sub-prime lending activities.

                              RESTRUCTURING CHARGE

During the fourth quarter of 1998, the Company recorded a $5.5 million, non-recurring charge as a result of the Company's initiative to improve future core profitability principally through a reduction in work force. As part of the plan, approximately 200 positions were eliminated throughout the organization. The charge included severance and other personnel related costs, as well as, the disposal of redundant computer equipment acquired in conjunction with recent acquisitions. These actions respond to recent changes in the financial markets which have placed additional pressure on margins, slowed the pace of acquisitions, and slowed the growth of sales of financial service products.

     As of December 31, 1998, all expected expenditures associated with the restructuring have been recognized and recorded, including the identification of specific personnel affected by the reduction in work force. Certain severance related payments to affected individuals will occur during 1999.

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

                                           MANAGEMENT'S DISCUSSION AND ANALYSIS
                                                COMMUNITY FIRST BANKSHARES, INC.

     The following table presents the Company's average balance sheets, interest earned or paid and the related yields and rates on major categories of the Company's earning assets and interest-bearing liabilities on a tax equivalent basis for the periods indicated:

YEARS ENDED DECEMBER 31                       1998                               1997                           1996
---------------------------------------------------------------------------------------------------------------------------------
                                                        INTEREST                        INTEREST                         INTEREST
                                                          YIELDS                          YIELDS                           YIELDS
                                    AVERAGE                  AND     AVERAGE                 AND      AVERAGE                 AND
(DOLLARS IN THOUSANDS)              BALANCE   INTEREST     RATES     BALANCE    INTEREST   RATES      BALANCE    INTEREST   RATES
---------------------------------------------------------------------------------------------------------------------------------
ASSETS
Loans(1)(2) .................... $3,243,167 $  325,712   10.04%   $2,625,203  $  260,086   9.91%   $2,184,839  $  219,786  10.06%
Investment securities(2) .......  1,964,741    127,486    6.49%    1,022,616      68,681   6.72%      792,046      52,874   6.68%
Other earning assets ...........     68,743      3,756    5.46%       68,542       3,426   5.00%       57,422       2,814   4.90%
                                 ------------------------------------------------------------------------------------------------
  Total earning assets..........  5,276,651    456,954    8.66%    3,716,361     332,193   8.94%    3,034,307     275,474   9.08%
Noninterest-earning assets .....    532,818                          383,408                          291,851
                                 ------------------------------------------------------------------------------------------------
  Total assets ................. $5,809,469                       $4,099,769                       $3,326,158
                                 ------------------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS'
   EQUITY
Interest-bearing checking ......    800,468     14,286    1.78%      497,864      10,437   2.10%      560,315      12,029   2.15%
Savings deposits ...............  1,055,424     31,296    2.97%      792,995      21,683   2.73%      500,899      13,039   2.60%
Time deposits ..................  2,114,498    114,994    5.44%    1,569,304      86,904   5.54%    1,257,078      69,454   5.53%
Short-term borrowings ..........    345,060     19,576    5.67%      177,917       9,465   5.32%      169,583       9,359   5.52%
Long-term borrowings ...........    122,050      8,332    6.83%       85,991       6,051   7.04%       69,169       4,880   7.06%
                                 ------------------------------------------------------------------------------------------------
  Total interest-bearing
    liabilities ................  4,437,500    188,484    4.25%    3,124,071     134,540   4.31%    2,557,044     108,761   4.25%
Demand deposits ................    799,477                          561,985                          468,612
Noninterest-bearing
   liabilities .................     58,582                           47,981                           40,588
Trust Owned Preferred
   Securities ..................    120,000                           57,699                               --
Preferred shareholders'
   equity.......................         --                            4,506                           22,999
Common shareholders'
   equity ......................    393,910                          303,527                          236,915
                                 ------------------------------------------------------------------------------------------------
                                  1,371,969                          975,698                          769,114
                                 ------------------------------------------------------------------------------------------------
Total liabilities and
  shareholders' equity.......... $5,809,469                       $4,099,769                       $3,326,158
                                 ------------------------------------------------------------------------------------------------
Net interest income ............            $  268,470                        $  197,653                       $  166,713
                                 ------------------------------------------------------------------------------------------------
Net interest spread ............                          4.41%                            4.63%                            4.83%
                                 ------------------------------------------------------------------------------------------------
Net interest margin ............                          5.09%                            5.32%                            5.49%
                                 ------------------------------------------------------------------------------------------------

(1)  INCLUDES NONACCRUAL LOANS AND LOAN FEES.
(2) INTEREST YIELDS ON LOANS AND INVESTMENTS ARE PRESENTED ON A TAX-EQUIVALENT BASIS TO REFLECT THE TAX EXEMPT NATURE OF CERTAIN ASSETS. THE INCREMENTAL TAX RATE APPLIED WAS 35%.

     The following table presents the components of changes in net interest income by volume and rate on a tax-equivalent basis. The net change attributable to the combined impact of volume and rate has been allocated solely to the change in volume:

                                                               1998 COMPARED TO 1997                  1997 COMPARED TO 1996
                                                          --------------------------------------------------------------------
(IN THOUSANDS)                                              VOLUME       RATE        TOTAL       VOLUME        RATE      TOTAL
------------------------------------------------------------------------------------------------------------------------------
Interest income:
   Loans (1) (2) ......................................... $ 61,223   $  4,403     $ 65,626    $ 44,299    $ (3,999)  $ 40,300
   Investment securities (2) .............................   63,275     (4,470)      58,805      15,392         415     15,807
   Other earning assets ..................................       10        320          330         545          67        612
                                                          --------------------------------------------------------------------
Total interest income ....................................  124,508        253      124,761      60,236      (3,517)    56,719
                                                          --------------------------------------------------------------------

Interest expense:
   Savings deposits and interest-bearing checking ........   13,519        (58)      13,461       6,263         789      7,052
   Time deposits .........................................   30,192     (2,101)      28,091      17,251         199     17,450
   Short-term borrowings .................................    8,892      1,219       10,111         460        (354)       106
   Long-term borrowings ..................................    2,537       (256)       2,281       1,187         (16)     1,171
                                                          --------------------------------------------------------------------
Total interest  expense ..................................   55,140     (1,196)      53,944      25,161         618     25,779
                                                          --------------------------------------------------------------------
Increase (decrease) in net interest income ............... $ 69,368   $  1,449     $ 70,817    $ 35,075    $ (4,135)  $ 30,940
                                                          --------------------------------------------------------------------

(1)  INCLUDES LOAN FEES.
(2)  INTEREST INCOME IS PRESENTED ON A TAX EQUIVALENT BASIS.

     Net interest income on a tax equivalent basis in 1998 was $268.5 million, a $70.8 million increase from 1997. The increase was primarily due to a 42.0% increase in earning assets partially offset by a 23 basis point reduction in the net interest margin. The increase in earning assets was due to three bank acquisitions completed by the Company during 1998 and 1997, the purchase of assets and assumption of liabilities of Banc One Corporation offices in Arizona, Colorado, and Utah, and loan growth in existing markets. Net interest income on a tax equivalent basis in

MANAGEMENT'S DISCUSSION AND ANALYSIS
COMMUNITY FIRST BANKSHARES, INC.


1997 was $197.7 million, a $30.9 million increase from 1996. The increase was primarily due to a 22.5% increase in earning assets partially offset by a 17 basis point reduction in the net interest margin. The increase in earning assets was due to the six bank acquisitions completed by the Company between the third quarter of 1996 and December 1997 and loan growth in the existing markets.

     The net interest margin was 5.09%, 5.32%, and 5.49% in 1998, 1997 and 1996, respectively. This decrease in margin was due to a 22 basis point decrease in the yield spread between 1997 and 1998, and a change in the mix of earning assets to lower-yielding assets. Average loans to average earning assets changed from 72.0% in 1996, to 70.6% in 1997, and 61.5% in 1998.

PROVISION FOR LOAN LOSSES
Annual fluctuations in the provision for loan losses result from management's regular assessment of the adequacy of the allowance for loan losses. The provision for loan losses for 1998 was $22.5 million, an increase of $16.4 million or 268.9%, from the $6.1 million provision during 1997. The increase in the loan loss provision was principally due to the Company's credit experience in the operation and disposal of its sub-prime lending affiliates, which totaled $11.9 million in 1998. The amount of the loan loss provision to be recorded in future periods will depend on management's assessment of the adequacy of the allowance for loan losses in relation to the entire loan portfolio. The provision for loan losses for 1997 was $6.1 million, a decrease of $1.4 million, or 18.7% from the 1996 provision of $7.5 million.

NONINTEREST INCOME
The Company continues to expand noninterest income associated with the Company's community banking operations. The primary sources of noninterest income consist of service charges on deposit accounts, service fees on checking accounts, insurance commission, fees from the sale of investment products, and fees for trust services. Management is working to increase noninterest income by increasing the delivery of financial products and services, including trust services, insurance policy sales and security sales through a third party provider of standardized securities products.

     Noninterest income for 1998 was $60.3 million, an increase of $13.1 million, or 27.8%, from the $47.2 million earned in 1997. The increase was principally due to an increase in service charges on deposit accounts in 1998 from $21.1 million earned during 1997 to $30.3 million earned in 1998, an increase of $9.2 million, or 43.6%. Of the increase, $8.5 million was attributed to banks acquired in 1998 and 1997. Net investment security gains were $1.8 million in 1998.

     Noninterest income for 1997 was $47.2 million, an increase of $10.3 million, or 27.9%, from the $36.9 million earned in 1996. The increase was principally due to an increase in service charges on deposit accounts in 1997 to $21.1 million from the $16.0 million in 1996, an increase of $5.1 million, or 31.9%. The increase is attributed to $2.7 million in service charges on deposit accounts at banks acquired during 1997 and $494,000 at banks acquired during 1996.

NONINTEREST EXPENSE
Noninterest expenses consist of salaries and benefits, occupancy, equipment and other expenses such as legal and postage necessary for the operation of the Company. Management is committed to improving the quality of service while controlling such costs through improved efficiency and consolidation of certain activities to achieve economies of scale anticipated in its acquisition strategy.

The following table presents the components of noninterest expense for the periods indicated:

--------------------------------------------------------------------------------------------------------
YEARS ENDED DECEMBER 31 (IN THOUSANDS)                          1998              1997              1996
--------------------------------------------------------------------------------------------------------
Salaries and employee benefits ..........................   $114,014          $ 78,380          $ 66,298
Net occupancy ...........................................     32,110            23,285            18,852
FDIC insurance ..........................................        686               381               675
Legal and accounting ....................................      4,073             2,269             2,481
Other professional services .............................      5,447             2,892             2,305
Acquisition, integration and conforming .................      3,721               398             2,928
Data processing and loan servicing fees .................      4,640             1,782             1,842
Impairment of equity method investment ..................         --                --               940
Minority interest .......................................         --                80               222
Company-obligated mandatorily redeemable
   preferred securities of CFB Capital I & II ...........     10,218             5,108                --
Amortization of Intangibles .............................     10,366             5,550             3,433
Other ...................................................     44,817            29,828            26,004
                                                         -----------------------------------------------
   Total noninterest expense ............................   $230,092          $149,953          $125,980
                                                         -----------------------------------------------


     Noninterest expense increased $80.1 million to $230.1 million in 1998. The increase was principally due to an increase in salaries and employee benefits, net occupancy expense, and acquisition and related expenses. The $35.6 million increase in salaries and employee benefits includes $18.7 million in additional expenses related to acquisitions completed by the Company in 1998 and 1997. The $8.8 million increase in net occupancy is also due primarily to acquisitions completed by the Company. Legal and accounting fees increased $1.8 million, or 78.3%, from $2.3 million to $4.1 million during 1998. The Company incurred acquisition expenses of $3.7 million in 1998 in connection with the 1998 acquisitions. Company-obligated mandatorily redeemable preferred stock expense increased by $5.1 million, or 100%, to $10.2 million in 1998 compared to $5.1 million in 1997, which reflects the increase in the average underlying securities from $58 million in 1997 to $120 million in 1998. Amortization of intangibles increased $4.8 million, or 86.8%, due to intangible assets, such as goodwill, noncompete agreements and insurance agency customer policy expirations recorded in connection with the Company's acquisitions. Other noninterest expense was $44.8 million, an increase of $15.0 million, or 50.3%, from $29.8 million in 1997.

     Noninterest expense for 1997 was $150.0 million, an increase of $24.0 million, or 19.0%, from the level of $126 million during 1996. The increase was principally due to an increase of $12.1 million, or 18.3%, in salaries and employee benefits, of which $5.8 million was due to the 1997 acquisitions and $1.7 million was due to the banks acquired during 1996. Net occupancy expense increased $4.4 million to $23.3 million, $2.1 million due to 1997 and 1996 acquisitions. Acquisition expenses of $398,000 were incurred in 1997 in conjunction with the acquisitions of Republic and Summit. Intangibles expense increased $2.2 million, or 61.7%, due to the additional intangible assets recognized in connection with the Company's acquisitions. Other noninterest expense was $29.8 million, an increase of $3.8 million, or 14.6%, from $26.0 million during 1996.

PROVISION FOR INCOME TAXES
The Company records a provision for income taxes currently payable and for taxes payable in the future because of differences in the timing of recognition of certain items for financial statement and income tax purposes. The effective income tax rate differs from the statutory rate primarily due to tax-exempt income from loans, and investments and state income taxes. As a result of effective tax strategies, the Company's effective tax rate during 1998 and 1997 were lower than historical effective rates. It

                                           MANAGEMENT'S DISCUSSION AND ANALYSIS
                                                COMMUNITY FIRST BANKSHARES, INC.

is anticipated that the effective tax rate will increase in future periods. The effective tax rate was 31.3%, 29.8%, and 36.0% for 1998, 1997, and 1996, respectively.

YEAR 2000 ISSUE
The Company is evaluating the potential impact of what is commonly referred to as the "Year 2000" issue. This issue addresses the potential inability of certain information systems to properly recognize and process dates containing the year 2000 and beyond. If not corrected, these systems could fail or create erroneous results. The Company has established a dedicated Year 2000 Team to focus on all significant operational areas throughout the Company. This team has worked with management to commence the following steps: (i) implementing a Year 2000 Assessment and Testing Plan for all items that may be affected by the Year 2000 date change; (ii) working with loan customers to help them understand the impact of the Year 2000 on their business; (iii) communicating with third parties that interact with the Company to ensure they are addressing the Year 2000 issue; (iv) communicating with hardware and software suppliers to ensure Year 2000 compliance among their products; and (v) contingency and disaster recovery planning to ensure Year 2000 problem resolution. The Company has identified and tested the applications it believes are mission critical, and the initial test results indicated that these systems are Year 2000 compliant. The Company completed testing and established compliance with respect to its applications, subject to equipment upgrades during 1999, ongoing communi cations with third parties, and compliance of any entities acquired in 1999. Regardless of the Year 2000 compliance of the Company's systems, there can be no assurance that the Company will not be adversely affected by the failure of others to become Year 2000 compliant. Such risks may include potential losses related to loans made to third parties whose businesses are adversely affected by the Year 2000 issue, the disruption or inaccuracy of data provided by non-Year 2000 compliant third parties and business disruption caused by the failure of service providers, such as security and data processing companies, to become Year 2000 compliant. Another pervasive banking risk associated with the Year 2000 issue is the risk of banking customers withdrawing and retaining large amounts of cash during late 1999, thus reducing the Company's deposits and needed working capital. Because of these uncertainties, there can be no assurance that the Year 2000 issue will not have a material financial impact in any future period.

     The Company incurred operating costs of $400,000 during 1998, which included $100,000 in labor cost associated with dedicated staff, $200,000 of labor cost related to other staff time devoted to Year 2000 compliance and $100,000 in costs related to the write off of non-compliant equipment. The Company also incurred $1.0 million in capital expenditures for equipment upgrades related to the compliance effort. During 1999, the Company expects to incur an additional $400,000 in operating costs, which represents 4% of the Company's information technology operating budget and an additional $1 million in capital expenditures, which represents 34% of the Company's information technology capital expenditure budget for 1999. The costs incurred in 1998 were funded from operating income. Costs incurred in 1999 will be funded from operating income as well. The Company has not delayed any information technology projects as a result of their Year 2000 compliance effort.

     The Company has identified contingency plans for all mission critical applications and the affiliate bank environment. The verification and validation of these plans are expected to be completed during the first six months of 1999. The Company's Year 2000 compliance effort has been reviewed on five occasions by regulatory authorities during 1998, with additional reviews expected in 1999.

                              FINANCIAL CONDITION

INVESTMENT OF FUNDS

LOANS
At December 31, 1998, total loans were $3.4 billion, an increase of $362 million, or 12.0%, from the December 31, 1997, level of $3.0 billion. A significant portion of this increase is attributable to in-market loan growth in the Company's existing markets.

     The Company has continued to purchase commercial loan assets to enhance earning asset yield performance. Many of such loan assets have been originated by selected midwestern regional banks and national leasing and finance companies with whom the Company has ongoing relationships. The Company's portfolio of purchased loan assets was $322 million at December 31, 1998, compared to $208 million at December 31, 1997. Banks acquired in 1998 and 1997 accounted for $108 million of the increase. These assets are subject to the Company's standard credit guidelines, as well as specific requirements for such assets, and bear the credit risks attendant to commercial loans. It is anticipated that the purchased loan asset volume will increase during 1999.

     The following table presents the Company's balance of each major category of loans at the dates indicated:


------------------------------------------------------------------------------------------------------------------------
                                              1998                          1997                           1996
------------------------------------------------------------------------------------------------------------------------
                                                  PERCENT                         PERCENT                        PERCENT
                                                 OF TOTAL                        OF TOTAL                       OF TOTAL
(DOLLARS IN THOUSANDS)                AMOUNT        LOANS         AMOUNT            LOANS         AMOUNT           LOANS
------------------------------------------------------------------------------------------------------------------------
Loan category:
  Real estate .................... $ 1,225,255     36.19%     $ 1,152,918          38.13%     $   900,055         37.57%
  Real estate construction .......     358,317     10.58%         247,486           8.18%         178,331          7.45%
  Commercial .....................     904,063     26.70%         778,176          25.73%         685,648         28.63%
  Consumer and other .............     603,468     17.82%         552,384          18.26%         391,313         16.34%
  Agricultural ...................     295,039      8.71%         293,358           9.70%         239,818         10.01%
                                   -------------------------------------------------------------------------------------
Total loans ......................   3,386,142    100.00%       3,024,322         100.00%       2,395,165        100.00%
                                   -------------------------------------------------------------------------------------
Less allowance for loan losses ...     (50,173)                   (40,045)                        (30,165)
                                   -------------------------------------------------------------------------------------
Total ............................ $ 3,335,969                $ 2,984,277                   $   2,365,000
                                   -------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------
                                                   1995                           1994
------------------------------------------------------------------------------------------------
                                                       PERCENT                           PERCENT
                                                      OF TOTAL                          OF TOTAL
(DOLLARS IN THOUSANDS)                    AMOUNT         LOANS         AMOUNT              LOANS
------------------------------------------------------------------------------------------------
Loan category:
  Real estate ....................   $   783,474        38.08%    $   598,248             37.98%
  Real estate construction .......       138,180         6.71%         93,735              5.95%
  Commercial .....................       577,737        28.07%        439,717             27.91%
  Consumer and other .............       315,403        15.32%        264,630             16.80%
  Agricultural ...................       243,358        11.82%        178,941             11.36%
                                   -------------------------------------------------------------
Total loans ......................     2,058,152       100.00%      1,575,271            100.00%
                                   -------------------------------------------------------------
Less allowance for loan losses ...       (25,906)                     (20,414)
                                   -------------------------------------------------------------
Total ............................   $ 2,032,246                $   1,554,857
                                   -------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS
COMMUNITY FIRST BANKSHARES, INC.

GENERAL. The Company's loan mix remained relatively constant from 1997 to 1998. Real estate loans continued to be the largest category of loans, representing 46.8% of the total loan portfolio.

REAL ESTATE LOANS. A significant portion of the Company's real estate loan portfolio consists of residential real estate first mortgages that have been underwritten and documented to meet secondary mortgage requirements. Substantially all of the Company's real estate loans are based in the Company's primary market area. As of December 31, 1998, $524 million, or 33.1%, of the Company's real estate loan portfolio consisted of residential real estate loans, $144 million, or 9.1%, were secured by farmland, $558 million, or 35.2%, represented commercial and other real estate loans and $358 million, or 22.6%, represented construction loans.

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

INVESTMENTS
Management maintains a high quality investment portfolio oriented toward U.S. Treasury, U.S. Government agency and government guaranteed mortgage-backed securities. The investment portfolio also provides the opportunity to structure maturities and repricing timetables in a flexible manner and to meet applicable requirements for pledging securities, which are principally adjustable rate, and collateralized mortgage obligations, which are primarily floating rate securities, as tools in managing its interest rate exposure and enhancing its net interest margin. The following table sets forth the composition of the Company's held-to-maturity securities portfolio at amortized cost as of the dates indicated:

------------------------------------------------------------------------------
                                               BOOK VALUE AT DECEMBER 31,
(IN THOUSANDS)                               1998          1997           1996
------------------------------------------------------------------------------
U.S. Treasury ....................... $        --    $    1,536    $     2,537
U.S. Government agencies ............          --        19,780         16,690
Mortgage-backed securities ..........          --        82,357        103,027
State and political securities ......          --        52,702         59,641
Other securities ....................      69,906        65,616         79,551
                                      ----------------------------------------
Total ............................... $    69,906    $  221,991    $   261,446
                                      ----------------------------------------


     The following table sets forth the composition of the Company's available-for-sale securities portfolio at estimated fair value as of the dates indicated:


-------------------------------------------------------------------------------
                                               BOOK VALUE AT DECEMBER 31,
(IN THOUSANDS)                               1998          1997           1996
-------------------------------------------------------------------------------
U.S. Treasury ....................... $    131,924   $   147,126   $   138,987
U.S. Government agencies ............      352,958       287,747        85,561
Mortgage-backed securities ..........    1,219,056       840,357       247,408
Collateralized mortgage obligations .       62,050       108,103        43,259
State and political securities ......      137,205        71,862        17,165
Other ...............................       77,337        84,727        13,794
                                      ----------------------------------------
Total ............................... $  1,980,530   $ 1,539,922   $   546,174
                                      ----------------------------------------



HELD-TO-MATURITY SECURITIES                             AT DECEMBER 31, 1998, MATURING IN
--------------------------------------------------------------------------------------------------------------------------------
                                                OVER ONE YEAR       OVER 5 YEARS
                         ONE YEAR OR LESS     THROUGH 5 YEARS   THROUGH 10 YEARS         OVER 10 YEARS                     TOTAL
--------------------------------------------------------------------------------------------------------------------------------
                                 WEIGHTED            WEIGHTED           WEIGHTED              WEIGHTED                  WEIGHTED
(DOLLARS IN THOUSANDS) AMOUNT       YIELD(1)  AMOUNT    YIELD(1) AMOUNT    YIELD(1) AMOUNT       YIELD(1)   AMOUNT         YIELD(1)
--------------------------------------------------------------------------------------------------------------------------------

Municipal Bonds .....  $   45      10.09%    $   122   12.20%      --       --    $    --         --        $   167        11.63%
Other ...............      --         --          --      --       --       --     69,739        7.46%       69,739         7.46%
                      ----------------------------------------------------------------------------------------------------------
Total ...............  $   45      10.09%    $   122   12.20%      --       --    $69,739        7.46%      $69,906         7.47%
                      ----------------------------------------------------------------------------------------------------------




(1) INTEREST YIELDS ON INVESTMENTS ARE PRESENTED ON A TAX EQUIVALENT BASIS TO REFLECT THE TAX EXEMPT NATURE OF CURRENT ASSETS. YIELDS ARE BASED ON A 35% INCREMENTAL TAX RATE AND A 3.39% COST OF FUNDS.



AVAILABLE-FOR-SALE-SECURITIES                                     AT DECEMBER 31, 1998, MATURING IN
-----------------------------------------------------------------------------------------------------------------
                                                                           OVER ONE YEAR             OVER 5 YEARS
                                               ONE YEAR OR LESS          THROUGH 5 YEARS         THROUGH 10 YEARS
-----------------------------------------------------------------------------------------------------------------
                                                       WEIGHTED                 WEIGHTED                 WEIGHTED
(DOLLARS IN THOUSANDS)                      AMOUNT        YIELD(1)   AMOUNT        YIELD(1)   AMOUNT        YIELD(1)
----------------------------------------------------------------------------------------------------------------
U.S. Treasury ......................... $   63,567        6.33%  $   68,357        6.25% $        --       --
U.S. Government agencies ..............      4,088        5.85%     206,730        5.93%     141,526        6.33%
Mortgage-backed Securities (2) ........      2,414        6.71%      26,059        6.71%      26,539        7.13%
Collateralized mortgage obligations ...        297        7.14%         550        7.40%       9,716        6.20%
Municipal Bonds .......................     11,217        7.29%      28,230        7.50%      27,153        8.13%
Other .................................        761        6.81%         358        6.71%       4,558        4.35%
                                       -------------------------------------------------------------------------
Total ................................. $   82,344        6.46%  $  330,284        6.20%  $  209,492        6.61%
                                       -------------------------------------------------------------------------


AVAILABLE-FOR-SALE-SECURITIES                  AT DECEMBER 31, 1998, MATURING IN
-----------------------------------------------------------------------------------------
                                                  OVER 10 YEARS                     TOTAL
-----------------------------------------------------------------------------------------
                                                       WEIGHTED                  WEIGHTED
(DOLLARS IN THOUSANDS)                        AMOUNT      YIELD(1)    AMOUNT        YIELD(1)
-----------------------------------------------------------------------------------------
U.S. Treasury ......................... $        --       --      $  131,924        6.29%
U.S. Government agencies ..............         614        7.62%     352,958        6.09%
Mortgage-backed Securities (2) ........   1,164,044        6.54%   1,219,056        6.56%
Collateralized mortgage obligations ...      51,487        6.30%      62,050        6.30%
Municipal Bonds .......................      70,605        7.34%     137,205        7.52%
Other .................................      71,660        6.99%      77,337        6.83%
                                         ------------------------------------------------
Total .................................  $1,358,410        6.60%  $1,980,530        6.53%
                                         ------------------------------------------------

(1) INTEREST YIELDS ON INVESTMENTS ARE PRESENTED ON A TAX EQUIVALENT BASIS TO REFLECT THE TAX EXEMPT NATURE OF CURRENT ASSETS. YIELDS ARE BASED ON A 35% INCREMENTAL TAX RATE AND A 3.39% COST OF FUNDS.

(2)  MORTGAGE-BACKED SECURITIES MATURITY IS BASED ON ESTIMATED REMAINING LIFE.

                                           MANAGEMENT'S DISCUSSION AND ANALYSIS
                                                COMMUNITY FIRST BANKSHARES, INC.

     The Company's investments, including available-for-sale and held-to-maturity securities, increased $288 million, or 16.3%, to $2,050 million at December 31, 1998, from $1,762 million at December 31, 1997. This increase was due to the purchase of additional securities in connection with the Banc One Corporation transaction. At December 31, 1998, the Company's investments represented 34.2% of total assets, compared to 32.3% at December 31, 1997.

CREDIT POLICY
The Company's lending activities are guided by the general loan policies established by the Board of Directors. The Senior Credit Committee of the Company has established loan approval limits for each region of the Company and each subsidiary bank. The limits established for each bank range from $50,000 to $300,000 per borrower (except for the Fargo bank, which has a $750,000 limit per borrower). However, renewals of any criticized or classified loans have a limit of $25,000. Amounts in excess of the individual bank lending authority are presented to the regional credit officers. The regional credit officers for Arizona, Colorado, Iowa, Minnesota, Nebraska, New Mexico, Utah, Wisconsin, Wyoming and the Dakotas have lending authority up to $750,000 per nonclassified borrower at which time a second regional credit officer or the respective regional managing officer must concur. Loans above $1,500,000 per nonclassified borrower and $250,000 per classified borrower are presented to the Senior Credit Committee for approval.

     Although the Company has a diversified loan portfolio, the economic health of significant portions of the Company's primary trade area and the ability of many of the bank's borrowers to repay their loans (including real estate and commercial loans, as well as agricultural loans) is dependent to a large extent on the health of the agricultural sector of the economy. The Company has identified and implemented strategies to deal with these factors, including an emphasis on quality local loan growth and the diversification and performance of its earning asset portfolios.

NONPERFORMING ASSETS
The Company follows regulatory guidelines with respect to classifying loans on a nonaccrual basis. Loans are placed on nonaccrual when they become past due over 90 days or when the collection of interest or principal is considered unlikely. The Company does not return a loan to accrual status until it is brought current with respect to both principal and interest and future principal payments are no longer in doubt. When a loan is placed on nonaccrual status, any previously accrued and uncollected interest is reversed. Interest income of $3,645,000 on nonaccrual loans would have been recorded during 1998 if the loans had been current in accordance with their original terms. During 1998, the Company recorded interest income of $1,489,000 related to loans that were on nonaccrual status as of December 31, 1998.

     The Company considers nonperforming assets to include all nonaccrual loans, restructured loans defined as troubled debt restructurings under SFAS No. 15 and other real estate owned ("OREO"). Nonperforming assets of the Company are summarized in the following table:

DECEMBER 31, (DOLLARS IN THOUSANDS)                                      1998         1997         1996         1995          1994
----------------------------------------------------------------------------------------------------------------------------------
Loans:
    Nonaccrual loans ............................................. $   22,517   $   14,801   $   15,283   $    3,511    $    4,029
    Restructured loans ...........................................        162          140          267          485           155
                                                                   ---------------------------------------------------------------
    Nonperforming loans ..........................................     22,679       14,941       15,550        3,996         4,184
OREO .............................................................      3,660        4,184        1,677        2,309         1,265
                                                                   ---------------------------------------------------------------
    Nonperforming assets ......................................... $   26,339   $   19,125   $   17,227   $    6,305    $    5,449
                                                                   ---------------------------------------------------------------
Loans 90 days or more past due but still accruing ................ $    3,088   $    3,748   $    2,678   $    1,050    $      796
                                                                   ---------------------------------------------------------------
Nonperforming loans as a percentage of total loans ...............       0.67%        0.49%        0.65%        0.19%         0.27%
Nonperforming assets as a percentage of total assets .............       0.44%        0.35%        0.48%        0.20%         0.22%
Nonperforming assets as a percentage of total loans and OREO .....       0.78%        0.63%        0.72%        0.31%         0.35%
Total loans ...................................................... $3,386,142   $3,024,322   $2,395,165   $2,058,152    $1,575,271
Total assets ..................................................... $6,002,972   $5,454,135   $3,606,406   $3,210,017    $2,494,917


     Nonperforming assets were $26.3 million at December 31, 1998, an increase of $7.2 million, or 37.7% from $19.1 million at December 31, 1997. Nonperforming loans increased by $7.7 million due principally to an increase in nonaccrual loans in the specialty lending area, primarily automobile loans. The Company has announced its intent to sell the remaining loans of this subsidiary.

     Nonperforming assets were $19.1 million at December 31, 1997, an increase of $1.9 million, or 11.0%, from $17.2 million at December 31, 1996. Nonperforming loans decreased by $609,000. OREO increased $2.5 million, or 147.1%, from $1.7 million at December 31, 1996 to $4.2 million at December 31, 1997. The ratio of nonperforming assets to total assets at December 31, 1997, was .35%, compared to .48% at December 31, 1996.

ALLOWANCE FOR LOAN LOSSES
The current level of the allowance for loan losses is the result of management's assessment of the risks within the portfolio based on the information revealed in credit reporting processes. The Company utilizes a risk-rating system on all loans, including purchased loans, and a monthly credit review and reporting process that results in the calculation of the guidelines reserves based on the risk within the portfolio. This assessment of risk takes into account the composition of the loan portfolio, previous loan experience, current economic conditions and other factors that, in management's judgment, deserve recognition.

     The allowance is allocated to individual loan categories based on the relative risk characteristics of the loan portfolios. Commercial and agricultural allocations are based on a quarterly review of the individual loans outstanding, including outstanding commitments to lend. Real estate and consumer allocations are based on a quarterly analysis of the performance of the respective portfolios, including historical and expected delinquency and charge-off statistics. The allowance allocated to real estate loans, including real estate construction, increased $2.3 million from $7.3 million at December 31, 1997 to $9.6 million at December 31, 1998, due principally to the loans retained at ELI, the Company's sub-prime real estate lending subsidiary. The allowance allocated to the consumer loan portfolio

MANAGEMENT'S DISCUSSION AND ANALYSIS
COMMUNITY FIRST BANKSHARES, INC.

increased $4.1 million, from $4.0 million to $8.1 million at December 31, 1997 and 1998 respectively. This increase was due principally to the loans retained at MPFS, the Company's sub-prime consumer lending subsidiary.

     The Company also routinely maintains an unallocated allowance to recognize its exposure to unanticipated losses within the loan portfolio. This exposure is caused by inherent delays in obtaining information regarding an individual borrower's financial condition or change in their specific business condition; the judgmental nature of individual loan evaluations, collateral assessments and the interpretation of economic trends; the volatility of general economic or specific customer conditions affecting the identification and quantification of losses for large individual credits; and the sensitivity of assumptions used in establishing allocated allowances for general categories of loans. The unallocated allowance also addresses risk in concentration of credit to specific borrowers, products, or industries. The unallocated portion of the allowance increased from $20.1 million at December 31, 1997 to $22.2 million at December 31, 1998. The increase was principally due to growth in the overall loan portfolio. While the allocated allowance as a percentage of loans outstanding increased from .66% at December 31, 1997 to .83% at December 31, 1998, the unallocated portion decreased from .66% to .65% at December 31, 1997 and 1998, respectively. The accompanying table shows the allocated and unallocated portions of the allowance for the various loan classifications.

     The Company's experience in the consumer loan and real estate loan portfolios of its sub-prime lending subsidiaries during 1998 and 1997 resulted in negative variances from the allowance levels in these loan classifications. In other periods, the Company has experienced a positive variance, and management believes the Company's estimates have been conservative but consistent with actual experience. Management has reviewed the allocations in the various classifications of loans and believes the allowance was adequate at all times during the five-year period ended December 31, 1998. The analysis methodology has been consistently applied during this five-year period.

The following table sets forth the Company's allowance for loan losses as of the dates indicated:

DECEMBER 31, (DOLLARS IN THOUSANDS)                      1998             1997             1996             1995             1994
---------------------------------------------------------------------------------------------------------------------------------
Balance at beginning of year ....................  $   40,045       $   30,165       $   25,906       $   20,414       $   17,205
Allowance of acquired companies .................       1,950           10,065              784            5,230            1,153
Charge-offs:
   Real estate ..................................       2,237              673            1,102              789              138
   Real estate construction .....................          36              635               --               45               --
   Commercial ...................................       2,674            1,652            1,310            1,355              823
   Consumer and other ...........................      11,638            5,217            2,657            1,849              826
   Agricultural .................................       1,381              726              443              373               38
                                                    -----------------------------------------------------------------------------
Total charge-offs ...............................      17,966            8,903            5,512            4,411            1,825
Recoveries:
   Real estate ..................................         237              249              276               67              589
   Real estate construction .....................          --               --                4               --               --
   Commercial ...................................         901              610              655              309              310
   Consumer and other ...........................       2,098            1,105              491              612              314
   Agricultural .................................         399              647               78               57              210
                                                    -----------------------------------------------------------------------------
Total recoveries ................................       3,635            2,611            1,504            1,045            1,423
                                                    -----------------------------------------------------------------------------
Net charge-offs .................................      14,331            6,292            4,008            3,366              402
Provision charged to operations .................      22,509            6,107            7,483            3,628            2,458
                                                    -----------------------------------------------------------------------------
Balance at end of year ..........................  $   50,173       $   40,045       $   30,165       $   25,906       $   20,414
                                                    -----------------------------------------------------------------------------
Allowance as a percentage of total loans ........        1.48%            1.32%            1.26%            1.26%            1.30%
Net charge-offs to average loans outstanding ....        0.44%            0.24%            0.18%            0.19%            0.03%
Total loans .....................................  $3,386,142       $3,024,322       $2,395,165       $2,058,152       $1,575,271
Average loans ...................................  $3,243,167       $2,625,203       $2,184,839       $1,816,712       $1,421,903


     At December 31, 1998, the allowance for loan losses was $50.2 million, an increase of $10.2 million from the December 31, 1997, level of $40.0 million. At December 31, 1998, the allowance for loan losses as a percentage of total loans was 1.48%, as compared to 1.32% at December 31, 1997. This increase was attributed to the Company's analysis of the loan portfolio credit quality at the Company's bank subsidiaries, specifically its sub-prime lending portfolio.

     At December 31, 1997, the allowance for loan losses was $40.0 million, an increase of $9.8 million from the December 31, 1996, level of $30.2 million. The Company's 1997 acquisitions accounted for $10.1 million of the change, with the remaining change due to maintaining an adequate reserve in recognition of the Company's loan growth and the increase in net charge-offs during 1997. At December 31, 1997, the allowance for loan losses as a percentage of total loans was 1.32%, as compared to 1.26% at December 31, 1996.

     During 1998, net charge-offs were $14.3 million, an increase of $8.0 million from the $6.3 million during 1997. The increase is principally attributed to losses recorded in the Company's sub-prime specialty lending portfolio. Net charge-offs in the sub-prime specialty lending portfolio during 1998 totaled $9.8 million, including $4.4 million during the period in which these activities were reported as discontinued operations. The Company's provision for loan losses increased from $6.1 million in 1997 to $22.5 million in 1998.

     During 1997, net charge-offs were $6.3 million, an increase of $2.3 million from the net charge-offs of $4.0 million in 1996. The principal causes for the increase were the increase of real estate loan net charge-offs of $237,000; an increase in commercial loan net charge-offs of $387,000; the decrease in agricultural loan net charge-offs of $286,000; and an increase in consumer loan and other loan net charge-offs of $1,946,000. The Company's provision for loan losses was $6.1 million in 1997 and $7.5 million in 1996.

                                           MANAGEMENT'S DISCUSSION AND ANALYSIS
                                                COMMUNITY FIRST BANKSHARES, INC.

     The following table sets forth the allocation of the allowance for loan losses to various loan categories, as well as the allocation as a percentage of loans outstanding in each category, as of the dates indicated:

                                       ALLOWANCE FOR LOAN LOSSES AT DECEMBER 31,
------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)               1998        1997       1996      1995      1994
------------------------------------------------------------------------------------
Real estate ....................  $ 9,380     $ 7,205    $ 5,278   $ 5,270   $ 4,148
Real estate construction .......      179         124         89        69        47
Commercial .....................    7,222       6,097      5,211     4,755     3,897
Consumer and other .............    8,080       3,992      2,269     1,961     1,852
Agricultural ...................    3,077       2,487      2,312     1,869     2,006
                                 ---------------------------------------------------
Total Allocated Allowance ......   27,938      19,905     15,159    13,924    11,950
Total Unallocated Allowance ....   22,235      20,140     15,006    11,982     8,464
                                 ---------------------------------------------------
Total Allowance ................  $50,173     $40,045    $30,165   $25,906   $20,414
                                 ---------------------------------------------------


                                   ALLOWANCE AS A PERCENT OF LOANS OUTSTANDING
                                              BY CATEGORY AT DECEMBER 31,
------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)              1998     1997     1996      1995     1994
------------------------------------------------------------------------------
Real estate ....................   0.77%    0.62%    0.59%     0.67%    0.69%
Real estate construction .......   0.05%    0.05%    0.05%     0.05%    0.05%
Commercial .....................   0.80%    0.78%    0.76%     0.82%    0.89%
Consumer and other .............   1.34%    0.72%    0.58%     0.62%    0.70%
Agricultural ...................   1.04%    0.85%    0.96%     0.77%    1.12%
                                ---------------------------------------------
Total Allocated Allowance ......   0.83%    0.66%    0.63%     0.68%    0.76%
Total Unallocated Allowance ....   0.65%    0.66%    0.63%     0.58%    0.54%
                                ---------------------------------------------
Total Allowance ................   1.48%    1.32%    1.26%     1.26%    1.30%
                                ---------------------------------------------


SOURCE OF FUNDS

DEPOSITS
The Company's major source of funds is provided by core deposits from individuals, businesses, and local government units. Core deposits consist of all noninterest-bearing deposits, interest-bearing savings and checking accounts and time deposits of less than $100,000.

     The following table sets forth a summary of the deposits of the Company at the dates indicated:


DECEMBER 31, (IN THOUSANDS)                        1998             1997             1996
-----------------------------------------------------------------------------------------
Noninterest-bearing ........................ $  547,703       $  705,315       $  531,245
Interest-bearing:
   Savings and checking accounts ...........  2,254,005        1,586,777        1,151,499
   Time accounts less than $100,000 ........  1,478,105        1,386,735          999,864
   Time accounts greater than $100,000 .....    604,859          474,091          290,136
                                            ---------------------------------------------
Total deposits ............................. $4,884,672       $4,152,918       $2,972,744
                                            ---------------------------------------------

     Total deposits at December 31, 1998, were $4.9 billion, an increase of $732 million, or 17.6%, from $4.2 billion at December 31, 1997. The Company's core deposits as a percentage of total deposits were 87.6% and 88.6% as of December 31, 1998 and December 31, 1997, respectively. The increase in total deposits was primarily due to the 1998 Banc One Corporation transaction, with aggregate total deposits of $730 million as of the acquisition date.

     At December 31, 1998, $605 million, or 12.4% of total deposits were in time accounts greater than $100,000. The increase of $131 million, or 27.6%, from $474 million at December 31, 1997, was due in part to $73 million of deposits obtained through the institutions acquired during 1998. Management believes virtually all the deposits in excess of $100,000 are with persons or entities that hold other deposit relationships with the banks. Maturities of deposits in excess of $100,000 at December 31, 1998 were (in thousands):



---------------------------------------------------------------------
Maturing in less than three months .......................  $ 217,689
Maturing in three to six months ..........................    125,938
Maturing in six to twelve months .........................    172,803
Maturing in over twelve months ...........................     88,429
---------------------------------------------------------------------
Total deposits in excess of $100,000 .....................  $ 604,859
---------------------------------------------------------------------

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

     The Company's subsidiary banks had arrangements with the Federal Home Loan Bank that provide for borrowing up to $685 million. As of December 31, 1998, $210 million advances were outstanding. The Company also had a $14.3 million balance outstanding on its $35 million short-term commercial paper arrangement at December 31, 1998. The $161 million increase in short-term borrowings from December 31, 1997 is due to strong loan demand at the Company's bank subsidiaries.

MANAGEMENT'S DISCUSSION AND ANALYSIS
COMMUNITY FIRST BANKSHARES, INC.

     The following table sets forth a summary of the short-term borrowings of the Company during 1998, 1997, and 1996, and as of the end of each such period:

----------------------------------------------------------------------------------------------------------------------------------
                                                                                  AVERAGE        MAXIMUM     WEIGHTED      AVERAGE
                                                                                    DAILY    OUTSTANDING      AVERAGE     INTEREST
                                                               OUTSTANDING         AMOUNT         AT ANY     INTEREST      RATE AT
(DOLLARS IN THOUSANDS)                                         AT YEAR-END    OUTSTANDING      MONTH-END         RATE     YEAR-END
----------------------------------------------------------------------------------------------------------------------------------
1998
Federal funds purchased and securities sold under
   agreements to repurchase ..................................... $143,057       $ 87,094       $152,748         4.92%       4.13%
Commercial paper ................................................   14,310         23,998         34,570         5.87%       5.87%
FHLB advances ...................................................  210,000        200,902        304,000         5.95%       5.18%
Other ...........................................................   68,359         33,066         68,359         5.70%       5.29%
                                                                  -----------------------
   Total ........................................................ $435,726       $345,060       $466,763         5.67%       4.87%
                                                                  -----------------------

1997
Federal funds purchased and securities sold under
  agreements to repurchase ...................................... $ 44,462       $ 67,871       $ 57,287         5.34%       4.11%
Commercial paper ................................................   11,167          8,812         23,346         5.91%       5.78%
FHLB advances ...................................................  216,506         98,774        267,326         5.06%       5.70%
Other ...........................................................    3,104          2,460          4,731         5.24%       6.02%
                                                                  -----------------------
   Total ........................................................ $275,239       $177,917       $275,848         5.32%       5.31%
                                                                  -----------------------

1996
Federal funds purchased and securities sold under
   agreements to repurchase ..................................... $ 78,369       $ 56,356       $ 83,451         4.76%       5.55%
Commercial paper ................................................   14,062         12,643         14,965         5.72%       5.63%
FHLB advances ...................................................  153,272         97,402        183,272         5.94%       6.32%
Other ...........................................................    3,203          3,182          4,140         5.58%       5.95%
                                                                  -----------------------
   Total ........................................................ $248,906       $169,583       $274,167         5.52%       6.02%
                                                                  -----------------------



LONG TERM DEBT
Long-term debt of the Company was $93 million as of December 31, 1998, and $125 million as of December 31, 1997. The decrease is due in part to the Company's October 1998 redemption of all $11.5 million of its 9.00% Exchangeable Subordinated Notes due August 15, 2005 at a redemption price of 103% of the principal amount.

COMPANY-OBLIGATED MANDATORILY
REDEEMABLE PREFERRED SECURITIES
Company-obligated mandatorily redeemable preferred securities of the Company was $120 million as of December 31, 1998, which consisted of $60 million of 8.20% Cumulative Capital Securities issued December 10, 1997 through CFB Capital II and $60 million of 8.875% Cumulative Capital Securities issued February 5, 1997 through CFB Capital I. The proceeds of both offerings were invested by CFB Capital II and CFB Capital I, respectively, in Junior Subordinated Debentures of the Company. The debentures mature no earlier than February 1, 2002 and no later than December 15, 2027.

SHAREHOLDERS' EQUITY
Total shareholders' equity increased $17.2 million, or 4.4%, to $405.2 million at December 31, 1998, from $388.0 million at December 31, 1997, as a result of the retention of a majority of earnings and the issuance of common stock. During 1998 the equivalent of 320,090 shares of common stock were issued, resulting in an increase in shareholders' equity of $1.4 million.

     In April 1998, in conjunction with the Company's shareholder approval of a charter amendment that facilitated a two-for-one split of the Company's common stock in the form of a 100 percent dividend paid to holders of record as of May 1, 1998, the Company increased the number of authorized com mon shares from 30,000,000 to 80,000,000. The number of authorized preferred shares remained at 2,000,000. The increases are expected to provide the Company greater ability to utilize common and preferred stock in connection with raising additional capital, expanding its business through acquisitions and other general purposes.

     On February 28, 1997, the Company issued notice of redemption to the holders of its Depositary Shares, which represent ownership of one-quarter share of 7% Cumulative Convertible Preferred Stock (approximately $23 million in stated value). The redemption price was $26.40 (plus accrued and unpaid dividends) for each Depositary Share with a stated value of $25.00 per share. Holders of the Depositary Shares have the right to convert their investment into Common Stock, prior to redemption, at a rate of 3.138 shares of Common Stock for each Depositary Share. Virtually all of such holders elected to convert prior to redemption, which resulted in the issuance of approximately 2,886,000 shares of Common Stock.

     The Company maintains a Board-approved stock repurchase plan under which it regularly repurchases shares of its common stock in open market transactions to support the needs of employee benefit and other compensation plans. During 1998, the Company purchased 731,000 shares in accordance with the plan. At December 31, 1998, the Company believes the amount of treasury shares does not exceed its estimated needs for such employee benefit and compensation plans over the next two years.

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

                                           MANAGEMENT'S DISCUSSION AND ANALYSIS
                                                COMMUNITY FIRST BANKSHARES, INC.

funds, and strict adherence to the credit policies of the Company helps ensure the collectibility of these loans. The liquidity position of the Company is also greatly enhanced by its significant base of core deposits.

     The liquidity ratio is one measure of a bank's ability to meet its current obligations and is defined as the percentage of liquid assets to deposits. Liquid assets include cash and due from banks, unpledged investment securities with maturities of less than one year and federal funds sold. At year-end 1998, 1997 and 1996, the liquidity ratio was 5.65%, 10.00%, and 8.59%, respectively. The decrease in liquidity ratio from year-end 1997 to year-end 1998 is due principally to a high level of short-term funds at December 31, 1997, in preparation for the January 1998 Banc One Corporation transaction. The level of loans maturing within one year greatly added to the Company's liquidity position in 1998. Including loans maturing within one year, the liquidity ratio was 25.58%, 31.07%, and 33.97%, respectively, for the same periods.

     The Company has revolving lines of credit with its primary lenders, which provide for borrowing up to $50 million. This line would be utilized to finance acquisitions which may be completed in 1999. There was an outstanding balance of $21 million on this line of credit at December 31, 1998.

     The Company also maintains available lines of federal funds borrowings, as well as seasonal borrowing privileges, at the Federal Reserve Bank of Minneapolis. The Company's subsidiary banks have the ability to borrow an aggregate of $147.6 million in federal funds from 9 nonaffiliated financial institutions.

     Additionally, most of the Company's subsidiary banks have joined the Federal Home Loan Bank ("FHLB") System. As part of membership, the Company's subsidiary banks purchased a modest amount of stock of FHLB and obtained advance lines of credit which represent an aggregate of $685 million in additional funding capacity.

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

     The Company's Asset and Liability Management Committee ("ALCO") attempts to structure the Company's balance sheet to provide for an approximately equal amount of rate sensitive assets and rate sensitive liabilities. In addition to facilitating liquidity needs, this strategy assists management in maintaining relative stability in net interest income despite unexpected fluctuations in interest rates. ALCO uses three methods for measuring and managing interest rate risk: Repricing Mismatch Analysis, Balance Sheet Simulation Modeling, and Equity Fair Value Modeling.

REPRICING MISMATCH ANALYSIS -- Management performs a Repricing Mismatch ("Gap Analysis") analysis which represents a point in time net position of assets, liabilities and off-balance sheet instruments subject to repricing in specified time periods. Guidelines established by ALCO, and approved by the Company's Board of Directors, limit the impact on net interest income to five percent given a 100 basis point change in interest rates over one year. However, Management believes Gap Analysis alone does not accurately measure the magnitude of changes in net interest income since changes in interest rate do not impact all categories of assets, liabilities and off-balance sheet instruments equally or simultaneously. A summary of the Gap Analysis is presented on page 22.

BALANCE SHEET SIMULATION MODELING -- Balance Sheet Simulation Modeling allows management to analyze the impact of short-term (less than 12 months) interest rate fluctuations using projected balance sheet information. The balance sheet changes are based on forecasted repayments of loans and securities, growth in loans and deposits, and historical pricing spreads. Management uses the model to simulate the impact of immediate and longer-term shifts in the yield curve. The results of these models are reviewed by ALCO and used to develop the Company's strategies. Guidelines established by ALCO limit the impact on net interest income to five percent given a 100 basis point change in interest rates. As of December 31, 1998, the impact of such a change in interest rates would be approximately .52 percent, of net interest income.

EQUITY FAIR VALUE MODELING -- Because Balance Sheet Simulation Modeling is dependent on accurate forecasts, its usefulness is limited to periods of one year or less. As a result, the Company uses the Equity Fair Value Modeling to measure long-term interest rate exposure. The method estimates the impact of interest rate changes on the estimated discounted future cash flows of the Company's current assets, liabilities, and off-balance sheet instruments. Guidelines established by ALCO limit the change in fair value to 15 percent given a 100 basis point change in interest rates. As of December 31, 1998, the impact of such a change in interest rates would be approximately 8.18 percent, of equity fair value.

     Based on each of these methods of measuring interest rate risk, management believes the Company is slightly asset sensitive as of December 31, 1998 for periods beyond one year.

     The Company does not engage in the speculative use of derivative financial instruments.

MANAGEMENT'S DISCUSSION AND ANALYSIS
COMMUNITY FIRST BANKSHARES, INC.

     The following table sets forth the Company's interest rate sensitivity analysis by contractual repricing or maturity at December 31, 1998:

-----------------------------------------------------------------------------------------------------------
                                                         REPRICING OR MATURING IN
-----------------------------------------------------------------------------------------------------------
                                              1 YEAR             OVER 1            OVER 5
(DOLLARS IN THOUSANDS)                       OR LESS         TO 5 YEARS             YEARS             TOTAL
-----------------------------------------------------------------------------------------------------------
Rate sensitive assets:
  Loans ................................ $ 1,682,869        $ 1,316,023       $   387,250        $ 3,386,142
  Held to maturity securities ..........          45                122            69,739             69,906
  Available-for-sale securities ........     286,121            545,789         1,148,620          1,980,530
  Other interest-bearing assets ........       5,167                 --                --              5,167
                                         -------------------------------------------------------------------
  Total rate sensitive assets .......... $ 1,974,202        $ 1,861,934       $ 1,605,609        $ 5,441,745
                                         -------------------------------------------------------------------

Rate sensitive liabilities:
  Savings deposits and interest-
    bearing checking ................... $        --        $        --       $ 2,254,005        $ 2,254,005
  Time deposits ........................   1,691,402            388,748             2,814          2,082,964
  Short-term borrowings ................     435,615                111                --            435,726
  Long-term borrowings .................       1,596             30,328            66,786             98,710
                                         -------------------------------------------------------------------
  Total rate sensitive liabilities ..... $ 2,128,613        $   419,187       $ 2,323,605        $ 4,871,405
                                         -------------------------------------------------------------------

Rate sensitive gap ..................... $  (154,411)       $ 1,442,747       $  (717,996)       $   570,340
Cumulative rate sensitive gap .......... $  (154,411)       $ 1,288,336       $   570,340        $   570,340



     The following sets forth the Company's interest rate sensitivity analysis at December 31, 1998, with respect to the individual categories of loans and provides separate analyses with respect to fixed interest rate loans and floating interest rate loans:

                                                       REPRICING OR MATURING IN
------------------------------------------------------------------------------------------------
                                       1 YEAR           OVER 1           OVER 5
(DOLLARS IN THOUSANDS)                OR LESS       TO 5 YEARS            YEARS            TOTAL
------------------------------------------------------------------------------------------------
Loan category:
  Real estate .................... $  479,133       $  521,767       $  224,355       $1,225,255
  Real estate construction .......    358,317               --               --          358,317
  Agricultural ...................    234,944           52,199            7,896          295,039
  Commercial .....................    495,768          324,463           83,832          904,063
  Consumer and other .............    114,707          417,594           71,167          603,468
                                  --------------------------------------------------------------
  Total loans .................... $1,682,869       $1,316,023       $  387,250       $3,386,142
                                  --------------------------------------------------------------

Fixed interest rate loans ........ $  446,944       $1,165,329       $  378,230       $1,990,503
Floating interest rate loans .....  1,235,925          150,694            9,020        1,395,639
                                  --------------------------------------------------------------
  Total loans .................... $1,682,869       $1,316,023       $  387,250       $3,386,142
                                  --------------------------------------------------------------



CAPITAL MANAGEMENT
Risk-based guidelines established by regulatory agencies require the Company to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets.

     As of December 31, 1998, the Company is considered well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table.

-----------------------------------------------------------------------------------------
                                                    REGULATORY CAPITAL REQUIREMENTS
-----------------------------------------------------------------------------------------
                                          TIER I       TOTAL RISK-            TOTAL RISK-
(DOLLARS IN THOUSANDS)                   CAPITAL    BASED CAPITAL  LEVERAGE  BASED ASSETS
-----------------------------------------------------------------------------------------
Minimum ................................   4.00%        8.00%       3.00%           N/A
Well-Capitalized .......................   6.00%       10.00%       5.00%           N/A
-----------------------------------------------------------------------------------------

Community First Bankshares, Inc.
December 31, 1998 ......................   9.35%       12.08%       6.40%    $4,045,169
December 31, 1997 ......................  11.53%       14.98%       7.51%    $3,502,962


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



This Annual Report contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Factors that could cause actual results to differ from the results discussed in the forward-looking statements include, but are not limited to: risks related to the Company's acquisition strategy, including risks of adversely changing results of operations and possible factors affecting the Company's ability to consummate and profitably integrate operations of institutions acquired in the future; risks of loans and investments, including dependence on local economic conditions; competition for the Company's customers from other providers of financial services; possible adverse effects of changes in interest rates; possible risks associated with the Year 2000 issue, and other risks detailed in the Company's filings with the Securities and Exchange Commission, which risks are difficult to predict and many of which are beyond the control of the Company.

                                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                                COMMUNITY FIRST BANKSHARES, INC.

-------------------------------------------------------------------------------------------------------------------------------
YEARS ENDED DECEMBER 31 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)                                  1998               1997
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                                     (RESTATED)
ASSETS
Cash and due from banks ....................................................................... $   250,963        $   254,676
Federal funds sold and securities purchased under agreements to resell ........................         100             76,455
Interest-bearing deposits .....................................................................       5,067             12,131
Available-for-sale securities .................................................................   1,980,530          1,539,922
Held-to-maturity securities (Fair Value: 1998 - $69,906, 1997 - $223,829) .....................      69,906            221,991
Loans .........................................................................................   3,386,142          3,024,322
   Less: Allowance for Loan Losses ............................................................     (50,173)           (40,045)
                                                                                                ------------------------------
Net Loans .....................................................................................   3,335,969          2,984,277
Bank premises and equipment, net ..............................................................     123,254            116,637
Accrued interest receivable ...................................................................      51,429             45,221
Intangible assets .............................................................................     133,231             97,563
Other assets ..................................................................................      52,523            105,262
                                                                                                ------------------------------
Total assets .................................................................................. $ 6,002,972        $ 5,454,135
                                                                                                ------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Noninterest-bearing ......................................................................... $   547,703            705,315
  Interest-bearing:
         Savings and NOW accounts .............................................................   2,254,005          1,586,777
         Time accounts over $100,000 ..........................................................     604,859            474,091
         Other time accounts ..................................................................   1,478,105          1,386,735
                                                                                                ------------------------------
Total deposits ................................................................................   4,884,672          4,152,918

Federal funds purchased and securities sold under agreements to repurchase ....................     143,057             44,462
Other short-term borrowings ...................................................................     292,669            230,777
Long-term debt ................................................................................      93,472            124,529
Accrued interest payable ......................................................................      26,650             22,704
Due to brokers ................................................................................          --            340,457
Other liabilities .............................................................................      37,206             30,275
                                                                                                ------------------------------
Total liabilities .............................................................................   5,477,726          4,946,122

Company-obligated mandatorily redeemable preferred securities of CFB Capital I and II .........     120,000            120,000
Shareholders' equity:
  Common stock, par value $.01 per share:
      Authorized Shares - 80,000,000
      Issued Shares - 47,683,452 ..............................................................         477                474
  Capital surplus .............................................................................     172,043            170,662
  Retained earnings ...........................................................................     231,689            212,638
  Accumulated other comprehensive income ......................................................      13,146              5,622
  Less: Cost of common stock in treasury - 1998 - 564,588 shares; 1997 - 72,510 shares ........     (12,109)            (1,383)
                                                                                                ------------------------------
Total shareholders' equity ....................................................................     405,246            388,013
                                                                                                ------------------------------
Total liabilities and shareholders' equity .................................................... $ 6,002,972        $ 5,454,135
                                                                                                ------------------------------

SEE ACCOMPANYING NOTES.

CONSOLIDATED STATEMENTS OF INCOME
COMMUNITY FIRST BANKSHARES, INC.

----------------------------------------------------------------------------------------------------------------------------------
YEARS ENDED DECEMBER 31 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)                         1998            1997           1996
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                         (RESTATED)      (RESTATED)
INTEREST INCOME:
     Loans .......................................................................... $    323,315    $    258,859    $    218,307
     Investment securities ..........................................................      122,173          64,234          49,077
     Interest-bearing deposits ......................................................          721             767             794
     Federal funds sold and resale agreements .......................................        3,035           2,659           2,020
                                                                                      --------------------------------------------
Total interest income ...............................................................      449,244         326,519         270,198

Interest expense:
     Deposits .......................................................................      160,576         119,024          94,522
     Short-term and other borrowings ................................................       19,576           9,465           9,359
     Long-term debt .................................................................        8,332           6,051           4,880
                                                                                      --------------------------------------------
Total interest expense ..............................................................      188,484         134,540         108,761
                                                                                      --------------------------------------------
Net interest income .................................................................      260,760         191,979         161,437
Provision for loan losses ...........................................................       22,509           6,107           7,483
                                                                                      --------------------------------------------
Net interest income after provision for loan losses .................................      238,251         185,872         153,954

NONINTEREST INCOME:
     Service charges on deposit accounts ............................................       30,266          21,059          16,031
     Insurance commissions ..........................................................        7,197           5,375           5,213
     Fees from fiduciary activities .................................................        4,944           3,805           3,332
     Net gains on sales of securities ...............................................        1,801             466              93
     Other ..........................................................................       16,052          16,498          12,277
                                                                                      --------------------------------------------
Total noninterest income ............................................................       60,260          47,203          36,946

NONINTEREST EXPENSE:
     Salaries and employee benefits .................................................      114,014          78,380          66,298
     Net occupancy ..................................................................       32,110          23,285          18,852
     FDIC insurance .................................................................          686             381             675
     Legal and accounting ...........................................................        4,073           2,269           2,481
     Other professional service .....................................................        5,447           2,892           2,305
     Acquisition expense ............................................................        3,721             398           2,928
     Data processing ................................................................        4,640           1,782           1,842
     Company-obligated mandatorily redeemable preferred securities of CFB
        Capital I & II...............................................................       10,218           5,108              --
     Amortization of intangibles ....................................................       10,366           5,550           3,433
     Impairment of equity method investment .........................................           --              --             940
     Other ..........................................................................       44,817          29,908          26,226
                                                                                      --------------------------------------------
Total noninterest expense ...........................................................      230,092         149,953         125,980

Income from continuing operations before income taxes and extraordinary item ........       68,419          83,122          64,920
Provision for income taxes ..........................................................       21,448          24,811          23,398
                                                                                      --------------------------------------------
Income from continuing operations before extraordinary item .........................       46,971          58,311          41,522
Discontinued Operations:
     Loss/income from operations of discontinued operations (Less applicable
        income taxes) ...............................................................       (2,232)            967              --
     Loss on disposal of discontinued operations, including provision for
        operating losses during phase-out period (less applicable income taxes) .....       (1,676)             --              --
                                                                                      --------------------------------------------
Income before extraordinary item .................................................... $     43,063    $     59,278    $     41,522
Extraordinary item:
Loss on early extinguishment of debt, net of taxes ..................................           --            (265)             --
                                                                                      --------------------------------------------
Net Income ..........................................................................       43,063          59,013          41,522
                                                                                      --------------------------------------------
Preferred stock dividend ............................................................           --              --           1,610
                                                                                      --------------------------------------------
Net income applicable to common equity .............................................. $     43,063    $     59,013    $     39,912
                                                                                      --------------------------------------------
Earnings per common and common equivalent share:
Basic income per share from continuing operations before extraordinary item ......... $       0.99    $       1.35    $       1.01
Discontinued operations .............................................................         (.08)           0.02              --
Extraordinary item ..................................................................           --           (0.01)             --
                                                                                      --------------------------------------------
Basic net income .................................................................... $       0.91    $       1.36    $       1.01
                                                                                      --------------------------------------------
Diluted income per share from continuing operations before extraordinary item ....... $       0.98    $       1.31    $       0.97
Discontinued operations .............................................................         (.08)           0.02              --
Extraordinary item ..................................................................           --           (0.01)             --
                                                                                      --------------------------------------------
Diluted net income .................................................................. $       0.90    $       1.32    $       0.97
                                                                                      --------------------------------------------
Average common and common equivalent shares outstanding:
     Basic ..........................................................................   47,280,245      43,461,264      39,429,607
     Diluted ........................................................................   47,881,575      44,649,922      42,695,783

SEE ACCOMPANYING NOTES.

                                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                                COMMUNITY FIRST BANKSHARES, INC.


-------------------------------------------------------------------------------------------------------------------------
YEARS ENDED DECEMBER 31, (DOLLARS IN THOUSANDS)                                      1998            1997            1996
-------------------------------------------------------------------------------------------------------------------------
Net Income ....................................................................  $ 43,063        $ 59,013        $ 39,912
Other comprehensive income, net of tax:
     Unrealized gains on securities:
            Unrealized holding gains arising during period ....................     7,524           4,444            (762)
            Less: Reclassified adjustment for gains Included in net income ....      (864)           (294)            (52)
                                                                                 -----------------------------------------
Other comprehensive income ....................................................     6,660           4,150            (814)
                                                                                 -----------------------------------------
Comprehensive income ..........................................................  $ 49,723        $ 63,163        $ 39,098
                                                                                 -----------------------------------------

SEE ACCOMPANYING NOTES.


                                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                                COMMUNITY FIRST BANKSHARES, INC.


---------------------------------------------------------------------------------------------------------------------------------
                                                                PREFERRED STOCK          COMMON STOCK
YEARS ENDED DECEMBER 31, 1998, 1997, 1996                    ---------------------     ----------------      CAPITAL    RETAINED
(DOLLARS IN THOUSANDS)                                       SHARES         AMOUNT     SHARES    AMOUNT      SURPLUS    EARNINGS
---------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995 .............................  230,000    $ 23,000    38,773,036    $  388     $ 75,904    $139,226
Net income ...............................................       --          --            --        --           --      41,522
Preferred stock dividends ($7.00 per share) ..............       --          --            --        --           --      (1,610)
Common stock dividends ($0.29 per share) .................       --          --            --        --           --      (9,728)
Issuance of common stock .................................       --          --     1,765,169        17       10,015       4,920
Retirement of common stock ...............................       --          --      (184,834)       (2)        (729)     (1,139)
Purchases of common stock for treasury, at cost ..........       --          --            --        --           --          --
Sales of treasury stock to employee benefit plans ........       --          --            --        --          162          --
Exercise of options, net of stock
    tendered in payment ..................................       --          --       430,398         5        2,827        (321)
Conversion of convertible preferred stock ................     (125)        (12)           --        --           --          (5)
Change in unrealized loss on available-for-sale
    securities, net of income tax benefit of $661 ........       --          --            --        --           --          --
---------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996 .............................  229,875    $ 22,988    40,783,769    $  408     $ 88,179    $172,865
Net income ...............................................       --          --            --        --           --      59,013
Common stock dividends ($0.35 per share) .................       --          --            --        --           --     (19,034)
Purchases of common stock for treasury, at cost ..........       --          --            --        --           --          --
Sales of common stock to
    employee benefit plans ...............................       --          --        68,486         2        1,066          --
Issuance of common stock .................................       --          --     6,512,888        64       79,029       1,315
Retirement of common stock ...............................       --          --        (1,781)       --           --          --
Exercise of options, net of stock
    tendered in payment ..................................       --          --            --        --        2,388      (1,521)
Conversion of convertible preferred stock ................ (229,875)    (22,988)           --        --           --          --
Change in unrealized loss on available-for-sale
    securities, net of income taxes of $2,168 ............       --          --            --        --           --          --
---------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1997 .............................       --          --    47,363,362    $  474     $170,662    $212,638
Net income ...............................................       --          --            --        --           --      43,063
Common stock dividends ($0.44 per share) .................       --          --            --        --           --     (19,705)
Purchases of common stock for treasury, at cost ..........       --          --            --        --           --          --
Issuance of common stock .................................       --          --       320,090         3        1,381          --
Exercise of options, net of stock
         tendered in payment .............................       --          --            --        --           --      (4,307)
Change in unrealized loss on available-for-sale
    securities, net of income taxes of $4,742 ............       --          --            --        --           --          --
---------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1998 .............................       --          --    47,683,452    $  477     $172,043    $231,689
---------------------------------------------------------------------------------------------------------------------------------

                                                                                         TREASURY STOCK
YEARS ENDED DECEMBER 31, 1998, 1997, 1996                    UNREALIZED             ----------------------
(DOLLARS IN THOUSANDS)                                        GAIN(LOSS)            SHARES          AMOUNT           TOTAL
---------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995 .............................      $ 1,940            157,248        $ (1,064)       $239,394
Net income ...............................................           --                 --              --          41,522
Preferred stock dividends ($7.00 per share) ..............           --                 --              --          (1,610)
Common stock dividends ($0.29 per share) .................           --                 --              --          (9,728)
Issuance of common stock .................................           --                 --              --          14,952
Retirement of common stock ...............................           --                 --              --          (1,870)
Purchases of common stock for treasury, at cost ..........           --            129,800          (1,535)         (1,535)
Sales of treasury stock to employee benefit plans ........           --            (45,164)            307             469
Exercise of options, net of stock
    tendered in payment ..................................           --           (138,698)          1,050           3,561
Conversion of convertible preferred stock ................           --             (1,566)             17              --
Change in unrealized loss on available-for-sale
    securities, net of income tax benefit of $661 ........         (762)                --              --            (762)
---------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996 .............................      $ 1,178            101,620        $ (1,225)       $284,393
Net income ...............................................           --                 --              --          59,013
Common stock dividends ($0.35 per share) .................           --                 --              --         (19,034)
Purchases of common stock for treasury, at cost ..........           --            157,000          (2,777)         (2,777)
Sales of common stock to
    employee benefit plans ...............................           --                 --              --           1,068
Issuance of common stock .................................           --                 --              --          80,408
Retirement of common stock ...............................           --                 --              --              --
Exercise of options, net of stock
    tendered in payment ..................................           --           (186,110)          2,619           3,486
Conversion of convertible preferred stock ................           --                 --              --         (22,988)
Change in unrealized loss on available-for-sale
    securities, net of income taxes of $2,168 ............        4,444                 --              --           4,444
---------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1997 .............................      $ 5,622             72,510        $ (1,383)       $388,013
Net income ...............................................           --                 --              --          43,063
Common stock dividends ($0.44 per share) .................           --                 --              --         (19,705)
Purchases of common stock for treasury, at cost ..........           --            731,000         (16,314)        (16,314)
Issuance of common stock .................................           --                 --              --           1,384
Exercise of options, net of stock
         tendered in payment .............................           --           (238,922)          5,588           1,281
Change in unrealized loss on available-for-sale
    securities, net of income taxes of $4,742 ............        7,524                 --              --           7,524

BALANCE AT DECEMBER 31, 1998 .............................      $13,146            564,588        $(12,109)       $405,246
---------------------------------------------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES.

STATEMENTS OF CONSOLIDATED CASH FLOWS
COMMUNITY FIRST BANKSHARES, INC.


-------------------------------------------------------------------------------------------------------------------------------
YEARS ENDED DECEMBER 31(IN THOUSANDS)                                                1998               1997               1996
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                   (RESTATED)         (RESTATED)
CASH FLOWS FROM OPERATING ACTIVITIES
Income from continuing operations ..........................................  $    46,971        $    58,046        $    41,522
Adjustments to reconcile net income to net cash provided by
 operating activities:
   Provision for loan losses ...............................................       22,509              6,107              7,483
   Depreciation ............................................................       15,450             10,468              8,122
   Amortization of intangibles .............................................       10,366              5,550              3,433
   Net amortization of premiums and discounts on securities ................         (813)               (68)             1,867
   Deferred income tax benefit .............................................       (6,585)            (3,500)            (4,084)
   Decrease in interest receivable .........................................       (6,208)            (5,154)                (3)
   Increase in interest payable ............................................        3,946              1,744                323
   Other, net ..............................................................      (59,965)             8,042             (4,372)
                                                                            ---------------------------------------------------
Net cash provided by operating activities ..................................       25,671             81,235             54,291

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions, net of cash acquired .........................................           --            145,351             14,026
Net decrease (increase) in interest-bearing deposits .......................        7,064             (4,639)            (1,733)
Purchases of available-for-sale securities .................................   (2,952,170)          (739,549)          (233,826)
Maturities of available-for-sale securities ................................    2,193,292            367,211            219,778
Sales of securities, net of gains ..........................................      145,125             75,136             30,461
Purchases of held-to-maturity securities ...................................      (11,425)           (35,542)           (31,213)
Maturities of held-to-maturity securities ..................................        9,277             31,466             34,648
Net increase in loans ......................................................     (302,665)          (171,794)          (277,870)
Net increase in bank premises and equipment ................................      (22,067)           (20,935)           (19,735)
Net decrease (increase) in minority interest ...............................           --             (2,946)               468
                                                                            ---------------------------------------------------
Net cash used in investing activities ......................................     (933,569)          (356,241)          (264,996)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in demand deposits, NOW accounts and
   savings accounts ........................................................      509,616             48,010             85,393
Net increase in time accounts ..............................................      222,138             68,960              6,107
Net increase in short-term and other borrowings ............................      160,218             23,358            157,696
Net decrease (increase) in long-term debt ..................................      (30,788)            68,587            (34,594)
Net proceeds from issuance of Company-obligated
   mandatorily redeemable preferred securities of CFB
   Capital I and II ........................................................           --            120,000                 --
Net proceeds from issuance of common stock .................................        1,384             80,408             14,952
Conversion of preferred stock to common stock ..............................           --            (22,988)                --
Purchase of common stock held in treasury ..................................      (16,314)            (2,777)            (1,535)
Sale of common stock held in treasury ......................................        1,281              4,554              4,030
Retirement of common stock .................................................           --                 --             (1,870)
Preferred stock dividends paid .............................................           --                 --             (1,610)
Common stock dividends paid ................................................      (19,705)           (19,034)            (9,728)
                                                                            ---------------------------------------------------
Net cash provided by financing activities ..................................      827,830            369,078            218,841
                                                                            ---------------------------------------------------
Net (decrease) increase in cash and cash equivalents .......................      (80,068)            94,072              8,136
Cash and cash equivalents at beginning of year .............................      331,131            237,059            228,923
                                                                            ---------------------------------------------------
Cash and cash equivalents at end of year ...................................  $   251,063        $   331,131        $   237,059
                                                                            ---------------------------------------------------

SEE ACCOMPANYING NOTES.

     DECEMBER 31, 1998, 1997 AND 1996 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                COMMUNITY FIRST BANKSHARES, INC.


                       1. SIGNIFICANT ACCOUNTING POLICIES

Community First Bankshares, Inc. (the "Company") is a multi-bank holding company which, at the end of 1998, served 154 communities in Arizona, Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota, South Dakota, Utah, Wisconsin, and Wyoming. The Company's community banks provide a full range of banking services, primarily in small and medium-sized communities and the surrounding communities. In addition to its primary emphasis on commercial and consumer banking services, the Company offers trust, insurance and nondeposit investment products and services.

BASIS OF PRESENTATION
The consolidated financial statements include the accounts of Community First Bankshares, Inc., its wholly owned data processing, credit origination and insurance agency subsidiaries and its eleven wholly owned subsidiary banks. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain amounts in prior periods have been reclassified to conform to the current presentation.

     As discussed in Note 2, the Company acquired Community Bancorp, Inc. ("CBI") on April 3, 1998, Pioneer Bank of Longmont ("Longmont") on April 30, 1998, FNB, Inc. ("FNB") on May 7, 1998, Western Bancshares of Las Cruces ("Western") on July 1, 1998 and Guardian Bancorp ("Guardian") on August 7, 1998. These acquisitions were accounted for using the pooling of interests method. While none of these transactions, individually, was material to the Company's financial condition or operating results, the aggregation of these business combinations does have a material affect on the Company's financial condition and operating results.

     In addition, also discussed in Note 2, the Company acquired Mountain Parks Financial Corporation ("Mountain Parks") on December 18, 1996. This acquisition was accounted for using the pooling of interests method. Accordingly, the consolidated financial information has been restated to reflect the results of operations of the seven companies on a combined basis for all periods presented.

     On April 28, 1998, the shareholders approved a charter amendment that facilitated a two-for-one split of the Company's common stock, in the form of a 100 percent dividend payable to shareholders of record on May 1, 1998 and distributed on May 15, 1998. Accordingly, the historical consolidated information has been restated to reflect the impact of the two-for-one split on the common share, weighted average common share, and basic and diluted earnings per share data.

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

INTANGIBLE ASSETS
Goodwill, the excess cost over net assets acquired, of banking subsidiaries is amortized over a period of fifteen years. At December 31, 1998, goodwill totaled $82,002,000, net of accumulated amortization of $17,162,000. Other intangible assets, principally deposit base intangibles, unexpired premium lists and noncompetition agreements, totaled $51,229,000, net of accumulated amortization of $6,788,000, and are amortized over their estimated useful lives ranging from three to twenty-five years.

INCOME TAXES
The Company provides for income taxes based on income reported for financial statement purposes, rather than amounts currently payable under statutory tax laws. Deferred taxes are recorded to reflect the tax consequences on future years differences between the tax bases of assets and liabilities and the financial reporting of amounts at each year-end.

EARNINGS PER SHARE
Basic earnings per common share is calculated by dividing net income applicable to common equity by the weighted average number of shares of common stock outstanding.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
COMMUNITY FIRST BANKSHARES, INC.

     Diluted earnings per common share is based on net income before considering the preferred stock dividends declared. The weighted average number of shares of common stock outstanding is increased by the assumed conversion of convertible preferred stock outstanding and the number of shares of common stock that would be issued assuming the exercise of stock options and warrants during each period. Such adjustments to the weighted average number of shares of common stock outstanding are made only when such adjustments dilute earnings per share.

CASH AND CASH EQUIVALENTS
Cash and cash equivalents is defined as cash and due from banks, federal funds sold and securities purchased under agreements to resell.

STOCK-BASED COMPENSATION
The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for stock option grants in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," and, accordingly, recognizes no compensation expense for the stock option grants. See Footnote 14.

                   2. BUSINESS COMBINATIONS AND DIVESTITURES

On August 7, 1998, the Company issued approximately 1,526,000 shares of common stock to acquire Guardian Bancorp ("Guardian"), the holding company for Guardian State Bank, Salt Lake City, Utah, with offices in Salt Lake City and Sandy, Utah. At acquisition, Guardian had approximately $99 million in assets and $89 million in deposits. The Company used the pooling of interests method to account for the transaction. The Company's consolidated financial information has been restated to reflect this merger. The operating results are included in the Company's consolidated statements for all periods presented.

     On July 1, 1998, the Company issued approximately 1,932,000 shares of common stock to acquire Western Bancshares of Las Cruces, Inc. ("Western"), the holding company for Western Bank, Las Cruces, New Mexico, with offices in Anthony, Hatch, and Las Cruces, New Mexico. At acquisition, Western had approximately $159 million in assets and $136 million in deposits. The Company used the pooling of interests method to account for the transaction. The Company's consolidated financial information has been restated to reflect this merger. The operating results are included in the Company's consolidated statements for all periods presented.

     On May 7, 1998, the Company issued approximately 1,135,000 shares of common stock to acquire FNB, Inc. ("FNB") a bank holding company with banks in Greeley, Colorado and Fort Collins, Colorado. At acquisition, FNB had approximately $120 million in assets and $109 million in deposits. The Company used the pooling of interests method to account for the transaction. The Company's consolidated financial information has been restated to reflect this merger. The operating results are included in the Company's consolidated statements for all periods presented.

     On April 30, 1998, the Company issued approximately 1,432,000 shares of common stock to acquire Pioneer Bank of Longmont ("Pioneer"), Longmont, Colorado, with offices in Berthoud, Longmont, Lyons, and Niwot, Colorado. At acquisition, Pioneer had approximately $138 million in assets and $128 million in deposits. The Company used the pooling of interests method to account for the transaction. The Company's consolidated financial information has been restated to reflect this merger. The operating results are included in the Company's consolidated statements for all periods presented.

     On April 3, 1998, the Company issued approximately 853,000 shares of common stock to acquire Community Bancorp., Inc. ("CBI"), the parent company of Community First National Bank, Thornton, Colorado, with two offices in Thornton, Colorado and one office in Arvada, Colorado. At acquisition, CBI had approximately $78 million in assets and $72 million in deposits. The Company used the pooling of interests method to account for the transaction. The Company's consolidated financial information has been restated to reflect this merger. The operating results are included in the Company's consolidated statements for all periods presented.

     The operating results of the Company and Guardian, Western, FNB, Pioneer, and CBI, ("Acquired Banks") for the years ended December 31, 1997 and 1996 prior to restatement were:

                                              THE      ACQUIRED
(IN THOUSANDS, EXCEPT PER SHARE DATA)     COMPANY         BANKS       COMBINED
------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1997:
   Net interest income ............      $161,344      $ 30,635       $191,979
   Net income applicable to
     common equity ................        46,552        12,461         59,013
   Earnings per share:
     Basic ........................      $   1.26      $   1.91       $   1.36
     Diluted ......................      $   1.22      $   1.91       $   1.32

YEAR ENDED DECEMBER 31, 1996:
   Net interest income ............      $134,192      $ 27,245       $161,437
   Net Income .....................        32,510         9,012         41,522
   Net income applicable to
     common equity ................        30,900         9,012         39,912
   Earnings per share:
     Basic ........................      $   0.94      $   1.41       $   1.01
     Diluted ......................      $   0.90      $   1.41       $   0.97

     In July 1998, the Company sold the operating assets of its two sub-prime lending subsidiaries. Seven loan production offices of Equity Lending, Inc. ("Equity Lending") were sold to FIRSTPLUS Financial Group, Inc., in a cash transaction on July 27, 1998. Servicing rights to the portfolio of automobile installment contracts originated by Mountain Parks Financial Services, Inc. ("MPFS") were acquired by Cygnet Financial Services, Inc. on July 31, 1998. At December 31, 1998, the Company retained $25 million in loans originated by Equity Lending and servicing rights on an additional $100 million in Equity Lending loans sold to other parties. At December 31, 1998, the Company also retained $40 million in auto installment contracts originated by MPFS. In addition to a fourth quarter charge of $10 million in anticipation of liquidating these companies, the Company recorded a $3.9 million loss on these companies during the first and second quarter of 1998, when the companies were classified as discontinued operations. Losses on the discontinued operations included a $2.2 million operating loss and a $1.7 million expected loss on disposal. Equity Lending, which originates residential non-conforming mortgages and MPFS, which purchases sub-prime auto installment contracts, were acquired in December 1996, as a result of the Company's merger with Mountain Parks Financial Corporation. The two companies were classified as discontinued operations on the Company's 1997 financial statements.

     On June 12, 1998, the Company, through its Colorado subsidiary, completed the sale of its office in Ault, Colorado. The Ault office was acquired on January 23, 1998 as part of the Company's purchase and assumption of 37 offices of Banc One Corporation located in Arizona, Colorado, and Utah. The transaction included the disposition of approximately $9 million in deposits.

     On January 23, 1998, the Company completed the purchase and assumption of approximately $730 million in assets and liabilities of 37 offices of Banc One Corporation located in Arizona, Colorado and Utah. The transaction was accounted for as a purchase of certain assets and

                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                COMMUNITY FIRST BANKSHARES, INC.

assumption of certain liabilities and resulted in the recognition of a deposit based intangible of approximately $44 million.

     On December 1, 1997, the Company issued approximately 630,000 shares of common stock to acquire First National Summit Bankshares, Inc. ("Summit"), a one-bank holding company headquartered in Gunnison, Colorado. At acquisition, Summit had approximately $90 million in assets and $82 million in deposits at banking offices located in Crested Butte, Fruitvale, Grand Junction, Gunnison, and Mt. Crested Butte, Colorado. The Company used the pooling of interests method to account for the transaction. This merger was not material to the Company's financial condition or operating results. Accordingly, the Company's consolidated financial information has not been restated to reflect this merger. The operating results are included in the Company's consolidated financial statement from the date of merger.

     On November 24, 1997, the Company issued approximately 737,000 shares of common stock to acquire Republic National Bancorp, Inc. ("Republic"), a holding company with one bank in Phoenix, Arizona. At acquisition, Republic had approximately $54 million in assets and $49 million in deposits. The Company used the pooling of interests method to account for the transaction. This merger was not material to the Company's consolidated financial information or operating results. Accordingly, the Company's consolidated financial information has not been restated to reflect this merger. The operating results are included in the Company's consolidated financial statements from the date of the merger.

     On July 14, 1997, the Company completed the acquisition of KeyBank National Association, Cheyenne, Wyoming ("KeyBank Wyoming") with 28 banking offices located in 24 communities throughout the state of Wyoming. The transaction, which was accounted for as a purchase, resulted in the addition of approximately $1.1 billion in assets and $900 million in deposits and the recognition of goodwill of approximately $60 million. The operating results of KeyBank Wyoming, subsequent to the date of acquisition, are included in the Company's consolidated financial statements from the date of acquisition.

     The following unaudited proforma consolidated financial information for the year ended December 31, 1997, reflects the results of operations as if the acquisition of KeyBank Wyoming had occurred on January 1, 1997. In addition to combining the historical results of operations of the two companies, the proforma operating results include adjustments for the estimated effect of purchase accounting on the Company's results, principally amortization of intangibles, adjustments to reflect the estimated impact on income and expense related to the assets and liabilities retained by KeyCorp and assumes the following were completed at the beginning of the period presented: (i) the $60 million offering of 8.875% Cumulative Capital Securities of CFB Capital I completed in February 1997; (ii) the redemption on March 31, 1997 of the Company's 7.75% Subordinated Notes due 2000 in the principal amount of $23 million; and (iii) the conversion during March 1997 of substantially all of the Company's 7% Cumulative Convertible Preferred Stock.

(IN THOUSANDS, EXCEPT PER SHARE DATA)  YEAR ENDED DECEMBER 31, 1997 (UNAUDITED)
------------------------------------------------------------------------------
Net Interest Income ............................................   $   209,649
Income from continuing operations ..............................        60,826
Income before extraordinary item ...............................        61,793
Net Income .....................................................        61,528
Earnings per common share
   Basic .......................................................   $      1.40
   Diluted .....................................................   $      1.38


     The proforma information may not be indicative of the results that actually would have occurred if the combination had been in effect on the date indicated or that may be obtained in the future.

     On April 30, 1997, the Company sold its 24.36% minority interest in Vail Banks, Inc., the parent company of WestStar Bank, Vail, Colorado for approximately $3 million. The sale was completed in response to regulatory requirements with regard to competitive factors resulting from the Company's December 1996 acquisition of Mountain Parks.

     On April 4, 1997, the Company, through its Colorado subsidiary, completed the sale of its offices in Grandby and Grand Lake, Colorado in response to regulatory requirements with regard to competitive factors resulting from the Company's merger with Mountain Parks. The transaction included approximately $24 million in deposits and resulted in the recognition of a gain of approximately $2.8 million.

     The operating results subsequent to the date of acquisition of all of the companies acquired in purchase transactions are included in the Company's consolidated financial statements for the years ended December 31, 1998, 1997 and 1996.

                             3. ACCOUNTING CHANGES

SFAS No. 130 - Reporting Comprehensive Income - In June 1997, the FASB issued Statement 130, Reporting Comprehensive Income. This statement establishes standards for the reporting and display of comprehensive income and its components in a full set of financial statements. The Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed as prominently as other financial statements. The Statement requires the classification of items of other comprehensive income separately from retained earnings and capital surplus in the equity section of the statement of financial position. SFAS 130 was effective January 1, 1998, with all prior periods presented restated to conform to the provisions of this statement.

     Accumulated other comprehensive income consists of unrealized gains and losses on available-for-sale securities. Ending accumulated comprehensive income balances and the income tax expense allocated to amounts of unrealized gains and losses on available-for-sale securities are disclosed in the Consolidated Statements of Shareholders' Equity.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
COMMUNITY FIRST BANKSHARES, INC.

                                 4. SECURITIES

The following is a summary of available-for-sale securities and held-to-maturity securities at December 31, 1998 (in thousands):

-------------------------------------------------------------------------------------------------------
                                                          AVAILABLE-FOR-SALE SECURITIES
-------------------------------------------------------------------------------------------------------
                                                                GROSS             GROSS       ESTIMATED
                                           AMORTIZED       UNREALIZED        UNREALIZED            FAIR
                                                COST            GAINS            LOSSES           VALUE
-------------------------------------------------------------------------------------------------------
United States Treasury .................  $  129,820       $    2,105       $        1       $  131,924
United States Government agencies ......     351,122            2,416              580          352,958
Mortgage-backed securities .............   1,205,771           14,621            1,336        1,219,056
Collateralized mortgage obligations ....      61,760              391              101           62,050
State and political securities .........     134,198            3,321              314          137,205
Other securities .......................      76,870            1,520            1,053           77,337
                                          -------------------------------------------------------------
Total ..................................  $1,959,541       $   24,374       $    3,385       $1,980,530
                                          -------------------------------------------------------------


------------------------------------------------------------------------
                                  HELD-TO-MATURITY SECURITIES
------------------------------------------------------------------------
                                          GROSS        GROSS   ESTIMATED
                         AMORTIZED   UNREALIZED   UNREALIZED        FAIR
                              COST        GAINS       LOSSES       VALUE
------------------------------------------------------------------------
Other securities .......   $69,906       $  --       $  --       $69,906
                          ----------------------------------------------
Total ..................   $69,906       $  --       $  --       $69,906
                          ----------------------------------------------

     The following is a summary of available-for-sale securities and held-to-maturity securities at December 31, 1997 (in thousands):


                                                        AVAILABLE-FOR-SALE SECURITIES

                                                                GROSS            GROSS       ESTIMATED
                                            AMORTIZED      UNREALIZED       UNREALIZED            FAIR
                                                 COST           GAINS           LOSSES           VALUE
-------------------------------------------------------------------------------------------------------
United States Treasury .................. $  146,228       $    1,048       $      150       $  147,126
United States Government agencies .......    286,976            1,137              366          287,747
Mortgage-backed securities ..............    834,110            6,755              508          840,357
Collateralized mortgage obligations .....    107,799              403               99          108,103
State and political securities ..........     71,055              912              105           71,862
Other securities ........................     85,032               37              342           84,727
                                         --------------------------------------------------------------
Total ................................... $1,531,200       $   10,292       $    1,570       $1,539,922
                                         --------------------------------------------------------------


                                                     HELD-TO-MATURITY SECURITIES

                                                          GROSS         GROSS       ESTIMATED
                                      AMORTIZED      UNREALIZED    UNREALIZED            FAIR
                                           COST           GAINS        LOSSES           VALUE
---------------------------------------------------------------------------------------------
United States Treasury ................ $  1,536       $      3       $     --       $  1,539
United States Government agencies .....   19,780             87             34         19,833
Mortgage-backed securities ............   82,357            567            672         82,252
State and political securities ........   52,702          1,915             19         54,598
Other securities ......................   65,616             --              9         65,607
                                       ------------------------------------------------------
Total ................................. $221,991       $  2,572       $    734       $223,829
                                       ------------------------------------------------------

     Proceeds from the sale of available-for-sale securities during the years ended December 31, 1998, 1997 and 1996, were $146,926,000, $75,600,000, and
$30,558,000, respectively. Gross gains of $1,870,000, $550,000, and $200,000 and gross losses of $69,000, $86,000, and $103,000 were realized on those sales during 1998, 1997 and 1996, respectively. The tax effect on the net gains during 1998, 1997 and 1996 was approximately $630,000, $162,000, and $34,000, respectively. Transfers of held-to-maturity securities to available-for-sale were completed to conform certain portions of the investment portfolio to designations made in connection with business combinations. There were no sales of held-to-maturity securities during 1998, 1997 or 1996.

     The amortized cost and estimated fair value of debt securities at December 31, 1998, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

------------------------------------------------------------------------------
                                                    AMORTIZED        ESTIMATED
AVAILABLE-FOR-SALE (IN THOUSANDS)                        COST       FAIR VALUE
------------------------------------------------------------------------------
Due in one year or less .......................  $     79,152     $     79,633
Due after one year through five years .........       299,545          303,675
Due after five years through ten years ........       172,492          173,237
Due after ten years ...........................       140,821          142,879
                                                 -----------------------------
                                                      692,010          699,424
Mortgage-backed securities ....................     1,205,771        1,219,056
Collateralized mortgage obligations ...........        61,760           62,050
                                                 -----------------------------
Total .........................................  $  1,959,541     $  1,980,530
                                                 -----------------------------


                                                    AMORTIZED        ESTIMATED
HELD-TO-MATURITY (IN THOUSANDS)                          COST       FAIR VALUE
------------------------------------------------------------------------------
Due in one year or less .......................  $         45     $         45
Due after one year through five years .........           122              122
Due after five years through ten years ........            --               --
Due after ten years ...........................        69,739           69,739
                                                 -----------------------------
                                                       69,906           69,906
Mortgage-backed securities ....................            --               --
                                                 -----------------------------
Total .........................................  $     69,906     $     69,906
                                                 -----------------------------

     At December 31, 1998, available-for-sale securities included $1,529,000 in commitments to purchase specific investment securities at a future date.

     Available-for-sale and held-to-maturity securities carried at $993,734,000 and $826,043,000 at December 31, 1998 and 1997, respectively, were pledged to secure borrowings, public and trust deposits and for other purposes required by law. Securities sold under agreement to repurchase were collateralized by available-for-sale and held-to-maturity securities with an aggregate carrying value of $134,557,000 and $61,749,000 at December 31, 1998 and 1997,
respectively.

                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                COMMUNITY FIRST BANKSHARES, INC.

                               5. LOANS

The composition of the loan portfolio at December 31 was as follows (in thousands):

-------------------------------------------------------------------
                                            1998               1997
-------------------------------------------------------------------
Real estate ........................ $ 1,225,255        $ 1,152,918
Real estate construction ...........     358,317            247,486
Commercial .........................     904,063            778,176
Consumer and other .................     603,468            552,384
Agriculture ........................     295,039            293,358
                                     ------------------------------
                                       3,386,142          3,024,322
Less allowance for loan losses .....     (50,173)           (40,045)
                                     ------------------------------
Net Loans .......................... $ 3,335,969        $ 2,984,277
                                     ------------------------------

     At December 31, 1998, real estate loans totaling $360,000,000 were pledged to secure borrowings. At December 31, 1998, loans held for sale totaled $65,000,000, and consisted of consumer loans and real estate loans at the Company's specialty lending subsidiaries.

     The Company's policy for valuing loans held for sale is to carry the balances at fair market value.

                          6. ALLOWANCE FOR LOAN LOSSES

Activity in the allowance was as follows (in thousands):


                                                 1998            1997            1996
-------------------------------------------------------------------------------------
Balance at beginning of year ..............  $ 40,045        $ 30,165        $ 25,906
Allowance of acquired companies (1) .......     1,950          10,065             784
Provision charged to operating expense ....    22,509           6,107           7,483
Loans charged off .........................   (17,966)         (8,903)         (5,512)
Recoveries of loans charged off ...........     3,635           2,611           1,504
                                            -----------------------------------------
Balance at end of year ....................  $ 50,173        $ 40,045        $ 30,165
                                            -----------------------------------------

(1)  INCLUDES ONLY ACQUISITIONS OF COMPANIES ACCOUNTED FOR AS PURCHASES.

     Nonaccrual loans totaled $22,517,000, $14,801,000, and $15,283,000 at
December 31, 1998, 1997, and 1996, respectively. The Company includes all loans considered impaired under SFAS No. 114 in nonaccrual loans. The amount of impaired loans was not material at December 31, 1998. Interest income of $3,645,000 on nonaccrual loans would have been recorded during 1998 if the loans had been current in accordance with their original terms. During 1998, the Company recorded interest income of $1,489,000 related to loans that were on nonaccrual status as of December 31, 1998.

     Management determines the adequacy of the allowance based on evaluations of the loan portfolio and related commitments, recent loss experience and other relevant factors, including economic conditions. This evaluation is inherently subjective as it requires estimates, including amounts of future cash collections expected on nonaccrual loans that may be susceptible to significant change. The allowance for credit losses relating to impaired loans is based on the loans observable market price, the collateral for certain collateral dependent loans or discounted cash flows.

     The Company allocates the allowance to specific cate gories based on relative risk characteristics of the loan portfolio and other financial instruments with credit exposure. Commercial and agricultural allocations are based on quarterly reviews of individual loans outstanding, including commitments to lend and an analysis of the portfolio's recent performance. The real estate, including real estate construction, and consumer allocations are based on the quarterly analysis of the respective portfolio performance, including historical and expected delinquency and charge-off statistics.

                     7. FAIR VALUE OF FINANCIAL INSTRUMENTS

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
COMMUNITY FIRST BANKSHARES, INC.

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

     The estimated fair values of the Company's financial instruments at December 31 are shown in the table below (in thousands):

----------------------------------------------------------------------------------------------------------
                                                       1998                                  1997
----------------------------------------------------------------------------------------------------------
                                         CARRYING               FAIR           CARRYING               FAIR
                                           AMOUNT              VALUE             AMOUNT              VALUE
----------------------------------------------------------------------------------------------------------
Financial assets:
  Cash and due from banks ..........  $   250,963        $   250,963        $   254,676        $   254,676
  Federal funds sold and
    resale agreements ..............          100                100             76,455             76,455
  Interest-bearing deposits ........        5,067              5,070             12,131             12,131
  Available-for-sale securities ....    1,980,530          1,980,530          1,539,922          1,539,922
  Held-to-maturity securities ......       69,906             69,906            221,991            223,829
  Loans ............................    3,386,142          3,378,230          3,024,322          3,017,771
  Allowance for loan losses ........      (50,173)           (50,173)           (40,045)           (40,045)
                                      --------------------------------------------------------------------
  Net loans ........................    3,335,969          3,328,057          2,984,277          2,977,726
Financial liabilities:
  Deposits:
    Noninterest-bearing ............  $   547,703        $   547,703        $   705,315        $   705,315
    Interest-bearing:
     Savings and NOW ...............    2,254,005          2,254,005          1,586,777          1,586,777
     Time accounts over $100,000 ...      604,859            605,290            474,091            474,575
     Other time accounts ...........    1,478,105          1,478,453          1,386,735          1,385,616
                                      --------------------------------------------------------------------
Total deposits .....................    4,884,672          4,885,451          4,152,918          4,152,283
Federal funds purchased and
  repurchase agreements ............      143,057            143,057             44,462             44,462
Other short-term borrowings ........      292,669            292,669            230,777            230,777
Long-term debt .....................       93,472             96,031            124,529            124,529


            8. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND
                          CONCENTRATIONS OF CREDIT RISK

In the normal course of business, the Company is party to financial instruments with off-balance-sheet risk. These transactions enable customers to meet their financing needs and enable the Company to manage its interest rate risk. These financial instruments include commitments to extend credit and letters of credit. The contract or notional amounts of these financial instruments at December 31, 1998 and 1997, were as follows (in thousands):

----------------------------------------------------------
                                       1998           1997
----------------------------------------------------------
Commitments to extend credit ..... $627,919       $516,577
Standby letters of credit ........   21,799         19,604
Commercial letters of credit .....    4,354          1,816

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

     The Company's bank subsidiaries grant real estate, agricultural, commercial, consumer and other loans and commitments and letters of credit to customers throughout Arizona, Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota, South Dakota, Utah, Wisconsin and Wyoming. Although the Company has a diversified loan portfolio, the ability of a significant portion of its debtors to honor their contracts is dependent upon the agricultural economic sector. The maximum exposure to accounting loss that could occur, if the borrowers fail to perform according to the loan agreements and the underlying collateral proved to be of no value, is the total loan portfolio balances and commitments and letters of credit.

                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                COMMUNITY FIRST BANKSHARES, INC.


                         9. BANK PREMISES AND EQUIPMENT

Bank premises and equipment at December 31 consisted of the following (in thousands):

-----------------------------------------------------------------------------
                                                          1998           1997
-----------------------------------------------------------------------------
Land ...............................................  $ 18,977       $ 17,976
Buildings ..........................................   121,514        106,554
Furniture, fixtures and equipment ..................    83,841         78,905
Leased property under capital lease obligations ....     9,638         11,454
                                                    -------------------------
                                                       233,970        214,889
Less accumulated depreciation ......................   110,716         98,252
                                                    -------------------------
                                                      $123,254       $116,637
                                                    -------------------------

                           10. SHORT-TERM BORROWINGS

As of December 31, 1998, the Company's subsidiary banks had $210,000,000 in Federal Home Loan Bank ("FHLB") borrowings, which are collateralized by various investment securities and real estate loans. The interest rates on FHLB borrowings are variable rates based on short-term market conditions and the term of the advance, ranging from 4.89% to 5.27% at December 31, 1998. The Company's subsidiaries had additional short-term borrowings of $68,359,000 outstanding at December 31, 1998.

     The Company has a short-term line of credit bearing interest at the Federal Funds rate plus 1.25% that provides for borrowing up to $25,000,000 through December 31, 1998, with no commitment fee. As of December 31, 1998, the Company had a balance of $4,725,000 outstanding under this line of credit. The Company also has a short-term line of credit bearing interest at a variable rate of LIBOR plus .30% that provides for borrowing up to $25,000,000 through October 29, 1999, with a commitment fee of .15% of the revolving commitment amount. As of December 31, 1998, the Company had a balance of $16,500,000 outstanding under this line of credit. The Company has entered into an agreement that allows for its designated agent to underwrite up to $35,000,000 in commercial paper and has obtained lines of credit to support these borrowings. As of December 31, 1998, there was a $14,310,000 commercial paper balance outstanding with a blended rate of 5.87%. The terms of the lines of credit include certain covenants with which the Company must comply. At December 31, 1998, the Company was in compliance with all covenants pertaining to the lines of credit.


                               11. LONG-TERM DEBT

Long-term debt consisted of the following at December 31 (in thousands):


--------------------------------------------------------------------------------------------
                                                                         1998           1997
--------------------------------------------------------------------------------------------
Parent Company:
  Subordinated notes payable,
          interest at 7.30%, payable semi-annually,
          maturing June 30, 2004, unsecured                          $ 60,000       $ 60,000
  Term note payable to bank, interest at 6.19% until
          February 1, 2008, then at .50% over One Year,
          Three Year, or Five Year U.S. Treasury rate, payable
          semi-annually, maturing February 1, 2013,
          secured by real property                                      3,200             --
  Exchangeable subordinated notes payable,
          interest at 9.00% payable quarterly,
          maturing August 15, 2005, unsecured                              --         11,500
  Term note payable to bank, interest at bank's base
          rate (8.50% at December 31, 1997), payable
          quarterly, principal payments of $100,000 due
          annually through October 1, 1999, unsecured                      --            400
  Term note payable to bank, interest at bank's prime
          rate, maturing April 1, 1998, secured by bank stock              --            475
Subsidiaries:
  Federal Home Loan Bank advances,
          interest rates ranging from 5.32% to 8.33%,
          payable quarterly, with maturities ranging from
          November 18, 2002 to March 10, 2010                          27,787         49,112
  Term Note payable to bank, interest at 5.19%
          payable monthly, principal payments ranging
          from $38,700 to $54,600, per schedule
          due monthly through March 31, 2003                            2,356          2,800
  Other Notes Payable                                                     129            242
                                                                ----------------------------
                                                                     $ 93,472       $124,529
                                                                ----------------------------

     The 7.30% subordinated notes payable are not redeemable, in whole or in part, by the Company. These notes, of which 100% of the balance qualifies as Tier II capital under the Federal Reserve Board guidelines, are direct obligations of the Company and are subordinated to all other indebtedness of the Company. The terms of the subordinated notes payable include certain covenants with which the Company must comply. At December 31, 1998, the Company was in compliance with all covenants pertaining to the subordinated notes payable.

     On October 30, 1998, the Company redeemed all of its 9.00% Exchangeable Subordinated Notes due August 15, 2005 at a redemption price of 103% of the principal amount, plus accrued interest to the redemption date. The total outstanding principal amount of the notes, which were issued on July 1995, was $11.5 million. The early redemption resulted in a one-time pre-tax charge of $345,000.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
COMMUNITY FIRST BANKSHARES, INC.

Maturities of long-term debt outstanding, primarily of the parent company, at December 31, 1998, were (in thousands):


--------------------------------------
1999 ..........................$   695
2000 ..........................    736
2001 ..........................    782
2002 .......................... 21,959
2003 ..........................  5,040
Thereafter .................... 64,260
                               -------
                               $93,472
                               -------
--------------------------------------

     During March 1997, the Company redeemed its $23 million in aggregate principal amount of 7.75% Subordinated Notes (the "7.75% Notes"). The 7.75% Notes were redeemed at par plus accrued interest and resulted in an extraordinary loss of $265,000, net of taxes, on the early extinguishment of debt.

       12. COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES

On December 10, 1997, the Company issued $60 million of 8.20% Cumulative Capital Securities, through CFB Capital II, a business trust subsidiary organized in December 1997. The proceeds of the offering were invested by CFB Capital II in Junior Subordinated Debentures of the Company. The Company used the net proceeds in part to capitalize its bank subsidiaries in Colorado and Arizona, which acquired branches of Banc One Corporation, in their respective states. The debentures will mature not earlier than December 15, 2002, and not later than December 15, 2027.

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

     At December 31, 1998, the combined $120 million in Capital Securities qualified as Tier I capital under capital guidelines of the Federal Reserve.

                            13. SHAREHOLDERS' EQUITY

COMMON STOCK
On April 3, 1998, the Company filed a shelf registration statement with the Securities and Exchange Commission for the purpose of issuing up to 3,500,000 shares of its common stock. The shares may be offered in acquisition transactions in exchange for shares of capital stock, partnership interests or other assets representing an interest, direct or indirect, in other companies or entities, or in exchange for assets used in or related to the business of such entities. Amendment No. 1, effective June 11, 1998, increased the shares under this registration statement to 7,000,000 shares, to reflect the effect of the shares remaining as of May 15, 1998, when the shareholders approved a charter amendment to facilitate a two-for-one split of the Company's common stock, in the form of a 100 percent stock dividend. Subsequently, two additional acquisitions, totaling 1,609,906 shares, were completed under this registration statement. At December 31, 1998, there remain 5,390,094 shares to be issued under the registration statement.

     On December 31, 1997, the Company filed a shelf registration statement with the Securities and Exchange Commission for the purpose of issuing up to 3,000,000 shares of its common stock. The shares may be offered in acquisition transactions in exchange for shares of capital stock, partnership interests or other assets representing an interest, direct or indirect, in other companies or entities, or in exchange for assets used in or related to the business of such entities. Amendment No. 2, effective June 22, 1998 increased the shares under this registration statement to 4,438,207 shares, to reflect the effect of the shares remaining as of May 15, 1998, when the shareholders approved a charter amendment to facilitate a two-for-one split of the Company's common stock, in the form of a 100 percent stock dividend. As of June 22, 1998, two acquisitions were completed under the registration statement, totaling 1,561,793 shares. Subsequently, one additional acquisition, totaling 1,932,284 shares, was completed under this registration statement. At December 31, 1998, there remain 944,130 shares to be issued under the registration statement.

     On December 15, 1997, the Company completed the issuance of 2,000,000 shares of common stock pursuant to the shelf registration described below. The issuance of these shares occurred at a selling price of $24.75 per share with an underwriting discount of $.87 per share paid by the Company. The Company used the proceeds, in combination with the $60 million Capital Securities issue to capitalize its bank subsidiaries in Colorado and Arizona which acquired branches of Banc One Corporation.

     On October 9, 1997, the Company filed a shelf registration with the Securities and Exchange Commission for the offering for cash, from time to time, of up to $150 million in any combination of common stock, preferred stock or debt securities. Proceeds from the sale of Securities offered under this shelf registration will be used to finance acquisitions by the Company and for general corporate purposes.

     In 1995, the Company extended the common stock repurchase program established in 1992, which provided for the systematic acquisition of up to 1,200,000 shares of the Company's common stock. In addition, the Company adopted a new common stock repurchase program providing for a systematic repurchase of up to 1,200,000 additional shares. The shares acquired are used primarily for the issuance of common stock upon exercise of stock options, issuance of common stock under compensation plans, which might include contributions directly to employees or to an employee stock ownership plan, for preferred stock conversion, and issuance of common stock for purposes that do not include business combinations.

PREFERRED STOCK
SHAREHOLDERS' RIGHTS PLAN
The Company adopted a shareholders' rights plan in January 1995 that attached one right to each share of common stock outstanding on January 19, 1995. Each right entitles the holder to purchase one one-hundredth of a share of a new series of junior participating preferred stock of the Company, which has an initial exercise price of $31.50. The rights become exercisable only upon the acquisition of 15% or more of the Company's voting stock, or an announcement of a tender offer or exchange offer to acquire an interest of 15% or more by a person or group, without the prior consent of the Company. If exercised, or if the Company is acquired, each right entitles the holder to purchase, at the exercise price, common stock with a market value equal to two times the exercise price. The rights, which may be redeemed by the Company in certain circumstances, expire January 5, 2005.

                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                COMMUNITY FIRST BANKSHARES, INC.

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

     Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets.

     As of December 31, 1998, the Company is considered well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table.

---------------------------------------------------------------------------------------------------------
                                                                        AT DECEMBER 31, 1998
---------------------------------------------------------------------------------------------------------
                                                            TIER 1    TOTAL RISK-             TOTAL RISK-
REGULATORY CAPITAL REQUIREMENTS: (DOLLARS IN THOUSANDS)    CAPITAL  BASED CAPITAL  LEVERAGE  BASED ASSETS
---------------------------------------------------------------------------------------------------------
Minimum .............................................        4.00%        8.00%       3.00%           N/A
Well-Capitalized ....................................        6.00%       10.00%       5.00%           N/A
---------------------------------------------------------------------------------------------------------
BANK SUBSIDIARIES:
Community First National Bank, Fergus Falls .........        9.40%       10.54%       7.67%    $  665,856
Community First National Bank, Fargo ................        9.91%       11.15%       7.39%       393,564
Community First State Bank, Vermillion ..............       10.29%       11.45%       7.79%       211,778
Community First National Bank, Decorah ..............       10.62%       11.88%       7.82%       117,703
Community First National Bank, Alliance .............        9.84%       11.07%       8.06%       249,489
Community First National Bank, Spooner ..............        9.81%       10.94%       7.89%        83,539
Community First National Bank, Fort Morgan ..........        9.25%       10.50%       6.30%     1,225,378
Community First National Bank, Cheyenne .............       13.96%       14.97%       8.56%       617,224
Community First National Bank, Phoenix ..............       17.28%       17.94%       6.45%       260,263
Community First National Bank, Las Cruces ...........       11.17%       12.42%       8.61%       117,690
Community First National Bank, Salt Lake City .......        9.27%       10.52%       6.04%        77,678

Community First Bankshares, Inc. ....................        9.35%       12.08%       6.40%    $4,045,169

                                                                             AT DECEMBER 31, 1997
------------------------------------------------------------------------------------------------------------------
                                                                  TIER 1      TOTAL RISK-             TOTAL RISK-
REGULATORY CAPITAL REQUIREMENTS: (DOLLARS IN THOUSANDS)          CAPITAL    BASED CAPITAL  LEVERAGE  BASED ASSETS
------------------------------------------------------------------------------------------------------------------
Minimum ....................................................       4.00%        8.00%       3.00%           N/A
Well-Capitalized ...........................................       6.00%       10.00%       5.00%           N/A

BANK SUBSIDIARIES:
Community First National Bank, Fergus Falls ................       9.93%       11.10%       7.75%    $  624,017
Community First National Bank, Fargo .......................      10.03%       11.28%       7.46%       388,051
Community First State Bank, Vermillion .....................      10.73%       11.90%       7.83%       211,897
Community First National Bank, Decorah .....................      11.63%       12.89%       7.82%       108,761
Community First National Bank, Alliance ....................      10.40%       11.65%       8.48%       257,024
Community First National Bank, Spooner .....................      11.16%       12.32%       8.26%        71,856
Colorado Community First National Bank, Fort Morgan ........      10.11%       11.17%       7.26%     1,040,342
Colorado Community First National Bank, Gunnison ...........      11.18%       12.43%       7.20%        59,051
Community First National Bank, Cheyenne ....................      13.75%       14.79%       7.52%       606,471
Community First National Bank, Phoenix .....................       9.37%       10.62%       7.95%        45,712
Community First National Bank, Las Cruces ..................      12.50%       12.60%       9.20%       120,689
Community First National Bank, Salt Lake City ..............      14.67%       15.80%       8.50%        61,783

Community First Bankshares, Inc. ...........................      11.53%       14.98%       7.51%    $3,502,962
---------------------------------------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
COMMUNITY FIRST BANKSHARES, INC.

                           14. EMPLOYEE BENEFIT PLANS

STOCK OPTION PLAN - During 1996, the Company approved the 1996 Stock Option Plan under which an additional 4,000,000 shares of the Company's common stock were reserved for granting of future stock options. Similar to the 1987 Stock Option Plan, the Company may grant key employees incentive or nonqualified options to purchase common stock of the Company at fair market value on the date of the grant, as determined by the Company. The options vest ratably over a three-year period and are exercisable over a five-year term starting one year after the date of grant. Stock options outstanding under the plans are as follows:


-------------------------------------------------------------------------------------------
                                               1998                       1997
-------------------------------------------------------------------------------------------
                                                    WEIGHTED                       WEIGHTED
                                                     AVERAGE                        AVERAGE
                                    OPTIONS        PRICE PER       OPTIONS        PRICE PER
                                OUTSTANDING            SHARE   OUTSTANDING            SHARE
-------------------------------------------------------------------------------------------
Beginning of Year ..............  1,344,892        $   10.36     1,127,310        $    8.01
   Options Granted .............    571,400            24.81       454,000            14.63
   Options Exercised ...........   (293,317)            8.44      (207,352)            6.87
   Options Forfeited ...........    (31,203)           18.62       (29,066)            9.11
                                 ----------------------------------------------------------
End of Year ....................  1,591,772        $   15.74     1,344,892        $   10.36
                                 ----------------------------------------------------------
Exercisable at end of year .....    748,371        $   10.38       675,542        $    8.23



                                            1998        1997
--------------------------------------------------------------
Weighted average fair
value of options granted .............  $   4.54    $    3.20


     The range of exercise prices and the weighted average remaining contractual life of the options outstanding at December 31, 1998 were as follows:

                                        OPTIONS          WEIGHTED            WEIGHTED
                                 OUTSTANDING AT           AVERAGE             AVERAGE
RANGE OF EXERCISE                   DECEMBER 31    EXERCISE PRICE           REMAINING
PRICES PER SHARE                           1998         PER SHARE    CONTRACTUAL LIFE
-------------------------------------------------------------------------------------
$23.75 to $24.88 ..................     553,200            $24.86         0.92 Years
$17.25 to $19.31 ..................      41,000            $17.72         2.99 Years
$10.63 to $14.25 ..................     616,130            $12.72         2.64 Years
$ 6.50 to $ 7.375 .................     381,442            $ 7.19         0.64 Years

     At December 31, 1998, a total of 4,653,451 shares of authorized common stock was reserved for exercise of options granted under the 1996 and 1987 Stock Option Plans.

     The Company has elected to measure compensation costs as prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" and, accordingly, does not recognize compensation expense. SFAS No. 123 requires the Company to disclose pro forma information reflecting net income and earnings per share had the Company elected to record compensation expense based on the fair market value method described in SFAS 123. The fair value of the options was estimated at the grant date using a Black-Scholes option pricing model. Option valuation models require the input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in manage ment's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     The following weighted-average assumptions were used in the valuation model: risk-free interest rates of 5.35 percent and 6.15 percent in 1998 and 1997, respectively; dividend yield of 2.09 percent and 1.30 percent in 1998 and 1997, respectively; stock price volatility factors of .178 and .175 in 1998 and 1997, respectively; and expected life of options of four years in both 1998 and 1997.

     The pro forma disclosures include options granted in 1998 and 1997 and are not likely to be representative of the pro forma disclosures for future years. The estimated fair value of the options is amortized to expense over the options' vesting period.


-------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)            1998             1997
-------------------------------------------------------------------------------
Pro forma net income ...........................  $     42,144     $     58,479
Pro forma net income (diluted) .................        42,144     $     58,479


Pro forma earnings per share:
   Basic .......................................  $       0.89     $       1.35
   Diluted .....................................  $       0.88     $       1.31


EMPLOYEE STOCK OWNERSHIP PLAN - The Company has an employee stock ownership plan ("ESOP") that is a defined contribution plan covering all employees who are 21 years of age with more than one year of service. Contributions are calculated using a formula based on the Company's return on average assets on a yearly basis. The contribution expense was $1,735,000, $1,407,000, and $859,000 in 1998, 1997, and 1996, respectively.

PROFIT-SHARING PLAN - The Company offers a contributory profit-sharing and thrift plan that qualifies under section 401(k) of the Internal Revenue Code. The plan covers all employees who are 21 years of age with more than one year of service. The plan provides for an employer-matching contribution of 50% based on each participant's eligible contribution for each plan year, subject to a limitation of the lesser of 6% of the participant's annual compensation or the maximum amount prescribed by the Internal Revenue Code. The Company's contribution was $1,587,000, $1,205,000, and $806,000 in 1998, 1997, and 1996,
respectively.

                  15. RESTRICTIONS ON CASH AND DUE FROM BANKS

Bank subsidiaries are required to maintain average reserve balances with the Federal Reserve Bank. Balances of $47,746,000 and $49,647,000 at December 31, 1998 and 1997, respectively, exceeded required amounts.

                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                COMMUNITY FIRST BANKSHARES, INC.

                                16. INCOME TAXES

The components of the provision for income taxes were (in thousands):

------------------------------------------------------------------------------
                                             1998          1997           1996
------------------------------------------------------------------------------
Federal:
   Current .......................    $    25,580    $   25,244    $    23,238
   Deferred ......................         (5,891)       (2,850)        (3,613)
                                      ----------------------------------------
                                           19,689        22,394         19,625
State:
   Current .......................          2,453         3,067          4,244
   Deferred ......................           (694)         (650)          (471)
                                      ----------------------------------------
                                            1,759         2,417          3,773
                                      ----------------------------------------
Provision for income taxes .......    $    21,448    $   24,811    $    23,398
                                      ----------------------------------------


     The reconciliation between the provision for income taxes and the amount computed by applying the statutory federal income tax rate was as follows (in thousands):


------------------------------------------------------------------------------
                                             1998          1997           1996
------------------------------------------------------------------------------
Tax at Statutory rate (35%) ......    $    23,947    $   29,093    $    22,722
State income tax,
   net of federal tax benefit ....          1,034         1,575          2,318
Tax-exempt interest ..............         (2,904)       (2,425)        (1,839)
Amortization of goodwill .........            892           923            822
Other ............................         (1,521)       (4,355)          (625)
                                      ----------------------------------------
Provision for income taxes .......    $    21,448    $   24,811    $    23,398
                                      ----------------------------------------



     Deferred income tax assets and liabilities reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1998 and 1997, are as follows (in thousands):

                                                         1998             1997
------------------------------------------------------------------------------
Deferred tax assets:
   Loan loss reserves .........................  $     15,976     $      8,609
   Other reserves .............................         2,548              246
   Deferred compensation ......................         1,807            1,097
   Deferred loan fees .........................           224              316
   Other ......................................         2,452            1,164
                                                 -----------------------------
                                                       23,007           11,432
Deferred tax liabilities:
   Unrealized gains ...........................         7,842            3,211
   Depreciation ...............................           588            1,168
   Purchase accounting ........................           124              349
   Other ......................................           272               58
                                                 -----------------------------
                                                        8,826            4,786
                                                 -----------------------------
Net deferred tax assets .......................  $     14,181     $      6,646
                                                 -----------------------------



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



                   17. COMMITMENTS AND CONTINGENT LIABILITIES

Total rent expense was $4,568,000, $3,308,000, and $1,757,000 in 1998, 1997, and
1996, respectively.

     Future minimum payments, by year and in the aggregate, under noncancelable leases with initial or remaining terms of one year or more, consisted of the following at December 31, 1998:

------------------------------------------------------------------------------
(IN THOUSANDS)                                      OPERATING          CAPITAL
------------------------------------------------------------------------------
1999 ........................................... $      1,902     $      2,296
2000 ...........................................        1,990            1,966
2001 ...........................................        1,807            1,141
2002 ...........................................        1,794              367
2003 ...........................................        1,767                9
                                                 -----------------------------
                                                 $      9,260     $      5,779
Executory costs (taxes) ........................                          (102)
                                                                  ------------
Net minimum lease payments .....................                         5,677
Less:
   Amount representing interest ................                          (439)
                                                                  ------------
   Present value of net minimum lease payments .                  $      5,238
                                                                  ------------

     In the normal course of business, there are various outstanding legal proceedings, claims, commitments and contingent liabilities. In the opinion of management, the Company and its subsidiaries will not be materially affected by the outcome of such matters.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
COMMUNITY FIRST BANKSHARES, INC.

                      18. COMMUNITY FIRST BANKSHARES, INC.
(PARENT COMPANY ONLY)


CONDENSED STATEMENTS OF FINANCIAL CONDITION

---------------------------------------------------------------------------
DECEMBER 31 (IN THOUSANDS)                             1998            1997
---------------------------------------------------------------------------
ASSETS
Cash and due from subsidiary banks ............  $    4,944     $     6,273
Interest-bearing deposits .....................         110             505
Available-for-sale securities .................         854          63,795
Investment in subsidiaries ....................     588,271         500,259
Furniture and equipment .......................       7,044           6,210
Receivable from subsidiaries ..................      11,056          11,272
Other assets ..................................      23,608          16,962
                                                ---------------------------
Total assets ..................................  $  635,887     $   605,276
                                                ---------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term borrowings .........................      35,535          11,167
Long-term debt ................................     186,911         196,086
Other liabilities .............................       8,195          10,010
Shareholders' equity ..........................     405,246         388,013
                                                ---------------------------
Total liabilities and shareholders' equity ....  $  635,887     $   605,276
                                                ---------------------------


CONDENSED STATEMENTS OF INCOME


YEARS ENDED DECEMBER 31 (IN THOUSANDS)           1998            1997            1996
-------------------------------------------------------------------------------------
Income:
   Dividends from subsidiaries ............. $ 76,728        $ 35,967        $ 29,776
   Service fees from subsidiaries ..........    5,647           3,505           2,948
   Interest income .........................    1,049           1,562             122
   Other ...................................    1,641             662             487
                                             ----------------------------------------
Total income ...............................   85,065          41,696          33,333
Expense:
   Interest expense ........................   17,565          10,564           4,441
   Other expense ...........................   29,511          18,327          17,816
                                             ----------------------------------------
Total expense ..............................   47,076          28,891          22,257
                                             ----------------------------------------
Income before income tax benefit,
   equity in undistributed income of
   subsidiaries and extraordinary item .....   37,989          12,805          11,076
Income tax benefit .........................   13,606           9,518           6,955
                                             ----------------------------------------
Income before undistributed income of
   subsidiaries and extraordinary item .....   51,595          22,323          18,031
Equity in undistributed income of
   subsidiaries ............................   (8,532)         36,955          23,491
                                             ----------------------------------------
Income before cumulative effect
   of extraordinary item ...................   43,063          59,278          41,522
Extraordinary item, net of tax .............       --            (265)             --
                                             ----------------------------------------
Net Income ................................. $ 43,063        $ 59,013        $ 41,522
                                             ----------------------------------------
Net income applicable to common equity ..... $ 43,063        $ 59,013        $ 39,912
                                             ----------------------------------------



CONDENSED STATEMENTS OF CASH FLOWS

--------------------------------------------------------------------------------------------
YEARS ENDED DECEMBER 31 (IN THOUSANDS)                1998             1997             1996
--------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Income from continuing operations .............. $  46,971        $  58,046        $  41,522
Adjustments to reconcile net income to
   net cash used in operating activities:
      Equity in income of subsidiaries .........     8,532          (36,955)         (23,491)
      Depreciation .............................     1,076            1,448              (32)
      Increase in interest payable .............        --               --            1,730
      Other, net ...............................   (12,369)           6,364           (4,275)
                                                 --------------------------------------------
Net cash provided by operating activities ......    44,210           28,903           15,454

CASH FLOWS FROM INVESTING ACTIVITIES:
Dividends received from subsidiaries ...........    76,728           35,967           29,776
Purchases of stock in subsidiaries .............  (165,748)        (180,320)         (45,503)
Net loans to subsidiaries ......................       216           (8,691)          (1,791)
Sales of securities, net of gains ..............    62,941               --               --
Purchases of available-for-sale securities .....        --          (63,795)              --
Net increase in furniture and equipment ........    (1,910)          (6,001)            (477)
Net decrease in interest-bearing deposits ......       395             (505)              --
                                                 --------------------------------------------
Net cash used in investing activities ..........   (27,378)        (223,345)         (17,995)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in
   short-term borrowings .......................    24,368           (2,997)           4,164
Proceeds from issuance of long-term debt .......    29,450          236,466           18,188
Preferred stock dividends paid .................        --               --           (1,610)
Common stock dividends paid ....................   (19,705)         (19,034)          (9,728)
Repayment of long-term debt ....................   (38,625)         (80,464)         (24,058)
Net proceeds from the issuance of
   Company-obligated mandatorily
   redeemable preferred securities of
   CFB Capital I and II ........................        --          (22,988)              --
Sale of common stock held in treasury ..........     1,281            4,554            4,030
Purchase of common stock held
   in treasury .................................   (16,314)          (2,777)          (1,535)
Retirement of common stock .....................        --               --           (1,870)
Net proceeds from issuance of
   common stock ................................     1,384           80,408           14,952
                                                 --------------------------------------------
Net cash (used in) provided by
   financing activities ........................   (18,161)         193,168            2,533
                                                 --------------------------------------------
Net decrease in cash and
   cash equivalents ............................    (1,329)          (1,274)              (8)
Cash and cash equivalents at
   beginning of year ...........................     6,273            7,547            7,555
                                                 --------------------------------------------
Cash and cash equivalents at end of year ....... $   4,944        $   6,273        $   7,547
                                                 --------------------------------------------

     Certain restrictions exist regarding the extent to which bank subsidiaries may transfer funds to the Company in the form of dividends, loans or advances. Federal law prevents the Company from borrowing from bank subsidiaries unless the loans are secured by specified U.S. obligations. Secured loans to the Company or any individual affiliate are generally limited in amount to 10% of the banks' equity. Further, loans to the Company and all affiliates in total are limited to 20% of the banks' equity. As of December 31, 1998 and 1997, $57,559,000 and $44,653,000, respectively, of individual subsidiary banks' capital was available for credit extension to the parent company. At December 31, 1998 and 1997, bank subsidiaries had no credit extended to the Company.

     Payment of dividends to the Company by its subsidiary banks is subject to various limitations by bank regulatory agencies. Undistributed earnings of the bank subsidiaries available for distribution as dividends under these limitations were $32,914,000 and $51,644,000 as of December 31, 1998 and 1997,
respectively.

                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                COMMUNITY FIRST BANKSHARES, INC.

                         19. RELATED PARTY TRANSACTIONS

Certain directors and executive officers of the Company and its subsidiaries, including their immediate families, companies in which they are principal owners and trusts in which they are involved, are loan customers of the bank subsidiaries. The aggregate dollar amounts of these loans were $10,390,000 and $19,435,000 at December 31, 1998 and 1997, respectively. During 1998 and 1997, $9,892,000, and $6,250,000 of new loans were made and repayments totaled $18,937,000, and $4,414,000, respectively.

                             20. EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share: (Dollars in thousands, except per share data)

---------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31                                1998(1)            1997(1)               1996
---------------------------------------------------------------------------------------------------
NUMERATOR:
   Income from continuing operations .......  $     46,971       $     58,311          $     41,522
   Preferred stock dividend ................            --                 --                (1,610)
                                             ------------------------------------------------------
   Numerator for basic earnings per
     share income available to
     common stockholders ...................        46,971             58,311                39,912
   Effect of dilutive securities:
   Preferred stock dividends ...............            --                 --                 1,610
                                             ------------------------------------------------------
   Numerator for diluted earnings
     per share income available to
     common stockholders after
     assumed conversions ...................  $     46,971       $     58,311          $     41,522
                                             ------------------------------------------------------
DENOMINATOR:
   Denominator for basic earnings per
     share weighted average share ..........    47,280,245         43,461,264            39,429,607
   Effect of dilutive securities:
     Employee stock options ................       601,330            631,480               379,464
     Convertible preferred stock ...........            --            557,178             2,886,712
                                             ------------------------------------------------------
     Dilutive potential common shares ......       601,330          1,188,658             3,266,176
   Denominator for diluted earnings per
     share adjusted weighted average
     shares and assumed conversions ........    47,881,575         44,649,922            42,695,783
                                             ------------------------------------------------------
Basic earnings per share ...................  $       0.99       $       1.35          $       1.01
Diluted earnings per share .................  $       0.98       $       1.31          $       0.97

(1) INCLUSIVE OF THE EFFECT OF DISCONTINUED OPERATIONS AS FOLLOWS: NET INCOME
(LOSS) - $(3.9 MILLION) AND $967,000, IN 1998 AND 1997 RESPECTIVELY; DILUTED EARNINGS PER SHARE $(0.08) AND $0.02, IN 1998 AND 1997, RESPECTIVELY.


                         21. SUPPLEMENTAL DISCLOSURES TO
                      CONSOLIDATED STATEMENTS OF CASH FLOWS



YEARS ENDED DECEMBER 31 (IN THOUSANDS)                   1998            1997            1996
---------------------------------------------------------------------------------------------
Noncash transfers of held-to-maturity
  securities to available-for-sale securities ..... $ 153,813       $  92,738       $  22,659
Unrealized (loss) gain on
  available-for-sale securities ...................    12,267           6,765          (1,184)
Income taxes paid .................................    18,683          26,425          29,145
Interest paid .....................................   237,838         175,455         144,093
Commitments to purchase
  investment securities ...........................     1,529         340,457              --

                          INDEPENDENT AUDITOR'S LETTER

THE BOARD OF DIRECTORS AND SHAREHOLDERS
COMMUNITY FIRST BANKSHARES, INC.

We have audited the accompanying consolidated statements of financial condition of Community First Bankshares, Inc., and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, consolidated statements of comprehensive income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the consolidated financial statements of Guardian Bancorp, Western Bancshares of Las Cruces, Inc., and Community Bancorp, Inc., which statements, in aggregate, reflect total assets constituting 6% of the related consolidated financial statement totals as of December 31, 1997, and net income constituting 16% and 15% of the related consolidated financial statement totals for the years ended December 31, 1997 and 1996, respectively. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to data included for Guardian Bancorp, Western Bancshares of Las Cruces, Inc., and Community Bancorp, Inc. is based solely on the report of the other auditors.

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

     In our opinion, based on our audits and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community First Bankshares, Inc., and subsidiaries at December 31, 1998 and 1997 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

/s/ Ernst and Young LLP

Minneapolis, Minnesota
March 5, 1999

CONSOLIDATED STATEMENT OF CONDITION FIVE YEAR SUMMARY
COMMUNITY FIRST BANKSHARES, INC.

--------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31 (IN THOUSANDS)                                       1998           1997          1996           1995           1994
--------------------------------------------------------------------------------------------------------------------------------
                                                                           (RESTATED)    (RESTATED)    (RESTATED)     (RESTATED)
ASSETS
Cash and due from banks ................................ $   250,963     $   254,676   $   204,084    $   163,528    $   119,246
Federal funds sold and securities purchased under
  agreement to resell ..................................         100          76,455        32,975         65,395         25,660
Interest-bearing deposits ..............................       5,067          12,131         7,492          5,532          8,610
Available-for-sale securities ..........................   1,980,530       1,539,922       546,174        513,810        258,206
Held-to-maturity securities:
   U.S. Treasury .......................................          --           1,536         2,537          2,942         73,947
   U.S. Government agencies ............................          --          19,780        16,690         12,777         61,362
   Mortgage-backed securities ..........................          --          82,357       103,027        124,358        193,495
   Collateralized mortgage-obligations .................          --              --            --              1         22,811
   State and political securities ......................          --          52,702        59,641         58,615         48,136
   Other ...............................................      69,906          65,616        79,551         67,018         14,082
                                                         -----------------------------------------------------------------------
      Total securities .................................   2,050,436       1,761,913       807,620        779,521        672,039
Loans ..................................................   3,386,142       3,024,322     2,395,165      2,058,152      1,575,271
   Less: Allowance for Loan Losses .....................     (50,173)        (40,045)      (30,165)       (25,906)       (20,414)
                                                         -----------------------------------------------------------------------
   Net loans ...........................................   3,335,969       2,984,277     2,365,000      2,032,246      1,554,857
Other assets ...........................................     360,437         364,683       189,235        163,795        114,505
                                                         -----------------------------------------------------------------------
   Total assets ........................................ $ 6,002,972     $ 5,454,135   $ 3,606,406    $ 3,210,017    $ 2,494,917
                                                         -----------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
   Noninterest-bearing ................................. $   547,703     $   705,315   $   531,245    $   492,943    $   399,272
   Interest-bearing ....................................   4,336,969       3,447,603     2,441,499      2,256,722      1,715,207
                                                         -----------------------------------------------------------------------
      Total deposits ...................................   4,884,672       4,152,918     2,972,744      2,749,665      2,114,479
Short-term borrowings ..................................     435,726         275,239       248,906         90,881        113,469
Long-term debt .........................................      93,472         124,529        54,758         89,681         46,523
Other liabilities ......................................      63,856         393,436        45,605         40,396         33,599
                                                         -----------------------------------------------------------------------
   Total liabilities ...................................   5,477,726       4,946,122     3,322,013      2,970,623      2,308,070
Company-obligated mandatorily redeemable
   preferred securities of CFB Capital I and II ........     120,000         120,000            --             --             --
Shareholders' equity ...................................     405,246         388,013       284,393        239,394        186,847
                                                         -----------------------------------------------------------------------
   Total liabilities and shareholders' equity .......... $ 6,002,972     $ 5,454,135   $ 3,606,406    $ 3,210,017    $ 2,494,917
                                                         -----------------------------------------------------------------------

                            CONSOLIDATED STATEMENT OF INCOME FIVE YEAR SUMMARY
                                               COMMUNITY FIRST BANKSHARES, INC.

---------------------------------------------------------------------------------------------------------------------------------
YEARS ENDED DECEMBER 31 (IN THOUSANDS)                          1998            1997            1996          1995           1994
---------------------------------------------------------------------------------------------------------------------------------
                                                                          (RESTATED)       (RESTATED)    (RESTATED)     (RESTATED)
INTEREST INCOME:
   Loans ............................................... $    323,315    $   258,859     $   218,307   $   180,987   $    127,873
   Investment securities ...............................      122,173         64,234          49,077        44,177         41,150
   Other ...............................................        3,756          3,426           2,814         3,130          1,971
                                                        -------------------------------------------------------------------------
      Total interest income ............................      449,244        326,519         270,198       228,294        170,994

INTEREST EXPENSE:
   Deposits ............................................      160,576        119,024          94,522        82,578         53,212
   Short-term and other borrowings .....................       19,576          9,465           9,359         6,398          4,219
   Long-term debt ......................................        8,332          6,051           4,880         5,448          3,240
                                                        -------------------------------------------------------------------------
      Total interest expense ...........................      188,484        134,540         108,761        94,424         60,671
                                                        -------------------------------------------------------------------------
Net interest income ....................................      260,760        191,979         161,437       133,870        110,323
Provision for loan losses ..............................       22,509          6,107           7,483         3,628          2,458
                                                        -------------------------------------------------------------------------
Net interest income after provision for
   loan losses .........................................      238,251        185,872         153,954       130,242        107,865

NONINTEREST INCOME:
   Service charges on deposit accounts .................       30,266         21,059          16,031        13,785         12,156
   Insurance commissions ...............................        7,197          5,375           5,213         4,283          3,777
   Fees from fiduciary activities ......................        4,944          3,805           3,332         2,718          2,157
   Net gains on sales of securities ....................        1,801            466              93            25             89
   Other ...............................................       16,052         16,498          12,277        11,318          9,504
                                                        -------------------------------------------------------------------------
      Total noninterest income .........................       60,260         47,203          36,946        32,129         27,683

NONINTEREST EXPENSE:
   Salaries and employee benefits ......................      114,014         78,380          66,298        52,883         44,194
   Net occupancy .......................................       32,110         23,285          18,852        14,076         12,504
   FDIC insurance ......................................          686            381             675         2,736          3,953
   Professional service fees ...........................        9,520          5,161           4,786         4,935          4,432
   Amortization of intangibles .........................       10,366          5,550           3,433         2,636          1,961
   Data processing and loan servicing fees .............        4,640          1,782           1,842         2,015          1,259
   Company-obligated mandatorily redeemable
      preferred securities of CFB Cap I & II ...........       10,218          5,108              --            --             --
   Other ...............................................       48,538         30,306          30,094        23,350         20,717
                                                        -------------------------------------------------------------------------
      Total noninterest expense ........................      230,092        149,953         125,980       102,631         89,020
                                                        -------------------------------------------------------------------------
Income from continuing operations before
   income taxes, cumulative effect of
   accounting change, and extraordinary item ...........       68,419         83,122          64,920        59,740         46,528
Provision for income taxes .............................       21,448         24,811          23,398        21,790         17,761
                                                        -------------------------------------------------------------------------
Income from continuing operations before
   cumulative effect of accounting change,
   and extraordinary item ..............................       46,971         58,311          41,522        37,950         28,767
Discontinued operations ................................       (2,232)           967              --            --             --
Disposal of discontinued operations ....................       (1,676)            --              --            --             --
Extraordinary item .....................................           --           (265)             --            --             --
                                                        -------------------------------------------------------------------------
Net income ............................................. $     43,063    $    59,013     $    41,522   $    37,950   $     28,767
                                                        -------------------------------------------------------------------------
Preferred dividend .....................................           --             --           1,610         1,610          1,091
Net income applicable to common equity ................. $     43,063    $    59,013     $    39,912   $    36,340   $     27,676
                                                        -------------------------------------------------------------------------
Earnings per common and common equivalent share:
   Basic ............................................... $       0.91    $      1.36     $      1.01   $      0.98   $       0.75
   Diluted ............................................. $       0.90    $      1.32     $      0.97   $      0.93   $       0.72
Average common shares outstanding:
   Basic ...............................................   47,280,245     43,461,264      39,429,607    37,113,098     37,009,450
   Diluted .............................................   47,881,575     44,649,922      42,695,783    40,725,658     40,622,010

QUARTERLY RESULTS OF OPERATIONS
COMMUNITY FIRST BANKSHARES, INC.


     The following is a summary of the quarterly results of operations for the years ended December 31, 1998 and 1997 (in thousands, except per share and per share data):

                                                                                 FIRST        SECOND         THIRD        FOURTH
                                                                               QUARTER       QUARTER       QUARTER       QUARTER
--------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1998
Interest income .........................................................  $   104,142   $   112,005   $   118,004   $   115,093
Interest expense ........................................................       44,010        47,526        50,423        46,525
                                                                           -----------------------------------------------------
Net interest income .....................................................       60,132        64,479        67,581        68,568
Provision for loan losses ...............................................        1,752         4,204         4,826        11,727
                                                                           -----------------------------------------------------
Net interest income after provision for loan losses .....................       58,380        60,275        62,755        56,841
Net gains on sales of securities ........................................          481           504           354           462
Noninterest income ......................................................       13,711        15,519        15,512        13,717
Noninterest expense .....................................................       49,528        62,043        57,277        61,244
                                                                           -----------------------------------------------------
Income before income taxes ..............................................       23,044        14,255        21,344         9,776
Provision for income taxes ..............................................        6,277         3,972         7,950         3,249
                                                                           -----------------------------------------------------
Net income ..............................................................       16,767        10,283        13,394         6,527
                                                                           -----------------------------------------------------
Discontinued Operations:
   Income from operations and disposal of discounted operations
   (Less applicable income taxes) .......................................          (68)       (3,840)           --            --
                                                                           -----------------------------------------------------
Net income applicable to common equity ..................................  $    16,699   $     6,443   $    13,394   $     6,527
                                                                           -----------------------------------------------------
Earnings per common and common equivalent shares:
Basic income from continuing operations before extraordinary items ......  $      0.35   $      0.22   $      0.28   $      0.14
Discontinued operations .................................................         0.00         (0.08)         0.00          0.00
   Extraordinary item ...................................................         0.00          0.00          0.00          0.00
                                                                           -----------------------------------------------------
Basic net income ........................................................  $      0.35   $      0.14   $      0.28   $      0.14
                                                                           -----------------------------------------------------
Diluted income from continuing operations before extraordinary items ....         0.35          0.21          0.28          0.14
Discontinued operations .................................................         0.00         (0.08)         0.00          0.00
Extra ordinary item .....................................................         0.00          0.00          0.00          0.00
                                                                           -----------------------------------------------------
Diluted net income ......................................................         0.35          0.13          0.28          0.14
                                                                           -----------------------------------------------------
Average common and common equivalent shares:
   Basic ................................................................   47,304,562    47,343,247    47,288,475    47,187,425
   Diluted ..............................................................   48,041,294    47,981,284    47,830,937    47,675,516

                                                                                 FIRST        SECOND         THIRD        FOURTH
                                                                               QUARTER       QUARTER       QUARTER       QUARTER
----------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1997                                                 (RESTATED)    (RESTATED)    (RESTATED)    (RESTATED)
Interest income .........................................................       69,183        72,504        88,807        96,025
Interest expense ........................................................       27,596        28,544        38,066        40,334
                                                                           -----------------------------------------------------
Net interest income .....................................................       41,587        43,960        50,741        55,691
Provision for loan losses ...............................................        1,372         2,643         1,913           179
                                                                           -----------------------------------------------------
Net interest income after provision for loan losses .....................       40,215        41,317        48,828        55,512
Net gains on sales of securities ........................................           (3)           70            59           340
Noninterest income ......................................................        9,596        12,526        13,178        11,437
Noninterest expense .....................................................       30,193        33,704        40,520        45,536
                                                                           -----------------------------------------------------
Income before income taxes and extraordinary item .......................       19,615        20,209        21,545        21,753
Provision for income taxes ..............................................        5,964         6,076         6,569         6,202
                                                                           -----------------------------------------------------
Income from continuing operations before extraordinary item .............       13,651        14,133        14,976        15,551
                                                                           -----------------------------------------------------
Discontinued Operations:
   Income from operations of discontinued operations
   (Less applicable income taxes) .......................................          681           611           229          (554)
                                                                           -----------------------------------------------------
Income before extraordinary item ........................................       14,332        14,744        15,205        14,997
Extraordinary item:
   Loss on extinguishment of debt, net of taxes .........................         (265)           --            --           --
                                                                           -----------------------------------------------------
Net Income applicable to common equity ..................................       14,067        14,744        15,205        14,997
                                                                           -----------------------------------------------------
Earnings per common and common equivalent share:
Basic income from continuing operations before extraordinary items ......  $      0.33   $      0.32   $      0.34  $       0.35
Discontinued operations .................................................         0.02          0.01          0.01         (0.01)
Extraordinary item ......................................................        (0.01)         0.00          0.00          0.00
                                                                           -----------------------------------------------------
Basic net income ........................................................  $      0.34   $      0.33   $      0.35  $       0.34
                                                                           -----------------------------------------------------
Diluted income from continuing operations before extraordinary items ....  $      0.31   $      0.32   $      0.34  $       0.34
Discontinued operations .................................................         0.02          0.01          0.01         (0.01)
Extraordinary item ......................................................        (0.01)         0.00          0.00          0.00
                                                                           -----------------------------------------------------
Basic net income ........................................................  $      0.32   $      0.33   $      0.35  $       0.33
                                                                           -----------------------------------------------------
Average common and common equivalent shares:
   Basic ................................................................   41,497,922    43,852,978    43,797,110    44,658,624
   Diluted ..............................................................   44,239,582    44,402,918    44,496,978    45,452,742

CORPORATE INFORMATION

MARKET PRICE RANGE OF COMMON SHARES
The Company's common stock trades on the Nasdaq Stock Market-Registered Trademark- under the symbol CFBX. The following table sets forth the high and low sales prices for the Company's common stock during the periods indicated:

---------------------------------------------------------
                         1998               1997
                   HIGH      LOW       High      Low
---------------------------------------------------------
First Quarter .... 27        23 1/2    16 1/8    13 11/16
Second Quarter ... 26 3/16   23 9/16   19 3/16   14 1/2
Third Quarter .... 27        16 1/2    24 9/16   18 3/8
Fourth Quarter ... 22 11/16  14 1/8    27 9/16   22 3/4
---------------------------------------------------------

SHAREHOLDERS
As of February 18, 1999, the Company had 1,600 shareholders of record and an estimated 9,000 additional beneficial holders whose stock was held in street name by brokerage houses.

DIVIDEND POLICY
The Board of Directors has adopted a policy of declaring regular quarterly dividends equal to approximately 25 percent of earnings. A dividend of eight cents per share was paid for the first two quarters in 1997 and increased to nine and one-half cents per share for the third and fourth quarters of 1997. A dividend of 11 cents per share was paid for each quarter of 1998.