Form 10-K, Exhibit 13
period 1999-12-31
COMMUNITY FIRST BANKSHARES INC
filed 2000-03-24
CIK 857593

 QuickLinks -- Click here to rapidly navigate through this document

    Exhibit 13.1

FINANCIAL HIGHLIGHTS

	Years ended December 31
	1999	1998	1997	1996	1995
		(restated)	(restated)	(restated)	(restated)
	(In thousands, except per share data)
Earnings
Total interest income	$465,206	467,270	342,789	285,063	241,867
Total interest expense	185,818	194,787	140,488	114,088	98,766
Net interest income	279,388	272,483	202,301	170,975	143,101
Net income	74,913	45,463	60,865	42,925	39,093
Per common and common equivalent share
Basic earnings per share	$1.50	$0.90	$1.31	$0.98	$0.94
Diluted earnings per share	1.48	0.89	1.27	0.94	0.90
Net book value	8.12	8.49	8.11	6.40	5.62
Dividends paid	0.56	0.44	0.35	0.29	0.24
At year-end
Total assets	$6,302,235	$6,239,772	$5,660,218	$3,789,855	$3,366,855
Total loans	3,690,353	3,537,537	3,160,501	2,514,573	2,162,807
Allowance for loan losses	48,878	51,860	41,387	31,354	27,104
Total deposits	4,909,863	5,101,065	4,341,065	3,139,803	2,891,633
Common equity	407,269	424,656	405,039	276,802	230,697
Key performance ratios
Return on average common equity	18.07%	11.03%	19.04%	16.42%	18.02%
Return on average assets	1.20%	0.75%	1.42%	1.23%	1.32%
Net interest margin	5.06%	5.12%	5.35%	5.53%	5.06%
Dividend payout ratio	37.90%	49.49%	27.53%	30.92%	26.76%
Average common equity to average assets	6.64%	6.83%	7.44%	7.18%	7.01%
Nonperforming assets to period-end loans and OREO	0.88%	0.78%	0.65%	0.86%	0.51%
Allowance for loan losses to period-end loans	1.32%	1.47%	1.31%	1.25%	1.25%
Allowance for loan losses to nonperforming loans	187.65%	227.75%	270.66%	180.95%	419.44%
Net charge-offs to average loans	0.66%	0.43%	0.24%	0.22%	0.22%
Tier I capital	10.01%	9.44%	11.54%	9.30%	9.06%
Total risk-based capital	12.45%	12.09%	14.89%	11.26%	11.39%
Leverage ratio	7.16%	6.47%	7.53%	6.92%	6.49%
Efficiency ratio	59.87%	67.01%	61.98%	60.35%	60.20%
Earnings per share and ratios excluding goodwill and other intangible assets amortization and balances ("Cash")
Diluted earnings per share	$1.62	$1.06	$1.37	$1.00	$0.95
Return on assets	1.35%	0.92%	1.54%	1.32%	1.40%
Return on average common equity	19.84%	13.20%	20.45%	17.57%	19.09%
Efficiency ratio	56.95%	63.47%	59.73%	58.76%	58.74%

CONTENTS

Introduction	1
Letter to Stakeholders	3
Financial Review	10
CFB Locations	43
Board of Directors	44
Senior Officers	44
Corporate Information	46

    Rapid motion. Rapid action. Rapid operation. They represent velocity. In a word—speed. Past images of banking—whether green eyeshades or bankers' hours—no longer apply. The world is changing. So are we. Customers want things more quickly. They want services and products that fit their lifestyles—at the time of day that suits their schedules. Technology allows us to provide it.

    In this fast-paced environment, Community First still offers the best of both worlds. Technology may change the tools we use. It makes us more efficient. But our commitment to community banking principles means relationships count. That won't change. Relationships with our investors, customers, employees and communities, coupled with strategic initiatives, will bring dividends to our stakeholders as we move forward.

ABOUT THE COMPANY

Name	Community First Bankshares, Inc.
Headquarters	Fargo, ND
Business	Multi-bank holding company with banking, investment, insurance and trust services
Markets	156 communities
States Served	Arizona, California, Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota, South Dakota, Utah, Wisconsin, Wyoming
Stock Symbol	Nasdaq: CFBX

VISION

    The vision for the Community First Organization is to earn the reputation of being the best financial service organization in our markets by all our stakeholders: our customers, employees, communities, shareholders, competitors and regulators ... recognizing that "best" will be defined differently by the various types of stakeholders.

    To achieve this vision, we must operate in a highly ethical manner in all that we do, with a sincere respect for all stakeholders and their unquestionable right to expect superior performance from our organization. We must be flexible and willing to adapt to the expectations of all our stakeholders.

    We will evaluate achieving this vision by the growth that occurs: growth in the number of markets and customers and in the services we provide to meet their needs; growth of our employees in a personal, career and financial sense; growth of our communities' economic quality of life; growth in our shareholders' capital value; growth of our competitors' service quality as they strive to meet our standards; and growth of confidence and acceptability by regulators.

EFFICIENCY

    [PAGE WITH 6 GRAPHS]

FINANCIAL REVIEW

CONTENTS

Management's Discussion and Analysis	5
Consolidated Statements of Financial Condition	6
Consolidated Statements of Income	7
Consolidated Statements of Comprehensive Income	9
Consolidated Statements of Shareholders' Equity	30
Consolidated Statements of Cash Flows	31
Notes to Consolidated Financial Statements	32
Independent Auditor's Letter	58
Five-Year Summary	59
Quarterly Results of Operations	61

MANAGEMENT'S DISCUSSION AND ANALYSIS

BASIS OF PRESENTATION

    The following represents management's discussion and analysis of Community First Bankshares, Inc.'s (the "Company") financial condition as of December 31, 1999 and 1998, and its results of operations for the years ended December 31, 1999, 1998, and 1997. This discussion should be read in conjunction with the consolidated financial statements and related footnotes and the five year summary of selected financial data. The information has been restated to reflect significant mergers accounted for as a pooling of interests as if they had occurred at the beginning of the first period presented. Purchases have been reflected in the Company's results of operations for all periods following the acquisition and are reflected in the Company's financial condition at all dates subsequent to the acquisition.

MERGER AND ACQUISITION ACTIVITY

    The Company has made a number of acquisitions during these periods. Each of these acquisitions has had an effect upon the Company's results of operations and financial condition.

    Pooling of Interests Transactions.  In the following transactions during the periods presented, the Company accounted for the acquisition using the pooling of interests method.

POOLING OF INTERESTS TRANSACTIONS

Acquisition Month and Year	Location of Bank or Name of Acquired Entity	Number of Locations at Date of Acquisition	Total Assets at Date of Acquisition (in millions)
December 1999	Ramsey, Minnesota	1	$35
October 1999	El Cajon, California	6	252
August 1998	Salt Lake City, Utah	2	99
July 1998	Las Cruces, New Mexico	3	159
May 1998	FNB, Inc., Colorado	2	120
April 1998	Longmont, Colorado	4	138
April 1998	Thornton, Colorado	4	78
December 1997	Gunnison, Colorado	4	90
November 1997	Phoenix, Arizona	1	54

    On December 21, 1999, the Company issued approximately 317,000 shares of common stock to acquire River Bancorp, Inc. ("River Bancorp"), a one-bank holding company headquartered in Ramsey, Minnesota. At acquisition, Ramsey had approximately $35 million in assets at one office in Ramsey, Minnesota. Because this acquisition was not material to the Company's financial condition or operating results, the Company's financial information has not been restated to reflect this merger.

    With respect to certain other acquisitions listed above, including Valley National, the Company's results of operations and financial condition have been restated for all historical periods.

  •
  On October 7, 1999, the Company issued approximately 3,022,000 million shares of common stock to acquire Valley National Corporation ("Valley National"), a one-bank holding company headquartered in El Cajon, California. At acquisition, Valley National had approximately $252 million in assets at six banking offices located in California. The acquisition was accounted for using the pooling of interests method.

  •
  On August 7, 1998, the Company issued approximately 1,526,000 shares of common stock to acquire Guardian Bancorp ("Guardian"), a one-bank holding company headquartered in Salt Lake City, Utah. At acquisition, Guardian had approximately $99 million in assets at two offices in Utah.

  •
  On July 1, 1998, the Company issued approximately 1,932,000 shares of common stock to acquire Western Bancshares of Las Cruces, Inc. ("Western"), a one-bank holding company headquartered in Las Cruces, New Mexico. At acquisition, Western had approximately $159 million in assets at three offices in New Mexico.

  •
  On May 7, 1998, the Company issued approximately 1,135,000 shares of common stock to acquire FNB Inc. ("FNB"), a two-bank holding company with banks in Greeley and Fort Collins, Colorado. At acquisition, FNB had approximately $120 million in assets.

  •
  On April 30, 1998, the Company issued approximately 1,432,000 shares of common stock to acquire Pioneer Bank of Longmont ("Longmont"). At acquisition, Longmont had approximately $138 million in assets at four offices in Colorado.

  •
  On April 3, 1998, the Company issued approximately 853,000 shares of common stock to acquire Community Bancorp, Inc. ("CBI"), a one-bank holding company headquartered in Thornton, Colorado. At acquisition, CBI had approximately $78 million in assets at one bank in Colorado.

    The 1997 acquisitions of Phoenix and Gunnison listed in the table were accounted for as a pooling of interests; however, because the acquisitions were not material, individually or in the aggregate, to the Company's financial condition or operating results, the Company's financial information has not been restated to reflect these mergers.

    Purchase Transactions.  The following transactions during the periods presented were accounted for as purchases:

PURCHASE TRANSACTIONS

Acquisition Month and Year	Location of Bank or Name of Acquired Entity	Number of Locations at Date of Acquisition	Total Assets at Date of Acquisition (in millions)
January 1998	Banc One, Phoenix, Arizona(1)	37	$730
July 1997	Cheyenne, Wyoming	24	1,100

(1)
Accounted for as a purchase of certain assets and assumptions of certain liabilities.

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

    On July 14, 1997, the Company completed the purchase of KeyBank N.A. (Wyoming), ("KeyBank") from KeyCorp of Cleveland, Ohio. At the time of acquisition, KeyBank had total assets of $1.1 billion in banking offices in 24 Wyoming communities. The purchase price of the transaction, which was accounted for as a purchase, was $135 million and resulted in the recognition of goodwill of approximately $60 million. The purchase price was funded through a combination of proceeds from the issuance of $60 million 8.875% Cumulative Capital Securities by a business subsidiary of the Company in February 1997, partial proceeds from the Company's issuance of $60 million 7.30% Subordinated Notes and retained earnings of the Company.

OVERVIEW

General

    For the year ended December 31, 1999, the Company reported net income of $74.9 million, an increase of $29.4 million, or 64.6% from the $45.5 million earned during 1998. Diluted earnings per share were $1.48, compared to $0.89 in 1998. Return on average assets was 1.20% for 1999, compared with 0.75% for 1998. Return on average common shareholders' equity for 1999 and 1998 was 18.07% and 11.03%, respectively.

    For the year ended December 31, 1998, the Company reported net income of $45.5 million, a decrease of $15.4 million, or 25.3%, from the $60.9 million earned during 1997. Diluted earnings per share were $0.89, compared to $1.27 in 1997. Return on average assets was 0.75% for 1998, compared with 1.42% for 1997. Return on average common shareholders' equity for 1998 and 1997 was 11.03% and 19.04%, respectively.

    Total assets were $6.3 billion and $6.2 billion at December 31, 1999 and 1998, respectively. The increase of $62.5 million, or 1.0%, during 1999 was principally due to loan growth in the Company's subsidiary banks.

Sale of Sub-Prime Lending Business

    During 1997, the Company made the determination to dispose of its sub-prime lending affiliates, Mountain Parks Financial Services, Inc. ("MPFS") and Equity Lending, Inc. ("ELI"). Both MPFS, which purchased auto contracts, and ELI, which originated residential, non-conforming mortgages, were acquired by the Company in December 1996 through the merger with Mountain Parks Financial Corporation. The Company accounted for these entities as discontinued operations during all of 1997 and the first two quarters of 1998. As of June 30, 1998, the Company changed the status of MPFS and ELI from discontinued operations and reflected the related assets retained as loans. In July 1998, the Company sold the operating assets, excluding loans retained at MPFS and ELI, in cash transactions. The Company recognized income relating to MPFS and ELI of $967,000 net of tax in 1997 and a loss of $3.9 million in 1998, including a $1.7 million charge associated with the disposition. The Company also realized a $2.2 million operating loss in 1998, consisting of $707,000 from the operation of the entities and $1.4 million associated with one-time operating expenses related to preparing the subsidiaries for sale. The Company recorded another charge of $10 million in the fourth quarter of 1998 in connection with further expected losses upon liquidation of the remaining assets. At December 31, 1999, the Company had approximately $10 million in sub-prime mortgages and $237,000 in sub-prime automobile contracts remaining. The Company does not anticipate pursuing further sub-prime lending activity.

Restructuring Charges

    During the fourth quarter of 1998, the Company recorded a $5.5 million non-recurring charge as a result of the Company's initiative to improve future core profitability principally through a reduction in work force. As part of the plan, approximately 200 positions were eliminated throughout the organization. The charge included severance and other personnel related costs, as well as the disposal of redundant computer equipment acquired in conjunction with recent acquisitions. These actions respond to recent changes in the financial markets, which have placed additional pressure on margin, slowed the pace of acquisitions and slowed the growth of sales of financial service products.

    As of December 31, 1998, all expected expenditures associated with the restructuring had been recognized and recorded, including the identification of specific personnel affected by the reduction in work force. All costs, including severance payments, had been incurred as of December 31, 1999.

RESULTS OF OPERATIONS

Net Interest Income

    The principal source of the Company's earnings is net interest income, the difference between total interest income on earning assets such as loans and investments and interest paid on deposits and other interest-bearing liabilities. The net interest margin is net interest income, on a tax-equivalent basis, expressed as a percentage of average earning assets. The margin is affected by volume and mix of earning assets and interest-bearing liabilities, the level of interest free funding sources, interest rate environment and income tax rates. As discussed later, management actively monitors its interest rate sensitivity and seeks to balance assets and liabilities to minimize the impact of changes in the interest rate environment.

    The following table presents the Company's average balance sheets, interest earned or paid and the related yields and rates on major categories of the Company's earning assets and interest-bearing liabilities on a tax-equivalent basis for the periods indicated:

	Years Ended December 31
	1999			1998			1997
	Average Balance	Interest	Interest Yields and Rates	Average Balance	Interest	Interest Yields and Rates	Average Balance	Interest	Interest Yields and Rates
	(Dollars in thousands)
Assets
Loans(1)(2)	$3,573,060	$336,229	9.41%	$3,383,724	$340,168	10.05%	$2,747,123	$273,139	9.94%
Investment securities(2)	2,104,661	136,775	6.50%	2,003,076	130,088	6.49%	1,058,786	71,135	6.72%
Other earning assets	24,886	1,277	5.13%	95,360	5,193	5.45%	89,323	4,561	5.11%

Total earning assets	5,702,607	474,281	8.32%	5,482,160	475,449	8.67%	3,895,232	348,835	8.96%
Noninterest-earning assets	542,687			552,961			403,149

Total assets	$6,245,294			$6,035,121			$4,298,381

Liabilities and Shareholders' Equity
Interest-bearing checking	920,521	13,345	1.45%	851,217	14,558	1.71%	542,440	10,673	1.97%
Savings deposits	1,091,228	31,558	2.89%	1,116,214	34,550	3.10%	843,673	24,671	2.92%
Time deposits	2,099,426	106,235	5.06%	2,167,904	117,765	5.43%	1,620,458	89,620	5.53%
Short-term borrowings	557,920	28,052	5.03%	345,060	19,576	5.67%	177,917	9,465	5.32%
Long-term borrowings	97,732	6,628	6.78%	122,117	8,338	6.83%	86,088	6,059	7.04%

Total interest-bearing liabilities	4,766,827	185,818	3.90%	4,602,512	194,787	4.23%	3,270,576	140,488	4.30%
Demand deposits	880,484			840,983			596,940
Noninterest-bearing liabilities	63,339			59,516			49,023
Trust owned preferred securities	120,000			120,000			57,699
Preferred shareholders' equity	—			—			4,506
Common shareholders' equity	414,644			412,110			319,637

	1,478,467			1,432,609			1,027,805

Total liabilities and shareholders' equity	$6,245,294			$6,035,121			$4,298,381

Net interest income		$288,463			$280,662			$208,347

Net interest spread			4.42%			4.44%			4.66%

Net interest margin			5.06%			5.12%			5.35%

(1)
Includes nonaccrual loans and loan fees.

(2)
Interest yields on loans and investments are presented on a tax-equivalent basis to reflect the tax-exempt nature of certain assets. The incremental tax rate applied was 35%.

    The following table presents the components of changes in net interest income by volume and rate on a tax-equivalent basis. The net change attributable to the combined impact of volume and rate has been allocated solely to the change in volume:

	1999 compared to 1998			1998 compared to 1997
	Volume	Rate	Total	Volume	Rate	Total
	(In thousands)
Interest income:
Loans(1)	$19,034	$(22,973)	$(3,939)	$63,296	$3,733	$67,029
Investment securities(1)	6,597	90	6,687	63,443	(4,490)	58,953
Other earning assets	(3,838)	(78)	(3,916)	308	324	632

Total interest income	$21,793	$(22,961)	$(1,168)	$127,047	$(433)	$126,614
Interest expense:
Savings deposits and interest-bearing checking	412	(4,617)	(4,205)	14,045	(281)	13,764
Time deposits	(3,720)	(7,810)	(11,530)	30,277	(2,132)	28,145
Short-term borrowings	12,076	(3,600)	8,476	8,892	1,219	10,111
Long-term borrowings	(1,665)	(45)	(1,710)	2,536	(257)	2,279

Total interest expense	7,103	(16,072)	(8,969)	55,750	(1,451)	54,299

Increase (decrease) in net interest income	$14,690	$(6,889)	$7,801	$71,297	$1,018	$72,315

(1)
Fees on loans have been included in interest on loans. Interest income is reported on a tax-equivalent basis.

MANAGEMENT'S DISCUSSION AND ANALYSIS
COMUNITY FIRST BANKSHARES, INC.

    Net interest income on a tax-equivalent basis in 1999 was $288.5 million, a $7.8 million increase from 1998. The increase was primarily due to a 4.0% increase in earning assets partially offset by a 6 basis point reduction in the net interest margin. The increase in earning assets was due to loan growth in existing markets. Net interest income on a tax-equivalent basis in 1998 was $280.7 million, a $72.3 million increase from 1997. The increase was primarily due to a 40.7% increase in earning assets partially offset by a 23 basis point reduction in the net interest margin. The increase in earning assets was due to three bank acquisitions completed by the Company during 1998 and 1997, the purchase of assets and assumption of liabilities of Banc One Corporation offices in Arizona, Colorado and Utah, and loan growth in existing markets.

    The net interest margin was 5.06%, 5.12% and 5.35% in 1999, 1998 and 1997, respectively. This decrease in margin was due to a 2 basis point decrease in the yield spread between 1998 and 1999, and a change in the mix of earning assets to lower-yielding assets. Average loans to average earning assets was 62.7% in 1999 compared to 61.7% in 1998 and 70.5% in 1997.

Provision for Loan Losses

    Annual fluctuations in the provision for loan losses result from management's regular assessment of the adequacy of the allowance for loan losses. The provision for loan losses for 1999 was $20.2 million, a decrease of $2.9 million or 12.6%, from the $23.1 million provision during 1998. The decrease in the loan loss provision was principally due to the Company's credit experience in the operation and disposal of its sub-prime lending affiliates during 1998. The amount of the loan loss provision to be recorded in future periods will depend on management's assessment of the adequacy of the allowance for loan losses in relation to the entire loan portfolio. The provision for loan losses for 1998 was $23.1 million, an increase of $16.5 million, or 250% from the 1997 provision of $6.6 million. The increase was primarily due to the operation and disposal of the sub-prime lending affiliates.

Noninterest Income

    The Company continues to expand noninterest income associated with the Company's community banking operations. The primary sources of noninterest income consist of service charges on deposit accounts, service fees on checking accounts, insurance commission, fees from the sale of investment products and fees for trust services. Management is working to increase the contribution of noninterest income to operating results by increasing the delivery of financial products and services, including trust services, insurance policy sales and security sales through a third party provider of standardized securities products.

    Noninterest income for 1999 was $72.5 million, an increase of $9.2 million, or 14.5%, from the $63.3 million earned in 1998. The increase was principally due to an increase in service charges on deposit accounts in 1999 from $31.9 million earned during 1998 to $37.0 million earned in 1999, an increase of $5.1 million, or 16.0%.

    Noninterest income for 1998 was $63.3 million, an increase of $13.4 million, or 26.9%, from the $49.9 million earned in 1997. The increase was principally due to an increase in service charges on deposit accounts in 1998 to $31.9 million from the $22.7 million in 1997, an increase of $9.2 million, or 40.5%.

Noninterest Expense

    Noninterest expenses consist of salaries and benefits, occupancy, equipment and other expenses such as legal and postage necessary for the operation of the Company. Management is committed to improving the quality of service while controlling such costs through improved efficiency and consolidation of certain activities to achieve economies of scale.

    The following table presents the components of noninterest expense for the periods indicated:

	Years Ended December 31
	1999	1998	1997
	(In thousands)
Salaries and employee benefits	$106,542	$119,250	$83,331
Net occupancy	32,726	33,929	25,000
FDIC insurance	625	771	458
Legal and accounting	3,651	4,237	2,401
Other professional services	5,168	6,014	3,301
Acquisition, integration and conforming	3,053	3,721	398
Data processing and loan servicing fees	4,116	5,209	2,262
Company-obligated mandatorily redeemable preferred securities of CFB Capital I & II	10,245	10,218	5,108
Amortization of intangibles	10,500	10,366	5,550
Other	41,601	46,933	31,824

Total noninterest expense	$218,227	$240,648	$159,633

    Noninterest expense decreased $22.4 million to $218.2 million in 1999. The decrease was principally due to a decrease in salaries and employee benefits, net occupancy expense and acquisition and related expenses, including legal and accounting and other professional services. The $12.8 million decrease in salaries and employee benefits and the $1.2 million decrease in net occupancy expense are due principally to certain expense control and operating efficiency initiatives announced by the Company during the fourth quarter of 1998 and implemented during 1999. The $586,000 decrease in legal and accounting, the decrease of $846,000 in other professional services, and the decrease of $668,000 in acquisition, integration and conforming expenses are principally due to a reduction in the volume of acquisition activity during 1999. The Company incurred acquisition expenses of $3.1 million during 1999 in connection with the 1999 acquisitions.

    Noninterest expense increased $81.0 million to $240.6 million in 1998. The increase was principally due to an increase in salaries and employee benefits, net occupancy expense, and acquisition and related expenses. The $35.9 million increase in salaries and employee benefits includes $18.7 million in additional expenses related to acquisitions completed by the Company in 1998 and 1997. The $8.9 million increase in net occupancy is also due primarily to acquisitions completed by the Company. Legal and accounting fees increased $1.8 million, or 75.0%, from $2.4 million to $4.2 million during 1998. The Company incurred acquisition expenses of $3.7 million in 1998 in connection with the 1998 acquisitions. Company-obligated mandatorily redeemable preferred stock expense increased by $5.1 million, or 100%, to $10.2 million in 1998 compared to $5.1 million in 1997, which reflects the increase in the average underlying securities from $58 million in 1997 to $120 million in 1998. Amortization of intangibles expense increased $4.8 million, or 86.8%, due to intangible assets, such as goodwill, noncompete agreements and insurance agency customer policy expirations recorded in connection with the Company's acquisitions. Other noninterest expense was $46.9 million, an increase of $15.1 million, or 47.5%, from $31.8 million in 1997.

Provision for Income Taxes

    The Company records a provision for income taxes currently payable and for taxes payable in the future because of differences in the timing of recognition of certain items for financial statement and income tax purposes. The effective income tax rate differs from the statutory rate primarily due to tax-exempt income from loans and investments and state income taxes. As a result of effective tax strategies, the Company's effective tax rates were lower than historical effective rates during 1998 and 1997. The 1999 effective tax rate is similar to the Company's anticipated effective tax rates in future periods. The effective tax rate was 34.0%, 31.4% and 30.1% for 1999, 1998 and 1997, respectively.

Year 2000 Issue

    The Company has experienced no adverse operating results related to the "Year 2000" issue. The issue addressed the potential inability of certain information systems to properly recognize and process dates containing the year 2000 and beyond. During 1999, the Company completed an expansive review and analysis of its data processing systems and business operations to ensure the Company would not be adversely impacted by the Year 2000 issue. The Company organized a Year 2000 Team, which adopted a Year 2000 Assessment and Testing Plan. The Plan addressed all aspects of the Year 2000 issue, including: i) testing of all Company computer software and hardware; ii) working with deposit and loan customers to ensure they understood the challenges of the issue; iii) communicating with third party vendors to ensure their software and hardware products were compliant; and iv) preparing contingency and disaster recovery plans should they have been necessary.

    The Company incurred approximately $1.7 million in costs associated with the Year 2000 issue. These costs included approximately $400,000 in labor costs during both 1998 and 1999 and capital expenditures of $900,000 in 1999, principally for the upgrade of data processing equipment. The 1999 expenditures represented approximately 5% of the Company's information technology operating budget and 30% of the Company's information technology capital expenditure budget for 1999. All Year 2000 issue costs were funded through operating income. The Company did not delay any information technology projects as a result of the Year 2000 compliance effort.

FINANCIAL CONDITION

INVESTMENT OF FUNDS

Loans

    At December 31, 1999, total loans were $3.7 billion, an increase of $153 million, or 4.4%, from the December 31, 1998, level of $3.5 billion. A significant portion of this increase is attributable to in-market loan growth in the Company's existing markets.

    The Company has continued to purchase commercial loan assets to enhance earning asset yield performance. Many of such loan assets have been originated by selected Midwestern regional banks and national leasing and finance companies with whom the Company has ongoing relationships. The Company's portfolio of purchased loan assets was $347 million at December 31, 1999, compared to $322 million at December 31, 1998. These assets are subject to the Company's standard credit guidelines, as well as specific requirements for such assets, and bear the credit risks attendant to commercial loans. It is anticipated that the purchased loan asset volume will decrease during 2000, in that the Company has elected to discontinue active solicitation of purchased loans.

    The following table presents the Company's balance of each major category of loans at the dates indicated:

	1999		1998		1997		1996		1995
	Amount	Percent of Total Loans	Amount	Percent of Total Loans	Amount	Percent of Total Loans	Amount	Percent of Total Loans	Amount	Percent of Total Loans
	(Dollars in thousands)
Loan category:
Real estate	$1,319,678	35.76%	$1,291,287	36.51%	$1,213,272	38.39%	$951,737	37.85%	$816,255	37.74%
Real estate construction	434,924	11.79%	366,277	10.35%	253,385	8.02%	183,891	7.31%	141,010	6.52%
Commercial	994,624	26.95%	966,404	27.32%	834,653	26.41%	736,831	29.30%	628,127	29.04%
Consumer and other	681,423	18.46%	618,530	17.48%	565,833	17.90%	402,296	16.00%	334,057	15.45%
Agricultural	259,704	7.04%	295,039	8.34%	293,358	9.28%	239,818	9.54%	243,358	11.25%

Total loans	$3,690,353	100.00%	$3,537,537	100.00%	$3,160,501	100.00%	$2,514,573	100.00%	$2,162,807	100.00%

Less allowance for loan losses	(48,878)		(51,860)		(41,387)		(31,354)		(27,104)

Total	$3,641,475		$3,485,677		$3,119,114		$2,483,219		$2,135,703

    General.  The Company's loan mix remained relatively constant from 1998 to 1999. Real estate loans continued to be the largest category of loans, representing 47.6% of the total loan portfolio.

    Real Estate Loans.  A significant portion of the Company's real estate loan portfolio consists of residential real estate first mortgages that have been underwritten and documented to meet secondary mortgage requirements. Substantially all of the Company's real estate loans are based in the Company's primary market area. As of December 31, 1999, $649 million, or 37.0%, of the Company's real estate loan portfolio consisted of residential real estate loans, $149 million, or 8.5%, were secured by farmland, $522 million, or 29.7%, represented commercial and other real estate loans and $435 million, or 24.8%, represented construction loans.

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

    The following table sets forth the composition of the Company's held-to-maturity securities portfolio at amortized cost as of the dates indicated:

	Book Value at December 31,
	1999	1998	1997
	(in thousands)
U.S. Treasury	$—	$—	$1,536
U.S. Government agencies	—	7,499	22,696
Mortgage-backed securities	—	—	82,357
Collateralized mortgage obligations	—	—	—
State and political securities	—	14,986	65,364
Other	74,248	70,374	66,093

Total	$74,248	$92,859	$238,046

    The following table sets forth the composition of the Company's available-for-sale securities portfolio at estimated fair value as of the dates indicated:

	Book Value at December 31,
	1999	1998	1997
	(in thousands)
U.S. Treasury	$114,798	$134,957	$154,147
U.S. Government agencies	438,608	364,680	297,635
Mortgage-backed securities	1,113,818	1,219,056	840,357
Collateralized mortgage obligations	25,978	62,050	108,103
State and political securities	148,502	145,761	76,162
Other	95,813	78,080	85,111

Total	$1,937,517	$2,004,584	$1,561,515

Held-to-Maturity Securities

	At December 31, 1999, Maturing in
	One Year or Less		Over One Year Through 5 Years		Over 5 Years Through 10 Years		Over 10 Years		Total
	Amount	Weighted Yield(1)	Amount	Weighted Yield(1)	Amount	Weighted Yield(1)	Amount	Weighted Yield(1)	Amount	Weighted Yield(1)
	(Dollars in thousands)
Other	—	—	—	—	—	—	$74,248	7.32%	$74,248	7.32%

Total	—	—	—	—	—	—	$74,248	7.32%	$74,248	7.32%

(1)
Interest yields on investments are presented on a tax-equivalent basis to reflect the tax-exempt nature of current assets. Yields are based on a 35% incremental tax rate and a 3.34% cost of funds.

Available-for-Sale Securities

	At December 31, 1999, Maturing in
	One Year or Less		Over One Year Through 5 Years		Over 5 Years Through 10 Years		Over 10 Years		Total
	Amount	Weighted Yield(1)	Amount	Weighted Yield(1)	Amount	Weighted Yield(1)	Amount	Weighted Yield(1)	Amount	Weighted Yield(1)
	((Dollars in thousands)
U.S. Treasury	$31,544	6.33%	$83,254	5.96%	$—	—	$—	—	$114,798	6.06%
U.S. Government agencies	19,010	5.14%	229,471	5.93%	188,031	6.31%	2,096	7.05%	438,608	6.06%
Mortgage-backed securities	1,089	6.93%	19,093	6.81%	23,901	6.77%	1,069,735	6.51%	1,113,818	6.52%
Collateralized mortgage obligations	—	—	—	—	6,058	6.31%	19,920	6.24%	25,978	6.25%
Municipal bonds	9,187	7.48%	29,604	7.39%	34,649	7.71%	75,062	7.25%	148,502	7.40%
Other	766	6.81%	323	6.00%	4,635	5.03%	90,089	7.03%	95,813	6.93%

Total	$61,596	6.15%	$361,745	6.10%	$257,274	6.52%	$1,256,902	6.58%	$1,937,517	6.47%

(1)
Interest yields on investments are presented on a tax-equivalent basis to reflect the tax-exempt nature of current assets. Yields are based on a 35% incremental tax rate and a 3.34% cost of funds.

    The Company's investments, including available-for-sale and held-to-maturity securities, decreased $85 million, or 4.1%, to $2,012 million at December 31, 1999, from $2,097 million at December 31, 1998. This decrease reflects $76 million of securities held at December 31, 1998, in response to the asset purchase and liability assumption of Banc One Corporation offices in Arizona, Colorado and Utah in January 1998. At December 31, 1999, the Company's investments represented 31.9% of total assets, compared to 33.6% at December 31, 1998.

Credit Policy

    The Company's lending activities are guided by the general loan policy established by the Board of Directors. The Senior Credit Committee of the Company has established loan approval limits for each region of the Company and each subsidiary bank. The limits established for each bank range from $50,000 to $500,000 per borrower (except for the Fargo bank, which has a $750,000 limit per borrower). However, renewals of any criticized or classified loans have a limit of $25,000. Amounts in excess of the individual bank lending authority are presented to the regional credit officers. The regional credit officers for Arizona, California, Colorado, Iowa, Minnesota, Nebraska, New Mexico, Utah, Wisconsin, Wyoming and the Dakotas have lending authority up to $750,000 per nonclassified borrower at which time a second regional credit officer or the respective regional managing officer must concur. Loans above $1,500,000 per pass rated borrower, $1,000,000 per watch rated borrower and $250,000 per classified borrower are presented to the Senior Credit Committee for approval.

    Although the Company has a diversified loan portfolio, the economic health of significant portions of the Company's primary trade area and the ability of many of the bank's borrowers to repay their loans (including real estate and commercial loans, as well as agricultural loans) is dependent to a large extent on the health of their local sector of the economy. The Company has identified and implemented strategies to deal with these factors, including an emphasis on quality local loan growth and the diversification and performance of its earning asset portfolios.

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

When a loan is placed on nonaccrual status, any previously accrued and uncollected interest is reversed. Interest income of $5,534,000 on nonaccrual loans would have been recorded during 1999 if the loans had been current in accordance with their original terms. During 1999, the Company recorded interest income of $1,067,000 related to loans that were on nonaccrual status as of December 31, 1999.

    The Company considers nonperforming assets to include all nonaccrual loans, restructured loans defined as troubled debt restructurings under SFAS No. 15 and other real estate owned ("OREO").

    Nonperforming assets of the Company are summarized in the following table:

	December 31
	1999	1998	1997	1996	1995
	(Dollars in thousands)
Loans:
Nonaccrual loans	$25,764	$22,609	$15,151	$15,902	$4,803
Restructured loans	284	162	140	1,425	1,659
Nonperforming loans	26,048	22,771	15,291	17,327	6,462
OREO	6,525	4,763	5,433	4,238	4,575

Nonperforming assets	$32,573	$27,534	$20,724	$21,565	$11,037

Loans 90 days or more past due but still accruing	$1,949	$3,525	$4,292	$2,690	$1,073

Nonperforming loans as a percentage of total loans	0.71%	0.64%	0.48%	0.69%	0.30%
Nonperforming assets as a percentage of total assets	0.52%	0.44%	0.37%	0.57%	0.33%
Nonperforming assets as a percentage of total loans and OREO	0.88%	0.78%	0.65%	0.86%	0.51%
Total loans	$3,690,353	$3,537,537	$3,160,501	$2,514,573	$2,162,807
Total assets	$6,302,235	$6,239,772	$5,660,218	$3,789,855	$3,366,855

    Nonperforming assets were $32.6 million at December 31, 1999, an increase of $5.1 million, or 18.5% from $27.5 million at December 31, 1998. Nonperforming loans increased by $3.3 million due principally to an increase in nonaccrual loans in the remaining specialty lending area. OREO increased $1.8 million, or 37.0%, from $4.8 million at December 31, 1998 to $6.5 million at December 31, 1999. The increase in OREO is attributed principally to assets in the Company's remaining specialty lending portfolio. The ratio of nonperforming assets to total assets at December 31, 1999 was .52%, compared to .44% at December 31, 1998.

    Nonperforming assets were $27.5 million at December 31, 1998, an increase of $6.8 million, or 32.9%, from $20.7 million at December 31, 1997. Nonperforming loans increased by $7.5 million. OREO decreased $670,000, or 12.3%, from $5.4 million at December 31, 1997 to $4.8 million at December 31, 1998. The ratio of nonperforming assets to total assets at December 31, 1998, was .44%, compared to .37% at December 31, 1997.

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

    The allowance is allocated to individual loan categories based on the relative risk characteristics of the loan portfolios. Commercial and agricultural allocations are based on a quarterly review of the individual loans outstanding, including outstanding commitments to lend. Real estate and consumer allocations are based on a quarterly analysis of the performance of the respective portfolios, including historical and expected delinquency and charge-off statistics. The allowance allocated to real estate loans, including real estate construction, increased $513,000 from $10.0 million at December 31, 1998 to $10.5 million at December 31, 1999. The allowance allocated to the consumer loan portfolio decreased $3.7 million, from $8.4 million to $4.7 million at December 31, 1998 and 1999, respectively. This decrease was due principally to the volume of loans retained in 1998 at MPFS, the Company's sub-prime consumer lending subsidiary.

    The Company also routinely maintains an unallocated allowance to recognize its exposure to unanticipated losses within the loan portfolio. This exposure is caused by inherent delays in obtaining information regarding an individual borrower's financial condition or change in their specific business condition; the judgmental nature of individual loan evaluations, collateral assessments and the interpretation of economic trends; the volatility of general economic or specific customer conditions affecting the identification and quantification of losses for large individual credits; and the sensitivity of assumptions used in establishing allocated allowances for general categories of loans. The unallocated allowance also addresses risk in concentration of credit to specific borrowers, products or industries. The unallocated portion of the allowance decreased from $22.6 million at December 31, 1998 to $22.4 million at December 31, 1999. The allocated allowance as a percentage of loans outstanding decreased from .83% at December 31, 1998 to .72% at December 31, 1999, and the unallocated portion decreased from .64% to .60% at December 31, 1998 and 1999, respectively. The accompanying table shows the allocated and unallocated portions of the allowance for the various loan classifications.

    The Company's experience in the consumer loan and real estate loan portfolios of its sub-prime lending subsidiaries during 1998 and 1997 resulted in negative variances from the allowance levels in these loan classifications. In other periods, the Company has experienced a positive variance, and management believes the Company's estimates have been conservative but consistent with actual experience. Management has reviewed the allocations in the various classifications of loans and believes the allowance was adequate at all times during the five-year period ended December 31, 1999. The analysis methodology has been consistently applied during this five-year period.

    The following table sets forth the Company's allowance for loan losses as of the dates indicated:

	December 31
	1999	1998	1997	1996	1995
	(Dollars in thousands)
Balance at beginning of year	$51,860	$41,387	$31,354	$27,104	$21,575
Allowance of acquired companies and other	270	1,950	10,065	784	5,230
Charge-offs:
Real estate	2,181	2,340	802	1,166	918
Real estate construction	2,965	36	635	—	45
Commercial	8,349	2,771	1,863	2,233	1,982
Consumer and other	13,802	11,806	5,326	2,836	2,180
Agricultural	553	1,381	726	443	373
Total charge-offs	27,850	18,334	9,352	6,678	5,498
Recoveries:
Real estate	928	237	306	297	67
Real estate construction	—	—	—	4	—
Commercial	468	972	650	707	526
Consumer and other	2,537	2,113	1,113	513	657
Agricultural	481	399	647	78	57
Total recoveries	4,414	3,721	2,716	1,599	1,307
Net charge-offs	23,436	14,613	6,636	5,079	4,191
Provision charged to operations	20,184	23,136	6,604	8,545	4,490

Balance at end of year	$48,878	$51,860	$41,387	$31,354	$27,104

Allowance as a percentage of total loans	1.32%	1.47%	1.31%	1.25%	1.25%
Net charge-offs to average loans outstanding	0.66%	0.43%	0.24%	0.22%	0.22%
Total loans	$3,690,353	$3,537,537	$3,160,501	$2,514,573	$2,162,807
Average loans	$3,573,060	$3,383,724	$2,747,123	$2,296,345	$1,911,124

    At December 31, 1999, the allowance for loan losses was $48.9 million, a decrease of $3.0 million from the December 31, 1998, level of $51.9 million. This decrease was the result of an increase in 1999 net charge-offs and the Company's analysis of the loan portfolio credit quality at the Company's bank subsidiaries. At December 31, 1999, the allowance for loan losses as a percentage of total loans was 1.32%, as compared to 1.47% at December 31, 1998.

    At December 31, 1998, the allowance for loan losses was $51.9 million, an increase of $10.7 million from the December 31, 1997, level of $41.2 million. At December 31, 1998, the allowance for loan losses as a percentage of total loans was 1.47%, as compared to 1.31% at December 31, 1997. This increase was attributed to the Company's analysis of the loan portfolio credit quality at the Company's bank subsidiaries, specifically its sub-prime lending operations.

    During 1999, net charge-offs were $23.4 million, an increase of $8.8 million from the net charge-offs of $14.6 million in 1998. The principal causes for the increase were the increase in real estate construction loan net charge-offs of $2.9 million; the increase in commercial loan net charge-offs of $6.1 million; and an increase in consumer loan and other loan net charge-offs of $1.6 million. These increases are substantially the result of isolated credit determination and not a systematic deterioration in a broader component of the loan portfolio. The Company's provision for loan loss was $20.2 million in 1999 and $23.1 million in 1998.

    During 1998, net charge-offs were $18.3 million, an increase of $8.9 million from the $9.4 million during 1997. The increase is principally attributed to losses recorded in the Company's sub-prime specialty lending operation. The Company's provision for loan loss increased from $6.6 million in 1997 to $23.1 million in 1998.

    The following table sets forth the allocation of the allowance for loan losses to various loan categories, as well as the allocation as a percentage of loans outstanding in each category, as of the dates indicated:

	Allowance for Loan Losses at December 31,					Allowance as a Percent of Loans Outstanding by Category at December 31,
	1999	1998	1997	1996	1995	1999	1998	1997	1996	1995
	(Dollars in thousands)
Real estate	$10,329	$9,844	$7,457	$5,481	$5,513	0.78%	0.76%	0.61%	0.58%	0.68%
Real estate construction	218	190	135	103	80	0.05%	0.05%	0.05%	0.06%	0.06%
Commercial	8,673	7,705	6,582	5,675	5,411	0.87%	0.80%	0.79%	0.77%	0.86%
Consumer and other	4,657	8,405	4,257	2,558	2,191	0.68%	1.36%	0.75%	0.64%	0.66%
Agricultural	2,643	3,077	2,487	2,312	1,869	1.02%	1.04%	0.85%	0.96%	0.77%
Total allocated allowance	26,520	29,221	20,918	16,129	15,064	0.72%	0.83%	0.66%	0.64%	0.70%
Total unallocated allowance	22,358	22,639	20,469	15,225	12,040	0.60%	0.64%	0.65%	0.61%	0.55%

Total allowance	$48,878	$51,860	$41,387	$31,354	$27,104	1.32%	1.47%	1.31%	1.25%	1.25%

SOURCE OF FUNDS

Deposits

    The Company's major source of funds is provided by core deposits from individuals, businesses and local government units. Core deposits consist of all noninterest-bearing deposits, interest-bearing savings and checking accounts and time deposits of less than $100,000.

    The following table sets forth a summary of the deposits of the Company at the dates indicated:

	December 31
	1999	1998	1997
	(In thousands)
Noninterest-bearing	$616,861	$591,718	$740,425
Interest-bearing:
Savings and checking accounts	2,276,705	2,369,945	1,687,650
Time accounts less than $100,000	1,436,783	1,515,996	1,422,756
Time accounts greater than $100,000	579,514	623,406	490,234

Total deposits	$4,909,863	$5,101,065	$4,341,065

    Total deposits at December 31, 1999, were $4.9 billion, a decrease of $191 million, or 3.7%, from $5.1 billion at December 31, 1998. The Company's core deposits as a percentage of total deposits were 88.2% and 87.8% as of December 31, 1999 and December 31, 1998, respectively.

    At December 31, 1999, $580 million, or 11.8% of total deposits were in time accounts greater than $100,000, a decrease of $43 million, or 6.9%, from $623 million at December 31, 1998. Management believes virtually all the deposits in excess of $100,000 are with persons or entities that hold other deposit relationships with the banks. Maturities of deposits in excess of $100,000 at December 31, 1999 were (in thousands):

Maturing in less than three months	$237,461
Maturing in three to six months	123,447
Maturing in six to twelve months	158,475
Maturing in over twelve months	60,131

Total deposits in excess of $100,000	$579,514

    At December 31, 1999, the Company had $71.4 million in deposits obtained through a brokered deposit relationship. In addition to the availability of core deposits, management has determined it may continue to employ a brokered deposit program in an effort to attract lower cost sources of funds. The Company intends to continue to expand its core deposit base through acquisitions.

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

    The Company's subsidiary banks have arrangements with the Federal Home Loan Bank that provide for borrowing up to $529.4 million. As of December 31, 1999, $383.5 million advances were outstanding. The Company also had a $19.4 million balance outstanding on its $35 million short-term commercial paper arrangement at December 31, 1999. The $289 million increase in short-term borrowings from December 31, 1998 is due to strong loan demand at the Company's bank subsidiaries and a reduction in total deposits.

    The following table sets forth a summary of the short-term borrowings of the Company during 1999, 1998 and 1997, and as of the end of each such period:

	Outstanding at Year-End	Average Daily Amount Outstanding	Maximum Outstanding at any Month-End	Weighted Average Interest Rate	Average Interest Rate at Year-End
	(Dollars in thousands)
1999
Federal funds purchased and securities sold under agreements to repurchase	$252,760	$186,267	$261,191	4.48%	5.04%
Commercial paper	19,412	18,403	22,546	5.60%	6.03%
FHLB advances	383,500	289,859	383,500	5.29%	5.43%
Other	68,753	63,391	119,806	5.30%	5.77%

Total	$724,425	$557,920	$724,425	5.03%	5.35%

1998
Federal funds purchased and securities sold under agreements to repurchase	$143,057	$87,094	$152,748	4.92%	4.13%
Commercial paper	14,310	23,998	34,570	5.87%	5.87%
FHLB advances	210,000	200,902	304,000	5.95%	5.18%
Other	68,359	33,066	68,359	5.70%	5.29%

Total	$435,726	$345,060	$466,763	5.67%	4.87%

1997
Federal funds purchased and securities sold under agreements to repurchase	$44,462	$67,871	$57,287	5.34%	4.11%
Commercial paper	11,167	8,812	23,346	5.91%	5.78%
FHLB advances	216,506	98,774	267,326	5.06%	5.70%
Other	3,104	2,460	4,731	5.24%	6.02%

Total	$275,239	$177,917	$275,848	5.32%	5.31%

Long-Term Debt

    Long-term debt of the Company was $76 million as of December 31, 1999, and $94 million as of December 31, 1998.

Company-Obligated Mandatorily Redeemable Preferred Securities

    Company-obligated mandatorily redeemable preferred securities of the Company was $120 million as of December 31, 1999 and 1998, which consisted of $60 million of 8.20% Cumulative Capital Securities issued December 10, 1997 through CFB Capital II and $60 million of 8.875% Cumulative Capital Securities issued February 5, 1997 through CFB Capital I. The proceeds of both offerings were invested by CFB Capital II and CFB Capital I, respectively, in Junior Subordinated Debentures of the Company. The debentures mature not earlier than February 1, 2002 and not later than December 15, 2027.

Shareholders' Equity

    Total shareholders' equity decreased $17.4 million, or 4.1%, to $407.3 million at December 31, 1999, from $424.7 million at December 31, 1998, as a result of the retention of a majority of earnings, the issuance of common stock and $58.2 million reduction in unrealized gains on available-for-sale securities, net of tax. During 1999, 317,000 shares of common stock were issued related to the 1999 acquisition of River Bancorp, resulting in an increase in shareholders' equity of $2.0 million.

    In April 1998, in conjunction with the Company's shareholder approval of a charter amendment that facilitated a two-for-one split of the Company's common stock in the form of a 100 percent dividend paid to holders of record as of May 1, 1998, the Company increased the number of authorized common shares from 30,000,000 to 80,000,000. The number of authorized preferred shares remained at 2,000,000. The increases are expected to provide the Company greater ability to utilize common and preferred stock in connection with raising additional capital, expanding its business through acquisitions and other general purposes.

    On February 28, 1997, the Company issued notice of redemption to the holders of its Depositary Shares, which represented ownership of shares of 7% Cumulative Convertible Preferred Stock (approximately $23 million in stated value). Virtually all of such holders elected to convert to common stock prior to redemption, which resulted in the issuance of approximately 2,886,000 shares of Common Stock.

ASSET/LIABILITY MANAGEMENT

Liquidity Management

    Liquidity management is an effort of management to provide a continuing flow of funds to meet its financial commitments, customer borrowing needs and deposit withdrawal requirements. The liquidity position of the Company and its subsidiary banks is monitored by the Asset/Liability Management Committee of the Company. The largest category of assets representing a ready source of liquidity for the Company is its short-term financial instruments, which include federal funds sold, interest-bearing deposits at other financial institutions, U.S. Treasury securities and other securities maturing within one year. Liquidity is also provided through the regularly scheduled maturities of assets. The investment portfolio contains a number of high quality issues with varying maturities and regular principal payments. Maturities in the loan portfolio also provide a steady flow of funds, and strict adherence to the credit policies of the Company helps ensure the collectibility of these loans. The liquidity position of the Company is also greatly enhanced by its significant base of core deposits.

    The liquidity ratio is one measure of a bank's ability to meet its current obligations and is defined as the percentage of liquid assets to deposits. Liquid assets include cash and due from banks, unpledged investment securities with maturities of less than one year and federal funds sold. At year-end 1999, 1998 and 1997, the liquidity ratio was 5.39%, 5.93% and 10.17%, respectively. The level of loans maturing within one year greatly added to the Company's liquidity position in 1999. Including loans maturing within one year, the liquidity ratio was 27.15%, 26.94% and 32.42%, respectively, for the same periods.

    The Company has revolving lines of credit with its primary lenders, which provide for borrowing up to $40 million. This line would be utilized to finance acquisitions which may be completed in 2000. There was an outstanding balance of $6.2 million on this line of credit at December 31, 1999.

    The Company also maintains available lines of federal funds borrowings, as well as seasonal borrowing privileges, at the Federal Reserve Bank of Minneapolis. The Company's subsidiary banks have the ability to borrow an aggregate of $206.9 million in federal funds from 13 nonaffiliated financial institutions.

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

    Repricing Mismatch Analysis—Management performs a Repricing Mismatch ("Gap Analysis") analysis which represents a point in time net position of assets, liabilities and off-balance sheet instruments subject to repricing in specified time periods. Guidelines established by ALCO, and approved by the Company's Board of Directors, limit the impact on net interest income to five percent given a 100 basis point change in interest rates over one year. However, management believes Gap Analysis alone does not accurately measure the magnitude of changes in net interest income since changes in interest rate do not impact all categories of assets, liabilities and off-balance sheet instruments equally or simultaneously. A summary of the Gap Analysis is presented on page 22.

    Balance Sheet Simulation Modeling—Balance Sheet Simulation Modeling allows management to analyze the impact of short-term (less than 12 months) interest rate fluctuations using projected balance sheet information. The balance sheet changes are based on forecasted repayments of loans and securities, growth in loans and deposits, and historical pricing spreads.

    Management uses the model to simulate the impact of immediate and longer-term shifts in the yield curve. The results of these models are reviewed by ALCO and used to develop the Company's strategies. Guidelines established by ALCO limit the impact on net interest income to five percent given a 100 basis point change in interest rates. As of December 31, 1999, the impact of such a change in interest rates would be approximately 2.46 percent of net interest income.

    Equity Fair Value Modeling—Because Balance Sheet Simulation Modeling is dependent on accurate forecasts, its usefulness is limited to periods of one year or less. As a result, the Company uses the Equity Fair Value Modeling to measure long-term interest rate exposure. The method estimates the impact of interest rate changes on the estimated discounted future cash flows of the Company's current assets, liabilities and off-balance sheet instruments. Guidelines established by ALCO limit the change in fair value to 15 percent given a 100 basis point change in interest rates. As of December 31, 1999, the impact of such a change in interest rates would be approximately 8.75 percent of equity fair value.

    Based on each of these methods of measuring interest rate risk, management believes the Company is slightly asset sensitive as of December 31, 1999.

    The Company does not engage in the speculative use of derivative financial instruments.

    The following table sets forth the Company's interest rate sensitivity analysis by contractual repricing or maturity at December 31, 1999:

	Repricing or Maturing in
	1 Year or Less	Over 1 to 5 Years	Over 5 Years	Total
	(In thousands)
Rate sensitive assets:
Loans	$1,738,970	$1,501,464	$449,919	$3,690,353
Held to maturity securities	—	—	74,248	74,248
Available-for-sale securities	194,970	536,098	1,206,449	1,937,517
Other interest-bearing assets	9,423	—	—	9,423

Total rate sensitive assets	$1,943,363	$2,037,562	$1,730,616	$5,711,541

Rate sensitive liabilities:
Savings deposits and interest-bearing checking	$487,777	$—	$1,788,928	$2,276,705
Time deposits	1,678,069	336,354	1,874	2,016,297
Short-term borrowings	724,003	422	—	724,425
Long-term borrowings	150	8,982	70,345	79,477

Total rate sensitive liabilities	$2,889,999	$345,758	$1,861,147	$5,096,904

Rate sensitive gap	$(946,636)	$1,691,804	$(130,531)	$614,637
Cumulative rate sensitive gap	$(946,636)	$745,168	$614,637	$614,637

    The following sets forth the Company's interest rate sensitivity analysis at December 31, 1999, with respect to the individual categories of loans and provides separate analysis with respect to fixed interest rate loans and floating interest rate loans:

	Repricing or Maturing in
	1 Year or Less	Over 1 to 5 Years	Over 5 Years	Total
	(In thousands)
Loan category:
Real estate	$449,732	$640,537	$229,409	$1,319,678
Real estate construction	434,924	—	—	434,924
Agriculture	201,670	49,563	8,471	259,704
Commercial	560,289	335,039	99,296	994,624
Consumer and other	92,355	476,325	112,743	681,423

Total loans	$1,738,970	$1,501,464	$449,919	$3,690,353

Fixed interest rate loans	$452,438	$1,311,778	$429,905	$2,194,121
Floating interest rate loans	1,286,532	189,686	20,014	1,496,232

Total loans	$1,738,970	$1,501,464	$449,919	$3,690,353

Capital Management

    Risk-based guidelines established by regulatory agencies require the Company to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets.

    As of December 31, 1999, the Company is considered well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table.

	Regulatory Capital Requirements
	Tier I Capital	Total Risk-Based Capital	Leverage	Total Risk-Based Assets
	(Dollars in thousands)
Minimum	4.00%	8.00%	3.00%	N/A
Well Capitalized	6.00%	10.00%	5.00%	N/A
Community First Bankshares, Inc.
December 31, 1999	10.01%	12.45%	7.16%	$4,452,587
December 31, 1998	9.44%	12.09%	6.47%	$4,213,215

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

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
Community First Bankshares, Inc.

	Years ended December 31
	1999	1998
		(restated)
	(Dollars in thousands, except per share data)
Assets
Cash and due from banks	$247,051	$262,667
Federal funds sold and securities purchased under agreements to resell	4,775	11,990
Interest-bearing deposits	4,648	11,463
Available-for-sale securities	1,937,517	2,004,584
Held-to-maturity securities (Fair Value: 1999–$74,248; 1998–$93,538)	74,248	92,859
Loans	3,690,353	3,537,537
Less: Allowance for loan losses	(48,878)	(51,860)

Net loans	3,641,475	3,485,677
Bank premises and equipment, net	125,457	128,232
Accrued interest receivable	51,030	53,046
Intangibles	126,378	133,273
Other assets	89,656	55,981

Total assets	$6,302,235	$6,239,772

Liabilities and shareholders' equity
Deposits:
Noninterest-bearing	$616,861	$591,718
Interest-bearing:
Savings and NOW accounts	2,276,705	2,369,945
Time accounts over $100,000	579,514	623,406
Other time accounts	1,436,783	1,515,996

Total deposits	4,909,863	5,101,065
Federal funds purchased and securities sold under agreements to repurchase	252,760	143,057
Other short-term borrowings	471,665	292,669
Long-term debt	75,622	93,524
Accrued interest payable	31,949	26,823
Other liabilities	33,107	37,978

Total liabilities	5,774,966	5,695,116
Company-obligated mandatorily redeemable preferred securities of CFB Capital I and II	120,000	120,000
Shareholders' equity:
Common stock, par value $.01 per share:
Authorized Shares—80,000,000
Issued Shares—51,021,896	510	506
Capital surplus	192,071	186,888
Retained earnings	276,502	236,083
Unrealized (loss) gain on available-for-sale securities, net of tax	(44,896)	13,288
Less cost of common stock in treasury—1999-885,964 shares; 1998-564,588 shares	(16,918)	(12,109)

Total shareholders' equity	407,269	424,656

Total liabilities and shareholders' equity	$6,302,235	$6,239,772

See accompanying notes.

CONSOLIDATED STATEMENTS OF INCOME

Community First Bankshares, Inc.

	Years ended December 31
	1999	1998	1997
		(restated)	(restated)
	(Dollars in thousands, except per share data)
Interest income:
Loans	$332,974	$337,771	$271,912
Investment securities	130,955	124,306	66,316
Interest-bearing deposits	463	1,017	1,025
Federal funds sold and resale agreements	814	4,176	3,536
Total interest income	465,206	467,270	342,789
Interest expense:
Deposits	151,138	166,873	124,964
Short-term and other borrowings	28,052	19,576	9,465
Long-term debt	6,628	8,338	6,059

Total interest expense	185,818	194,787	140,488
Net interest income	279,388	272,483	202,301
Provision for loan losses	20,184	23,136	6,604

Net interest income after provision for loan losses	259,204	249,347	195,697
Noninterest income:
Service charges on deposit accounts	37,013	31,880	22,701
Insurance commissions	8,791	7,197	5,375
Fees from fiduciary activities	5,148	4,944	3,805
Net gains on sales of securities	2,175	1,801	466
Other	19,382	17,445	17,600

Total noninterest income	72,509	63,267	49,947
Noninterest expense:
Salaries and employee benefits	106,542	119,250	83,331
Net occupancy	32,726	33,929	25,000
FDIC insurance	625	771	458
Legal and accounting	3,651	4,237	2,401
Other professional services	5,168	6,014	3,301
Acquisition, integration and conforming	3,053	3,721	398
Data processing	4,116	5,209	2,262
Company-obligated mandatorily redeemable preferred securities of CFB Capital I & II	10,245	10,218	5,108
Amortization of intangibles	10,500	10,366	5,550
Other	41,601	46,933	31,824
Total noninterest expense	218,227	240,648	159,633
Income from continuing operations before income taxes and extraordinary item	113,486	71,966	86,011
Provision for income taxes	38,573	22,595	25,848

Income from continuing operations before extraordinary item	74,913	49,371	60,163
Discontinued operations:
Income from operations of discontinued operations (less applicable income taxes)	—	(2,232)	967

Loss on disposal of discontinued operations, including provision for operating losses during phase-out period (less applicable income taxes)	—	(1,676)	—

Income before extraordinary item	74,913	45,463	61,130
Extraordinary item:
Loss on early extinguishment of debt, net of taxes	—	—	(265)
Net income applicable to common equity	74,913	45,463	60,865

Earnings per common and common equivalent share:
Basic income per share from continuing operations before extraordinary item	$1.50	$0.98	$1.30
Discontinued operations	0.00	(0.08)	0.02
Extraordinary item	0.00	0.00	(0.01)
Basic net income	$1.50	$0.90	$1.31
Diluted income per share from continuing operations before extraordinary item	$1.48	$0.97	$1.26
Discontinued operations	0.00	(0.08)	0.02
Extraordinary item	0.00	0.00	(0.01)
Diluted net income	$1.48	$0.89	$1.27
Average common and common equivalent shares outstanding:
Basic	50,061,972	50,272,551	46,416,814
Diluted	50,670,559	51,114,703	47,831,402

See accompanying notes.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Community First Bankshares, Inc.

	Years ended December 31
	1999	1998	1997
	(Dollars in thousands, except per share data)
Net income	$74,913	$45,463	$60,865
Other comprehensive income, net of tax:
Unrealized gains on securities:
Unrealized holding gains arising during period	(58,184)	7,590	4,520
Less: Reclassified adjustment for gains included in net income	(1,305)	(1,156)	(294)

Other comprehensive income	(59,489)	6,434	4,226

Comprehensive income	$15,424	$51,897	$65,091

See accompanying notes.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

Community First Bankshares, Inc.

	Years ended December 31, 1999, 1998, 1997
	Preferred Stock		Common Stock					Treasury Stock
					Capital Surplus	Retained Earnings	Unrealized Gain(Loss)
	Shares	Amount	Shares	Amount				Shares	Amount	Total
	(Dollars in thousands, except per share data)
Balance at December 31, 1996	229,875	$22,988	43,338,511	$434	$99,998	$176,417	$1,178	101,620	$(1,225)	$299,790
Net income	—	—	—	—	—	60,865	—	—	—	60,865
Common stock dividends ($0.35 per share)	—	—	—	—	—	(19,326)	—	—	—	(19,326)
Common stock dividends	—	—	126,000	1	962	(963)	—	—	—	—
Cash in lieu of stock dividend	—	—	—	—	—	(7)	—	—	—	(7)
Issuance of common stock	—	—	6,512,888	64	79,029	1,315	—	—	—	80,408
Retirement of common stock	—	—	(1,781)	—	—	—	—	—	—	—
Purchases of common stock for treasury, at cost	—	—	—	—	—	—	—	157,000	(2,777)	(2,777)
Sales of common stock to employee benefit plans	—	—	68,486	2	1,066	—	—	—	—	1,068
Exercise of options, net of stock tendered in payment	—	—	—	—	2,388	(1,521)	—	(186,110)	2,619	3,486
Conversion of convertible preferred	(229,875)	(22,988)	—	—	—	—	—	—	—	(22,988)
Change in unrealized loss on available-for-sale securities, net of income taxes of $2,216	—	—	—	—	—	—	4,520	—	—	4,520

Balance at December 31, 1997	—	—	50,044,104	$501	$183,443	$216,780	$5,698	72,510	$(1,383)	$405,039
Net income	—	—	—	—	—	45,463	—	—	—	45,463
Common stock dividends ($0.44 per share)	—	—	—	—	—	(20,044)	—	—	—	(20,044)
Common stock dividends	—	—	134,689	1	1,793	(1,794)	—	—	—	—
Cash in lieu of stock dividend	—	—	—	—	—	(15)	—	—	—	(15)
Issuance of common stock	—	—	320,090	3	1,381	—	—	—	—	1,384
Purchases of common stock for treasury, at cost	—	—	—	—	—	—	—	731,000	(16,314)	(16,314)
Exercise of options, net of stock tendered in payment	—	—	58,654	1	271	(4,307)	—	(238,922)	5,588	1,553
Change in unrealized loss on available-for-sale securities, net of income taxes of $4,788	—	—	—	—	—	—	7,590	—	—	7,590

Balance at December 31, 1998	—	—	50,557,537	$506	$186,888	$236,083	$13,288	564,588	$(12,109)	$424,656
Net income	—	—	—	—	—	74,913	—	—	—	74,913
Common stock dividends ($0.56 per share)	—	—	—	—	—	(27,041)	—	—	—	(27,041)
Common stock dividends	—	—	143,566	1	2,217	(2,252)	—	—	—	(34)
Issuance of common stock	—	—	3,198,079	32	2,645	(414)	—	—	—	2,263
Retirement of common stock	—	—	(2,877,286)	(29)	—	—	—	—	—	(29)
Purchases of common stock for treasury, at cost	—	—	—	—	—	—	—	625,457	(11,844)	(11,844)
Exercise of options, net of stock tendered in payment	—	—	—	—	321	(4,787)	—	(304,081)	7,035	2,569
Change in unrealized loss on available-for-sale securities, net of income taxes of $35,508	—	—	—	—	—	—	(58,184)	—	—	(58,184)

Balance at December 31, 1999	—	$—	51,021,896	$510	$192,071	$276,502	$(44,896)	885,964	$(16,918)	$407,269

See accompanying notes.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Community First Bankshares, Inc.

	Years ended December 31
	1999	1998 (restated)	1997 (restated)
	(in thousands)
Cash flows from operating activities
Net income	$74,913	$49,371	$59,898
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	20,184	23,136	6,604
Depreciation	15,186	16,277	11,256
Amortization of intangibles	10,500	10,366	5,550
Net amortization of premiums and discounts on securities	1,067	(685)	157
Deferred income tax benefit	(1,088)	(6,978)	(3,672)
Decrease (increase) in interest receivable	2,230	(6,225)	(5,392)
Increase in interest payable	4,876	3,912	1,776
Other, net	(5,501)	(59,980)	9,250

Net cash provided by operating activities	122,367	29,194	85,427
Cash flows from investing activities
Acquisitions, net of cash paid	(1,956)	—	145,351
Net decrease (increase) in interest-bearing deposits	6,815	5,167	(5,240)
Purchases of available-for-sale securities	(649,177)	(2,964,003)	(742,302)
Maturities of available-for-sale securities	497,314	2,202,777	371,943
Sales of securities, net of gains	151,635	145,125	75,811
Purchases of held-to-maturity securities	(4,710)	(19,588)	(44,496)
Maturities of held-to-maturity securities	291	10,413	31,466
Net increase in loans	(147,967)	(318,163)	(188,909)
Net increase in bank premises and equipment	(11,205)	(22,652)	(21,350)
Net decrease in minority interest	—	—	(2,946)

Net cash used in investing activities	(158,960)	(960,924)	(380,672)
Cash flows from financing activities
Net (decrease) increase in demand deposits, NOW accounts and savings accounts	(83,965)	533,588	66,337
Net (decrease) increase in time accounts	(137,804)	226,412	71,721
Net increase in short-term and other borrowings	287,549	160,487	22,760
Net decrease (increase) in long-term debt	(17,902)	(31,088)	69,156
Net proceeds from issuance of Company-obligated mandatorily redeemable preferred securities of CFB Capital I and II	—	—	120,000
Net proceeds from issuance of common stock	2,234	1,384	80,408
Conversion of preferred stock to common stock	—	—	(22,988)
Purchase of common stock held in treasury	(11,844)	(16,314)	(2,777)
Sale of common stock held in treasury	2,569	1,553	4,554
Common stock dividends paid	(27,075)	(20,059)	(19,333)

Net cash provided by financing activities	13,762	855,963	389,838

Net (decrease) increase in cash and cash equivalents	(22,831)	(75,767)	94,593
Cash and cash equivalents at beginning of year	274,657	350,424	255,831

Cash and cash equivalents at end of year	$251,826	$274,657	$350,424

See accompanying notes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Community First Bankshares, Inc.

December 31, 1999, 1998, 1997

1. SIGNIFICANT ACCOUNTING POLICIES

    Community First Bankshares, Inc. (the "Company") is a multi-bank holding company which, at the end of 1999, served 158 communities in Arizona, California, Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota, South Dakota, Utah, Wisconsin and Wyoming. The Company's community banks provide a full range of banking services, primarily in small and medium-sized communities and the surrounding communities. In addition to its primary emphasis on commercial and consumer banking services, the Company offers trust, insurance and nondeposit investment products and services.

Basis of Presentation

    The consolidated financial statements include the accounts of Community First Bankshares, Inc., its wholly-owned data processing, credit origination and insurance agency subsidiaries and its thirteen wholly-owned subsidiary banks. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain amounts in prior periods have been reclassified to conform to the current presentation.

    As discussed in Note 2, the Company acquired Valley National Corporation ("Valley National"), on October 7, 1999. This acquisition was accounted for using the pooling of interests method. In addition, the Company acquired Community Bancorp, Inc. ("CBI") on April 3, 1998; Pioneer Bank of Longmont ("Longmont") on April 30, 1998; FNB, Inc. ("FNB") on May 7, 1998; Western Bancshares of Las Cruces, Inc. ("Western") on July 1, 1998; and Guardian Bancorp ("Guardian") on August 7, 1998. These acquisitions were accounted for using the pooling of interests method. The 1999 Valley National acquisition was material to the Company's financial condition and operating results. While none of the 1998 transactions, individually, were material to the Company's financial condition or operating results, the aggregation of these business combinations does have a material effect on the Company's financial condition and operating results. Accordingly, the consolidated financial information has been restated to reflect the results of operations of the seven companies on a combined basis for all periods presented.

    On April 28, 1998, the shareholders approved a charter amendment that facilitated a two-for-one split of the Company's common stock, in the form of a 100 percent dividend payable to shareholders of record on May 1, 1998 and distributed on May 15, 1998. Accordingly, the historical consolidated information has been restated to reflect the impact of the two-for-one split on the common share, weighted average common share and basic and diluted earnings per share data.

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

Held-to-Maturity and Available-for-Sale Securities

    Management determines the classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity when the

Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost. The cost of securities sold is determined on a specific identification basis.

    Debt securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of tax, reported as a component of retained earnings in shareholders' equity.

    The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity or, in the case of mortgage-backed securities, over the estimated life of the security. Such amortization and accretion is included as an adjustment to interest income from investments. Realized gains and losses and declines in value judged to be other than temporary are included in net securities gains (losses). The cost of securities sold is based on the specific identification method.

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

Intangible Assets

    Goodwill, the excess cost over net assets acquired, of banking subsidiaries is amortized over a period of fifteen years. At December 31, 1999, goodwill totaled $75,439,000, net of accumulated amortization of $23,725,000. Other intangible assets, principally deposit base intangibles, unexpired premium lists and noncompetition agreements, totaled $50,939,000, net of accumulated amortization of $9,118,000, and are amortized over their estimated useful lives ranging from three to twenty-five years. The Company assesses the recoverability of goodwill and other intangibles on an annual basis to determine whether any impairment exists. This ongoing assessment includes understanding and evaluating qualitative factors that would indicate the potential for impairment. If the Company believes a potential impairment exists, the Company estimates the relative market value of the corresponding business activity to determine whether a material permanent impairment exists.

Income Taxes

    The Company provides for income taxes based on income reported for financial statement purposes, rather than amounts currently payable under statutory tax laws. Deferred taxes are recorded to reflect the tax consequences on future years' differences between the tax bases of assets and liabilities and the financial reporting of amounts at each year-end.

Earnings Per Share

    Basic earnings per common share is calculated by dividing net income applicable to common equity by the weighted-average number of shares of common stock outstanding.

    Diluted earnings per common share is based on net income before considering the preferred stock dividends declared. The weighted-average number of shares of common stock outstanding is increased by the assumed conversion of convertible preferred stock outstanding and the number of shares of common stock that would be issued assuming the exercise of stock options and warrants during each period. Such adjustments to the weighted-average number of shares of common stock outstanding are made only when such adjustments dilute earnings per share.

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

2. BUSINESS COMBINATIONS AND DIVESTITURES

    On December 21, 1999, the Company issued approximately 317,000 shares of common stock to acquire River Bancorp, Incorporated ("River Bancorp"), the holding company for Northland Security Bank, Ramsey, Minnesota. At acquisition, River Bancorp had approximately $35 million in assets and $31 million in deposits. The Company used the pooling of interests method to account for the transaction. This merger was not material to the Company's consolidated financial information or operating results. Accordingly, the Company's consolidated financial information has not been restated to reflect this merger. The operating results are included in the Company's consolidated statements from the date of the merger.

    On October 7, 1999, the Company issued approximately 3,022,000 shares of common stock to acquire Valley National Corporation ("Valley National"), the holding company for Valle de Oro Bank, El Cajon, California. At acquisition, Valley National had approximately $252 million in assets and $237 million in deposits. The Company used the pooling of interests method to account for the transaction. The Company's consolidated financial information has been restated to reflect this merger. The operating results are included in the Company's consolidated statements for all periods presented.

    The operating results of the Company and Valley National for the years ended December 31, 1998 and 1997 prior to restatement were:

	The Company	Valley National	Combined
	(In thousands, except per share data)
Year ended December 31, 1998:
Net interest income	$260,760	$11,723	$272,483
Net income	43,063	2,400	45,463
Net income applicable to common equity	43,063	2,400	45,463
Earnings per share:
Basic	$0.91	$0.80	$0.90
Diluted	$0.90	$0.74	$0.89
Year ended December 31, 1997:
Net interest income	$191,979	$10,322	$202,301
Net income	59,013	1,852	60,865
Net income applicable to common equity	59,013	1,852	60,865
Earnings Per Share:
Basic	$1.36	$0.63	$1.31
Diluted	$1.32	$0.58	$1.27

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

    On July 1, 1998, the Company issued approximately 1,932,000 shares of common stock to acquire Western Bancshares of Las Cruces, Inc. ("Western"), the holding company for Western Bank, Las Cruces, New Mexico, with offices in Anthony, Hatch and Las Cruces, New Mexico. At acquisition, Western had approximately $159 million in assets and $136 million in deposits. The Company used the pooling of interests method to account for the transaction. The Company's consolidated financial information has been restated to reflect this merger. The operating results are included in the Company's consolidated statements for all periods presented.

    On May 7, 1998, the Company issued approximately 1,135,000 shares of common stock to acquire FNB, Inc. ("FNB") a bank holding company with banks in Greeley and Fort Collins, Colorado. At acquisition, FNB had approximately $120 million in assets and $109 million in deposits. The Company used the pooling of interests method to account for the transaction. The Company's consolidated financial information has been restated to reflect this merger. The operating results are included in the Company's consolidated statements for all periods presented.

    On April 30, 1998, the Company issued approximately 1,432,000 shares of common stock to acquire Pioneer Bank of Longmont ("Longmont"), Longmont, Colorado, with offices in Berthoud, Longmont, Lyons and Niwot, Colorado. At acquisition, Longmont had approximately $138 million in assets and $128 million in deposits. The Company used the pooling of interests method to account for the transaction. The Company's consolidated financial information has been restated to reflect this merger. The operating results are included in the Company's consolidated statements for all periods presented.

    On April 3, 1998, the Company issued approximately 853,000 shares of common stock to acquire Community Bancorp, Inc. ("CBI"), the parent company of Community First National Bank, Thornton, Colorado, with two offices in Thornton, Colorado. At acquisition, CBI had approximately $78 million in assets and $72 million in deposits. The Company used the pooling of interests method to account for the transaction. The Company's consolidated financial information has been restated to reflect this merger. The operating results are included in the Company's consolidated statements for all periods presented.

    In July 1998, the Company sold the operating assets of its two sub-prime lending subsidiaries. Seven loan production offices of Equity Lending, Inc. ("Equity Lending") were sold to FIRSTPLUS Financial Group, Inc., in a cash transaction on July 27, 1998. Servicing rights to the portfolio of automobile installment contracts originated by Mountain Parks Financial Services, Inc. ("MPFS") were acquired by Cygnet Financial Services, Inc. on July 31, 1998. At December 31, 1998, the Company retained $25 million in loans originated by Equity Lending and servicing rights on an additional $100 million in Equity Lending loans sold to other parties. At December 31, 1998, the Company also retained $40 million in auto installment contracts originated by MPFS. In addition to a fourth quarter 1998 charge of $10 million in anticipation of liquidating these companies, the Company recorded a $3.9 million loss on these companies during the first and second quarters of 1998, when the companies were classified as discontinued

operations. Losses on the discontinued operations included a $2.2 million operating loss and $1.7 million expected loss on disposal. As of December 31, 1999 the Company had approximately $10 million in sub-prime mortgages and $237,000 in sub-prime automobile contracts remaining. Equity Lending, which originated residential non-conforming mortgages, and MPFS, which purchased sub-prime auto installment contracts, were acquired in December 1996, as a result of the Company's merger with Mountain Parks Financial Corporation. The two companies were classified as discontinued operations on the Company's 1997 financial statements.

    On June 12, 1998, the Company, through its Colorado subsidiary, completed the sale of its office in Ault, Colorado. The Ault office was acquired on January 23, 1998 as part of the Company's purchase and assumption of 37 offices of Banc One Corporation located in Arizona, Colorado and Utah. The transaction included the disposition of approximately $9 million in deposits.

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

    The operating results of all of the companies acquired in purchase transactions subsequent to the dates of acquisition are included in the Company's consolidated financial statements for the years ended December 31, 1999, 1998 and 1997.

3. ACCOUNTING CHANGES

    SFAS No. 133—Accounting for Derivative Instruments and Hedging Activities—In June 1998, the Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which was amended by SFAS No. 137. The statement, as amended, is required to be adopted in years beginning after June 15, 2000. Because of the Company's minimal use of derivatives, management does not anticipate that the adoption of the new Statement will have a significant effect on earnings or the financial position of the Company.

4. SECURITIES

    The following is a summary of available-for-sale securities and held-to-maturity securities at December 31, 1999 (in thousands):

	Available-for-Sale Securities
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
United States Treasury	$115,810	$85	$1,097	$114,798
United States Government agencies	457,468	4	18,864	438,608
Mortgage-backed securities	1,153,122	504	39,808	1,113,818
Collateralized mortgage obligations	26,036	63	121	25,978
State and political securities	153,682	574	5,754	148,502
Other securities	104,096	266	8,549	95,813

Total	$2,010,214	$1,496	$74,193	$1,937,517

	Held-to-Maturity Securities
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Other securities	$74,248	—	—	$74,248

Total	$74,248	—	—	$74,248

    The following is a summary of available-for-sale securities and held-to-maturity securities at December 31, 1998 (in thousands):

	Available-for-Sale Securities
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
United States Treasury	$132,828	$2,130	$1	$134,957
United States Government agencies	362,769	2,546	635	364,680
Mortgage-backed securities	1,205,771	14,621	1,336	1,219,056
Collateralized mortgage obligations	61,760	391	101	62,050
State and political securities	142,615	3,483	337	145,761
Other securities	77,616	1,520	1,056	78,080

Total	$1,983,359	$24,691	$3,466	$2,004,584

	Held-to-Maturity Securities
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
United States Government agencies	$7,499	$85	$17	$7,567
State and political securities	14,986	609	—	15,595
Other securities	70,374	2	—	70,376

Total	$92,859	$696	$17	$93,538

    Proceeds from the sale of available-for-sale securities during the years ended December 31, 1999, 1998 and 1997, were $153,810,000, $146,926,000 and $76,275,000, respectively. Gross gains of $2,175,000, $1,870,000 and $550,000 and gross losses of $0, $69,000 and $86,000 were realized on those sales during 1999, 1998 and 1997, respectively. The tax effect on the net gains during 1999, 1998 and 1997 was approximately $761,000, $630,000 and $162,000, respectively. There were no sales of held-to-maturity securities during 1999, 1998 or 1997.

    The amortized cost and estimated fair value of debt securities at December 31, 1999, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-Sale
	Amortized Cost	Estimated Fair Value
	(In thousands)
Due in one year or less	$60,480	$60,507
Due after one year through five years	349,947	342,652
Due after five years through ten years	240,211	227,315
Due after ten years	180,418	167,247

	831,056	797,721
Mortgage-backed securities	1,153,122	1,113,818
Collateralized mortgage obligations	26,036	25,978

Total	$2,010,214	$1,937,517

	Held-to-Maturity
	Amortized Cost	Estimated Fair Value
	(In thousands)
Due after ten years	$74,248	$74,248
	74,248	74,248
Mortgage-backed securities	—	—

Total	$74,248	$74,248

    At December 31, 1999, available-for-sale securities included $386,000 in commitments to purchase specific investment securities at a future date.

    Available-for-sale and held-to-maturity securities carried at $1,274,663,000 and $998,209,000 at December 31, 1999 and 1998, respectively, were pledged to secure borrowings, public and trust deposits and for other purposes required by law. Securities sold under agreement to repurchase were collateralized by available-for-sale and held-to-maturity securities with an aggregate carrying value of $155,490,000 and $134,557,000 at December 31, 1999 and 1998, respectively.

5. LOANS

    The composition of the loan portfolio at December 31 was as follows (in thousands):

	1999	1998
Real estate	$1,319,678	$1,291,287
Real estate construction	434,924	366,277
Commercial	994,624	966,404
Consumer and other	681,423	618,530
Agriculture	259,704	295,039

	3,690,353	3,537,537
Less allowance for loan losses	(48,878)	(51,860)

Net loans	$3,641,475	$3,485,677

    At December 31, 1999, real estate loans totaling $663,394,000 and consumer loans totaling $232,854,000 were pledged to secure borrowings.

6. ALLOWANCE FOR LOAN LOSSES

    Activity in the allowance was as follows (in thousands):

	1999	1998	1997
Balance at beginning of year	$51,860	$41,387	$31,354
Allowance of acquired companies/other(1)	270	1,950	10,065
Provision charged to operating expense	20,184	23,136	6,604
Loans charged off	(27,850)	(18,334)	(9,352)
Recoveries of loans charged off	4,414	3,721	2,716

Balance at end of year	$48,878	$51,860	$41,387

(1)
Includes only acquisitions of companies accounted for as purchases.

    Nonaccrual loans totaled $25,764,000, $22,609,000 and $15,151,000 at December 31, 1999, 1998 and 1997, respectively. The Company includes all loans considered impaired under SFAS No. 114 in nonaccrual loans. The amount of impaired loans was not material at December 31, 1999. Interest income of $5,534,000 on nonaccrual loans would have been recorded during 1999 if the loans had been current in accordance with their original terms. During 1999, the Company recorded interest income of $1,067,000 related to loans that were on nonaccrual status as of December 31, 1999.

7. FAIR VALUE OF FINANCIAL INSTRUMENTS

    Due to the nature of its business and the financing needs of its customers, the Company has a financial interest in a large number of financial instruments, the majority for which an active market does not exist. Accordingly, the Company has used various valuation techniques to estimate the fair value of its financial instruments. These techniques are significantly affected by the assumptions used, including the discount rate, the estimated timing and amount of cash flows and the aggregation methods used to value similar instruments. In this regard, the resulting fair value estimates cannot be substantiated by comparison to independent markets and, in a majority of cases, could not be realized by the immediate sale or settlement of the instrument. Also, the estimates reflect a point in time valuation that could change significantly based on changes in outside economic factors, such as the general level of interest rates. The required disclosures exclude the estimated values of nonfinancial instrument cash flows and are not intended to provide or estimate a market value of the Company. The following assumptions were used by the Company in estimating the fair value of the specific financial instruments.

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

Loans

    The loan portfolio consists of both variable and fixed rate loans. The carrying amounts of variable rate loans, a majority of which reprice within the next three months and for which there has been no significant change in credit risk, are assumed to approximate fair values. The fair values for fixed rate loans are estimated using discounted cash flow analysis. The discount rates applied are based on the current interest rates for loans with similar terms to borrowers of similar credit quality.

Deposit Liabilities

    The fair value of demand deposits, savings accounts and certain money market deposits is defined by SFAS No. 107 to be equal to the amount payable on demand at the date of the financial statements. Fair values for fixed rate certificates of deposit are estimated using a discounted cash flow analysis that used the interest rates currently being offered on certificates of deposit to discount the aggregated expected monthly maturities.

Short-Term Borrowings

    Federal funds purchased, borrowings under repurchase agreements and other short-term borrowings are at variable rates or have short-term maturities, and their fair value is assumed to approximate their carrying amount.

Long-Term Debt

    The fair value of long-term debt is estimated using a discounted cash flow analysis using current market rates of debt with similar maturities to discount the future cash flows.

Loan Commitments and Letters of Credit

    The majority of the Company's commitments have variable rates and do not expose the Company to interest rate risk. The Company's commitments for fixed rate loans are evaluated, and it is estimated the probability of additional loans being issued under these commitments is not significant and there is not a fair value liability.

    The estimated fair values of the Company's financial instruments at December 31 are shown in the table below (in thousands):

	1999		1998
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and due from banks	$247,051	$247,051	$262,667	$262,667
Federal funds sold and resale agreements	4,775	4,775	11,990	11,990
Interest-bearing deposits	4,648	4,648	11,463	11,466
Available-for-sale securities	1,937,517	1,937,517	2,004,584	2,004,584
Held-to-maturity securities	74,248	74,248	92,859	93,538
Loans	3,690,353	3,661,969	3,537,537	3,530,200
Allowance for loan losses	(48,878)	(48,878)	(51,860)	(51,860)

Net loans	3,641,475	3,613,091	3,485,677	3,478,340
Financial liabilities:
Deposits:
Noninterest-bearing	$616,861	$616,861	$591,718	$591,718
Interest-bearing:
Savings and NOW	2,276,705	2,276,705	2,369,945	2,370,041
Time accounts over $100,000	579,514	578,847	623,406	623,852
Other time accounts	1,436,783	1,428,348	1,515,996	1,516,375

Total deposits	4,909,863	4,900,761	5,101,065	5,101,986
Federal funds purchased and repurchase agreements	252,760	252,737	143,057	143,057
Other short-term borrowings	471,665	471,659	292,669	292,669
Long-term debt	75,622	73,585	93,524	96,083

8. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

    In the normal course of business, the Company is party to financial instruments with off-balance-sheet risk. These transactions enable customers to meet their financing needs and enable the Company to manage its interest rate risk. These financial instruments include commitments to extend credit and letters of credit. The contract or notional amounts of these financial instruments at December 31, 1999 and 1998, were as follows (in thousands):

	1999	1998
Commitments to extend credit	$686,689	$671,057
Standby letters of credit	22,397	22,287
Commercial letters of credit	6,147	4,354

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

    The Company's bank subsidiaries grant real estate, agricultural, commercial, consumer and other loans and commitments and letters of credit to customers throughout Arizona, California, Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota, South Dakota, Utah, Wisconsin and Wyoming. Although the Company has a diversified loan portfolio, the ability of a significant portion of its debtors to honor their contracts is dependent upon their local economic sector. The maximum exposure to accounting loss that could occur, if the borrowers fail to perform according to the loan agreements and the underlying collateral proved to be of no value, is the total loan portfolio balances and commitments and letters of credit.

9. BANK PREMISES AND EQUIPMENT

    Bank premises and equipment at December 31 consisted of the following (in thousands):

	1999	1998
Land	$22,217	$19,723
Buildings	126,754	123,014
Furniture, fixtures and equipment	91,556	87,729
Leased property under capital lease obligations	10,586	12,956

	251,113	243,422
Less accumulated depreciation	125,656	115,190

	$125,457	$128,232

10. SHORT-TERM BORROWINGS

    As of December 31, 1999, the Company's subsidiary banks had $383,500,000 in Federal Home Loan Bank ("FHLB") borrowings, which are collateralized by various investment securities and real estate loans. The interest rates on FHLB borrowings are variable rates based on short-term market conditions and the term of the advance, ranging from 4.23% to 5.99% at December 31, 1999. The Company's subsidiaries had additional short-term borrowings of $68,753,000 outstanding at December 31, 1999.

    The Company has a short-term line of credit bearing interest at the Federal Funds rate plus 1.25% that provides for borrowing up to $5,000,000 through December 31, 1999, with no commitment fee. As of December 31, 1999, the Company had a balance of $3,195,000 outstanding under this line of credit. The Company also has a short-term line of credit bearing interest at a variable rate of LIBOR plus .30% that provides for borrowing up to $25,000,000 through October 27, 2000, with a commitment fee of .25% of the revolving commitment amount. As of December 31, 1999, the Company had a balance of $3,000,000 outstanding under this line of credit. The Company has entered into an agreement that allows for its designated agent to underwrite up to $35,000,000 in commercial paper and has obtained lines of credit to support these borrowings. As of December 31, 1999, there was a $19,412,000 commercial paper balance outstanding with a blended rate of 6.03%. The terms of the lines of credit include certain covenants with which the Company must comply. At December 31, 1999, the Company was in compliance with all covenants pertaining to the lines of credit.

11. LONG-TERM DEBT

    Long-term debt consisted of the following at December 31 (in thousands):

	1999	1998
Parent Company:
Subordinated notes payable, interest at 7.30%, payable semi-annually, maturing June 30, 2004, unsecured	$60,000	$60,000
Term note payable to bank, interest at 6.19% until February 1, 2008, then at .50% over One Year, Three Year, or Five Year U.S. Treasury rate, payable semi-annually, maturing February 1, 2013, secured by real property	2,987	3,200
Subsidiaries:
Federal Home Loan Bank advances, interest rates ranging from 5.33% to 8.33%, payable quarterly, with maturities ranging from November 18, 2002 to March 10, 2010	10,653	27,787
Term Note payable to bank, interest at 5.19% payable monthly, principal payments ranging from $42,000 to $54,700, per schedule due monthly through March 31, 2003	1,874	2,356
Other Notes Payable	108	181

	$75,622	$93,524

    The Company has a long-term line of credit bearing interest at the Federal Funds rate plus 1.25% that provides for borrowing up to $10,000,000 through January 23, 2006, with a .20% fee on the unfunded amount. As of December 31, 1999, the Company had no balance outstanding.

    The 7.30% subordinated notes payable are not redeemable, in whole or in part, by the Company. These notes, of which 100% of the balance qualifies as Tier II capital under the Federal Reserve Board guidelines, are direct obligations of the Company and are subordinated to all other indebtedness of the Company. The terms of the subordinated notes payable include certain covenants with which the Company must comply. At December 31, 1999, the Company was in compliance with all covenants pertaining to the subordinated notes payable.

    On October 30, 1998, the Company redeemed all of its 9.00% Exchangeable Subordinated Notes due August 15, 2005 at a redemption price of 103% of the principal amount, plus accrued interest to the redemption date. The total outstanding principal amount of the notes, which were issued on July 1995, was $11.5 million. The early redemption resulted in a one-time pre-tax charge of $345,000.

    Maturities of long-term debt outstanding, primarily of the parent company, at December 31, 1999, were (in thousands):

2000	$736
2001	782
2002	5,939
2003	4,153
2004	1,554
Thereafter	62,458

$75,622

12. COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES

    On December 10, 1997, the Company issued $60 million of 8.20% Cumulative Capital Securities, through CFB Capital II, a business trust subsidiary organized in December 1997. The proceeds of the offering were invested by CFB Capital II in Junior Subordinated Debentures of the Company. The Company used the net proceeds in part to capitalize its bank subsidiaries in Colorado and Arizona, which acquired branches of Banc One, in their respective states. The debentures will mature not earlier than December 15, 2002, and not later than December 15, 2027.

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

    At December 31, 1999, the combined $120 million in Capital Securities qualified as Tier I capital under capital guidelines of the Federal Reserve.

13. SHAREHOLDERS' EQUITY

Common Stock

    On April 3, 1998, the Company filed a shelf registration statement with the Securities and Exchange Commission for the purpose of issuing up to 3,500,000 shares of its common stock. The shares may be offered in acquisition transactions in exchange for shares of capital stock, partnership interests or other assets representing an interest, direct or indirect, in other companies or entities, or in exchange for assets used in or related to the business of such entities. Amendment No. 1, effective June 11, 1998, increased the shares under this registration statement to 7,000,000 shares, to reflect the effect of the shares remaining as of May 15, 1998, when the shareholders approved a charter amendment to facilitate a two-for-one split of the Company's common stock, in the form of a 100 percent stock dividend. Subsequently, two additional acquisitions, totaling 1,843,447 shares, were completed under this registration statement. At December 31, 1999, there remain 5,156,553 shares to be issued under the registration statement.

    On December 31, 1997, the Company filed a shelf registration statement with the Securities and Exchange Commission for the purpose of issuing up to 3,000,000 shares of its common stock. The shares may be offered in acquisition transactions in exchange for shares of capital stock, partnership interests or other assets representing an interest, direct or indirect, in other companies or entities, or in exchange for assets used in or related to the business of such entities, or in exchange for assets used in or related to the business of such entities. Amendment No. 2, effective June 22, 1998 increased the shares under this registration statement to 4,438,207 shares, to reflect the effect of the shares remaining as of May 15, 1998, when the shareholders approved a charter amendment to facilitate a two-for-one split of the Company's common stock, in the form of a 100 percent stock dividend. As of June 22, 1998, two acquisitions were completed under the registration statement, totaling 1,561,793 shares, resulting in a pre-split remaining authorized shares of 1,438,207. Subsequently, two additional acquisitions, totaling 2,016,218 shares, were completed under the December 31, 1997 registration statement. At December 31, 1999, there remain 860,196 shares to be issued under the registration statement.

    On December 10, 1997, the Company completed the issuance of 2,000,000 million shares of common stock. The issuance of these shares occurred at a selling price of $24.75 per share with an underwriting discount of $.87 per share paid by the Company. The Company used the proceeds, in combination with the

$60 million Capital Securities issue to capitalize its bank subsidiaries in Colorado and Arizona which acquired branches of Banc One.

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

    On April 1, 1999, prior to being acquired by the Company, Valley National was formed as a one-bank holding company through a reorganization of its affiliate bank, Valle de Oro Bank. In the reorganization, former Valle de Oro Bank shareholders received two shares of Valley National common stock for each share of bank stock owned. Equity records of Valley National and subsequently, the Company, have been restated to reflect the reorganization.

    The former Valley National Corporation and its predecessor, Valle de Oro Bank, declared and paid a common stock dividend equal to 5% of its common stock outstanding as of May 3, 1999, April 24, 1998 and April 25, 1997.

Preferred Stock

Shareholders' Rights Plan

    The Company adopted a shareholders' rights plan in January 1995 that attached one right to each share of common stock outstanding on January 19, 1995. Each right entitles the holder to purchase one one-hundredth of a share of a new series of junior participating preferred stock of the Company, which has an initial exercise price of $31.50. The rights become exercisable only upon the acquisition of 15% or more of the Company's voting stock, or an announcement of a tender offer or exchange offer to acquire an interest of 15% or more by a person or group, without the prior consent of the Company. If exercised, or if the Company is acquired, the rights entitle the holders (not including the person or persons acquiring or proposing to acquire an amount of common stock equal to 15% or more of the Company) to purchase, at the exercise price, common stock with a market value equal to two times the exercise price. The rights, which may be redeemed by the Company in certain circumstances, expire January 5, 2005.

Capital Requirements

    The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets.

    As of December 31, 1999, the Company is considered well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table.

Regulatory Capital Requirements:

	At December 31, 1999
	Tier 1 Capital	Total Risk- Based Capital	Leverage	Total Risk- Based Assets
	(Dollars in thousands)
Minimum	4.00%	8.00%	3.00%	N/A
Well Capitalized	6.00%	10.00%	5.00%	N/A

Bank Subsidiaries:
Community First National Bank, Fergus Falls	9.68%	10.89%	7.79%	$698,442
Community First National Bank, Fargo	9.55%	10.64%	7.32%	441,573
Community First State Bank, Vermillion	9.67%	10.51%	7.56%	222,510
Community First National Bank, Decorah	10.01%	11.26%	7.75%	130,185
Community First National Bank, Alliance	11.99%	13.24%	9.11%	225,235
Community First National Bank, Spooner	10.08%	11.33%	7.46%	84,590
Community First National Bank, Fort Morgan	9.78%	10.82%	7.21%	1,239,790
Community First National Bank, Cheyenne	13.32%	14.36%	8.89%	680,650
Community First National Bank, Phoenix	14.89%	15.64%	7.22%	315,105
Community First National Bank, Las Cruces	11.82%	13.08%	9.33%	122,261
Community First National Bank, Salt Lake City	10.72%	11.97%	8.11%	82,629
Valle de Oro Bank, El Cajon	11.17%	12.30%	7.97%	185,098
Northland Security, Ramsey	10.94%	11.82%	9.46%	30,289
Community First Bankshares, Inc.	10.01%	12.45%	7.16%	$4,452,587

Regulatory Capital Requirements:

	At December 31, 1998
	Tier 1 Capital	Total Risk- Based Capital	Leverage	Total Risk- Based Assets
	(Dollars in thousands)
Minimum	4.00%	8.00%	3.00%	N/A
Well Capitalized	6.00%	10.00%	5.00%	N/A

Bank Subsidiaries:
Community First National Bank, Fergus Falls	9.40%	10.54%	7.67%	$665,856
Community First National Bank, Fargo	9.91%	11.15%	7.39%	393,564
Community First State Bank, Vermillion	10.29%	11.45%	7.79%	211,778
Community First National Bank, Decorah	10.62%	11.88%	7.82%	117,703
Community First National Bank, Alliance	9.84%	11.07%	8.06%	249,489
Community First National Bank, Spooner	9.81%	10.94%	7.89%	83,539
Community First National Bank, Fort Morgan	9.25%	10.50%	6.30%	1,225,378
Community First National Bank, Cheyenne	13.96%	14.97%	8.56%	617,224
Community First National Bank, Phoenix	17.28%	17.94%	6.45%	260,263
Community First National Bank, Las Cruces	11.17%	12.42%	8.61%	117,690
Community First National Bank, Salt Lake City	9.27%	10.52%	6.04%	77,678
Valle de Oro Bank, El Cajon	11.47%	12.47%	8.06%	168,046
Community First Bankshares, Inc.	9.44%	12.09%	6.47%	$4,213,215

14. EMPLOYEE BENEFIT PLANS

    Stock Option Plan—During 1996, the Company approved the 1996 Stock Option Plan under which an additional 4,000,000 shares of the Company's common stock were reserved for granting of future stock options. Similar to the 1987 Stock Option Plan, the Company may grant key employees incentive or nonqualified options to purchase common stock of the Company. Incentive stock options must have an exercise price of at least fair market value on the date of the grant, as determined by the Company. The options generally vest ratably over a three-year period and are exercisable over five- or ten-year terms.

    Stock options outstanding under the plans are as follows:

	1999		1998
	Options Outstanding	Weighted Average Price Per Share	Options Outstanding	Weighted Average Price Per Share
Beginning of Year	2,053,978	$13.67	1,791,364	$9.14
Options Granted	608,795	19.10	663,253	22.92
Options Exercised	(333,961)	7.92	(347,513)	7.71
Options Forfeited	(108,468)	21.49	(53,126)	15.05

End of Year	2,220,344	$15.53	2,053,978	$13.67

Exercisable at end of year	1,150,217	$12.05	1,019,926	$8.91
	1999		1998
Weighted-average fair value of options granted	$5.62		$4.44

    The range of exercise prices and the weighted-average remaining contractual life of the options outstanding at December 31, 1999 were as follows:

Range of Exercise Prices Per Share	Options Outstanding at December 31 1999	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Life
$24.69 to $24.88	484,400	$24.86	1.91 years
$17.25 to $21.50	597,200	$19.51	0.98 years
$10.63 to $14.25	612,048	$12.76	3.12 years
$3.86 to $7.375	526,696	$5.69	5.33 years

    At December 31, 1999, a total of 4,328,269 shares of authorized common stock was reserved for exercise of options granted under the 1996 and 1987 Stock Option Plans.

    As described in Note 1, the Company has elected to measure compensation costs as prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" and, accordingly, does not recognize compensation expense. SFAS No. 123 requires the Company to disclose pro forma information reflecting net income and earnings per share had the Company elected to record compensation expense based on the fair market value method described in SFAS 123. The fair value of the options was estimated at the grant date using a Black-Sholes option pricing model. Option valuation models require the input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

    The following weighted-average assumptions were used in the valuation model: risk-free interest rates of 4.60 percent and 5.35 percent in 1999 and 1998, respectively; dividend yield of 3.56 percent and 2.09 percent in 1999 and 1998, respectively; stock price volatility factors of .336 and .178 in 1999 and 1998, respectively; and expected life of options of 7.5 years and 4 years in 1999 and 1998, respectively.

    The pro forma disclosures include options granted in 1999 and 1998 and are not likely to be representative of the pro forma disclosures for future years. The estimated fair value of the options is amortized to expense over the options' vesting period.

	1999	1998
	(Dollars in thousands, except per share data)
Pro forma net income	$73,417	$44,464
Pro forma net income (diluted)	73,417	44,464
Pro forma earnings per share:
Basic	$1.47	$0.88
Diluted	1.45	0.87

    Employee Stock Ownership Plan—The Company has an employee stock ownership plan ("ESOP") that is a defined contribution plan covering all employees who are 21 years of age with more than one year of service. Contributions are calculated using a formula based on the Company's return on average assets on a yearly basis. The contribution expense was $1,335,000, $1,890,000 and $1,407,000 in 1999, 1998 and 1997, respectively.

    Profit-Sharing Plan—The Company offers a contributory profit-sharing and thrift plan that qualifies under section 401(k) of the Internal Revenue Code. The plan covers all employees who are 21 years of age with more than one year of service. The plan provides for an employer-matching contribution of 50%

based on each participant's eligible contribution for each plan year, subject to a limitation of the lesser of 6% of the participant's annual compensation or the maximum amount prescribed by the Internal Revenue Code. The Company's contribution was $1,639,000, $1,630,000 and $1,364,000 in 1999, 1998 and 1997, respectively.

15. RESTRICTIONS ON CASH AND DUE FROM BANKS

    Bank subsidiaries are required to maintain average reserve balances with the Federal Reserve Bank. Balances of $37,859,000 and $48,096,000 at December 31, 1999 and 1998, respectively, exceeded required amounts.

16. INCOME TAXES

    The components of the provision for income taxes were (in thousands):

	1999	1998	1997
Federal:
Current	$36,509	$26,636	$26,102
Deferred	(742)	(6,177)	(3,007)

	35,767	20,459	23,095
State:
Current	3,152	2,937	3,418
Deferred	(346)	(801)	(665)

	2,806	2,136	2,753

Provision for income taxes	$38,573	$22,595	$25,848

    The reconciliation between the provision for income taxes and the amount computed by applying the statutory federal income tax rate was as follows (in thousands):

	1999	1998	1997
Tax at statutory rate (35%)	$39,720	$25,188	$30,104
State income tax, net of federal tax benefit	1,830	1,283	1,797
Tax-exempt interest	(3,756)	(3,171)	(2,587)
Amortization of goodwill	919	892	923
Other	(140)	(1,597)	(4,389)

Provision for income taxes	$38,573	$22,595	$25,848

    Deferred income tax assets and liabilities reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1999 and 1998, are as follows (in thousands):

	1999	1998
Deferred tax assets:
Unrealized net (gains) losses	$27,801	$(7,936)
Loan loss reserves	16,332	16,268
Depreciation	1,665	(448)
Other reserves	2,385	2,548
Deferred compensation	1,965	1,853
Deferred loan fees	130	224
Other	2,398	2,785

	52,676	15,294
Deferred tax liabilities:
Purchase accounting	(233)	124
Other	1,486	272

	1,253	396

Net deferred tax assets	$51,423	$14,898

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

17. COMMITMENTS AND CONTINGENT LIABILITIES

    Total rent expense was $5,507,000, $5,030,000 and $3,811,000 in 1999, 1998 and 1997, respectively.

    Future minimum payments, by year and in the aggregate, under noncancelable leases with initial or remaining terms of one year or more, consisted of the following at December 31, 1999:

	Operating	Capital
	(In thousands)
2000	$2,024	$2,058
2001	1,841	1,141
2002	1,826	394
2003	1,786	117
2004	537	108
Thereafter	137	515

	$8,151	$4,333
Executory costs (taxes)		(37)

Net minimum lease payments		4,296
Less:
Amount representing interest		(441)

Present value of net minimum lease payments		$3,855

    In the normal course of business, there are various outstanding legal proceedings, claims, commitments and contingent liabilities. In the opinion of management, the Company and its subsidiaries will not be materially affected by the outcome of such matters.

18. COMMUNITY FIRST BANKSHARES, INC.

     (Parent Company Only)

CONDENSED STATEMENTS OF FINANCIAL CONDITION

	December 31
	1999	1998
		(restated)
	(In thousands)
Assets
Cash and due from subsidiary banks	$2,425	$4,944
Interest-bearing deposits	16	110
Available-for-sale securities	2,120	854
Investment in subsidiaries	575,568	607,681
Furniture and equipment	6,632	7,044
Receivable from subsidiaries	21,864	11,056
Other assets	18,076	23,608

Total assets	$626,701	$655,297

Liabilities and shareholders' equity
Short-term borrowings	25,607	35,535
Long-term debt	186,699	186,911
Other liabilities	7,126	8,195
Shareholders' equity	407,269	424,656

Total liabilities and shareholders' equity	$626,701	$655,297

CONDENSED STATEMENTS OF INCOME

	Years ended December 31
	1999	1998	1997
		(restated)	(restated)
	(in thousands)
Income:
Dividends from subsidiaries	$73,242	$76,728	$35,967
Service fees from subsidiaries	5,022	5,647	3,505
Interest income	991	1,049	1,562
Other	1,357	1,641	662
Total income	80,612	85,065	41,696
Expense:
Interest expense	16,895	17,565	10,564
Other expense	20,596	29,511	18,327
Total expense	37,491	47,076	28,891
Income before income tax benefit, equity in undistributed income of subsidiaries and extraordinary item	43,121	37,989	12,805
Income tax benefit	9,955	13,606	9,518
Income before undistributed income of subsidiaries and extraordinary item	53,076	51,595	22,323
Equity in undistributed income of subsidiaries	21,837	(6,132)	38,807

Income before cumulative effect of extraordinary item	74,913	45,463	61,130
Extraordinary item, net of tax	—	—	(265)
Net income	74,913	45,463	60,865

Net income applicable to common equity	$74,913	$45,463	$60,865

CONDENSED STATEMENTS OF CASH FLOWS

	Years ended December 31
	1999	1998	1997
		(restated)	(restated)
	(in thousands)
Cash flows from operating activities:
Net income	$74,913	$49,371	$59,898
Adjustments to reconcile net income to net cash used in operating activities:
Equity in income of subsidiaries	(21,837)	6,132	(38,807)
Depreciation	992	1,076	1,448
Decrease in interest payable	(13)	—	—
Other, net	5,120	(12,369)	6,364

Net cash provided by operating activities	59,175	44,210	28,903
Cash flows from investing activities:
Dividends received from subsidiaries	73,242	76,728	35,967
Purchases of stock in subsidiaries	(78,120)	(165,666)	(180,021)
Net loans to subsidiaries	(10,808)	216	(8,691)
Purchases of available-for-sale securities	(27,877)	—	(63,795)
Sales of available-for-sale securities, net of gains	1,573	62,941	—
Maturities of investment securities	25,038	—	—
Net increase in furniture and equipment	(580)	(1,910)	(6,001)
Net decrease in interest-bearing deposits	94	395	(505)

Net cash used in investing activities	(17,438)	(27,296)	(223,046)
Cash flows from financing activities:
Net (decrease) increase in short-term borrowings	(9,928)	24,368	(2,997)
Proceeds from issuance of long-term debt	—	29,450	236,466
Common stock dividends paid	(27,041)	(20,059)	(19,333)
Repayment of long-term debt	(212)	(38,625)	(80,464)
Net proceeds from the issuance of Company obligated mandatorily redeemable preferred securities CFB Capital I and II	—	—	(22,988)
Sale of common stock held in treasury	2,248	1,281	4,554
Purchase of common stock held in treasury	(11,844)	(16,314)	(2,777)
Net proceeds from issuance of common stock	2,521	1,656	80,408
Net cash (used in) provided by financing activities	(44,256)	(18,243)	192,869
Net decrease in cash and cash equivalents	(2,519)	(1,329)	(1,274)
Cash and cash equivalents at beginning of year	4,944	6,273	7,547

Cash and cash equivalents at end of year	$2,425	$4,944	$6,273

    Certain restrictions exist regarding the extent to which bank subsidiaries may transfer funds to the Company in the form of dividends, loans or advances. Federal law prevents the Company from borrowing from bank subsidiaries unless the loans are secured by specified U.S. obligations. Secured loans to the Company or any individual affiliate are generally limited in amount to 10% of the banks' equity. Further, loans to the Company and all affiliates in total are limited to 20% of the banks' equity. As of December 31, 1999 and 1998, $56,348,000 and $59,500,000, respectively, of individual subsidiary banks' capital was available for credit extension to the parent company. At December 31, 1999 and 1998, bank subsidiaries had no credit extended to the Company.

    Payment of dividends to the Company by its subsidiary banks is subject to various limitations by bank regulatory agencies. Undistributed earnings of the bank subsidiaries available for distribution as dividends under these limitations were $36,801,000 and $35,837,000 as of December 31, 1999 and 1998, respectively.

19. RELATED PARTY TRANSACTIONS

    Certain directors and executive officers of the Company and its subsidiaries, including their immediate families, companies in which they are principal owners and trusts in which they are involved, are loan customers of the bank subsidiaries. The aggregate dollar amounts of these loans were $15,142,000 and $11,503,000 at December 31, 1999 and 1998, respectively. During 1999, 1998 and 1997, $12,967,000, $10,362,000 and $6,486,000 of new loans were made and repayments totaled $9,328,000, $19,335,000 and $4,591,000, respectively.

20. EARNINGS PER SHARE

    The following table sets forth the computation of basic and diluted earnings per share:

    (Dollars in thousands, except per share data)

	Years ended December 31,
	1999	1998(1)	1997(1)
Numerator:
Income from continuing operations	$74,913	$49,371	$60,163
Numerator for basic earnings per share income available to common stockholders	74,913	49,371	60,163
Denominator:
Denominator for basic earnings per share weighted-average share	50,061,972	50,272,551	46,416,814
Effect of dilutive securities:
Employee stock options	608,587	842,152	857,410
Convertible preferred stock	—	—	557,178
Dilutive potential common shares	608,587	842,152	1,414,588
Denominator for diluted earnings per share adjusted weighted-average shares and assumed conversions	50,670,559	51,114,703	47,831,402
Basic earnings per share	$1.50	$0.98	$1.30
Diluted earnings per share	$1.48	$0.97	$1.26

(1)
Inclusive of the effect of discontinued operations as follows: Net income (loss)—$(3.9 million) and $967,000 in 1998 and 1997, respectively; diluted earnings per share $(0.08) and $0.02 in 1998 and 1997, respectively.

21. SUPPLEMENTAL DISCLOSURES TO CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31
	1999	1998	1997
	(In thousands)
Noncash transfers of held-to-maturity securities to available-for-sale securities	$22,974	$154,264	$92,190
Unrealized (loss) gain on available-for-sale securities	(93,922)	12,379	6,889
Income taxes paid	40,378	20,258	27,680
Interest paid	241,590	244,521	181,785
Commitments to purchase investment securities	386	1,529	340,457

INDEPENDENT AUDITOR'S LETTER

The Board of Directors and Shareholders
Community First Bankshares, Inc.

    We have audited the accompanying consolidated statements of financial condition of Community First Bankshares, Inc., and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, comprehensive income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community First Bankshares, Inc., and subsidiaries at December 31, 1999 and 1998 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
January 20, 2000

CONSOLIDATED STATEMENT OF CONDITION

FIVE YEAR SUMMARY

Community First Bankshares, Inc.

	December 31
	1999	1998	1997	1996	1995
		(restated)	(restated)	(restated)	(restated)
	(In thousands)
Assets
Cash and due from banks	$247,051	$262,667	$265,238	$215,712	$171,391
Federal funds sold and securities purchased under agreement to resell	4,775	11,990	85,186	40,119	75,540
Interest-bearing deposits	4,648	11,463	16,630	11,390	8,831
Available-for-sale securities	1,937,517	2,004,584	1,561,515	570,999	532,681
Held-to-maturity securities:
U.S. Treasury	—	—	1,536	2,537	2,942
U.S. Government agencies	—	7,499	22,696	17,089	13,176
Mortgage-backed securities	—	—	82,357	103,027	124,358
Collateralized mortgage-obligations	—	—	—	—	1
State and political securities	—	14,986	65,364	65,381	62,112
Other	74,248	70,374	66,093	80,036	67,511

Total securities	2,011,765	2,097,443	1,799,561	839,069	802,781
Loans	3,690,353	3,537,537	3,160,501	2,514,573	2,162,807
Less: allowance for loan losses	48,878	51,860	41,387	31,354	27,104

Net loans	3,641,475	3,485,677	3,119,114	2,483,219	2,135,703
Other assets	392,521	370,532	374,489	200,346	172,609

Total assets	$6,302,235	$6,239,772	$5,660,218	$3,789,855	$3,366,855

Liabilities and shareholders' equity
Deposits:
Noninterest-bearing	$616,861	$591,718	$740,425	$561,665	$516,247
Interest-bearing	4,293,002	4,509,347	3,600,640	2,578,138	2,375,386

Total deposits	4,909,863	5,101,065	4,341,065	3,139,803	2,891,633
Short-term borrowings	724,425	435,726	275,239	248,906	90,881
Long-term debt	75,622	93,524	124,612	54,870	89,820
Other liabilities	65,056	64,801	394,263	46,486	40,824

Total liabilities	5,774,966	5,695,116	5,135,179	3,490,065	3,113,158
Company-obligated mandatorily redeemable preferred securities of CFB Capital I and II	120,000	120,000	120,000	—	—
Shareholders' equity	407,269	424,656	405,039	299,790	253,697

Total liabilities and shareholders' equity	$6,302,235	$6,239,772	$5,660,218	$3,789,855	$3,366,855

CONSOLIDATED STATEMENT OF INCOME

FIVE YEAR SUMMARY

Community First Bankshares, Inc.

	Years Ended December 31
	1999	1998	1997	1996	1995
		(restated)	(restated)	(restated)	(restated)
	(In thousands)
Interest income:
Loans	$332,974	$337,771	$271,912	$230,599	$192,922
Investment securities	130,955	124,306	66,316	50,675	44,962
Other	1,277	5,193	4,561	3,789	3,983

Total interest income	465,206	467,270	342,789	285,063	241,867
Interest expense:
Deposits	151,138	166,873	124,964	99,838	86,907
Short-term and other borrowings	28,052	19,576	9,465	9,359	6,398
Long-term debt	6,628	8,338	6,059	4,891	5,461

Total interest expense	185,818	194,787	140,488	114,088	98,766

Net interest income	279,388	272,483	202,301	170,975	143,101
Provision for loan losses	20,184	23,136	6,604	8,545	4,490

Net interest income after provision for loan losses	259,204	249,347	195,697	162,430	138,611
Noninterest income:
Service charges on deposit accounts	37,013	31,880	22,701	17,526	15,270
Insurance commissions	8,791	7,197	5,375	5,213	4,283
Fees from fiduciary activities	5,148	4,944	3,805	3,332	2,718
Net gains on sales of securities	2,175	1,801	466	97	25
Other	19,382	17,445	17,600	13,027	11,747

Total noninterest income	72,509	63,267	49,947	39,195	34,043
Noninterest expense:
Salaries and employee benefits	106,542	119,250	83,331	70,657	57,009
Net occupancy	32,726	33,929	25,000	20,216	15,482
FDIC insurance	625	771	458	729	2,951
Professional service fees	8,819	10,251	5,702	5,291	5,051
Amortization of intangibles	10,500	10,366	5,550	3,433	2,636
Data processing and loan servicing fees	4,116	5,209	2,262	2,270	2,534
Company-obligated mandatorily redeemable preferred securities of CFB Capital I & II	10,245	10,218	5,108	—	—
Other	44,654	50,654	32,222	31,915	25,401

Total noninterest expense	218,227	240,648	159,633	134,511	111,064

Income from continuing operations before income taxes, cumulative effect of extraordinary item	113,486	71,966	86,011	67,114	61,590
Provision for income taxes	38,573	22,595	25,848	24,189	22,497

Income from continuing operations before cumulative effect of extraordinary item	74,913	49,371	60,163	42,925	39,093
Discontinued operations	—	(2,232)	967	—	—
Disposal of discontinued operations	—	(1,676)	—	—	—
Extraordinary item	—	—	(265)	—	—

Net income	$74,913	$45,463	$60,865	$42,925	$39,093

Preferred dividend	—	—	—	1,610	1,610
Net income applicable to common equity	$74,913	$45,463	$60,865	$41,315	$37,483

Earnings per common and common equivalent share:
Basic	$1.50	$0.90	$1.31	$0.98	$0.94
Diluted	$1.48	$0.89	$1.27	$0.94	$0.90
Average common shares outstanding:
Basic	50,061,972	50,272,551	46,416,814	42,374,295	40,038,235
Diluted	50,670,559	51,114,703	47,831,402	45,724,109	43,690,984

QUARTERLY RESULTS OF OPERATIONS

(unaudited)

Community First Bankshares, Inc.

The following is a summary of the quarterly results of operations for the years ended December 31, 1999 and 1998 (in thousands, except per share and per share data):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Year ended December 31, 1999
Interest income	$114,729	$116,046	$117,075	$117,356
Interest expense	45,556	45,923	46,933	47,406

Net interest income	69,173	70,123	70,142	69,950
Provision for loan losses	4,881	6,348	4,283	4,672

Net interest income after provision for loan losses	64,292	63,775	65,859	65,278
Net gains on sales of securities	530	1,254	229	162
Noninterest income	15,950	17,647	18,063	18,674
Noninterest expense	52,987	54,021	53,791	57,428

Income before income taxes	27,785	28,655	30,360	26,686
Provision for income taxes	9,530	9,452	10,433	9,158

Net income applicable to common equity	$18,255	$19,203	$19,927	$17,528

Earnings per common and common equivalent shares:
Basic net income	$0.36	$0.38	$0.40	$0.35

Diluted net income	$0.36	$0.38	$0.39	$0.35

Average common and common equivalent shares:
Basic	50,161,750	50,110,945	50,004,710	49,980,084
Diluted	50,770,799	50,752,010	50,643,031	50,525,998

QUARTERLY RESULTS OF OPERATIONS

(unaudited)

Community First Bankshares, Inc.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Year ended December 31, 1998
Interest income	108,437	116,433	122,650	119,750
Interest expense	45,569	49,092	52,075	48,051

Net interest income	62,868	67,341	70,575	71,699
Provision for loan losses	1,933	4,372	4,965	11,866

Net interest income after provision for loan losses	60,935	62,969	65,610	59,833
Net gains on sales of securities	481	504	354	462
Noninterest income	14,361	16,292	16,270	14,543
Noninterest expense	52,053	64,577	59,917	64,101

Income before income taxes and extraordinary item	23,724	15,188	22,317	10,737
Provision for income taxes	6,509	4,305	8,299	3,482

Income from continuing operations before extraordinary item	17,215	10,883	14,018	7,255

Discontinued operations:
Income from operations of discontinued operations (less applicable income taxes)	(68)	(2,164)	—	—
Loss on disposal of discontinued operations including provision for operating losses during phase-out period (less effect of applicable income taxes)	—	(1,676)	—	—

Net income applicable to common equity	17,147	7,043	14,018	7,255

Earnings per common and common equivalent share:
Basic income from continuing operations	$0.34	$0.22	$0.28	$0.14
Discontinued operations	0.00	(0.08)	0.00	0.00

Basic net income	$0.34	$0.14	$0.28	$0.14

Diluted income from continuing operations	$0.33	$0.21	$0.27	$0.14
Discontinued operations	0.00	(0.07)	0.00	0.00

Diluted net income	$0.33	$0.14	$0.27	$0.14

Average common and common equivalent shares:
Basic	50,260,750	50,335,692	50,294,457	50,200,947
Diluted	51,267,591	51,242,452	51,112,560	50,928,342

CORPORATE INFORMATION

Corporate Headquarters

520 Main Avenue
Fargo, North Dakota 58124-0001
(701) 298-5600

Internet Home Page

www.cfbx.com

Stock Transfer Agent

Norwest Bank Minnesota, N.A.
161 N. Concord Exchange
South St. Paul, Minnesota 55075-1139

For change of name, address, or to replace lost stock certificates, write to:

Norwest Bank Minnesota, N.A. at the above address, or phone (651) 450-4064 or (800) 468-9716

SEC Form 10-K

Shareholders may receive a copy of the Company's Form 10-K without charge by writing to:

Mark A. Anderson, CFA, CMA, CFM
President and CEO
Community First Bankshares, Inc.
520 Main Avenue
Fargo, North Dakota 58124-0001

Annual Meeting

The Annual Meeting of Shareholders will be held on Tuesday, April 25, 2000, at 10 a.m. at the Holiday Inn, I-29 and 13th Ave. S., Fargo, North Dakota 58103

Independent Auditors

Ernst & Young LLP
Minneapolis, Minnesota

General Counsel

Lindquist & Vennum P.L.L.P.
Minneapolis, Minnesota

Investor Relations Counsel

Shandwick International
Minneapolis, Minnesota
(612) 832-5000

Community First Shareholder Relations

(701) 298-5601 or toll-free (888) CFB-BEST

Market Price Range Of Common Shares

The Company's common stock trades on the Nasdaq Stock Market® under the symbol CFBX. The following table sets forth the high and low sales prices for the Company's common stock during the periods indicated:

	1999		1998
	High	Low	High	Low
First Quarter	21 1/2	18	27	23 1/2
Second Quarter	23 7/8	18 1/4	26 3/16	23 9/16
Third Quarter	24	16 21/32	27	16 1/2
Fourth Quarter	20 1/2	13 15/16	22 11/16	14 1/8

Shareholders

As of February 18, 2000, the Company had 2,208 shareholders of record and an estimated 9,200 additional beneficial holders whose stock was held in street name by brokerage houses.

Dividend Policy

The Board of Directors has adopted a policy of declaring regular quarterly dividends. A dividend of 11 cents per share was paid for each quarter of 1998. A dividend of 14 cents per share was paid for each quarter of 1999.

    Please send me information about Community First's Dividend Reinvestment Plan.

    Please send me a Community First Investor's Kit.

name
address
city
state	zip code

    Do you currently own your Community First Stock directly?

    Or through a broker

REPLY

Online Annual Report Available

Community First offers an online version of our 1999 Annual Report. Visit us at www.cfbx.com for additional information about the Company.

Dividend Reinvestment Plan

The Company maintains a Dividend Reinvestment Plan which offers shareholders a convenient and inexpensive way to increase their holdings of common stock in Community First Bankshares, Inc.

    The Plan allows shareholders to purchase shares by reinvesting dividends earned on existing shares or by making additional cash purchases. There are no sales commissions or service fees in connection with any purchase and shareholders receive an easy-to-understand statement after every transaction.

    The plan is available to all registered shareholders of the Company. To obtain information about the Plan, just complete and return the attached postcard. No postage is necessary.

[LOGO]

520 Main Avenue

Fargo, North Dakota 58124-0001

701-298-5600

www. cfbx.com

QuickLinks

FINANCIAL HIGHLIGHTS
CONTENTS
ABOUT THE COMPANY
VISION
EFFICIENCY
FINANCIAL REVIEW
MANAGEMENT'S DISCUSSION AND ANALYSIS
POOLING OF INTERESTS TRANSACTIONS
PURCHASE TRANSACTIONS
MANAGEMENT'S DISCUSSION AND ANALYSIS COMUNITY FIRST BANKSHARES, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION Community First Bankshares, Inc.
INDEPENDENT AUDITOR'S LETTER
CORPORATE INFORMATION
REPLY