Form 10-K405, Exhibit 13
period 2000-12-31
COMMUNITY FIRST BANKSHARES INC
filed 2001-03-29
CIK 857593

Exhibit 13.1

financial highlights

Years ended December 31 (In thousands, except per share data)

	2000	1999	1998	1997	1996
Earnings
Total interest income	$477,558	$465,206	$467,270	$342,789	$285,063
Total interest expense	210,281	185,818	194,787	140,488	114,088
Net interest income	267,277	279,388	272,483	202,301	170,975
Net income	71,634	74,913	45,463	60,865	42,925
Per common and common equivalent share
Basic earnings per share	$1.55	$1.50	$0.90	$1.31	$0.98
Diluted earnings per share	1.54	1.48	0.89	1.27	0.94
Net book value	8.25	8.12	8.49	8.11	6.40
Dividends paid	0.60	0.56	0.44	0.35	0.29
At year-end
Total assets	$6,089,729	$6,302,235	$6,239,772	$5,660,218	$3,789,855
Total loans	3,738,202	3,690,353	3,537,537	3,160,501	2,514,573
Allowance for loan losses	52,168	48,878	51,860	41,387	31,354
Total deposits	5,019,891	4,909,863	5,101,065	4,341,065	3,139,803
Common equity	345,431	407,269	424,656	405,039	276,802
Key performance ratios
Return on average common equity	19.90%	18.07%	11.03%	19.04%	16.42%
Return on average assets	1.16%	1.20%	0.75%	1.42%	1.23%
Net interest margin	4.90%	5.06%	5.12%	5.35%	5.53%
Dividend payout ratio	38.96%	37.84%	49.44%	27.56%	30.85%
Average common equity to average assets	5.83%	6.64%	6.83%	7.44%	7.18%
Nonperforming assets to period-end loans and OREO	0.70%	0.88%	0.78%	0.65%	0.86%
Allowance for loan losses to period-end loans	1.40%	1.32%	1.47%	1.31%	1.25%
Allowance for loan losses to nonperforming loans	220.58%	187.65%	227.75%	270.66%	180.95%
Net charge-offs to average loans	0.34%	0.66%	0.43%	0.24%	0.22%
Tier 1 capital	8.13%	10.01%	9.44%	11.54%	9.30%
Total risk-based capital	10.73%	12.45%	12.09%	14.89%	11.26%
Leverage ratio	5.94%	7.16%	6.47%	7.53%	6.92%
Efficiency ratio	62.57%	59.87%	67.01%	61.98%	60.35%
Earnings per share and ratios excluding goodwill and other intangible assets amortization and balances (“Cash”)
Diluted earnings per share	$1.70	$1.62	$1.06	$1.37	$1.00
Return on assets	1.30%	1.35%	0.92%	1.54%	1.32%
Return on average common equity	21.94%	19.84%	13.20%	20.45%	17.57%
Efficiency ratio	59.58%	56.95%	63.47%	59.73%	58.76%

 To Our Shareholders:  In 2000, Community First took steps to effectively expand our business to meet the broader needs and expectations of our customers. The first change involved a management transition in March, as Don Mengedoth became chairman in order to devote more time to his role as president of the American Bankers Association and I was appointed president and chief executive officer. This resulted in expanded roles for Ron Strand as chief operating officer, and Craig Weiss as chief financial officer.
            Change also brought opportunity in 2000, as we moved to consolidate our twelve national and state bank charters into a single national bank—a move that will better enable us to fund our balance sheet, implement operating efficiencies and reduce short-term borrowings. Our balance sheet changed further as we repurchased 8.8 million shares of our common stock, which we believe is an excellent use of our shareholders’ capital.
The launch of our re-designed Web site in the fourth quarter of 2000 was the first step in the transition to offer our customers online banking capabilities and investment services.

Expect more products and services—Upgrading our technology capabilities and expanding our product offerings are the result of re-thinking the role of banks in today’s world. Traditional bank offerings—such as savings accounts and loans—face competition not only from other banks but from substitute products like money market funds and credit card lines of credit. Our customers have different financial needs. And those needs change over time.

            To continue to grow, we must meet a broader range of our commercial and retail customers’ needs. Our business is not merely loans and checking accounts; it’s finding financial solutions to help our customers meet their future needs. It has been demonstrated that the most profitable customers of a bank are those who have been customers for the longest time, with the most accounts and services at the bank. By meeting a greater portion of a customer’s financial needs, we become thoroughly knowledgeable about that customer’s financial situation and build a stronger relationship.

            To offer more products and services, we have acquired insurance agencies in some of the markets we serve. We have forged a new relationship with PrimeVest to offer a broader array of investment products. With our new online investing capability available in 2001, we will provide even more investment choices to our customers through our online discount brokerage. Nearly three-quarters of the funds used to buy investment products from Community First come from outside our banks as these new products attract incremental dollars to our banks.

Expect more delivery channels

We not only want to give customers the products they need, but provide them in a way that fits their busy lifestyles. Our online banking site, available in 2001, will enable customers to pay bills electronically any time of day, any day of the week, as well as access their account information and transfer funds between accounts. As we enhance our Internet capabilities in the future, they will also be able to manage their investment portfolios and select insurance products online.
            Electronic delivery channels add choices and convenience for our customers, complementing our personal banking relationships and other channels such as our robust “bank by phone” capabilities. We will maintain a high level of personal service through our sales representatives by ensuring that each office has the appropriate staff to meet the needs of that market’s customer base. We will rely on electronic communications to handle routine transactions and use our highly-trained sales representatives to make sure that the needs of every customer are clearly understood, as we strive to provide the products and services that meet their needs.
            To meet our goal of providing more services to every customer, we need to re-orient the goals of our sales representatives from closing discrete transactions to building a complete financial management relationship with a customer, selling an array of financial products, meeting a number of different needs.

            As we reflect on the past and the opportunities ahead, I would like to thank Pat Benedict for his outstanding service on the Community First Bankshares Board of Directors. Pat joined us in 1992 and has decided not to stand for reelection in 2001. We thank Pat for his outstanding service and welcome his replacement board member, Annette Quintana.
            Community First is not merely a bank, but a financial services provider. We add value for our customers by making their financial affairs easier to manage and more successful. We also believe we have an obligation to our shareholders to increase the value of their holdings, which we do by managing our business and our capital well. We will continue to evaluate and implement strategies that enhance shareholder value. Whether you’re a customer, shareholder or employee, you have unique expectations of Community First. We will continue to work hard to surpass them. Thank you for your continued support.

Sincerely,

/s/ Mark A. Anderson

Mark A. Anderson
President and
Chief Executive Officer
February 15, 2001

financial  review

Management’s Discussion and Analysis

Consolidated Statements of Financial Condition

Consolidated Statements of Income

Consolidated Statements of Comprehensive Income

Consolidated Statements of Shareholders’ Equity

Consolidated Statements of Cash Flows

Notes to Consolidated Financial Statements

Independent Auditor’s Letter

Five-Year Summary

Quarterly Results of Operations

management’s discussion and analysis	Community First Bankshares, Inc.

            Basis of Presentation

The following represents management’s discussion and analysis of Community First Bankshares, Inc.’s (the “Company”) financial condition as of December 31, 2000 and 1999, and its results of operations for the years ended December 31, 2000, 1999 and 1998. This discussion should be read in conjunction with the consolidated financial statements and related footnotes and the five year summary of selected financial data. The information has been restated to reflect significant mergers accounted for as a pooling of interests as if they had occurred at the beginning of the first period presented. Purchases have been reflected in the Company’s results of operations for all periods following the acquisition and are reflected in the Company’s financial condition at all dates subsequent to the acquisition.

            Merger and Acquisition Activity

The Company has made a number of acquisitions during these periods. Each of these acquisitions has had an effect upon the Company’s results of operations and financial condition.
            Pooling of Interests Transactions. In the following transactions during the periods presented, the Company accounted for the acquisition using the pooling of interests method.

Pooling of Interests Transactions

Acquisition	Location of	Number of	Total Assets at
Month and	Bank or Name	Locations at	Date of Acquisition
Year	of Acquired Entity	Date of Acquisition	(in Millions)
December 1999	Ramsey, Minnesota	1	$35
October 1999	El Cajon, California	6	252
August 1998	Salt Lake City, Utah	2	99
July 1998	Las Cruces, New Mexico	3	159
May 1998	FNB, Inc., Colorado	2	120
April 1998	Longmont, Colorado	4	138
April 1998	Thornton, Colorado	4	78

            On December 21, 1999, the Company issued approximately 317,000 shares of common stock to acquire River Bancorp, Inc. (“River Bancorp”), a one-bank holding company headquartered in Ramsey, Minnesota. At acquisition, Ramsey had approximately $35 million in assets at one office in Ramsey, Minnesota. Because this acquisition was not material to the Company’s financial condition or operating results, the Company’s financial information has not been restated to reflect this merger.
            With respect to the other six acquisitions listed above, the Company’s results of operations and financial condition have been restated for all historical periods.

•	On October 7, 1999, the Company issued approximately 3,022,000 shares of common stock to acquire Valley National Corporation (“Valley National”), a one-bank holding company headquartered in El Cajon, California. At acquisition, Valley National had approximately $252 million in assets at six banking offices located in California.
•	On August 7, 1998, the Company issued approximately 1,526,000 shares of common stock to acquire Guardian Bancorp (“Guardian”), a one-bank holding company headquartered in Salt Lake City, Utah. At acquisition, Guardian had approximately $99 million in assets at two offices in Utah.
•	On July 1, 1998, the Company issued approximately 1,932,000 shares of common stock to acquire Western Bancshares of Las Cruces, Inc. (“Western”), a one-bank holding company headquartered in Las Cruces, New Mexico. At acquisition, Western had approximately $159 million in assets at three offices in New Mexico.
•	On May 7, 1998, the Company issued approximately 1,135,000 shares of common stock to acquire FNB Inc. (“FNB”), a two-bank holding company with banks in Greeley and Fort Collins, Colorado. At acquisition, FNB had approximately $120 million in assets.
•	On April 30, 1998, the Company issued approximately 1,432,000 shares of common stock to acquire Pioneer Bank of Longmont (“Longmont”). At acquisition, Longmont had approximately $138 million in assets at four offices in Colorado.
•	On April 3, 1998, the Company issued approximately 853,000 shares of common stock to acquire Community Bancorp, Inc. (“CBI”), a one-bank holding company headquartered in Thornton, Colorado. At acquisition, CBI had approximately $78 million in assets at one bank in Colorado.

            Purchase Transactions. On January 23, 1998, the Company completed the purchase and assumption of approximately $730 million in assets and liabilities of 37 offices of Banc One Corporation located in Arizona, Colorado and Utah. The transaction was accounted for as a purchase of certain assets and assumption of certain liabilities and resulted in the recognition of approximately $44 million of deposit premium. The purchase was funded through a combination of net proceeds from the issuance of 2,000,000 shares of common stock in December 1997 and the proceeds of the issuance of $60 million 8.20% Cumulative Capital Securities by a business trust subsidiary in December 1997.

            Overview

General

For the year ended December 31, 2000, the Company reported net income of $71.6 million, a decrease of $3.3 million, or 4.4%, from the $74.9 million earned during 1999. Diluted earnings per share were $1.54, compared to $1.48 in 1999. Return on average assets was 1.16% for 2000, compared with 1.20% for 1999. Return on average common shareholders’ equity for 2000 and 1999 was 19.90% and 18.07%, respectively. The decrease in return on assets is principally due to a reduction in net income, while the increase in return on equity is principally due to a reduction in total stockholder’s equity as a result of the Company’s stock repurchase initiative.
            For the year ended December 31, 1999, the Company reported net income of $74.9 million, an increase of $29.4 million, or 64.6% from the $45.5 million earned during 1998. Diluted earnings per share were $1.48, compared to $0.89 in 1998. Return on average assets was 1.20% for 1999, compared with 0.75% for 1998. Return on average common shareholders’ equity for 1999 and 1998 was 18.07% and 11.03%, respectively.
            Total assets were $6.1 billion and $6.3 billion at December 31, 2000 and 1999, respectively. The decrease of $213 million, or 3.4%, during 2000 was principally due to the Company’s planned balance sheet contraction.

Stock Repurchase Plan

In April 2000, the Company adopted a common stock repurchase program providing for the systematic repurchase of up to 5 million shares of the Company’s common stock. In addition, during August 2000, the Company adopted an additional common stock repurchase program providing for the repurchase of up to an additional 5 million shares. Under each program, the shares are to be purchased primarily on the open market, with timing depending upon market conditions. Adoption of the two programs provide the Company with an alternative opportunity for capital utilization. In addition, the shares acquired can be used for the issuance of common stock upon exercise of stock options, under the Company’s compensation plans and for other purposes, including business combinations. As of December 31, 2000, the Company had repurchased 8 million shares of common stock under these plans, at prices ranging form $15.25 to $18.82. During 2000, the Company repurchased 8.8 million shares of common stock, including 385,000 shares under a previously approved program and 400,000 shares in conjunction with an executive officer employment agreement, in addition to the 8 million shares under the two programs approved in 2000.

            Results of Operations

Net Interest Income
The principal source of the Company’s earnings is net interest income, the difference between total interest income on earning assets such as loans and investments and interest paid on deposits and other interest-bearing liabilities. The net interest margin is net interest income, on a tax-equivalent basis, expressed as a percentage of average earning assets. The margin is affected by volume and mix of earning assets and interest-bearing liabilities, the level of interest free funding sources, interest rate environment, and income tax rates. As discussed later, management actively monitors its interest rate sensitivity and seeks to balance assets and liabilities to minimize the impact of changes in the interest rate environment.

            The following table presents the Company’s average balance sheets, interest earned or paid and the related yields and rates on major categories of the Company’s earning assets and interest-bearing liabilities on a tax-equivalent basis for the periods indicated:

Years Ended December 31	2000			1999			1998
(Dollars in thousands)	Average Balance	Interest	Interest Yields and Rates	Average Balance	Interest	Interest Yields and Rates	Average Balance	Interest	Interest Yields and Rates
Assets
Loans (1) (2)	$3,706,144	$357,034	9.63%	$3,573,060	$336,229	9.41%	$3,383,724	$340,168	10.05%
Investment securities (2)	1,909,479	128,490	6.73%	2,104,661	136,775	6.50%	2,003,076	130,088	6.49%
Other earning assets	12,375	628	5.07%	24,886	1,277	5.13%	95,360	5,193	5.45%
Total earning assets	5,627,998	486,152	8.64%	5,702,607	474,281	8.32%	5,482,160	475,449	8.67%
Noninterest-earning assets	551,194			542,687			552,961
Total assets	$6,179,192			$6,245,294			$6,035,121

Liabilities and Shareholders’ Equity
Interest-bearing checking	845,079	13,437	1.59%	920,521	13,345	1.45%	851,217	14,558	1.71%
Savings deposits	1,059,736	35,673	3.37%	1,091,228	31,558	2.89%	1,116,214	34,550	3.10%
Time deposits	2,132,327	120,171	5.64%	2,099,426	106,235	5.06%	2,167,904	117,765	5.43%
Short-term borrowings	568,540	34,303	6.03%	557,920	28,052	5.03%	345,060	19,576	5.67%
Long-term borrowings	95,814	6,697	6.99%	97,732	6,628	6.78%	122,117	8,338	6.83%
Total interest-bearing liabilities	4,701,496	210,281	4.47%	4,766,827	185,818	3.90%	4,602,512	194,787	4.23%
Demand deposits	931,556			880,484			840,983
Noninterest-bearing liabilities	66,138			63,339			59,516
Trust owned preferred securities	120,000			120,000			120,000
Preferred shareholders’ equity	0			0			0
Common shareholders’ equity	360,002			414,644			412,110
	1,477,696			1,478,467			1,432,609
Total liabilities and shareholders’ equity	$6,179,192			$6,245,294			$6,035,121
Net interest income		$275,871			$288,463			$280,662
Net interest spread			4.17%			4.42%			4.44%
Net interest margin			4.90%			5.06%			5.12%

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

            The following table presents the components of changes in net interest income by volume and rate on a tax-equivalent basis. The net change attributable to the combined impact of volume and rate has been allocated solely to the change in volume:

	2000 compared to 1999			1999 compared to 1998
(In thousands)	Volume	Rate	Total	Volume	Rate	Total

Interest income:
Loans (1)	$12,523	$8,282	$20,805	$19,034	$(22,973)	$(3,939)
Investment securities (1)	(12,684)	4,399	(8,285)	6,597	90	6,687
Other earning assets	(642)	(7)	(649)	(3,838)	(78)	(3,916)
Total interest income	$(803)	$12,674	$11,871	$21,793	$(22,961)	$(1,168)
Interest expense:
Savings deposits and interest-bearing checking	(2,004)	6,211	4,207	412	(4,617)	(4,205)
Time deposits	1,665	12,271	13,936	(3,720)	(7,810)	(11,530)
Short-term borrowings	534	5,717	6,251	12,076	(3,600)	8,476
Long-term borrowings	(130)	199	69	(1,665)	(45)	(1,710)
Total interest expense	65	24,398	24,463	7,103	(16,072)	(8,969)
Increase (decrease) in net interest income	$(868)	$(11,724)	$(12,592)	$14,690	$(6,889)	$7,801

(1)        Fees on loans have been included in interest on loans. Interest income is reported on a tax-equivalent basis.

           Net interest income on a tax-equivalent basis in 2000 was $275.9 million, a $12.6 million decrease from 1999. The decrease was primarily due to a 1.3% decrease in earning assets and a 16 basis point reduction in the net interest margin. The decrease in earning assets is the result of the Company’s planned balance sheet contraction, principally in the reduction of average investment securities, offset by an increase in average loans. Average investment securities in 2000 were $195 million less than in 1999. Average loans in 2000 increased $133 million from the 1999 average. Net interest income on a tax-equivalent basis in 1999 was $288.5 million, a $7.8 million increase from 1998. The increase was primarily due to a 4.0% increase in earning assets partially offset by a 6 basis point reduction in the net interest margin. The increase in earning assets was due to loan growth in existing markets.
           The net interest margin was 4.90%, 5.06% and 5.12% in 2000, 1999 and 1998, respectively. This decrease in margin was due to a 25 basis point decrease in the yield spread between 1999 and 2000, and a change in the mix of earning assets to lower-yielding assets. Average loans to average earning assets was 65.9% in 2000 compared to 62.7% in 1999 and 61.7% in 1998.

Provision for Loan Losses
Annual fluctuations in the provision for loan losses result from management’s regular assessment of the adequacy of the allowance for loan losses. The provision for loan losses for 2000 was $15.8 million, a decrease of $4.4 million or 21.8%, from the $20.2 million provision during 1999. The decrease in the loan loss provision was principally due to the Company’s credit experience as reflected in a reduction in the level of net charge-offs. The amount of the loan loss provision to be recorded in future periods will depend on management’s assessment of the adequacy of the allowance for loan losses in relation to the entire loan portfolio. The provision for loan losses for 1999 was $20.2 million, a decrease of $2.9 million, or 12.6% from the 1998 provision of $23.1 million. The decrease was primarily due to the operation and disposal of the Company’s sub-prime lending affiliates in 1999 and 1998.

Noninterest Income
The Company continues to expand noninterest income associated with the Company’s community banking operations. The primary sources of noninterest income consist of service charges on deposit accounts, service fees on checking accounts, insurance commissions, fees from the sale of investment products and fees for trust services. Management is working to increase the contribution of noninterest income to operating results by increasing the delivery of financial products and services, including trust services, insurance policy sales and security sales through a third party provider of standardized securities products.
            Noninterest income for 2000 was $75.2 million, an increase of $2.7 million, or 3.7%, from the $72.5 million earned in 1999. The increase was principally due to an increase in service charges on deposit accounts in 2000 to $39.5 million from the $37.0 million in 1999, an increase of $2.5 million, or 6.8%. Insurance commissions increased to $10.6 million in 2000, from $8.8 million in 1999, an increase of $1.8 million, or 20.4%. Commissions from the sale of investment securities increased to $6.8 million in 2000, from $5.3 million in 1999, an increase of $1.5 million, or 28.3%. Trust revenue increased to $5.8 million in 2000, from $5.1 million in 1999, an increase of $663,000 or 12.9%. Net gains on the sale of investment securities were $2.1 million less in 2000 than in 1999.
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
            The following table presents the components of noninterest expense for the periods indicated:

Years Ended December 31 (In thousands)	2000	1999	1998
Salaries and employee benefits	$110,024	$106,542	$119,250
Net occupancy	31,941	32,726	33,929
FDIC insurance	1,039	625	771
Legal and accounting	3,874	3,651	4,237
Other professional services	4,415	5,168	6,014
Acquisition, integration and conforming	—	3,053	3,721
Data processing and loan servicing fees	4,545	4,116	5,209
Company-obligated mandatorily redeemable preferred securities of CFB Capital I & II	10,245	10,245	10,218
Amortization of intangibles	10,481	10,500	10,366
Other	42,755	41,601	46,933
Total noninterest expense	$219,319	$218,227	$240,648

            Noninterest expense increased $1.1 million to $219.3 million in 2000. The increase was principally due to an increase in salaries and employee benefits, offset in part by a reduction in acquisition and related expenses. Salaries and employee benefits increased to $110.0 million in 2000, from $106.5 million in 1999, an increase of $3.5 million, or 3.3%. The increase was attributed to annual merit increases, as the number of employees remained stable during 2000. FDIC insurance increased to $1.0 million in 2000, from $625,000 in 1999, an increase of $414,000, or 66.2%, as a result of an industry-wide increase in the 2000 premium rate assessed by regulatory authorities. The Company recorded $3.1 million in acquisition, integration and conforming expenses in 1999, related to the acquisition through merger of Valley National and River Bancorp. Other noninterest expense was $42.8 million, an increase of $1.2 million, or 2.9%, from $41.6 million in 1999.
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

Provision for Income Taxes
The Company records a provision for income taxes currently payable and for taxes payable in the future because of differences in the timing of recognition of certain items for financial statement and income tax purposes. The effective income tax rate differs from the statutory rate primarily due to tax-exempt income from loans and investments and state income taxes. The 2000 effective tax rate is similar to the Company’s anticipated effective tax rates in future periods. The effective tax rate was 33.3%, 34.0% and 31.4% for 2000, 1999 and 1998, respectively. As a result of effective tax strategies, the Company’s effective tax rate was lower than historical effective rates during 1998.

            Financial Condition

Investment of Funds

Loans
At December 31, 2000, total loans were $3.7 billion, an increase of $48 million, or 1.3%, from the December 31, 1999, level. The increase is principally the net result of a $160 million increase in in-market loan growth in the Company’s existing markets, offset by the amortization of $133 million in discounted lease receivables which were permitted to run off during 2000.
            During 2000, the Company elected to discontinue active solicitation of purchased loans. Many of these assets have been originated by selected Midwestern regional banks and national leasing and finance companies, with which the Company has had ongoing relationships. The Company’s portfolio of purchased loan assets was $188 million at December 31, 2000, compared to $301 million at December 31, 1999. These assets are subject to the Company’s standard credit guidelines, as well as specific requirements for such assets, and bear the credit risks attendant to commercial loans. It is anticipated that the purchased loan asset volume will decrease during 2001, in that the Company has elected to discontinue active solicitation of purchased loans.
            The following table presents the Company’s balance of each major category of loans at the dates indicated:

	2000		1999		1998		1997		1996
(Dollars in thousands)	Amount	Percent of Total Loans	Amount	Percent of Total Loans	Amount	Percent of Total Loans	Amount	Percent of Total Loans	Amount	Percent of Total Loans
Loan category:
Real estate	$1,458,494	39.02%	$1,319,678	35.76%	$1,291,287	36.51%	$1,213,272	38.39%	$951,737	37.85%
Real estate construction	466,616	12.48%	434,924	11.79%	366,277	10.35%	253,385	8.02%	183,891	7.31%
Commercial	872,824	23.35%	994,624	26.95%	966,404	27.32%	834,653	26.41%	736,831	29.30%
Consumer and other	686,064	18.35%	681,423	18.46%	618,530	17.48%	565,833	17.90%	402,296	16.00%
Agricultural	254,204	6.80%	259,704	7.04%	295,039	8.34%	293,358	9.28%	239,818	9.54%
Total loans	$3,738,202	100.00%	$3,690,353	100.00%	$3,537,537	100.00%	$3,160,501	100.00%	$2,514,573	100.00%
Less allowance for loan losses	(52,168)		(48,878)		(51,860)		(41,387)		(31,354)
Total	$3,686,034		$3,641,475		$3,485,677		$3,119,114		$2,483,219

General. The Company’s loan mix remained relatively constant from 1999 to 2000. Real estate loans continued to be the largest category of loans, representing 51.5% of the total loan portfolio.

Real Estate and Real Estate Construction Loans. A significant portion of the Company’s real estate loan portfolio consists of residential real estate first mortgages that have been underwritten and documented to meet secondary mortgage requirements. Substantially all of the Company’s real estate loans are based in the Company’s primary market area. As of December 31, 2000, $713 million, or 37.0%, of the Company’s real estate loan portfolio consisted of residential real estate loans, $154 million, or 8.0%, were secured by farmland, $591 million, or 30.7%, represented commercial and other real estate loans and $467 million, or 24.3%, represented construction loans.

Commercial Loans. Loans in this category include loans to retail, wholesale, manufacturing and service businesses, including agricultural service businesses and the Company’s purchased loan asset portfolio. Commercial loans are underwritten based on the financial strength and repayment ability of the borrower, as well as the collateral securing the loans.

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

Investments
The Company augments the quality of its loan portfolio by maintaining a high quality investment portfolio oriented toward U.S. Treasury, U.S. Government agency and government guaranteed mortgage-backed securities. The investment portfolio also provides the opportunity to structure maturities and repricing timetables in a flexible manner and to meet applicable requirements for pledging securities, which are principally adjustable rate and collateralized mortgage obligations, which are primarily floating rate securities, as tools in managing its interest rate exposure and enhancing its net interest margin.

            The following table sets forth the composition of the Company’s held-to-maturity securities portfolio at amortized cost as of the dates indicated:

	Book Value at December 31,
(In thousands)	2000	1999	1998
U.S. Treasury	$—	$—	$—
U.S. Government agencies	—	—	7,499
Mortgage-backed securities	—	—	—
Collateralized mortgage obligations	—	—	—
State and political securities	—	—	14,986
Other	73,222	74,248	70,374
Total	$73,222	$74,248	$92,859

            The following table sets forth the composition of the Company’s available-for-sale securities portfolio at estimated fair value as of the dates indicated:

	Book Value at December 31,
(In thousands)	2000	1999	1998
U.S. Treasury	$77,951	$114,798	$134,957
U.S. Government agencies	435,255	438,608	364,680
Mortgage-backed securities	993,939	1,113,818	1,219,056
Collateralized mortgage obligations	9,635	25,978	62,050
State and political securities	115,400	148,502	145,761
Other	82,330	95,813	78,080
Total	$1,714,510	$1,937,517	$2,004,584

Held-to-Maturity Securities	At December 31, 2000, Maturing in
	One Year or Less		Over One Year Through 5 Years		Over 5 Years Through 10 Years		Over 10 Years			Total
(Dollars in thousands)	Amount	Weighted Yield(1)	Amount	Weighted Yield(1)	Amount	Weighted Yield(1)	Amount	Weighted Yield(1)	Amount	Weighted Yield(1)
Other	—	—	—	—	—	—	$73,222	7.34%	$73,222	7.34%
Total	—	—	—	—	—	—	$73,222	7.34%	$73,222	7.34%

(1)        Interest yields on investments are presented on a tax-equivalent basis to reflect the tax-exempt nature of certain assets. Yields are based on a 35% incremental tax rate and a 3.79% cost of funds.

Available-for-Sale Securities	At December 31, 2000, Maturing in
	One Year or Less		Over One Year Through 5 Years		Over 5 Years Through 10 Years		Over 10 Years			Total
(Dollars in thousands)	Amount	Weighted Yield(1)	Amount	Weighted Yield(1)	Amount	Weighted Yield(1)	Amount	Weighted Yield(1)	Amount	Weighted Yield(1)
U.S. Treasury	$11,038	6.19%	$66,913	5.95%	$—	—	$—	—	$77,951	5.98%
U.S. Government agencies	8,180	5.84%	255,944	5.98%	169,214	6.34%	1,917	7.01%	435,255	6.12%
Mortgage-backed securities	207	8.71%	14,016	6.93%	17,974	6.65%	961,742	6.58%	993,939	6.59%
Collateralized mortgage obligations	—	—	—	—	3,605	6.84%	6,030	6.55%	9,635	6.66%
Municipal bonds	7,756	7.30%	19,270	7.22%	20,108	7.47%	68,266	7.11%	115,400	7.20%
Other	1,495	7.07%	297	5.61%	648	5.29%	79,890	6.79%	82,330	6.78%
Total	$28,676	6.45%	$356,440	6.08%	$211,549	6.48%	$1,117,845	6.63%	$1,714,510	6.49%

(1)        Interest yields on investments are presented on a tax equivalent basis to reflect the tax exempt nature of certain assets. Yields are based on a 35% incremental tax rate and a 3.79% cost of funds

            The Company’s investments, including available-for-sale and held-to-maturity securities, decreased $224 million, or 11.1%, to $1.8 billion at December 31, 2000, from $2.0 billion at December 31, 1999. At December 31, 2000, the Company’s investments represented 29.4% of total assets, compared to 31.9% at December 31, 1999.

Credit Policy
The Company’s lending activities are guided by the general loan policy established by the Board of Directors. The Senior Credit Committee of the Company has established loan approval limits for each region of the Company and each subsidiary bank. The limits established for each bank range from $50,000 to $500,000 per borrower (except for the Fargo office, which has a $750,000 limit per borrower). Renewals of any criticized or classified loans have a limit of $25,000. Amounts in excess of the individual bank lending authority are presented to the regional credit officers. The regional credit officers for Arizona, California, Colorado, Iowa, Minnesota, Nebraska, New Mexico, Utah, Wisconsin, Wyoming and the Dakotas have lending authority up to $750,000 per nonclassified borrower with concurrence of a second regional credit officer or the respective regional managing officer. Loans above $1,500,000 per pass rated borrower, $1,000,000 per watch rated borrower and $250,000 per classified borrower are presented to the Senior Credit Committee for approval.
            Although the Company has a diversified loan portfolio, the economic health of significant portions of the Company’s primary trade area and the ability of many of the bank’s borrowers to repay their loans (including real estate and commercial loans, as well as agricultural loans) is dependent to a large extent on the health of their local sector of the economy. The Company has identified and implemented strategies to deal with these factors, including an emphasis on quality local loan growth and the diversification and performance of its earning asset portfolios.

Nonperforming Assets
The Company follows regulatory guidelines with respect to classifying loans on a nonaccrual basis. Loans are placed on nonaccrual when they become past due over 90 days or when the collection of interest or principal is considered unlikely. The Company does not return a loan to accrual status until it is brought current with respect to both principal and interest and future principal payments are no longer in doubt. When a loan is placed on nonaccrual status, any previously accrued and uncollected interest is reversed. Interest income of $4,693,000 on nonaccrual loans would have been recorded during 2000 if the loans had been current in accordance with their original terms. During 2000, the Company recorded interest income of $955,000 related to loans that were on nonaccrual status as of December 31, 2000.
            The Company considers nonperforming assets to include all nonaccrual loans, restructured loans defined as troubled debt restructurings under SFAS No. 15 and other real estate owned (“OREO”).
            Nonperforming assets of the Company are summarized in the following table:

December 31 (Dollars in thousands)	2000	1999	1998	1997	1996
Loans:
Nonaccrual loans	$23,426	$25,764	$22,609	$15,151	$15,902
Restructured loans	224	284	162	140	1,425
Nonperforming loans	23,650	26,048	22,771	15,291	17,327
OREO	2,437	6,525	4,763	5,433	4,238
Nonperforming assets	$26,087	$32,573	$27,534	$20,724	$21,565
Loans 90 days or more past due but still accruing	$2,482	$1,949	$3,525	$4,292	$2,690
Nonperforming loans as a percentage of total loans	0.63%	0.71%	0.64%	0.48%	0.69%
Nonperforming assets as a percentage of total assets	0.43%	0.52%	0.44%	0.37%	0.57%
Nonperforming assets as a percentage of total loans and OREO	0.70%	0.88%	0.78%	0.65%	0.86%
Total loans	$3,738,202	$3,690,353	$3,537,537	$3,160,501	$2,514,573
Total assets	$6,089,729	$6,302,235	$6,239,772	$5,660,218	$3,789,855

            Nonperforming assets were $26.1 million at December 31, 2000, a decrease of $6.5 million, or 19.9%, from $32.6 million at December 31, 1999. Nonperforming loans decreased by $2.4 million during the same period. OREO decreased $4.1 million, or 63.1%, from $6.5 million at December 31, 1999 to $2.4 million at December 31, 2000. The ratio of nonperforming assets to total assets at December 31, 2000, was .43%, compared to .52% at December 31, 1999.

            Nonperforming assets were $32.6 million at December 31, 1999, an increase of $5.1 million, or 18.5% from $27.5 million at December 31, 1998. Nonperforming loans increased by $3.3 million due principally to an increase in nonaccrual loans in the remaining specialty lending area. OREO increased $1.8 million, or 37.0%, from $4.8 million at December 31, 1998 to $6.5 million at December 31, 1999. The increase in OREO is attributed principally to assets in the Company’s remaining specialty lending portfolio. The ratio of nonperforming assets to total assets at December 31, 1999 was .52% , compared to .44% at December 31, 1998.

Allowance for Loan Losses
The current level of the allowance for loan losses is a result of management’s assessment of the risks within the portfolio based on the information revealed in credit reporting processes.  The Company utilizes a risk-rating system on all loans, including purchased loans, and a monthly credit review and reporting process that results in the calculation of the guidelines reserves based on the risk within the portfolio. This assessment of risk takes into account the composition of the loan portfolio, previous loan experience, current economic conditions and other factors that, in management’s judgment, deserve recognition.

            The allowance is allocated to individual loan categories based on the relative risk characteristics of the loan portfolios. Commercial and agricultural allocations are based on a quarterly review of the individual loans outstanding, including outstanding commitments to lend. Real estate and consumer allocations are based on a quarterly analysis of the performance of the respective portfolios, including historical and expected delinquency and charge-off statistics. The allowance allocated to real estate loans, including real estate construction, increased $2.2 million from $10.5 million at December 31, 1999 to $12.7 million at December 31, 2000. The allowance allocated to the consumer loan portfolio decreased $510,000, from $4.7 million to $4.1 million at December 31, 1999 and 2000, respectively.
            The Company also maintains an unallocated allowance to recognize its exposure to inherent, but undetected losses within the loan portfolio. This exposure is caused by inherent delays in obtaining information regarding an individual borrower’s financial condition or change in their specific business condition; the judgmental nature of individual loan evaluations, collateral assessments and the interpretation of economic trends; the volatility of general economic or specific customer conditions affecting the identification and quantification of losses for large individual credits; and the sensitivity of assumptions used in establishing allocated allowances for general categories of loans. The unallocated allowance also addresses risk in concentration of credit to specific borrowers, products or industries. The unallocated portion of the allowance increased from $22.4 million at December 31, 1999 to $25.1 million at December 31, 2000. The allocated allowance as a percentage of loans outstanding was .72% at December 31, 1999 and December 31, 2000. The unallocated portion increased from .60% to .68% at December 31, 1999 and 2000, respectively. The accompanying table shows the allocated and unallocated portions of the allowance for the various loan classifications.
            The Company’s experience in the consumer loan and real estate loan portfolios of its sub-prime lending subsidiaries during 1999 and 1998 resulted in increased allowance levels in these loan classifications. Management has reviewed the allocations in the various classifications of loans and believes the allowance was adequate at all times during the five-year period ended December 31, 2000. The analysis methodology has been consistently applied during this five-year period.
            The following table sets forth the Company’s allowance for loan losses as of the dates indicated:

December 31 (Dollars in thousands)	2000	1999	1998	1997	1996
Balance at beginning of year	$48,878	$51,860	$41,387	$31,354	$27,104
Allowance of acquired companies and other	—	270	1,950	10,065	784
Charge-offs:
Real estate	1,176	2,181	2,340	802	1,166
Real estate construction	408	2,965	36	635	—
Commercial	6,644	8,349	2,771	1,863	2,233
Consumer and other	7,893	13,802	11,806	5,326	2,836
Agricultural	996	553	1,381	726	443
Total charge-offs	17,117	27,850	18,334	9,352	6,678
Recoveries:
Real estate	155	928	237	306	297
Real estate construction	4	—	—	—	4
Commercial	1,565	468	972	650	707
Consumer and other	2,648	2,537	2,113	1,113	513
Agricultural	254	481	399	647	78
Total recoveries	4,626	4,414	3,721	2,716	1,599
Net charge-offs	12,491	23,436	14,613	6,636	5,079
Provision charged to operations	15,781	20,184	23,136	6,604	8,545
Balance at end of year	$52,168	$48,878	$51,860	$41,387	$31,354
Allowance as a percentage of total loans	1.40%	1.32%	1.47%	1.31%	1.25%
Net charge-offs to average loans outstanding	0.34%	0.66%	0.43%	0.24%	0.22%
Total loans	$3,738,202	$3,690,353	$3,537,537	$3,160,501	$2,514,573
Average loans	$3,706,144	$3,573,060	$3,383,724	$2,747,123	$2,296,345

            At December 31, 2000, the allowance for loan losses was $52.2 million, an increase of $3.3 million from the December 31, 1999, level of $48.9 million. At December 31, 2000, the allowance for loan losses as a percentage of total loans was 1.40%, as compared to 1.32% at December 31, 1999. This increase was attributed to the Company’s analysis of the loan portfolio credit quality at the Company’s bank subsidiaries.
            At December 31, 1999, the allowance for loan losses was $48.9 million, a decrease of $3.0 million from the December 31, 1998, level of $51.9 million. This decrease was the result of an increase in 1999 net charge-offs and the Company’s analysis of the loan portfolio credit quality at the Company’s bank subsidiaries. At December 31, 1999, the allowance for loan losses as a percentage of total loans was 1.32%, as compared to 1.47% at December 31, 1998.
            During 2000, net charge-offs were $12.5 million, a decrease of $10.9 million from the $23.4 million during 1999. The decrease is principally attributed to losses recorded in the Company’s sub-prime specialty lending operation during 1999. The Company’s provision for loan loss decreased from $20.2 million in 1999 to $15.8 million in 2000. The provision for loan loss is recorded to bring the allowance for loan losses to the level deemed appropriate by management.

            During 1999, net charge-offs were $23.4 million, an increase of $8.8 million from the net charge-offs of $14.6 million in 1998. The principal causes for the increase were the increase in real estate construction loan net charge-offs of $2.9 million; the increase in commercial loan net charge-offs of $6.1 million; and an increase in consumer loan and other loan net charge-offs of $1.6 million. These increases are substantially the result of isolated credit determination and not a systemic deterioration in a broader component of the loan portfolio. The Company’s provision for loan loss was $20.2 million in 1999 and $23.1 million in 1998.
            The following table sets forth the allocation of the allowance for loan losses to various loan categories, as well as the allocation as a percentage of loans outstanding in each category, as of the dates indicated:

	Allowance for Loan Losses at December 31,					Allowance as a Percent of Loans Outstanding by Category at December 31,
(Dollars in thousands)	2000	1999	1998	1997	1996	2000	1999	1998	1997	1996
Real estate	$12,234	$10,329	$9,844	$7,457	$5,481	0.84%	0.78%	0.76%	0.61%	0.58%
Real estate construction	515	218	190	135	103	0.11%	0.05%	0.05%	0.05%	0.06%
Commercial	7,117	8,673	7,705	6,582	5,675	0.82%	0.87%	0.80%	0.79%	0.77%
Consumer and other	4,147	4,657	8,405	4,257	2,558	0.60%	0.68%	1.36%	0.75%	0.64%
Agricultural	3,016	2,643	3,077	2,487	2,312	1.19%	1.02%	1.04%	0.85%	0.96%
Total allocated allowance	27,029	26,520	29,221	20,918	16,129	0.72%	0.72%	0.83%	0.66%	0.64%
Total unallocated allowance	25,139	22,358	22,639	20,469	15,225	0.68%	0.60%	0.64%	0.65%	0.61%
Total allowance	$52,168	$48,878	$51,860	$41,387	$31,354	1.40%	1.32%	1.47%	1.31%	1.25%

Source of Funds

Deposits
The Company’s major source of funds is provided by core deposits from individuals, businesses and local government units. Core deposits consist of all in-market noninterest-bearing deposits, interest-bearing savings and checking accounts and time deposits of less than $100,000.
            The following table sets forth a summary of the deposits of the Company at the dates indicated:

December 31(in thousands)	2000	1999	1998
Noninterest-bearing	$500,834	$616,861	$591,718
Interest-bearing:
Savings and checking accounts	2,349,606	2,276,705	2,369,945
Time accounts less than $100,000	1,496,483	1,436,783	1,515,996
Time accounts greater than $100,000	672,968	579,514	623,406
Total deposits	$5,019,891	$4,909,863	$5,101,065

            Total deposits at December 31, 2000, were $5.0 billion, an increase of $110 million, or 2.2%, from $4.9 billion at December 31, 1999. The Company’s core deposits as a percentage of total deposits were 84.0% and 86.7% as of December 31, 2000 and December 31, 1999, respectively.
            At December 31, 2000, $673 million, or 13.4% of total deposits were in time accounts greater than $100,000, an increase of $93 million, or 16.0%, from $580 million at December 31, 1999. Management believes virtually all the deposits in excess of $100,000 are with persons or entities that hold other deposit relationships with the banks. Maturities of deposits in excess of $100,000 at December 31, 2000 were (in thousands):

Maturing in less than three months	$246,954
Maturing in three to six months	161,144
Maturing in six to twelve months	174,529
Maturing in over twelve months	90,341
Total deposits in excess of $100,000	$672,968

            At December 31, 2000, the Company had $131 million in deposits obtained through a brokered deposit relationship. In addition to the availability of core deposits, management has determined it may continue to employ a brokered deposit program in an effort to attract lower cost sources of funds.

Short-Term Borrowings
Short-term borrowings include securities sold under agreements to repurchase, commercial paper, Federal Home Loan Bank advances and federal funds purchased. These funds are used to fund the growth in loans and securities and manage the Company’s rate sensitivity risk. They are subject to short-term price swings as the Company’s needs change or the overall market rates for short-term investment funds change.
            The Company’s subsidiary banks have arrangements with the Federal Home Loan Bank that provide for borrowing up to $313 million. As of December 31, 2000, $155.0 million in advances were outstanding. The Company also had a $29.0 million balance outstanding on its $35 million short-term commercial paper arrangement at December 31, 2000. The $314 million decrease in short-term borrowings from December 31, 1999 is due to the Company’s planned balance sheet contraction and its decision to rely less upon short term borrowings to fund asset growth.

The following table sets forth a summary of the short-term borrowings of the Company during 2000, 1999 and 1998, and as of the end of each such period:

(Dollars in thousands)	Outstanding at Year-End	Average Daily Amount Outstanding	Maximum Outstanding at any Month-End	Weighted Average Interest Rate	Average InterestRate atYear-End
2000
Federal funds purchased and securities sold under agreements to repurchase	$205,758	$226,791	$274,577	5.31%	5.33%
Commercial paper	28,952	25,488	32,078	6.74%	7.31%
FHLB advances	155,000	258,935	364,000	6.41%	6.55%
Other	20,000	57,326	88,000	6.80%	7.37%
Total	$409,710	$568,540	$739,564	6.03%	6.03%
1999
Federal funds purchased and securities sold under agreements to repurchase	$252,760	$186,267	$261,191	4.48%	5.04%
Commercial paper	19,412	18,403	22,546	5.60%	6.03%
FHLB advances	383,500	289,859	383,500	5.29%	5.43%
Other	68,753	63,391	119,806	5.30%	5.77%
Total	$724,425	$557,920	$724,425	5.03%	5.35%
1998
Federal funds purchased and securities sold under agreements to repurchase	$143,057	$87,094	$152,748	4.92%	4.13%
Commercial paper	14,310	23,998	34,570	5.87%	5.87%
FHLB advances	210,000	200,902	304,000	5.95%	5.18%
Other	68,359	33,066	68,359	5.70%	5.29%
Total	$435,726	$345,060	$466,763	5.67%	4.87%

Long-Term Debt
Long-term debt of the Company was $124 million as of December 31, 2000, and $76 million as of December 31, 1999.

Company-Obligated Mandatorily Redeemable Preferred Securities
Company-obligated mandatorily redeemable preferred securities of the Company was $120 million as of December 31, 2000 and 1999, which consisted of $60 million of 8.20% Cumulative Capital Securities issued December 10, 1997 through CFB Capital II and $60 million of 8.875% Cumulative Capital Securities issued February 5, 1997 through CFB Capital I. The proceeds of both offerings were invested by CFB Capital II and CFB Capital I, respectively, in Junior Subordinated Debentures of the Company. The debentures mature not earlier than February 1, 2002 and not later than December 15, 2027.

Shareholders’ Equity
Total shareholders’ equity decreased $61.9 million, or 15.2%, to $345.4 million at December 31, 2000, from $407.3 million at December 31, 1999, due principally to an increase of $136.2 million in treasury stock as a result of the Company’s common stock repurchase program. This was offset in part through the retention of a majority of earnings and a $35.4 million reduction in unrealized gains on available-for-sale securities, net of tax.
            On April 10, 2000, the Company announced its intention to repurchase up to 5 million shares of the Company’s common stock. On August 9, 2000, the Company announced its intention to repurchase up to an additional 5 million shares of the Company’s common stock. As of December 31, 2000 the Company had repurchased 8,000,000 shares of common stock at prices ranging form $15.25 to $18.82.
            In April 1998, in conjunction with the Company’s shareholder approval of a charter amendment that facilitated a two-for-one split of the Company’s common stock in the form of a 100 percent dividend paid to holders of record as of May 1, 1998, the Company increased the number of authorized common shares from 30,000,000 to 80,000,000. The number of authorized preferred shares remained at 2,000,000. The increases are expected to provide the Company greater ability to utilize common and preferred stock in connection with raising additional capital, expanding its business through acquisitions and other general purposes.
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
            The liquidity ratio is one measure of a bank’s ability to meet its current obligations and is defined as the percentage of liquid assets to deposits. Liquid assets include cash and due from banks, unpledged investment securities with maturities of less than one year and federal funds sold. At year-end 2000, 1999 and 1998, the liquidity ratio was 5.21%, 5.39% and 5.93%, respectively. The level of loans maturing within one year greatly added to the Company’s liquidity position in 2000. Including loans maturing within one year, the liquidity ratio was 24.98%, 27.15% and 26.94%, respectively, for the same periods.
            The Company has revolving lines of credit with its primary lenders, which provide for borrowing up to $30 million. This line would be utilized to finance stock repurchase activity which may be completed in 2001. There was an outstanding balance of $20 million on this line of credit at December 31, 2000.
            The Company also maintains available lines of federal funds borrowings, as well as seasonal borrowing privileges, at the Federal Reserve Bank of Minneapolis. The Company’s subsidiary banks have the ability to borrow an aggregate of $203 million in federal funds from seven nonaffiliated financial institutions.
            Additionally, all the Company’s subsidiary banks are members of the Federal Home Loan Bank (“FHLB”) System. As part of membership, the Company’s subsidiary banks purchased a modest amount of stock of FHLB and obtained advance lines of credit which represent an aggregate of $313 million in additional funding capacity.

Interest Rate Sensitivity
Interest rate sensitivity indicates the exposure of a financial institution’s earnings to future fluctuations in interest rates. Management of interest rate sensitivity is accomplished through the composition of loans and investments and by adjusting the maturities on earning assets and interest-bearing liabilities. Rate sensitivity and liquidity are related since both are affected by maturing assets and liabilities. However, interest rate sensitivity also takes into consideration those assets and liabilities with interest rates that are subject to change prior to maturity.
            The Company’s Asset and Liability Management Committee (“ALCO”) attempts to structure the Company’s balance sheet to provide for an approximately equal amount of rate sensitive assets and rate sensitive liabilities. In addition to facilitating liquidity needs, this strategy assists management in maintaining relative stability in net interest income despite unexpected fluctuations in interest rates. ALCO uses three methods for measuring and managing interest rate risk: Repricing Mismatch Analysis, Balance Sheet Simulation Modeling and Equity Fair Value Modeling.

Repricing Mismatch Analysis
Management performs a Repricing Mismatch Analysis (“Gap Analysis”) which represents a point in time net position of assets, liabilities and off-balance sheet instruments subject to repricing in specified time periods. Guidelines established by ALCO, and approved by the Company’s Board of Directors, limit the impact on net interest income to five percent given a 100 basis point change in interest rates over one year. However, management believes Gap Analysis alone does not accurately measure the magnitude of changes in net interest income since changes in interest rate do not impact all categories of assets, liabilities and off-balance sheet instruments equally or simultaneously. A summary of the Gap Analysis is presented at the end of this section.

Balance Sheet Simulation Modeling
Balance Sheet Simulation Modeling allows management to analyze the impact of short-term (less than 12 months) interest rate fluctuations using projected balance sheet information. The balance sheet changes are based on forecasted repayments of loans and securities, growth in loans and deposits, and historical pricing spreads.
            Management uses the model to simulate the impact of immediate and longer-term shifts in the yield curve. The results of these models are reviewed by ALCO and used to develop the Company’s strategies. Guidelines established by ALCO limit the impact on net interest income to five percent given a 100 basis point change in interest rates. As of December 31, 2000, the impact of such a change in interest rates would be approximately 3.02 percent of net interest income.

Equity Fair Value Modeling
Because Balance Sheet Simulation Modeling is dependent on accurate forecasts, its usefulness is limited to periods of one year or less. As a result, the Company uses the Equity Fair Value Modeling to measure long-term interest rate exposure. The method estimates the impact of interest rate changes on the estimated discounted future cash flows of the Company’s current assets, liabilities and off-balance sheet instruments. Guidelines established by ALCO limit the change in fair value to 15 percent given a 100 basis point change in interest rates. As of December 31, 2000, the impact of such a change in interest rates would be approximately 6.37 percent of equity fair value.
            Based on each of these methods of measuring interest rate risk, management believes the Company was liability sensitive as of December 31, 2000.
            The Company does not engage in the speculative use of derivative financial instruments.

The following table sets forth the Company’s interest rate sensitivity analysis by contractual repricing or maturity at December 31, 2000:

	Repricing or Maturing in
(In thousands)	1 Year or Less	Over 1 to -5 Years	Over 5 Years	Total
Rate sensitive assets:
Loans	$1,486,421	$1,737,825	$513,956	$3,738,202
Held-to-maturity securities	—	—	73,222	73,222
Available-for-sale securities	117,721	501,260	1,095,529	1,714,510
Other interest-bearing assets	1,110	—	—	1,110
Total rate sensitive assets	$1,605,252	$2,239,085	$1,682,707	$5,527,044
Rate sensitive liabilities:
Savings deposits and interest-
bearing checking	$2,349,606	$—	$—	$2,349,606
Time deposits	1,801,050	366,804	1,597	2,169,451
Short-term borrowings	409,575	135	—	409,710
Long-term borrowings	25,506	35,479	64,986	125,971
Total rate sensitive liabilities	$4,585,737	$402,418	$66,583	$5,054,738
Rate sensitive gap	$(2,980,485)	$1,836,667	$1,616,124	$472,306
Cumulative rate sensitive gap	(2,980,485)	(1,143,818)	472,306	472,306

            The following sets forth the Company’s interest rate sensitivity analysis at December 31, 2000, with respect to the individual categories of loans and provides separate analyses with respect to fixed interest rate loans and floating interest rate loans:

	Repricing or Maturing in
(In thousands)	1 Year or Less	Over 1 to 5 Years	Over 5 Years	Total
Loan category:
Real estate	$351,196	$839,823	$267,475	$1,458,494
Real estate construction	466,616	—	—	466,616
Agriculture	183,540	60,693	9,971	254,204
Commercial	417,600	336,632	118,592	872,824
Consumer and other	67,469	500,677	117,918	686,064
Total loans	$1,486,421	$1,737,825	$513,956	$3,738,202
Floating interest rate loans	$1,079,123	$378,525	$75,214	$1,532,862
Fixed interest rate loans	407,298	1,359,300	438,742	2,205,340
Total loans	$1,486,421	$1,737,825	$513,956	$3,738,202

Capital Management
Risk-based guidelines established by regulatory agencies require the Company to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets.
    As of December 31, 2000, the Company is considered well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table.

	Regulatory Capital Requirements:
(Dollars in thousands)	Tier 1 Capital	Total Risk- Based Capital	Leverage	Total Risk- Based Assets
Minimum	4.00%	8.00%	3.00%	N/A
Well Capitalized	6.00%	10.00%	5.00%	N/A
Community First Bankshares, Inc.
December 31, 2000	8.13%	10.73%	5.94%	$4,408,524
December 31, 1999	10.01%	12.45%	7.16%	$4,452,587

            Due to the Company’s level of Tier 1 capital and substantial level of earning assets invested in low risk government agency and mortgage-backed securities, the Company’s risk-based capital ratios significantly exceed the regulatory minimums. The Company conducts an ongoing assessment of its capital needs in order to maintain an adequate level of capital to support business growth, to ensure depositor protection and to facilitate corporate expansion. Management continues to explore steps to increase its capital levels to permit it to make future acquisitions. Portions of the subordinated debt financing referred to under “Borrowings,” above, are treated as Tier 2 capital.

This Annual Report contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Factors that could cause actual results to differ from the results discussed in the forward-looking statements include, but are not limited to: risks related to the Company’s acquisition strategy, including risks of adversely changing results of operations and possible factors affecting the Company’s ability to consummate further acquisitions; risks of loans and investments, including dependence on local economic conditions; competition for the Company’s customers from other providers of financial services; possible adverse effects of changes in interest rates; balance sheet and critical ratio risks related to the share repurchase program; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company.

consolidated statements of financial condition

Years ended December 31 (Dollars in thousands, except per share data)	2000	1999
Assets
Cash and due from banks	$256,136	$247,051
Federal funds sold and securities purchased under agreements to resell	—	4,775
Interest-bearing deposits	1,110	4,648
Available-for-sale securities	1,714,510	1,937,517
Held-to-maturity securities (Fair Value: 2000 – $73,222; 1999 – $74,248)	73,222	74,248
Loans	3,738,202	3,690,353
Less: Allowance for loan losses	(52,168)	(48,878)
Net loans	3,686,034	3,641,475
Bank premises and equipment, net	121,675	125,457
Accrued interest receivable	52,494	51,030
Intangibles	114,971	126,378
Other assets	69,577	89,656
Total assets	$6,089,729	$6,302,235

Liabilities and shareholders’ equity
Deposits:
Noninterest-bearing	$500,834	$616,861
Interest-bearing:
Savings and NOW accounts	2,349,606	2,276,705
Time accounts over $100,000	672,968	579,514
Other time accounts	1,496,483	1,436,783
Total deposits	5,019,891	4,909,863
Federal funds purchased and securities sold under agreements to repurchase	205,758	252,760
Other short-term borrowings	203,952	471,665
Long-term debt	123,957	75,622
Accrued interest payable	45,489	31,949
Other liabilities	25,251	33,107
Total liabilities	5,624,298	5,774,966
Company-obligated mandatorily redeemable preferred securities of CFB Capital I and II	120,000	120,000
Shareholders’ equity:
Common stock, par value $.01 per share: Authorized Shares – 80,000,000 Issued Shares – 51,021,896	510	510
Capital surplus	192,368	192,071
Retained earnings	315,091	276,502
Unrealized loss on available-for-sale securities, net of tax	(9,486)	(44,896)
Less cost of common stock in treasury – 2000 – 9,155,144 shares; 1999 – 885,964 shares	(153,052)	(16,918)
Total shareholders’ equity	345,431	407,269
Total liabilities and shareholders’ equity	$6,089,729	$6,302,235

See accompanying notes.

consolidated statements of income

Years ended December 31 (Dollars in thousands, except per share data)	2000	1999	1998
Interest income:
Loans	$353,405	$332,974	$337,771
Investment securities	123,525	130,955	124,306
Interest-bearing deposits	184	463	1,017
Federal funds sold and resale agreements	444	814	4,176
Total interest income	477,558	465,206	467,270
Interest expense:
Deposits	169,281	151,138	166,873
Short-term and other borrowings	34,303	28,052	19,576
Long-term debt	6,697	6,628	8,338
Total interest expense	210,281	185,818	194,787
Net interest income	267,277	279,388	272,483
Provision for loan losses	15,781	20,184	23,136
Net interest income after provision for loan losses	251,496	259,204	249,347
Noninterest income:
Service charges on deposit accounts	39,537	37,013	31,880
Insurance commissions	10,550	8,791	7,197
Security sales commissions	6,805	5,258	4,249
Fees from fiduciary activities	5,811	5,148	4,944
Net gains on sales of securities	65	2,175	1,801
Other	12,437	14,124	13,196
Total noninterest income	75,205	72,509	63,267
Noninterest expense:
Salaries and employee benefits	110,024	106,542	119,250
Net occupancy	31,941	32,726	33,929
FDIC insurance	1,039	625	771
Legal and accounting	3,874	3,651	4,237
Other professional services	4,415	5,168	6,014
Acquisition, integration and conforming	—	3,053	3,721
Data processing	4,545	4,116	5,209
Company-obligated mandatorily redeemable preferred securities of CFB Capital I & II	10,245	10,245	10,218
Amortization of intangibles	10,481	10,500	10,366
Other	42,755	41,601	46,933
Total noninterest expense	219,319	218,227	240,648
Income from continuing operations before income taxes	107,382	113,486	71,966
Provision for income taxes	35,748	38,573	22,595
Income from continuing operations	71,634	74,913	49,371
Discontinued operations:
Income from operations of discontinued operations (less applicable income taxes)	—	—	(2,232)
Loss on disposal of discontinued operations, including provision for operating losses during phase-out period (less applicable income taxes)	—	—	(1,676)

Net income	$71,634	$74,913	$45,463
Earnings per common and common equivalent share:
Basic income per share from continuing operations	$1.55	$1.50	$0.98
Discontinued operations	0.00	0.00	(0.08)
Basic net income	$1.55	$1.50	$0.90
Diluted income per share from continuing operations	$1.54	$1.48	$0.97
Discontinued operations	0.00	0.00	(0.08)
Diluted net income	$1.54	$1.48	$0.89
Average common and common equivalent shares outstanding:
Basic	46,219,120	50,061,972	50,272,551
Diluted	46,578,750	50,670,559	51,114,703

See accompanying notes.

consolidated statements of comprehensive income

Years ended December 31 (Dollars in thousands, except per share data)
Net income	$71,634	$74,913	$45,463
Other comprehensive income, net of tax:
Unrealized gains (losses) on securities:
Unrealized holding gains (losses) arising during period	35,449	(56,879)	8,746
Less: Reclassification adjustment for gains included in net income	(39)	(1,305)	(1,156)
Other comprehensive income	35,410	(58,184)	7,590
Comprehensive income	$107,044	$16,729	$53,053

consolidated statements of shareholders’ equity

	Common Stock		Capital	Retained	Unrealized	Treasury Stock
Years ended December 31, 2000, 1999, 1998 (Dollars in thousands, except per share data)	Shares	Amount	Surplus	Earnings	Gain(Loss)	Shares	Amount	Total
Balance at December 31, 1997	50,044,104	$501	$183,443	$216,780	$5,698	72,510	$(1,383)	$405,039
Net income	—	—	—	45,463	—	—	—	45,463
Common stock dividends ($0.44 per share)	—	—	—	(20,044)	—	—	—	(20,044)
Common stock dividends	134,689	1	1,793	(1,794)	—	—	—	—
Cash in lieu of stock dividend	—	—	—	(15)	—	—	—	(15)
Issuance of common stock	320,090	3	1,381	—	—	—	—	1,384
Purchases of common stock for treasury, at cost	—	—	—	—	—	731,000	(16,314)	(16,314)
Exercise of options, net of stock tendered in payment	58,654	1	271	(4,307)	—	(238,922)	5,588	1,553
Change in unrealized gain on available-for-sale securities, net of income taxes of $4,788	—	—	—	—	7,590	—	—	7,590

Balance at December 31, 1998	50,557,537	$506	$186,888	$236,083	$13,288	564,588	$(12,109)	$424,656
Net income	—	—	—	74,913	—	—	—	74,913
Common stock dividends ($0.56 per share)	—	—	—	(27,041)	—	—	—	(27,041)
Common stock dividends	143,566	1	2,217	(2,218)	—	—	—	—
Cash in lieu of stock dividend	—	—	—	(34)	—	—	—	(34)
Issuance of common stock	3,198,079	32	2,645	(414)	—	—	—	2,263
Retirement of common stock	(2,877,286)	(29)	—	—	—	—	—	(29)
Purchases of common stock for treasury, at cost	—	—	—	—	—	625,457	(11,844)	(11,844)
Exercise of options, net of stock
tendered in payment	—	—	321	(4,787)	—	(304,081)	7,035	2,569
Change in unrealized loss on available-for-sale securities, net of income taxes of $35,508	—	—	—	—	(58,184)	—	—	(58,184)

Balance at December 31, 1999	51,021,896	$510	$192,071	$276,502	$(44,896)	885,964	$(16,918)	$407,269
Net income	—	—	—	71,634	—	—	—	71,634
Common stock dividends ($0.60 per share)	—	—	—	(27,601)	—	—	—	(27,601)
Purchases of common stock for treasury, at cost	—	—	—	—	—	8,760,278	(145,725)	(145,725)
Sales of treasury stock to employee benefit plans	—	—	—	(793)	—	(127,136)	2,573	1,780
Exercise of options, net of stock tendered in payment	—	—	297	(4,651)	—	(363,962)	7,018	2,664
Change in unrealized loss on available-for-sale securities, net of income taxes of $21,576	—	—	—	—	35,410	—	—	35,410
Balance at December 31, 2000	51,021,896	$510	$192,368	$315,091	$(9,486)	9,155,144	$(153,052)	$345,431

See accompanying notes.

consolidated statements of cash flows

Years ended December 31 (In thousands)	2000	1999	1998
Cash flows from operating activities
Net income	$71,634	$74,913	$49,371
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	15,781	20,184	23,136
Depreciation	14,307	15,186	16,277
Amortization of intangibles	10,481	10,500	10,366
Net amortization of premiums and discounts on securities	188	1,067	(685)
Deferred income tax benefit	(2,077)	(1,088)	(6,978)
(Increase) decrease in interest receivable	(1,464)	2,230	(6,225)
Increase in interest payable	13,540	4,876	3,912
Other, net	(6,350)	(5,501)	(59,980)
Net cash provided by operating activities	116,040	122,367	29,194

Cash flows from investing activities
Acquisitions, net of cash paid	—	(1,956)	—
Net decrease in interest-bearing deposits	3,538	6,815	5,167
Purchases of available-for-sale securities	(129,097)	(649,177)	(2,964,003)
Maturities of available-for-sale securities	258,584	497,314	2,202,777
Sales of securities, net of gains	150,318	151,635	145,125
Purchases of held-to-maturity securities	(3,431)	(4,710)	(19,588)
Maturities of held-to-maturity securities	4,457	291	10,413
Net increase in loans	(60,340)	(147,967)	(318,163)
Net increase in bank premises and equipment	(10,525)	(11,205)	(22,652)
Net cash provided by (used in) investing activities	213,504	(158,960)	(960,924)

Cash flows from financing activities
Net (decrease) increase in demand deposits, NOW accounts and savings accounts	(43,126)	(83,965)	533,588
Net increase (decrease) in time accounts	153,154	(137,804)	226,412
Net (decrease) increase in short-term and other borrowings	(314,715)	287,549	160,487
Net increase (decrease) in long-term debt	48,335	(17,902)	(31,088)
Net proceeds from issuance of common stock	—	2,234	1,384
Purchase of common stock held in treasury	(145,725)	(11,844)	(16,314)
Sale of common stock held in treasury	4,444	2,569	1,553
Cash dividends	(27,601)	(27,075)	(20,059)
Net cash (used in) provided by financing activities	(325,234)	13,762	855,963
Net increase (decrease) in cash and cash equivalents	4,310	(22,831)	(75,767)
Cash and cash equivalents at beginning of year	251,826	274,657	350,424
Cash and cash equivalents at end of year	$256,136	$251,826	$274,657

See accompanying notes.

notes to consolidated financial statements

          1. Significant Accounting Policies

Community First Bankshares, Inc. (the “Company”) is a multi-bank holding company which, at the end of 2000, served 155 communities in Arizona, California, Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota, South Dakota, Utah, Wisconsin and Wyoming. The Company’s community banks provide a full range of banking services, primarily in small and medium-sized communities and the surrounding communities. In addition to its primary emphasis on commercial and consumer banking services, the Company offers trust, insurance and nondeposit investment products and services.

Basis of Presentation

The consolidated financial statements include the accounts of Community First Bankshares, Inc., its wholly-owned data processing, credit origination and insurance agency subsidiaries and its two wholly-owned subsidiary banks. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain amounts in prior periods have been reclassified to conform to the current presentation.
            As discussed in Note 2, the Company acquired Valley National Corporation (“Valley National”) on October 7, 1999; Community Bancorp, Inc. (“CBI”) on April 3, 1998; Pioneer Bank of Longmont (“Longmont”) on April 30, 1998; FNB, Inc. (“FNB”) on May 7, 1998; Western Bancshares of Las Cruces, Inc. (“Western”) on July 1, 1998; and Guardian Bancorp (“Guardian”) on August 7, 1998. These acquisitions were accounted for using the pooling of interests method. The 1999 Valley National acquisition was material to the Company’s financial condition and operating results. While none of the 1998 transactions, individually, were material to the Company’s financial condition or operating results, the aggregation of these business combinations does have a material effect on the Company’s financial condition and operating results. Accordingly, the consolidated financial information has been restated to reflect the results of operations of the six companies on a combined basis for all periods presented.
            On April 28, 1998, the Company effected a two-for-one split of the Company’s common stock in the form of a 100 percent dividend payable to shareholders of record on May 1, 1998 and distributed on May 15, 1998. Accordingly, the historical consolidated information has been restated to reflect the impact of the two-for-one split on the common share, weighted average common share and basic and diluted earnings per share data.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Held-to-Maturity and Available-for-Sale Securities

Management determines the classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost.
            Debt securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of tax, reported within comprehensive income in shareholders’ equity.
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

Allowance for Loan Losses

The allowance for loan losses is maintained through charges to expense at an amount that will provide for estimated loan losses. The current level of the allowance for loan losses is a result of management’s assessment of the risks within the portfolio based on the information revealed in credit reporting processes. This assessment of risk takes into account the composition of the loan portfolio, previous loan experience, current economic conditions and other factors that, in management’s judgment, deserve recognition. An allowance is recorded for individual loan categories based on the relative risk characteristics of the loan portfolios. Commercial and agricultural amounts are based on a quarterly review of the individual loans outstanding, including outstanding commitments to lend. Real estate and consumer amounts are based on a quarterly analysis of the performance of the respective portfolios, including historical and expected delinquency and charge-off statistics.
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

Intangible Assets

Goodwill, the excess cost over net assets acquired, of subsidiaries is amortized over a period of fifteen years. At December 31, 2000, goodwill totaled $68,813,000, net of accumulated amortization of $30,138,000. Other intangible assets, principally deposit based intangibles, unexpired premium lists and noncompetition agreements, totaled $46,158,000, net of accumulated amortization of $12,621,000, and are amortized over their estimated useful lives ranging from three to twenty-five years. The Company assesses the recoverability of goodwill and other intangibles on an annual basis to determine whether any impairment exists. This ongoing assessment includes understanding and evaluating qualitative factors that would indicate the potential for impairment. If the Company believes a potential impairment exists, the Company estimates the relative market value of the corresponding business activity to determine whether a permanent impairment exists.

Income Taxes

The Company provides for income taxes based on income reported for financial statement purposes, rather than amounts currently payable under statutory tax laws. Deferred taxes are recorded to reflect the tax consequences on future years’ differences between the tax bases of assets and liabilities and the financial reporting of amounts at each year-end.

Earnings Per Share

Basic earnings per common share is calculated by dividing net income applicable to common equity by the weighted-average number of shares of common stock outstanding.
            Diluted earnings per common share is calculated by adjusting net income, and the weighted-average number of shares of common stock outstanding for shares that would be issued assuming the exercise of stock options and warrants during each period. Such adjustments to the weighted-average number of shares of common stock outstanding are made only when such adjustments dilute earnings per share.

Cash and Cash Equivalents

Cash and cash equivalents is defined as cash and due from banks, federal funds sold and securities purchased under agreements to resell.

Stock-Based Compensation

The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for stock option grants in accordance with APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and, accordingly, recognizes no compensation expense for the stock option grants. See Footnote 14.

            2.  Business Combinations and Divestitures

On November 20, 2000, the Company completed the sale of its office in Fairplay, Colorado. The Fairplay office was acquired on December 18, 1996 as part of the Company’s merger with Mountain Parks Financial Corporation. The transaction included the disposition of approximately $12 million in deposits.
            On February 11, 2000, the Company completed the sale of its office in Richfield, Utah. The Richfield office was acquired on January 23, 1998 as part of the Company’s purchase and assumption of 37 offices of Banc One Corporation located in Arizona, Colorado and Utah. The transaction included the disposition of approximately $16 million in deposits.
            On January 14, 2000, the Company completed the sale of its office in Nephi, Utah. The Nephi office was acquired on January 23, 1998 as part of the Company’s purchase and assumption of 37 offices of Banc One Corporation located in Arizona, Colorado and Utah. The transaction included the disposition of approximately $17 million in deposits.
            On December 21, 1999, the Company issued approximately 317,000 shares of common stock to acquire River Bancorp, Inc. (“River Bancorp”), and the holding company for Northland Security Bank, Ramsey, Minnesota. At acquisition, River Bancorp had approximately $35 million in assets and $31 million in deposits. The Company used the pooling of interests method to account for the transaction. This merger was not material to the Company’s consolidated financial information or operating results. Accordingly, the Company’s consolidated financial information has not been restated to reflect this merger. The operating results are included in the Company’s consolidated statements from the date of the merger.
            On October 7, 1999, the Company issued approximately 3,022,000 shares of common stock to acquire Valley National Corporation (“Valley National”), the holding company for Valle de Oro Bank, El Cajon, California. At acquisition, Valley National had approximately $252 million in assets and $237 million in deposits. The Company used the pooling of interests method to account for the transaction. The Company’s consolidated financial information has been restated to reflect this merger. The operating results are included in the Company’s consolidated statements for all periods presented.
            On August 7, 1998, the Company issued approximately 1,526,000 shares of common stock to acquire Guardian Bancorp (“Guardian”), the holding company for Guardian State Bank, Salt Lake City, Utah, with offices in Salt Lake City and Sandy, Utah. At acquisition, Guardian had approximately $99 million in assets and $89 million in deposits. The Company used the pooling of interests method to account for the transaction. The Company’s consolidated financial information has been restated to reflect this merger. The operating results are included in the Company’s consolidated statements for all periods presented.

            On July 1, 1998, the Company issued approximately 1,932,000 shares of common stock to acquire Western Bancshares of Las Cruces, Inc. (“Western”), the holding company for Western Bank, Las Cruces, New Mexico, with offices in Anthony, Hatch and Las Cruces, New Mexico. At acquisition, Western had approximately $159 million in assets and $136 million in deposits. The Company used the pooling of interests method to account for the transaction. The Company’s consolidated financial information has been restated to reflect this merger. The operating results are included in the Company’s consolidated statements for all periods presented.
            On May 7, 1998, the Company issued approximately 1,135,000 shares of common stock to acquire FNB, Inc. (“FNB”) a bank holding company with banks in Greeley and Fort Collins, Colorado. At acquisition, FNB had approximately $120 million in assets and $109 million in deposits. The Company used the pooling of interests method to account for the transaction. The Company’s consolidated financial information has been restated to reflect this merger. The operating results are included in the Company’s consolidated statements for all periods presented.
            On April 30, 1998, the Company issued approximately 1,432,000 shares of common stock to acquire Pioneer Bank of Longmont (“Longmont”), Longmont, Colorado, with offices in Berthoud, Longmont, Lyons and Niwot, Colorado. At acquisition, Longmont had approximately $138 million in assets and $128 million in deposits. The Company used the pooling of interests method to account for the transaction. The Company’s consolidated financial information has been restated to reflect this merger. The operating results are included in the Company’s consolidated statements for all periods presented.
            On April 3, 1998, the Company issued approximately 853,000 shares of common stock to acquire Community Bancorp, Inc. (“CBI”), the parent company of Community First National Bank, Thornton, Colorado, with two offices in Thornton, Colorado. At acquisition, CBI had approximately $78 million in assets and $72 million in deposits. The Company used the pooling of interests method to account for the transaction. The Company’s consolidated financial information has been restated to reflect this merger. The operating results are included in the Company’s consolidated statements for all periods presented.
            On June 12, 1998, the Company, through its Colorado subsidiary, completed the sale of its office in Ault, Colorado. The Ault office was acquired on January 23, 1998 as part of the Company’s purchase and assumption of 37 offices of Banc One Corporation located in Arizona, Colorado and Utah. The transaction included the disposition of approximately $9 million in deposits.
            In July 1998, the Company sold the operating assets of its two sub-prime lending subsidiaries. Seven loan production offices of Equity Lending, Inc. (“Equity Lending”) were sold to FIRSTPLUS Financial Group, Inc., in a cash transaction on July 27, 1998. Servicing rights to the portfolio of automobile installment contracts originated by Mountain Parks Financial Services, Inc. (“MPFS”) were acquired by Cygnet Financial Services, Inc. on July 31, 1998. In addition to a fourth quarter 1998 charge of $10 million in anticipation of liquidating these companies, the Company recorded a $3.9 million loss on these companies during the first and second quarters of 1998, when the companies were classified as discontinued operations. Losses on the discontinued operations included a $2.2 million operating loss and $1.7 million expected loss on disposal. Equity Lending, which originated residential non-conforming mortgages, and MPFS, which purchased sub-prime auto installment contracts, was acquired in December 1996, as a result of the Company’s merger with Mountain Parks Financial Corporation. The two companies were classified as discontinued operations on the Company’s 1997 financial statements. As of December 31, 2000 the Company had approximately $6 million in sub-prime mortgages and $49,000 in sub-prime automobile contracts remaining.
            On January 23, 1998, the Company completed the purchase and assumption of approximately $730 million in assets and liabilities of 37 offices of Banc One Corporation located in Arizona, Colorado and Utah. The 25 Arizona and four Utah offices were merged into the Company’s Arizona affiliate. The eight Colorado offices were merged into one of the Company’s Colorado affiliates. The transaction was accounted for as a purchase of certain assets and assumption of certain liabilities and resulted in the recognition of a deposit based intangible of approximately $44 million.
            The operating results of all of the companies acquired in purchase transactions subsequent to the dates of acquisition are included in the Company’s consolidated financial statements for the years ended December 31, 2000, 1999 and 1998.

            3. Accounting Changes

SFAS No. 133—Accounting for Derivative Instruments and Hedging Activities—In June 1998, the Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which was amended by SFAS No. 137 and 138. The statement, as amended, was adopted by the Company on January 1, 2001. Because of the Company’s minimal use of derivatives, management has concluded that the adoption of the new Statement did not have a significant effect on earnings or the financial position of the Company.
            SFAS No. 140—Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities—In September 2000, the Financial Accounting Standards Board issued Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities that replaces, in its entirety, FASB Statement No. 125. Although Statement 140 has changed many of the rules regarding securitizations, it continues to require an entity to recognize the financial and servicing assets it controls and the liabilities it has incurred and to derecognize financial assets when control has been surrendered in accordance with the criteria provided in the Statement. The Statement is applicable prospectively to transactions beginning in the second quarter 2001. Because the Company does not currently use securitizations or other transfers of financial assets as a form of financing, management believes the application of the new rules will not have a material impact on its consolidated financial statements.

            4. Securities

The following is a summary of available-for-sale securities and held-to-maturity securities at December 31, 2000 (in thousands):

	Available-for-Sale Securities
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
United States Treasury	$76,939	$1,040	$28	$77,951
United States Government agencies	436,975	1,351	3,071	435,255
Mortgage-backed securities	998,147	2,524	6,732	993,939
Collateralized mortgage obligations	9,649	38	52	9,635
State and political securities	115,177	974	751	115,400
Other securities	93,334	1,215	12,219	82,330
Total	$1,730,221	$7,142	$22,853	$1,714,510

	Held-to-Maturity Securities
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Other securities	$73,222	—	—	$73,222
Total	$73,222	—	—	$73,222

            The following is a summary of available-for-sale securities and held-to-maturity securities at December 31, 1999 (in thousands):

	Available-for-Sale Securities
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
United States Treasury	$115,810	$85	$1,097	$114,798
United States Government agencies	457,468	4	18,864	438,608
Mortgage-backed securities	1,153,122	504	39,808	1,113,818
Collateralized mortgage obligations	26,036	63	121	25,978
State and political securities	153,682	574	5,754	148,502
Other securities	104,096	266	8,549	95,813
Total	$2,010,214	$1,496	$74,193	$1,937,517

	Held-to-Maturity Securities
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Other securities	$74,248	—	—	$74,248
Total	$74,248	—	—	$74,248

            Proceeds from the sale of available-for-sale securities during the years ended December 31, 2000, 1999 and 1998, were $150,383,000, $153,810,000 and $146,926,000, respectively. Gross gains of $880,000, $2,175,000 and $1,870,000 and gross losses of $815,000, $0 and $69,000 were realized on those sales during 2000, 1999 and 1998, respectively. The tax effect on the net gains during 2000, 1999 and 1998 was approximately $23,000, $761,000 and $630,000, respectively. There were no sales of held-to-maturity securities during 2000, 1999 or 1998.
            The amortized cost and estimated fair value of debt securities at December 31, 2000, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Estimated
Available-for-Sale (In thousands)	Cost	Fair Value
Due in one year or less	$28,367	$28,469
Due after one year through five years	340,769	342,424
Due after five years through ten years	192,037	189,970
Due after ten years	161,252	150,073
	722,425	710,936
Mortgage-backed securities	998,147	993,939
Collateralized mortgage obligations	9,649	9,635
Total	$1,730,221	$1,714,510

	Amortized	Estimated
Held-to-Maturity (In thousands)	Cost	Fair Value
Due after ten years	$73,222	$73,222
Total	$73,222	$73,222

            At December 31, 2000, available-for-sale securities included no commitments to purchase specific investment securities at a future date.
            Available-for-sale and held-to-maturity securities carried at $1,301,674,000 and $1,274,663,000 at December 31, 2000 and 1999, respectively, were pledged to secure borrowings, public and trust deposits and for other purposes required by law. Securities sold under agreement to repurchase were collateralized by available-for-sale and held-to-maturity securities with an aggregate carrying value of $205,758,000 and $155,490,000 at December 31, 2000 and 1999, respectively.

            5. Loans

The composition of the loan portfolio at December 31 was as follows (in thousands):

	2000	1999
Real estate	$1,458,494	$1,319,678
Real estate construction	466,616	434,924
Commercial	872,824	994,624
Consumer and other	686,064	681,423
Agriculture	254,204	259,704
	3,738,202	3,690,353
Less : Allowance for loan losses	(52,168)	(48,878)
Net loans	$3,686,034	$3,641,475

            At December 31, 2000, real estate loans totaling $358,430,000 were pledged to secure borrowings.

            6. Allowance for Loan Losses

Activity in the allowance was as follows (in thousands):

	2000	1999	1998
Balance at beginning of year	$48,878	$51,860	$41,387
Allowance of acquired companies/other (1)	—	270	1,950
Provision charged to operating expense	15,781	20,184	23,136
Loans charged off	(17,117)	(27,850)	(18,334)
Recoveries of loans charged off	4,626	4,414	3,721
Balance at end of year	$52,168	$48,878	$51,860

(1)        Includes only acquisitions of companies accounted for as purchases.

            Nonaccrual loans totaled $23,426,000, $25,764,000 and $22,609,000 at December 31, 2000, 1999 and 1998, respectively. The Company includes all loans considered impaired under SFAS No. 114 in nonaccrual loans. Interest income of $4,693,000 on nonaccrual loans would have been recorded during 2000 if the loans had been current in accordance with their original terms. During 2000, the Company recorded interest income of $955,000 related to loans that were on nonaccrual status as of December 31, 2000.

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

Federal Funds Sold and Resale Agreements

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

Deposit Liabilities

The fair value of demand deposits, savings accounts and certain money market deposits is defined by SFAS No. 107 to be equal to the amount payable on demand at the date of the financial statements. Fair values for fixed rate certificates of deposit are estimated using a discounted cash flow analysis that uses the interest rates currently being offered on certificates of deposit to discount the aggregated expected monthly maturities.

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

Loan Commitments and Letters of Credit

The majority of the Company’s commitments have variable rates and do not expose the Company to interest rate risk. The Company’s commitments for fixed rate loans are evaluated, and it is estimated the probability of additional loans being issued under these commitments is not significant and there is not a fair value liability.
            The estimated fair values of the Company’s financial instruments at December 31 are shown in the table below (in thousands):

	2000		1999
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial assets:
Cash and due from banks	$256,136	$256,136	$247,051	$247,051
Federal funds sold and resale agreements	—	—	4,775	4,775
Interest-bearing deposits	1,110	1,110	4,648	4,648
Available-for-sale securities	1,714,510	1,714,510	1,937,517	1,937,517
Held-to-maturity securities	73,222	73,222	74,248	74,248
Loans	3,738,202	3,734,251	3,690,353	3,661,969
Allowance for loan losses	(52,168)	(52,168)	(48,878)	(48,878)
Net loans	3,686,034	3,682,083	3,641,475	3,613,091
Financial liabilities:
Deposits:
Noninterest-bearing	$500,834	$500,834	$616,861	$616,861
Interest-bearing:
Savings and NOW	2,349,606	2,349,606	2,276,705	2,276,705
Time accounts over $100,000	672,968	674,343	579,514	578,847
Other time accounts	1,496,483	1,496,266	1,436,783	1,428,348
Total deposits	5,019,891	5,021,049	4,909,863	4,900,761
Federal funds purchased and repurchase agreements	205,758	205,758	252,760	252,760
Other short-term borrowings	203,952	203,952	471,665	471,665
Long-term debt	123,957	117,293	75,622	73,585

            8.         Financial Instruments with Off-Balance-Sheet Risk and Concentrations of Credit Risk

In the normal course of business, the Company is party to financial instruments with off-balance-sheet risk. These transactions enable customers to meet their financing needs and enable the Company to manage its interest rate risk. These financial instruments include commitments to extend credit and letters of credit. The contract or notional amounts of these financial instruments at December 31, 2000 and 1999, were as follows (in thousands):

	2000	1999
Commitments to extend credit	$678,401	$686,689
Standby letters of credit	19,108	22,397
Commercial letters of credit	5,602	6,147

            Commitments to extend credit are legally binding and have fixed expiration dates or other termination clauses. The Company’s exposure to credit loss on commitments to extend credit, in the event of nonperformance by the counterparty, is represented by the contractual amounts of the commitments. The Company monitors its credit risk for commitments to extend credit by applying the same credit policies in making commitments as it does for loans and by obtaining collateral to secure commitments based on management’s credit assessment of the counterparty. Collateral held by the Company may include marketable securities, receivables, inventory, agricultural commodities, equipment and real estate. Because many of the commitments are expected to expire without being drawn upon, total commitment amounts do not necessarily represent the Company’s future liquidity requirements. In addition, the Company also offers various consumer credit line products to its customers that are cancelable upon notification by the Company, which are included above in commitments to extend credit.
            Standby letters of credit are conditional commitments issued by the Company to guarantee the financial performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements.  Commercial letters of credit are issued by the Company on behalf of customers to ensure payments of amounts owed or collection of amounts receivable in connection with trade transactions. The Company’s exposure to credit loss in the event of nonperformance by the counterparty is the contractual amount of the letter of credit and represents the same exposure as that involved in extending loans.
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
            The Company’s bank subsidiaries grant real estate, agricultural, commercial, consumer and other loans and commitments and letters of credit to customers throughout Arizona, California, Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota, South Dakota, Utah, Wisconsin and Wyoming. Although the Company has a diversified loan portfolio, the ability of a significant portion of its debtors to honor their contracts is dependent upon their local economic sector. The maximum exposure to accounting loss that could occur, if the borrowers fail to perform according to the loan agreements and the underlying collateral proved to be of no value, is the total loan portfolio balances and commitments and letters of credit.

            9. Bank Premises and Equipment

Bank premises and equipment at December 31 consisted of the following (in thousands):

	2000	1999
Land	$22,271	$22,217
Buildings	130,137	126,754
Furniture, fixtures and equipment	84,966	91,556
Leased property under capital lease obligations	10,177	10,586
	247,551	251,113
Less accumulated depreciation	125,876	125,656
	$121,675	$125,457

            10. Short-Term Borrowings

As of December 31, 2000, the Company’s subsidiary banks had $155,000,000 in Federal Home Loan Bank (“FHLB”) borrowings, which are collateralized by various investment securities and real estate loans. The interest rates on FHLB borrowings are variable rates based on short-term market conditions and the term of the advance, ranging from 6.29% to 6.66% at December 31, 2000. The Company’s subsidiaries had no additional short-term borrowings outstanding at December 31, 2000.
            The Company has a short-term line of credit bearing interest at the Federal Funds rate plus 1.25% that provides for borrowing up to $5,000,000 through April 30, 2001, with no commitment fee. As of December 31, 2000, the Company had no balance outstanding under this line of credit. The Company also has a short-term line of credit bearing interest at a variable rate of LIBOR plus .75% that provides for borrowing up to $25,000,000 through October 27, 2001, with a commitment fee of .25% of the revolving commitment amount. As of December 31, 2000, the Company had a balance of $20,000,000 outstanding under this line of credit. The Company has entered into an agreement that allows for its designated agent to underwrite up to $35,000,000 in commercial paper and has obtained lines of credit to support these borrowings. As of December 31, 2000, there was a $28,952,000 commercial paper balance outstanding with a blended rate of 7.31%. The terms of the lines of credit include certain covenants with which the Company must comply. At December 31, 2000, the Company was in compliance with all covenants pertaining to the lines of credit.

    11. Long-Term Debt

Long-term debt consisted of the following at December 31 (in thousands):

	2000	1999
Parent Company:
Subordinated notes payable, interest at 7.30%, payable semi-annually, maturing June 30, 2004, unsecured	$60,000	$60,000
Term note payable to bank, interest at 6.19% until February 1, 2008, then at .50% over One Year, Three Year, or Five Year U.S. Treasury rate, payable semi-annually, maturing February 1, 2013, secured by real property	2,773	2,987
Subsidiaries:
Federal Home Loan Bank advances, interest rates ranging from 4.72% to 8.33%, payable quarterly, with maturities ranging from April 1, 2003 to March 10, 2010	34,834	10,653
Subordinated term note payable to bank, interest of LIBOR plus 140 basis points, payable quarterly, maturing December 22, 2007, unsecured	25,000	—
Term note payable to bank, interest at 5.19% payable monthly, principal payments ranging from $45,700 to $54,700, per schedule due monthly through March 31, 2003	1,350	1,874
Other Notes Payable	—	108
	$123,957	$75,622

            The Company has a long-term line of credit bearing interest at the Federal Funds rate plus 1.25% that provides for borrowing up to $10,000,000 through January 23, 2006, with a .20% fee on the unfunded amount. As of December 31, 2000, the Company had no balance outstanding.
            The 7.30% subordinated notes payable are not redeemable, in whole or in part, by the Company. These notes, of which 60% of the balance qualifies as Tier II capital as of December 31, 2000, under the Federal Reserve Board guidelines, are direct obligations of the Company and are subordinated to all other indebtedness of the Company. The terms of the subordinated notes payable include certain covenants with which the Company must comply. At December 31, 2000, the Company was in compliance with all covenants pertaining to the subordinated notes payable.
            The subsidiary bank $25 million subordinated term note payable, qualifies as Tier II capital under the Federal Reserve Board guidelines.

            Maturities of long-term debt outstanding, at December 31, 2000, were (in thousands):

2001	$2,198
2002	2,351
2003	1,135
2004	60,492
2005	30,336
Thereafter	27,445
$123,957

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
            At December 31, 2000, $118 million in Capital Securities qualified as Tier I capital under capital guidelines of the Federal Reserve.

            13. Shareholders’ Equity

Common Stock

In April 2000, the Company adopted a common stock repurchase program providing for the systematic repurchase of up to 5 million shares of the Company’s common stock. In addition, during August 2000, the Company adopted an additional common stock repurchase program providing for the repurchase of up to an additional 5 million shares. Under each program, the shares were to be purchased primarily on the open market, with timing depending upon market conditions. Adoption of the two programs provided the Company with an alternative opportunity for capital utilization. In addition, the shares acquired can be used for the issuance of common stock upon exercise of stock options, under the Company’s compensation plans and for other purposes, including business combinations. As of December 31, 2000, the Company had repurchased 8 million shares of common stock under these programs, at prices ranging from $15.25 to $18.82. During 2000, the Company repurchased 8.8 million shares of common stock, including 385,000 shares under a previously approved program and 400,000 shares in conjunction with an executive officer employment agreement, in addition to the 8 million shares under the two programs approved in 2000.
            In 1995, the Company extended the common stock repurchase program established in 1992, which provided for the systematic acquisition of up to 1,200,000 shares of the Company’s common stock. In addition, it adopted a new common stock repurchase program that provided for the acquisition of an additional 1,200,000 shares of common stock. During 2000, the repurchase of 385,000 shares under the 1992 program and its 1995 extensions completed these programs, thus, as of December 31, 2000, no shares are available under the 1992 and 1995 programs.
            On April 3, 1998, the Company filed a shelf registration statement with the Securities and Exchange Commission for the purpose of issuing up to 3,500,000 shares of its common stock. The shares may be offered in acquisition transactions in exchange for shares of capital stock, partnership interests or other assets representing an interest, direct or indirect, in other companies or entities, or in exchange for assets used in or related to the business of such entities. Amendment No. 1, effective June 11, 1998, increased the shares under this registration statement to 7,000,000 shares, to reflect the effect of the shares remaining as of May 15, 1998, when the shareholders approved a charter amendment to facilitate a two-for-one split of the Company’s common stock, in the form of a 100 percent stock dividend. Subsequently, two additional acquisitions, totaling 1,843,447 shares, were completed under this registration statement. At December 31, 2000, there remain 5,156,553 shares to be issued under the registration statement.
            On December 31, 1997, the Company filed a shelf registration statement with the Securities and Exchange Commission for the purpose of issuing up to 3,000,000 shares of its common stock. The shares may be offered in acquisition transactions in exchange for shares of capital stock, partnership interests or other assets representing an interest, direct or indirect, in other companies or entities, or in exchange for assets used in or related to the business of such entities. Amendment No. 2, effective June 22, 1998 increased the shares under this registration statement to 4,438,207 shares, to reflect the effect of the shares remaining as of May 15, 1998, when the shareholders approved a charter amendment to facilitate a two-for-one split of the Company’s common stock, in the form of a 100 percent stock dividend. As of June 22, 1998, two acquisitions were completed under the registration statement, totaling 1,561,793 shares, resulting in a pre-split remaining authorized shares of 1,438,207. Subsequently, two additional acquisitions, totaling 2,016,218 shares, were completed under the December 31, 1997 registration statement. At December 31, 2000, there remain 860,196 shares to be issued under the registration statement.
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

Preferred Stock
Shareholders’ Rights Plan

The Company adopted a shareholders’ rights plan in January 1995 that attached one right to each share of common stock outstanding on January 19, 1995. Each right entitles the holder to purchase one one-hundredth of a share of a new series of junior participating preferred stock of the Company, which has an initial exercise price of $31.50. The rights become exercisable only upon the acquisition of 15 percent or more of the Company’s voting stock, or an announcement of a tender offer or exchange offer to acquire an interest of 15 percent or more by a person or group, without the prior consent of the Company. If exercised, or if the Company is acquired, the rights entitle the holders (not including the person or persons acquiring or proposing to acquire an amount of common stock equal to 15 percent or more of the Company) to purchase, at the exercise price, common stock with a market value equal to two times the exercise price. The rights, which may be redeemed by the Company in certain circumstances, expire January 5, 2005.

Capital Requirements

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.
            Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets.
            As of December 31, 2000, the Company is considered well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table.

	At December 31, 2000
	Tier 1 Capital	Total Risk- Based Capital	Leverage	Total Risk-Based Assets
Regulatory Capital Requirements: (Dollars in thousands)
Minimum	4.00%	8.00%	3.00%	N/A
Well-Capitalized	6.00%	10.00%	5.00%	N/A
Bank Subsidiaries:
Community First National Bank, Fargo	9.74%	11.53%	7.17%	$4,162,469
Community First State Bank, Vermillion	10.19%	11.44%	8.02%	205,071

Community First Bankshares, Inc.	8.13%	10.73%	5.94%	$4,408,524

	At December 31, 1999
	Tier 1 Capital	Total Risk- Based Capital	Leverage	Total Risk-Based Assets
Regulatory Capital Requirements: (Dollars in thousands)
Minimum	4.00%	8.00%	3.00%	N/A
Well-Capitalized	6.00%	10.00%	5.00%	N/A
Bank Subsidiaries:
Community First National Bank, Fergus Falls (1)	9.68%	10.89%	7.79%	$698,442
Community First National Bank, Fargo	9.55%	10.64%	7.32%	441,573
Community First State Bank, Vermillion	9.67%	10.51%	7.56%	222,510
Community First National Bank, Decorah (1)	10.01%	11.26%	7.75%	130,185
Community First National Bank, Alliance (1)	11.99%	13.24%	9.11%	225,235
Community First National Bank, Spooner (1)	10.08%	11.33%	7.46%	84,590
Community First National Bank, Fort Morgan (1)	9.78%	10.82%	7.21%	1,239,790
Community First National Bank, Cheyenne (1)	13.32%	14.36%	8.89%	680,650
Community First National Bank, Phoenix (1)	14.89%	15.64%	7.22%	315,105
Community First National Bank, Las Cruces ((1)	11.82%	13.08%	9.33%	122,261
Community First National Bank, Salt Lake City (1)	10.72%	11.97%	8.11%	82,629
Valle de Oro Bank, El Cajon (1)	11.17%	12.30%	7.97%	185,098
Northland Security, Ramsey (1)	10.94%	11.82%	9.46%	30,289
Community First Bankshares, Inc.	10.01%	12.45%	7.16%	$4,452,587

 (1)       Merged into Community First National Bank, Fargo in August 2000.

            14. Employee Benefit Plans

Stock Option Plan

During 1996, the Company approved the 1996 Stock Option Plan under which an additional 4,000,000 shares of the Company’s common stock were reserved for granting of future stock options. Similar to the 1987 Stock Option Plan, the Company may grant key employees incentive or nonqualified options to purchase common stock of the Company. Incentive stock options must have an exercise price of at least fair market value on the date of the grant, as determined by the Company. The options generally vest ratably over a three-year period and are exercisable over five- or ten-year terms.

Stock options outstanding under the plans are as follows:

	2000		1999
		Weighted		Weighted
		Average		Average
	Options	Price Per	Options	Price Per
	Outstanding	Share	Outstanding	Share
Beginning of Year	2,220,344	$15.53	2,053,978	$13.67
Options Granted	759,800	14.08	608,795	19.10
Options Exercised	(385,317)	14.41	(333,961)	7.92
Options Forfeited	(152,965)	15.68	(108,468)	21.49
End of Year	2,441,862	$16.32	2,220,344	$15.53
Exercisable at end of year	1,223,586	$16.06	1,150,217	$12.05

	2000		1999
Weighted average fair value of options granted	$5.04		$5.62

            The range of exercise prices and the weighted-average remaining contractual life of the options outstanding at December 31, 2000 were as follows:

	Options	Weighted	Weighted
	Outstanding at	Average	Average
Range of Exercise	December 31,	Exercise Price	Remaining
Prices Per Share	2000	Per Share	Contractual Life
$24.6875 to $24.8750	442,000	$24.86	2.10
$17.2500 to $21.5000	554,200	$19.51	7.82
$10.6250 to $15.8750	1,256,301	$13.58	6.02
$4.5100 to $6.1600	189,361	$5.21	4.55

            At December 31, 2000, a total of 3,942,952 shares of authorized common stock was reserved for exercise of options granted under the 1996 and 1987 Stock Option Plans.
            As described in Note 1, the Company has elected to measure compensation costs as prescribed by APB Opinion No. 25, “Accounting for Stock Issued to Employees” and, accordingly, does not recognize compensation expense. SFAS No. 123 requires the Company to disclose pro forma information reflecting net income and earnings per share had the Company elected to record compensation expense based on the fair market value method described in SFAS 123. The fair value of the options was estimated at the grant date using a Black-Sholes option pricing model. Option valuation models require the input of highly subjective assumptions. Because the Company’s employee stock options have characteristics significantly different from traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.
            The following weighted-average assumptions were used in the valuation model: risk-free interest rates of 6.67 percent and 4.60 percent in 2000 and 1999, respectively; dividend yield of  3.18 percent and 3.56 percent in 2000 and 1999, respectively; stock price volatility factors of .362 and .336 in 2000 and 1999, respectively; and expected life of options of 7.5 years.
            The pro forma disclosures include options granted in 2000 and 1999 and are not likely to be representative of the pro forma disclosures for future years. The estimated fair value of the options is amortized to expense over the options’ vesting period.

(Dollars in thousands, except per share data)

	2000	1999
Pro forma net income	$69,711	$73,417
Pro forma net income (diluted)	69,711	73,417
Pro forma earnings per share:
Basic	$1.51	$1.47
Diluted	1.50	1.45

Employee Stock Ownership Plan

The Company has an employee stock ownership plan (“ESOP”) that is a defined contribution plan covering all employees who are 21 years of age with more than one year of service. Contributions are calculated using a formula based on the Company’s return on average assets on a yearly basis. The contribution expense was $0, $1,335,000 and $1,890,000 in 2000, 1999 and 1998, respectively. In 2001, the Company approved a plan which will merge the ESOP into the Company’s Profit Sharing Plan, thus, the Company anticipates no contribution expense during 2001.

Profit-Sharing Plan

The Company offers a contributory profit-sharing and thrift plan that qualifies under section 401(k) of the Internal Revenue Code. The plan covers all employees who are 21 years of age with more than one year of service. The plan provides for an employer-matching contribution of 50% based on each participant’s eligible contribution for each plan year, subject to a limitation of the lesser of 6% of the participant’s annual compensation or the maximum amount prescribed by the Internal Revenue Code. The Company’s contribution was $1,456,000, $1,639,000 and $1,630,000 in 2000, 1999 and 1998, respectively. In 2001, the Company adopted a plan which merges the Company’s ESOP into the Profit Sharing Plan and increases the employer-matching contribution to 100% of the first 3% and 50% of the next 3% of each participants eligible contribution, subject to a limitation of the lesser of the participants contribution or the maximum amount prescribed by the Internal Revenue Code. The Company anticipates an increase in the Company contribution in future periods as a result of these changes.

            15.       Restrictions on Cash and Due From Banks

Bank subsidiaries are required to maintain average reserve balances with the Federal Reserve Bank. Balances of $42,659,000 and $37,859,000 at December 31, 2000 and 1999, respectively, exceeded required amounts.

            16. Income Taxes

The components of the provision for income taxes were (in thousands):

	2000	1999	1998
Federal:
Current	$34,443	$36,509	$26,636
Deferred	(1,741)	(742)	(6,177)
	32,702	35,767	20,459
State:
Current	3,382	3,152	2,937
Deferred	(336)	(346)	(801)
	3,046	2,806	2,136
Provision for income taxes	$35,748	$38,573	$22,595

            The reconciliation between the provision for income taxes and the amount computed by applying the statutory federal income tax rate was as follows (in thousands):

	2000	1999	1998
Tax at statutory rate (35%)	$37,584	$39,720	$25,188
State income tax, net of federal tax benefit	1,980	1,830	1,283
Tax-exempt interest	(3,726)	(3,756)	(3,171)
Amortization of goodwill	918	919	892
Other	(1,008)	(140)	(1,597)
Provision for income taxes	$35,748	$38,573	$22,595

            Deferred income tax assets and liabilities reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting purposes. Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2000 and 1999, are as follows (in thousands):

	2000	1999
Deferred tax assets:
Unrealized net losses	$6,225	$27,801
Loan loss reserves	19,209	16,332
Depreciation	329	1,665
Other reserves	718	2,385
Deferred compensation	868	1,965
Deferred loan fees	54	130
Other	2,987	2,398
	30,390	52,676
Deferred tax liabilities:
Purchase accounting	188	(233)
Other	2,716	1,486
	2,904	1,253
Net deferred tax assets	$27,486	$51,423

            The realization of the Company’s deferred tax assets is dependent upon the Company’s ability to generate taxable income in future periods and the reversal of deferred tax liabilities during the same period. The Company has evaluated the available evidence supporting the realization of its deferred tax assets and determined it is more likely than not that the assets will be realized.

            17.       Commitments and Contingent Liabilities

Total rent expense was $5,704,000, $5,507,000 and $5,030,000 in 2000, 1999 and 1998, respectively.

            Future minimum payments, by year and in the aggregate, under noncancelable leases with initial or remaining terms of one year or more, consisted of the following at December 31, 2000:

(In thousands)	Operating	Capital
2001	$3,347	$1,141
2002	3,010	394
2003	2,609	117
2004	1,238	108
2005	520	108
Thereafter	2,229	407
	$12,953	$2,275
Executory costs (taxes)		—
Net minimum lease payments		2,275
Less:
Amount representing interest		(261)
Present value of net minimum lease payments		$2,014

            In the normal course of business, there are various outstanding legal proceedings, claims, commitments and contingent liabilities. In the opinion of management, the Company and its subsidiaries will not be materially affected by the outcome of such matters.

            18.       Community First Bankshares, Inc.

            (Parent Company Only)

Condensed Statements of Financial Condition
December 31 (In thousands)	2000	1999
Assets
Cash and due from subsidiary banks	$2,994	$2,425
Interest-bearing deposits	2	16
Available-for-sale securities	10,628	2,120
Investment in subsidiaries	538,437	575,568
Furniture and equipment	6,697	6,632
Receivable from subsidiaries	12,919	21,864
Other assets	17,027	18,076
Total assets	$588,704	$626,701
Liabilities and shareholders’ equity
Short-term borrowings	$48,952	$25,607
Long-term debt	186,485	186,699
Other liabilities	7,836	7,126
Shareholders’ equity	345,431	407,269
Total liabilities and shareholders’ equity	$588,704	$626,701

Condensed Statements of Income
Years ended December 31 (In thousands)	2000	1999	1998
Income:
Dividends from subsidiaries	$58,067	$73,242	$76,728
Service fees from subsidiaries	411	5,022	5,647
Interest income	971	991	1,049
Other	1,559	1,357	1,641
Total income	61,008	80,612	85,065
Expense:
Interest expense	18,462	16,895	17,565
Other expense	22,186	20,596	29,511
Total expense	40,648	37,491	47,076
Income before income tax benefit, equity in undistributed income of subsidiaries	20,360	43,121	37,989
Income tax benefit	13,120	9,955	13,606
Income before undistributed income of subsidiaries	33,480	53,076	51,595
Equity in undistributed income (loss) of subsidiaries	38,154	21,837	(6,132)
Net income	$71,634	$74,913	$45,463

Condensed Statements of Cash Flows
Years ended December 31 (In thousands)	2000	1999	1998
Cash flows from operating activities:
Net income	$71,634	$74,913	$49,371
Adjustments to reconcile net income to net cash used in operating activities:
Equity in undistributed income (loss) of subsidiaries	(38,154)	(21,837)	6,132
Depreciation	867	992	1,076
Increase (decrease) in interest payable	2,176	(13)	—
Other, net	(417)	5,120	(12,369)
Net cash provided by operating activities	36,106	59,175	44,210
Cash flows from investing activities:
Purchases of stock in subsidiaries	—	(4,878)	(88,938)
Equity distribution from subsidiaries	110,021	—	—
Net loans to subsidiaries	8,945	(10,808)	216
Purchases of available-for-sale securities	(32,473)	(27,877)	—
Sales of available-for-sale securities, net of gains	1,630	1,573	62,941
Maturities of investment securities	23,009	25,038	—
Net increase in furniture and equipment	(932)	(580)	(1,910)
Net decrease in interest-bearing deposits	14	94	395
Net cash provided by (used in) investing activities	110,214	(17,438)	(27,296)
Cash flows from financing activities:
Net increase (decrease) in short-term borrowings	23,345	(9,928)	24,368
Proceeds from issuance of long-term debt	—	—	29,450
Common stock dividends paid	(27,601)	(27,075)	(20,059)
Repayment of long-term debt	(214)	(212)	(38,625)
Sale of common stock held in treasury	4,444	2,569	1,553
Purchase of common stock held in treasury	(145,725)	(11,844)	(16,314)
Net proceeds from issuance of common stock	—	2,234	1,384
Net cash used in financing activities	(145,751)	(44,256)	(18,243)
Net increase (decrease) in cash and cash equivalents	569	(2,519)	(1,329)
Cash and cash equivalents at beginning of year	2,425	4,944	6,273
Cash and cash equivalents at end of year	$2,994	$2,425	$4,944

            Certain restrictions exist regarding the extent to which bank subsidiaries may transfer funds to the Company in the form of dividends, loans or advances. Federal law prevents the Company from borrowing from bank subsidiaries unless the loans are secured by specified U.S. obligations. Secured loans to the Company or any individual affiliate are generally limited in amount to 10% of the banks’ equity. Further, loans to the Company and all affiliates in total are limited to 20% of the banks’ equity. As of December 31, 2000 and 1999, $52,633,000 and $56,348,000, respectively, of individual subsidiary banks’ capital was available for credit extension to the parent company. At December 31, 2000 and 1999, bank subsidiaries had no credit extended to the Company.
            Payment of dividends to the Company by its subsidiary banks is subject to various limitations by bank regulatory agencies. Undistributed earnings of the bank subsidiaries available for distribution as dividends under these limitations were $45,687,000 and $36,801,000 as of December 31, 2000 and 1999, respectively.

            19. Related Party Transactions

Certain directors and executive officers of the Company and its subsidiaries, including their immediate families, companies in which they are principal owners and trusts in which they are involved, are loan customers of the bank subsidiaries. The aggregate dollar amounts of these loans did not exceed five percent of stockholders equity at December 31, 2000, 1999 and 1998.

            20. Earnings Per Share

The following table sets forth the computation of basic and diluted earnings per share (dollars in thousands, except per share data):

Years ended December 31	2000	1999	1998(1)
Numerator:
Income from continuing operations	$71,634	$74,913	$49,371
Numerator for basic earnings per share income available to common stockholders	71,634	74,913	49,371
Denominator:
Denominator for basic earnings per share weighted-average share	46,219,120	50,061,972	50,272,551
Effect of dilutive securities:
Employee stock options	359,630	608,587	842,152
Dilutive potential common shares	359,630	608,587	842,152
Denominator for diluted earnings per share adjusted weighted-average shares and assumed conversions	46,578,750	50,670,559	51,114,703
Basic earnings per share	$1.55	$1.50	$0.98
Diluted earnings per share	$1.54	$1.48	$0.97

(1)        Inclusive of the effect of discontinued operations as follows: Net loss of $3.9 million in 1998; diluted earnings per share of $(0.08) in 1998.

            21.       Supplemental Disclosures to Consolidated Statements of Cash Flows

Years ended December 31 (In thousands)	2000	1999	1998
Noncash transfers of held-to-maturity securities to available-for-sale securities	$—	$22,974	$154,264
Unrealized (loss) gain on available-for-sale securities	56,986	(93,922)	12,379
Income taxes paid	35,149	40,378	20,258
Interest paid	287,719	241,590	244,521
Commitments to purchase investment securities	—	386	1,529

Independent Auditor’s Letter

The Board of Directors and Shareholders
Community First Bankshares, Inc.

We have audited the accompanying consolidated statements of financial condition of Community First Bankshares, Inc., and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community First Bankshares, Inc., and subsidiaries at December 31, 2000 and 1999 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
January 17, 2001

consolidated statement of condition—five year summary

December 31 (In thousands)	2000	1999	1998	1997	1996
Assets
Cash and due from banks	$256,136	$247,051	$262,667	$265,238	$215,712
Federal funds sold and securities purchased under agreement to resell	—	4,775	11,990	85,186	40,119
Interest-bearing deposits	1,110	4,648	11,463	16,630	11,390
Available-for-sale securities	1,714,510	1,937,517	2,004,584	1,561,515	570,999
Held-to-maturity securities	73,222	74,248	92,859	238,046	268,070
Total securities	1,787,732	2,011,765	2,097,443	1,799,561	839,069
Loans	3,738,202	3,690,353	3,537,537	3,160,501	2,514,573
Less: Allowance for loan losses	52,168	48,878	51,860	41,387	31,354
Net loans	3,686,034	3,641,475	3,485,677	3,119,114	2,483,219
Other assets	358,717	392,521	370,532	374,489	200,346
Total assets	$6,089,729	$6,302,235	$6,239,772	$5,660,218	$3,789,855

Liabilities and shareholders’ equity
Deposits:
Noninterest-bearing	$500,834	$616,861	$591,718	$740,425	$561,665
Interest-bearing	4,519,057	4,293,002	4,509,347	3,600,640	2,578,138
Total deposits	5,019,891	4,909,863	5,101,065	4,341,065	3,139,803
Short-term borrowings	409,710	724,425	435,726	275,239	248,906
Long-term debt	123,957	75,622	93,524	124,612	54,870
Other liabilities	70,740	65,056	64,801	394,263	46,486
Total liabilities	5,624,298	5,774,966	5,695,116	5,135,179	3,490,065
Company-obligated mandatorily redeemable preferred securities of CFB Capital I and II	120,000	120,000	120,000	120,000	—
Shareholders’ equity	345,431	407,269	424,656	405,039	299,790
Total liabilities and shareholders’ equity	$6,089,729	$6,302,235	$6,239,772	$5,660,218	$3,789,855

consolidated statement of income—five year summary

Years Ended December 31 (In thousands)	2000	1999	1998	1997	1996
Interest income:
Loans	$353,405	$332,974	$337,771	$271,912	$230,599
Investment securities	123,525	130,955	124,306	66,316	50,675
Other	628	1,277	5,193	4,561	3,789
Total interest income	477,558	465,206	467,270	342,789	285,063

Interest expense:
Deposits	169,281	151,138	166,873	124,964	99,838
Short-term and other borrowings	34,303	28,052	19,576	9,465	9,359
Long-term debt	6,697	6,628	8,338	6,059	4,891
Total interest expense	210,281	185,818	194,787	140,488	114,088
Net interest income	267,277	279,388	272,483	202,301	170,975
Provision for loan losses	15,781	20,184	23,136	6,604	8,545
Net interest income after provision for loan losses	251,496	259,204	249,347	195,697	162,430

Noninterest income:
Service charges on deposit accounts	39,537	37,013	31,880	22,701	17,526
Insurance commissions	10,550	8,791	7,197	5,375	5,213
Securities sales commission	6,805	5,258	4,249	2,576	1,304
Fees from fiduciary activities	5,811	5,148	4,944	3,805	3,332
Net gains on sales of securities	65	2,175	1,801	466	97
Other	12,437	14,124	13,196	15,024	11,723
Total noninterest income	75,205	72,509	63,267	49,947	39,195

Noninterest expense:
Salaries and employee benefits	110,024	106,542	119,250	83,331	70,657
Net occupancy	31,941	32,726	33,929	25,000	20,216
FDIC insurance	1,039	625	771	458	729
Professional service fees	8,289	8,819	10,251	5,702	5,291
Amortization of intangibles	10,481	10,500	10,366	5,550	3,433
Data processing	4,545	4,116	5,209	2,262	2,270
Company-obligated mandatorily redeemable preferred securities of CFB Capital I & II	10,245	10,245	10,218	5,108	—
Other	42,755	44,654	50,654	32,222	31,915
Total noninterest expense	219,319	218,227	240,648	159,633	134,511
Income from continuing operations before income taxes, and extraordinary item	107,382	113,486	71,966	86,011	67,114
Provision for income taxes	35,748	38,573	22,595	25,848	24,189
Income from continuing operations before extraordinary item	71,634	74,913	49,371	60,163	42,925
Discontinued operations	—	—	(2,232)	967	—
Disposal of discontinued operations	—	—	(1,676)	—	—
Extraordinary item	—	—	—	(265)	—
Net income	$71,634	$74,913	$45,463	$60,865	$42,925
Preferred dividend	—	—	—	—	1,610
Net income applicable to common equity	$71,634	$74,913	$45,463	$60,865	$41,315
Earnings per common and common equivalent share:
Basic	$1.55	$1.50	$0.90	$1.31	$0.98
Diluted	$1.54	$1.48	$0.89	$1.27	$0.94
Average common shares outstanding:
Basic	46,219,120	50,061,972	50,272,551	46,416,814	42,374,295
Diluted	46,578,750	50,670,559	51,114,703	47,831,402	45,724,109

quarterly results of operations (unaudited)

    The following is a summary of the quarterly results of operations for the years ended December 31, 2000 and 1999 (in thousands, except per share data):

	First Quarter	Second Quarter	Third Quarter	FourthQuarter
Year ended December 31, 2000
Interest income	$117,430	$120,192	$120,955	$118,981
Interest expense	48,935	52,871	54,842	53,633
Net interest income	68,495	67,321	66,113	65,348
Provision for loan losses	4,990	3,811	2,976	4,004
Net interest income after provision for loan losses	63,505	63,510	63,137	61,344
Net gains (losses) on sales of securities	4	144	(87)	4
Noninterest income	18,481	18,826	19,247	18,586
Noninterest expense	54,147	55,069	55,431	54,672
Income before income taxes	27,843	27,411	26,866	25,262
Provision for income taxes	9,180	9,150	9,115	8,303
Net income	$18,663	$18,261	$17,751	$16,959
Earnings per common and common equivalent shares:
Basic net income	$0.37	$0.38	$0.40	$0.40
Diluted net income	$0.37	$0.38	$0.40	$0.40
Average common and common equivalent shares:
Basic	50,312,866	48,060,322	44,399,867	42,167,936
Diluted	50,613,345	48,437,386	44,810,942	42,517,836

	First Quarter	Second Quarter	ThirdQuarter	FourthQuarter
Year ended December 31, 1999
Interest income	$114,729	$116,046	$117,075	$117,356
Interest expense	45,556	45,923	46,933	47,406
Net interest income	69,173	70,123	70,142	69,950
Provision for loan losses	4,881	6,348	4,283	4,672
Net interest income after provision for loan losses	64,292	63,775	65,859	65,278
Net gains on sales of securities	530	1,254	229	162
Noninterest income	15,950	17,647	18,063	18,674
Noninterest expense	52,987	54,021	53,791	57,428
Income before income taxes	27,785	28,655	30,360	26,686
Provision for income taxes	9,530	9,452	10,433	9,158
Net income	$18,255	$19,203	$19,927	$17,528
Earnings per common and common equivalent shares:
Basic net income	$0.36	$0.38	$0.40	$0.35
Diluted net income	$0.36	$0.38	$0.39	$0.35
Average common and common equivalent shares:
Basic	50,161,750	50,110,945	50,004,710	49,980,084
Diluted	50,770,799	50,752,010	50,643,031	50,525,998