Form 10-K, Exhibit 13
period 2001-12-31
COMMUNITY FIRST BANKSHARES INC
filed 2002-03-18
CIK 857593

	Years ended December 31
	2001	2000	1999	1998	1997
	(In thousands, except per share date)
EARNINGS

Total intrest income	$434,016	$477,558	$465,206	$467,270	$342,789
Total interest expense	162,220	210,281	185,818	194,787	140,488
Net interest income	271,796	267,277	279,388	272,483	202,301
Net income	65,059	71,634	74,913	45,463	60,865

PER COMMON AND COMMON EQUIVALENT SHARE

Basic earnings per share	$1.59	$1.55	$1.5	$0.90	$1.31
Diluted earnings per share	1.57	1.54	1.48	0.89	1.27
Net book value	8.86	8.25	8.12	8.49	8.11
Dividends paid	0.68	0.60	0.56	0.44	0.35

AT YEAR - END

Total assets	$5,772,326	$6,089,729	$6,302,235	$6,239,772	$5,660,218
Total loans	3,736,692	3,738,202	3,690,353	3,537,537	3,160,501
Allowance for loan losses	54,991	52,168	48,878	51,860	41,387
Total deposits	4,750,813	5,019,891	4,909,863	5,101,065	4,341,065
Common equity	356,705	345,431	407,269	424,656	405,039

KEY PERFORMANCE RATIOS

Return on average common equity	18.66%	19.90%	18.07%	11.03%	19.04%
Return on average assets	1.11%	1.16%	1.20%	0.75%	1.42%
Net interest margin	5.23%	4.90%	5.06%	5.12%	5.35%
Dividend payout ratio	43.31%	38.96%	37.84%	49.44%	27.56%
Average common equity to average assets	5.95%	5.83%	6.64%	6.83%	7.44%
Nonperforming assets to period-end loans and OREO	0.64%	0.70%	0.88%	0.78%	0.65%
Allowance for loan losses to period-end loans	1.47%	1.40%	1.32%	1.47%	1.31%
Allowance for loan losses to nonperforming loans	261%	221%	188%	228%	271%
Net charge-offs to average loans	0.39%	0.34%	0.66%	0.43%	0.24%
Tier 1 capital	8.67%	8.13%	10.01%	9.44%	11.54%
Total risk-based capital	11.11%	10.73%	12.45%	12.09%	14.89%
Leverage ratio	6.51%	5.94%	7.16%	6.47%	7.53%
Efficiency ratio	63.02%	62.57%	59.87%	67.01%	61.98%

EARNINGS PER SHARE AND RATIOS EXCLUDING GOODWILL AND OTHER INTANGIBLE ASSETS AMORTIZATION AND BALANCES

Diluted earnings per share	$1.74	$1.70	$1.62	$1.06	$1.37
Return on assets	1.25%	1.30%	1.35%	0.92%	1.54%
Return on average common equity	20.67%	21.94%	19.84%	13.20%	20.45%
Efficiency ratio	60.23%	59.58%	56.95%	63.47%	59.73%

MANAGEMENT'S DISCUSSION AND ANALYSIS

Community First Bankshares, Inc.

BASIS OF PRESENTATION

The following represents management’s discussion and analysis of Community First Bankshares. Inc.’s (the “Company”) financial condition as of December 31, 2001 and 2000, and its results of operations for the years ended December 31, 2001, 2000 and 1999. This discussion should be read in conjunction with the consolidated financial statements and related footnotes and the five year summary of selected financial data. The information has been restated to reflect significant mergers accounted for as a pooling of interests as if they had occurred at the beginning of the first period presented.

MERGER AND ACQUISITION ACTIVITY

The Company made two bank acquisitions during the periods reported in the financial statements. Each of these acquisitions has had an effect upon the Company’s results of operations and financial condition.

In the following transactions during the periods presented, the Company accounted for the acquisition using the pooling of interests method.

POOLING OF INTERESTS TRANSACTIONS

Acquisition Month and Year	Location of Bank	Number of Locations at Date of Acquisition	Total Assets at Date of Acquisition
			(in Millions)
December 1999	Ramsey, Minnesota	1	$35
October 1999	El Cajon, California	6	252

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

CRITICAL ACCOUNTING POLICIES

The Company has established various accounting policies which govern the application of accounting principles generally accepted in the United States in the preparation of the Company’s financial statements. The significant accounting policies of the Company are described in the footnotes to the consolidated financial statements. Certain accounting policies involve significant judgments and assumptions by management which have a material impact on the carrying value of certain assets and liabilities; management considers such accounting policies to be critical accounting policies. The judgments and assumptions used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances. Because of the nature of the judgments and assumptions made by management, actual results could differ from these judgments and estimates which could have a material impact on the carrying values of assets and liabilities and the results of operations of the Company.

The Company believes the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in preparation of its consolidated financial statements. Refer to the section entitled Allowance for Loan Losses and Footnote 1, Significant Accounting Policies for a detailed description of the company's estimation process and methodology related to the allowance for loan losses.

OVERVIEW

GENERAL

For the year ended December 31, 2001, the Company reported net income of $65.1 million, a decrease of $6.5 million, or 9.1%, from the $71.6 million earned during 2000. Diluted earnings per share were $1.57, compared to $1.54 in 2000. Return on average assets was 1.11% for 2001, compared with 1.16% for 2000. Return on average common shareholders’ equity for 2001 and 2000 was 18.66% and 19.90%, respectively. The decrease in return on assets and return on equity is principally due to a reduction in net income, caused primarily by a one-time after-tax charge recorded in the first quarter of 2001 related to the impact of a $5.1 million restructuring charge and a $1.5 million special loan loss provision to maintain the current loan loss reserve level, after the Company charged off its largest non-performing asset.

For the year ended December 31, 2000, the Company reported net income of $71.6 million, a decrease of $3.3 million, or 4.4%, from the $74.9 million earned during 1999. Diluted earnings per share were $1.54, compared to $1.48 in 1999. Return on average assets was 1.16% for 2000, compared with 1.20% for 1999. Return on average common shareholders’ equity for 2000 and 1999 was 19.90% and 18.07%, respectively. The decrease in return on assets is principally due to a reduction in net income, while the increase in return on equity is principally due to a reduction in total stockholders’ equity as a result of the Company’s stock repurchase initiative.

Total assets were $5.8 billion and $6.1 billion at December 31, 2001 and 2000, respectively. The decrease of $317 million, or 5.2%, during 2001 was principally due to the Company’s planned balance sheet contraction.

Strategic Initiative and Related Restructuring Charge

During the first quarter of 2001, the Company announced a series of strategic initiatives designed to improve customer service and strengthen its position as a provider of diversified financial services. Initiatives included a redefinition of the Company’s delivery model and the sale or closure of banking offices.

In an effort to properly align resources with market opportunities and provide the delivery support structure to optimize individual market potential, each of the Company’s offices was redefined as either a Regional Financial Center or a Community Financial Center. Regional Financial Centers are those locations exhibiting strong commercial banking potential, requiring a broader based support structure. Community Financial Centers, which are less geographically concentrated, typically offer greater retail opportunities, including emphasis on insurance and investment product sales.

In conjunction with the restructuring of the banking network, the Company sold 13 offices and closed eight additional offices. Offices sold included nine Arizona offices, three Nebraska offices and one office in North Dakota. Four of the eight offices closed were located in communities where the Company maintains one or more additional offices, thus the Company continues to serve those customers from existing locations.

The initiatives resulted in changes in staffing needs within the Company. To accommodate these staffing needs, the Company made available an early-out program that was accepted by 21 eligible management personnel.

As a result of these initiatives, the Company recorded a one-time after-tax restructuring charge totaling $5.1 million, or $0.12 per share, during the first quarter. The restructuring charge included approximately $3.1 million related to asset write-down, data processing, and legal and accounting fees. Additionally the Company recorded an after-tax expense of approximately $2.0 million to provide for severance-related costs associated with the early-out and reduction-in-force programs.

As of December 31, 2001, all expected expenditures associated with the restructuring have been recognized and recorded, including the identification of specific personnel affected by the reduction in work force. Certain severance-related payments to affected individuals will occur during 2002.

In preparation for the sale of the nine Arizona offices, the Company charged off its largest non-performing asset, a credit facility that originated in the Arizona bank prior to the Company’s acquisition of the Arizona operation in 1997. To maintain the current loan loss reserve level, the Company recorded a special loan loss provision equal to the amount of the charge-off. The special provision of $2.4 million, or approximately $0.04 per share after tax was recorded during the first quarter.

Under the redesigned delivery structure, the Company began implementation of a centralized consumer credit process. When fully operational, the centralized structure will offer a complete range of decision, origination, documentation and collection services to all Company offices through a Fargo, North Dakota, location. As of December 31, 2001, decision making, documentation and collection services for indirect consumer loans have been centralized.

During the first quarter, the Company completed the consolidation of its South Dakota state chartered bank into its national chartered bank. As a result of the consolidation, all banking operations are conducted under a single national charter.

Mortgage Loan Joint Venture

In June 2001, the Company, through its subsidiary bank, and Wells Fargo & Company formed a joint venture mortgage company named Community First Mortgage, LLC. This joint venture mortgage company provides mortgage origination, documentation, servicing process and support for all of the residential mortgage business of the Company. The joint venture provides the Company with access to competitive technology and the benefits of future technological developments, as well as expertise in the processing and loan servicing of mortgage products. The alliance allows the Company to expand its mortgage origination business through access to a broader range of mortgage products, while improving efficiency and reducing operating, credit and capital market risks. The Company has a 50% equity stake in the joint venture and recorded its initial investment of $125,000 and its continuing share of the income or loss of the joint venture under the equity method. As a result of the formation of the joint venture, mortgage originations will be effected through the joint venture rather than through the Company. Accordingly, related loan fees and net interest margin will decrease modestly in 2002. Because the Company has sold most loans of this type in the past, the Company does not anticipate any material change in loans recorded in its financial statements.

Stock Repurchase Plan

The Company adopted a sequence of three common stock repurchase programs providing for the systematic repurchase of the Company’s common stock in addition to shares available under existing programs. In August 2001, the Company adopted a common stock repurchase program providing for the systematic repurchase of up to 3 million shares of the Company’s common stock. In August 2000, the Company adopted a common stock repurchase program providing for the systematic repurchase of up to an additional 5 million shares of the Company’s common stock. In April 2000, the Company adopted a common stock repurchase program providing for the initial repurchase of up to 5 million shares. Under each program, the shares were to be purchased primarily on the open market, with timing depending upon market conditions. Adoption of the three programs provides the Company with an alternative opportunity for capital utilization. In addition, the shares acquired can be used for the issuance of common stock upon exercise of stock options, under the Company’s compensation plans and for other purposes, including business combinations. As of December 31, 2001, the Company had repurchased 10.8 million shares of common stock under these plans, at prices ranging from $15.25 to $25.00. The Company repurchased 2 million and 8.8 million shares of common stock under the programs during 2001 and 2000, respectively.

RESULTS OF OPERATIONS

Net Interest Income

The principal source of the Company’s earnings is net interest income, the difference between total interest income on earning assets such as loans and investments and interest paid on deposits and other interest-bearing liabilities. The net interest margin is net interest income, on a tax-equivalent basis, expressed as a percentage of average earning assets. The margin is affected by volume and mix of earning assets and interest-bearing liabilities, the level of interest- free funding sources, interest rate environment, and income tax rates. As discussed later, management actively monitors its interest rate sensitivity and seeks to balance assets and liabilities to minimize the impact of changes in the interest rate environment.

The following table presents the Company’s average balance sheets, interest earned or paid and the related yields and rates on major categories of the Company’s earning assets and interest-bearing liabilities on a tax-equivalent basis for the periods indicated:

	Years Ended December 31
	2001			2000			1999
	Average Balance	Interest	Interest Yields and Rates	Average Balance	Interest	Interest Yields and Rates	Average Balance	Interest	Interest Yields and Rates
	(Dollars in thousands)
ASSETS
Loans (1) (2)	$3,785,553	$341,287	9.02%	$3,706,144	$357,034	9.63%	$3,573,060	$336,229	9.41%
Investment securities (2)	1,561,896	100,602	6.44%	1,909,479	128,490	6.73%	2,104,661	136,775	6.50%
Other earning assets	11,923	391	3.28%	12,375	628	5.07%	24,886	1,277	5.13%
Total earning assets	5,359,372	442,280	8.25%	5,627,998	486,152	8.64%	5,702,607	474,281	8.32%
Noninterest earning assets	500,240			551,194			542,687
Total assets	$5,859,612			$6,179,192			$6,245,294

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing checking	872,642	9,943	1.14%	845,079	13,437	1.59%	920,521	13,345	1.45%
Savings deposits	971,915	19,428	2.00%	1,059,736	35,673	3.37%	1,091,228	31,558	2.89%
Time deposits	2,053,548	109,171	5.32%	2,132,327	120,171	5.64%	2,099,426	106,235	5.06%
Short-term borrowings	361,563	15,001	4.15%	568,540	34,303	6.03%	557,920	28,052	5.03%
Long-term borrowings	133,030	8,677	6.52%	95,814	6,697	6.99%	97,732	6,628	6.78%
Total interest-bearing liabilities	4,392,698	162,220	3.69%	4,701,496	210,281	4.47%	4,766,827	185,818	3.90%
Demand deposits	921,855			931,556			880,484
Noninterest-bearing liabilities	76,383			66,138			63,339
Trust owned preferred securities	120,000			120,000			120,000
Preferred shareholders’ equity	0			0			0
Common shareholders’ equity	348,676			360,002			414,644
	1,466,914			1,477,696			1,478,467
Total liabilities and shareholders’ equity	$5,859,612			$6,179,192			$6,245,294
Net interest income		$280,060			$275,871			$288,463
Net interest spread			4.56%			4.17%			4.42%
Net interest margin			5.23%			4.90%			5.06%

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

The following table presents the components of changes in net interest income by volume and rate on a tax-equivalent basis. The net change attributable to the combined impact of volume and rate has been allocated solely to the change in volume:

	2001 COMPARED TO 2000			2000 COMPARED TO 1999
	Volume	Rate	Total	Volume	Rate	Total
	(In thousands)
Interest income:
Loans (1)	$7,650	$(23,397)	$(15,747)	$12,523	$8,282	$20,805
Investment securities (1)	(23,389)	(4,499)	(27,888)	(12,684)	4,399	(8,285)
Other earning assets	(23)	(214)	(237)	(642)	(7)	(649)
Total interest income	$(15,762)	$(28,110)	$(43,872)	$(803)	$12,674	$11,871
Interest expense:
Savings deposits and interest-bearing checking	(2,518)	(17,221)	(19,739)	(2,004)	6,211	4,207
Time deposits	(4,440)	(6,560)	(11,000)	1,665	12,271	13,936
Short-term borrowings	(12,488)	(6,814)	(19,302)	534	5,717	6,251
Long-term borrowings	2,601	(621)	1,980	(130)	199	69
Total interest expense	$(16,845)	$(31,216)	$(48,061)	$65	$24,398	$24,463
Increase (decrease) in net interest income	$1,083	$3,106	$4,189	$(868)	$(11,724)	$(12,592)

(1)           Fees on loans have been included in interest on loans. Interest income is reported on a tax-equivalent basis.

Net interest income on a tax-equivalent basis in 2001 was $280.1 million, a $4.2 million decrease from 2000. The decrease was primarily due to a 4.8% decrease in earning assets partially offset by a 33 basis point increase in the net interest margin. The decrease in earning assets is the result of the Company’s planned balance sheet contraction, principally in the reduction of average investment securities, offset by an increase in average loans. Average investment securities in 2001 were $348 million less than in 2000. Average loans in 2001 increased $79 million from the 2000 average. Net interest income on a tax-equivalent basis in 2000 was $275.9 million, a $12.6 million decrease from 1999. The decrease was primarily due to a 1.3% reduction in earning assets and a 16 basis point reduction in the net interest margin.

                The net interest margin was 5.23%, 4.90%, and 5.06% in 2001, 2000 and 1999, respectively. This increase in margin was due to a 39 basis point increase in the yield spread between 2000 and 2001, and a change in the mix of earning assets and liabilities to higher-yielding assets. Average loans to average earning assets was 70.6% in 2001 compared to 65.9% in 2000 and to 62.7% in 1999.

Provision for Loan Losses

Annual fluctuations in the provision for loan losses result from management’s regular assessment of the adequacy of the allowance for loan losses. The provision for loan losses for 2001 was $17.5 million, an increase of $1.7 million or 10.8%, from the $15.8 million provision during 2000. The increase in the loan loss provision was principally due to the Company’s credit experience as reflected in an increase in the level of net charge-offs and a $2.4 million charge-off of the Company’s largest non-performing asset, an Arizona-based credit facility that was in place when the Company acquired its initial Arizona operation in 1997. The amount of the loan loss provision to be recorded in future periods will depend on management’s assessment of the adequacy of the allowance for loan losses in relation to the entire loan portfolio. The provision for loan losses for 2000 was $15.8 million, a decrease of $4.4 million, or 21.8% from the 1999 provision of $20.2 million. The decrease was primarily due to the operation and disposal of the Company’s sub-prime lending affiliates in 1999.

Noninterest Income

The Company continues to expand noninterest income associated with the Company’s community banking operations. The primary sources of noninterest income consist of service charges on deposit accounts, insurance commissions, fees from the sale of investment products and fees for trust services. Management is working to increase the contribution of noninterest income to operating results by increasing the delivery of financial products and services, including trust services, insurance policy sales and security sales through a third party provider of standardized securities products.

                Noninterest income for 2001 was $76.7 million, an increase of $1.5 million, or 2.0%, from the $75.2 million earned in 2000. The increase was principally due to an increase of $1.9 million or 17.9% in insurance commissions to $12.5 million, from $10.6 million in 2000, and an increase of $739,000 in net gains on sales of investment securities, to $804,000 in 2001 from $65,000 in 2000. Service charges on deposit accounts decreased $580,000, or 1.5%, from $39.5 million in 2000 to $39.0 million in 2001. Commissions from the sale of investment securities decreased to $6.6 million in 2001 from $6.8 million in 2000, a decrease of $161,000 or 2.4%, due primarily to a softer market for investment products. Trust revenue decreased $150,000, or 2.6%, to $5.7 million in 2001 from $5.8 million in 2000.

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

The following table presents the components of noninterest expense for the periods indicated:

	Years Ended December 31
	2001	2000	1999
	(in thousands)
Salaries and employee benefits	$115,743	$110,024	$106,542
Net occupancy	31,593	31,941	32,726
FDIC insurance	915	1,039	625
Legal and accounting	3,764	3,874	3,651
Other professional services	4,634	4,415	5,168
Advertising	5,037	4,545	4,065
Telephone	5,633	5,203	4,807
Acqulaition, integration and conforming	—	—	3,053
Restructuring charge	7,656	—	—
Data processing	4,047	4,545	4,116
Company-obligated mandatorily redeemable preferred securities of CFB Capital I & II	10,273	10,245	10,245
Amortization of intangibles	9,928	10,481	10,500
Other	33,200	33,007	32,729
Total noninterest expense	$232,423	$219,319	$218,227

Noninterest expense increased $13.1 million to $232.4 million in 2001. The increase was principally due to an increase in salary and employee benefits and the restructuring charge. Salaries and employee benefits increased to $115.7 million in 2001, from $110.0 million in 2000, an increase of $5.7 million, or 5.2%. The Company incurred a non-recurring charge of $7.7 million as a result of a series of strategic initiatives designed to improve customer service and strengthen the Company’s position as a provider of diversified financial services.

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

The Company will apply a new accounting principle in 2002, pursuant to which goodwill will no longer be amortized. This change is expected to result in an increase in net income of $5.0 million. Refer to Footnote 3, Accounting Changes. Additionally, this increase in net income will be partially offset by an increase in noninterest expense of approximately $5.0 million related to the centralized loan center.

Provision for Income Taxes

The Company records a provision for income taxes currently payable and for taxes payable in the future because of differences in the timing of recognition of certain items for financial statement and income tax purposes. The effective income tax rate differs from the statutory rate primarily due to tax-exempt income from loans and investments and state income taxes. The 2001 effective tax rate is similar to the Company’s anticipated effective tax rates in future periods. The effective tax rate was 34.0%, 33.3%, and 34.0% for 2001, 2000 and 1999, respectively.

FINANCIAL CONDITION

INVESTMENT OF FUNDS

Loans

At December 31, 2001, total loans were $3.7 billion. The Company experienced a $100 million increase in in-market loan growth in the Company’s existing markets, offset by the amortization of $102 million in purchased loans which were permitted to run off during 2001.

During 2000, the Company elected to discontinue active solicitation of purchased loans. Many of these assets have been originated by selected Midwestern regional banks and national leasing and finance companies, with which the Company has had ongoing relationships. The Company’s portfolio of purchased loan assets was $86 million at December 31, 2001, compared to $188 million at December 31, 2000. These assets are subject to the Company’s standard credit guidelines, as well as specific requirements for such assets, and bear the credit risks attendant to commercial loans. It is anticipated that the purchased loan asset volume will continue to decrease during 2002.

General.  The Company’s loan mix remained relatively constant from 2000 to 2001. Real estate loans continued to be the largest category of loans, representing 54.4% of the total loan portfolio.

Real Estate and Real Estate Construction Loans.  A significant portion of the Company’s real estate loan portfolio consists of residential real estate first mortgages that have been underwritten and documented to meet secondary mortgage requirements. Substantially all of the Company’s real estate loans are based in the Company’s primary market area. As of December 31, 2001, $766 million, or 37.7%, of the Company’s real estate loan portfolio consisted of residential real estate loans, including home equity loans, $155 million, or 7.6%, were secured by farmland, $594 million, or 29.2%, represented commercial and other real estate loans and $519 million, or 25.5%, represented construction loans.

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

The following table presents the Company’s balance of each major category of loans at the dates indicated:

	2001		2000		1999		1998		1997
	Amount	Percent of Total Loans	Amount	Percent of Total Loans	Amount	Percent of Total Loans	Amount	Percent of Total Loans	Amount	Percent of Total Loans
	(Dollars in thousands)
Loan category:
Real estate	$1,515,118	40.5%	$1,458,494	39.0%	$1,319,678	35.8%	$1,291,287	36.5%	$1,213,272	38.4%
Real estate construction	519,031	13.9%	466,616	12.5%	434,924	11.8%	366,277	10.4%	253,385	8.0%
Commercial	824,318	22.1%	872,824	23.4%	994,624	26.9%	966,404	27.3%	834,653	26.4%
Consumer and other	627,034	16.8%	686,064	18.3%	681,423	18.5%	618,530	17.5%	565,833	17.9%
Agricultural	251,191	6.7%	254,204	6.8%	259,704	7.0%	295,039	8.3%	293,358	9.3%
Total loans	$3,736,692	100.0%	$3,738,202	100.0%	$3,690,353	100.0%	$3,537,537	100.0%	$3,160,501	100.0%
Less allowance for loan losses	(54,991)		(52,168)		(48,878)		(51,860)		(41,387)
Total	$3,681,701		$3,686,034		$3,641,475		$3,485,677		$3,119,114

Investments

The Company supplements the quality of its loan portfolio by maintaining what it considers to be a high quality investment portfolio oriented toward U.S. Treasury, U.S. Government agency and government guaranteed mortgage-backed securities. The investment portfolio also provides the opportunity to structure maturities and repricing timetables in a flexible manner and to meet applicable requirements for pledging securities, which are principally adjustable rate and collateralized mortgage obligations, as tools in managing its interest rate exposure and enhancing its net interest margin.

                The following table sets forth the composition of the Company’s available-for-sale securities portfolio at estimated fair value as of the dates indicated:

	Book Value at December 31,
	2001	2000	1999
	(in thousands)
U.S. Treasury	$69,297	$77,951	$114,798
U.S. Government agencies	231,380	435,255	438,608
Mortgage-backed securities	887,148	993,939	1,113,818
Collateralized mortgage obligations	4,377	9,635	25,978
State and political securities	97,603	115,400	148,502
Other	147,261	82,330	95,813
Total	$1,437,066	$1,714,510	$1,937,517

The following table sets forth the composition of the Company’s held-to-maturity securities portfolio at amortized cost as of the dates indicated:

	Book Value at December 31,
	2001	2000	1999
	(in thousands)
Other	$76,765	$73,222	$74,248
Total	$76,765	$73,222	$74,248

The following tables set forth the composition by maturity of the Company’s available-for-sale and held-to-maturity securities portfolio:

	AVAILABLE-FOR-SALE SECURITIES
	At December 31, 2001, Maturing in
	One Year or Less		Over One Year Through 5 Years		Over 5 Years Through 10 Years		Over 10 Years		Total
	Amount	Weighted Yield(1)	Amount	Weighted Yield(1)	Amount	Weighted Yield(1)	Amount	Weighted Yield(1)	Amount	Weighted Yield(1)
	(Dollars in thousands)
U.S. Treasury	$28,661	6.07%	$39,644	5.85%	$992	5.03%	$—	—	$69,297	5.93%
U.S. Government agencies	56,298	6.07%	146,414	5.28%	28,668	5.93%	—	—	231,380	5.55%
Mortgage-backed securities	86	8.26%	8,064	7.09%	45,559	6.21%	833,439	6.35%	887,148	6.35%
Collateralized mortgage obligations	—	—	—	—	3,434	3.52%	943	3.65%	4,377	3.55%
State and political securities	6,829	7.16%	11,530	7.15%	19,695	7.39%	59,549	7.23%	97,603	7.25%
Other	60,939	3.12%	275	3.29%	362	5.28%	85,685	6.19%	147,261	4.91%
Total	$152,813	4.94%	$205,927	5.56%	$98,710	6.25%	$979,616	6.39%	$1,437,066	6.11%

(1)                                  Interest yields on investments are presented on a tax-equivalent basis to reflect the tax-exempt nature of certain assets. Yields are based on a 35% incremental tax rate and a 2.08% cost of funds.

	HELD-TO-MATURITY SECURITIES
	At December 31, 2001, Maturing in
	One Year or Less		Over One Year Through 5 Years		Over 5 Years Through 10 Years		Over 10 Years		Total
	Amount	WeightedYield(1)	Amount	Weighted Yield(1)	Amount	Weighted Yield(1)	Amount	Weighted Yield(1)	Amount	Weighted Yield(1)
	(Dollars in thousands)
Other	—	—	—	—	—	—	$76,765	7.08%	$76,765	7.08%
Total	—	—	—	—	—	—	$76,765	7.08%	$76,765	7.08%

(1)                                  Interest yields on investments are presented on a tax-equivalent basis to reflect the tax-exempt nature of certain assets. Yields are based on a 35% incremental tax rate.

The Company’s investments, including available-for-sale and held-to-maturity securities, decreased $274 million, or 15.3%, to $1.5 billion at December 31, 2001, from $1.8 billion at December 31, 2000, due primarily to the Company’s balance sheet contraction strategy. At December 31, 2001, the Company’s investments represented 26.2% of total assets, compared to 29.4% at December 31, 2000.

Credit Policy

The Company’s lending activities are guided by the general loan policy established by the Board of Directors. The Board of Directors of the bank subsidiary has established loan approval limits for each banking office of the Company. The limits established for each office range from $25,000 to $500,000 per borrower. Renewals of any criticized or classified loans have a limit of $25,000. Amounts in excess of the individual bank lending authority are presented to the regional credit officers. The regional credit officers have lending authority up to $750,000 per nonclassified borrower. With concurrence of a second regional credit officer or the respective division manager, the limit increases to $1.5 million. Loans above $1.5 million for pass-rated borrowers, $1 million for watch-rated borrowers and $250,000 for classified borrowers are presented to the Senior Credit Committee for approval.

Although the Company has a diversified loan portfolio, the economic health of significant portions of the Company’s primary trade area and the ability of many of the Company’s borrowers to repay their loans (including real estate and commercial loans, as well as agricultural loans) is dependent to a large extent on the health of their local sector of the economy. The Company has identified and implemented strategies to deal with these factors, including an emphasis on quality 8local loan growth and the diversification and performance of its earning asset portfolios.

Nonperforming Assets

The Company follows regulatory guidelines with respect to classifying loans on a nonaccrual basis. Loans are placed on nonaccrual when they become past due over 90 days or when the collection of interest or principal is considered unlikely. The Company does not return a loan to accrual status until it is brought current with respect to both principal and interest and future principal payments are no longer in doubt. When a loan is placed on nonaccrual status, any previously accrued and uncollected interest is reversed. Interest income of $2,722,000, $4,693,000 and $5,534,000, on nonaccrual loans would have been recorded during 2001, 2000 and 1999, respectively, if the loans had been current in accordance with their original terms. The Company recorded interest income of $1,113,000, $955,000 and $1,067,000 related to loans that were on nonaccrual status as of December 31, 2001, 2000, and 1999, respectively.

The Company considers nonperforming assets to include all nonaccrual loans, restructured loans defined as troubled debt restructurings under SFAS No. 15 and other real estate owned (“OREO”).

Nonperforming assets of the Company are summarized in the following table:

	December 31
	2001	2000	1999	1998	1997
	(Dollars in thousands)
Loans:
Nonaccrual loans	$20,818	$23,426	$25,764	$22,609	$15,151
Restructured loans	252	224	284	162	140
Nonperforming loans	21,070	23,650	26,048	22,771	15,291
OREO	2,869	2,437	6,525	4,763	5,433
Nonperforming assets	$23,939	$26,087	$32,573	$27,534	$20,724
Loans 90 days or more past due but still accruing	$6,270	$2,482	$1,949	$3,525	$4,292
Nonperforming loans as a percentage of total loans	0.56%	0.63%	0.71%	0.64%	0.48%
Nonperforming assets as a percentage of total assets	0.41%	0.43%	0.52%	0.44%	0.37%
Nonperforming assets as a percentage of total loans and OREO	0.64%	0.70%	0.88%	0.78%	0.65%
Total loans	$3,736,692	$3,738,202	$3,690,353	$3,537,537	$3,160,501
Total assets	$5,772,326	$6,089,729	$6,302,235	$6,239,772	$5,660,218

Nonperforming assets were $23.9 million at December 31, 2001, a decrease of $2.2 million, or 8.4%, from $26.1 million at December 31, 2000. Nonperforming loans decreased by $2.6 million during the same period. OREO increased $432,000, or 17.7%, from $2.4 million at December 31, 2000 to $2.9 million at December 31, 2001. The ratio of nonperforming assets to total assets at December 31, 2001, was .41%, compared to .43% at December 31, 2000.

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

Allowance for Loan Losses

The current level of the allowance for loan losses is a result of management’s assessment of the risks within the portfolio based on the information obtained through the credit evaluation processes. The Company utilizes a risk-rating system on non-homogenous loans, including purchased loans, and a monthly credit review and reporting process that results in the calculation of the reserves based on the risk within the portfolio. This assessment of risk takes into account the composition of the loan portfolio, previous loan experience, current economic conditions and other factors that, in management’s judgment, deserve recognition.

The allowance is allocated to individual loan categories based upon the relative risk characteristics of the loan portfolios and actual loss experience. Additional reserves are provided to recognize the Company’s exposure to inherent, but undetected losses within the overall loan portfolio. Risk is assessed and reserves are allocated to the individual loan portfolios through the periodic application of risk assessment processes including migration analysis, specific credit analysis and analysis of portfolio sectors possessing common traits.

For commercial and agricultural loans, including commercial real estate, real estate construction and purchased assets, portfolio risk is determined using migration analysis wherein the actual loan loss experience is tracked, on a loan-by-loan basis, over the previous 36 months to determine a weighted average loss rate inherent in the respective portfolios. In addition, individual loans, which have been identified in the periodic portfolio review as problem loans, are allocated reserves based on management’s assessment of loss probability. Also, on a quarterly basis, management identifies sectors of each loan portfolio, which in their judgment demonstrate more or less risk than that risk identified in the allocated reserve calculated in the portfolio migration analysis. The basis of these allocation adjustments includes historical and expected delinquency and charge-off statistics; changes in underwriting criteria; assessment of lender management and expertise and changes in loan volume. Portfolio sectors are identified based on a combination of common characteristics, which may include collateral type, term, purpose, geographic concentration of borrowers or other common characteristics encountered in management’s assessment of the portfolio .

Consumer and residential real estate loan portfolio risk is determined through the application of separate migration analysis designed to identify estimated inherent losses, wherein the actual portfolio losses are aggregated to determine the loss ratio applicable to that period. The resulting loss ratio calculated in the analysis is applied to the entire consumer and real estate portfolios respectively, based on the average term of all portfolio loans. Also, on a quarterly basis, management identifies sectors of the loan portfolio, which in their judgment demonstrate more or less risk than that risk identified in the portfolio migration analysis. The basis of these allocation adjustments includes historical delinquency and charge-off statistics; changes in underwriting criteria; assessment of lender management and expertise and changes in loan volume. Portfolio sectors are identified based on a combination of common characteristics, which may include collateral type, term, purpose, geographic concentration of borrowers or other common characteristics encountered in management’s assessment of the portfolio.

The Company also records an additional allowance level to recognize its exposure to inherent, but undetected losses. This exposure is caused by inherent delays in obtaining information regarding an individual borrower’s financial condition or change in their specific business condition; the judgmental nature of individual loan evaluations, collateral assessments and the interpretation of economic trends; the volatility of general economic or specific customer conditions affecting the identification and quantification of losses for large individual credits; and the sensitivity of assumptions used in establishing allocated allowances for general categories of loans.

During 2001, the Company modified the methodology utilized to allocate reserves within individual loan portfolios. The modification was due to the Company’s desire to more specifically identify credit risk within each individual loan portfolio. As a result, a greater portion of the reserve for loan loss has been allocated to specific loan portfolios, which results in a smaller percentage of additional allowance. While designed to more specifically identify risk inherent in a specific loan portfolio, the methodology did not result in a need for additional reserves, but rather permitted the Company to better assign its reserve balance to specific loan portfolios. The resulting increase in allocated reserve and decrease in additional allowance in 2001 is primarily a result of the modified methodology.

The allocated portion of the allowance increased to $41.3 million at December 31, 2001, an increase of $14.3 million, or 53.0% from $27.0 million at December 31, 2000. The increase was principally due to the methodology used in identifying specifically allocated reserves. The allocated allowance as a percentage of loans outstanding was 1.11% at December 31, 2001 and .72% at December 31, 2000. The additional allowance decreased to $13.7 million at December 31, 2001, a decrease of $11.4 million, or 45.4% from $25.1 million at December 31, 2000. The additional allowance as a percentage of loans outstanding was .36% at December 31, 2001 and .68% at December 31, 2000. The decrease was principally due to the modification of methodology used in identifying specifically allocated reserves. The accompanying table shows the allocated and additional allowance for the various loan classifications.

As a result of the analytical processes implemented during 2001, the allocated portion of the reserve increased in all portfolios, except the agricultural portfolio, which decreased modestly. The allowance allocated to real estate loans, including real estate construction, increased to $16.8 million at December 31, 2001, an increase of $4.1 million or 32.3% from $12.7 million at December 31, 2000. The increase was principally due to the methodology utilized in identifying specific portfolio risk, as evidenced by the $3.7 million increase in the real estate construction reserve. The allowance allocated to the commercial loan portfolio increased to $10.3 million at December 31, 2001, an increase of $3.2 million, or 45.1% from $7.1 million at December 31, 2000. The increase was principally due to the methodology utilized in identifying specific portfolio risk. The allowance allocated to the consumer loan portfolio increased to $11.3 million, or 175.6% from $4.1 million at December 31, 2000. The increase is principally due to the methodology utilized in identifying specific portfolio risk in addition to an increase in the level of past due and charge off statistics in the consumer portfolio during 2001 and management’s expectations of portfolio performance in the current economic environment. The allowance allocated to the agricultural loan portfolio was $3.0 million at December 31, 2001 and December 31, 2000.

The actual amount of losses incurred can vary significantly from the estimated amount. The Company’s methodology includes general factors intended to minimize the differences in estimate and actual losses. These factors allow the Company to adjust its estimates of losses based on the most recent information available. Although the Company determines the amount of each element of the allowance for loan losses separately, and this process is an important credit management tool, the entire allowance for loan losses is available for the entire loan portfolio.

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

The following table sets forth the allocation of the allowance for loan losses to various loan categories, as well as the allocation as a percentage of loans outstanding in each category, as of the dates indicated:

	Allowance for Loan					Allowance as a Percent of Loans
	Losses at December 31,					Outstanding by Category at December 31,
	2001	2000	1999	1998	1997	2001	2000	1999	1998	1997
	(Dollars in thousands)
Real estate	$12,519	$12,234	$10,329	$9,844	$7,457	0.83%	0.84%	0.78%	0.76%	0.61%
Real estate construction	4,256	515	218	190	135	0.82%	0.11%	0.05%	0.05%	0.05%
Commercial	10,293	7,117	8,673	7,705	6,582	1.25%	0.82%	0.87%	0.80%	0.79%
Consumer and other	11,272	4,147	4,657	8,405	4,257	1.80%	0.60%	0.68%	1.36%	0.75%
Agricultural	2,996	3,016	2,643	3,077	2,487	1.19%	1.19%	1.02%	1.04%	0.85%
Total allocated allowance	41,336	27,029	26,520	29,221	20,918	1.11%	0.72%	0.72%	0.83%	0.66%
Total additional allowance	13,655	25,139	22,358	22,639	20,469	0.36%	0.68%	0.60%	0.64%	0.65%
Total allowance	$54,991	$52,168	$48,878	$51,860	$41,387	1.47%	1.40%	1.32%	1.47%	1.31%

At December 31, 2001, the allowance for loan losses was $55.0 million, an increase of $2.8 million from the December 31, 2000 level of $52.2 million. At December 31, 2001, the allowance for loan losses as a percentage of total loans was 1.47%, as compared to 1.40% at December 31, 2000. This increase was attributed to the Company’s analysis of the loan portfolio credit quality at the Company’s bank subsidiary.

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

During 2001, net charge-offs were $14.7 million, an increase of $2.2 million from net charge-offs of the $12.5 million during 2000. The increase is principally attributed to a $2.4 million charge-off of the Company’s largest non-performing asset, an Arizona-based credit facility that was in place when the Company acquired its initial Arizona operation in 1997. The Company’s provision for loan losses increased from $15.8 million in 2000 to $17.5 million in 2001. The provision for loan losses is recorded to bring the allowance for loan losses to the level deemed appropriate by management.

During 2000, net charge-offs were $12.5 million, a decrease of $10.9 million from the $23.4 million during 1999. The decrease is principally attributed to losses recorded in the Company’s sub-prime specialty lending operation during 1999. The Company’s provision for loan losses decreased from $20.2 million in 1999 to $15.8 million in 2000. The provision for loan losses is recorded to bring the allowance for loan losses to the level deemed appropriate by management.

The following table sets forth the Company’s allowance for loan losses as of the dates indicated:

	December 31
	2001	2000	1999	1998	1997
	(Dollars in thousands)
Balance at beginning of year	$52,168	$48,878	$51,860	$41,387	$31,354
Allowance of acquired companies and other	—	—	270	1,950	10,065
Charge-offs:
Real estate	1,588	1,176	2,181	2,340	802
Real estate construction	2,538	408	2,965	36	635
Commercial	5,374	6,644	8,349	2,771	1,863
Consumer and other	10,033	7,893	13,802	11,806	5,326
Agricultural	336	996	553	1,381	726
Total charge-offs	19,869	17,117	27,850	18,334	9,352
Recoveries:
Real estate	498	155	928	237	306
Real estate construction	70	4	—	—	—
Commercial	839	1,565	468	972	650
Consumer and other	3,438	2,648	2,537	2,113	1,113
Agricultural	327	254	481	399	647
Total recoveries	5,172	4,626	4,414	3,721	2,716
Net charge-offs	14,697	12,491	23,436	14,613	6,636
Provision charged to operations	17,520	15,781	20,184	23,136	6,604
Balance at end of year	$54,991	$52,168	$48,878	$51,860	$41,387
Allowance as a percentage of total loans	1.47%	1.40%	1.32%	1.47%	1.31%
Net charge-offs to average loans outstanding	0.39%	0.34%	0.66%	0.43%	0.24%
Total loans	$3,736,692	$3,738,202	$3,690,353	$3,537,537	$3,160,501
Average loans	$3,785,553	$3,706,144	$3,573,060	$3,383,724	$2,747,123

SOURCE OF FUNDS

Deposits

The Company’s major source of funds is provided by core deposits from individuals, businesses and local government units. Core deposits consist of all in-market noninterest-bearing deposits, interest-bearing savings and checking accounts and time deposits of less than $100,000.

The following table sets forth a summary of the deposits of the Company at the dates indicated:

	December 31
	2001	2000	1999
	(in thousands)
Noninterest-bearing	$487,864	$500,834	$616,861
Interest-bearing:
Savings and checking accounts	2,367,255	2,349,606	2,276,705
Time accounts less than $100,000	1,203,379	1,496,483	1,436,783
Time accounts greater than $100,000	692,315	672,968	579,514
Total deposits	$4,750,813	$5,019,891	$4,909,863

Total deposits at December 31, 2001, were $4.8 billion, a decrease of $269 million, or 5.4%, from $5.0 billion at December 31, 2000. The decrease is principally due to a $123 million reduction in the level of certificates of deposits obtained through a brokered deposit relationship, a result of the Company’s effort to contract its balance sheet and $118 million of deposits held in the 13 offices sold during 2001. The Company’s core deposits as a percentage of total deposits were 85.3% and 84.0% as of December 31, 2001 and December 31, 2000, respectively.

At December 31, 2001, $692 million, or 14.6% of total deposits were in time accounts greater than $100,000, an increase of $19 million, or 2.8%, from $673 million at December 31, 2000. Management believes virtually all the deposits in excess of $100,000 are with persons or entities that hold other deposit relationships with the bank. Maturities of deposits in excess of $100,000 at December 31, 2001 were (in thousands):

Maturing in less than three months	$253,164
Maturing in three to six months	85,728
Maturing in six to twelve months	211,092
Maturing in over twelve months	142,331
Total deposits in excess of $100,000	$692,315

At December 31, 2001, the Company had $8 million in deposits obtained through a brokered deposit relationship. In addition to the availability of core deposits, management has determined it may continue to employ a brokered deposit program in an effort to attract lower cost sources of funds.

Short-Term Borrowings

Short-term borrowings include securities sold under agreements to repurchase, commercial paper, Federal Home Loan Bank advances and federal funds purchased. These funds are used to fund the growth in loans and securities and manage the Company’s rate sensitivity risk. They are subject to short-term interest rate changes as the Company’s needs change or the overall market rates for short-term investment funds change.

The Company’s subsidiary bank has an arrangement with the Federal Home Loan Bank that provides for borrowing up to $631 million. As of December 31, 2001, $4 million in advances were outstanding.  The Company also had a $20 million balance outstanding on its $35 million short-term commercial paper arrangement at December 31, 2001. The $67 million decrease in short-term borrowings from December 31, 2000 is due to the Company’s planned balance sheet contraction and its decision to rely less upon short term borrowings to fund asset growth. The Company has a $25 million short term line of credit with a nonafilliated commercial bank for purposes of funding operating expenses. As of December 31, 2001, there was no balance outstanding on this line.

The following table sets forth a summary of the short-term borrowings of the Company during 2001, 2000 and 1999, and as of the end of each such period:

	Outstanding at Year-End	Average Daily Amount Outstanding	Maximum Outstanding at any Month-End	Weighted Average Interest Rate	Average Interest Rate at Year-End
	(Dollars in thousands)
2001
Federal funds purchased and securities sold under agreements to repurchase	$318,859	$263,252	$363,638	3.47%	2.46%
Commercial paper	19,780	22,285	34,051	4.98%	2.78%
FHLB advances	4,000	72,513	210,000	6.27%	4.39%
Other	—	3,513	5,000	6.40%	—
Total	$342,639	$361,563	$496,856	4.15%	2.51%

2000
Federal funds purchased and securities sold under agreements to repurchase	$205,758	$226,791	$274,577	5.31%	5.33%
Commercial paper	28,952	25,488	32,078	6.74%	7.31%
FHLB advances	155,000	258,935	364,000	6.41%	6.55%
Other	20,000	57,326	88,000	6.80%	7.37%
Total	$409,710	$568,540	$739,564	6.03%	6.03%

1999
Federal funds purchased and securities sold under agreements to repurchase	$252,760	$186,267	$261,191	4.48%	5.04%
Commercial paper	19,412	18,403	22,546	5.60%	6.03%
FHLB advances	383,500	289,859	383,500	5.29%	5.43%
Other	68,753	63,391	119,806	5.30%	5.77%
Total	$724,425	$557,920	$724,425	5.03%	5.35%

Long-Term Debt

Long-term debt of the Company was $137 million as of December 31, 2001, and $124 million as of December 31, 2000.

Company-Obligated Mandatorily Redeemable Preferred Securities

Company-obligated mandatorily redeemable preferred securities of the Company were $120 million as of December 31, 2001 and 2000, which consisted of $60 million of 8.20% Cumulative Capital Securities issued December 10, 1997 through CFB Capital II and $60 million of 8.875% Cumulative Capital Securities issued February 5, 1997 through CFB Capital I. The proceeds of both offerings were invested by CFB Capital II and CFB Capital I, respectively, in Junior Subordinated Debentures of the Company. The debentures bear interest at the same rate as the Cumulative Capital Securities and mature not earlier than February 1, 2002 and not later than December 15, 2027.

Shareholders’ Equity

Total shareholders’ equity increased $11.3 million, or 3.3%, to $356.7 million at December 31, 2001, from $345.4 million at December 31, 2000, due principally to the retention of a majority of earnings and a $13.3 million increase in unrealized gains on available-for-sale securities, net of tax. This was offset in part through an increase of $35.8 million in treasury stock as a result of the Company’s common stock repurchase program.

On April 10, 2000, the Company announced its intention to repurchase up to 5 million shares of the Company’s common stock. On August 9, 2000, the Company announced its intention to repurchase up to an additional 5 million shares of the Company’s common stock. On August 7, 2001, the Company announced its intention to repurchase up to 3 million shares of the Company’s common stock. As of December 31, 2001, the Company had repurchased 10,800,000 shares of common stock at prices ranging from $15.25 to $25.00. Two million shares were repurchased during 2001 and 8.8 million were repurchased during 2000.

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

ASSET AND LIABILITY MANAGEMENT

Liquidity Management

Liquidity management is an effort of management to provide a continuing flow of funds to meet its financial commitments, customer borrowing needs and deposit withdrawal requirements. The liquidity position of the Company and its subsidiary bank is monitored by the Asset and Liability Management Committee of the Company. The largest category of assets representing a ready source of liquidity for the Company is its short-term financial instruments, which include federal funds sold, interest-bearing deposits at other financial institutions, U.S. Treasury securities and other securities maturing within one year. Liquidity is also provided through the regularly scheduled maturities of assets. The investment portfolio contains a number of high quality issues with varying maturities and regular principal payments. Maturities in the loan portfolio also provide a steady flow of funds, and strict adherence to the credit policies of the Company helps ensure the collectibility of these loans. The liquidity position of the Company is also greatly enhanced by its significant base of core deposits.

In the normal course of business, the Company is party to financial instruments with off-balance-sheet risk. Because many of the commitments are expected to expire without being drawn upon, total commitment amounts do not necessarily represent the Company’s future liquidity requirements. These instruments are further described in Footnote 9, Financial Instruments With Off-Balance-Sheet Risk and Concentrations of Credit Risk.

The liquidity ratio is one measure of a bank’s ability to meet its current obligations and is defined as the percentage of liquid assets to deposits. Liquid assets include cash and due from banks, unpledged investment securities with maturities of less than one year and federal funds sold. At year-end 2001, 2000 and 1999, the liquidity ratio was 6.72%, 5.21%, and 5.39%, respectively. The level of loans maturing within one year greatly added to the Company’s liquidity position in 2001. Including loans maturing within one year, the liquidity ratio was 29.86%, 24.98%, and 27.15%, respectively, for the same periods.

The Company has revolving lines of credit with its primary lenders, which provide for borrowing up to $60 million. These lines would be utilized to finance stock repurchase activity, underwrite commercial paper, and fund other operating expenses. At December 31, 2001, the Company had $20 million in commercial paper outstanding, underwritten by the Company’s revolving line of credit.

The Company also maintains available lines of federal funds borrowings, as well as seasonal borrowing privileges, at the Federal Reserve Bank of Minneapolis. The Company’s subsidiary bank has the ability to borrow an aggregate of $97 million in federal funds from four nonaffiliated financial institutions. There was no balance outstanding on these lines at December 31, 2001.

The Company’s subsidiary bank has the ability to borrow an aggregate of $55 million in Federal funds, on a funds available basis, with two nonaffiliated institutions. There was no balance outstanding on these lines at December 31, 2001.

Additionally, the Company’s subsidiary bank is a member of the Federal Home Loan Bank (“FHLB”) System. As part of membership, the Company’s subsidiary bank purchased a modest amount of stock of FHLB and obtained advance lines of credit which represent an aggregate of $631 million in additional funding capacity.

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

Balance Sheet Simulation Modeling

Balance Sheet Simulation Modeling allows management to analyze the impact of short-term (12 months or less) interest rate fluctuations using projected balance sheet information. The balance sheet changes are based on forecasted repayments of loans and securities, growth in loans and deposits, and historical pricing spreads.

Management uses the model to simulate the impact of shifts in the yield curve. The results of these models are reviewed by ALCO and used to develop the Company’s strategies. Guidelines established by ALCO limit the impact on net interest income to 1.4% in 2001 and 5.0% in 2000 and 1999, given a 100 basis point change in interest rates. As of December 31, 2001, 2000, and 1999, the impact of such a change in interest rates would be approximately .44%, 3.02%, and 2.46%, respectively, of net interest income.

Equity Fair Value Modeling

Because Balance Sheet Simulation Modeling is dependent on accurate forecasts, its usefulness is limited to periods of one year or less. As a result, the Company uses the Equity Fair Value Modeling to measure long-term interest rate exposure. The method estimates the impact of interest rate changes on the estimated discounted future cash flows of the Company’s current assets, liabilities and off-balance sheet instruments. Guidelines established by ALCO limit the change in fair value to 10% given a 100 basis point change in interest rates. As of December 31, 2001, 2000, and 1999, the impact of such a change in interest rates would be approximately .10%, 6.37%, and 8.75%, respectively, of equity fair value.

Based on each of these methods of measuring interest rate risk, management believes the Company was liability sensitive as of December 31, 2001.

The Company does not engage in the speculative use of derivative financial instruments.

The following table sets forth the Company’s interest rate sensitivity analysis by contractual repricing or maturity at December 31, 2001:

	Repricing or Maturing in
	1 Year or Less	Over 1 to 5 Years	Over 5 Years	Total
	(In thousands)
Rate sensitive assets:
Loans	$1,571,649	$1,670,913	$494,130	$3,736,692
Held-to-maturity securities	—	—	76,765	76,765
Available-for-sale securities	294,343	287,695	855,028	1,437,066
Other interest-bearing assets	341	—	—	341
Total rate sensitive assets	$1,866,333	$1,958,608	$1,425,923	$5,250,864
Rate sensitive liabilities:
Savings deposits and interest-bearing checking	$2,367,255	$—	$—	$2,367,255
Time deposits	1,608,387	286,819	488	1,895,694
Short-term borrowings	342,639	—	—	342,639
Long-term borrowings	—	108,781	28,060	136,841
Total rate sensitive liabilities	$4,318,281	$395,600	$28,548	$4,742,429
Rate sensitive gap	$(2,451,948)	$1,563,008	$1,397,375	$508,435
Cumulative rate sensitive gap	(2,451,948)	(888,940)	508,435	508,435

The following sets forth the Company’s interest rate sensitivity analysis at December 31, 2001, with respect to the individual categories of loans and provides separate analyses with respect to fixed interest rate loans and floating interest rate loans:

	Repricing or Maturing in
	1 Year or Less	Over 1 to 5 Years	Over 5 Years	Total
	(In thousands)
Loan category:
Real estate	$392,290	$856,351	$266,477	$1,515,118
Real estate construction	519,031	—	—	519,031
Agriculture	187,459	55,145	8,587	251,191
Commercial	406,457	306,322	111,539	824,318
Consumer and other	66,412	453,095	107,527	627,034
Total loans	$1,571,649	$1,670,913	$494,130	$3,736,692

Floating interest rate loans	$380,275	$1,268,318	$415,619	$2,064,212
Fixed interest rate loans	1,191,374	402,595	78,511	1,672,480
Total loans	$1,571,649	$1,670,913	$494,130	$3,736,692

Capital Management

Risk-based guidelines established by regulatory agencies require the Company to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets.

As of December 31, 2001, the Company is considered well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table.

	Regulatory Capital Requirements:
	Tier 1 Capital	Total Risk Based Capital	Leverage	Total Risk Based Assets
	(Dollars in thousands)
Minimum	4.00%	8.00%	3.00%	N/A
Well Capitalized	6.00%	10.00%	5.00%	N/A

Community First Bankshares, Inc.
December 31, 2001	8.67%	11.11%	6.51%	$4,304,531
December 31, 2000	8.13%	10.73%	5.94%	$4,408,524

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

FORWARD-LOOKING STATEMENTS

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

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
Community First Bankshares, Inc.

	December 31
	2001	2000
	(Dollars in thousands, except per share data)
Assets
Cash and due from banks	$248,260	$256,136
Interest-bearing deposits	341	1,110
Available-for-sale securities	1,437,066	1,714,510
Held-to-maturity securities (Fair Value: 2001 – $76,765; 2000 – $73,222)	76,765	73,222
Loans	3,736,692	3,738,202
Less: Allowance for loan losses	(54,991)	(52,168)
Net loans	3,681,701	3,686,034
Bank premises and equipment, net	125,947	121,675
Accrued interest receivable	39,491	52,494
Intangibles	97,457	114,971
Other assets	65,298	69,577
Total assets	$5,772,326	$6,089,729

Liabilities and shareholders’ equity
Deposits:
Noninterest-bearing	$487,864	$500,834
Interest-bearing:
Savings and NOW accounts	2,367,255	2,349,606
Time accounts over $100,000	692,315	672,968
Other time accounts	1,203,379	1,496,483
Total deposits	4,750,813	5,019,891
Federal funds purchased and securities sold under agreements to repurchase	318,859	205,758
Other short-term borrowings	23,780	203,952
Long-term debt	136,841	123,957
Accrued interest payable	29,966	45,489
Other liabilities	35,362	25,251
Total liabilities	5,295,621	5,624,298
Company-obligated mandatorily redeemable preferred securities of CFB Capital I and II	120,000	120,000
Shareholders’ equity:
Common stock, par value $.01 per share: Authorized Shares – 80,000,000 Issued Shares – 51,021,896	510	510
Capital surplus	193,103	192,368
Retained earnings	348,101	315,091
Unrealized gain (loss) on available-for-sale securities, net of tax	3,847	(9,486)
Less cost of common stock in treasury – 2001 – 10,775,857 shares; 2000 – 9,155,144 shares	(188,856)	(153,052)
Total shareholders’ equity	356,705	345,431
Total liabilities and shareholders’ equity	$5,772,326	$6,089,729

See accompanying notes.

CONSOLIDATED STATEMENTS OF INCOME
Community First Bankshares, Inc.

	Years ended December 31
	2001	2000		1999
	(Dollars in thousands, except per share data)
INTEREST INCOME:
Loans	$336,937	$353,405		$332,974
Investment securities	96,688	123,525		130,955
Interest-bearing deposits	192	184		463
Federal funds sold and resale agreements	199	444	`	814
Total interest income	434,016	477,558		465,206

Interest expense:
Deposits	138,542	169,281		151,138
Short-term and other borrowings	15,001	34,303		28,052
Long-term debt	8,677	6,697		6,628
Total interest expense	162,220	210,281		185,818
Net interest income	271,796	267,277		279,388
Provision for loan losses	17,520	15,781		20,184
Net interest income after provision for loan losses	254,276	251,496		259,204

Noninterest income:
Service charges on deposit accounts	38,957	39,537		37,013
Insurance commissions	12,535	10,550		8,791
Security sales commissions	6,644	6,805		5,258
Fees from fiduciary activities	5,661	5,811		5,148
Net gains on sales of securities	804	65		2,175
Other	12,081	12,437		14,124
Total noninterest income	76,682	75,205		72,509

Noninterest expense:
Salaries and employee benefits	115,743	110,024		106,542
Net occupancy	31,593	31,941		32,726
FDIC insurance	915	1,039		625
Legal and accounting	3,764	3,874		3,651
Other professional services	4,634	4,415		5,168
Advertising	5,037	4,545		4,065
Telephone	5,633	5,203		4,807
Acquisition, integration and conforming	—	—		3,053
Restructuring charge	7,656	—		—
Data processing	4,047	4,545		4,116
Company-obligated mandatorily redeemable preferred securities of CFB Capital I & II	10,273	10,245		10,245
Amortization of intangibles	9,928	10,481		10,500
Other	33,200	33,007		32,729
Total noninterest expense	232,423	219,319		218,227
Income before income taxes	98,535	107,382		113,486
Provision for income taxes	33,476	35,748		38,573
Net income	$65,059	$71,634		$74,913	`
Earnings per common and common equivalent share:
Basic net income	$1.59	$1.55		$1.50
Diluted net income	$1.57	$1.54		$1.48
Average common and common equivalent shares outstanding:
Basic	40,905,545	46,219,120		50,061,972
Diluted	41,471,404	46,578,750		50,670,559

See accompanying notes.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
Community First Bankshares, Inc.

	Years ended December 31
	2001	2000	1999
	(Dollars in thousands, except per share data)
Net income	$65,059	$71,634	$74,913
Other comprehensive income, net of tax:
Unrealized gains (losses) on securities:
Unrealized holding gains (losses) arising during period	13,815	35,449	(56,879)
Less: Reclassification adjustment for gains included in net income	(482)	(39)	(1,305)
Other comprehensive income	13,333	35,410	(58,184)
Comprehensive income	$78,392	$107,044	$16,729

See accompanying notes.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS EQUITY
Community First Bankshares, Inc.

	Years ended December 31, 2001, 2000, 1999
	Common Stock					Treasury Stock
	Shares	Amount	Capital Surplus	Retained Earnings	Unrealized Gain(Loss)	Shares	Amount	Total
	(Dollars in thousands, except per share data)
Balance at December 31, 1998	50,557,537	$506	$186,888	$236,083	$13,288	564,588	$(12,109)	$424,656
Net income	—	—	—	74,913	—	—	—	74,913
Common stock dividends ($0.56 per share)	—	—	—	(27,041)	—	—	—	(27,041)
Common stock dividends	143,566	1	2,217	(2,218)	—	—	—	—
Cash in lieu of stock dividend	—	—	—	(34)	—	—	—	(34)
Issuance of common stock	3,198,079	32	2,645	(414)	—	—	—	2,263
Retirement of common stock	(2,877,286)	(29)	—	—	—	—	—	(29)
Purchases of common stock for treasury, at cost	—	—	—	—	—	625,457	(11,844)	(11,844)
Exercise of options, net of stock tendered in payment	—	—	321	(4,787)	—	(304,081)	7,035	2,569
Change in unrealized loss on available-for-sale securities, net of income taxes of $35,508	—	—	—	—	(58,184)	—	—	(58,184)
Balance at December 31, 1999	51,021,896	$510	$192,071	$276,502	$(44,896)	885,964	$(16,918)	$407,269
Net income	—	—	—	71,634	—	—	—	71,634
Common stock dividends ($0.60 per share)	—	—	—	(27,601)	—	—	—	(27,601)
Purchases of common stock for treasury, at cost	—	—	—	—	—	8,760,278	(145,725)	(145,725)
Sales of treasury stock to employee benefit plans	—	—	—	(793)	—	(127,136)	2,573	1,780
Exercise of options, net of stock tendered in payment	—	—	297	(4,651)	—	(363,962)	7,018	2,664
Change in unrealized loss on available-for-sale securities, net of income taxes of $21,576	—	—	—	—	35,410	—	—	35,410
Balance at December 31, 2000	51,021,896	$510	$192,368	$315,091	$(9,486)	9,155,144	$(153,052)	$345,431
Net income	—	—	—	65,059	—	—	—	65,059
Common stock dividends ($0.68 per share)	—	—	—	(27,793)	—	—	—	(27,793)
Purchases of common stock for treasury, at cost	—	—	—	—	—	2,010,172	(43,020)	(43,020)
Exercise of options, net of stock tendered in payment	—	—	735	(4,256)	—	(389,459)	7,216	3,695
Change in unrealized gain on available-for-sale securities, net of income taxes of $8,748	—	—	—	—	13,333	—	—	13,333
Balance at December 31, 2001	51,021,896	$510	$193,103	$348,101	$3,847	10,775,857	$(188,856)	$356,705

See accompanying notes.

CONSOLIDATED STATEMENTS OF CASH FLOWS
Community First Bankshares, Inc.

	Years ended December 31
	2001	2000	1999
	(In thousands)
Cash flows from operating activities
Net income	$65,059	$71,634	$74,913
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	17,520	15,781	20,184
Depreciation	13,553	14,307	15,186
Amortization of intangibles	9,928	10,481	10,500
Net (accretion) amortization of premiums and discounts on securities	(582)	188	1,067
Deferred income tax benefit	(2,223)	(2,077)	(1,088)
Decrease (increase) in interest receivable	13,003	(1,464)	2,230
(Decrease) increase in interest payable	(15,523)	13,540	4,876
Other, net	15,451	(6,350)	(5,501)
Net cash provided by operating activities	116,186	116,040	122,367

Cash flows from investing activities
Acquisitions, net of cash paid	—	—	(1,956)
Net decrease in interest bearing deposits	769	3,538	6,815
Purchases of available-for-sale securities	(724,534)	(129,097)	(649,177)
Maturities of available-for-sale securities	985,009	258,584	497,314
Sales of available-for-sale securities, net of gains	39,632	150,318	151,635
Purchases of held-to-maturity securities	(3,543)	(3,431)	(4,710)
Maturities of held-to-maturity securities	—	4,457	291
Net increase in loans	(13,187)	(60,340)	(147,967)
Net increase in bank premises and equipment	(17,825)	(10,525)	(11,205)
Net cash provided by (used in) investing activities	266,321	213,504	(158,960)

Cash flows from financing activities
Net increase (decrease) in demand deposits, NOW accounts and savings accounts	4,679	(43,126)	(83,965)
Net (decrease) increase in time accounts	(273,757)	153,154	(137,804)
Net (decrease) increase in short-term and other borrowings	(67,071)	(314,715)	287,549
Net increase (decrease) in long-term debt	12,884	48,335	(17,902)
Net proceeds from issuance of common stock	—	—	2,234
Purchase of common stock held in treasury	(43,020)	(145,725)	(11,844)
Net sale of common stock held in treasury	3,695	4,444	2,569
Cash dividends	(27,793)	(27,601)	(27,075)
Net cash (used in) provided by financing activities	(390,383)	(325,234)	13,762
Net (decrease) increase in cash and cash equivalents	(7,876)	4,310	(22,831)
Cash and cash equivalents at beginning of year	256,136	251,826	274,657
Cash and cash equivalents at end of year	$248,260	$256,136	$251,826

See accompanying notes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Community First Bankshares, Inc.

1. Significant Accounting Policies

Community First Bankshares, Inc. (the “Company”) is a bank holding company which, at the end of 2001, served 138 communities in Arizona, California, Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota, South Dakota, Utah, Wisconsin and Wyoming. The Company’s community banks provide a full range of banking services through its 52 Regional Financial Centers and 28 Community Financial Centers, primarily in small and medium-sized communities and the surrounding areas. In addition to its primary emphasis on commercial and consumer banking services, the Company offers trust, mortgage, insurance and nondeposit investment products and services.

Basis of Presentation

The consolidated financial statements include the accounts of Community First Bankshares, Inc., its wholly-owned data processing, credit origination and insurance agency subsidiaries and its wholly-owned subsidiary bank. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain amounts in prior periods have been reclassified to conform to the current presentation.

As discussed in Note 2, the Company acquired Valley National Corporation (“Valley National”) on October 7, 1999. The acquisition was accounted for using the pooling of interests method. Accordingly, the consolidated financial information has been restated to reflect the results of operations of Valley National on a combined basis for all periods presented.

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

Held-to-Maturity and Available-for-Sale Securities

Management determines the classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost.

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

Loan Fee Income

The Company recognizes loan fees and certain direct origination costs, utilizing a method that approximates a constant rate of return over the estimated life of the loan.

Allowance for Loan Losses

The allowance for loan losses is maintained through charges to expense at an amount that will provide for estimated loan losses. The current level of the allowance for loan losses is a result of management’s assessment of the risks within the portfolio based on the information revealed in credit evaluation processes. This assessment of risk takes into account the composition of the loan portfolio, previous loan experience, current economic conditions and other factors that, in management’s judgment, deserve recognition. An allowance is recorded for individual loan categories based on the relative risk characteristics of the loan portfolios. Commercial, commercial real estate, construction and agricultural amounts are based on a quarterly review of the individual loans outstanding, including outstanding commitments to lend. Residential real estate and consumer amounts are based on a quarterly analysis of the performance of the respective portfolios, including historical and expected delinquency and charge-off statistics.

During 2001, the Company modified the methodology utilized to allocate reserves within individual loan portfolios. The modification was due to the Company’s desire to more specifically identify credit risk within each individual loan portfolio.

Ultimate losses may vary from current estimates, and as adjustments become necessary, the allowance for loan losses is adjusted in the periods in which such losses become known or fail to occur. Actual loan charge-offs and subsequent recoveries are deducted from and added to the allowance, respectively.

Bank Premises and Equipment

Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation for financial reporting purposes is provided on the straight-line method over the estimated lives of the assets and includes amortization of assets recorded under capital leases. Estimated lives range from three to twenty and fifteen to thirty-five years for equipment and premises, respectively. Accelerated depreciation methods are used for income tax reporting purposes.

Intangible Assets

Goodwill, the excess cost over net assets acquired, of subsidiaries is amortized over a period of fifteen years. At December 31, 2001, goodwill totaled $62,903,000, net of accumulated amortization of $36,292,000. Other intangible assets, principally deposit based intangibles, unexpired premium lists and noncompetition agreements, totaled $34,554,000, net of accumulated amortization of $13,599,000, and are amortized over their estimated useful lives ranging from three to twenty-five years. The Company assesses the recoverability of goodwill and other intangibles on an annual basis to determine whether any impairment exists. This ongoing assessment includes understanding and evaluating qualitative factors that would indicate the potential for impairment. If the Company believes a potential impairment exists, the Company estimates the relative market value of the corresponding business activity to determine whether a permanent impairment exists.

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

Diluted earnings per common share is calculated by adjusting the weighted-average number of shares of common stock outstanding for shares that would be issued assuming the exercise of stock options during each period. Such adjustments to the weighted-average number of shares of common stock outstanding are made only when such adjustments dilute earnings per share.

Cash and Cash Equivalents

Cash and cash equivalents is defined as cash and due from banks, federal funds sold and securities purchased under agreements to resell.

Stock-Based Compensation

The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for stock option grants in accordance with APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and, accordingly, recognizes no compensation expense for the stock option grants. See Footnote 15.2.

2. Business Combinations And Divestitures

On November 5, 2001, the Company announced an agreement to sell its Phoenix, Arizona, branch to Community Bank of Arizona. The branch has assets of approximately $16 million. The transaction is subject to regulatory approval and is expected to close in the first quarter of 2002.

On June 15, 2001, the Company, through its subsidiary bank and Wells Fargo & Company formed a joint venture mortgage company called Community First Mortgage, LLC. This joint venture mortgage company provides mortgage origination, documentation, servicing process and support for all of the residential mortgage business of Community First Bankshares. The Company records its interest in the joint venture using the equity method of accounting. Accordingly, the assets and liabilities of the joint venture are not consolidated in the Company’s financial statements, but rather, are reflected as a single line item in the income statement. The new mortgage company began operations in late 2001 and expects to be fully operational in 2002.

During 2001, the Company sold nine offices in Arizona, three offices in Nebraska, and one office in North Dakota. The transactions included the disposition of $118 million in deposits.

During 2001, the Company completed the closure of eight offices, including three offices in Colorado, two offices in each of North Dakota and Wyoming and one in Minnesota. Four of the offices closed are in communities where the Company maintains other offices. Thus, the Company will continue to serve those communities. The closures are part of the Company’s strategic initiative announced during the first quarter of 2001.

During 2000, the Company sold one office in Colorado and two offices in Utah. The transactions included the disposition of $45 million in deposits.

On December 21, 1999, the Company issued approximately 317,000 shares of common stock to acquire River Bancorp, Inc. (“River Bancorp”), the holding company for Northland Security Bank, Ramsey, Minnesota. At acquisition, River Bancorp had approximately $35 million in assets and $31 million in deposits. The Company used the pooling of interests method to account for the transaction. This merger was not material to the Company’s consolidated financial information or operating results. Accordingly, the Company’s consolidated financial information has not been restated to reflect this merger. The operating results are included in the Company’s consolidated statements from the date of the merger.

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

3. Accounting Changes

SFAS No. 133 – Accounting for Derivative Instruments and Hedging Activities – In June 1998, the Financial Accounting Standards Board (“FASB”) issued Statement No. 133, which was amended by SFAS Nos. 137 and 138. The statement, as amended, was adopted by the Company on January 1, 2001. Because of the Company’s minimal use of derivatives, the adoption of the new Statement did not have a significant effect on earnings or the financial position of the Company.

SFAS No. 140 – Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities – In September 2000, the FASB issued Statement No. 140, that replaced, in its entirety, SFAS No. 125. Although Statement 140 changed many of the rules regarding securitizations, it continues to require an entity to recognize the financial and servicing assets it controls and the liabilities it has incurred and to derecognize financial assets when control has been surrendered in accordance with the criteria provided in the Statement. The Statement was applicable prospectively to transactions beginning in the second quarter of 2001. Because the Company does not currently use securitizations or other transfers of financial assets as a form of financing, the adoption of the new Statement did not have a significant effect on earnings or the financial position of the Company.

SFAS Nos. 141 and 142 – Business Combinations and Goodwill and Other Intangible Assets – In June 2001, the FASB issued SFAS Nos. 141 and 142. Statement 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Statement 142 prohibits the amortization of goodwill and intangible assets with indefinite useful lives. Statement 142 requires that these assets be reviewed for impairment at least annually. Intangible assets with finite lives will continue to be amortized over their estimated useful lives.

The Company will apply Statement 142 beginning in the first quarter of 2002. Application of the nonamortization provisions of Statement 142 is expected to result in an increase in net income of $5.0 million (approximately $0.12 per share) in 2002. The Company will test goodwill for impairment using the two-step process described in Statement 142. The first step is a screen for potential impairment, while the second step measures the amount of the impairment, if any. The Company expects to perform the first of the required impairment steps of goodwill as of January 1, 2002 in the first quarter of 2002. Any impairment charge resulting from these transitional impairment tests will be reflected in the statement of income as the cumulative effect of a change in accounting principle in the first quarter of 2002. The Company has not yet determined what the effect of these tests will be on the earnings and financial position of the Company.

4. Restructuring Charge

During the first quarter of 2001, the Company recorded a $5.1 million after-tax, non-recurring charge as a result of a series of strategic initiatives designed to improve customer service and strengthen the Company’s position as a provider of diversified financial services. As part of this strategy, the Company designated each of its offices as either a Regional Financial Center or a Community Financial Center. Regional Financial Centers are those locations exhibiting strong commercial banking potential, while Community Financial Centers offer greater retail opportunities. As a consequence of the new delivery structure, the Company sold 13 offices and closed eight additional offices. A further consequence was to achieve a reduction in work force through implementation of an early-out program, which was accepted by 21 eligible management personnel. The restructuring charge included approximately $3.1 million related to asset write-down, data processing, and legal and accounting fees. Additionally the Company recorded an after-tax expense of approximately $2.0 million to provide for severance-related costs associated with the early-out and reduction-in-force programs.

5. Securities

The following is a summary of available-for-sale securities and held-to-maturity securities at December 31, 2001 (in thousands):

	Available-for-Sale Securities
	Amortized Cost	Gross Unrealized Gains	Gross Unrealised Gains	Estimated Fair Value
United States Treasury	$66,953	$2,349	$5	$69,297
United States Government agencies	227,848	4,624	1,092	231,380
Mortgage-backed securities	877,670	11,343	1,865	887,148
Collateralized mortgage obligations	4,337	50	10	4,377
State and political securities	97,829	1,029	1,255	97,603
Other securities	156,059	691	9,489	147,261
Total	$1,430,696	$20,086	$13,716	$1,437,066

	Held-to-Maturity Securities
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Gains	Estimated Fair Value
Other securities	$76,765	—	—	$76,765
Total	$76,765	—	—	$76,765

The following is a summary of available-for-sale securities and held-to-maturity securities at December 31, 2000 (in thousands):

	Available-for-Sale Securities
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Cost	Estimated Fair Value
United States Treasury	$76,939	$1,040	$28	$77,951
United States Government agencies	436,975	1,351	3,071	435,255
Mortgage-backed securities	998,147	2,524	6,732	993,939
Collateralized mortgage obligations	9,649	38	52	9,635
State and political securities	115,177	974	751	115,400
Other securities	93,334	1,215	12,219	82,330
Total	$1,730,221	$7,142	$22,853	$1,714,510

	Held-to-Maturity Securities
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Other securities	$73,222	—	—	$73,222
Total	$73,222	—	—	$73,222

Proceeds from the sale of available-for-sale securities during the years ended December 31, 2001, 2000 and 1999, were $40,436,000, $150,383,000, and $153,810,000, respectively. Gross gains of $1,088,000, $880,000, and $2,175,000 and gross losses of $284,000, $815,000, and $0 were realized on those sales during 2001, 2000 and 1999, respectively. The tax effect on the net gains during 2001, 2000 and 1999 was approximately $281,000, $23,000, and $761,000, respectively. There were no sales of held-to-maturity securities during 2001, 2000 or 1999.

The amortized cost and estimated fair value of debt securities at December 31, 2001, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-Sale
	Amortized Cost	Estimated Fair Value
	(In thousands)
Due in one year or less	$150,947	$152,726
Due after one year through five years	193,114	197,864
Due after five years through ten years	49,667	49,718
Due after ten years	154,961	145,233
	548,689	545,541
Mortgage-backed securities	877,670	887,148
Collateralized mortgage obligations	4,337	4,377
Total	$1,430,696	$1,437,066

	Held-to-Maturity
	Amortized Cost	Estimated Fair Value
	(In thousands)
Due after ten years	$76,765	$76,765
Total	$76,765	$76,765

At December 31, 2001, available-for-sale securities included no commitments to purchase specific investment securities at a future date.

Available-for-sale and held-to-maturity securities carried at $1,213,234,000 and $1,301,674,000 at December 31, 2001 and 2000, respectively, were pledged to secure borrowings, public and trust deposits and for other purposes required by law. Securities sold under agreement to repurchase were collateralized by available-for-sale and held-to-maturity securities with an aggregate carrying value of $246,759,000 and $205,758,000 at December 31, 2001 and 2000, respectively.

6. Loans

The composition of the loan portfolio at December 31 was as follows (in thousands):

	2001	2000
Real estate	$1,515,118	$1,458,494
Real estate construction	519,031	466,616
Commercial	824,318	872,824
Consumer and other	627,034	686,064
Agriculture	251,191	254,204
	3,736,692	3,738,202
Less: Allowance for loan losses	(54,991)	(52,168)
Net loans	$3,681,701	$3,686,034

At December 31, 2001, real estate loans totaling $1,136,828,000 were pledged to secure borrowings

7. Allowance For Loan Losses

Activity in the allowance was as follows (in thousands):

	2001	2000	1999
Balance at beginning of year	$52,168	$48,878	$51,860
Allowance of acquired companies/other	—	—	270
Provision charged to operating expense	17,520	15,781	20,184
Loans charged off	(19,869)	(17,117)	(27,850)
Recoveries of loans charged off	5,172	4,626	4,414
Balance at end of year	$54,991	$52,168	$48,878

Nonaccrual loans totaled $20,818,000, $23,426,000, and $25,764,000 at December 31, 2001, 2000 and 1999, respectively. The Company includes all loans considered impaired under SFAS No. 114 in nonaccrual loans. Interest income of $2,722,000, $4,693,000 and $5,534,000 on nonaccrual loans would have been recorded during 2001, 2000 and 1999, respectively, if the loans had been current in accordance with their original terms. The Company recorded interest income of $1,113,000, $955,000 and $1,067,000 related to loans that were on nonaccrual status as of December 31, 2001, 2000 and 1999, respectively.

8. Fair Value Of Financial Instruments

Due to the nature of its business and the financing needs of its customers, the Company has a financial interest in a large number of financial instruments, the majority for which an active market does not exist. Accordingly, the Company has used various valuation techniques to estimate the fair value of its financial instruments. These techniques are significantly affected by the assumptions used, including the discount rate, the estimated timing and amount of cash flows and the aggregation methods used to value similar instruments. In this regard, the resulting fair value estimates cannot be substantiated by comparison to independent markets and, in a majority of cases, could not be realized by the immediate sale or settlement of the instrument. Also, the estimates reflect a point-in-time valuation that could change significantly based on changes in outside economic factors, such as the general level of interest rates. The required disclosures exclude the estimated values of nonfinancial instrument cash flows and are not intended to provide or estimate a market value of the Company. The following assumptions were used by the Company in estimating the fair value of the specific financial instruments.

Cash and Due from Banks

The carrying amounts reported in the statements of financial condition approximate fair values for these items that have no interest rate or credit risk.

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

Loans

The loan portfolio consists of both variable and fixed rate loans. The fair value of variable rate loans, a majority of which reprice within the next three months and for which there has been no significant change in credit risk, are assumed to approximate their carrying amounts. The fair values for fixed rate loans are estimated using discounted cash flow analyses. The discount rates applied are based on the current interest rates for loans with similar terms to borrowers of similar credit quality.

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

Short-Term Borrowings

Federal funds purchased, borrowings under repurchase agreements and other short-term borrowings are at variable rates or have short-term maturities, and their fair value is assumed to approximate their carrying value.

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

The estimated fair values of the Company’s financial instruments at December 31 are shown in the table below (in thousands):

	2001		2000
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and due from banks	$248,260	$248,260	$256,136	$256,136
Interest-bearing deposits	341	341	1,110	1,110
Available-for-sale securities	1,437,066	1,437,066	1,714,510	1,714,510
Held-to-maturity securities	76,765	76,765	73,222	73,222
Loans	3,736,692	3,798,123	3,738,202	3,734,251
Allowance for loan losses	(54,991)	(54,991)	(52,168)	(52,168)
Net loans	3,681,701	3,743,132	3,686,034	3,682,083
Financial liabilities:
Deposits:
Noninterest-bearing	$487,864	$487,864	$500,834	$500,834
Interest-bearing:
Savings and NOW	2,367,255	2,367,255	2,349,606	2,349,606
Time accounts over $100,000	692,315	696,810	672,968	674,343
Other time accounts	1,203,379	1,211,193	1,496,483	1,496,266
Total deposits	4,750,813	4,763,122	5,019,891	5,021,049
Federal funds purchased and repurchase agreements	318,859	318,859	205,758	205,758
Other short-term borrowings	23,780	23,780	203,952	203,952
Long-term debt	136,841	140,570	123,957	117,293

9. Financial Instruments With Off-Balance-Sheet Risk And Concentrations Of Credit Risk

In the normal course of business, the Company is party to financial instruments with off-balance-sheet risk. These transactions enable customers to meet their financing needs and enable the Company to manage its interest rate risk. These financial instruments include commitments to extend credit and letters of credit. The contract or notional amounts of these financial instruments at December 31, 2001 and 2000, were as follows (in thousands):

	2001	2000
Commitments to extend credit	$671,500	$678,401
Standby letters of credit	21,042	19,108
Commercial letters of credit	9,165	5,602

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

The Company’s bank subsidiary grants real estate, agricultural, commercial, consumer and other loans and commitments and letters of credit to customers throughout Arizona, California, Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota, South Dakota, Utah, Wisconsin and Wyoming. Although the Company has

a diversified loan portfolio, the ability of a significant portion of its debtors to honor their contracts is dependent upon their local economic sector. The maximum exposure to accounting loss that could occur, if the borrowers fail to perform according to the loan agreements and the underlying collateral proved to be of no value, is the total loan portfolio balances and commitments and letters of credit.

10. Bank Premises And Equipment

Bank premises and equipment at December 31 consisted of the following (in thousands):

	2001	2000
Land	$22,265	$22,271
Buildings	133,701	130,137
Furniture, fixtures and equipment	89,911	84,966
Leased property under capital lease obligations	7,747	10,177
	253,624	247,551
Less accumulated depreciation	127,677	125,876
	$125,947	$121,675

11. Short-Term Borrowings

As of December 31, 2001, the Company’s subsidiary bank had $4 million in Federal Home Loan Bank (“FHLB”) borrowings, which are collateralized by various investment securities and real estate loans. The interest rates on FHLB borrowings are variable rates based on short-term market conditions and the term of the advance, ranging from 4.32% to 4.45% at December 31, 2001. The Company’s subsidiaries had no additional short-term borrowings outstanding at December 31, 2001.

The Company has a short-term line of credit bearing interest at a variable rate of LIBOR plus .75% that provides for borrowing up to $25 million through October 26, 2002, with a commitment fee of .25% of the revolving commitment amount. As of December 31, 2001, the Company had no balance outstanding under this line of credit. The Company has a short term line of credit bearing interest at a variable rate of LIBOR plus 1.25% that provides for borrowing up to $35 million, with a commitment fee of .25% of the revolving commitment amount. This line may be accessed to fund the repurchase of the Company’s common stock, fund operating expenses and underwrite the Company’s outstanding commercial paper obligations. As of December 31, 2001, the Company had no balance outstanding under this line of credit. The Company has entered into an agreement that allows for its designated agent to underwrite up to $35 million of commercial paper and has obtained lines of credit to support these borrowings. As of December 31, 2001, there was a $20 million commercial paper balance outstanding with a blended rate of 2.78%. The terms of the lines of credit include certain covenants with which the Company must comply. At December 31, 2001, the Company was in compliance with all covenants pertaining to the lines of credit.

12. Long-Term Debt

Long-term debt consisted of the following at December 31 (dollars in thousands):

	2001	2000
Parent Company:
Subordinated notes payable, interest at 7.30%, payable semi-annually, maturing June 30, 2004, unsecured	$60,000	$60,000
Term note payable to bank, interest at 6.19% until February 1, 2008, then at .50% over One Year, Three Year, or Five Year U.S. Treasury rate, payable semi-annually, maturing February 1, 2013, secured by real property	2,560	2,773
Subsidiaries:
Federal Home Loan Bank advances, interest rates ranging from 3.45% to 6.55%, payable monthly, with maturities ranging from January 21, 2003 to October 2, 2008	48,500	34,834
Subordinated term note payable to bank, interest of LIBOR plus 140 basis points, payable quarterly, maturing December 22, 2007, unsecured	25,000	25,000
Term note payable to bank, interest at 3.50% payable monthly, principal payments ranging from $50 to $55, per schedule due monthly through March 31, 2003	781	1,350
	$136,841	$123,957

The 7.30% subordinated notes payable are not redeemable, in whole or in part, by the Company. These notes, of which 40% of the balance qualifies as Tier II capital as of December 31, 2001, under the Federal Reserve Board guidelines, are direct obligations of the Company and are subordinated to all other indebtedness of the Company. The terms of the subordinated notes payable include certain covenants with which the Company must comply. At December 31, 2001, the Company was in compliance with all covenants pertaining to the subordinated notes payable.

Maturities of long-term debt outstanding, at December 31, 2001, were (in thousands):

2002	$831
2003	18,376
2004	65,213
2005	25,213
2006	213
Thereafter	26,995
$136,841

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

At December 31, 2001, $118 million in Capital Securities qualified as Tier I capital under capital guidelines of the Federal Reserve Board.

14. Shareholders’ Equity

COMMON STOCK

In August 2001, the Company adopted a common stock repurchase program providing for the systematic repurchase of up to 3 million shares of the Company’s common stock. The shares were to be purchased primarily on the open market with timing depending upon market conditions. Adoption of the program provided the Company with an alternative opportunity for capital utilization. In addition, the shares acquired can be used for the issuance of common stock upon exercise of stock options under the Company’s compensation plans and for other purposes, including business combinations. As of December 31, 2001, all 3 million shares were available for repurchase.

In April 2000, the Company adopted a common stock repurchase program providing for the systematic repurchase of up to 5 million shares of the Company’s common stock. In addition, during August 2000, the Company adopted an additional common stock repurchase program providing for the repurchase of up to an additional 5 million shares. Under each program, the shares were to be purchased primarily on the open market, with timing depending upon market conditions. Adoption of the two programs provided the Company with an alternative opportunity for capital utilization. In addition, the shares acquired can be used for the issuance of common stock upon exercise of stock options, under the Company’s compensation plans and for other purposes, including business combinations. As of December 31, 2001, the Company had repurchased all 10.8 million shares of common stock under these programs, at prices ranging from $15.25 to $25.00. During 2001, the Company repurchased 2 million shares of common stock, all under the August 2000 program.

In 1995, the Company extended the common stock repurchase program established in 1992, which provided for the systematic acquisition of up to 1,200,000 shares of the Company’s common stock. In addition, it adopted a new common stock repurchase program that provided for the acquisition of an additional 1,200,000 shares of common stock. During 2000, the repurchase of 385,000 shares under the 1992 program and its 1995 extensions completed these programs, thus, as of December 31, 2001, no shares are available under the 1992 and 1995 programs.

On April 3, 1998, the Company filed a shelf registration statement with the Securities and Exchange Commission for the purpose of issuing up to 3,500,000 shares of its common stock. The shares may be offered in acquisition transactions in exchange for shares of capital stock, partnership interests or other assets representing an interest, direct or indirect, in other companies or entities, or in exchange for assets used in or related to the business of such entities. Amendment No. 1, effective June 11, 1998, increased the shares under this registration statement to 7,000,000 shares, to reflect the effect of the shares remaining as of May 15, 1998, when the shareholders approved a charter amendment to facilitate a two-for-one split of the Company’s common stock, in the form of a 100 percent stock dividend. Subsequently, two additional acquisitions, totaling 1,843,447 shares, were completed under this registration statement. At December 31, 2001, there remain 5,156,553 shares to be issued under the registration statement.

On December 31, 1997, the Company filed a shelf registration statement with the Securities and Exchange Commission for the purpose of issuing up to 3,000,000 shares of its common stock. The shares may be offered in acquisition transactions in exchange for shares of capital stock, partnership interests or other assets representing an interest, direct or indirect, in other companies or entities, or in exchange for assets used in or related to the business of such entities. Amendment No. 2, effective June 22, 1998 increased the shares under this registration statement to 4,438,207 shares, to reflect the effect of the shares remaining as of May 15, 1998, when the shareholders approved a charter amendment to facilitate a two-for-one split of the Company’s common stock, in the form of a 100 percent stock dividend. As of June 22, 1998, two acquisitions were completed under the registration statement, totaling 1,561,793 shares, resulting in a pre-split remaining authorized shares of 1,438,207. Subsequently, two additional acquisitions, totaling 2,016,218 shares, were completed under the December 31, 1997 registration statement. At December 31, 2001, there remain 860,196 shares to be issued under the registration statement.

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

As of December 31, 2001, the Company is considered well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table.

	At DECEMBER 31, 2001
Regulatory Capital Requirements:	Tier 1 Capital	Total Risk-Based Capital	Leverage	Total Risk-Based Assets
	(Dollars in thousands)
Minimum	4.00%	8.00%	3.00%	N/A
Well Capitalized	6.00%	10.00%	5.00%	N/A
Bank Subsidiary:
Community First National Bank, Fargo	9.43%	11.13%	7.16%	$4,254,919
Community First Bankshares, Inc.	8.67%	11.11%	6.51%	$4,304,531

	At DECEMBER 31, 2000
Regulatory Capital Requirements:	Tier 1 Capital	Total Risk-Based Capital	Leverage	Total Risk Based Assets
	(Dollars in thousands)
Minimum	4.00%	8.00%	3.00%	N/A
Well Capitalized	6.00%	10.00%	5.00%	N/A
Bank Subsidiaries:
Community First National Bank, Fargo	9.74%	11.53%	7.17%	$4,162,469
Community First State Bank, Vermillion (1)	10.19%	11.44%	8.02%	205,071
Community First Bankshares, Inc.	8.13%	10.73%	5.94%	$4,408,524

(1) Merged into Community First National Bank, Fargo in March 2001.

15. Employee Benefit Plans

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

Stock options outstanding under the plans are as follows:

	2001		2000
	Options Outstanding	Weighted Average Price Per Share	Options Outstanding	Weighted Average Price Per Share
Beginning of Year	2,441,862	$16.32	2,220,344	$15.53
Options Granted	682,800	19.45	759,800	14.08
Options Exercised	(507,061)	20.27	(385,317)	14.41
Options Forfeited	(180,367)	13.47	(152,965)	15.68
End of Year	2,437,234	$17.98	2,441,862	$16.32
Exercisable at end of year	1,212,469	$18.55	1,223,586	$16.06

	2001	2000
Weighted average fair value of options granted	$6.34	$5.04

The range of exercise prices and the weighted-average remaining contractual life of the options outstanding at December 31, 2001 were as follows:

Range of Exercise Prices Per Share	Options Outstanding at December 31, 2001	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Life
$24.6875 to $24.8750	353,000	$24.86	1.10 Years
$17.2500 to $21.5000	1,140,793	$19.48	8.31 Years
$12.8200 to $15.8750	889,608	$14.05	6.49 Years
$ 5.8700 to $ 6.1600	53,833	$6.04	4.75 Years

At December 31, 2001, a total of 3,435,891 shares of authorized common stock was reserved for exercise of options granted under the 1996 and 1987 Stock Option Plans.

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

The following weighted-average assumptions were used in the valuation model: risk-free interest rates of 4.88 percent and 6.67 percent in 2001 and 2000, respectively; dividend yield of 2.65 percent and 3.18 percent in 2001 and 2000, respectively; stock price volatility factors of .329 and .362 in 2001 and 2000, respectively; and expected life of options of 7.5 years.

The pro forma disclosures include options granted in 2001 and 2000 and are not likely to be representative of the pro forma disclosures for future years. The estimated fair value of the options is amortized to expense over the options’ vesting period.

	2001	2000
	(Dollars in thousands, except per share data)
Pro forma net income	$62,770	$69,711
Pro forma net income (diluted)	62,770	69,711

Pro forma earnings per share:
Basic	$1.53	$1.51
Diluted	1.51	1.50

EMPLOYEE STOCK OWNERSHIP PLAN

The Company had an employee stock ownership plan (“ESOP”) that was a defined contribution plan covering all employees who are 21 years of age with more than one year of service. Contributions were calculated using a formula based on the Company’s return on average assets on a yearly basis. The contribution expense was $0, $0, and $1,335,000 in 2001, 2000 and 1999, respectively. In 2001, the Company approved a plan which merged the ESOP into the Company’s Profit Sharing Plan, thus, the Company anticipates no contribution expense during 2002, and anticipates no future contribution expenses.

PROFIT-SHARING PLAN

The Company offers a contributory profit-sharing and thrift plan that qualifies under section 401(k) of the Internal Revenue Code. The plan covers all employees who are 21 years of age with more than one year of service. The plan provides for an employer-matching contribution of 100% of the first 3% and 50% of the next 3% of each participant’s eligible contribution, subject to a limitation of the lesser of the participant’s contribution or the maximum amount prescribed by the Internal Revenue Code. The Company’s contribution was $2,743,000, $1,456,000, and $1,639,000 in 2001, 2000 and 1999, respectively. In 2001, the Company adopted a plan which merged the Company’s ESOP into the Profit Sharing Plan and increased the employer-matching contribution. Prior to 2001, the employer-matching contribution was 50% based on each participant’s eligible contribution for each plan year, subject to a limitation of the lesser of 6% of the participant’s annual compensation or the maximum amount prescribed by the Internal Revenue Code.

16. Restrictions On Cash And Due From Banks

Bank subsidiaries are required to maintain average reserve balances with the Federal Reserve Bank. Balances of $22,597,000 and $42,659,000 at December 31, 2001 and 2000, respectively, exceeded required amounts.

17. Income Taxes

The components of the provision for income taxes were (in thousands):

	2001	2000	1999
Federal:
Current	$32,587	$34,443	$36,509
Deferred	(1,961)	(1,741)	(742)
	30,626	32,702	35,767
State:
Current	3,112	3,382	3,152
Deferred	(262)	(336)	(346)
	2,850	3,046	2,806
Provision for income taxes	$33,476	$35,748	$38,573

The reconciliation between the provision for income taxes and the amount computed by applying the statutory federal income tax rate was as follows (in thousands):

	2001	2000	1999
Tax at statutory rate (35%)	$34,487	$37,584	$39,720
State income tax, net of federal tax benefit	1,853	1,980	1,830
Tax-exempt interest	(4,094)	(3,726)	(3,756)
Amortization of goodwill	919	918	919
Other	311	(1,008)	(140)
Provision for income taxes	$33,476	$35,748	$38,573

Deferred income tax assets and liabilities reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting purposes. Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2001 and 2000, are as follows (in thousands):

	2001	2000
Deferred tax assets:
Loan loss reserves	$20,695	$19,209
Other reserves	376	718
Deferred compensation	916	868
Deferred loan fees	8	54
Other	3,250	2,987
	25,245	23,836
Deferred tax liabilities:
Unrealized net gains (losses)	2,522	(6,225)
Depreciation	644	(329)
Purchase accounting	126	188
Other	228	2,716
	3,520	(3,650)
Net deferred tax assets	$21,725	$27,486

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

18. COMMITMENTS AND CONTINGENT LIABILITIES

Total rent expense was $5,273,000, $5,704,000,and $5,507,000 in 2001, 2000 and 1999, respectively.

Future minimum payments, by year and in the aggregate, under noncancelable leases with initial or remaining terms of one year or more, consisted of the following at December 31, 2001: (In thousands)

	Operating	Capital
	(In Thousands)
2002	$2,962	$394
2003	2,422	117
2004	1,128	108
2005	488	108
2006	385	108
Thereafter	2,489	299
	$9,874	$1,134
Executory costs (taxes)		0
Net minimum lease payments		$1,134
Less:
Amount representing interest		(180)
Present value of net minimum lease payments		$954

In the normal course of business, there are various outstanding legal proceedings, claims, commitments and contingent liabilities. In the opinion of management, the Company and its subsidiaries will not be materially affected by the outcome of such matters.

19. Community First Bankshares, Inc.

(Parent Company Only)

CONDENSED STATEMENTS OF FINANCIAL CONDITION

	December 31
	2001	2000
	(In thousands)
Assets
Cash and due from subsidiary bank	$4,698	$2,994
Interest-bearing deposits	31	2
Available-for-sale securities	13,040	10,628
Investment in subsidiaries	521,938	538,437
Furniture and equipment	7,884	6,697
Receivable from subsidiaries	13,009	12,919
Other assets	13,595	17,027
Total assets	$574,195	$588,704

Liabilities and shareholders’ equity
Short-term borrowings	$19,780	$48,952
Long-term debt	186,272	186,485
Other liabilities	11,438	7,836
Shareholders’ equity	356,705	345,431
Total liabilities and shareholders’ equity	$574,195	$588,704

CONDENSED STATEMENTS OF INCOME

	Years ended December 31
	2001	2000	1999
	(in thousands)
Income:
Dividends from subsidiaries	$126,117	$58,067	$73,242
Service fees from subsidiaries	329	411	5,022
Interest income	614	971	991
Other	1,552	1,559	1,357
Total income	128,612	61,008	80,612
Expense:
Interest expense	16,471	18,462	16,895
Other expense	29,839	22,186	20,596
Total expense	46,310	40,648	37,491
Income before income tax benefit, equity in undistributed income of subsidiaries	82,302	20,360	43,121
Income tax benefit	14,849	13,120	9,955
Income before undistributed income of subsidiaries	97,151	33,480	53,076
Equity in (overdistributed) undistributed income of subsidiaries	(32,092)	38,154	21,837
Net income	$65,059	$71,634	$74,913

CONDENSED STATEMENTS OF CASH FLOWS

	Years ended December 31
	2001	2000	1999
	(in thousands)
Cash flows from operating activities:
Net income	$65,059	$71,634	$74,913
Adjustments to reconcile net income to net cash used in operating activities:
Equity in overdistributed (undistributed) income of subsidiaries	32,092	(38,154)	(21,837)
Depreciation	730	867	992
(Decrease) increase in interest payable	(2,450)	2,176	(13)
Other, net	9,485	(417)	5,120
Net cash provided by operating activities	104,916	36,106	59,175

Cash flows from investing activities:
Purchases of stock in subsidiaries	—	—	(4,878)
Equity distribution (to) from subsidiaries	(1,763)	110,021	—
Net loans to subsidiaries	(90)	8,945	(10,808)
Purchases of available-for-sale securities	(355,456)	(32,473)	(27,877)
Sales of available-for-sale securities, net of gains	3,767	1,630	1,573
Maturities of investment securities	348,779	23,009	25,038
Net increase in furniture and equipment	(1,917)	(932)	(580)
Net (increase) decrease in interest-bearing deposits	(29)	14	94
Net cash provided by (used in) investing activities	(6,709)	110,214	(17,438)

Cash flows from financing activities:
Net (decrease) increase in short-term borrowings	(29,172)	23,345	(9,928)
Common stock dividends paid	(27,793)	(27,601)	(27,075)
Repayment of long-term debt	(213)	(214)	(212)
Sale of common stock held in treasury	3,695	4,444	2,569
Purchase of common stock held in treasury	(43,020)	(145,725)	(11,844)
Net proceeds from issuance of common stock	—	—	2,234
Net cash used in financing activities	(96,503)	(145,751)	(44,256)
Net increase (decrease) in cash and cash equivalents	1,704	569	(2,519)
Cash and cash equivalents at beginning of year	2,994	2,425	4,944
Cash and cash equivalents at end of year	$4,698	$2,994	$2,425

Certain restrictions exist regarding the extent to which the bank subsidiary may transfer funds to the Company in the form of dividends, loans or advances. Federal law prevents the Company from borrowing from its bank subsidiary unless the loans are secured by specified U.S. obligations. Secured loans to the Company or any individual affiliate are generally limited in amount to 10% of the banks’ equity. Further, loans to the Company and all affiliates in total are limited to 20% of the bank’s equity. As of December 31, 2001 and 2000, $50,861,000 and $52,633,000, respectively, of individual subsidiary banks’ capital was available for credit extension to the parent company. At December 31, 2001 and 2000, the bank subsidiary had no credit extended to the Company.

Payment of dividends to the Company by its subsidiary bank is subject to various limitations by bank regulatory agencies. Undistributed earnings of the bank subsidiary available for distribution as dividends under these limitations were $25,898,000 and $45,687,000 as of December 31, 2001 and 2000, respectively.

20. Related Party Transactions

Certain directors and executive officers of the Company and its subsidiaries, including their immediate families, companies in which they are principal owners and trusts in which they are involved, are loan customers of the bank subsidiary. The aggregate dollar amounts of these loans did not exceed five percent of stockholders equity at December 31, 2001, 2000 and 1999.

21. Earnings Per Share

The following table sets forth the computation of basic and diluted earnings per share (dollars in thousands, except per share data):

	Years ended December 31
	2001	2000	1999
Numerator:
Income from continuing operations	$65,059	$71,634	$74,913
Numerator for basic earnings per share income available to common stockholders	65,059	71,634	74,913
Denominator:
Denominator for basic earnings per share weighted-average shares outstanding	40,905,545	46,219,120	50,061,972
Effect of dilutive securities:
Employee stock options	565,859	359,630	608,587
Dilutive potential common shares	565,859	359,630	608,587
Denominator for diluted earnings per share adjusted weighted-average shares and assumed conversions	41,471,404	46,578,750	50,670,559
Basic earnings per share	$1.59	$1.55	$1.50
Diluted earnings per share	$1.57	$1.54	$1.48

22. Supplemental Disclosures To Consolidated Statements Of Cash Flows

	Years ended December 31
	2001	2000	1999
	(in thousands)
Noncash transfers of held-to-maturity securities to available-for-sale securities	$—	$—	$22,974
Unrealized gain (loss) on available-for-sale securities	22,081	56,986	(93,922)
Income taxes paid	36,514	35,149	40,378
Interest paid	177,743	196,741	177,692
Commitments to purchase investment securities	—	—	386

Report of Independent Auditors

The Board of Directors and Shareholders Community First Bankshares, Inc.

We have audited the accompanying consolidated statements of financial condition of Community First Bankshares, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community First Bankshares, Inc., and subsidiaries at December 31, 2001 and 2000 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

/s/ ERNST & YOUNG LLP

Minneapolis, Minnesota

January 16, 2002

CONSOLIDATED STATEMENT OF CONDITION — FIVE YEAR SUMMARY
Community First Bankshares, Inc.

	December 31
	2001	2000	1999	1998	1997
	(In thousands)
ASSETS
Cash and due from banks	$248,260	$256,136	$247,051	$262,667	$265,238
Federal funds sold and securities purchased under agreement to resell	–	–	4,775	11,990	85,186
Interest-bearing deposits	341	1,110	4,648	11,463	16,630
Available-for-sale securities	1,437,066	1,714,510	1,937,517	2,004,584	1,561,515
Held-to-maturity securities	76,765	73,222	74,248	92,859	238,046
Total securities	1,513,831	1,787,732	2,011,765	2,097,443	1,799,561
Loans	3,736,692	3,738,202	3,690,353	3,537,537	3,160,501
Less: Allowance for loan losses	54,991	52,168	48,878	51,860	41,387
Net loans	3,681,701	3,686,034	3,641,475	3,485,677	3,119,114
Other assets	328,193	358,717	392,521	370,532	374,489
Total assets	$5,772,326	$6,089,729	$6,302,235	$6,239,772	$5,660,218

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$487,864	$500,834	$616,861	$591,718	$740,425
Interest-bearing	4,262,949	4,519,057	4,293,002	4,509,347	3,600,640
Total deposits	4,750,813	5,019,891	4,909,863	5,101,065	4,341,065
Short-term borrowings	342,639	409,710	724,425	435,726	275,239
Long-term debt	136,841	123,957	75,622	93,524	124,612
Other liabilities	65,328	70,740	65,056	64,801	394,263
Total liabilities	5,295,621	5,624,298	5,774,966	5,695,116	5,135,179
Company-obligated mandatorily redeemable preferred securities of CFB Capital I and II	120,000	120,000	120,000	120,000	120,000
Shareholders’ equity	356,705	345,431	407,269	424,656	405,039
Total liabilities and shareholders’ equity	$5,772,326	$6,089,729	$6,302,235	$6,239,772	$5,660,218

CONSOLIDATED STATEMENT OF INCOME — FIVE YEAR SUMMARY
Community First Bankshares, Inc.

	Years Ended December 31
	2001	2000	1999	1998	1997
	(In thousands)
INTEREST INCOME:
Loans	$336,937	$353,405	$332,974	$337,771	$271,912
Investment securities	96,688	123,525	130,955	124,306	66,316
Other	391	628	1,277	5,193	4,561
Total interest income	434,016	477,558	465,206	467,270	342,789

INTEREST EXPENSE:
Deposits	138,542	169,281	151,138	166,873	124,964
Short-term and other borrowings	15,001	34,303	28,052	19,576	9,465
Long-term debt	8,677	6,697	6,628	8,338	6,059
Total interest expense	162,220	210,281	185,818	194,787	140,488
Net interest income	271,796	267,277	279,388	272,483	202,301
Provision for loan losses	17,520	15,781	20,184	23,136	6,604
Net interest income after provision for loan losses	254,276	251,496	259,204	249,347	195,697

NONINTEREST INCOME:
Service charges on deposit accounts	38,957	39,537	37,013	31,880	22,701
Insurance commissions	12,535	10,550	8,791	7,197	5,375
Securities sales commissions	6,644	6,805	5,258	4,249	2,576
Fees from fiduciary activities	5,661	5,811	5,148	4,944	3,805
Net gains on sales of securities	804	65	2,175	1,801	466
Other	12,081	12,437	14,124	13,196	15,024
Total noninterest income	76,682	75,205	72,509	63,267	49,947

NONINTEREST EXPENSE:
Salaries and employee benefits	115,743	110,024	106,542	119,250	83,331
Net occupancy	31,593	31,941	32,726	33,929	25,000
FDIC insurance	915	1,039	625	771	458
Professional service fees	8,398	8,289	8,819	10,251	5,702
Advertising	5,037	4,545	4,065	4,281	2,778
Telephone	5,633	5,203	4,807	5,727	4,263
Amortization of intangibles	9,928	10,481	10,500	10,366	5,550
Acquisition, integration and conforming	–	–	3,053	3,721	398
Restructuring charge	7,656	–	–	–	–
Data processing	4,047	4,545	4,116	5,209	2,262
Company-obligated mandatorily redeemable preferred securities of CFB Capital I & II	10,273	10,245	10,245	10,218	5,108
Other	33,200	33,007	32,729	36,925	24,783
Total noninterest expense	232,423	219,319	218,227	240,648	159,633
Income from continuing operations before income taxes and extraordinary item	98,535	107,382	113,486	71,966	86,011
Provision for income taxes	33,476	35,748	38,573	22,595	25,848
Income from continuing operations before extraordinary item	65,059	71,634	74,913	49,371	60,163
Discontinued operations	–	–	–	(2,232)	967
Disposal of discontinued operations	–	–	–	(1,676)	–
Extraordinary item	–	–	–	–	(265)
Net income	$65,059	$71,634	$74,913	$45,463	$60,865
Earnings per common and common equivalent share:
Basic	$1.59	$1.55	$1.50	$0.90	$1.31
Diluted	$1.57	$1.54	$1.48	$0.89	$1.27
Average common shares outstanding:
Basic	40,905,545	46,219,120	50,061,972	50,272,551	46,416,814
Diluted	41,471,404	46,578,750	50,670,559	51,114,703	47,831,402

QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)
Community First Bankshares, Inc.

The following is a summary of the quarterly results of operations for the years ended December 31, 2001 and 2000 (in thousands, except per share data):

	Year ended December 31, 2001
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Interest income	$115,175	$111,875	$107,371	$99,595
Interest expense	50,088	43,585	37,964	30,583
Net interest income	65,087	68,290	69,407	69,012
Provision for loan losses	5,617	3,303	5,301	3,299
Net interest income after provision for loan losses	59,470	64,987	64,106	65,713
Net gains (losses) on sales of securities	484	(252)	19	553
Noninterest income	18,808	19,049	19,535	18,486
Noninterest expense	63,015	57,012	55,715	56,681
Income before income taxes	15,747	26,772	27,945	28,071
Provision for income taxes	5,519	9,039	9,505	9,413
Net income	$10,228	$17,733	$18,440	$18,658
Earnings per common and common equivalent shares:
Basic net income	$0.25	$0.43	$0.45	$0.46
Diluted net income	$0.24	$0.43	$0.45	$0.46
Average common and common equivalent shares:
Basic	41,590,689	41,126,894	40,697,521	40,224,374
Diluted	41,997,381	41,633,795	41,359,956	40,911,780

	Year ended December 31, 2000
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Interest income	$117,430	$120,192	$120,955	$118,981
Interest expense	48,935	52,871	54,842	53,633
Net interest income	68,495	67,321	66,113	65,348
Provision for loan losses	4,990	3,811	2,976	4,004
Net interest income after provision for loan losses	63,505	63,510	63,137	61,344
Net gains (losses) on sales of securities	4	144	(87)	4
Noninterest income	18,481	18,826	19,247	18,586
Noninterest expense	54,147	55,069	55,431	54,672
Income before income taxes	27,843	27,411	26,866	25,262
Provision for income taxes	9,180	9,150	9,115	8,303
Net income	$18,663	$18,261	$17,751	$16,959
Earnings per common and common equivalent shares:
Basic net income	$0.37	$0.38	$0.40	$0.40
Diluted net income	$0.37	$0.38	$0.40	$0.40
Average common and common equivalent shares:
Basic	50,312,866	48,060,322	44,399,867	42,167,936
Diluted	50,613,345	48,437,386	44,810,942	42,517,836

CORPORATE INFORMATION

CORPORATE HEADQUARTERS

520 Main Avenue

Fargo, North Dakota 58124-0001

(701) 298-5600

INTERNET HOME PAGE

www.CommunityFirst.com

STOCK TRANSFER AGENT

Wells Fargo Bank Minnesota, N.A.

161 N. Concord Exchange

South St. Paul, Minnesota 55075-1139

For change of name, address, or to replace lost stock certificates, write to: Wells Fargo Bank Minnesota, N.A. at the above address, or phone (651) 450-4064 or (800) 468-9716

SEC FORM 10-K

Shareholders may receive a copy of the Company’s Form 10-K without charge by writing to:

Mark A. Anderson, CFA

President & CEO

Community First Bankshares, Inc.

520 Main Avenue

Fargo, North Dakota 58124-0001

IPR@CommunityFirst.com

ANNUAL MEETING

The Annual Meeting of Shareholders will be held on Tuesday, April 23, 2002, at 10 a.m. at the Holiday Inn, I-29 and 13th Ave. S., Fargo, North Dakota 58103

INDEPENDENT AUDITORS

Ernst & Young LLP

Minneapolis, Minnesota

GENERAL COUNSEL

Lindquist & Vennum P.L.L.P.

Minneapolis, Minnesota

INVESTOR RELATIONS COUNSEL

Weber Shandwick

Minneapolis, Minnesota

(952) 832 5000

COMMUNITY FIRST SHAREHOLDER RELATIONS

(701) 298-5601 or toll-free (888) CFB-BEST

IPR@CommunityFirst.com

SHAREHOLDERS

As of February 13, 2002, the Company had 2,215 shareholders of record and an estimated 9,000 additional beneficial holders whose stock was held in street name.

DIVIDEND POLICY

The Board of Directors has adopted a policy of declaring regular quarterly dividends. A dividend of 14 cents per share was paid for each quarter of 1999. A dividend of 15 cents per share was paid for each quarter of 2000. A dividend of 16 cents was paid for the first and second quarters of 2001. A dividend of 18 cents per share was paid for the third and fourth quarters of 2001.

MARKET PRICE RANGE OF COMMON SHARES

Community First Bankshares, Inc. common stock trades on The Nasdaq Stock Market® under the symbol CFBX. The following table sets forth the high, low and closing sales prices for the Company’s common stock during the periods indicated:

	2001			2000
	High	Low	Close	High	Low	Close
First Quarter	20.44	18.06	20.19	16.00	12.41	16.00
Second Quarter	23.25	18.88	23.00	17.56	15.19	16.31
Third Quarter	26.25	22.15	24.02	18.00	16.19	17.56
Fourth Quarter	26.97	22.84	25.69	19.13	14.94	18.88