Form 10-K, Exhibit 13
period 2002-12-31
COMMUNITY FIRST BANKSHARES INC
filed 2003-03-19
CIK 857593

Exhibit 13

MANAGEMENT’S DISCUSSION AND ANALYSIS	COMMUNITY FIRST BANKSHARES, INC.

BASIS OF PRESENTATION

The following represents management’s discussion and analysis of Community First Bankshares, Inc.’s (the “Company”) financial condition as of December 31, 2002 and 2001, and its results of operations for the years ended December 31, 2002, 2001 and 2000. This discussion should be read in conjunction with the consolidated financial statements and related footnotes and the five year summary of selected financial data. The information has been restated to reflect significant mergers accounted for as a pooling of interests as if they had occurred at the beginning of the first period presented.

The Company is a bank holding company which at the end of 2002, conducted banking operations in 136 communities located throughout the Midwest, Inter-mountain and Southwest regions. The Company’s community banks provide a full range of banking services through 51 Regional Financial Centers and 28 Community Financial Centers. In addition to its primary emphasis on commercial and consumer banking services, the Company offers trust, mortgage, insurance and non-deposit investment products and services. The Company’s principal source of income is interest income from loans and investment securities, including held-to-maturity and available-for-sale securities. Additional sources of income include fees on deposit accounts and other non-interest income including commissions from the sale of insurance and non-deposit investment products and services. Among the key drivers of the Company’s profitability has been the interest rate environment, from both a deposit pricing and a loan pricing perspective. Profitability is impacted by the Company’s ability to find risk appropriate investment opportunities; the Company’s ability to maintain and grow its deposit base in the face of historically low interest rates; increasing competition from other providers of financial services and the Company’s ability to control its noninterest expense, while at the same time keeping pace with necessary technological improvements. Other key factors affecting the Company include national, regional and local economic conditions that affect demand for loans and impact the rate of loan defaults.

CRITICAL ACCOUNTING POLICIES

The Company has established various accounting policies which govern the application of accounting principles generally accepted in the United States in the preparation of the Company’s financial statements. The significant accounting policies of the Company are described in the footnotes to the consolidated financial statements. Certain accounting policies involve significant judgments and assumptions by management which have a material impact on the carrying value of certain assets and liabilities; management considers such accounting policies to be critical accounting policies. The judgments and assumptions used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances. Because of the nature of the judgments and assumptions made by management, actual results could differ from these judgments and estimates which could have a material impact on the carrying values of assets and liabilities and the results of operations of the Company. The Company believes that its critical accounting policies include the allowance for loan losses, goodwill impairment and income taxes.

The Company believes the allowance for loan losses is a critical accounting policy that requires the most significant judgment and estimates used in preparation of its consolidated financial statements. Refer to the section entitled Allowance for Loan Losses, Note 1, Significant Accounting Polices and Note 9, Financial Instruments with Off-Balance Sheet Risk and Concentration of Credit Risk for a detailed description of the Company’s estimation process and methodology related to the allowance for loan losses and for the Company’s exposure to concentrations of credit. The Company’s recorded allowance for loan losses and related provisions for loan losses could be materially different than the amounts recorded under different conditions or using different assumptions.

The Company believes the annual testing for impairment of goodwill is a critical accounting policy that requires significant judgment and estimates. The Company performed its initial impairment test during the first quarter of 2002 and its annual impairment test during the fourth quarter of 2002. Both tests indicated no impairment existed, thus no adjustment to the carrying cost of goodwill was recorded. The Company uses a multi-period discounted earnings model to determine if the equity fair value of the underlying reporting unit is equal to or greater than the current book value. The model is based on management’s estimate of the Company’s projected earnings stream over the following five years. The 2002 impairment tests indicated the equity fair value exceeded the current book value, thus eliminating the need to perform the second step, measuring impairment, as no impairment was noted. The valuation model includes various management estimates and assumptions and thus, to the extent these estimates and assumptions vary from actual future results, are subject to error and may not be indicative of future impairment tests.

The Company also believes the estimation of its income tax liability is a critical accounting policy that requires significant judgment and estimates on the part of management. The Company estimates its income tax liability based on an estimate of its current and deferred taxes based on its estimates of taxable income. The Company makes its estimate based on its interpretations of the existing income tax laws as they relate to the Company’s activities. Such interpretations could differ from those of the taxing authorities. Periodically, the Company is examined by various federal and state tax authorities. In the event management’s estimates and assumptions vary from the views of the taxing authorities, adjustments to the periodic tax accruals may be necessary.

OVERVIEW

GENERAL

For the year ended December 31, 2002, the Company reported net income of $79.2 million, an increase of $14.1 million, or 21.7%, from the $65.1 million earned during 2001. Diluted earnings per share were $1.97, compared to $1.57 in 2001. Return on average assets was 1.40% for 2002, compared with 1.11% for 2001. Return on average common shareholders’ equity for 2002 and 2001 was 21.76% and 18.66%, respectively. The increase in return on assets is principally due to the combination of an increase in net income and a $219 million decrease in average assets, while the increase in return on equity is principally due to an increase in net income. Earnings per share for 2002 included a positive full-year cumulative impact of 12 cents per share, due to the accounting standards change ending the amortization of goodwill.

For the year ended December 31, 2001, the Company reported net income of $65.1 million, a decrease of $6.5 million, or 9.1%, from the $71.6 million earned during 2000. Diluted earnings per share were $1.57, compared to $1.54 in 2000. Return on average assets was 1.11% for 2001, compared with 1.16% for 2000. Return on average common shareholders’ equity for 2001 and 2000 was

18.66% and 19.90%, respectively. The decrease in return on assets and return on equity is principally due to a reduction in net income, caused primarily by a one-time after-tax charge recorded in the first quarter of 2001 related to the impact of a $5.1 million restructuring charge and a $1.5 million special loan loss provision to maintain the current loan loss reserve level, after the Company charged off its largest nonperforming asset.

Total assets were $5.8 billion at December 31, 2002 and 2001, respectively. This stability was principally due to the Company’s balance sheet management strategy in the current economic environment. Management was reluctant to pursue asset growth at the risk of compromising asset quality, but rather, chose to focus on improving profitability through the pursuit of increased non-interest income, including commissions on the sale of insurance and non-deposit investment products.

STRATEGIC INITIATIVES AND RELATED RESTRUCTURING CHARGE

During the first quarter of 2001, the Company announced a series of strategic initiatives designed to improve customer service and strengthen its position as a provider of diversified financial services. Initiatives included a redefinition of the Company’s delivery model and the sale or closure of banking offices.

In an effort to properly align resources with market opportunities and provide the delivery support structure to optimize individual market potential, each of the Company’s offices was redefined as either a Regional Financial Center or a Community Financial Center. Regional Financial Centers are those locations exhibiting strong commercial banking potential, requiring a broader-based support structure. Community Financial Centers, which are less geographically concentrated, typically offer greater retail opportunities, including emphasis on insurance and investment product sales.

In conjunction with the restructuring of the banking network during 2001, the Company sold 13 offices and closed eight additional offices. Offices sold included nine Arizona offices, three Nebraska offices and one office in North Dakota. Four of the eight offices closed were located in communities where the Company maintains one or more additional offices, thus the Company continues to serve those customers from existing locations.

The initiatives resulted in changes in staffing needs within the Company. To accommodate these staffing needs, the Company made available an early-out program that was accepted by 21 eligible management personnel.

As a result of these initiatives, the Company recorded a one-time after-tax restructuring charge totaling $5.1 million, or $0.12 per share, during the first quarter of 2001. The restructuring charge included approximately $3.1 million related to asset write-down, data processing, and legal and accounting fees. Additionally the Company recorded an after-tax expense of approximately $2.0 million to provide for severance-related costs associated with the early-out and reduction-in-force programs.

As of December 31, 2002, all expected expenditures associated with the restructuring have been recognized and recorded.

In preparation for the sale of nine Arizona offices, the Company charged off its largest non-performing asset, a credit facility that originated in the Arizona bank prior to the Company’s acquisition of the Arizona operation in 1997. To maintain the current loan loss reserve level, the Company recorded a special loan loss provision equal to the amount of the charge-off. The special provision of $2.4 million, or approximately $0.04 per share after tax, was recorded during the first quarter of 2001. During 2002, $1.2 million of this charge-off was recovered.

Under the redesigned delivery structure, the Company implemented a centralized consumer credit process. When fully operational, the centralized structure will offer a complete range of decision, origination, documentation and collection services to all Company offices through a Fargo, North Dakota, location. As of December 31, 2002, all indirect consumer underwriting, administration, documentation and collection has been centralized. Centralization of the underwriting, administration, documentation and collection of direct consumer loans, as well as documentation of commercial and agricultural loans, continues on schedule. Completion of the loan processing centralization process is planned for the fourth quarter of 2003.

During 2001, the Company completed the consolidation of its South Dakota state chartered bank into its national chartered bank. As a result of the consolidation, all banking operations are conducted under a single national charter.

MORTGAGE LOAN JOINT VENTURE

In June 2001, the Company, through its subsidiary bank, and Wells Fargo & Company formed a joint venture mortgage company named Community First Mortgage, LLC. This joint venture mortgage company provides mortgage origination, documentation, servicing process and support for substantially all of the residential mortgage business of the Company. The joint venture provides the Company access to competitive technology and the benefits of future technological developments, as well as expertise in the processing and loan servicing of mortgage products. The alliance allows the Company to expand its mortgage origination business through access to a broader range of mortgage products, while improving efficiency and reducing operating, credit and capital market risks. The Company has 50% ownership and 50% voting rights over the affairs of the joint venture and records its investment and its continuing share of the income or loss of the joint venture under the equity method. As a result of the formation of the joint venture, mortgage originations are effected through the joint venture rather than through the Company.

STOCK REPURCHASE PLAN

Since April 2000, the Company has conducted common stock repurchase programs providing for the systematic repurchase of the Company’s common stock. Under these programs, the shares are purchased primarily on the open market, with timing depending upon market conditions. The program provides the Company with an alternative opportunity for capital utilization. In addition, the shares acquired can be used for the issuance of common stock upon exercise of stock options, under the Company’s compensation plans and for other purposes, including business combinations. As of December 31, 2002, the Company had repurchased 12.7 million shares of common stock under these plans, at prices ranging from $15.25 to $27.90. The Company repurchased 1.9 million and 2.0 million shares of common stock during 2002 and 2001, respectively. As of December 31, 2002, 1.1 million shares remain available for repurchase.

RESULTS OF OPERATIONS

NET INTEREST INCOME

The principal source of the Company’s earnings is net interest income, the difference between total interest income on earning assets such as loans and investments and interest paid on deposits and other interest-bearing liabilities. The net interest margin is net interest income, on a tax-equivalent basis, expressed as a percentage of average earning assets. The margin is affected by volume and mix of earning assets and interest-bearing liabilities, the level of interest-free funding sources, interest rate environment and income tax rates. As discussed later, management actively monitors its interest rate sensitivity and seeks an approximately equal amount of rate sensitive assets and rate sensitive liabilities to minimize the impact of changes in the interest rate environment.

The following table presents the Company’s average balance sheets, interest earned or paid and the related yields and rates on major categories of the Company’s earning assets and interest-bearing liabilities on a tax-equivalent basis for the periods indicated:

Years Ended December 31	2002			2001			2000
(Dollars in thousands)	Average Balance	Interest	Interest Yields and Rates	Average Balance	Interest	Interest Yields and Rates	Average Balance	Interest	Interest Yields and Rates
ASSETS
Loans(1)(2)	$3,689,015	$281,768	7.64%	$3,785,553	$341,287	9.02%	$3,706,144	$357,034	9.63%
Investment securities(2)	1,481,634	84,315	5.69%	1,561,896	100,602	6.44%	1,909,479	128,490	6.73%
Other earning assets	12,424	201	1.62%	11,923	391	3.28%	12,375	628	5.07%
Total earning assets	5,183,073	366,284	7.07%	5,359,372	442,280	8.25%	5,627,998	486,152	8.64%
Noninterest-earning assets	457,868			500,240			551,194
Total assets	$5,640,941			$5,859,612			$6,179,192

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing checking	924,102	5,869	0.64%	872,642	9,943	1.14%	845,079	13,437	1.59%
Savings deposits	923,098	8,331	0.90%	971,915	19,428	2.00%	1,059,736	35,673	3.37%
Time deposits	1,818,771	61,372	3.37%	2,053,548	109,171	5.32%	2,132,327	120,171	5.64%
Short-term borrowings	339,193	6,340	1.87%	361,563	15,001	4.15%	568,540	34,303	6.03%
Long-term borrowings	134,991	8,016	5.94%	133,030	8,677	6.52%	95,814	6,697	6.99%
Total interest-bearing liabilities	4,140,155	89,928	2.17%	4,392,698	162,220	3.69%	4,701,496	210,281	4.47%
Demand deposits	948,353			921,855			931,556
Noninterest-bearing liabilities	62,594			76,383			66,138
Trust preferred securities	125,753			120,000			120,000
Common shareholders’ equity	364,086			348,676			360,002
	1,500,786			1,466,914			1,477,696
Total liabilities and shareholders’ equity	$5,640,941			$5,859,612			$6,179,192
Net interest income		$276,356			$280,060			$275,871
Net interest spread			4.90%			4.56%			4.17%
Net interest margin			5.33%			5.23%			4.90%

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

The following table presents the components of changes in net interest income by volume and rate on a tax-equivalent basis. The net change attributable to the combined impact of volume and rate has been allocated solely to the change in volume:

(In thousands)	2002 COMPARED TO 2001			2001 COMPARED TO 2000
	Volume	Rate	Total	Volume	Rate	Total
Interest income:
Loans(1)	$(8,703)	$(50,816)	$(59,519)	$7,650	$(23,397)	$(15,747)
Investment securities(1)	(5,170)	(11,117)	(16,287)	(23,389)	(4,499)	(27,888)
Other earning assets	16	(206)	(190)	(23)	(214)	(237)
Total interest income	$(13,857)	$(62,139)	$(75,996)	$(15,762)	$(28,110)	$(43,872)
Interest expense:
Savings deposits and interest-bearing checking	$(389)	$(14,782)	$(15,171)	$(2,518)	$(17,221)	$(19,739)
Time deposits	(12,481)	(35,318)	(47,799)	(4,440)	(6,560)	(11,000)
Short-term borrowings	(928)	(7,733)	(8,661)	(12,488)	(6,814)	(19,302)
Long-term borrowings	127	(788)	(661)	2,601	(621)	1,980
Total interest expense	$(13,671)	$(58,621)	$(72,292)	$(16,845)	$(31,216)	$(48,061)
Increase (decrease) in net interest income	$(186)	$(3,518)	$(3,704)	$1,083	$3,106	$4,189

(1)  Fees on loans have been included in interest on loans. Interest income is reported on a tax-equivalent basis. The incremental tax rate applied was 35%.

Net interest income on a tax-equivalent basis in 2002 was $276.4 million, a $3.7 million decrease from 2001. The decrease was primarily due to a 3.3% decrease in earning assets partially offset by a 10 basis point increase in the net interest margin. The decrease in earning assets reflect management’s reluctance to compromise its loan quality standards in the current economic environment which presents fewer quality loan growth opportunities. The Company was able to acquire core deposits at lower rates due to the relatively unattractive investment alternatives for depositors. Average investment securities in 2002 were $80 million less than in 2001. Average loans in 2002 decreased $97 million from the 2001 average. Net interest income on a tax-equivalent basis in 2001 was $280.1 million, a $4.2 million increase from 2000. The increase was primarily due to a 4.8% reduction in earning assets partially offset by a 33 basis point increase in the net interest margin.

The net interest margin was 5.33%, 5.23%, and 4.90% in 2002, 2001 and 2000, respectively. This increase in margin was due to a change in the mix of earning assets, including a 118 basis point decrease in rates on earning assets and a 152 basis point decrease in interest bearing liabilities. However, average earning assets decreased $176 million, from 2001 to 2002. Average loans to average earning assets was 71.2% in 2002 compared to 70.6% in 2001 and to 65.9% in 2000. Management anticipates continued downward pressure on the Company’s net interest margin as a result of the current unprecedented interest rate environment. The sluggish economy makes growth of the loan portfolio challenging. Record low interest rates, mortgage-backed security prepayments and fewer high yielding reinvestment opportunities will contribute to margin pressure.

PROVISION FOR LOAN LOSSES

Annual fluctuations in the provision for loan losses result from management’s regular assessment of the adequacy of the allowance for loan losses. The provision for loan losses for 2002 was $13.3 million, a decrease of $4.2 million or 24.0%, from $17.5 million during 2001. The decrease in the loan loss provision was principally due to the Company’s credit experience as reflected in a decrease in net charge-offs. Charge-offs in 2001 included a $2.4 million charge-off of the Company’s largest non-performing asset, an Arizona-based credit facility of which $1.2 million was recovered in 2002. The amount of the loan loss provision to be recorded in future periods will depend on management’s assessment of the adequacy of the allowance for loan losses in relation to the entire loan portfolio. The provision for loan losses for 2001 was $17.5 million, an increase of $1.7 million, or 10.8% from the 2000 provision of $15.8 million. The increase was primarily due to the $2.4 million charge-off on the Arizona-based credit facility in 2001.

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

Noninterest income for 2002 was $81.3 million, an increase of $1.7 million, or 2.1%, from the $79.6 million earned in 2001. The increase was principally due to an increase in commissions from the sale of investment securities in 2002 to $9.5 million from $6.6 million in 2001, an increase of $2.9 million, or 43.9%, and resulted in part from the Company’s sales campaigns during 2002, which focused on providing non-deposit investment alternatives to meet customer needs. Insurance commissions increased to $13.8 million in 2002, from $12.5 million in 2001, an increase of $1.3 million, or 10.4%. Service charges on deposit accounts decreased to $40.1 million in 2002, from $41.9 million in 2001, a decrease of $1.8 million, or 4.3%. Trust revenue decreased to $5.4 million in 2002, from $5.7 million in 2001, a decrease of $256,000 or 4.5%. Net gains on the sale of investment securities were $431,000 less in 2002 than in 2001.

Noninterest income for 2001 was $79.6 million, an increase of $1.7 million, or 2.2%, from the $77.9 million earned in 2000. The increase was principally due to an increase of $1.9 million or 17.9% in insurance commissions to $12.5 million, from $10.6 million in 2000, and an increase of $739,000 in net gains on sales of investment securities, to $804,000 in 2001 from $65,000 in 2000. Service charges on deposit accounts decreased $342,000, or 0.8%, from $42.2 million in 2000 to $41.9 million in 2001. Commissions from the sale of investment securities decreased to $6.6 million in 2001 from $6.8 million in 2000, a decrease of $161,000 or 2.4%, due primarily to a softer market for investment products. Trust revenue decreased $150,000, or 2.6%, to $5.7 million in 2001 from $5.8 million in 2000.

NONINTEREST EXPENSE

Noninterest expense consists of salaries and benefits, occupancy, equipment and other expenses such as legal and postage necessary for the operation of the Company. Management is committed to improving the quality of service while controlling such costs through improved efficiency and consolidation of certain activities to achieve economies of scale.

The following table presents the components of noninterest expense for the periods indicated:

Years Ended December 31 (In thousands)	2002	2001	2000
Salaries and employee benefits	$113,994	$115,743	$110,024
Net occupancy	32,832	31,593	31,941
FDIC insurance	800	915	1,039
Legal and accounting	3,138	3,764	3,874
Other professional services	4,340	4,634	4,415
Advertising	3,983	5,037	4,545
Telephone	5,575	5,633	5,203
Restructuring charge	—	7,656	—
Data processing	7,210	6,940	7,200
Company-obligated mandatorily redeemable preferred securities of subsidiary trusts	10,405	10,273	10,245
Amortization of intangibles	3,318	9,928	10,481
Other	31,960	33,200	33,007
Total noninterest expense	$217,555	$235,316	$221,974

Noninterest expense decreased $17.7 million to $217.6 million in 2002. The decrease was principally due to a $6.6 million, or 66.7% decrease in the amortization of intangibles from $9.9 million in 2001 to $3.3 million in 2002, due to the accounting standards change ending the amortization of goodwill. During 2001, a $7.7 million restructuring charge was recorded as a result of strategic initiatives implemented in 2001. Salary and employee benefits decreased to $114.0 million in 2002, from $115.7 million in 2001, a decrease of $1.7 million or 1.5%. The decrease was attributed to a reduction in the number of employees during 2002, in response partially to the strategic initiatives announced in 2001.

Noninterest expense increased $13.3 million to $235.3 million in 2001, compared to 2000. The increase was principally due to an increase in salary and employee benefits and the restructuring charge. Salaries and employee benefits increased to $115.7 million in 2001, from $110.0 million in 2000, an increase of $5.7 million, or 5.2%. Additionally, the Company incurred a non-recurring charge of $7.7 million as a result of a series of strategic initiatives designed to improve customer service and strengthen the Company’s position as a provider of diversified financial services.

PROVISION FOR INCOME TAXES

The Company records a provision for income taxes currently payable and for taxes payable in the future because of differences in the timing of recognition of certain items for financial statement and income tax purposes. The effective income tax rate differs from the statutory rate primarily due to tax-exempt income from loans and investments and state income taxes. The 2002 effective tax rate is similar to the Company’s anticipated effective tax rates in future periods. The effective tax rate was 33.3%, 34.0%, and 33.3% for 2002, 2001 and 2000, respectively.

FINANCIAL CONDITION

INVESTMENT OF FUNDS

Loans

At December 31, 2002, total loans were $3.6 billion as compared to $3.7 billion at December 31, 2001. The Company experienced a $108 million decrease in loans in the Company’s existing markets, and the planned amortization of $51 million in purchased loans which continued to be repaid in accordance with the original loan agreements during 2002.

During 2000, the Company elected to discontinue active solicitation of purchased loans. Many of these assets have been originated by selected Midwestern regional banks and national leasing and finance companies, with which the Company has had ongoing relationships. The Company’s portfolio of purchased loan assets was $35 million at December 31, 2002, compared to $86 million at December 31, 2001. It is anticipated that the purchased loan asset volume will continue to decrease during 2003.

General. The Company’s loan mix remained relatively constant from 2001 to 2002. Real estate loans continued to be the largest category of loans, representing 56.1% of the total loan portfolio.

Real Estate and Real Estate Construction Loans. A significant portion of the Company’s real estate loan portfolio consists of residential real estate first mortgages that have been underwritten and documented to meet secondary mortgage requirements. Substantially all of the Company’s real estate loans are based in the Company’s primary market area. As of December 31, 2002, $680 million, or 33.9%, of the Company’s real estate loan portfolio consisted of residential real estate loans, including home equity loans, $154 million, or 7.7%, were secured by farmland, $734 million, or 36.5%, represented commercial and other real estate loans and $440 million, or 21.9%, represented construction loans. Residential real estate loans decreased $86 million from 2001 to 2002, due partially to the impact of the Company’s strategic initiative wherein residential mortgages are now originated principally through Community First Mortgage, LLC.

Commercial Loans. Loans in this category include loans to retail, wholesale, manufacturing and service businesses, including agricultural service businesses and the Company’s purchased loan asset portfolio. Commercial loans are underwritten based on the financial strength and repayment ability of the borrower, as well as the collateral securing the loans.

Consumer and Other Loans. Loans classified as consumer and other loans include automobile, personal loans, consumer lines of credit and overdrafts. The consumer loan portfolio also includes dealer-generated installment contracts for consumer goods, including automobiles and major home appliances. The majority of these indirect loans are installment loans with fixed interest rates, which, as a result of the Company’s strategic initiative to implement a centralized consumer credit process, were originated and processed through a centralized process.

Agricultural Loans. Agricultural loans are made principally to farmers and ranchers. The Company provides short-term credit for operating loans and intermediate-term loans for machinery purchases and other improvements.

The following table presents the Company’s balance of each major category of loans at the dates indicated:

	2002		2001		2000		1999		1998
(Dollars in thousands)	Amount	Percent of Total Loans	Amount	Percent of Total Loans	Amount	Percent of Total Loans	Amount	Percent of Total Loans	Amount	Percent of Total Loans
Loan category:
Real estate	$1,568,710	43.8%	$1,515,118	40.5%	$1,458,494	39.0%	$1,319,678	35.8%	$1,291,287	36.5%
Real estate construction	439,536	12.3%	519,031	13.9%	466,616	12.5%	434,924	11.8%	366,277	10.4%
Commercial	723,530	20.2%	824,318	22.1%	872,824	23.4%	994,624	26.9%	966,404	27.3%
Consumer and other	625,429	17.5%	627,034	16.8%	686,064	18.3%	681,423	18.5%	618,530	17.5%
Agricultural	220,688	6.2%	251,191	6.7%	254,204	6.8%	259,704	7.0%	295,039	8.3%
Total loans	$3,577,893	100.0%	$3,736,692	100.0%	$3,738,202	100.0%	$3,690,353	100.0%	$3,537,537	100.0%
Less allowance for loan losses	(56,156)		(54,991)		(52,168)		(48,878)		(51,860)
Total	$3,521,737		$3,681,701		$3,686,034		$3,641,475		$3,485,677

Investments

The Company supplements the quality of its loan portfolio by maintaining what it considers to be a high quality investment portfolio oriented toward U.S. Treasury, U.S. Government agency and government guaranteed mortgage-backed securities. The investment portfolio also provides the opportunity to structure maturities and repricing timetables in a flexible manner and to meet applicable requirements for pledging securities. Mortgage-backed securities, which are principally fixed and adjustable rate pools, are used as tools in managing the Company’s interest rate exposure and enhancing its net interest margin.

The following table sets forth the composition of the Company’s available-for-sale securities portfolio at estimated fair value as of the dates indicated:

	Estimated Fair Value at December 31,
(In thousands)	2002	2001	2000
U.S. Treasury	$53,468	$69,297	$77,951
U.S. Government agencies	293,227	231,380	435,255
Mortgage-backed securities	1,038,044	887,148	993,939
Collateralized mortgage obligations	3,512	4,377	9,635
State and political securities	71,095	97,603	115,400
Other	213,099	147,261	82,330
Total	$1,672,445	$1,437,066	$1,714,510

The following table sets forth the composition of the Company’s held-to-maturity securities portfolio at amortized cost as of the dates indicated:

	Book Value at December 31,
(In thousands)	2002	2001	2000
Other	$80,165	$76,765	$73,222
Total	$80,165	$76,765	$73,222

The following tables set forth the composition by contractual maturity of the Company’s available-for-sale and held-to-maturity securities portfolios:

AVAILABLE-FOR-SALE SECURITIES

	At December 31, 2002, Maturing in
	One Year or Less		Over One Year Through 5 Years		Over 5 Years Through 10 Years		Over 10 Years		Total
(Dollars in thousands)	Amount	Weighted Yield(1)	Amount	Weighted Yield(1)	Amount	Weighted Yield(1)	Amount	Weighted Yield(1)	Amount	Weighted Yield(1)
U.S. Treasury	$35,466	5.67%	$18,002	3.37%	$—	—	$—	—	$53,468	4.90%
U.S. Government agencies	59,424	5.59%	213,196	3.42%	20,607	4.07%	—	—	293,227	3.91%
Mortgage-backed securities	1,030	5.53%	2,779	7.46%	63,794	5.94%	970,441	5.11%	1,038,044	5.16%
Collateralized mortgage obligations	—	—	—	—	2,987	2.81%	525	2.70%	3,512	2.79%
State and political securities	2,067	6.44%	7,151	7.50%	19,514	7.57%	42,363	7.78%	71,095	7.65%
Other	135,052	1.96%	275	1.83%	522	2.72%	77,250	5.64%	213,099	3.30%
Total	$233,039	3.51%	$241,403	3.58%	$107,424	5.78%	$1,090,579	5.25%	$1,672,445	4.80%

(1)  Interest yields on investments are presented on a tax-equivalent basis to reflect the tax-exempt nature of certain assets. Yields are based on a 35% incremental tax rate and a 1.38% cost of funds.

HELD-TO-MATURITY SECURITIES

	At December 31, 2002, Maturing in
	One Year or Less		Over One Year Through 5 Years		Over 5 Years Through 10 Years		Over 10 Years		Total
(Dollars in thousands)	Amount	Weighted Yield(1)	Amount	Weighted Yield(1)	Amount	Weighted Yield(1)	Amount	Weighted Yield(1)	Amount	Weighted Yield(1)
Other	$—	—	$—	—	$—	—	$80,165	6.81%	$80,165	6.81%
Total	$—	—	$—	—	$—	—	$80,165	6.81%	$80,165	6.81%

(1)  Interest yields on investments are presented on a tax-equivalent basis to reflect the tax-exempt nature of certain assets. Yields are based on a 35% incremental tax rate.

The Company’s investments, including available-for-sale and held-to-maturity securities, increased $239 million, or 15.8%, to $1.8 billion at December 31, 2002, from $1.5 billion at December 31, 2001, due primarily to the Company’s strategy of reinvesting cash flows derived from loan repayments and deposit generation in additional investment securities, as an alternative to funding loan growth, which as a result of the current sluggish economy, presents fewer opportunities that meet the Company’s stringent credit quality criteria. At December 31, 2002, the Company’s investments represented 30.1% of total assets, compared to 26.2% at December 31, 2001.

The majority of the investment portfolio is comprised of government and government sponsored enterprise securities (“GSE”). The credit risk associated with these issuers is within tolerances set by management. A significant portion of the GSE debt includes mortgaged-backed securities. Because of their embedded prepayment options, these securities are subject to prepayment and extension risk in volatile rate environments.

CREDIT POLICY

The Company’s lending activities are guided by the general loan policy established by the Board of Directors. The Board of Directors of the bank subsidiary has established loan approval limits for each banking office of the Company. The limits established for each office range from $5,000 to $500,000 per borrower, which is reduced to not more than $25,000 for any criticized or classified borrower. Amounts in excess of the individual bank lending authority are presented to corporate credit officers. The corporate credit officers have lending authority up to $1,000,000 per pass-rated borrower. Loans above $1,000,000 for pass-rated borrowers, $500,000 for watch-rated borrowers and $250,000 for classified borrowers are presented to the Senior Credit Committee wherein approval must be unanimous. The Senior Credit Committee is comprised of the Company’s chief operating officer, two executive vice president—division presidents, the senior credit administrative officer, and the senior regional credit officer.

An integral part of the Company’s initiative to redesign its delivery structure is the implementation of a centralized loan processing function. Begun in 2001, the Company continued its credit centralization process during 2002, with the expectation that it will be fully implemented by year-end 2003. This process centralizes the underwriting, documentation, administration and collection of all consumer loans and document preparation for commercial and agricultural credit. As of December 31, 2002, consumer loan collections and indirect consumer underwriting, administration and documentation have been centralized. The centralization of direct consumer loans, as well as documentation of commercial and agricultural loans is progressing on schedule. The Company has augmented its servicing and collection of commercial and agricultural distressed credits through implementation of a special assets group, which was organized to provide greater support for the Company’s larger, more complex credit facilities. The centralization process and special assets group will afford the Company additional control and oversight of the entire credit process.

Although the Company has a diversified loan portfolio, the economic health of significant portions of the Company’s primary trade areas and the ability of many of the Company’s borrowers to repay their loans (including real estate and commercial loans, as well as agricultural loans) is dependent to a large extent on the health of their sector of the local economy. The Company has identified and implemented strategies to deal with these factors, including an emphasis on quality local loan growth and the diversification and performance of its earning asset portfolios.

NONPERFORMING ASSETS

The Company follows regulatory guidelines with respect to classifying loans on a nonaccrual basis. Loans are placed on nonaccrual when they become past due over 90 days, unless well secured and in the process of collection, or when the collection of interest or principal is considered unlikely. The Company does not return a loan to accrual status until it is brought current with respect to both principal and interest and future principal and interest payments are no longer in doubt. When a loan is placed on nonaccrual status, any previously accrued and uncollected interest is reversed. Interest income of $3,615,000, $2,722,000, and $4,693,000, on nonaccrual loans would have been recorded during 2002, 2001, and 2000, respectively, if the loans had been current in accordance with their original terms. The Company recorded interest income of $679,000, $1,113,000, and $955,000 related to loans that were on nonaccrual status as of December 31, 2002, 2001, and 2000, respectively.

The Company considers nonperforming assets to include all nonaccrual loans, restructured loans defined as troubled debt restructurings under SFAS No. 15 and other real estate owned (“OREO”).

Nonperforming assets of the Company are summarized in the following table:

December 31 (Dollars in thousands)	2002	2001	2000	1999	1998
Loans:
Nonaccrual loans	$22,728	$20,818	$23,426	$25,764	$22,609
Restructured loans	220	252	224	284	162
Nonperforming loans	22,948	21,070	23,650	26,048	22,771
OREO	5,990	2,869	2,437	6,525	4,763
Nonperforming assets	$28,938	$23,939	$26,087	$32,573	$27,534
Loans 90 days or more past due but still accruing	$4,258	$6,270	$2,482	$1,949	$3,525
Nonperforming loans as a percentage of total loans	0.64%	0.56%	0.63%	0.71%	0.64%
Nonperforming assets as a percentage of total assets	0.50%	0.41%	0.43%	0.52%	0.44%
Nonperforming assets as a percentage of total loans and OREO	0.81%	0.64%	0.70%	0.88%	0.78%
Total loans	$3,577,893	$3,736,692	$3,738,202	$3,690,353	$3,537,537
Total assets	$5,827,170	$5,772,326	$6,089,729	$6,302,235	$6,239,772

Nonperforming assets were $28.9 million at December 31, 2002, an increase of $5.0 million, or 20.9%, from $23.9 million at December 31, 2001. Nonperforming loans increased by $1.9 million during the same period. OREO increased $3.1 million, or 106.9%, from $2.9 million at December 31, 2001 to $6.0 million at December 31, 2002. The increase in OREO was principally due to the addition of two properties, one in Colorado and one in Arizona, which previously had been classified as nonaccrual loans. The ratio of nonperforming assets to total assets at December 31, 2002, was .50%, compared to .41% at December 31, 2001.

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

For commercial and agricultural loans, including commercial and agricultural real estate, real estate construction and purchased assets, portfolio risk is determined using migration analysis wherein the actual loan loss experience is tracked, on a loan-by-loan basis, over the previous 36 months to determine a weighted-average loss rate inherent in the respective portfolios. In addition, individual loans, which have been identified in the periodic portfolio review as problem loans, are allocated reserves based on management’s assessment of loss probability. Also, on a quarterly basis, management identifies sectors of each loan portfolio, which, in their judgment, demonstrate more or less risk than that risk identified in the allocated reserve calculated in the portfolio migration analysis. The basis of these allocation adjustments includes historical and expected delinquency and charge-off statistics, changes in underwriting criteria, assessment of lender management expertise and changes in loan volume. Portfolio sectors are identified based on a combination of common characteristics, which may include collateral type, term, purpose, geographic concentration of borrowers or other common characteristics encountered in management’s assessment of the portfolio.

Consumer and residential real estate loan portfolio risk is determined through the application of separate migration analysis designed to identify estimated inherent losses, wherein the actual portfolio losses are aggregated to determine the loss ratio applicable to that period. The resulting loss ratio calculated in the analysis is applied to the entire consumer and real estate portfolios respectively, based on the average term of all portfolio loans. Also, on a quarterly basis, management identifies sectors of the loan portfolio, which in their judgment demonstrate more or less risk than that risk identified in the portfolio migration analysis. The basis of these allocation adjustments includes historical delinquency and charge-off statistics, changes in underwriting criteria, assessment of lender management expertise and changes in loan volume. Portfolio sectors are identified based on a combination of common characteristics, which may include collateral type, term, purpose, geographic concentration of borrowers or other common characteristics encountered in management’s assessment of the portfolio.

The Company also maintains an additional allowance amount to recognize its exposure to inherent, but undetected losses. This exposure is caused by inherent delays in obtaining information regarding an individual borrower’s financial condition or change in their specific business condition; the judgmental nature of individual loan evaluations, collateral assessments and the interpretation of economic trends; the volatility of general economic or specific customer conditions affecting the identification and quantification of losses for large individual credits; and the sensitivity of assumptions used in establishing allocated allowances for general categories of loans.

The 2002 and 2001 allocation reflects the Company’s methodology utilized to allocate the allowance within individual loan portfolios. The methodology was modified in 2001 due to the Company’s desire to more specifically identify credit risk within each individual loan portfolio. As a result, a greater portion of the allowance for loan losses has been allocated to specific loan portfolios, which results in a smaller percentage of additional allowance. While designed to more specifically identify risk inherent in a specific loan portfolio, the methodology did not result in a need for additional allowance, but rather permitted the Company to better assign its allowance balance to the risk associated with specific loan portfolios. The resulting increase in allocated allowance and decrease in additional allowance in 2002 and 2001 is primarily a result of the modified methodology.

The allocated portion of the allowance increased to $42.8 million at December 31, 2002, an increase of $1.5 million, or 3.6% from $41.3 million at December 31, 2001. The increase was principally due to changes in the Company’s assessment of the underlying loan portfolios. The allocated allowance as a percentage of loans outstanding was 1.20% at December 31, 2002 and 1.11% at December 31, 2001. The additional allowance decreased to $13.3 million at December 31, 2002, a decrease of $324,000, or 2.4% from $13.7 million at December 31, 2001. The additional allowance as a percentage of loans outstanding was .37% at December 31, 2002 and .36% at December 31, 2001. The level of the additional allowance was relatively unchanged from year to year based on the Company’s assessment of inherent, but undetected losses. The accompanying table shows the allocated and additional allowance for the various loan classifications.

The allocated portion of the allowance at December 31, 2002 increased to $15.1 million in the consumer and other portfolio, from $11.3 million at December 31, 2001, a $3.8 million, or 33.6%, increase. The increase is principally due to the increase in the level of delinquencies and charge-offs in the portfolio and reflects management’s expectation of portfolio performance in the current economic environment. As a percentage of the portfolio, the allowance allocated to consumer and other loans increased from 1.80% of the 2001 portfolio to 2.41% of the 2002 portfolio. The December 31, 2002 allowance allocated to the agricultural portfolio increased slightly to $3.0 million, a 1.1% increase from December 31, 2001. As a percentage of the portfolio, the allowance allocated to agricultural loans increased from 1.19% of the 2001 portfolio to 1.37% of the 2002 portfolio. The commercial portfolio allowance decreased $1.1 million, or 10.7% to $9.2 million at December 31, 2002, from $10.3 million at December 31, 2001. As a percentage of the portfolio, the allowance allocated to commercial loans increased slightly from 1.25% of the 2001 portfolio to 1.27% of the 2002 portfolio. The allowance allocated for the real estate construction portfolio decreased slightly to $4.1 million at December 31, 2002, from $4.3 million at December 31, 2001. As a percentage of the portfolio, the allowance allocated to real estate construction loans increased from 0.82% of the 2001 portfolio to 0.94% of the 2002 portfolio. The real estate portfolio allowance allocation of $11.4 million at December 31, 2002, decreased $1.1 million or 8.8% from $12.5 million at December 31, 2001. As a percentage of the portfolio, the allowance allocated to real estate loans decreased from 0.83% of the portfolio in 2001 to 0.73% of the portfolio in 2002. For all portfolios, the change in the allocated allowance was principally due to the Company’s delinquency and charge-off experience within the respective portfolios and reflects management’s estimate of probable losses in the portfolio at period-end.

As a result of the analytical processes implemented during 2001, the allocated portion of the 2001 allowance increased in all portfolios, except the agricultural portfolio, which decreased modestly. The allowance allocated to real estate loans, including real estate construction, increased to $16.8 million at December 31, 2001, an increase of $4.1 million or 32.3% from $12.7 million at December 31, 2000. The increase was principally due to the methodology utilized in identifying specific portfolio risk, as evidenced by the $3.7 million increase in the allowance allocated to real estate construction loans. The allowance allocated to the commercial loan portfolio increased to $10.3 million at December 31, 2001, an increase of $3.2 million, or 45.1% from $7.1 million at December 31, 2000. The increase was principally due to the methodology utilized in identifying specific portfolio risk. The allowance allocated to the consumer loan portfolio increased to $11.3 million, or 175.6% from $4.1 million at December 31, 2000. The increase is principally due to the methodology utilized in identifying specific portfolio risk, in addition to an increase in the level of past due and charge off statistics in the consumer portfolio during 2001 and management’s expectations of future portfolio performance in the current economic environment. The allowance allocated to the agricultural loan portfolio was $3.0 million at December 31, 2001 and December 31, 2000.

The actual amount of losses incurred can vary significantly from the estimated amount. To the extent that actual losses might exceed the estimated provision, additional provision expense may be required in future periods. Conversely, if actual losses are substantially less than estimated, future periods may reflect a lower provision expense. The Company’s methodology includes general factors intended to minimize the differences in estimated and actual losses. These factors allow the Company to adjust its estimates of losses based on the most recent information available. Although the Company determines the amount of each element of the allowance for loan losses separately, and this process is an important credit management tool, the entire allowance for loan losses is available for the entire loan portfolio.

The following table sets forth the allocation of the allowance for loan losses to various loan categories, as well as the allocation as a percentage of loans outstanding in each category, as of the dates indicated:

	Allowance for Loan Losses at December 31,					Allowance as a Percent of Loans Outstanding by Category at December 31,
(Dollars in thousands)	2002	2001	2000	1999	1998	2002	2001	2000	1999	1998
Real estate	$11,413	$12,519	$12,234	$10,329	$9,844	0.73%	0.83%	0.84%	0.78%	0.76%
Real estate construction	4,116	4,256	515	218	190	0.94%	0.82%	0.11%	0.05%	0.05%
Commercial	9,198	10,293	7,117	8,673	7,705	1.27%	1.25%	0.82%	0.87%	0.80%
Consumer and other	15,069	11,272	4,147	4,657	8,405	2.41%	1.80%	0.60%	0.68%	1.36%
Agricultural	3,029	2,996	3,016	2,643	3,077	1.37%	1.19%	1.19%	1.02%	1.04%
Total allocated allowance	42,825	41,336	27,029	26,520	29,221	1.20%	1.11%	0.72%	0.72%	0.83%
Total additional allowance	13,331	13,655	25,139	22,358	22,639	0.37%	0.36%	0.68%	0.60%	0.64%
Total allowance	$56,156	$54,991	$52,168	$48,878	$51,860	1.57%	1.47%	1.40%	1.32%	1.47%

At December 31, 2002, the allowance for loan losses was $56.2 million, an increase of $1.2 million from the December 31, 2001, level of $55.0 million. At December 31, 2002, the allowance for loan losses as a percentage of total loans was 1.57%, as compared to 1.47% at December 31, 2001. This increase is due to the combined effect of the Company’s analysis of the loan portfolio credit quality at the Company’s bank subsidiary and a decrease in the volume of loans outstanding.

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

During 2002, net charge-offs were $12.1 million, a decrease of $2.6 million from the $14.7 million during 2001. The decrease is principally due to the 2001 charge-off of an Arizona-based credit facility and the $1.2 million recovery recorded on the loan in 2002. The Company’s provision for loan losses decreased from $17.5 million in 2001 to $13.3 million in 2002. The provision for loan losses is recorded to bring the allowance for loan losses to the level deemed appropriate by management. The provision is the result of estimates based on management’s analysis, and as such, future earnings could be adversely affected if the provision is not sufficient to cover future losses.

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

The following table sets forth the Company’s allowance for loan losses as of the dates indicated:

December 31 (Dollars in thousands)	2002	2001	2000	1999	1998
Balance at beginning of year	$54,991	$52,168	$48,878	$51,860	$41,387
Allowance of acquired companies and other	—	—	—	270	1,950
Charge-offs:
Real estate	2,468	1,588	1,176	2,181	2,340
Real estate construction	50	2,538	408	2,965	36
Commercial	6,191	5,374	6,644	8,349	2,771
Consumer and other	11,040	10,033	7,893	13,802	11,806
Agricultural	300	336	996	553	1,381
Total charge-offs	20,049	19,869	17,117	27,850	18,334
Recoveries:
Real estate	243	498	155	928	237
Real estate construction	1,309	70	4	—	—
Commercial	893	839	1,565	468	972
Consumer and other	5,332	3,438	2,648	2,537	2,113
Agricultural	175	327	254	481	399
Total recoveries	7,952	5,172	4,626	4,414	3,721
Net charge-offs	12,097	14,697	12,491	23,436	14,613
Provision charged to operations	13,262	17,520	15,781	20,184	23,136
Balance at end of year	$56,156	$54,991	$52,168	$48,878	$51,860
Allowance as a percentage of total loans	1.57%	1.47%	1.40%	1.32%	1.47%
Net charge-offs to average loans outstanding	0.33%	0.39%	0.34%	0.66%	0.43%
Total loans	$3,577,893	$3,736,692	$3,738,202	$3,690,353	$3,537,537
Average loans	$3,689,015	$3,785,553	$3,706,144	$3,573,060	$3,383,724

SOURCE OF FUNDS

Deposits

The Company’s major source of funds is provided by core deposits from individuals, businesses and local government units. Core deposits consist of all in-market noninterest-bearing deposits, interest-bearing savings and checking accounts and time deposits of less than $100,000.

The following table sets forth a summary of the deposits of the Company at the dates indicated, (in thousands):

December 31	2002	2001	2000
Noninterest-bearing	$470,900	$487,864	$500,834
Interest-bearing:
Savings and checking accounts	2,424,943	2,367,255	2,349,606
Time accounts less than $100,000	1,103,716	1,203,379	1,496,483
Time accounts greater than $100,000	670,187	692,315	672,968
Total deposits	$4,669,746	$4,750,813	$5,019,891

Total deposits at December 31, 2002, were $4.7 billion, a decrease of $81 million, or 1.7%, from $4.8 billion at December 31, 2001. The decrease is principally the result of the Company’s strategy to manage the rate of interest paid on deposit accounts. The Company’s core deposits as a percentage of total deposits were 85.6% and 85.4% as of December 31, 2002 and December 31, 2001, respectively.

At December 31, 2002, $670 million, or 14.4% of total deposits were in time accounts greater than $100,000, a decrease of $22 million, or 3.2%, from $692 million at December 31, 2001. Management believes virtually all the deposits in excess of $100,000 are with persons or entities that hold other deposit relationships with the bank. Maturities of deposits in excess of $100,000 at December 31, 2002 were (in thousands):

Maturing in less than three months	$165,415
Maturing in three to six months	154,725
Maturing in six to twelve months	187,646
Maturing in over twelve months	162,401
Total deposits in excess of $100,000	$670,187

At December 31, 2002, the Company had $21 million in deposits obtained through a brokered deposit relationship. In addition to the availability of core deposits, management has determined it may continue to employ a brokered deposit program in an effort to attract lower cost sources of funds.

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

The Company’s subsidiary bank has an arrangement with the Federal Home Loan Bank that provides for borrowing up to $458 million. As of December 31, 2002, $44 million in advances were outstanding. The Company also had $32 million outstanding on its $50 million short-term commercial paper arrangement at December 31, 2002. The $110 million increase in short-term borrowings from December 31, 2001 is due to the Company’s ability to obtain short-term borrowings at favorable short-term rates and position itself favorably relative to matching its short-term funding needs. The Company has a $25 million short-term line of credit with a nonaffiliated commercial bank for purposes of funding operating expenses. As of December 31, 2002, there was no balance outstanding on this line.

The following table sets forth a summary of the short-term borrowings of the Company during 2002, 2001 and 2000, and as of the end of each such period:

(Dollars in thousands)	Outstanding at Year-End	Average Daily Amount Outstanding	Maximum Outstanding at any Month-End	Weighted Average Interest Rate	Average Interest Rate at Year-End
2002
Federal funds purchased and securities sold under agreements to repurchase	$377,230	$296,791	$387,810	1.76%	1.34%
Commercial paper	32,260	31,567	45,558	2.30%	1.93%
FHLB advances	44,000	10,835	58,000	3.69%	1.70%
Other	—	—	—	—	—
Total	$453,490	$339,193	$462,881	1.87%	1.42%
2001
Federal funds purchased and securities sold under agreements to repurchase	$318,859	$263,252	$363,638	3.47%	2.46%
Commercial paper	19,780	22,285	34,051	4.98%	2.78%
FHLB advances	4,000	72,513	210,000	6.27%	4.39%
Other	—	3,513	5,000	6.40%	—
Total	$342,639	$361,563	$496,856	4.15%	2.51%
2000
Federal funds purchased and securities sold under agreements to repurchase	$205,758	$226,791	$274,577	5.31%	5.33%
Commercial paper	28,952	25,488	32,078	6.74%	7.31%
FHLB advances	155,000	258,935	364,000	6.41%	6.55%
Other	20,000	57,326	88,000	6.80%	7.37%
Total	$409,710	$568,540	$739,564	6.03%	6.03%

LONG-TERM DEBT

Long-term debt of the Company was $127 million as of December 31, 2002, and $137 million as of December 31, 2001.

COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES

Company-obligated mandatorily redeemable preferred securities of the Company were $120 million as of December 31, 2002 and 2001. At December 31, 2002, the total consisted of $60 million of 8.125% Cumulative Capital Securities issued March 27, 2002 through CFB Capital III and $60 million of 8.20% Cumulative Capital Securities issued December 10, 1997 through CFB Capital II. The proceeds of both offerings were invested by CFB Capital III and CFB Capital II, respectively, in Junior Subordinated Debentures of the Company. The debentures bear interest at the same rate as the Cumulative Capital Securities and mature not later than April 15,

2032. The Company has unconditionally guaranteed the obligation of CFB Capital III under the 8.125% Cumulative Capital Securities and the obligation of CFB Capital II under the 8.20% Cumulative Capital Securities. At December 31, 2001, the Company had outstanding the 8.20% Cumulative Capital Securities issued December 10, 1997 and $60 million of 8.875% Cumulative Capital Securities issued February 5, 1997. The 8.875% Cumulative Capital Securities were redeemed on May 1, 2002.

SHAREHOLDERS’ EQUITY

Total shareholders’ equity increased $21.7 million, or 6.1%, to $378.4 million at December 31, 2002, from $356.7 million at December 31, 2001, due principally to the retention of a majority of earnings and a $20.0 million increase in unrealized gains on available-for-sale securities, net of tax. This was offset in part through an increase of $44.5 million in treasury stock as a result of the Company’s common stock repurchase program.

On February 22, 2002, the Company filed a shelf registration statement with the Securities and Exchange Commission for the purpose of issuing $180 million of various debt and equity securities. On March 27, 2002, the Company issued $60 million of 8.125% Cumulative Capital Securities through CFB Capital III, a Delaware business trust subsidiary. At December 31, 2002, $120 million remain available for issuance of debt and equity securities. In February 2003, the Company determined to issue $60 million of cumulative capital securities through CFB Capital IV, a Delaware business trust subsidiary. The timing and terms of the offering are subject to market conditions, but the securities are expected to be similar to those of CFB Capital III except for the interest rate. If consummated, the transaction is expected to close in late February or March 2003. If consummated, terms of the capital securities, including the interest rate and other material documents, will be described in a prospectus supplement and included in a Form 8-K that the Company will file with the Securities and Exchange Commission shortly after the offering is closed.

On April 10, 2000, the Company announced its intention to repurchase up to 5 million shares of the Company’s common stock. On August 9, 2000, the Company announced its intention to repurchase up to an additional 5 million shares of the Company’s common stock. On August 7, 2001, the Company announced its intention to repurchase up to 3 million shares of the Company’s common stock. As of December 31, 2002, the Company had repurchased 12,700,000 shares of common stock at prices ranging from $15.25 to $27.90. The Company repurchased 1.9 million shares during 2002, 2.0 million shares during 2001, and 8.8 million shares during 2000.

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

ASSET AND LIABILITY MANAGEMENT

LIQUIDITY MANAGEMENT

Liquidity management is an effort of the Company to provide a continuing flow of funds to meet its financial commitments, customer borrowing needs and deposit withdrawal requirements. The liquidity position of the Company and its subsidiary bank is monitored by the Asset and Liability Management Committee (“ALCO”) of the Company. The largest category of assets representing a ready source of liquidity for the Company is its short-term financial instruments, which include federal funds sold, interest-bearing deposits at other financial institutions, U.S. Treasury securities and other securities maturing within one year. Liquidity is also provided through the regularly scheduled maturities of assets. The investment portfolio contains a number of high quality issues with varying maturities and regular principal payments. Maturities in the loan portfolio also provide a steady flow of funds, and strict adherence to the credit policies of the Company helps ensure the collectibility of these loans. The liquidity position of the Company is also greatly enhanced by its significant base of core deposits.

In the normal course of business, the Company is party to financial instruments with off-balance-sheet risk. Because many of the commitments are expected to expire without being drawn upon, total commitment amounts do not necessarily represent the Company’s future liquidity requirements. These instruments are further described in Note 9, Financial Instruments With Off Balance-Sheet Risk and Concentrations of Credit Risk.

The liquidity ratio is one measure of a bank’s ability to meet its current obligations and is defined as the percentage of liquid assets to deposits. Liquid assets include cash and due from banks, unpledged investment securities with maturities of less than one year and federal funds sold. At year-end 2002, 2001 and 2000, the liquidity ratio was 8.32%, 6.72%, and 5.21%, respectively. The level of loans maturing within one year greatly add to the Company’s liquidity position. Including loans maturing within one year, the liquidity ratio was 27.94%, 29.86%, and 24.98%, respectively, for the same periods.

The Company has revolving lines of credit with its primary lenders, which provide for borrowing up to $75 million. These lines would be utilized to finance stock repurchase activity, underwrite commercial paper, and fund other operating expenses. At December 31, 2002, the Company had $32 million in commercial paper outstanding, underwritten by the Company’s revolving line of credit.

The Company maintains available lines of federal funds borrowings, as well as seasonal borrowing privileges, at the Federal Reserve Bank of Minneapolis. The Company’s subsidiary bank has the ability to borrow an aggregate of $185 million in federal funds from eight nonaffiliated financial institutions. At December 31, 2002, the Company had $87 million outstanding on these lines. At December 31, 2001, the Company had no outstanding balance on an aggregate of $55 million in Federal Funds on a funds available basis with two non-affiliated institutions.

Additionally, the Company’s subsidiary bank is a member of the Federal Home Loan Bank (“FHLB”) System. As part of membership, the Company’s subsidiary bank purchased a modest amount of stock of FHLB and obtained advance lines of credit which represent an aggregate of $458 million in additional funding capacity. At December 31, 2002, the Company had $44 million outstanding on this line. At December 31, 2001, the Company had no balance outstanding on an aggregate of $631 million of additional funding capacity with the FHLB.

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

ALCO attempts to structure the Company’s balance sheet to provide for an approximately equal amount of rate sensitive assets and rate sensitive liabilities. In addition to facilitating liquidity needs, this strategy assists management in maintaining relative stability in net interest income despite unexpected fluctuations in interest rates. ALCO uses three methods for measuring and managing interest rate risk: Repricing Mismatch Analysis, Balance Sheet Simulation Modeling and Equity Fair Value Modeling.

REPRICING MISMATCH ANALYSIS

Management performs a Repricing Mismatch Analysis (“Gap Analysis”) which represents a point in time net position of assets, liabilities and off-balance sheet instruments subject to repricing in specified time periods. Gap Analysis is performed quarterly. However, management believes Gap Analysis alone does not accurately measure the magnitude of changes in net interest income since changes in interest rate do not impact all categories of assets, liabilities and off-balance sheet instruments equally or simultaneously. A summary of the Gap Analysis is presented at the end of this section.

BALANCE SHEET SIMULATION MODELING

Balance Sheet Simulation Modeling allows management to analyze the short-term (12 months or less) impact of interest rate fluctuations on projected earnings. Using financial simulation computer software, management has built a model that projects a number of interest rate scenarios. Each scenario captures the impact of contractual obligations embedded in the Company’s assets and liabilities. These contractual obligations include maturities, loan and security payments, repricing dates, interest rate caps, and interest rate floors. The projection results also measure the impact of various management assumptions including loan and deposit volume targets, security and loan prepayments, pricing spreads and implied repricing caps and floors on variable rate non-maturity deposits. Management completes an earnings simulation quarterly. The simulation process is the Company’s primary interest rate risk management tool.

While management strives to use the best assumptions possible in the simulation process, all assumptions are uncertain by definition.  Due to numerous market factors, and the potential for changes in management strategy over time, actual results may deviate from model projections.

Based on the results of the simulation model as of December 31, 2002, management would expect net interest income to decline 0.85%, assuming a 100 basis point rate increase in market rates. This expected result is within the ALCO established guidelines of 1.40%. Assuming rates dropped 100 basis points, management would expect net interest income to decline 2.41%. This decline exceeds the ALCO guidelines of 1.40%.  At December 31, 2001 and 2000, the impact of a 100 basis point drop would be approximately .44% and 3.02%, respectively, of net income.

Several factors mitigate the Company’s projected exposure to declining rates. First, management-established risk guidelines are measured against instantaneous rate shocks. Gradual rate shifts over several months reduce the level of projected risk. Also, the current model assumes that there is no room to downprice non-maturity transaction deposits. Management has effectively floored these liability accounts at current levels in its model. Out of an abundance of caution, management believes this is an appropriate assumption for risk management purposes, but management believes there would be the potential for some downpricing on this sizeable volume of accounts.

In addition to earnings at risk, the simulation process is also used as a tool in liquidity and capital management. Management models the impact of interest rate fluctuation on the anticipated cash flows from various financial instruments. Management also reviews the implications of strategies that impact asset mix and capital levels from an interest rate risk and capital management perspective in one integrated model.

EQUITY FAIR VALUE MODELING

Because Balance Sheet Simulation Modeling is dependent on accurate volume forecasts, its usefulness as a risk management tool is limited to relatively short time frames. As a complement to the simulation process, management uses Equity Fair Value Modeling to measure long-term interest rate risk exposure. This method estimates the impact of interest rate changes on the discounted future cash flows of the Company’s current assets, liabilities and off-balance sheet instruments. This risk model does not incorporate projected volume assumptions.

Similar to the simulation process, fair value results are heavily driven by management assumptions. While management strives to use the best assumptions possible, due to numerous market factors, actual results may deviate from model projections.

Based on the model results from December 31, 2002, management would expect equity fair value to decline 0.70% assuming a 100 basis point increase in rates. This exposure is within the ALCO established guidelines of 10.00%. Assuming rates declined 100 basis points, the model projects a decline in equity fair value of 1.42%. This exposure is also within the ALCO established policy guidelines of 10.00%.  At December 31, 2001 and 2000, the impact of a 100 basis point drop would have been approximately .10% and 6.37%, respectively, of equity fair value.

The Company does not engage in the speculative use of derivative financial instruments.

Based on traditional GAP methods of measuring interest rate risk, management believes the Company was liability sensitive as of December 31, 2002. The following table sets forth the Company’s interest rate sensitivity analysis by contractual repricing or maturity at December 31, 2002:

	Repricing or Maturing in
(In thousands)	1 Year or Less	Over 1 to 5 Years	Over 5 Years	Total
Rate sensitive assets:
Loans	$1,923,800	$1,469,421	$184,672	$3,577,893
Held-to-maturity securities	—	—	80,165	80,165
Available-for-sale securities	233,039	241,403	1,198,003	1,672,445
Other interest-bearing assets	4,613	—	—	4,613
Total rate sensitive assets	$2,161,452	$1,710,824	$1,462,840	$5,335,116
Rate sensitive liabilities:
Savings deposits and interest-bearing checking	$2,424,943	$—	$—	$2,424,943
Time deposits	1,316,265	456,491	1,147	1,773,903
Short-term borrowings	453,490	—	—	453,490
Long-term borrowings	—	125,000	2,500	127,500
Total rate sensitive liabilities	$4,194,698	$581,491	$3,647	$4,779,836
Rate sensitive gap	$(2,033,246)	$1,129,333	$1,459,193	$555,280
Cumulative rate sensitive gap	(2,033,246)	(903,913)	555,280	555,280

The following sets forth the Company’s interest rate sensitivity analysis at December 31, 2002, with respect to the individual categories of loans and provides separate analyses with respect to fixed interest rate loans and floating interest rate loans:

	Repricing or Maturing in
(In thousands)	1 Year or Less	Over 1 to 5 Years	Over 5 Years	Total
Loan category:
Real estate	$580,820	$861,709	$126,181	$1,568,710
Real estate construction	439,536	—	—	439,536
Agriculture	175,127	44,234	1,327	220,688
Commercial	414,811	262,802	45,917	723,530
Consumer and other	313,506	300,676	11,247	625,429
Total loans	$1,923,800	$1,469,421	$184,672	$3,577,893
Floating interest rate loans	$508,040	$234,829	$5,210	$748,079
Fixed interest rate loans	1,415,760	1,234,592	179,462	2,829,814
Total loans	$1,923,800	$1,469,421	$184,672	$3,577,893

CAPITAL MANAGEMENT

Risk-based capital guidelines established by regulatory agencies require the Company to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets.

As of December 31, 2002, the Company is considered well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table.

	Regulatory Capital Requirements
(Dollars in thousands)	Tier 1 Capital	Total Risk- Based Capital	Leverage	Total Risk- Based Assets
Minimum	4.00%	8.00%	3.00%	N/A
Well Capitalized	6.00%	10.00%	5.00%	N/A
Community First Bankshares, Inc.
December 31, 2002	8.98%	11.04%	6.52%	$4,202,131
December 31, 2001	8.67%	11.11%	6.51%	$4,304,531

Due to the Company’s level of Tier 1 capital and substantial level of earning assets invested in low risk government agency and mortgage-backed securities, the Company’s risk-based capital ratios significantly exceed the regulatory minimums. The Company conducts an ongoing assessment of its capital needs in order to maintain an adequate level of capital to support business growth, to ensure depositor protection and to facilitate corporate expansion. Portions of the subordinated debt financing referred to in Note 12, Long-Term Debt, are treated as Tier 2 capital.

OFF-BALANCE SHEET ARRANGEMENTS, CONTRACTUAL OBLIGATIONS AND OTHER COMMERCIAL COMMITMENTS

Off-Balance Sheet Arrangements:

In the normal course of business, the Company enters into various business arrangements wherein it may be required by the terms of the arrangement to guarantee or invest additional capital as a result of investment opportunities and financial performance.

Mortgage Loan Joint Venture: The Company, through its subsidiary bank, and Wells Fargo & Company formed a joint venture mortgage company for the purpose of providing mortgage origination, documentation, servicing process and support for substantially all the residential mortgage business of the Company. The Company has 50% ownership and 50% voting rights over the affairs of the joint venture and accordingly records its investment and its continuing share of the income or loss of the joint venture under the equity method of accounting. As a 50% holder of the joint venture, the Company may be required to increase its investment in the joint venture in the event additional investment capital were required. As of December 31, 2002, the Company’s investment in the joint venture totaled $310,000.

Federal Reserve Stock: The Company’s affiliate bank is required by Federal banking regulations to be a member of the Federal Reserve System. As a member of the Federal Reserve System, the Company must maintain stock ownership in the Federal Reserve System in an amount equal to six percent of the affiliate bank’s paid-in capital and surplus. The affiliate bank is required and currently has purchased an amount of common stock equal to three percent, or one-half the bank’s subscription amount. At the discretion of the Federal Reserve System, the bank may be required to increase its investment to an amount equal to the full six percent of its total paid-in capital and surplus. At December 31, 2002, the Company’s investment in the Federal Reserve System totaled $9.6 million.

Contractual Obligations and Other Commercial Commitments:

In the normal course of business, the Company arranges financing through entering into debt arrangements with various creditors for the purpose of financing specific assets or providing a funding source.  The contract or notional amounts of these financing arrangements at December 31, 2002, as well as the maturity of these commitments are (in thousands):

	Payment Due by Period
CONTRACTUAL OBLIGATIONS	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years

Long Term Debt	$127,500	$—	$94,000	$31,000	$2,500
Capital Lease Obligations	7,259	1,145	2,958	2,958	198
Operating Leases	7,967	2,603	1,887	1,067	2,410
Total Contractual Obligations	$142,726	$3,748	$98,845	$35,025	$5,108

Long Term Debt: At December 31, 2002, the Company had long term debt outstanding of $127.5 million.  Long-term debt includes $60 million of unsecured subordinated notes payable, bearing interest at a rate of 7.30%, payable semi-annually, that mature June 30, 2004. The subordinated notes, whose terms include certain covenants pertaining to regulatory compliance, financial performance timely reporting, failure to pay principal at maturity, failure to make scheduled payments, and bankruptcy, insolvency or reorganization of the Company, may not be paid early. Management is currently evaluating the available funding alternatives with regard to the June 20, 2004 maturity of the 7.3% subordinated notes, including the impact of various alternatives on the Company’s risk-based capital ratios. The subsidiary bank had Federal Home Loan Bank advances totaling $42.5 million outstanding at December 31, 2002, bearing interest rates ranging from 3.64% to 6.55%, interest is payable monthly, with maturities ranging from May 20, 2004 to October 2, 2008. Also at December 31, 2002, the subsidiary bank had a $25 million unsecured subordinated term note payable to a non-affiliated bank, at an interest rate of LIBOR plus 140 basis points, payable quarterly, with a maturity date of December 22, 2007. The subsidiary bank note payable is subject to covenants including, remaining in compliance with all regulatory agency requirements, providing timely financial information and providing access to certain Company records. The debt facilities are described in Note 12, Long-term Debt.

Capital Lease Obligations: The Company frequently acquires the rights to equipment used in the operation of the Company by entering into long-term capital leases. At December 31, 2002, the Company was liable for the payment of lease schedules associated with the acquisition of equipment and premises totaling $5,461,000, exclusive of finance charges. In addition, at December 31, 2002, the Company had entered into a commitment to lease additional computer equipment that was to be delivered and installed during the first quarter of 2003. The effect of capital leases recorded at December 31, 2002 and the additional capital lease entered into in the first quarter of 2003 are summarized in the table above. Capital lease obligations are also discussed in Note 18, Commitments and Contingent Liabilities.

Operating Leases: In the normal course of business the Company enters into operating lease arrangements for the use of premises and equipment. Operating leases include rental agreements with tenants providing facilities through which the Company delivers its products and services. Operating leases are also discussed in Note 18, Commitments and Contingent Liabilities.

Company-Obligated Mandatorily Redeemable Preferred Securities: The Company has unconditionally guaranteed the obligation of CFB Capital III, under the $60 million, 8.125% Cumulative Capital Securities issued March 27, 2002 and the obligation of CFB Capital II, under the $60 million 8.20% Cumulative Capital Securities issued December 10, 1997. The $60 million Capital III securities, which mature April 15, 2032 may be redeemed any time on or after April 15, 2007. The $60 million Capital II securities, which mature December 15, 2027, may be redeemed at any time.  See Note 13, Company-Obligated Mandatorily Redeemable Preferred Securities for additional information.

In the normal course of business, the Company is party to financial instruments with off-balance-sheet risk. These transactions enable customers to meet their financing needs and enable the Company to manage its interest rate risk. These financial instruments include commitments to extend credit and letters of credit. Other commercial commitments are further discussed in Note 9, Financial Instruments with Off-Balance-Sheet Risk and Concentrations of Credit. The contract or notional amounts of these financial instruments at December 31, 2002, as well as the maturity of these commitment are (in thousands):

	Amount of commitment expiring per period
OTHER COMMERCIAL COMMITMENTS	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years

Commitments to Extend Credit	$659,609	$458,769	$49,424	$16,750	$134,666
Standby Letters of Credit	19,716	15,116	3,644	114	842
Commercial Letters of Credit	10,662	9,783	789	—	90
Total Commercial Commitments	$689,987	$483,668	$53,857	$16,864	$135,598

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

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION	COMMUNITY FIRST BANKSHARES, INC.

December 31 (Dollars in thousands, except share data)	2002	2001
ASSETS
Cash and due from banks	$242,887	$248,260
Interest-bearing deposits	4,613	341
Available-for-sale securities	1,672,445	1,437,066
Held-to-maturity securities (Fair Value: 2002 – $80,165; 2001 – $76,765)	80,165	76,765
Loans	3,577,893	3,736,692
Less: Allowance for loan losses	(56,156)	(54,991)
Net loans	3,521,737	3,681,701
Bank premises and equipment, net	132,122	125,947
Accrued interest receivable	34,863	39,491
Goodwill	62,903	62,903
Other intangibles	32,577	34,554
Other assets	42,858	65,298
Total assets	$5,827,170	$5,772,326

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$470,900	$487,864
Interest-bearing:
Savings and NOW accounts	2,424,943	2,367,255
Time accounts over $100,000	670,187	692,315
Other time accounts	1,103,716	1,203,379
Total deposits	4,669,746	4,750,813
Federal funds purchased and securities sold under agreements to repurchase	377,230	318,859
Other short-term borrowings	76,260	23,780
Long-term debt	127,500	136,841
Accrued interest payable	18,987	29,966
Other liabilities	58,998	35,362
Total liabilities	5,328,721	5,295,621
Company-obligated mandatorily redeemable preferred securities of subsidiary trusts	120,000	120,000
Shareholders’ equity:
Common stock, par value $.01 per share:
Authorized Shares – 80,000,000
Issued Shares – 51,021,896	510	510
Capital surplus	193,887	193,103
Retained earnings	393,550	348,101
Unrealized gain on available-for-sale securities, net of tax	23,826	3,847
Less cost of common stock in treasury – 2002 – 12,343,096 shares; 2001 – 10,775,857 shares	(233,324)	(188,856)
Total shareholders’ equity	378,449	356,705
Total liabilities and shareholders’ equity	$5,827,170	$5,772,326

See accompanying notes.

CONSOLIDATED STATEMENTS OF INCOME	COMMUNITY FIRST BANKSHARES, INC.

Years ended December 31 (Dollars in thousands, except share and per share data)	2002	2001	2000
INTEREST INCOME:
Loans	$276,846	$336,937	$353,405
Investment securities	81,136	96,688	123,525
Interest-bearing deposits	41	192	184
Federal funds sold and resale agreements	160	199	444
Total interest income	358,183	434,016	477,558

INTEREST EXPENSE:
Deposits	75,572	138,542	169,281
Short-term and other borrowings	6,340	15,001	34,303
Long-term debt	8,016	8,677	6,697
Total interest expense	89,928	162,220	210,281
Net interest income	268,255	271,796	267,277
Provision for loan losses	13,262	17,520	15,781
Net interest income after provision for loan losses	254,993	254,276	251,496

NONINTEREST INCOME:
Service charges on deposit accounts	40,121	41,850	42,192
Insurance commissions	13,822	12,535	10,550
Security sales commissions	9,526	6,644	6,805
Fees from fiduciary activities	5,405	5,661	5,811
Net gains on sales of securities	373	804	65
Other	12,072	12,081	12,437
Total noninterest income	81,319	79,575	77,860

NONINTEREST EXPENSE:
Salaries and employee benefits	113,994	115,743	110,024
Net occupancy	32,832	31,593	31,941
FDIC insurance	800	915	1,039
Legal and accounting	3,138	3,764	3,874
Other professional services	4,340	4,634	4,415
Advertising	3,983	5,037	4,545
Telephone	5,575	5,633	5,203
Restructuring charge	—	7,656	—
Data processing	7,210	6,940	7,200
Company-obligated mandatorily redeemable preferred securities of subsidiary trusts	10,405	10,273	10,245
Amortization of intangibles	3,318	9,928	10,481
Other	31,960	33,200	33,007
Total noninterest expense	217,555	235,316	221,974
Income before income taxes	118,757	98,535	107,382
Provision for income taxes	39,549	33,476	35,748
Net income	$79,208	$65,059	$71,634
Earnings per common and common equivalent share:
Basic net income	$2.00	$1.59	$1.55
Diluted net income	$1.97	$1.57	$1.54
Average common and common equivalent shares outstanding:
Basic	39,564,912	40,905,545	46,219,120
Diluted	40,243,135	41,471,404	46,578,750

See accompanying notes.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME	COMMUNITY FIRST BANKSHARES, INC.

Years ended December 31 (Dollars in thousands)	2002	2001	2000
Net income	$79,208	$65,059	$71,634
Other comprehensive income, net of tax:
Unrealized gains on securities:
Unrealized holding gains arising during period	20,203	13,815	35,449
Less: Reclassification adjustment for gains included in net income	(224)	(482)	(39)
Other comprehensive income	19,979	13,333	35,410
Comprehensive income	$99,187	$78,392	$107,044

See accompanying notes.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY	COMMUNITY FIRST BANKSHARES, INC.

Years ended December 31, 2002, 2001, 2000 (Dollars in thousands, except share data)	Common Stock		Capital Surplus	Retained Earnings	Unrealized Gain(Loss)	Treasury Stock		Total
	Shares	Amount				Shares	Amount
Balance at December 31, 1999	51,021,896	$510	$192,071	$276,502	$(44,896)	885,964	$(16,918)	$407,269
Net income	—	—	—	71,634	—	—	—	71,634
Common stock dividends ($0.60 per share)	—	—	—	(27,601)	—	—	—	(27,601)
Purchases of common stock for treasury, at cost	—	—	—	—	—	8,760,278	(145,725)	(145,725)
Sales of treasury stock to employee benefit plans	—	—	—	(793)	—	(127,136)	2,573	1,780
Exercise of options, net of stock tendered in payment	—	—	297	(4,651)	—	(363,962)	7,018	2,664
Change in unrealized loss on available-for-sale securities, net of income taxes of $21,576	—	—	—	—	35,410	—	—	35,410
Balance at December 31, 2000	51,021,896	$510	$192,368	$315,091	$(9,486)	9,155,144	$(153,052)	$345,431
Net income	—	—	—	65,059	—	—	—	65,059
Common stock dividends ($0.68 per share)	—	—	—	(27,793)	—	—	—	(27,793)
Purchases of common stock for treasury, at cost	—	—	—	—	—	2,010,172	(43,020)	(43,020)
Exercise of options, net of stock tendered in payment	—	—	735	(4,256)	—	(389,459)	7,216	3,695
Change in unrealized gain on available-for-sale securities, net of income taxes of $8,748	—	—	—	—	13,333	—	—	13,333
Balance at December 31, 2001	51,021,896	$510	$193,103	$348,101	$3,847	10,775,857	$(188,856)	$356,705
Net income	—		—	79,208	—	—	—	79,208
Common stock dividends ($0.80 per share)	—	—	—	(31,664)	—	—	—	(31,664)
Common stock dividends
Purchases of common stock for treasury, at cost	—	—	—	—	—	1,958,641	(50,187)	(50,187)
Exercise of options, net of stock tendered in payment	—	—	1,902	(2,073)	—	(425,929)	6,489	6,318
Purchase of treasury stock for employee benefit plans		—	—	(22)	—	34,527	(770)	(792)
Net cost of redemption of company-obligated mandatorily redeemable preferred securities	—	—	(1,118)	—	—	—	—	(1,118)
Change in unrealized gain on available-for-sale securities, net of income taxes of $13,098	—	—	—	—	19,979	—	—	19,979
Balance at December 31, 2002	51,021,896	$510	$193,887	$393,550	$23,826	12,343,096	$(233,324)	$378,449

See accompanying notes.

CONSOLIDATED STATEMENTS OF CASH FLOWS	COMMUNITY FIRST BANKSHARES, INC.

Years ended December 31 (In thousands)	2002	2001	2000
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$79,208	$65,059	$71,634
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	13,262	17,520	15,781
Depreciation	14,841	13,553	14,307
Amortization of intangibles	3,318	9,928	10,481
Net amortization (accretion) of premiums and discounts on securities	1,740	(582)	188
Deferred income tax benefit	5,237	(2,223)	(2,077)
Decrease (increase) in interest receivable	4,628	13,003	(1,464)
(Decrease) increase in interest payable	(10,979)	(15,523)	13,540
Other, net	26,400	15,451	(6,350)
Net cash provided by operating activities	137,655	116,186	116,040

CASH FLOWS FROM INVESTING ACTIVITIES
Net (increase) decrease in interest-bearing deposits	(4,272)	769	3,538
Purchases of available-for-sale securities	(1,487,117)	(724,534)	(129,097)
Maturities of available-for-sale securities	1,210,824	985,009	258,584
Sales of available-for-sale securities, net of gains	72,251	39,632	150,318
Purchases of held-to-maturity securities	(3,400)	(3,543)	(3,431)
Maturities of held-to-maturity securities	—	—	4,457
Net decrease (increase) in loans	146,702	(13,187)	(60,340)
Net increase in bank premises and equipment	(21,016)	(17,825)	(10,525)
Net cash (used in) provided by investing activities	(86,028)	266,321	213,504

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in demand deposits, NOW accounts and savings accounts	40,724	4,679	(43,126)
Net (decrease) increase in time accounts	(121,791)	(273,757)	153,154
Net increase (decrease) in short-term and other borrowings	110,851	(67,071)	(314,715)
Net (decrease) increase in long-term debt	(9,341)	12,884	48,335
Net proceeds from issuance of Company-obligated mandatorily redeemable preferred securities	61,856	—	—
Repayment of Company-obligated mandatorily redeemable preferred securities	(62,974)	—	—
Net purchase of common stock held in treasury	(50,979)	(43,020)	(145,725)
Net sale of common stock held in treasury	6,318	3,695	4,444
Cash dividends	(31,664)	(27,793)	(27,601)
Net cash used in financing activities	(57,000)	(390,383)	(325,234)
Net (decrease) increase in cash and cash equivalents	(5,373)	(7,876)	4,310
Cash and cash equivalents at beginning of year	248,260	256,136	251,826
Cash and cash equivalents at end of year	$242,887	$248,260	$256,136

See accompanying notes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	COMMUNITY FIRST BANKSHARES, INC.

1. SIGNIFICANT ACCOUNTING POLICIES

Community First Bankshares, Inc. (the “Company”) is a bank holding company which, at the end of 2002, served 136 communities in Arizona, California, Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota, South Dakota, Utah, Wisconsin and Wyoming. The Company’s community banks provide a full range of banking services through its 51 Regional Financial Centers and 28 Community Financial Centers, primarily in small and medium-sized communities and the surrounding areas. In addition to its primary emphasis on commercial and consumer banking services, the Company offers trust, mortgage, insurance and nondeposit investment products and services.

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

Debt securities not classified as held-to-maturity and equity securities are classified as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of tax, reported within comprehensive income in shareholders’ equity.

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

LOANS

Loans are stated at their principal balance outstanding, less the allowance for loan losses. Interest on loans is recognized on an accrual basis. Loans are placed on nonaccrual when they become past due over 90 days, unless well secured and in the process of collection, or earlier, if the collection of interest or principal is considered unlikely. Thereafter, no interest income is recognized unless received in cash and until such time as the borrower demonstrates the ability to pay interest and principal. Consumer loans are generally charged off when they become 90 days contractually past due. All other loans are charged off when considered uncollectible based on both quantitative and qualitative factors determined on an individual loan basis.

Loans held for sale are carried at the lower of cost or fair value.

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

BANK PREMISES AND EQUIPMENT

Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation for financial reporting purposes is provided on the straight-line method over the estimated lives of the assets and includes amortization of assets recorded under capital leases. Estimated lives range from three to twenty and fifteen to thirty-nine years for equipment and premises, respectively. Accelerated depreciation methods are used for income tax reporting purposes.

INTANGIBLE ASSETS

Goodwill, the excess cost over net assets acquired, of subsidiaries was amortized over a period of fifteen years, until December 31, 2001. As described in Note 3, Accounting Changes, goodwill is no longer amortized. At December 31, 2002, goodwill totaled $62,903,000, net of accumulated amortization of $36,292,000. Other intangible assets, principally deposit based intangibles, unexpired premium lists and noncompetition agreements, totaled $32,577,000, net of accumulated amortization of $17,087,000, and are amortized over their estimated useful lives ranging from three to twenty-five years. The Company assesses the recoverability of goodwill and other intangibles on an annual basis to determine whether any impairment exists. This ongoing assessment includes understanding and evaluating qualitative factors that would indicate the potential for impairment. If the Company believes a potential impairment exists, the Company estimates the relative market value of the corresponding business activity to determine whether a permanent impairment exists.

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

STOCK-BASED COMPENSATION

At December 31, 2002, the company had two stock-based employee compensation plans, which are described more fully in Note 15, Employee Benefit Plans. The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and Related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation:

	Year Ended December 31
(Dollars in thousands, except per share data)	2002	2001	2000
Net income, as reported	$79,208	$65,059	$71,634
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects.	(2,782)	(2,289)	(1,923)
Pro forma net income	$76,426	$62,770	$69,711
Earnings per share:
Basic—as reported	$2.00	$1.59	$1.55
Basic—pro forma	$1.93	$1.53	$1.51
Diluted—as reported	$1.97	$1.57	$1.54
Diluted—pro forma	$1.90	$1.51	$1.50

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

The following weighted-average assumptions were used in the valuation model: risk-free interest rates of 3.61 percent and 4.88 percent in 2002 and 2001, respectively; dividend yield of 3.17 percent and 2.65 percent in 2002 and 2001, respectively; stock price volatility factors of .265 and .329 in 2002 and 2001, respectively; and expected life of options of 7.5 years.

2. BUSINESS COMBINATIONS AND DIVESTITURES

On June 15, 2001, the Company, through its subsidiary bank, and Wells Fargo & Company formed a joint venture mortgage company called Community First Mortgage, LLC. This joint venture mortgage company provides mortgage origination, documentation, servicing process and support for all of the residential mortgage business of Community First Bankshares. The Company has 50% ownership and voting rights over the affairs of the joint venture and records its interest in the joint venture using the equity method of accounting. Accordingly, the assets and liabilities of the joint venture are not consolidated in the Company’s financial statements, but rather, are reflected as a single line item in the statements of financial condition. The new mortgage company began operations in late 2001 and was fully operational in 2002.

During 2001, the Company sold nine offices in Arizona, three offices in Nebraska, and one office in North Dakota. The transactions included the disposition of $118 million in deposits.

During 2001, the Company completed the closure of eight offices, including three offices in Colorado, two offices in each of North Dakota and Wyoming and one in Minnesota. Four of the offices closed are in communities where the Company maintains other offices. Thus, the Company will continue to serve those communities. The closures are part of the Company’s strategic initiatives announced during the first quarter of 2001.

3. ACCOUNTING CHANGES

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

Effective January 1, 2002, the Company adopted Statement 142. During the first quarter of 2002, the Company performed the first of the required impairment tests of goodwill as of January 1, 2002. The Company tested for impairment using the two-step process described in Statement 142. The first step was a review for potential impairment, while the second step measures the amount of the impairment, if any. The Company found no impairment of goodwill;

therefore, the Company did not record any transitional impairment as a cumulative effect of a change in accounting principle.

The following table sets forth the computation of net income and basic and diluted earnings per share as though goodwill amortization had not been recorded as an expense during 2002 and 2001:

	For the Years Ended
(Dollars in thousands, except per share data)	2002	2001
Reported net income	$79,208	$65,059
Effect of SFAS 142
After-tax goodwill amortization included in net income	—	4,984
Adjusted net income	$79,208	$70,043
Adjusted basic earnings per share	$2.00	$1.71
Adjusted diluted earnings per share	$1.97	$1.69

The aggregate amortization expense of intangible assets other than goodwill for the years ended December 31, 2002 and 2001 were $3,318,000 and $3,375,000, respectively. The following table sets forth estimated amortization expense for intangible assets other than goodwill for each of the five years subsequent to December 31, 2002 (in thousands):

2003	$3,322
2004	3,306
2005	3,261
2006	3,189
2007	3,160

All of the Company’s intangible assets other than goodwill are subject to amortization. The following table sets forth the gross carrying amount and accumulated amortization, in total and by major class of intangible assets as of December 31, 2002 (in thousands):

	Gross Carrying Amount	Accumulated Amortization
Amortized intangible assets:
Deposit-based intangibles	$39,620	$14,225
Insurance list premiums	9,260	2,393
Non-compete agreements	784	469
Total	$49,664	$17,087

In November 2002, the Financial Accounting Standards Board issued Interpretation No. 45, Guarantor’s Accounting and Disclosure for Guarantees, Including Indirect Guarantees of Indebtedness of Others (FIN 45). FIN 45 requires certain guarantees to be recorded at fair value and applies to contracts or indemnification agreements that contingently require the guarantor to make payments to the guaranteed party based on changes in an underlying condition that is related to an asset, liability or equity security of the guaranteed party. Examples of contracts meeting these characteristics include standby and performance letters of credit. The recognition requirements of FIN 45 are to be applied prospectively to guarantees issued or modified subsequent to December 31, 2002. FIN 45 also expands the disclosures to be made by guarantors, effective as of December 31, 2002, to include the nature of the guarantee, the maximum potential amount of future payments that the guarantor could be required to make under the guarantee, and the current amount of the liability, if any, for the guarantor’s obligation under the guarantee. Significant guarantees that have been entered into by the Company are disclosed in Note 9, Financial Instruments with Off-Balance-Sheet Risk and Concentration of Credit Risk. The Company does not expect the requirements of FIN 45 to have a material impact on its results of operations, financial position or liquidity.

4. RESTRUCTURING CHARGE

During the first quarter of 2001, the Company recorded a $5.1 million after-tax, non-recurring charge as a result of a series of strategic initiatives designed to improve customer service and strengthen the Company’s position as a provider of diversified financial services. As part of this strategy, the Company designated each of its offices as either a Regional Financial Center or a Community Financial Center. Regional Financial Centers are those locations exhibiting strong commercial banking potential, while Community Financial Centers offer greater retail opportunities. As a consequence of the new delivery structure, the Company sold 13 offices and closed eight additional offices. A further consequence was to achieve a reduction in work force through implementation of an early-out program, which was accepted by 21 eligible management personnel. The restructuring charge included approximately $3.1 million related to asset write-down, data processing, and legal and accounting fees. Additionally, the Company recorded an after-tax expense of approximately $2.0 million to provide for severance-related costs associated with the early-out and reduction-in-force programs.

5. SECURITIES

The following is a summary of available-for-sale securities and held-to-maturity securities at December 31, 2002 (in thousands):

	AVAILABLE-FOR-SALE SECURITIES
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
United States Treasury	$52,474	$994	$—	$53,468
United States Government agencies	286,706	6,521	—	293,227
Mortgage-backed securities	1,007,049	31,071	76	1,038,044
Collateralized mortgage obligations	3,476	36	—	3,512
State and political securities	68,665	2,463	33	71,095
Other securities	214,629	684	2,214	213,099
Total	$1,632,999	$41,769	$2,323	$1,672,445

	HELD-TO-MATURITY SECURITIES
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Other securities	$80,165	$—	$—	$80,165
Total	$80,165	$—	$—	$80,165

The following is a summary of available-for-sale securities and held-to-maturity securities at December 31, 2001 (in thousands):

	AVAILABLE-FOR-SALE SECURITIES
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
United States Treasury	$66,953	$2,349	$5	$69,297
United States Government agencies	227,848	4,624	1,092	231,380
Mortgage-backed securities	877,670	11,343	1,865	887,148
Collateralized mortgage obligations	4,337	50	10	4,377
State and political securities	97,829	1,029	1,255	97,603
Other securities	156,059	691	9,489	147,261
Total	$1,430,696	$20,086	$13,716	$1,437,066

	HELD-TO-MATURITY SECURITIES
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Other securities	$76,765	$—	$—	$76,765
Total	$76,765	$—	$—	$76,765

Proceeds from the sale of available-for-sale securities during the years ended December 31, 2002, 2001 and 2000, were $72,624,000, $40,436,000, and $150,383,000, respectively. Gross gains of $2,606,000, $1,088,000, and $880,000 and gross losses of $2,233,000, $284,000, and $815,000 were realized on those sales during 2002, 2001 and 2000, respectively. The tax effect on the net gains during 2002, 2001 and 2000 was approximately $131,000, $281,000, and $23,000, respectively. There were no sales of held-to-maturity securities during 2002, 2001 or 2000.

The amortized cost and estimated fair value of debt securities at December 31, 2002, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Available-for-Sale (In thousands)	Amortized Cost	Estimated Fair Value
Due in one year or less	$230,460	$232,009
Due after one year through five years	232,762	238,624
Due after five years through ten years	39,338	40,643
Due after ten years	119,914	119,613
	622,474	630,889
Mortgage-backed securities	1,007,049	1,038,044
Collateralized mortgage obligations	3,176	3,512
Total	$1,632,999	$1,672,445

Held-to-Maturity (In thousands)	Amortized Cost	Estimated Fair Value
Due after ten years	$80,165	$80,165
Total	$80,165	$80,16537

Available-for-sale and held-to-maturity securities carried at $1,262,239,000 and $1,213,234,000 at December 31, 2002 and 2001, respectively, were pledged to secure borrowings, public and trust deposits and for other purposes required by law. Securities sold under agreement to repurchase were collateralized by available-for-sale and held-to-maturity securities with an aggregate carrying value of $260,730,000 and $246,759,000 at December 31, 2002 and 2001, respectively.

6. LOANS

The composition of the loan portfolio at December 31 was as follows (in thousands):

	2002	2001
Real estate	$1,568,710	$1,515,118
Real estate construction	439,536	519,031
Commercial	723,530	824,318
Consumer and other	625,429	627,034
Agriculture	220,688	251,191
	3,577,893	3,736,692
Less: Allowance for loan losses	(56,156)	(54,991)
Net loans	$3,521,737	$3,681,701

Real estate loans totaling $261,627,000 and $1,136,828,000 at December 31, 2002 and 2001, respectively, were pledged to secure borrowings. Loans held for sale totaled $2,669,000 and $0 at December 31, 2002 and 2001, respectively, and consisted of real estate loans at the Company’s affiliate bank.

7. ALLOWANCE FOR LOAN LOSSES

Activity in the allowance was as follows (in thousands):

	2002	2001	2000
Balance at beginning of year	$54,991	$52,168	$48,878
Allowance of acquired companies/other	—	—	—
Provision charged to operating expense	13,262	17,520	15,781
Loans charged off	(20,049)	(19,869)	(17,117)
Recoveries of loans charged off	7,952	5,172	4,626
Balance at end of year	$56,156	$54,991	$52,168

Other real estate owned totaled $5,990,000, $2,869,000, and $2,437,000 at December 31, 2002, 2001, and 2000, respectively.

Nonaccrual loans totaled $22,728,000, $20,818,000, and $23,426,000 at December 31, 2002, 2001 and 2000, respectively. The Company includes all loans considered impaired under SFAS No. 114 in nonaccrual loans. Interest income of $3,615,000, $2,722,000, and $4,693,000 on nonaccrual loans would have been recorded during 2002, 2001 and 2000, respectively, if the loans had been current in accordance with their original terms. The Company recorded interest income of $679,000, $1,113,000 and $955,000 related to loans that were on nonaccrual status as of December 31, 2002, 2001 and 2000, respectively.

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

INTEREST-BEARING DEPOSITS

The fair value of interest-bearing deposits is estimated using a discounted cash flow analysis using current market rates of interest bearing deposits with similar maturities to discount the future cash flows.

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

The estimated fair values of the Company’s financial instruments at December 31 are shown in the table below (in thousands):

	2002		2001
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and due from banks	$242,887	$242,887	$248,260	$248,260
Interest-bearing deposits	4,613	4,613	341	341
Available-for-sale securities	1,672,445	1,672,445	1,437,066	1,437,066
Held-to-maturity securities	80,165	80,165	76,765	76,765
Loans	3,577,893	3,629,191	3,736,692	3,798,123
Allowance for loan losses	(56,156)	(56,156)	(54,991)	(54,991)
Net loans	3,521,737	3,573,035	3,681,701	3,743,132
Financial liabilities:
Deposits:
Noninterest-bearing	$470,900	$470,900	$487,864	$487,864
Interest-bearing:
Savings and NOW	2,424,943	2,424,943	2,367,255	2,367,255
Time accounts over $ 100,000	670,187	680,086	692,315	696,810
Other time accounts	1,103,716	1,121,184	1,203,379	1,211,193
Total deposits	4,669,746	4,697,113	4,750,813	4,763,122
Federal funds purchased and repurchase agreements	377,230	377,230	318,859	318,859
Other short-term borrowings	76,260	76,260	23,780	23,780
Long-term debt	127,500	131,303	136,841	140,570

9. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

In the normal course of business, the Company is party to financial instruments with off-balance-sheet risk. These transactions enable customers to meet their financing needs and enable the Company to manage its interest rate risk. These financial instruments include commitments to extend credit and letters of credit. The contract or notional amounts of these financial instruments at December 31, 2002 and 2001, were as follows (in thousands):

	2002	2001
Commitments to extend credit	$659,609	$671,500
Standby letters of credit	19,716	21,042
Commercial letters of credit	10,662	9,165

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

The Company’s bank subsidiary grants real estate, agricultural, commercial, consumer and other loans and commitments and letters of credit to customers throughout Arizona, California, Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota, South Dakota, Utah, Wisconsin and Wyoming. Although the Company has a diversified loan portfolio, the ability of a significant portion of its debtors to honor their contracts is dependent upon their local  economic sector. The maximum exposure to accounting loss that could occur, if the borrowers fail to perform according to the loan agreements, and the underlying collateral proved to be of no value, is the total loan portfolio balances and contractual amounts of commitments and letters of credit.

10. BANK PREMISES AND EQUIPMENT

Bank premises and equipment at December 31 consisted of the  following (in thousands):

	2002	2001
Land	$22,100	$22,265
Buildings	134,675	133,701
Furniture, fixtures and equipment	95,018	89,911
Leased property under capital lease obligations	12,561	7,747
	264,354	253,624
Less accumulated depreciation	132,232	127,677
	$132,122	$125,947

11. SHORT-TERM BORROWINGS

As of December 31, 2002, the Company’s subsidiary bank had $44 million in Federal Home Loan Bank (“FHLB”) borrowings, which are collateralized by various investment securities and real estate loans. The interest rates on FHLB borrowings are variable rates based on short-term market conditions and the term of the advance, ranging from 1.46% to 4.68% at December 31, 2002. The Company’s subsidiaries had no additional short-term borrowings outstanding at December 31, 2002.

The Company has a short-term line of credit bearing interest at a variable rate of LIBOR plus ..75% that provides for borrowing up to $25 million through October 26, 2003, with a commitment fee of .25% of the revolving commitment amount. As of December 31, 2002, the Company had no balance outstanding under this line of credit. The Company has a short term line of credit bearing interest at a variable rate of 1.25% above the Federal Funds rate that provides for borrowing up to $50 million, with a commitment fee of .25% of the revolving commitment amount. This line may be accessed to fund the repurchase of the Company’s common stock, fund operating expenses and underwrite the Company’s outstanding commercial paper obligations. As of December 31, 2001, the Company had no balance outstanding under this line of credit. The Company has entered into an agreement that allows for its designated agent to underwrite up to $35 million of commercial paper and has obtained lines of credit to support these borrowings. As of December 31, 2002, there was a $32 million commercial paper balance outstanding with a blended rate of 1.93%. The terms of the lines of credit include certain covenants with which the Company must comply. At December 31, 2002, the Company was in compliance with all covenants pertaining to the lines of credit.

12. LONG-TERM DEBT

Long-term debt consisted of the following at December 31 (in  thousands):

	2002	2001
Parent Company:
Subordinated notes payable, interest at 7.30%, payable semi-annually, maturing June 30, 2004, unsecured	$60,000	$60,000
Term note payable to bank, interest at 6.19% until February 1, 2008, then at .50% over One Year, Three Year, or Five Year U.S. Treasury rate, payable semi-annually, maturing February 1, 2013, secured by real property	—	2,560
Subsidiaries:
Federal Home Loan Bank advances, interest rates ranging from 3.64% to 6.55%, payable monthly, with maturities ranging from May 20, 2004 to October 2, 2008	42,500	48,500
Subordinated term note payable to bank, interest of LIBOR plus 140 basis points, payable quarterly, maturing December 22, 2007, unsecured	25,000	25,000
Term note payable to bank, interest at 3.50% payable monthly, principal payments ranging from $49,600 to $54,700, per schedule due monthly through March 31, 2003	—	781
	$127,500	$136,841

The 7.30% subordinated notes payable are not redeemable, in whole or in part, by the Company. These notes, of which 20% of the balance qualifies as Tier II capital as of December 31, 2002, under the Federal Reserve Board guidelines, are direct obligations of the Company and are subordinated to all other indebtedness of the Company. The terms of the subordinated notes payable include  certain covenants with which the Company must comply. At December 31, 2002, the Company was in compliance with all covenants pertaining to the subordinated notes payable.

Maturities of long-term debt outstanding, at December 31, 2002, were (in thousands):

2003	$0
2004	66,000
2005	28,000
2006	4,000
2007	27,000
Thereafter	2,500
$127,500

13. COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES

On March 27, 2002, the Company issued $60 million of 8.125% Cumulative Capital Securities, through CFB Capital III, a Delaware business trust subsidiary organized in February 2002. The proceeds of the offering were invested by CFB Capital III in Junior Subordinated Debentures of the Company. The debentures can be redeemed no earlier than April 15, 2007, and mature April 15, 2032. The capital securities qualified as Tier 1 capital under capital guidelines of the Federal Reserve. On May 1, 2002, the Company used the net proceeds to redeem all of the 8.875% Junior Subordinated Debentures that it issued in 1997, thereby triggering the redemption of all 2,400,000 of the 8.875% Cumulative Capital Securities issued by CFB Capital I, a Delaware business trust.

On December 10, 1997, the Company issued $60 million of 8.20% Cumulative Capital Securities, through CFB Capital II, a business trust subsidiary organized in December 1997. The proceeds of the offering were invested by CFB Capital II in Junior Subordinated Debentures of the Company. The debentures will mature not earlier than December 15, 2002 and not later than December 15, 2027.

At December 31, 2002, $118 million in Capital Securities qualified as Tier 1 capital under capital guidelines of the Federal Reserve Board.

14. SHAREHOLDERS’ EQUITY

On February 22, 2002, the Company filed a shelf registration statement with the Securities and Exchange Commission for the purpose of issuing $180 million of various debt and equity securities. At December 31, 2002, $120 million remain available for issuance of debt and equity securities.

COMMON STOCK

On April 3, 1998, the Company filed a shelf registration statement with the Securities and Exchange Commission for the purpose of issuing up to 3,500,000 shares of its common stock. The shares may be offered in acquisition transactions in exchange for shares of capital stock, partnership interests or other assets representing an interest, direct or indirect, in other companies or entities, or in exchange for assets used in or related to the business of such entities. Amendment No. 1, effective June 11, 1998, increased the shares under this registration statement to 7,000,000 shares, to reflect the effect of the shares remaining as of May 15, 1998, when the  shareholders approved a charter amendment to facilitate a two-for-one split of the Company’s common stock, in the form of a 100 percent stock dividend. Subsequently, two additional acquisitions, totaling 1,843,447 shares, were completed under this registration statement. At December 31, 2002, there remain 5,156,553 shares to be issued under the registration statement.

On December 31, 1997, the Company filed a shelf registration statement with the Securities and Exchange Commission for the purpose of issuing up to 3,000,000 shares of its common stock. The shares may be offered in acquisition transactions in exchange for shares of capital stock, partnership interests or other assets  representing an interest, direct or indirect, in other companies or entities, or in exchange for assets used in or related to the business of such entities. Amendment No. 2, effective June 22, 1998 increased the shares under this registration statement to 4,438,207 shares, to reflect the effect of the shares remaining as of May 15, 1998, when the shareholders approved a charter amendment to facilitate a two-for-one split of the Company’s common stock, in the form of a 100 percent stock dividend. As of June 22, 1998, two acquisitions were completed under the registration statement, totaling 1,561,793 shares, resulting in a pre-split remaining authorized shares of 1,438,207. Subsequently, two additional acquisitions, totaling 2,016,218 shares, were completed under the December 31, 1997 registration statement. At December 31, 2002, there remain 860,196 shares to be issued under the registration statement.

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

CAPITAL REQUIREMENTS

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet  minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if  undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve  quantitative measures of the Company’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification are also subject to qualitative judgments by the regulators about  components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets.

As of December 31, 2002, the Company is considered well  capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table.

Regulatory Capital Requirements:	At December 31, 2002

(Dollars in thousands)	Tier 1 Capital	Total Risk- Based Capital	Leverage	Total Risk- Weighted Assets
Minimum	4.00%	8.00%	3.00%	N/A
Well Capitalized	6.00%	10.00%	5.00%	N/A
Bank Subsidiary:
Community First National Bank, Fargo	10.35%	12.08%	7.72%	$4,159,134
Community First Bankshares, Inc.	8.98%	11.04%	6.52%	$4,202,131

Regulatory Capital Requirements:	At December 31, 2001

(Dollars in thousands)	Tier 1 Capital	Total Risk- Based Capital	Leverage	Total Risk- Weighted Assets
Minimum	4.00%	8.00%	3.00%	N/A
Well Capitalized	6.00%	10.00%	5.00%	N/A
Bank Subsidiary:
Community First National Bank, Fargo	9.43%	11.13%	7.16%	$4,254,919
Community First Bankshares, Inc.	8.67%	11.11%	6.51%	$4,304,531

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

Stock options outstanding under the plans are as follows:

	2002		2001
	Options Outstanding	Weighted Average Price Per Share	Options Outstanding	Weighted Average Price Per Share
Beginning of year	2,437,234	$17.98	2,441,862	$16.32
Options granted	835,453	24.60	682,800	19.45
Options exercised	(666,319)	17.44	(507,061)	11.16
Options forfeited	(142,071)	19.93	(180,367)	20.25
End of year	2,464,297	$20.26	2,437,234	$17.98
Exercisable at end of year	1,300,277	$19.34	1,212,469	$18.55

	2002	2001
Weighted-average fair value of options granted	$5.64	$6.34

The range of exercise prices and the weighted-average remaining contractual life of the options outstanding at December 31, 2002 were as follows:

Range of Exercise Prices Per Share	Options Outstanding at December 31, 2002	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Life
$ 24.25 – $26.55	1,021,839	$24.67	6.95 Years
$ 19.3125 – $21.49	868,836	$19.52	7.55 Years
$ 12.82 – $15.875	536,137	$14.02	7.14 Years
$ 5.87 – $6.16	37,485	$6.04	3.77 Years

At December 31, 2002, a total of 2,769,572 shares of authorized common stock was reserved for exercise of options granted under the 1996 and 1987 Stock Option Plans.

EMPLOYEE STOCK OWNERSHIP PLAN

Prior to 2001, the Company had an employee stock ownership plan (“ESOP”) that was a defined contribution plan covering all employees who are 21 years of age with more than one year of service. Contributions were calculated using a formula based on the Company’s return on average assets on a yearly basis. In 2001, the Company approved a plan which merged the ESOP into the Company’s Profit Sharing Plan, thus, the Company made no contributions in 2002, 2001 and 2000, and anticipates no future contribution expenses.

PROFIT-SHARING PLAN

The Company offers a contributory profit-sharing and thrift plan that qualifies under section 401(k) of the Internal Revenue Code. The plan covers all employees who are 21 years of age with more than one year of service. The plan provides for an employer-matching contribution of 100% of the first 3% and 50% of the next 3% of each participant’s eligible contribution, subject to a limitation of the lesser of the participant’s contribution or the maximum amount prescribed by the Internal Revenue Code. The Company’s contribution was $2,172,000, $2,743,000, and $1,456,000 in 2002, 2001 and 2000, respectively. In 2001, the Company adopted a plan which merged the Company’s ESOP into the Profit Sharing Plan and increased the employer-matching contribution. Prior to 2001, the employer-matching contribution was 50% based on each participant’s eligible contribution for each plan year, subject to a limitation of the lesser of 6% of the participant’s annual compensation or the maximum amount prescribed by the Internal Revenue Code.

16. RESTRICTIONS ON CASH AND DUE FROM BANKS

Bank subsidiaries are required to maintain average reserve balances with the Federal Reserve Bank. Balances of $46,845,000 and $22,597,000 at December 31, 2002 and 2001, respectively, exceeded required amounts.

17. INCOME TAXES

The components of the provision for income taxes were (in  thousands):

	2002	2001	2000
Federal:
Current	$31,592	$32,587	$34,443
Deferred	5,141	(1,961)	(1,741)
	36,733	30,626	32,702
State:
Current	2,720	3,112	3,382
Deferred	96	(262)	(336)
	2,816	2,850	3,046
Provision for income taxes	$39,549	$33,476	$35,748

The reconciliation between the provision for income taxes and the amount computed by applying the statutory federal income tax rate was as follows (in thousands):

	2002	2001	2000
Tax at statutory rate (35%)	$41,565	$34,487	$37,584
State income tax, net of federal tax benefit	1,830	1,853	1,980
Tax-exempt interest	(3,944)	(4,094)	(3,726)
Amortization of goodwill	—	919	918
Other	98	311	(1,008)
Provision for income taxes	$39,549	$33,476	$35,748

Deferred income tax assets and liabilities reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting purposes. Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2002 and 2001, are as follows (in thousands):

	2002	2001
Deferred tax assets:
Loan loss reserves	$21,480	$20,695
Other reserves	478	376
Deferred compensation	1,857	916
Deferred loan fees	—	8
Other	2,175	3,250
	25,990	25,245

Deferred tax liabilities:
Unrealized net gains	15,693	2,522
Depreciation	3,739	644
Deductible goodwill	1,502	—
Purchase accounting	135	126
Other	121	228
	21,190	3,520
Net deferred tax asset	$4,800	$21,725

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

18. COMMITMENTS AND CONTINGENT LIABILITIES

Total rent expense was $4,852,000, $5,273,000, and $5,704,000 in 2002, 2001 and 2000, respectively.

Future minimum payments, by year and in the aggregate, under noncancelable leases with initial or remaining terms of one year or more, consisted of the following at December 31, 2002 (in thousands):

	Operating	Capital
2003	$2,603	$1,053
2004	1,229	1,356
2005	658	1,356
2006	546	1,356
2007	521	1,356
Thereafter	2,410	198
	$7,967	$6,675
Executory costs (taxes)		—
Net minimum lease payments		6,675
Less:
Amount representing interest		(1,214)
Present value of net minimum lease payments		$5,461

In the normal course of business, there are various outstanding legal proceedings, claims, commitments and contingent liabilities. In the opinion of management, the Company and its subsidiaries will not be materially affected by the outcome of such matters.

24

19. COMMUNITY FIRST BANKSHARES, INC.

(Parent Company Only)

CONDENSED STATEMENTS OF FINANCIAL CONDITION

December 31 (In thousands)	2002	2001
assets
Cash and due from subsidiary bank	$681	$4,698
Interest-bearing deposits	4,150	31
Available-for-sale securities	114	13,040
Investment in subsidiaries	560,319	521,938
Furniture and equipment	11,951	7,884
Receivable from subsidiaries	7,188	13,009
Other assets	13,333	13,595
Total assets	$597,736	$574,195

liabilities and shareholders’ equity
Short-term borrowings	$24,720	$19,780
Long-term debt	183,711	186,272
Other liabilities	10,856	11,438
Shareholders’ equity	378,449	356,705
Total liabilities and shareholders’ equity	$597,736	$574,195

CONDENSED STATEMENTS OF INCOME

Years ended December 31 (In thousands)	2002	2001	2000
Income:
Dividends from subsidiaries	$87,125	$126,117	$58,067
Service fees from subsidiaries	—	329	411
Interest income	739	614	971
Other	(801)	1,552	1,559
Total income	87,063	128,612	61,008
Expense:
Interest expense	15,806	16,471	18,462
Other expense	28,023	29,839	22,186
Total expense	43,829	46,310	40,648
Income before income tax benefit, equity in undistributed income of subsidiaries	43,234	82,302	20,360
Income tax benefit	14,587	14,849	13,120
Income before undistributed (overdistributed) income of subsidiaries	57,821	97,151	33,480
Equity in undistributed (overdistributed) income of subsidiaries	21,387	(32,092)	38,154
Net income	$79,208	$65,059	$71,634

CONDENSED STATEMENTS OF CASH FLOWS

Years ended December 31(In thousands)	2002	2001	2000
Cash flows from operating activities:
Net income	$79,208	$65,059	$71,634
Adjustments to reconcile net income to net cash used in operating activities:
Equity in (undistributed) overdistributed income of subsidiaries	(21,387)	32,092	(38,154)
Depreciation	1,029	730	867
(Decrease) increase in interest payable	(161)	(2,450)	2,176
Other, net	591	9,485	(417)
Net cash provided by operating activities	59,280	104,916	36,106

Cash flows from investing activities:
Equity distribution from (to) subsidiaries	2,819	(1,763)	110,021
Net loans to subsidiaries	5,821	(90)	8,945
Purchases of available-for-sale securities	(255,903)	(355,456)	(32,473)
Sales of available-for-sale securities, net of gains	21,132	3,767	1,630
Maturities of investment securities	247,112	348,779	23,009
Net increase in furniture and equipment	(5,096)	(1,917)	(932)
Net (increase) decrease in interest-bearing deposits	(4,119)	(29)	14
Net cash provided by (used in) investing activities	11,766	(6,709)	110,214

Cash flows from financing activities:
Net increase (decrease) in short-term borrowings	4,940	(29,172)	23,345
Common stock dividends paid	(31,664)	(27,793)	(27,601)
Repayment of long-term debt	(2,560)	(213)	(214)
Net proceeds from issuance of Company-obligated mandatorily redeemable preferred securities	61,856	—	—
Repayment of Company-obligated mandatorily redeemable preferred securities	(62,974)	—	—
Net sales of common stock held in treasury	6,318	3,695	4,444
Net purchases of common stock held in treasury	(50,979)	(43,020)	(145,725)
Net cash used in financing activities	(75,063)	(96,503)	(145,751)
Net (decrease) increase in cash and cash equivalents	(4,017)	1,704	569
Cash and cash equivalents at beginning of year	4,698	2,994	2,425
Cash and cash equivalents at end of year	$681	$4,698	$2,994

Certain restrictions exist regarding the extent to which the bank subsidiary may transfer funds to the Company in the form of dividends, loans or advances. Federal law prevents the Company from borrowing from its bank subsidiary unless the loans are secured by specified U.S. obligations. Secured loans to the Company or any individual affiliate are generally limited in amount to 10% of the bank’s equity. Further, loans to the Company and all affiliates in total are limited to 20% of the bank’s equity. As of December 31, 2002 and 2001, $54,960,000 and $50,861,000, respectively, of individual subsidiary bank’s capital was available for credit extension to the parent company. At December 31, 2002 and 2001, the bank subsidiary had no credit extended to the Company.

Payment of dividends to the Company by its subsidiary bank is subject to various limitations by bank regulatory agencies. Undistributed earnings of the bank subsidiary available for distribution as dividends under these limitations were $0 and $25,898,000 as of December 31, 2002 and 2001, respectively.

20.  RELATED PARTY TRANSACTIONS

Certain directors and executive officers of the Company and its subsidiaries, including their immediate families, companies in which they are principal owners and trusts in which they are involved, are loan customers of the bank subsidiary. The aggregate dollar amounts of these loans, which were made in the normal course of business, did not exceed five percent of  shareholders’ equity at December 31, 2002, 2001 and 2000.

21.  EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share (dollars in thousands, except share and per share data):

Years ended December 31	2002	2001	2000
Numerator:
Income from continuing operations	$79,208	$65,059	$71,634
Numerator for basic earnings per share income available to common stockholders	79,208	65,059	71,634
Denominator:
Denominator for basic earnings per share weighted-average shares outstanding	39,564,912	40,905,545	46,219,120
Effect of dilutive securities:
Employee stock options	640,937	565,859	359,630
Employee benefit plan shares	37,286	—	—
Dilutive potential common shares	678,223	565,859	359,630
Denominator for diluted earnings per share adjusted weighted-average shares and assumed conversions	40,243,135	41,471,404	46,578,750
Basic earnings per share	$2.00	$1.59	$1.55
Diluted earnings per share	$1.97	$1.57	$1.54

22.  SUPPLEMENTAL DISCLOSURES TO CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31(In thousands)	2002	2001	2000
Unrealized gain (loss) on available-for-sale securities	$33,076	$22,081	$56,986
Income taxes paid	35,058	36,514	35,149
Interest paid	100,907	177,743	196,741

23.  SUBSEQUENT EVENT

In February 2003, the Company determined to issue $60 million of cumulative capital securities through CFB Capital IV, a Delaware business trust subsidiary. The timing and terms of the offering are subject to market conditions, but the securities are expected to be similar to those of CFB Capital III except for the interest rate. If consummated, the transaction is expected to close in late February or March 2003.

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders,

Community First Bankshares, Inc.

We have audited the accompanying consolidated statements of financial condition of Community First Bankshares, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community First Bankshares, Inc., and subsidiaries at December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 3, in 2002 the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, and changed its method of accounting for goodwill.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
January 14, 2003
Except for Note 23, as to which the date is February 7, 2003.

CONSOLIDATED STATEMENT OF CONDITION—FIVE YEAR SUMMARY	COMMUNITY FIRST BANKSHARE INC.

December 31 (In thousands)	2002	2001	2000	1999	1998
ASSETS
Cash and due from banks	$242,887	$248,260	$256,136	$247,051	$262,667
Federal funds sold and securities purchased under agreement to resell	—	—	—	4,775	11,990
Interest-bearing deposits	4,613	341	1,110	4,648	11,463
Available-for-sale securities	1,672,445	1,437,066	1,714,510	1,937,517	2,004,584
Held-to-maturity securities	80,165	76,765	73,222	74,248	92,859
Total securities	1,752,610	1,513,831	1,787,732	2,011,765	2,097,443
Loans	3,577,893	3,736,692	3,738,202	3,690,353	3,537,537
Less: Allowance for loan losses	56,156	54,991	52,168	48,878	51,860
Net loans	3,521,737	3,681,701	3,686,034	3,641,475	3,485,677
Other assets	305,323	328,193	358,717	392,521	370,532
Total assets	$5,827,170	$5,772,326	$6,089,729	$6,302,235	$6,239,772

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$470,900	$487,864	$500,834	$616,861	$591,718
Interest-bearing	4,198,846	4,262,949	4,519,057	4,293,002	4,509,347
Total deposits	4,669,746	4,750,813	5,019,891	4,909,863	5,101,065
Short-term borrowings	453,490	342,639	409,710	724,425	435,726
Long-term debt	127,500	136,841	123,957	75,622	93,524
Other liabilities	77,985	65,328	70,740	65,056	64,801
Total liabilities	5,328,721	5,295,621	5,624,298	5,774,966	5,695,116
Company-obligated mandatorily redeemable preferred securities of subsidiary trusts	120,000	120,000	120,000	120,000	120,000
Shareholders’ equity	378,449	356,705	345,431	407,269	424,656
Total liabilities and shareholders’ equity	$5,827,170	$5,772,326	$6,089,729	$6,302,235	$6,239,772

CONSOLIDATED STATEMENT OF INCOME—FIVE YEAR SUMMARY	COMMUNITY FIRST BANKSHARE INC.

Years Ended December 31 (In thousands, except share and per share data)	2002	2001	2000	1999	1998
INTEREST INCOME:
Loans	$276,846	$336,937	$353,405	$332,974	$337,771
Investment securities	81,136	96,688	123,525	130,955	124,306
Other	201	391	628	1,277	5,193
Total interest income	358,183	434,016	477,558	465,206	467,270

INTEREST EXPENSE:
Deposits	75,572	138,542	169,281	151,138	166,873
Short-term and other borrowings	6,340	15,001	34,303	28,052	19,576
Long-term debt	8,016	8,677	6,697	6,628	8,338
Total interest expense	89,928	162,220	210,281	185,818	194,787
Net interest income	268,255	271,796	267,277	279,388	272,483
Provision for loan losses	13,262	17,520	15,781	20,184	23,136
Net interest income after provision for loan losses	254,993	254,276	251,496	259,204	249,347

NONINTEREST INCOME:
Service charges on deposit accounts	40,121	41,850	42,192	39,246	33,480
Insurance commissions	13,822	12,535	10,550	8,791	7,197
Securities sales commissions	9,526	6,644	6,805	5,258	4,249
Fees from fiduciary activities	5,405	5,661	5,811	5,148	4,944
Net gains on sales of securities	373	804	65	2,175	1,801
Other	12,072	12,081	12,437	14,124	13,196
Total noninterest income	81,319	79,575	77,860	74,742	64,867

NONINTEREST EXPENSE:
Salaries and employee benefits	113,994	115,743	110,024	106,542	119,250
Net occupancy	32,832	31,593	31,941	32,726	33,929
FDIC insurance	800	915	1,039	625	771
Professional service fees	7,478	8,398	8,289	8,819	10,251
Advertising	3,983	5,037	4,545	4,065	4,281
Telephone	5,575	5,633	5,203	4,807	5,727
Amortization of intangibles	3,318	9,928	10,481	10,500	10,366
Acquisition, integration and conforming	—	—	—	3,053	3,721
Restructuring charge	—	7,656	—	—	—
Data processing	7,210	6,940	7,200	6,349	6,809
Company-obligated mandatorily redeemable preferred securities of subsidiary trusts	10,405	10,273	10,245	10,245	10,218
Other	31,960	33,200	33,007	32,729	36,925
Total noninterest expense	217,555	235,316	221,974	220,460	242,248
Income from continuing operations	118,757	98,535	107,382	113,486	71,966
Provision for income taxes	39,549	33,476	35,748	38,573	22,595
Income from continuing operations	79,208	65,059	71,634	74,913	49,371
Discontinued operations	—	—	—	—	(2,232)
Disposal of discontinued operations	—	—	—	—	(1,676)
Net income	$79,208	$65,059	$71,634	$74,913	$45,463
Earnings per common and common equivalent share:
Basic	$2.00	$1.59	$1.55	$1.50	$0.90
Diluted	$1.97	$1.57	$1.54	$1.48	$0.89
Average common and common equivalent shares outstanding:
Basic	39,564,912	40,905,545	46,219,120	50,061,972	50,272,551
Diluted	40,243,135	41,471,404	46,578,750	50,670,559	51,114,703

Quarterly results of opeartions (unaudited)	community first bankshares, inc.

The following is a summary of the quarterly results of operations for the years ended December 31, 2002 and 2001 (in thousands, except share and per share data):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Year ended December 31, 2002
Interest income	$91,740	$90,684	$89,109	$86,650
Interest expense	25,154	22,388	21,681	20,705
Net interest income	66,586	68,296	67,428	65,945
Provision for loan losses	3,315	3,297	3,352	3,298
Net interest income after provision for loan losses	63,271	64,999	64,076	62,647
Net gains (losses) on sales of securities	17	(188)	56	488
Noninterest income	18,983	20,819	20,829	20,315
Noninterest expense	53,109	55,701	54,371	54,374
Income before income taxes	29,162	29,929	30,590	29,076
Provision for income taxes	9,901	10,072	10,221	9,355
Net income	19,261	19,857	20,369	19,721
Earnings per common and common equivalent shares:
Basic net income	$0.48	$0.50	$0.52	$0.50
Diluted net income	$0.47	$0.49	$0.51	$0.50
Average common and common equivalent shares:
Basic	39,984,092	39,772,344	39,424,624	39,080,638
Diluted	40,644,637	40,515,906	40,073,077	39,740,426

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Year ended December 31, 2001
Interest income	$115,175	$111,875	$107,371	$99,595
Interest expense	50,088	43,585	37,964	30,583
Net interest income	65,087	68,290	69,407	69,012
Provision for loan losses	5,617	3,303	5,301	3,299
Net interest income after provision for loan losses	59,470	64,987	64,106	65,713
Net gains (losses) on sales of securities	484	(252)	19	553
Noninterest income	19,494	19,743	20,292	19,242
Noninterest expense	63,701	57,706	56,472	57,437
Income before income taxes	15,747	26,772	27,945	28,071
Provision for income taxes	5,519	9,039	9,505	9,413
Net income	$10,228	$17,733	$18,440	$18,658
Earnings per common and common equivalent shares:
Basic net income	$0.25	$0.43	$0.45	$0.46
Diluted net income	$0.24	$0.43	$0.45	$0.46
Average common and common equivalent shares:
Basic	41,590,689	41,126,894	40,697,521	40,224,374
Diluted	41,997,381	41,633,795	41,359,956	40,911,780

SHAREHOLDERS

As of Febuary 18, 2003, the Company had 2,105 shareholders of record and an estimated 9,000 additional beneficial holders whose stock was held in street name by brokerage houses.

DIVIDEND POLICY

The Board of Directors has adopted a policy of declaring regular quarterly dividends. A dividend of 15 cents per share was paid for each quarter of 2000. A dividend of 16 cents was paid for the first and second quarters of 2001. A dividend of 18 cents per share was paid for the third and fourth quarters of 2001. A dividend of 19 cents per share was paid for the first and second quarters of 2002. A dividend of 21 cents per share was paid for the third and fourth quarters of 2002.

MARKET PRICE RANGE OF COMMON SHARES

The Company's common stock trades on the Nasdaq Stock Market™ under the symbol CFBX. The following table sets forth the high, low and closing sales prices for the Company's common stock during the periods indicated:

	2002			2001
	HIGH	LOW	CLOSE	HIGH	LOW	CLOSE
First Quarter	26.37	24.14	25.86	20.44	18.06	20.19
Second Quarter	28.45	24.99	26.09	23.25	18.88	23.00
Third Quarter	28.15	22.36	27.88	26.25	22.15	24.02
Fourth Quarter	28.13	24.41	26.46	26.97	22.84	25.69