Form 10-K, Exhibit 13
period 2003-12-31
COMMUNITY FIRST BANKSHARES INC
filed 2004-03-12
CIK 857593

Exhibit 13

MANAGEMENT’S DISCUSSION AND ANALYSIS	COMMUNITY FIRST BANKSHARES, INC.

BASIS OF PRESENTATION

The following represents management’s discussion and analysis of Community First Bankshares, Inc.’s (the “Company”) financial condition as of December 31, 2003 and 2002, and its results of operations for the years ended December 31, 2003, 2002 and 2001. This discussion should be read in conjunction with the consolidated financial statements and related footnotes and the five year summary of selected financial data.  Certain amounts in prior periods have been reclassified to conform to the current presentation.

The Company is a bank holding company which at the end of 2003, conducted banking operations in 136 communities located throughout the Midwest, Inter-mountain and Southwest regions.  The Company’s community banks provide a full range of financial services through 92 Regional Financial Centers and branches, and 44 Community Financial Centers.  In addition to its primary emphasis on commercial and consumer banking services, the Company offers trust, mortgage, insurance and non-deposit investment products and services.  The Company’s principal source of income is interest income from loans and investment securities.  Additional sources of income include fees on deposit accounts and other non-interest income including commissions from the sale of insurance and non-deposit investment products and services.  Among the key drivers of the Company’s profitability has been the interest rate environment, from both a deposit pricing and a loan pricing perspective.  Profitability is also impacted by the Company’s ability to find risk appropriate investment and lending opportunities; the Company’s ability to maintain and grow its deposit base in the face of historically low interest rates; increasing competition from other providers of financial services and the Company’s ability to control its non-interest expense, while at the same time keeping pace with necessary technological improvements.  Other key factors affecting the Company include national, regional and local economic conditions that affect demand for loans and impact the rate of loan defaults.

OVERVIEW

GENERAL

For the year ended December 31, 2003, the Company reported net income of $75.0 million, a decrease of $4.2 million, or 5.3%, from the $79.2 million earned during 2002.  Diluted earnings per share were $1.95, compared to $1.97 in 2002.  Return on average assets was 1.34% for 2003, compared with 1.40% for 2002.  Return on average common shareholders’ equity for 2003 and 2002 was 20.50% and 21.76%, respectively.  The decrease in return on assets and return on equity is principally due to a 5.3% decline in net income, as average assets declined 1.1% while average common equity increased 0.5% from 2002 to 2003.

For the year ended December 31, 2002, the Company reported net income of $79.2 million, an increase of $14.1 million, or 21.7%, from the $65.1 million earned during 2001.  Diluted earnings per share were $1.97, compared to $1.57 in 2001.  Return on average assets was 1.40% for 2002, compared with 1.11% for 2001.  Return on average common shareholders’ equity for 2002 and 2001 was 21.76% and 18.66%, respectively.  The increase in return on assets is principally due to the combination of an increase in net income and a $218 million decrease in average assets, while the increase in return on equity is principally due to an increase in net income.  Earnings per share for 2002 included a positive full-year cumulative impact of 12 cents per share, due to the accounting standards change ending the amortization of goodwill.

Total assets were $5.5 billion at December 31, 2003 and $5.8 billion at December 31, 2002, a reduction of $366 million or 6.3%. This reduction was principally due to the Company’s balance sheet management strategy in the current economic environment. Management was reluctant to pursue asset growth at the risk of compromising asset quality, but rather focused on improving profitability through the pursuit of increased non-interest income, including commissions on the sale of insurance and non-deposit investment products.

STRATEGIC INITIATIVES

During 2002 and 2003, the Company has continued to implement a series of strategic initiatives that are designed to improve customer service and strengthen its position as a provider of diversified financial services.  These initiatives included a redefinition of the Company’s delivery model, the sale or closure of selected banking offices and a market extension strategy.

Under the redesigned delivery structure, the Company is implementing a centralized credit process, which, when fully operational, will offer a complete range of decision, origination, documentation and collection services to all Company offices through a Fargo, North Dakota, location.  As of December 31, 2003, all indirect consumer underwriting, administration, documentation and all consumer collection have been centralized.  Centralization of the underwriting, administration, and documentation of direct consumer loans, as well as documentation of commercial and agricultural loans, are expected to be completed by the second quarter of 2004, at which time the centralized delivery initiative will be completed.

During 2003 the Company also initiated a strategy, which consists of a market extension model, wherein the Company intends to open additional offices in selected areas of the Company’s current geographic footprint, that the Company believes are growth or emerging growth markets.  Additional offices are expected to be within the 12-state area within which the Company currently operates.  Services provided at the new locations will be determined by the opportunities identified in that area, and may include business, retail, investment sales, insurance products, mortgage products and wealth management.  During 2003, the Company announced its initial five market extension locations in the metropolitan Minneapolis/St. Paul market.  The Company expects to open the first office during the first quarter of 2004 and the second office during the second quarter of 2004.  The additional offices, which the Company expects to open in late 2004, are pending regulatory approval.  The addition of these offices is not expected to have a material impact on the Company’s financial condition or results of operations during 2004.  The Company has announced that it plans to open 30 new offices by 2007.

During 2003 the Company announced the transition of 16 additional Regional Financial Centers to Community Financial Centers.  Regional Financial Centers offer a broad mix of business and retail activity, while Community Financial Centers maintain a retail focus.  Transitioning branches into the Community Financial Center model is consistent with the Company’s long-term strategic plan to specifically address the client needs of its individual markets through highly targeted service offerings.  The Company expects to complete these transitions in early 2004.

        The Company continues to focus on insurance agency acquisitions and is committed to providing insurance in each of its markets.  During 2003, through its insurance subsidiary, the Company completed the purchase of five insurance agencies, which at the time of acquisition, had a combined annual commission revenue of approximately $1.3 million.  Acquisitions included the November 4, 2003 purchase of a limited services agency in Englewood, Colorado; the October 1, 2003 purchase of an insurance agency in Frisco, Colorado, with offices in Frisco, Leadville and Vail, Colorado; the June 2, 2003 purchase of an agency located in Rock Springs, Wyoming; the May 1, 2003 purchase of an agency in Grand Junction, Colorado; and the April 1, 2003 purchase of a Thornton, Colorado agency.  The Company recognized $1.7 million of intangible assets, including $526, 000 of unamortized goodwill relative to these transactions.

MORTGAGE LOAN JOINT VENTURE

In June 2001, the Company, through its subsidiary bank, and Wells Fargo & Company formed a joint venture mortgage company named Community First Mortgage, LLC.  This joint venture mortgage company provides mortgage origination, documentation and support for substantially all of the residential mortgage business of the Company.  The joint venture provides the Company access to competitive technology and the benefits of future technological developments, as well as expertise in the processing and loan servicing of mortgage products.  The alliance allows the Company to expand its residential mortgage origination business through access to a broader range of mortgage products, while improving efficiency and reducing operating, credit and capital market risks. The Company has 50% ownership and 50% voting rights over the affairs of the joint venture and records its investment and its continuing share of the income or loss of the joint venture under the equity method.  As a result of the formation of the joint venture, substantially all residential mortgage originations are effected through the joint venture rather than through the Company.

STOCK REPURCHASE PLAN

Since April 2000, the Company has conducted common stock repurchase programs providing for the systematic repurchase of the Company’s common stock.  Under these programs, the shares are purchased primarily on the open market, with timing depending upon market conditions.  The program provides the Company with an alternative opportunity for capital utilization.  In addition, the shares acquired can be used for the issuance of common stock upon exercise of stock options, under the Company’s compensation plans and for other purposes, including business combinations.  On April 24, 2003, the Company approved an additional common stock repurchase authorization wherein the Company may repurchase up to an additional 3 million shares of common stock.  As of December 31, 2003, the Company had repurchased 14.4 million shares of common stock under these plans, at prices ranging from $15.25 to $29.29.  The Company repurchased 1.7 million and 1.9 million shares of common stock during 2003 and 2002 at an average price of $26.93 and $25.62, respectively.  As of December 31, 2003, 2.4 million shares remain available for repurchase.  The Company believes the program provides liquidity to investors.  The effect of the repurchase program is to increase reported earnings per share and reduce tangible book value through the reduction of common shares outstanding.

CRITICAL ACCOUNTING ESTIMATES

The Company has established various accounting policies which govern the application of accounting principles generally accepted in the United States in the preparation of the Company’s financial statements.  The significant accounting policies of the Company are described in the footnotes to the consolidated financial statements. Certain accounting policies involve significant judgments and assumptions by management that have a material impact on the carrying value of certain assets and liabilities; management considers such accounting policies to be critical accounting policies.  The judgments and assumptions used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances.  Because of the nature of the judgments and assumptions made by management, actual results could differ from these judgments and estimates which could have a material impact on the carrying values of assets and liabilities and the results of operations of the Company.  The Company believes that its critical accounting policies include the allowance for loan losses, goodwill impairment and income taxes.

The Company believes the allowance for loan losses is a critical accounting policy that requires the most significant judgment and estimates used in preparation of its consolidated financial statements.  Refer to the section entitled Allowance for Loan Losses, in this Management Discussion and Analysis of Financial Condition and Results of Operations, and Note 1, Significant Accounting Polices and Note 9, Financial Instruments with Off-Balance Sheet Risk and Concentrations of Credit Risk in the audited financial statements for a detailed description of the Company’s estimation process and methodology related to the allowance for loan losses and for the Company’s exposure to concentrations of credit.  The Company’s recorded allowance for loan losses and related provisions for loan losses could be materially different than the amounts recorded under different conditions or using different assumptions. Changes in the estimate related to the allowance for loan losses can materially affect net income.  The process of determining the allowance requires an estimate of losses on loans which can be highly uncertain and require a high degree of judgment; and is impacted by regional, national and global economic trends, and different assumptions regarding economic conditions could have been used and would have had a material impact on the provision for loan losses and on the consolidated results of operations.

The Company believes the annual testing for impairment of goodwill is a critical accounting policy that requires significant judgment and estimates.  The Company performed its initial impairment test during the first quarter of 2002 and annual impairment tests during the fourth quarter of 2003 and 2002.  All tests indicated no impairment existed, thus no adjustment to the carrying cost of goodwill was recorded.  The Company uses a multi-period discounted earnings model to determine if the equity fair value of the underlying reporting unit is equal to or greater than the current book value.  The model is based on management’s estimate of the Company’s projected earnings stream over the following five years.  The 2003 and 2002 impairment tests indicated the equity fair value exceeded the current book value, thus eliminating the need to perform the second step, measuring impairment, as no impairment was noted.  The valuation model includes various management estimates and assumptions and thus, to the extent these estimates and assumptions vary from actual future results, are subject to error and may not be indicative of future impairment tests.

The Company accounts for income tax expense by applying an estimated effective tax rate to its pre-tax income.  The effective tax rate is based on management’s judgments and estimates regarding permanent differences in the treatment of specific items of income and expense for financial statement and income tax purposes. The Company makes its estimates based on its interpretation of existing tax laws as they relate to the Company’s activity.  Such interpretation could differ from those of the taxing authorities. Periodically, the Company is examined by various federal and state tax authorities.  In the event management’s estimates and assumptions vary from the views of the taxing authority, adjustments to the periodic tax accrual may be necessary.  In addition, the Company recognizes deferred tax assets and liabilities, recorded in the Consolidated Statements of Financial Condition, based on management’s judgments and estimates regarding temporary differences in the recognition of income and expenses for financial statement and income tax purposes.

The Company must also assess the likelihood that any deferred tax assets will be realized through the reduction or refund of taxes in future periods and establish a valuation allowance for those assets for which recovery is unlikely.  In making this assessment, Management must make judgments and estimates regarding the ability to realize the asset through carryback to taxable income in prior years, the future reversal of existing taxable temporary differences, future taxable income, and the possible application of future tax planning strategies.  Although the Company has determined a valuation allowance is not required for all deferred tax assets, there is no guarantee that these assets are recognizable.  For additional discussion of income taxes, see Notes 1 and 17 in the audited financial statements.

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

The following table presents the Company’s average balance sheets, interest earned or paid and the related yields and rates on major categories of the Company’s earning assets and interest-bearing liabilities on a tax-equivalent basis for the periods indicated:

	2003			2002			2001
Years Ended December 31 (Dollars in thousands)	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
ASSETS
Loans (1) (2)	$3,446,507	$245,693	7.13%	$3,689,015	$281,768	7.64%	$3,785,553	$341,287	9.02%
Investment securities (2)	1,584,564	68,770	4.34%	1,403,276	78,512	5.59%	1,487,044	94,792	6.37%
Other earning assets	7,117	53	0.74%	12,424	201	1.62%	11,923	391	3.28%
Total earning assets	5,038,188	314,516	6.24%	5,104,715	360,481	7.06%	5,284,520	436,470	8.26%
Noninterest-earning assets	544,583			540,002			578,549
Total assets	$5,582,771			$5,644,717			$5,863,069

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing checking	973,038	3,653	0.38%	924,102	5,869	0.64%	872,642	9,943	1.14%
Savings deposits	948,020	4,436	0.47%	923,098	8,331	0.90%	971,915	19,428	2.00%
Time deposits	1,559,911	40,470	2.59%	1,818,771	61,372	3.37%	2,053,548	109,171	5.32%
Short-term borrowings	441,823	4,940	1.12%	339,193	6,340	1.87%	361,563	15,001	4.15%
Long-term borrowings	246,324	17,039	6.92%	264,663	18,743	7.08%	256,745	19,268	7.50%
Total interest-bearing liabilities	4,169,116	70,538	1.69%	4,269,827	100,655	2.36%	4,516,413	172,811	3.83%
Demand deposits	986,584			948,353			921,855
Noninterest-bearing liabilities	61,036			62,451			76,125
Common shareholders’ equity	366,035			364,086			348,676
	1,413,655			1,374,890			1,346,656
Total liabilities and shareholders’ equity	$5,582,771			$5,644,717			$5,863,069
Net interest income		$243,978			$259,826			$263,659
Net interest spread			4.55%			4.70%			4.43%
Net interest margin			4.84%			5.09%			4.99%

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

The following table presents the components of changes in net interest income by volume and rate on a tax-equivalent basis. The net change attributable to the combined impact of volume and rate has been allocated solely to the change in volume:

	2003 COMPARED TO 2002			2002 COMPARED TO 2001
(In thousands)	Volume	Rate	Total	Volume	Rate	Total
Interest income:
Loans (1)	$(18,523)	$(17,552)	$(36,075)	$(8,703)	$(50,816)	$(59,519)
Investment securities (1)	10,143	(19,885)	(9,742)	(5,340)	(10,940)	(16,280)
Other earning assets	(86)	(62)	(148)	16	(206)	(190)
Total interest income	$(8,466)	$(37,499)	$(45,965)	$(14,027)	$(61,962)	$(75,989)
Interest expense:
Savings deposits and interest-bearing checking	536	(6,647)	(6,111)	$(389)	$(14,782)	$(15,171)
Time deposits	(8,735)	(12,167)	(20,902)	(12,481)	(35,318)	(47,799)
Short-term borrowings	1,918	(3,318)	(1,400)	(928)	(7,733)	(8,661)
Long-term borrowings	(1,299)	(405)	(1,704)	594	(1,119)	(525)
Total interest expense	$(7,580)	$(22,537)	$(30,117)	$(13,204)	$(58,952)	$(72,156)
Decrease in net interest income	$(886)	$(14,962)	$(15,848)	$(823)	$(3,010)	$(3,833)

(1) Fees on loans have been included in interest on loans. Interest income is reported on a tax-equivalent basis. The incremental tax rate applied was 35%.

Net interest income on a tax-equivalent basis in 2003 was $244.0 million, a $15.8 million decrease from 2002.  The decrease was primarily due to a 1.3% decrease in earning assets which contributed to a 25 basis point decrease in the net interest margin. The decrease in earning assets reflect management’s reluctance to compromise its loan quality standards in the current economic environment which presents fewer quality loan growth opportunities. Due to the weak loan demand, the Company’s level of investment securities increased $181 million or 12.9%.  The Company was able to acquire core deposits at lower rates due to the relatively unattractive investment alternatives for depositors.

Net interest income on a tax-equivalent basis in 2002 was $259.8 million, a $3.8 million decrease from 2001.  The decrease was primarily due to a 3.4% reduction in earning assets partially offset by a 10 basis point increase in the net interest margin.  Average investment securities in 2002 were $84 million less than in 2001. Average loans in 2002 decreased $97 million from the 2001 average.

The net interest margin was 4.84%, 5.09%, and 4.99% in 2003, 2002 and 2001, respectively.  This decrease in margin was due to a change in the mix of earning assets, including a 82 basis point decrease in rates on earning assets and a 67 basis point decrease in interest bearing liabilities.  However, average earning assets decreased $67 million, from 2002 to 2003.  Average loans to average earning assets was 68.4% in 2003 compared to 72.3% in 2002 and to 71.6% in 2001.  While management anticipates continued pressure on the Company’s net interest margin as a result of the current interest rate environment, they expect the net interest margin to remain stable during 2004.  The sluggish economy makes growth of the loan portfolio challenging, while maintaining credit quality. Record low interest rates, mortgage-backed security prepayments and fewer high-yielding reinvestment opportunities will contribute to margin pressure.

PROVISION FOR LOAN LOSSES

Annual fluctuations in the provision for loan losses result from management’s regular assessment of the adequacy of the allowance for loan losses.  The provision for loan losses for 2003 was $12.6 million, a decrease of $660,000, or 5.0% from the 2002 provision of $13.3 million.  The decrease was primarily due to management’s assessment of the required loan loss reserve level and the impact of the $243 million, or 6.6% decline in average loans outstanding during 2003.  The allowance as a percentage of total loans was 1.57% at December 31, 2003 and 2002.  The amount of the loan loss provision to be recorded in future periods will depend on management’s assessment of the adequacy of the allowance for loan losses in relation to the entire loan portfolio. The provision for loan losses for 2002 was $13.3 million, a decrease of $4.2 million or 24.3%, from $17.5 million during 2001.  The decrease in the loan loss provision was principally due to the Company’s credit experience as reflected in a decrease in net charge-offs.  Charge-offs in 2001 included a $2.4 million charge-off of the Company’s largest non-performing asset, an Arizona-based loan of which $1.2 million was recovered in 2002.

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

The following table presents the components of noninterest income for the periods indicated:

Years Ended December 31 (In thousands)	2003	2002	2001
Service charges on deposit accounts	$40,239	$40,121	$41,850
Insurance commissions	15,223	13,822	12,535
Security sales commissions	9,057	9,526	6,644
Fees from fiduciary activities	5,264	5,405	5,661
Bank owned life insurance income	4,433	3,632	3,543
Net gains on sales of securities	4,334	373	804
Gain on sales of loans	4,104	2,784	1,557
Other	10,039	9,460	10,842
Total noninterest income	$92,693	$85,123	$83,436

Noninterest income for 2003 was $92.7 million, an increase of $7.6 million, or 8.9%, from the 85.1 million earned in 2002.  The increase was principally due to an increase of $1.4 million or 10.1% in insurance commissions to $15.2 million, from $13.8 million in 2002, and an increase of $4.0 million in net gains on sales of investment securities, to $4.3 million in 2003 from $373,000 in 2002.  The increase in insurance commissions is principally due to the acquisition of four insurance agencies in 2002 and five agencies in 2003.  The increase in net gains on investment securities is due principally to the Company’s decision to sell selected security issues in an effort to limit potential prepayment risk and in part as a result of realizing gains sufficient to offset approximately $1.3 million in prepayment penalties associated with the Company’s decision to retire early, selected high rate long term borrowings.  Bank owned life insurance income increased $801,000, or 22.1% from $3.6 million in 2002 to $4.4 million in 2003, due principally to an increase in the payout of specific individual contracts.  Service charges on deposit accounts increased only $118,000, or 0.3%, from $40.1 million in 2002 to $40.2 million in 2003.  Lower than anticipated service charges are due principally to the decline in deposit levels.  Commissions from the sale of investment securities decreased to $9.1 million in 2003 from $9.5 million in 2002, a decrease of $469,000 or 4.9%, due principally to record levels recorded in 2002, driven by a second quarter 2002 sales campaign.  Gain on sales of loans increased $1.3 million or 47.4% from $2.8 million in 2002 to $4.1 million in 2003, due principally to the increased volume of Small Business Administration guaranteed loans originated and sold in 2003. Trust revenue decreased $141,000, or 2.6%, to $5.3 million in 2003 from $5.4 million in 2002.

Noninterest income for 2002 was $85.1 million, an increase of $1.7 million, or 2.0%, from the $83.4 million earned in 2001.  The increase was principally due to an increase in commissions from the sale of investment securities in 2002 to $9.5 million from $6.6 million in 2001, an increase of $2.9 million, or 43.9%, and resulted in part from the Company’s sales campaigns during 2002, which focused on providing non-deposit investment alternatives to meet customer needs.  Insurance commissions increased to $13.8 million in 2002, from $12.5 million in 2001, an increase of $1.3 million, or 10.4%.  Service charges on deposit accounts decreased to $40.1 million in 2002, from $41.9 million in 2001, a decrease of $1.8 million, or 4.3%.  Trust revenue decreased to $5.4 million in 2002, from $5.7 million in 2001, a decrease of $256,000 or 4.5%.  Net gains on the sale of investment securities were $431,000 less in 2002 than in 2001.

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

Years Ended December 31 (In thousands)	2003	2002	2001
Salaries and employee benefits	$112,886	$113,994	$115,743
Net occupancy	33,490	32,832	31,593
FDIC insurance	720	800	915
Legal and accounting	2,691	3,138	3,764
Other professional services	4,503	4,340	4,634
Advertising	3,881	3,983	5,037
Telephone	5,780	5,575	5,633
Restructuring charge	—	—	7,656
Data processing	7,036	7,210	6,940
Amortization of intangibles	3,374	3,318	9,928
Other	32,498	31,960	33,200
Total noninterest expense	$206,859	$207,150	$225,043

Noninterest expense decreased $291,000 to $206.9 million in 2003.  The decrease was principally due to a decrease in salary and employee benefits.  Salaries and employee benefits decreased to $112.9 million in 2003, from $114.0 million in 2002, a decrease of $1.1 million, or 1.0%.  The decrease in salary and benefit expense from 2002 to 2003 is due principally to a reduction in staff levels during 2003 as a result of the efficiencies realized from the implementation of strategic initiatives, including the centralized credit process and the transition of branches into the Community Financial Center delivery model.  The Company’s ability to maintain the 2003 level of non-interest expense slightly less than the 2002 level is a reflection of the continued success of the internal cost control initiatives which the Company continues to implement.

Noninterest expense decreased $17.8 million to $207.2 million in 2002.  The decrease was principally due to a $6.6 million, or 66.7% decrease in the amortization of intangibles from $9.9 million in 2001 to $3.3 million in 2002, due to the accounting standards change ending the amortization of goodwill.  During 2001, a $7.7 million restructuring charge was recorded as a result of strategic initiatives implemented in 2001.  Salary and employee benefits decreased to $114.0 million in 2002, from $115.7 million in 2001, a decrease of $1.7 million or 1.5%.  The decrease was attributed to a reduction in the number of employees during 2002, in response partially to the strategic initiatives announced in 2001.

PROVISION FOR INCOME TAXES

The Company records a provision for income taxes currently payable and for taxes payable in the future because of differences in the timing of recognition of certain items for financial statement and income tax purposes.  The effective income tax rate differs from the statutory rate primarily due to tax-exempt income from loans and investments and state income taxes.  The 2003 effective tax rate is similar to the Company’s anticipated effective tax rates in future periods.  The effective tax rate was 33.0%, 33.3%, and 34.0% for 2003, 2002 and 2001, respectively.

FINANCIAL CONDITION

INVESTMENT OF FUNDS

Loans

At December 31, 2003, total loans were $3.3 billion as compared to $3.6 billion at December 31, 2002, a decrease of $254 million, or 7.1%.  The decrease is due principally to soft loan demand and the Company’s desire to generate lending opportunities consistent with its credit quality standards.  In addition, residential real estate loans are originated through Community First Mortgage, LLC and primarily sold on the secondary market.

General.  The Company’s loan mix remained relatively constant from 2002 to 2003.  Real estate loans continued to be the largest category of loans, representing 56.7% of the total loan portfolio.

Real Estate and Real Estate Construction Loans.  A significant portion of the Company’s real estate loan portfolio consists of residential real estate first mortgages that have been underwritten and documented to meet secondary mortgage requirements.  Substantially all of the Company’s real estate loans are based in the Company’s primary market area.  As of December 31, 2003, $552 million, or 29.3%, of the Company’s real estate loan portfolio consisted of residential real estate loans, including home equity loans, $137 million, or 7.3%, were secured by farmland, $874 million, or 46.4%, represented commercial and other real estate loans and $321 million, or 17.0%, represented construction loans.  Residential real estate loans decreased $128 million from 2002 to 2003, due partially to the impact of the Company’s strategic initiative wherein residential mortgages are now originated principally through Community First Mortgage, LLC.

Commercial Loans.  Loans in this category include loans to retail, wholesale, manufacturing and service businesses, including agricultural service businesses.  Commercial loans are underwritten based on the financial strength and repayment ability of the borrower, as well as the collateral securing the loans.

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

The following table presents the Company’s balance of each major category of loans at the dates indicated:

	2003		2002		2001		2000		1999
As of December 31, (Dollars in thousands)	Amount	Percent of Total Loans	Amount	Percent of Total Loans	Amount	Percent of Total Loans	Amount	Percent of Total Loans	Amount	Percent of Total Loans
Loan category:
Real estate	$1,562,443	47.0%	$1,568,710	43.8%	$1,515,118	40.5%	$1,458,494	39.0%	$1,319,678	35.8%
Real estate construction	321,323	9.7%	439,536	12.3%	519,031	13.9%	466,616	12.5%	434,924	11.8%
Commercial	582,861	17.5%	723,530	20.2%	824,318	22.1%	872,824	23.4%	994,624	26.9%
Consumer and other	678,457	20.4%	625,429	17.5%	627,034	16.8%	686,064	18.3%	681,423	18.5%
Agricultural	178,488	5.4%	220,688	6.2%	251,191	6.7%	254,204	6.8%	259,704	7.0%
Total loans	$3,323,572	100.00%	$3,577,893	100.0%	$3,736,692	100.0%	$3,738,202	100.0%	$3,690,353	100.0%
Less allowance for loan losses	(52,231)		(56,156)		(54,991)		(52,168)		(48,878)
Net loans	$3,271,341		$3,521,737		$3,681,701		$3,686,034		$3,641,475

Investments

The Company supplements the quality of its loan portfolio by maintaining what it considers to be a high quality investment portfolio oriented toward U.S. Treasury, U.S. Government agency debt and U.S. Government agency and government guaranteed mortgage-backed securities.  The investment portfolio also provides the opportunity to structure maturities and repricing timetables in a flexible manner and to meet applicable requirements for pledging securities.  Mortgage-backed securities, which are fixed and adjustable rate pools, are used as tools in managing the Company’s interest rate exposure and enhancing its net interest margin.

The following table sets forth the composition of the Company’s available-for-sale securities portfolio at estimated fair value as of the dates indicated:

	Estimated Fair Value at December 31,
(In thousands)	2003	2002	2001
U.S. Treasury	$42,048	$53,468	$69,297
U.S. Government agencies	318,767	293,227	231,380
Mortgage-backed securities	1,062,940	1,038,044	887,148
Collateralized mortgage obligations	1,864	3,512	4,377
State and political securities	61,584	71,095	97,603
Other securities	76,216	213,099	147,261
Total	$1,563,419	$1,672,445	$1,437,066

The Company did not have any held-to-maturity securities at December 31, 2003, 2002 or 2001.

The following tables set forth the composition by contractual maturity of the Company’s available-for-sale securities portfolio:

	At December 31, 2003, Maturing in
	One Year or Less		Over One Year Through 5 Years		Over 5 Years Through 10 Years		Over 10 Years		Total
(Dollars in thousands)	Amount	Weighted Yield(1)	Amount	Weighted Yield(1)	Amount	Weighted Yield(1)	Amount	Weighted Yield(1)	Amount	Weighted Yield(1)
U.S. Treasury	$13,205	3.96%	$28,843	2.10%	$—	—	$—	—	$42,048	2.68%
U.S. Government agencies	20,780	3.79%	184,520	2.83%	113,467	3.25%	—	—	318,767	3.04%
Mortgage-backed securities	57	6.56%	6,663	5.43%	40,635	5.43%	1,015,585	4.20%	1,062,940	4.26%
Collateralized mortgage obligations	—	—	1,282	2.27%	504	2.26%	78	4.26%	1,864	2.35%
State and political securities	656	8.03%	7,489	7.28%	21,206	7.53%	32,233	7.81%	61,584	7.65%
Other securities	—	—	266	1.93%	595	2.62%	75,355	5.51%	76,216	5.47%
Total	$34,698	3.94%	$229,063	2.96%	$176,407	4.26%	$1,123,251	4.39%	$1,563,419	4.16%

(1) Interest yields on investments are presented on a tax-equivalent basis to reflect the tax-exempt nature of certain assets. Yields are based on a 35%  incremental tax rate and a 0.88%  cost of funds.

The Company’s investments, all of which are recorded as available-for-sale, decreased $109 million, or 6.5%, to $1.6 billion at December 31, 2003, from $1.7 billion at December 31, 2002, due primarily to a reduction in cash flows derived from deposit generation, which as a result of the current sluggish economy, presents fewer opportunities to attract deposits at favorable interest rates.  At December 31, 2003, the Company’s investments represented 28.6% of total assets, compared to 28.7% at December 31, 2002.

The majority of the investment portfolio is comprised of government and government sponsored enterprise securities (“GSE”).  The credit risk associated with these issuers is within tolerances set by management.  A significant portion of the GSE debt includes mortgage-backed securities.  Because of their embedded prepayment options, these securities are subject to prepayment and extension risk in volatile rate environments.

BANK OWNED LIFE INSURANCE

As part of the Company’s strategy to manage employee health care and benefit costs, it has purchased a series of insurance contracts with the intent of matching in part future increases in benefit costs with earnings from the insurance contracts.  The appreciation of cash value of the contracts as well as periodic redemption of individual contracts is recorded as non-interest income.

CREDIT POLICY

The Company’s lending activities are guided by the general loan policy established by the Board of Directors.  The Board of Directors of the bank subsidiary has established loan approval limits for each banking office of the Company.  The limits established for each office range from $5,000 to $500,000 per borrower, which is reduced to not more than $25,000 for any criticized or classified borrower.  Amounts in excess of the individual bank lending authority are presented to corporate credit officers.  The corporate credit officers have lending authority up to $1,000,000 for pass-rated borrower.  Loans above $1,000,000 for pass-rated borrowers, $500,000 for watch-rated borrowers, $250,000 for classified borrowers, and $500,000 for Small Business Administration government guaranteed borrowers are presented to the Senior Credit Committee wherein approval must be unanimous.  The Senior Credit Committee is comprised of the Company’s chief operating officer, two executive vice president – division presidents, the executive vice president – credit administrative officer and the senior regional credit officer.

An integral part of the Company’s initiative to redesign its delivery structure is the implementation of a centralized loan processing function.  Begun in 2001, the Company continued its credit centralization process during 2003, with the expectation that it will be fully implemented during the second quarter of 2004.  This process centralizes the underwriting, documentation, administration and collection of all consumer loans and document preparation for commercial and agricultural credit.  As of December 31, 2003, consumer loan collections and indirect consumer underwriting, administration and documentation have been centralized.  The centralization of direct consumer loans, as well as documentation of commercial and agricultural loans is progressing on schedule.  The Company has augmented its servicing and collection of commercial and agricultural distressed credits through implementation of a special assets group, which was organized to provide greater support for the Company’s larger, more complex credit facilities. The centralization process and special assets group will afford the Company additional control and oversight of the entire credit process.  The Company administers all aspects of its small business administration credit function through a centralized location.

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

NONPERFORMING ASSETS

The Company follows regulatory guidelines with respect to classifying loans on a nonaccrual basis.  Loans are placed on nonaccrual when they become past due over 90 days, unless well secured and in the process of collection, or when the collection of interest or principal is considered unlikely.  The Company does not return a loan to accrual status until the doubt of full collectibility is removed and the borrower has re-established loan payments for a reasonable period.  When a loan is placed on nonaccrual status, any previously accrued and uncollected interest is reversed.  Interest income of $2,846,000, $3,615, 000, and $2,722,000, on nonaccrual loans would have been recorded during 2003, 2002, and 2001, respectively, if the loans had been current in accordance with their original terms. The Company recorded interest income of $540,000, $679,000, and $1,113,000 related to loans that were on nonaccrual status as of December 31, 2003, 2002, and 2001, respectively.

The Company considers nonperforming assets to include all nonaccrual loans, restructured loans defined as troubled debt restructurings under SFAS No.15 and other real estate owned (“OREO”).

Nonperforming assets of the Company are summarized in the following table:

December 31 (Dollars in thousands)	2003	2002	2001	2000	1999

Loans:
Nonaccrual loans	$20,630	$22,728	$20,818	$23,426	$25,764
Restructured loans	188	220	252	224	284
Nonperforming loans	20,818	22,948	21,070	23,650	26,048
OREO	5,461	5,990	2,869	2,437	6,525
Nonperforming assets	$26,279	$28,938	$23,939	$26,087	$32,573
Loans 90 days or more past due but still accruing	$3,220	$4,258	$6,270	$2,482	$1,949
Nonperforming loans as a percentage of total loans	0.63%	0.64%	0.56%	0.63%	0.71%
Nonperforming assets as a percentage of total assets	0.48%	0.50%	0.41%	0.43%	0.52%
Nonperforming assets as a percentage of total loans and OREO	0.79%	0.81%	0.64%	0.70%	0.88%
Total loans	$3,323,572	$3,577,893	$3,736,692	$3,738,202	$3,690,353
Total assets	$5,465,107	$5,830,850	$5,775,778	$6,093,219	$6,305,871

Nonperforming assets were $26.3 million at December 31, 2003, a decrease of $2.6 million, or 9.0%, from $28.9 million at December 31, 2002.  Nonperforming loans decreased by $2.1 million during the same period.  The reduction in nonperforming assets from 2002 to 2003 was due in part to the partial charge-off of two specific credits, an agri-business loan and a construction contractor credit, both of which were included in nonperforming assets at December 31, 2002.  OREO decreased $529,000, or 8.8%, from $6.0 million at December 31, 2002 to $5.5 million at December 31, 2003.  The ratio of nonperforming assets to total assets at December 31, 2003, was .48%, compared to .50% at December 31, 2002.

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

Consumer and residential real estate loan portfolio risk is determined through the application of separate migration analyses designed to identify estimated inherent losses, wherein the actual portfolio losses are aggregated to determine the loss ratio applicable to the respective period.  The resulting loss ratio calculated in the analysis is applied to the entire consumer and real estate portfolios respectively, based on the average term of all portfolio loans.  Also, on a quarterly basis, management identifies sectors of the loan portfolio, which in their judgment demonstrate more or less risk than that risk identified in the portfolio migration analysis.  The basis of these allocation adjustments includes historical delinquency and charge-off statistics, changes in underwriting criteria, assessment of lender management expertise and changes in loan volume.  Portfolio sectors are identified based on a combination of common characteristics, which may include collateral type, term, purpose, geographic concentration of borrowers or other common characteristics encountered in management’s assessment of the portfolio.

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

The 2003, 2002, and 2001 allocation reflects the Company’s methodology utilized to allocate the allowance within individual loan portfolios.  The methodology was modified in 2001 due to the Company’s desire to more specifically identify credit risk within each individual loan portfolio.  As a result, a greater portion of the allowance for loan losses was allocated to specific loan portfolios, which resulted in a smaller percentage of additional allowance. While designed to more specifically identify risk inherent in a specific loan portfolio, the methodology did not result in a need for additional allowance, but rather permitted the Company to better assign its allowance balance to the risk associated with specific loan portfolios.  The resulting increase in allocated allowance and decrease in additional allowance in 2003, 2002, and 2001 is primarily a result of the modified methodology.

The allocated portion of the allowance increased to $46.2 million at December 31, 2003, an increase of $3.4 million, or 7.9% from $42.8 million at December 31, 2002.  The increase was principally due to changes in the Company’s assessment of the underlying loan portfolios.  The allocated allowance as a percentage of loans outstanding was 1.39% at December 31, 2003 and 1.20% at December 31, 2002.  While the allowance as a percentage of loans outstanding remained constant at 1.57% at December 31, 2003 and 2002, the allocated reserve percentage increased and conversely, the unallocated reserve declined.  The shift in allocated and unallocated is attributed to management’s application of its reserve analysis methodology wherein management focuses primarily on specific loan categories and sub-categories within the various portfolios.  In this manner management believes it is able to identify the majority of the risk elements at the category level, thus reducing the unallocated reserve that is necessary.  The additional allowance decreased to $6.0 million at December 31, 2003, a decrease of $7.3 million, or 54.9% from $13.3 million at December 31, 2002.  The additional allowance as a percentage of loans outstanding was .18% at December 31, 2003 and .37% at December 31, 2002.  The level of the additional allowance reflects the Company’s assessment of inherent, but undetected losses. The accompanying table shows the allocated and additional allowance for the various loan classifications.

The allocated portion of the allowance at December 31, 2003 increased to $18.7 million in the consumer and other portfolio, from $15.1 million at December 31, 2002, a $3.6 million, or 23.8%, increase.  The increase is principally due to the increase in the level of delinquencies and charge-offs in the portfolio and reflects management’s expectation of portfolio performance in the current economic environment.  As a percentage of the portfolio, the allowance allocated to consumer and other loans increased from 2.41% of the 2002 portfolio to 2.76% of the 2003 portfolio.  The December 31, 2003 allowance allocated to the agricultural portfolio increased to $3.7 million, a 23.3% increase from December 31, 2002.  As a percentage of the portfolio, the allowance allocated to agricultural loans increased from 1.37% of the 2002 portfolio to 2.09% of the 2003 portfolio.  The commercial portfolio allowance decreased $455,000, or 4.9% to $8.7 million at December 31, 2003, from $9.2 million at December 31, 2002.  As a percentage of the portfolio, the allowance allocated to commercial loans increased from 1.27% of the 2002 portfolio to 1.50% of the 2003 portfolio.  The allowance allocated for the real estate construction portfolio decreased to $2.5 million at December 31, 2003, from $4.1 million at December 31, 2002.  As a percentage of the portfolio, the allowance allocated to real estate construction loans decreased from 0.94% of the 2002 portfolio to 0.79% of the 2003 portfolio. The real estate portfolio allowance allocation of $12.4 million at December 31, 2003, increased $1.0 million or 8.8% from $11.4 million at December 31, 2002.  As a percentage of the portfolio, the allowance allocated to real estate loans increased from 0.73% of the portfolio in 2002 to 0.80% of the portfolio in 2003.  For all portfolios, the change in the allocated allowance was principally due to the Company’s delinquency and charge-off experience within the respective portfolios and reflects management’s estimate of probable losses in the portfolio at period-end.

The allocated portion of the allowance at December 31, 2002 increased to $15.1 million in the consumer and other portfolio, from $11.3 million at December 31, 2001, a $3.8 million, or 33.6%, increase.  The increase was principally due to the increase in the level of delinquencies and charge-offs in the portfolio and reflected management’s expectation of portfolio performance.  As a percentage of the portfolio, the allowance allocated to consumer and other loans increased from 1.80% of the 2001 portfolio to 2.41% of the 2002 portfolio.  The December 31, 2002 allowance allocated to the agricultural portfolio increased slightly to $3.0 million, a 1.1% increase from December 31, 2001.  As a percentage of the portfolio, the allowance allocated to agricultural loans increased from 1.19% of the 2001 portfolio to 1.37% of the 2002 portfolio.  The commercial portfolio allowance decreased $1.1 million, or 10.7%, to $9.2 million at December 31, 2002, from $10.3 million at December 31, 2001.  As a percentage of the portfolio, the allowance allocated to commercial loans increased slightly from 1.25% of the 2001 portfolio to 1.27% of the 2002 portfolio. The allowance allocated for the real estate construction portfolio decreased slightly to $4.1 million at December 31, 2002, from $4.3 million at December 31, 2001.  As a percentage of the portfolio, the allowance allocated to real estate construction loans increased from 0.82% of the 2001 portfolio to 0.94% of the 2002 portfolio.  The real estate portfolio allowance allocation of $11.4 million at December 31, 2002, decreased $1.1 million or 8.8% from $12.5 million at December 31, 2001.  As a percentage of the portfolio, the allowance allocated to real estate loans decreased from 0.83% of the portfolio in 2001 to 0.73% of the portfolio in 2002.  For all portfolios, the change in the allocated allowance was principally due to the Company’s delinquency and charge-off experience within the respective portfolios and reflects management’s estimate of probable losses in the portfolio at period-end.

The following table sets forth the allocation of the allowance for loan losses to various loan categories, as well as the allocation as a percentage of loans outstanding in each category, as of the dates indicated:

	Allowance for Loan Losses at December 31,					Allowance as a Percent of Loans Outstanding by Category at December 31,
(Dollars in thousands)	2003	2002	2001	2000	1999	2003	2002	2001	2000	1999
Real estate	$12,425	$11,413	$12,519	$12,234	$10,329	0.80%	0.73%	0.83%	0.84%	0.78%
Real estate construction	2,535	4,116	4,256	515	218	0.79%	0.94%	0.82%	0.11%	0.05%
Commercial	8,743	9,198	10,293	7,117	8,673	1.50%	1.27%	1.25%	0.82%	0.87%
Consumer and other	18,744	15,069	11,272	4,147	4,657	2.76%	2.41%	1.80%	0.60%	0.68%
Agricultural	3,738	3,029	2,996	3,016	2,643	2.09%	1.37%	1.19%	1.19%	1.02%
Total allocated allowance	46,185	42,825	41,336	27,029	26,520	1.39%	1.20%	1.11%	0.72%	0.72%
Total additional allowance	6,046	13,331	13,655	25,139	22,358	0.18%	0.37%	0.36%	0.68%	0.60%
Total allowance	$52,231	$56,156	$54,991	$52,168	$48,878	1.57%	1.57%	1.47%	1.40%	1.32%

The actual amount of losses incurred can vary significantly from the estimated amount.  To the extent that actual losses might exceed the estimates, additional provision expense may be required in future periods.  Conversely, if actual losses are substantially less than estimated, future periods may reflect a lower provision expense.  The Company’s methodology includes general factors intended to minimize the differences in estimated and actual losses.  These factors allow the Company to adjust its estimates of losses based on the most recent information available.  Although the Company determines the amount of each element of the allowance for loan losses separately, and this process is an important credit management tool, the entire allowance for loan losses is available for the entire loan portfolio.

At December 31, 2003, the allowance for loan losses was $52.2 million, a decrease of $4.0 million from the December 31, 2002 level of $56.2 million.  At December 31, 2003 and December 31, 2002, the allowance for loan losses as a percentage of total loans was 1.57%.  The decrease in the allowance for loan losses is the result of management’s assessment of credit risk associated with the current loan portfolio and as a percentage of total loans, remains constant with the prior years, due in part to a $254 million reduction in loans outstanding.

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

During 2003, net charge-offs were $16.5 million, an increase of $4.4 million from net charge-offs of the $12.1 million during 2002.  The increase in net charge-offs is principally due to the partial charge-off in 2003 of two specific credits, an agri-business loan and a construction contractor credit.  Management believes the two credits are isolated transactions and not indicative of systemic asset quality deterioration.  The Company’s provision for loan losses decreased from $13.3 million in 2002 to $12.6 million in 2003.  The decrease is attributed in part to the $254 million reduction in the Company loan portfolio from December 31, 2002 to December 31, 2003.

During 2002, net charge-offs were $12.1 million, a decrease of $2.6 million from the $14.7 million during 2001.  The decrease is principally due to the 2001 charge-off of an Arizona-based loan and the $1.2 million recovery recorded on the loan in 2002.  The Company’s provision for loan losses decreased from $17.5 million in 2001 to $13.3 million in 2002.

The provision for loan losses is recorded to bring the allowance for loan losses to the level deemed appropriate by management.  The provision is the result of estimates based on management’s analysis, and as such, future earnings could be adversely affected if the provision is not sufficient to cover future losses.

The following table sets forth the Company’s allowance for loan losses as of the dates indicated:

December 31 (Dollars in thousands)	2003	2002	2001	2000	1999
Balance at beginning of year	$56,156	$54,991	$52,168	$48,878	$51,860
Allowance of acquired companies and other	—	—	—	—	270
Charge-offs:
Real estate	2,083	2,468	1,588	1,176	2,181
Real estate construction	340	50	2,538	408	2,965
Commercial	6,538	6,191	5,374	6,644	8,349
Consumer and other	10,214	11,040	10,033	7,893	13,802
Agricultural	3,435	300	336	996	553
Total charge-offs	22,610	20,049	19,869	17,117	27,850
Recoveries:
Real estate	330	243	498	155	928
Real estate construction	21	1,309	70	4	—
Commercial	1,142	893	839	1,565	468
Consumer and other	4,525	5,332	3,438	2,648	2,537
Agricultural	65	175	327	254	481
Total recoveries	6,083	7,952	5,172	4,626	4,414
Net charge-offs	16,527	12,097	14,697	12,491	23,436
Provision charged to operations	12,602	13,262	17,520	15,781	20,184
Balance at end of year	$52,231	$56,156	$54,991	$52,168	$48,878
Allowance as a percentage of total loans	1.57%	1.57%	1.47%	1.40%	1.32%
Net charge-offs to average loans outstanding	0.48%	0.33%	0.39%	0.34%	0.66%
Total loans	$3,323,572	$3,577,893	$3,736,692	$3,738,202	$3,690,353
Average loans	$3,446,507	$3,689,015	$3,785,553	$3,706,144	$3,573,060

SOURCE OF FUNDS

Deposits

The Company’s major source of funds is provided by core deposits from individuals, businesses and local government units. Core deposits consist of all in-market noninterest-bearing deposits, interest-bearing savings and checking accounts and time deposits of less than $100,000.

The following table sets forth a summary of the deposits of the Company at the dates indicated, (in thousands):

December 31	2003	2002	2001
Noninterest-bearing	$447,648	$470,900	$487,864
Interest-bearing:
Savings and checking accounts	2,552,056	2,424,943	2,367,255
Time accounts less than $100,000	888,066	1,103,716	1,203,379
Time accounts greater than $100,000	501,440	670,187	692,315
Total deposits	$4,389,210	$4,669,746	$4,750,813

Total deposits at December 31, 2003, were $4.4 billion, a decrease of $281 million, or 6.0%, from $4.7 billion at December 31, 2002. The decrease is principally the result of the Company’s strategy to manage the rate of interest paid on deposit accounts in relationship to the availability of lending and investment opportunities. To the extent attractive lending or investment opportunities are identified, the Company may, at its discretion, adjust rates in an effort to attract additional deposits. The Company’s core deposits as a percentage of total deposits were 88.6% and 85.6% as of December 31, 2003 and December 31, 2002, respectively.

At December 31, 2003, $501 million, or 11.4% of total deposits were in time accounts greater than $100,000, a decrease of $169 million, or 25.2%, from $670 million at December 31, 2001. Management believes virtually all the deposits in excess of $100,000 are with persons or entities that hold other deposit relationships with the bank. Maturities of deposits in excess of $100,000 at December 31, 2003 were (in thousands):

Maturing in less than three months	$172,506
Maturing in three to six months	98,072
Maturing in six to twelve months	114,310
Maturing in over twelve months	116,552
Total deposits in excess of $100,000	$501,440

At December 31, 2003, the Company had $18 million in deposits obtained through a brokered deposit relationship. In addition to the availability of core deposits, management has determined it may continue to employ a brokered deposit program in an effort to attract lower cost sources of funds.

SHORT-TERM BORROWINGS

Short-term borrowings include securities sold under agreements to repurchase, commercial paper, Federal Home Loan Bank advances and federal funds purchased. These funds are used to fund the growth in loans and securities and manage the Company’s interest rate sensitivity risk. They are subject to short-term interest rate changes as the Company’s needs change or the overall market rates for short-term investment funds change.

The Company’s subsidiary bank has an arrangement with the Federal Home Loan Bank that provides for borrowing up to $364 million. As of December 31, 2003, $30 million in advances were outstanding of which $6 million are short-term borrowings. The Company also had $20 million outstanding on its $50 million short-term commercial paper arrangement at December 31, 2003. The $11 million decrease in short-term borrowings from December 31, 2002 is due to a reduction in the level of short-term borrowings necessary to fund lending opportunities that meet the Company’s credit quality criteria. The Company has a $35 million short-term line of credit with a nonaffiliated commercial bank for purposes of funding operating expenses. As of December 31, 2003, there was no balance outstanding on this line.

The following table sets forth a summary of the short-term borrowings of the Company during 2003, 2002 and 2001, and as of the end of each such period:

(Dollars in thousands)	Outstanding at Year-End	Average Daily Amount Outstanding	Maximum Outstanding at any Month-End	Weighted Average Interest Rate	Average Interest Rate at Year-End
2003
Federal funds purchased and securities sold under agreements to repurchase	$416,689	$394,297	$507,426	1.03%	0.90%
Commercial paper	19,577	28,978	47,329	1.51%	1.36%
FHLB advances	6,000	10,072	29,000	2.64%	3.84%
Other	—	8,476	30,000	1.92%	—
Total	$442,266	$441,823	$590,339	1.12%	0.96%
2002
Federal funds purchased and securities sold under agreements to repurchase	$377,230	$296,791	$387,810	1.76%	1.34%
Commercial paper	32,260	31,567	45,558	2.30%	1.93%
FHLB advances	44,000	10,835	58,000	3.69%	1.70%
Other	—	—	—	—	—
Total	$453,490	$339,193	$462,881	1.87%	1.42%
2001
Federal funds purchased and securities sold under agreements to repurchase	$318,859	$263,252	$363,638	3.47%	2.46%
Commercial paper	19,780	22,285	34,051	4.98%	2.78%
FHLB advances	4,000	72,513	210,000	6.27%	4.39%
Other	—	3,513	5,000	6.40%	—
Total	$342,639	$361,563	$496,856	4.15%	2.51%

LONG-TERM DEBT

Long-term debt of the Company was $222 million as of December 31, 2003, and $251 million as of December 31, 2002. The decrease is principally due to the repurchase of $10 million of its 7.30% Subordinated Notes due June 30, 2004 and a $19 million reduction in the level of subsidiary bank borrowings at the Federal Home Loan Bank.

JUNIOR SUBORDINATED DEBENTURES

Junior subordinated debentures of the Company were $120 million as of December 31, 2003 and 2002. At December 31, 2003, the total consisted of $60 million of 8.125% junior subordinated debentures issued March 27, 2002 to CFB Capital III and $60 million of 7.60% junior subordinated debentures issued March 4, 2003 to CFB Capital IV. CFB Capital III and CFB Capital IV, respectively, issued Cumulative Capital Securities to the public which bear interest at the same rate as the junior subordinated debentures and mature not later than March 15,2033. The Company has unconditionally guaranteed the obligation of CFB Capital III under the 8.125% junior subordinated debentures and the obligation of CFB Capital IV under the 7.60% junior subordinated debentures. At December 31, 2002, the Company had outstanding the 8.125% junior subordinated debentures issued March 27, 2003 and $60 million of 8.20% junior subordinated debentures issued December 10, 1997. The 8.20% junior subordinated debentures were redeemed on April 4, 2003.

SHAREHOLDERS’ EQUITY

Total shareholders’ equity decreased $16.6 million, or 4.4%, to $361.8 million at December 31, 2003, from $378.4 million at December 31, 2002. The decrease is due principally to a $16.8 million decrease in unrealized gains on available-for-sale securities, net of tax and an increase of $39.9 million in treasury stock as a result of the Company’s common stock repurchase program. These were offset in part by the retention of $40.7 million of 2003 earnings, net of $34.3 million in dividends paid on common stock.

On June 16, 2003, the Company filed a shelf registration statement with the Securities and Exchange Commission for the purpose of issuing up to $120 million of debt securities, common stock, preferred stock, and other securities. The Company expects to use the proceeds from the shelf offering to redeem or repurchase outstanding securities, repay debt, acquisitions and for general working capital.

On February 22, 2002, the Company filed a shelf registration statement with the Securities and Exchange Commission for the purpose of issuing $180 million of various debt and equity securities. At December 31, 2003, $60 million remains available for issuance of debt and equity securities.

On April 10, 2000, the Company announced its intention to repurchase up to 5 million shares of the Company’s common stock. On August 9, 2000, the Company announced its intention to repurchase up to an additional 5 million shares of the Company’s common stock. On August 7, 2001, the Company announced its intention to repurchase up to 3 million shares of the Company’s common stock. On April 24, 2003, the Company announced its intention to repurchase up to an additional 3 million shares of the Company’s common stock. In aggregate, these four announced repurchase programs and repurchases previously authorized, totaled 16.8 million shares since the Company initiated its repurchase initiative. At December 31, 2003,2.4 million shares remained available for repurchase. As of December 31, 2003, the Company had repurchased 14,400,000 shares of common stock at prices ranging from $15.25 to $29.29. The Company repurchased 1.7 million shares during 2003 at an average price of $26.93 per share and 1.9 million shares during 2002 at an average price of $25.62 per share.

In April 1998, in conjunction with the Company’s shareholder approval of a charter amendment that facilitated a two-for-one split of the Company’s common stock in the form of a 100 percent dividend paid to holders of record as of May 1,1998, the Company increased the number of authorized common shares from 30,000,000 to 80,000,000. The number of authorized preferred shares remained at 2,000,000.

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

The liquidity ratio is one measure of a bank’s ability to meet its current obligations and is defined as the percentage of liquid assets to deposits. Liquid assets include cash and due from banks, unpledged investment securities with maturities of less than one year and federal funds sold. At year-end 2003, 2002 and 2001, the liquidity ratio was 5.53%, 8.32%, and 6.72%, respectively. The level of loans maturing within one year greatly add to the Company’s liquidity position. Including loans maturing within one year, the liquidity ratio was 21.87%, 27.94%, and 29.86%, respectively, for the same periods.

The Company has revolving lines of credit with its primary lenders, which provide for borrowing up to $85 million. These lines are utilized to finance stock repurchase activity, underwrite commercial paper, and fund other operating expenses. At December 31, 2003, the Company had $20 million in commercial paper outstanding, underwritten by the Company’s revolving line of credit. At December 31, 2002, the Company had $32 million in commercial paper outstanding, underwritten by the Company’s revolving line of credit.

                        The Company maintains available lines of federal funds borrowings at various non-affiliated financial institutions. The Company’s subsidiary bank has the ability to borrow an aggregate of $132 million in federal funds from five nonaffiliated financial institutions. At December 31, 2003, the Company had no balance outstanding on these lines. At December 31, 2003, the Company had $124 million outstanding balance on an aggregate of $335 million in federal funds lines on a funds available basis with seven non-affiliated institutions, four of which are administered through a third party broker-dealer. At December 31, 2002, the Company’s subsidiary bank had the ability to borrow an aggregate of $185 million in Federal Funds from eight nonaffiliated financial institutions, with an outstanding balance of $87 million.

The Company also has a $192 million line of credit from the Federal Reserve under its Primary Credit Program, which permits financial institutions with collateralized lines of credit at the

Federal Reserve to borrow funds on a short term basis. Funds are priced at a spread above the Federal Funds target rate and are available on an as needed basis. At December 31, 2003, the Company had no balance outstanding on its line.

Additionally, the Company’s subsidiary bank is a member of the Federal Home Loan Bank (“FHLB”) System. As part of membership, the Company’s subsidiary bank purchased a modest amount of stock of FHLB and obtained advance lines of credit which represent an aggregate of $364 million in additional funding capacity. At December 31, 2003, the Company had $20 million outstanding on this line. At December 31, 2002, the Company had $44 million outstanding on an aggregate of $458 million of additional funding capacity with the FHLB.

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

Management attempts to structure the Company’s balance sheet to provide for an approximately equal amount of rate sensitive assets and rate sensitive liabilities. In addition to facilitating liquidity needs, this strategy assists management in maintaining relative stability in net interest income despite unexpected fluctuations in interest rates. Management uses three methods for measuring and managing interest rate risk: Balance Sheet Simulation Modeling, Repricing Mismatch Analysis, and Equity Fair Value Modeling.

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

Based on the results of the simulation model as of December 31, 2003, management would expect net interest income to decline 2.00%, assuming a 100 basis point rate increase in market rates. This expected result exceeds management established guidelines of 1.40%. Assuming rates dropped 100 basis points, management would expect net interest income to decline 3.09%. This decline exceeds management guidelines of 1.40%. At December 31, 2002, the impact of a 100 basis point drop would be a decrease of approximately 2.41% and a 100 basis point increase would be a decrease of approximately 0.85%, respectively, of net income.

Several factors mitigate the Company’s projected exposure to changing interest rates. First, management-established risk guidelines are measured against instantaneous rate shocks. Gradual rate shifts over several months reduce the level of projected risk, assuming rising rates. Also, the current model assumes that there is no room to downprice non-maturity transaction deposits. As an abundance of caution, management believes this is an appropriate assumption for risk management purposes, but management believes there would be the potential for some downpricing on this sizeable volume of accounts if rates were to decline further. Given the current interest rate environment, the Board has discussed and accepted operating outside the appoved guidelines.

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

Based on the model results from December 31, 2003, management would expect equity fair value to decline 5.40% assuming a 100 basis point increase in rates. This exposure is within management’s established guidelines of 10.00%. Assuming rates declined 100 basis points, the model projects a decline in equity fair value of 0.76%. This exposure is also within management’s established policy guidelines of 10.00%.

The Company does not engage in the speculative use of derivative financial instruments.

Based on traditional GAP methods of measuring interest rate risk, management believes the Company was liability sensitive as of December 31, 2003. The following table sets forth the Company’s interest rate sensitivity analysis by contractual repricing or maturity at December 31, 2003:

	Repricing or Maturing in
(In thousands)	1 Year or Less	Over 1 to 5 Years	Over 5 Years	Total
Rate sensitive assets:
Loans	$1,456,229	$1,488,386	$378,957	$3,323,572
Available-for-sale securities	261,319	684,930	617,170	1,563,419
Bank owned life insurance	—	—	82,591	82,591
Other interest-bearing assets	3,319	—	—	3,319
Total rate sensitive assets	$1,720,867	$2,173,316	$1,078,718	$4,972,901
Rate sensitive liabilities:
Savings deposits and interest-bearing checking	$2,552,056	$—	$—	$2,552,056
Time deposits	1,038,959	350,192	355	1,389,506
Short-term borrowings	442,266	—	—	442,266
Long-term borrowings	50,000	46,500	125,711	222,211
Total rate sensitive liabilities	$4,083,281	$396,692	$126,066	$4,606,039
Rate sensitive gap	$(2,362,414)	$1,776,624	$952,652	$366,862
Cumulative rate sensitive gap	(2,362,414)	(585,790)	366,862	366,862

The following sets forth the Company’s interest rate sensitivity analysis at December 31, 2003, with respect to the individual categories of loans and provides separate analyses with respect to fixed interest rate loans and floating interest rate loans:

	Repricing or Maturing in
(In thousands)	1 Year or Less	Over 1 to 5 Years	Over 5 Years	Total
Loan category:
Real estate	$471,288	$811,255	$279,900	$1,562,443
Real estate construction	321,323	—	—	321,323
Agriculture	141,595	35,693	1,200	178,488
Commercial	307,860	209,970	65,031	582,861
Consumer and other	214,163	431,468	32,826	678,457
Total loans	$1,456,229	$1,488,386	$378,957	$3,323,572
Floating interest rate loans	$740,461	$239,768	$19,795	$1,000,024
Fixed interest rate loans	715,768	1,248,618	359,162	2,323,548
Total loans	$1,456,229	$1,488,386	$378,957	$3,323,572

CAPITAL MANAGEMENT

Risk-based capital guidelines established by regulatory agencies require the Company to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets.

As of December 31, 2003, the Company is considered well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table.

	Regulatory Capital Requirements
(Dollars in thousands)	Tier 1 Capital	Total Risk- Based Capital	Leverage	Total Risk- Based Assets
Minimum	4.00%	8.00%	3.00%	N/A
Well Capitalized	6.00%	10.00%	5.00%	N/A

Community First Bankshares, Inc.
December 31, 2003	9.76%	11.42%	6.99%	$3,884,282
December 31, 2002	8.98%	11.04%	6.52%	$4,202,131

Due to the Company’s level of Tier 1 capital and substantial level of earning assets invested in low risk government agency and mortgage-backed securities, the Company’s risk-based capital ratios significantly exceed the regulatory minimums. The Company conducts an ongoing assessment of its capital needs in order to maintain an adequate level of capital to support business growth, to ensure depositor protection and to facilitate corporate expansion. Portions of the subordinated debt financing referred to in Note 13, Long-Term Debt, are treated as Tier 2 capital.

OFF-BALANCE SHEET ARRANGEMENTS, CONTRACTUAL OBLIGATIONS AND OTHER COMMERCIAL COMMITMENTS

Off-Balance Sheet Arrangements:

In the normal course of business, the Company enters into various business arrangements wherein it may be required by the terms of the arrangement to guarantee or invest additional capital as a result of investment opportunities and financial performance.

Mortgage Loan Joint Venture: The Company, through its subsidiary bank, and Wells Fargo & Company formed a joint venture mortgage company for the purpose of providing mortgage origination, documentation, servicing process and support for substantially all the residential mortgage business of the Company. The Company has 50% ownership and 50% voting rights over the affairs of the joint venture and accordingly records its investment and its continuing share of the income or loss of the joint venture under the equity method of accounting. As a 50% holder of the joint venture, the Company may be required to increase its investment in the joint venture in the event additional investment capital were required. As of December 31, 2003, the Company’s investment in the joint venture totaled $253,000.

Federal Reserve Stock: The Company’s affiliate bank is required by Federal banking regulations to be a member of the Federal Reserve System. As a member of the Federal Reserve System, the Company must maintain stock ownership in the Federal Reserve System in an amount equal to six percent of the affiliate bank’s paid-in capital and surplus. The affiliate bank is required and currently has purchased an amount of common stock equal to three percent, or one-half the bank’s subscription amount. At the discretion of the Federal Reserve System, the bank may be required to increase its investment to an amount equal to the full six percent of its total paid-in capital and surplus. At December 31, 2003, the Company’s investment in the Federal Reserve System totaled $9.6 million, which is included in available-for-sale securities.

CONTRACTUAL OBLIGATIONS AND OTHER COMMERCIAL COMMITMENTS:

In the normal course of business, the Company arranges financing through entering into debt arrangements with various creditors for the purpose of financing specific assets or providing a funding source. Also, the Company is party to financial instruments with off-balance-sheet risk. These transactions enable customers to meet their financing needs and enable the Company to manage its interest rate risk. These financial instruments include commitments to extend credit and letters of credit. Other commercial commitments are further discussed in Note 9, Financial Instruments with Off- Balance-Sheet Risk and Concentrations of Credit. The contractual amounts of the Company’s contractual obligations at December 31, 2003, as well as the maturity of these commitments are:

	Payments Due by Period
(In thousands)	Total	Less Than 1 Year	1-3 Years	4-5 Years	After 5 Years
Capital lease obligations	$6,114	$1,356	$3,081	$1,578	$99
Operating leases	6,378	1,736	1,636	1,068	1,938
Demand deposits	447,648	447,648	—	—	—
Savings deposits and interest-bearing checking	2,552,056	2,552,056	—	—	—
Time deposits	1,389,506	1,038,959	261,767	88,425	355
Federal funds purchased	124,000	124,000	—	—	—
Securities sold under agreement to repurchase	292,689	292,689	—	—	—
Long-term debt	222,211	50,000	17,000	29,500	125,711
Lines of credit	665,151	471,801	62,187	18,973	112,190
Standby letters of credit	21,474	15,245	5,183	223	823
Commercial letters of credit	7,255	7,063	89	5	98
Total	$5,734,482	$5,002,553	$350,943	$139,772	$241,214

Capital Lease Obligations: The Company frequently acquires the rights to equipment used in the operation of the Company by entering into long-term capital leases. At December 31, 2003, the Company was liable for the payment of lease schedules associated with the acquisition of equipment and premises totaling $5,230,000, exclusive of finance charges. The effect of capital leases recorded at December 31, 2003 is summarized in the table above. Capital lease obligations are also discussed in Note 18, Commitments and Contingent Liabilities.

Operating Leases: In the normal course of business the Company enters into operating lease arrangements for the use of premises and equipment. Operating leases include rental agreements with tenants providing facilities through which the Company delivers its products and services. Operating leases are also discussed in Note 18, Commitments and Contingent Liabilities.

Long-Term Debt: At December 31, 2003, the Company had long term debt outstanding of $222.2 million. Long-term debt includes $50 million of unsecured subordinated notes payable, bearing interest at a rate of 7.30%, payable semi-annually, that mature June 30, 2004. The subordinated notes, whose terms include certain covenants pertaining to regulatory compliance, financial performance timely reporting, failure to pay principal at maturity, failure to make scheduled payments, and bankruptcy, insolvency or reorganization of the Company, may not be paid early. Management is currently evaluating the available funding alternatives with regard to the June 30, 2004 maturity of the 7.30% subordinated notes, including the impact of various alternatives on the Company’s risk-based capital ratios. Long-term debt includes $61,855,000 of 8.125% Junior Subordinated Debentures payable to CFB Capital III, an unconsolidated affiliate of the Company, bearing quarterly interest payments and maturing April 15,2032 and $61,856,000 of 7.60% Junior Subordinated Debenture payable to CFB Capital IV, an unconsolidated affiliate of the Company, bearing quarterly interest payments and maturing March 15,2033. The subsidiary bank had Federal Home Loan Bank advances totaling $23.5 million outstanding at December 31, 2003, bearing interest rates ranging from 3.83% to 6.55%, interest is payable monthly, with maturities ranging from January 25, 2005 to May 8, 2009. Also at December 31, 2003, the subsidiary bank had a $25 million unsecured subordinated term note payable to a non-affiliated bank, at an interest rate of LIBOR plus 140 basis points, payable quarterly, with a maturity date of December 22, 2007. The subsidiary bank note payable is subject to covenants including remaining in compliance with all regulatory agency requirements, providing timely financial information and providing access to certain Company records. The debt facilities are described in Note 13, Long-term Debt. At December 31, 2003, the Company was in compliance with all debt covenants.

Junior subordinated debentures: The Company has unconditionally guaranteed the obligation of CFB Capital III, under the $60 million, 8.125% junior subordinated debentures issued March 27, 2002 and the obligation of CFB Capital IV, under the $60 million 7.60% junior subordinated debentures issued March 4, 2003. The $60 million Capital III securities, which mature April 15,2032 may be redeemed any time on or after April 15, 2007. The $60 million Capital IV securities, which mature March 15,2033, may be redeemed at any time on or after March 15, 2008. See Note 13, Long-Term Debt for additional information.

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

FORWARD-LOOKING STATEMENTS

This Annual Report contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Factors that could cause actual results to differ from the results discussed in the forward-looking statements include, but are not limited to: risks of loans and investments, including dependence on local economic conditions; competition for the Company’s customers from other providers of financial services; possible adverse effects of changes in interest rates; execution and implementation of a series of previously announced strategic initiatives; balance sheet and critical ratio risks related to the share repurchase program; risks related to the Company’s acquisition and market extension strategy, including risks of adversely changing results of operations and possible factors affecting the Company’s ability to consummate further acquisitions; or extend its markets and other risks detailed in the Company’s Form 10-K filed with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION	COMMUNITY FIRST BANKSHARES, INC.

December 31 (Dollars in thousands, except share data)	2003	2002

ASSETS
Cash and due from banks	$234,076	$242,887
Interest-bearing deposits	3,319	4,613
Available-for-sale securities	1,563,419	1,672,445
Loans	3,323,572	3,577,893
Less: Allowance for loan losses	(52,231)	(56,156)
Net loans	3,271,341	3,521,737
Bank premises and equipment, net	131,008	132,122
Accrued interest receivable	28,696	34,863
Bank owned life insurance	82,591	80,165
Goodwill	63,448	62,903
Other intangibles	30,402	32,577
Other assets	56,807	46,538
Total assets	$5,465,107	$5,830,850

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$447,648	$470,900
Interest-bearing:
Savings and NOW accounts	2,552,056	2,424,943
Time accounts over $100,000	501,440	670,187
Other time accounts	888,066	1,103,716
Total deposits	4,389,210	4,669,746
Federal funds purchased and securities sold under agreements to repurchase	416,689	377,230
Other short-term borrowings	25,577	76,260
Long-term debt	222,211	251,211
Accrued interest payable	13,081	20,274
Other liabilities	36,539	57,680
Total liabilities	5,103,307	5,452,401
Shareholders’ equity:
Common stock, par value $.01 per share:
Authorized Shares – 80,000,000
Shares – 51,021,896	510	510
Capital surplus	194,911	193,887
Retained earnings	432,574	393,550
Accumulated other comprehensive income, net of tax	7,053	23,826
Less cost of common stock in treasury – 2003 – 13,664,482 shares; 2002 – 12,343,096 shares	(273,248)	(233,324)
Total shareholders’ equity	361,800	378,449
Total liabilities and shareholders’ equity	$5,465,107	$5,830,850

See accompanying notes.

CONSOLIDATED STATEMENTS OF INCOME	COMMUNITY FIRST BANKSHARES, INC.

Years ended December 31 (Dollars in thousands, except per share data)	2003	2002	2001
INTEREST INCOME:
Loans	$241,442	$276,846	$336,937
Investment securities	67,748	77,654	93,145
Interest-bearing deposits	49	41	192
Federal funds sold and resale agreements	3	160	199
Total interest income	309,242	354,701	430,473

INTEREST EXPENSE:
Deposits	48,559	75,572	138,542
Short-term and other borrowings	4,940	6,340	15,001
Long-term debt	17,039	18,743	19,268
Total interest expense	70,538	100,655	172,811
Net interest income	238,704	254,046	257,662
Provision for loan losses	12,602	13,262	17,520
Net interest income after provision for loan losses	226,102	240,784	240,142

NONINTEREST INCOME:
Service charges on deposit accounts	40,239	40,121	41,850
Insurance commissions	15,223	13,822	12,535
Security sales commissions	9,057	9,526	6,644
Fees from fiduciary activities	5,264	5,405	5,661
Bank owned life insurance income	4,433	3,632	3,543
Net gains on sales of securities	4,334	373	804
Gain on sales of loans	4,104	2,784	1,557
Other	10,039	9,460	10,842
Total noninterest income	92,693	85,123	83,436

NONINTEREST EXPENSE:
Salaries and employee benefits	112,886	113,994	115,743
Net occupancy	33,490	32,832	31,593
FDIC insurance	720	800	915
Legal and accounting	2,691	3,138	3,764
Other professional services	4,503	4,340	4,634
Advertising	3,881	3,983	5,037
Telephone	5,780	5,575	5,633
Restructuring charge	—	—	7,656
Data processing	7,036	7,210	6,940
Amortization of intangibles	3,374	3,318	9,928
Other	32,498	31,960	33,200
Total noninterest expense	206,859	207,150	225,043
Income before income taxes	111,936	118,757	98,535
Provision for income taxes	36,915	39,549	33,476
Net income	$75,021	$79,208	$65,059
Earnings per common and common equivalent share:
Basic net income	$1.97	$2.00	$1.59
Diluted net income	$1.95	$1.97	$1.57
Average common and common equivalent shares outstanding:
Basic	38,107,796	39,564,912	40,905,545
Diluted	38,553,806	40,243,135	41,471,404

See accompanying notes.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME	COMMUNITY FIRST BANKSHARES, INC.

Years ended December 31 (Dollars in thousands, except per share data)	2003	2002	2001
Net income	$75,021	$79,208	$65,059
Other comprehensive income:
Unrealized (losses) gains on securities:
Unrealized holding (losses) gains arising during period	(23,435)	33,450	22,885
Related taxes	9,262	(13,247)	(9,070)
Less: Reclassification adjustment for gains included in net income	(4,334)	(373)	(804)
Related taxes	1,734	149	322
Other comprehensive (loss) income	(16,773)	19,979	13,333
Comprehensive income	$58,248	$99,187	$78,392

See accompanying notes.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY	COMMUNITY FIRST BANKSHARES, INC.

					Accumulated Other
Years ended December 31, 2003, 2002, 2001	Common Stock		Capital	Retained	Comprehensive	Treasury Stock
(Dollars in thousands, except per share data)	Shares	Amount	Surplus	Earnings	Income	Shares	Amount	Total
Balance at December 31, 2000	51,021,896	$510	$192,368	$315,091	$(9,486)	9,155,144	$(153,052)	$345,431
Net income	—	—	—	65,059	—	—	—	65,059
Common stock dividends ($0.68 per share)	—	—	—	(27,793)	—	—	—	(27,793)
Purchases of common stock for treasury, at cost	—	—	—	—	—	2,010,172	(43,020)	(43,020)
Exercise of options, net of stock tendered in payment	—	—	735	(4,256)	—	(389,459)	7,216	3,695
Change in unrealized gain on available-for-sale securities, net of income taxes of $8,748	—	—	—	—	13,333	—	—	13,333
Balance at December 31, 2001	51,021,896	$510	$193,103	$348,101	$3,847	10,775,857	$(188,856)	$356,705
Net income	—	—	—	79,208	—	—	—	79,208
Common stock dividends ($0.80 per share)	—	—	—	(31,664)	—	—	—	(31,664)
Common stock dividends
Purchases of common stock for treasury, at cost	—	—	—	—	—	1,958,641	(50,187)	(50,187)
Exercise of options, net of stock tendered in payment	—	—	1,902	(2,073)	—	(425,929)	6,489	6,318
Purchase of treasury stock for employee benefit plans	—	—	—	(22)	—	34,527	(770)	(792)
Net cost of redemption of company-obligated mandatorily redeemable preferred securities	—	—	(1,118)	—	—	—	—	(1,118)
Change in unrealized gain on available-for-sale securities, net of income taxes of $13,098	—	—	—	—	19,979	—	—	19,979
Balance at December 31, 2002	51,021,896	$510	$193,887	$393,550	$23,826	12,343,096	$(233,324)	$378,449
Net income	—	—	—	75,021	—	—	—	75,021
Common stock dividends ($0.90 per share)	—	—	—	(34,250)	—	—	—	(34,250)
Purchases of common stock for treasury, at cost	—	—	—	—	—	1,746,923	(47,051)	(47,051)
Exercise of options, net of stock tendered in payment	—	—	2,031	(1,747)	—	(425,537)	7,127	7,411
Net cost of redemption of company-obligated mandatorily redeemable preferred securities	—	—	(1,007)	—	—	—	—	(1,007)
Change in unrealized gain on available-for-sale securities, net of income tax credits of $10,996	—	—	—	—	(16,773)	—	—	$(16,773)
Balance at December 31, 2003	51,021,896	$510	$194,911	$432,574	$7,053	13,664,482	$(273,248)	$361,800

See accompanying notes.

CONSOLIDATED STATEMENTS OF CASH FLOWS	COMMUNITY FIRST BANKSHARES, INC.

Years ended December 31 (In thousands)	2003	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$75,021	$79,208	$65,059
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	12,602	13,262	17,520
Depreciation	17,397	14,841	13,553
Amortization of intangibles	3,374	3,318	9,928
Net amortization (accretion) of premiums and discounts on securities	8,806	1,740	(582)
Net (gain) on sale of available-for-sale securities	(4,334)	(373)	(804)
Deferred income tax benefit (expense)	3,289	5,237	(2,223)
Tax benefit from employee exercise of non-qualified stock options	1,197	1,092	467
Decrease in interest receivable	6,167	4,628	13,003
Decrease in interest payable	(7,193)	(11,076)	(15,494)
Other, net	(28,880)	21,979	11,879
Net cash provided by operating activities	87,446	133,856	112,306

CASH FLOWS FROM INVESTING ACTIVITIES
Net decrease (increase) in interest-bearing deposits	1,294	(4,272)	769
Purchases of available-for-sale securities	(1,314,637)	(1,487,117)	(724,534)
Maturities of available-for-sale securities	1,125,647	1,210,824	985,009
Proceeds from sales of available-for-sale securities	265,775	72,624	40,436
Net decrease (increase) in loans	237,794	146,702	(13,187)
Net increase in bank premises and equipment	(16,283)	(21,016)	(17,825)
Net cash provided by (used in) investing activities	299,590	(82,255)	270,668

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in demand deposits, NOW accounts and savings accounts	103,861	40,724	4,679
Net decrease in time accounts	(384,397)	(121,791)	(273,757)
Net (decrease) increase in short-term and other borrowings	(11,224)	110,851	(67,071)
Proceeds from issuance of long term debt	63,856	81,856	25,000
Repayment of long term debt	(92,856)	(91,197)	(12,116)
Net purchase of common stock held in treasury	(47,051)	(50,979)	(43,020)
Net sale of common stock held in treasury	6,214	5,226	3,228
Cash dividends	(34,250)	(31,664)	(27,793)
Net cash used in financing activities	(395,847)	(56,974)	(390,850)
Net decrease in cash and cash equivalents	(8,811)	(5,373)	(7,876)
Cash and cash equivalents at beginning of year	242,887	248,260	256,136
Cash and cash equivalents at end of year	$234,076	$242,887	$248,260

See accompanying notes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	COMMUNITY FIRST BANKSHARES, INC.

1. SIGNIFICANT ACCOUNTING POLICIES

Community First Bankshares, Inc. (the “Company”) is a bank holding company which, at the end of 2003, served 136 communities in Arizona, California, Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota, South Dakota, Utah, Wisconsin and Wyoming. The Company’s community banks provide a full range of financial services through its 92 Regional Financial Centers and branches, and 44 Community Financial Centers, primarily in small and medium-sized communities and the surrounding areas. In addition to its primary emphasis on commercial and consumer banking services, the Company offers trust, mortgage, insurance and nondeposit investment products and services.

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

SEGMENT DISCLOSURES

Operating segments are components of a business about which separate financial information is available and that are evaluated regularly by the chief operating decision maker in deciding how to allocate resources and assessing performance. Public companies are required to report certain financial information about operating segments in interim and annual financial statements. The Company’s chief operating decision maker evaluates the operations of the Company as one operating segment, commercial banking, due to the materiality of the commercial banking operation to the Company’s financial condition and results of operations, taken as a whole, and as a result, separate segment disclosures are not required. The Company offers the following products and services to external customers: deposits, loans, insurance, securities and trust services. Revenues for each of these products and services are disclosed separately in the Consolidated Statements of Income.

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

Debt securities not classified as held-to-maturity and equity securities are classified as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of tax, reported within other comprehensive income in shareholders’ equity.

The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity or, in the case of mortgage-backed securities, over the estimated life of the security. Such amortization and accretion is included as an adjustment to interest income from investment securities. Realized gains and losses and declines in value judged to be other than temporary are included in net securities gains (losses). The cost of securities sold is based on the specific identification method.

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

Loans held for sale are carried at the lower of aggregate cost or fair value.

LOAN FEE INCOME

The Company recognizes loan fees and certain direct origination costs, utilizing a method that approximates a constant rate of return over the estimated life of the loan.

OTHER REAL ESTATE OWNED

Other real estate owned includes properties acquired in partial or total satisfaction of certain loans and is included in other assets. Properties are recorded at the lower of the recorded investment in the loans for which the properties previously served as collateral or the fair value, which represents the estimated sales price of the properties on the date acquired less estimated selling costs. Any write-downs in the carrying value of a property at the time of acquisition are charged against the allowance for loan losses. Management periodically reviews the carrying value of foreclosed real estate properties. Any write-downs of the properties subsequent to acquisition, as well as gains or losses on disposition and income or expense from the operations of other real estate owned, are recognized in operating results in the period they are realized. At December 31, 2003 and 2002, other real estate owned totaled $5.5 million and $6.0 million, respectively.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses in maintained at the level believed adequate by management to absorb probable losses that are inherent in the loan portfolio. The allowance for loan losses is maintained through charges to expense at an amount that will provide for estimated loan losses. The current level of the allowance for loan losses is a result of management’s assessment of the risks within the portfolio based on the information revealed in credit evaluation processes. This assessment of risk takes into account the composition of the loan portfolio, previous loan experience, current economic conditions and other factors that, in management’s judgment, deserve recognition. An allowance is recorded for individual loan categories based on the relative risk characteristics of the loan portfolios. Commercial, commercial real estate, construction and agricultural amounts are based on a quarterly review of the individual loans outstanding, including outstanding commitments to lend. Residential real estate and consumer amounts are based on a quarterly analysis of the performance of the respective portfolios, including historical and expected delinquency and charge-off statistics.

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

BANK OWNED LIFE INSURANCE

Bank owned life insurance (“BOLI”) is recorded as an asset at the amount that would be realized under the insurance contract as of the date of the Consolidated Statement of Financial Condition. The change in cash surrender value during the period is an adjustment of premiums paid in determining the expense or income to be recognized under the contract for the period. This change, as well as periodic redemption of individual contracts, is recorded as BOLI income in noninterest income on the Consolidated Statement of Income.

INTANGIBLE ASSETS

Goodwill, the excess cost over the fair value of net assets acquired, was amortized over a period of fifteen years, until December 31, 2001. As described in Note 3, Accounting Changes, goodwill is no longer amortized, but is reviewed for impairment. At December 31, 2003, goodwill totaled $63,448,000, net of accumulated amortization of $36,292,000. Other intangible assets, principally deposit based intangibles, unexpired premium lists and noncompetition agreements, totaled $30,402,000, net of accumulated amortization of $20,461,000, and are amortized over their estimated useful lives ranging from three to fifteen years. The Company assesses the recoverability of goodwill and other intangibles on an annual basis, or more frequently if certain impairment indicators arise, to determine whether any impairment exists. This ongoing assessment includes understanding and evaluating qualitative factors that would indicate the potential for impairment. If the Company believes a potential impairment exists, the Company estimates the relative market value of the corresponding business activity to determine whether a permanent impairment exists.

ADVERTISING COSTS

All advertising costs incurred by the Company are expensed in the period in which they are incurred.

INCOME TAXES

The Company provides for income taxes based on income reported for financial statement purposes, rather than amounts currently payable under statutory tax laws. Deferred taxes are recorded to reflect the tax consequences on future years’ differences between the tax bases of assets and liabilities and the financial reporting amounts at each year-end. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

COMPREHENSIVE INCOME

Comprehensive income is the total of reported net income and all other revenues, expenses, gains and losses that under accounting principles generally accepted in the United States are not included in the determination of reported net income. The Company includes changes in unrealized gains or losses, net of tax, on available for sale securities in other comprehensive income and is presented in the Consolidated Statements of Comprehensive Income.

EARNINGS PER SHARE

Basic earnings per common share is calculated by dividing net income applicable to common equity by the weighted-average number of shares of common stock outstanding for the period.

Diluted earnings per common share is calculated by adjusting the weighted-average number of shares of common stock outstanding for shares that would be issued assuming the exercise of stock options during each period. Such adjustments to the weighted-average number of shares of common stock outstanding are made only when such adjustments dilute earnings per share, and are computed based on the treasury stock method using the average market price for the period.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents is defined as cash and due from banks, federal funds sold and securities purchased under agreements to resell.

STOCK-BASED COMPENSATION

At December 31, 2003, the Company had one stock-based employee compensation plan, which is described more fully in Note 15, Employee Benefit Plans. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and Related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under this plan have an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation:

	Year Ended December 31
(Dollars in thousands, except per share data)	2003	2002	2001
Net income, as reported	$75,021	$79,208	$65,059
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effect	(2,714)	(2,836)	(2,289)
Pro forma net income	$72,307	$76,372	$62,770
Earnings per share:
Basic – as reported	$1.97	$2.00	$1.59
Basic – pro forma	$1.90	$1.93	$1.53
Diluted – as reported	$1.95	$1.97	$1.57
Diluted – pro forma	$1.88	$1.90	$1.51

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

The following weighted-average assumptions were used in the valuation model for the years ended December 31:

	2003	2002	2001
Risk free interest rate	3.57%	3.61%	4.88%
Dividend yield	3.43%	3.17%	2.65%
Price volatility	.256	.265	.329
Expected life (years)	7.1	7.5	7.5

2. BUSINESS COMBINATIONS

Through its insurance subsidiary, the Company completed the purchase of five insurance agencies during 2003. These included the November 4, 2003 purchase of Colorado Benefits Services, a limited services agency in Englewood, Colorado; the October 1, 2003 purchase of Summit Insurance Group, an insurance agency in Frisco, Colorado, with offices in Frisco, Vail and Leadville, Colorado; the June 2, 2003 purchase of the Larry Levitt Insurance Agency, in Rock Springs, Wyoming; the May 1, 2003 purchase of Kraft Insurance Services, Inc., an insurance agency in Grand Junction, Colorado and the April 1, 2003 purchase of Carr Agency, an insurance agency in Thornton, Colorado;. At the time of the transactions, the five agencies combined, had approximately $1.3 million in annual commission revenue. The Company recorded $1.7 million of intangible assets, including $526,000 of unamortizing goodwill, related to these acquisitions.

3. ACCOUNTING CHANGES

Statement of Financial Accounting Standards (“SFAS”) Nos. 141 and 142 – Business Combinations and Goodwill and Other Intangible Assets – In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS Nos. 141 and 142. Statement 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Statement 142 prohibits the amortization of goodwill and intangible assets with indefinite useful lives. Statement 142 requires that these assets be reviewed for impairment at least annually. Intangible assets with finite lives will continue to be amortized over their estimated useful lives.

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

The following table sets forth the computation of net income and basic and diluted earnings per share as though goodwill amortization had not been recorded as an expense during 2002 and 2001.

	For the Years Ended
(Dollars in thousands, except per share data)	2003	2002	2001
Reported net income	$75,021	$79,208	$65,059
Effect of SFAS 142
After-tax goodwill amortization included in net income	—	—	4,984
Adjusted net income	$75,021	$79,208	$70,043
Adjusted basic earnings per share	$1.97	$2.00	$1.71
Adjusted diluted earnings per share	$1.95	$1.97	$1.69

The aggregate amortization expense of intangible assets other than goodwill for the years ended December 31, 2003 and 2002 was $3,374,000 and $3,318,000, respectively. The following table sets forth estimated amortization expense for intangible assets other than goodwill for each of the five years subsequent to December 31, 2003 (in thousands):

2004	$3,424
2005	3,379
2006	3,282
2007	3,233
2008	3,213

All of the Company’s intangible assets other than goodwill are subject to amortization. The following table sets forth the gross carrying amount and accumulated amortization, in total and by major class of intangible assets, as of December 31, 2003 (dollars in thousands):

	Gross Carrying Amount	Accumulated Amortization
Amortized intangible assets:
Deposit-based intangibles	$39,620	$16,798
Insurance list premiums	10,323	3,045
Non-compete agreements	920	618
Total	$50,863	$20,461

In November 2002, the FASB issued Interpretation No. 45, (“FIN 45”) Guarantor’s Accounting and Disclosure for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN 45 requires certain guarantees to be recorded at fair value and applies to contracts or indemnification agreements that contingently require the guarantor to make payments to the guaranteed party based on changes in an underlying condition that is related to an asset, liability or equity security of the guaranteed party. Examples of contracts meeting these characteristics include standby and performance letters of credit. The recognition requirements of FIN 45 were applied prospectively to guarantees issued or modified subsequent to December 31, 2002. FIN 45 also expands the disclosures to be made by guarantors, effective as of December 31, 2002, to include the nature of the guarantee, the maximum potential amount of future payments that the guarantor could be required to make under the guarantee, and the current amount of the liability, if any, for the guarantor’s obligation under the guarantee. Significant guarantees that have been entered into by the Company are disclosed in Note 9, Financial Instruments with Off-Balance-Sheet Risk. The adoption of FIN 45 did not have a material impact on the Company’s results of operations, financial position or liquidity.

In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities. FIN 46 clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statement, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The recognition and measurement provisions of this Interpretation are effective for newly created variable interest entities formed after January 31, 2003, and for existing variable interest entities, until the end of the first interim or annual reporting period beginning after December 15, 2003. Previously, the FASB had announced the effective date for existing variable interest entities as being on the first interim or annual reporting period beginning after June 15, 2003, but delayed the effective date to provide further guidance. The Company adopted the disclosure provisions of FIN 46 effective December 31, 2002. The Company adopted the accounting provisions of FIN 46 for existing variable interest entities on October 1, 2003 and elected to apply the provisions by restating prior periods financial statements. Upon adoption of FIN 46, the Company de-consolidated its subsidiary trusts, which issued Company-obligated mandatorily redeemable preferred securities (“Trust Preferred Securities”). Prior to the adoption of FIN 46, the Company consolidated the trusts and the balance sheet included the Trust Preferred Securities of the trusts in the mezzanine section of the Statement of Financial Condition. Upon adoption of the accounting provisions of FIN 46, the trusts were de-consolidated and the junior subordinated debentures of the Company owned by the trusts are reflected in the Statements of Financial Condition as long term debt. The Trust Preferred Securities currently qualify as Tier 1 capital of the Company for regulatory capital purposes. The banking regulatory agencies have not issued any guidance that would change the capital treatment for Trust Preferred Securities based on the impact of the adoption of FIN 46. As provided by FIN 46, the Company restated its financial statements to reflect the adoption for all periods presented.

                        In December 2002, the FASB issued Statement No. 148 (“SFAS 148”), Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment to FASB Statement No. 123 (“SFAS 123”), Accounting for Stock-Based Compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123, to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company adopted the disclosure provisions of SFAS 148 effective December 31, 2002.

In May 2003, the FASB issued Statement No. 150 (“SFAS 150”), Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equities. SFAS 150 was effective immediately for financial instruments entered into or modified after May 31, 2003, and otherwise was effective at the beginning of the first interim period beginning after June 15, 2003. However, in

November 2003, the FASB announced that the provisions as they relate to certain mandatorily redeemable securities (including the Company’s Trust Preferred Securities), were delayed indefinitely. The banking regulatory agencies have not issued any guidance that would change the capital treatment of the Trust Preferred Securities based on the impact, if any, of the adoption of SFAS 150. As a result of the Company’s adoption of FIN 46 and the resulting reporting of the junior subordinated debentures as long term debt, the adoption of SFAS 150 is not expected to impact the Company.

4. RESTRUCTURING CHARGE

During the first quarter of 2001, the Company recorded a $5.1 million after-tax, non-recurring charge as a result of a series of strategic initiatives designed to reduce costs, improve customer service and strengthen the Company’s position as a provider of diversified financial services. As part of this strategy, the Company designated each of its offices as either a Regional Financial Center or a Community Financial Center. Regional Financial Centers are those locations exhibiting strong commercial banking potential, while Community Financial Centers offer greater retail opportunities. As a consequence of the new delivery structure, the Company sold 13 offices and closed eight additional offices. A further consequence was to achieve a reduction in work force through implementation of an early-out program, which was accepted by 21 eligible management personnel. The restructuring charge included approximately $3.1 million related to asset write-down, data processing, and legal and accounting fees. Additionally, the Company recorded an after-tax expense of approximately $2.0 million to provide for severance-related costs associated with the early-out and reduction-in-force programs.

5. SECURITIES

The following is a summary of available-for-sale securities at December 31, 2003 (in thousands):

	AVAILABLE-FOR-SALE SECURITIES
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
United States Treasury	$41,764	$322	$38	$42,048
United States Government agencies	321,018	1,554	3,805	318,767
Mortgage-backed securities	1,054,655	12,518	4,233	1,062,940
Collateralized mortgage obligations	1,860	12	8	1,864
State and political securities	58,877	2,707	—	61,584
Other securities	73,568	3,001	353	76,216
Total	$1,551,742	$20,114	$8,437	$1,563,419

The following is a summary of available-for-sale securities at December 31, 2002 (in thousands):

	AVAILABLE-FOR-SALE SECURITIES
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
United States Treasury	$52,474	$994	$—	$53,468
United States Government agencies	286,706	6,521	—	293,227
Mortgage-backed securities	1,007,049	31,071	76	1,038,044
Collateralized mortgage obligations	3,476	36	—	3,512
State and political securities	68,665	2,463	33	71,095
Other securities	214,629	684	2,214	213,099
Total	$1,632,999	$41,769	$2,323	$1,672,445

The Company had no held-to-maturity securities at December 31, 2003 and 2002.

Proceeds from the sale of available-for-sale securities during the years ended December 31, 2003, 2002 and 2001, were $265,775,000, $72,624,000, and $40,436,000, respectively. Gross gains of $4,431,000, $2,606,000, and $1,088,000 and gross losses of $97,000, $2,233,000, and $284,000 were realized on those sales during 2003, 2002 and 2001, respectively. The tax effect on the net gains during 2003, 2002 and 2001 was approximately $1,517,000, $131,000, and $281,000, respectively. There were no sales or transfers of held-to-maturity securities during 2003, 2002 or 2001.

The amortized cost and estimated fair value of debt securities at December 31, 2003, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Available-for-Sale (In thousands)	Amortized Cost	Estimated Fair Value
Due in one year or less	$34,259	$34,641
Due after one year through five years	220,001	221,118
Due after five years through ten years	137,270	135,268
Due after ten years	103,697	107,588
	495,227	498,615
Mortgage-backed securities	1,054,655	1,062,940
Collateralized mortgage obligations	1,860	1,864
Total	$1,551,742	$1,563,419

Available-for-sale securities carried at $1,174,551,000 and  $1,262,239,000 at December 31, 2003 and 2002, respectively, were pledged to secure borrowings, public and trust deposits and for other purposes required by law. Securities sold under agreement to repurchase were collateralized by available-for-sale securities with an aggregate carrying value of $292,689,000 and $260,730,000  at December 31, 2003 and 2002, respectively.

Provided below is a summary of available-for-sale securities which were in an unrealized loss position at December 31, 2003. Approximately 3.7% of the unrealized loss was comprised of securities in a continuous loss position for twelve months or more which consisted primarily of other corporate securities. The Company has the ability and intent to hold these securities until such time as the value recovers or the securities mature. Further, the Company believes the deterioration in value is attributable to changes in market interest rates and not credit quality of the issuer.

	At December 31, 2003
	Less than 12 Months		12 Months or More		Total
(In thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
United States Treasury	$6,631	$(38)	$—	$—	$6,631	$(38)
United States Government agencies	141,487	(3,805)	—	—	141,487	(3,805)
Mortgage-backed securities	437,826	(4,220)	986	(13)	438,812	(4,233)
Collateralized mortgage obligations	567	(8)	—	—	567	(8)
State and political securities	—	—	—	—	—	—
Other securities	3,617	(53)	11,368	(300)	14,985	(353)
Total	$590,128	$(8,124)	$12,354	$(313)	$602,482	$(8,437)

6. LOANS

The composition of the loan portfolio at December 31 was as follows (in thousands):

	2003	2002
Real estate	$1,562,443	$1,568,710
Real estate construction	321,323	439,536
Commercial	582,861	723,530
Consumer and other	678,457	625,429
Agriculture	178,488	220,688
	$3,323,572	$3,577,893
Less : Allowance for loan losses	(52,231)	(56,156)
Net loans	$3,271,341	$3,521,737

Real estate loans totaling $533,770,000 and $261,627,000 at December 31, 2003 and 2002, respectively, were pledged to secure borrowings. Loans held for sale totaled $1,671,000 and $2,669,000 at December 31, 2003 and 2002, respectively, and consisted of real estate loans at the Company’s affiliate bank.

7. ALLOWANCE FOR LOAN LOSSES

Activity in the allowance was as follows (in thousands):

	2003	2002	2001
Balance at beginning of year	$56,156	$54,991	$52,168
Provision charged to operating expense	12,602	13,262	17,520
Loans charged off	(22,610)	(20,049)	(19,869)
Recoveries of loans charged off	6,083	7,952	5,172
Balance at end of year	$52,231	$56,156	$54,991

Other real estate owned totaled $5,461,000, $5,990,000, and  $2,869,000 at December 31, 2003, 2002, and 2001, respectively.

Nonaccrual loans totaled $20,630,000, $22,728,000, and $20,818,000  at December 31, 2003, 2002 and 2001, respectively. Interest income of $2,846,000, $3,615,000, and $2,722,000 on nonaccrual loans would have been recorded during 2003, 2002 and 2001, respectively, if the loans had been current in accordance with their original terms.  The Company recorded interest income of $540,000, $679,000, and $1,113,000 related to loans that were on nonaccrual status as of December 31, 2003, 2002 and 2001, respectively.

The Company considers all non-accrual loans impaired under SFAS No. 114, Accounting by Creditors for the Impairment of Loans. A portion of the allowance for loan losses is allocated to loans deemed impaired. A summary of these loans and their related allowance for loan losses is as follows:

	2003		2002		2001
(In thousands)	Recorded Investment	Valuation Allowance	Recorded Investment	Valuation Allowance	Recorded Investment	Valuation Allowance
Impaired loans	$28,285	$7,095	$35,468	$6,448	$32,056	$7,204
Average balance of impaired loans during the year	31,877		33,762		32,557
Interest income recognized on impaired loans during the year	62		40		140

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

AVAILABLE-FOR-SALE SECURITIES

Fair values of securities are based on available market quotes. If market quotes are not available, fair values are based on market quotes of comparable securities.

LOANS

The loan portfolio consists of both variable and fixed rate loans. The fair value of variable rate loans, a majority of which reprice within the next three months and for which there has been no significant change in credit risk, are assumed to approximate their carrying amounts. The fair values for fixed rate loans are estimated using discounted cash flow analyses. The discount rates applied are based on the current interest rates for loans with similar terms to borrowers of similar credit quality. The impact of credit risk on the present value of the loan portfolio was accomplished through use of the allowance for loan losses, which is believed to represent the current fair value of all probable losses for purposes of the fair value calculation.

ACCRUED INTEREST RECEIVABLE

The fair value of accrued interest receivable is estimated to be equal to the carrying value. Substantially all accrued interest receivable is scheduled and expected to be received within one year.

BANK OWNED LIFE INSURANCE

Bank owned life insurance is recorded at the amount that would be realized under the insurance contract at the date of the financial statements, thus the recorded and fair value are equal.

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

ACCRUED INTEREST PAYABLE

The fair value of accrued interest payable is estimated to be equal to the carrying value. Substantially all accrued interest payable is scheduled to be paid within one year.

LOAN COMMITMENTS AND LETTERS OF CREDIT

The majority of the Company’s commitments have variable rates and do not expose the Company to interest rate risk. The Company’s commitments for fixed rate loans are evaluated, and it is estimated the probability of additional loans being issued under these commitments is not significant and there is not a fair value liability.

The estimated fair values of the Company’s financial instruments at December 31 are shown in the table below (in thousands):

	2003		2002
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and due from banks	$234,076	$234,076	$242,887	$242,887
Interest-bearing deposits	3,319	3,319	4,613	4,613
Available-for-sale securities	1,563,419	1,563,419	1,672,445	1,672,445
Loans	3,323,572	3,378,282	3,577,893	3,629,191
Allowance for loan losses	(52,231)	(52,231)	(56,156)	(56,156)
Net loans	3,271,341	3,326,051	3,521,737	3,573,035
Accrued interest receivable	28,696	28,696	34,863	34,863
Bank owned life insurance	82,591	82,591	80,165	80,165
Financial liabilities:
Deposits:
Noninterest-bearing	$447,648	$447,648	$470,900	$470,900
Interest-bearing:
Savings and NOW	2,552,056	2,552,056	2,424,943	2,424,943
Time accounts over $100,000	501,440	507,467	670,187	680,086
Other time accounts	888,066	897,273	1,103,716	1,121,184
Total deposits	4,389,210	4,404,444	4,669,746	4,697,113
Federal funds purchased and repurchase agreements	416,689	416,689	377,230	377,230
Other short-term borrowings	25,577	25,577	76,260	76,260
Long-term debt	222,211	228,995	251,211	257,373
Accrued interest payable	13,081	13,081	20,274	20,274

9. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

In the normal course of business, the Company is party to financial instruments with off-balance-sheet risk. These transactions enable customers to meet their financing needs and enable the Company to manage its interest rate risk. These financial instruments include commitments to extend credit and letters of credit. The contract or notional amounts of these financial instruments at December 31, 2003 and 2002 were as follows (in thousands):

	2003			2002
	Fixed Rate	Variable Rate	Total	Fixed Rate	Variable Rate	Total
Commitments to extend credit	$325,924	$339,227	$665,151	$168,275	$491,334	$659,609
Standby letters of credit	21,474	—	21,474	19,716	—	19,716
Commercial letters of credit	7,221	34	7,255	4,405	6,257	10,662
Total	$354,619	$339,261	$693,880	$192,396	$497,591	$689,987

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

10. BANK PREMISES AND EQUIPMENT

Bank premises and equipment at December 31 consisted of the following (in thousands):

	2003	2002
Land	$22,054	$22,100
Buildings	140,477	134,675
Furniture, fixtures and equipment	96,575	95,018
Leased property under capital lease obligations	13,041	12,561
	272,147	264,354
Less accumulated depreciation	141,139	132,232
	$131,008	$132,122

11. DEPOSITS

The following table sets forth a summary of deposits of the Company at December 31 (in thousands):

	2003	2002
Deposits
Noninterest-bearing	$447,648	$470,900
Interest-bearing:
Savings and NOW accounts	2,552,056	2,424,943
Time accounts less than $100,000	888,066	1,103,716
Time accounts greater than $100,000	501,440	670,187
Total deposits	$4,389,210	$4,669,746

At December 31, 2003, the Company had $1.4 billion in time deposits with maturities ranging from less than one year to over five years. Although time deposits have a stated maturity, a substantial number of time deposits have an automatic renewal feature wherein the deposit will be renewed for a similar time period at the rate of interest offered by the Company at the time of maturity. The following schedule identifies the Company’s time deposits at December 31, 2003 by expected year of maturity (in thousands):

Maturing in 2004	$1,038,959
Maturing in 2005	198,689
Maturing in 2006	63,078
Maturing in 2007	60,142
Maturing in 2008	28,283
Maturing in 2009 and later	355
Total	$1,389,506

12. SHORT-TERM BORROWINGS

As of December 31, 2003, the Company’s subsidiary bank had $6 million in Federal Home Loan Bank (“FHLB”) borrowings, which are collateralized by various investment securities and real estate loans. The interest rates on FHLB borrowings are variable rates based on short-term market conditions and the term of the advance, and range from 3.64% to 4.12% at December 31, 2003.  The Company’s subsidiaries had no additional short-term borrowings outstanding at December 31, 2003.

The Company has a short-term line of credit bearing interest at a variable rate of LIBOR plus .75% that provides for borrowing up to $35 million through October 26, 2004, with a commitment fee of .25% of the revolving commitment amount. As of December 31, 2003, the Company had no balance outstanding under this line of credit. The Company has a short term line of credit bearing interest at a variable rate of 1.25% above the LIBOR rate that provides for borrowing up to $50 million, with a commitment fee of .25% of the revolving commitment amount. This line may be accessed to fund the repurchase of the Company’s common stock, fund operating expenses and secure the Company’s outstanding commercial paper obligations. As of December 31, 2003, there was a $20 million commercial paper balance outstanding with a blended rate of 1.36%. The terms of the lines of credit include certain covenants with which the Company must comply. At December 31, 2003, the Company was in compliance with all covenants pertaining to the lines of credit.

The Company’s subsidiary bank enters into sales of securities under agreements to repurchase (repurchase agreements). Fixed-coupon repurchase agreements are treated as financings, and the obligations to repurchase securities sold are reflected as borrowed funds in the consolidated statements of condition. The dollar amount of securities underlying the agreements remain in the asset accounts. The balance of securities sold under agreement to repurchase at December 31, 2003 and December 31, 2002 were $292,689,000 and $210,730,000, respectively.

13. LONG-TERM DEBT

Long-term debt consisted of the following at December 31 (in thousands):

	2003	2002
Parent Company:
Subordinated notes payable, interest at 7.30%, payable semi-annually, maturing June 30, 2004, unsecured.	$50,000	$60,000
Junior subordinated debentures, interest at 8.125%, payable quarterly, maturing April 15, 2032.	61,855	61,855
Junior subordinated debentures, interest at 7.60%, payable quarterly, maturing March 15, 2033.	61,856
Junior subordinated debentures, interest at 8.20%, payable quarterly, maturing December 15, 2027.	—	61,856
Subsidiaries:
Federal Home Loan Bank advances, interest rates ranging from 3.83% to 6.55%, payable monthly, with maturities ranging from January 25, 2005 to May 8, 2009.	23,500	42,500
Subordinated term note payable to bank, interest of LIBOR plus 140 basis points, payable quarterly, maturing December 22, 2007, unsecured.	25,000	25,000
Total	$222,211	$251,211

The 7.30% subordinated notes payable are not redeemable, in whole or in part, by the Company. These notes are direct obligations of the Company and are subordinated to all other indebtedness of the Company. The terms of the subordinated notes payable include certain covenants with which the Company must comply. At December 31, 2003, the Company was in compliance with all covenants pertaining to the subordinated notes payable.

Long-term debt includes $61,855,000 of 8.125% junior subordinated debentures payable to CFB Capital III, an unconsolidated affiliate of the Company, bearing quarterly interest payments and maturing April 15, 2032 and $61,856,000 of 7.60% junior subordinated debenture payable to CFB Capital IV, an unconsolidated affiliate of the Company, bearing quarterly interest payments and maturing March 15, 2033.

Maturities of long-term debt outstanding, at December 31, 2003, were (in thousands):

2004	$50,000
2005	13,000
2006	4,000
2007	27,000
2008	2,500
Thereafter	125,711
Total	$222,211

On March 4, 2003, the Company issued $60 million of 7.60% Cumulative Capital Securities, through CFB Capital IV, a Delaware statutory trust subsidiary organized in February 2003. The proceeds of the offering were invested by CFB Capital IV in junior subordinated debentures of the Company. The Company used the net proceeds to redeem on April 4, 2003, all of the 8.20% junior subordinated debentures that it issued in 1997, thereby triggering the redemption of all 2,400,000 of the 8.20% Cumulative Capital Securities issued by CFB II, a Delaware statutory trust. With regulatory approval, the new debentures may be redeemed no earlier than March 15, 2008, and mature March 15, 2033. The capital securities qualified as Tier 1 Capital under capital guidelines of the Federal Reserve.

On March 27, 2002, the Company issued $60 million of 8.125% Cumulative Capital Securities, through CFB Capital III, a Delaware statutory trust subsidiary organized in February 2002. The proceeds of the offering were invested by CFB Capital III in junior subordinated debentures of the Company. With regulatory approval, the debentures can be redeemed no earlier than April 15, 2007, and mature April 15, 2032. The capital securities qualified as Tier 1 capital under capital guidelines of the Federal Reserve. On May 1, 2002, the Company used the net proceeds to redeem all of the 8 7/8% junior subordinated debentures that it issued in 1997, thereby triggering the redemption of all 2,400,000 of the 8 7/8% Cumulative Capital Securities issued by CFB Capital I, a Delaware business trust.

On December 10, 1997, the Company issued $60 million of 8.20% Cumulative Capital Securities, through CFB Capital II, a statutory trust subsidiary organized in December 1997. The proceeds of the offering were invested by CFB Capital II in junior subordinated debentures of the Company.

At December 31, 2003, $118 million of the Company’s $120 million in capital securities qualified as Tier 1 capital under capital guidelines of the Federal Reserve. Refer to Note 3 – Accounting Changes for a discussion of FIN 46 and their impact on the recording and reporting of these securities on the Company’s financial statements.

CFB Capital III and IV are 100% owned finance subsidiaries of the Company and the Company has fully and unconditionally guaranteed the Cumulative Capital Securities of CFB Capital III and IV. The ability of CFB Capital III and CFB Capital IV to pay timely distributions on its Cumulative Capital Securities depends upon the Company making the related payments on the junior subordinated debentures when due.

14.  SHAREHOLDER’S EQUITY

On June 16, 2003, the Company filed a shelf registration statement with the Securities and Exchange Commission for the purpose of issuing up to $120 million of debt securities, common stock, preferred stock, and other securities. The Company expects to use the proceeds from the shelf offering to redeem or repurchase outstanding securities, repay debt, acquisitions and for general working capital. At December 31, 2003, $120 million remains available for issuance of debt and equity securities.

On February 22, 2002, the Company filed a shelf registration statement with the Securities and Exchange Commission for the purpose of issuing $180 million of various debt and equity securities.  At December 31, 2003, $60 million remains available for issuance of debt and equity securities.

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

As of December 31, 2003, the Company is considered well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table.

	At December 31, 2003
Regulatory Capital Requirements: (Dollars in thousands)	Tier 1 Capital	Total Risk- Based Capital	Leverage	Total Risk- Weighted Assets
Minimum	4.00%	8.00%	3.00%	N/A
Well Capitalized	6.00%	10.00%	5.00%	N/A
Bank Subsidiary:
Community First National Bank, Fargo	10.73%	12.36%	7.75%	$3,867,010
Community First Bankshares, Inc.	9.76%	11.42%	6.99%	$3,884,282

	At December 31, 2002
Regulatory Capital Requirements: (Dollars in thousands)	Tier 1 Capital	Total Risk- Based Capital	Leverage	Total Risk- Weighted Assets
Minimum	4.00%	8.00%	3.00%	N/A
Well Capitalized	6.00%	10.00%	5.00%	N/A
Bank Subsidiary:
Community First National Bank, Fargo	10.35%	12.08%	7.72%	$4,159,134
Community First Bankshares, Inc.	8.98	11.04	6.52%	$4,202,131

15.  EMPLOYEE BENEFIT PLANS

STOCK OPTION PLAN

During 1996, the Company approved the 1996 Stock Option Plan under which 4 million shares of the Company’s common stock were reserved for granting of future stock options.  Under the 1996 stock option plan, the Company may grant key employees, directors and service providers incentive or nonqualified options to purchase common stock of the Company.  Incentive stock options must have an exercise price of at least fair market value on the date of the grant, as determined by the Company.  The options generally vest ratably over a three-year period and are exercisable over five- or ten-year terms.

On April 22, 2003, the Company’s 1996 Stock Option Plan was amended to increase the number of shares of common stock eligible for option grants from 4 million to 5.9 million shares and permit shares of common stock tendered for payment of the exercise price of an option to be available for subsequent issuance.

Stock options outstanding under the plans are as follows:

	Year Ended December 31,
	2003		2002		2001
	Options Outstanding	Weighted Average Price Per Share	Options Outstanding	Weighted Average Price Per Share	Options Outstanding	Weighted Average Price Per Share
Beginning of year	2,464,297	$20.26	2,437,234	$17.98	2,441,862	$16.32
Options granted	905,337	26.48	835,453	24.60	682,800	19.45
Options exercised	(646,177)	18.86	(666,319)	17.44	(507,061)	11.16
Options forfeited	(189,508)	24.32	(142,071)	19.93	(180,367)	20.25
End of year	2,533,949	22.52	2,464,297	$20.26	2,437,234	17.98
Exercisable at end of year	1,344,703	$20.54	1,300,277	$19.34	1,212,469	$18.55

	2003	2002	2001
Weighted-average fair value of options granted	$5.51	$5.64	$6.34

The range of exercise prices and the weighted-average remaining contractual life of the options outstanding at December 31, 2003 were as follows:

Range of Exercise Prices Per Share	Options Outstanding at December 31, 2003	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Life
$24.25 – $28.85	1,590,793	$25.63	8.29 Years
$19.3125 – $21.49	600,647	$19.51	6.75 Years
$12.82 – $15.875	313,724	$14.05	6.04 Years
$5.87 – $6.160	28,785	$6.03	2.73 Years

At December 31, 2003, a total of 3,225,887 shares of authorized common stock was reserved for exercise of options granted under the 1996 Stock Option Plan.

PROFIT-SHARING PLAN

The Company offers a contributory profit-sharing and thrift plan that qualifies under section 401(k) of the Internal Revenue Code. The plan covers all employees who are 21 years of age and scheduled to work 1,000 hours or more per year.  The plan provides for an employer-matching contribution of 100% of the first 3% and 50% of the next 3% of each participant’s eligible contribution, subject to a limitation of the lesser of the participant’s contribution or the maximum amount prescribed by the Internal Revenue Code.  The Company’s contribution was $2,448,000, $2,172,000, and $2,743,000 in 2003, 2002 and 2001, respectively.

16.  RESTRICTIONS ON CASH AND DUE FROM BANKS

Bank subsidiaries are required to maintain average reserve balances with the Federal Reserve Bank.  Balances were $36,025,000 and $46,845,000 at December 31, 2003 and 2002, respectively.

17.  INCOME TAXES

The components of the provision for income taxes were (in thousands):

	Year ended December 31,
	2003	2002	2001
Federal:
Current	$30,189	$31,592	$32,587
Deferred	3,127	5,141	(1,961)
	33,316	36,733	30,626
State:
Current	3,437	2,720	3,112
Deferred	162	96	(262)
	3,599	2,816	2,850
Provision for income taxes	$36,915	$39,549	$33,476

The reconciliation between the provision for income taxes and the amount computed by applying the statutory federal income tax rate was as follows (in thousands):

	2003	2002	2001
Tax at statutory rate (35%)	$39,177	$41,565	$34,487
State income tax, net of federal tax benefit	2,340	1,830	1,853
Tax-exempt interest	(3,566)	(3,944)	(4,094)
Amortization of goodwill	—	—	919
Other	(1,036)	98	311
Provision for income taxes	$36,195	$39,549	$33,476

Deferred income tax assets and liabilities reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting purposes.  Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2003 and 2002, are as follows (in thousands):

	2003	2002
Deferred tax assets:
Loan loss reserves	$19,978	$21,480
Other reserves	101	478
Deferred compensation	1,861	1,857
Other	1,744	2,175
	23,684	25,990
Deferred tax liabilities:
Unrealized net gains on available-for-sale securities	4,624	15,693
Depreciation	3,891	3,739
Deductible goodwill	3,003	1,502
Purchase accounting	122	135
Other	78	121
	11,718	21,190
Net deferred tax asset	$11,966	$4,800

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

18.  COMMITMENTS AND CONTINGENT LIABILITIES

Total rent expense was $4,710,000, $4,852,000, $5,273,000 in 2003, 2002 and 2001, respectively.

Future minimum payments, by year and in the aggregate, under noncancelable leases with initial or remaining terms of one year or more, consisted of the following at December 31, 2003 (in thousands):

	Operating	Capital
2004	$1,736	1,479
2005	901	1,479
2006	735	1,479
2007	586	1,479
2008	482	108
Thereafter	1,938	90
	$6,378
Net minimum lease payments		$6,114
Less:
Amount representing interest		(884)
Present value of net minimum lease payments		$5,230

The net present value of net minimum lease payments at December 31, 2002 was $5,461,000, net of $1,214,000 representing interest.

In the normal course of business, there are various outstanding legal proceedings, claims, commitments and contingent liabilities.  In the opinion of management, the Company and its subsidiaries will not be materially affected by the outcome of such matters.

19.  COMMUNITY FIRST BANKSHARES, INC.

(Parent Company Only)

CONDENSED STATEMENTS OF FINANCIAL CONDITION

December 31 (In thousands)	2003	2002
ASSETS
Cash and due from subsidiary bank	$4,692	$681
Interest-bearing deposits	392	4,150
Available-for-sale securities	189	114
Investment in subsidiaries	525,067	560,319
Furniture and equipment	11,817	11,951
Receivable from subsidiaries	4,747	7,188
Other assets	13,859	13,333
Total assets	$560,763	$597,736
LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-term borrowings	$13,484	$24,720
Long-term debt	173,711	183,711
Other liabilities	11,768	10,856
Shareholders’ equity	361,800	378,449
Total liabilities and shareholders’ equity	$560,763	$597,736

CONDENSED STATEMENTS OF INCOME

Years ended December 31(In thousands)	2003	2002	2001
Income:
Dividends from subsidiaries	$65,295	$87,125	$126,117
Service fees from subsidiaries	—	—	329
Interest income	211	739	614
Other	660	(801)	1,552
Total income	66,166	87,063	128,612
Expense:
Interest expense	14,505	15,806	16,471
Other expense	27,311	28,023	29,839
Total expense	41,816	43,829	46,310
Income before income tax benefit and equity in undistributed income of subsidiaries	24,350	43,234	82,302
Income tax benefit	14,394	14,587	14,849
Income before undistributed income of subsidiaries	38,744	57,821	97,151
Equity in undistributed (overdistributed) income of subsidiaries	36,277	21,387	(32,092)
Net income	$75,021	$79,208	$65,059

CONDENSED STATEMENTS OF CASH FLOWS

Years ended December 31(In thousands)	2003	2002	2001
Cash flows from operating activities:
Net income	$75,021	$79,208	$65,059
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in (undistributed) overdistributed income of subsidiaries	(36,277)	(21,387)	32,092
Depreciation	1,175	1,029	730
Increase (decrease) in interest payable	371	(161)	(2,450)
Other, net	1,114	591	9,485
Net cash provided by operating activities	41,404	59,280	104,916

Cash flows from investing activities:
Equity distribution from (to) subsidiaries	54,743	2,819	(1,763)
Net loans to subsidiaries	2,441	5,821	(90)
Purchases of available-for-sale securities	(114,161)	(255,903)	(355,456)
Sales of available-for-sale securities, net of gains	—	21,132	3,767
Maturities of investment securities	113,000	247,112	348,779
Net increase in furniture and equipment	(1,041)	(5,096)	(1,917)
Net decrease (increase) in interest-bearing deposits	3,758	(4,119)	(29)
Net cash provided by (used in) investing activities	58,740	11,766	(6,709)

Cash flows from financing activities:
Net (decrease) increase in short-term borrowings	(11,236)	4,940	(29,172)
Common stock dividends paid	(34,250)	(31,664)	(27,793)
Repayment of long-term debt	(10,000)	(2,560)	(213)
Net proceeds from issuance of junior subordinated debentures	61,856	61,856
Repayment of junior subordinated debentures	(62,863)	(62,974)	—
Net sales of common stock held in treasury	7,411	6,318	3,695
Net purchases of common stock held in treasury	(47,051)	(50,979)	(43,020)
Net cash used in financing activities	(96,133)	(75,063)	(96,503)
Net increase (decrease) in cash and cash equivalents	4,011	(4,017)	1,704
Cash and cash equivalents at beginning of year	681	4,698	2,994
Cash and cash equivalents at end of year	$4,692	$681	$4,698

Certain restrictions exist regarding the extent to which the bank subsidiary may transfer funds to the Company in the form of dividends, loans or advances.  Federal law prevents the Company from borrowing from its bank subsidiary unless the loans are secured by specified U.S.  obligations.  Secured loans to the Company or any individual affiliate are generally limited in amount to 10% of the bank’s equity. Further, loans to the Company and all affiliates in total are limited to 20% of the bank’s equity.  As of December 31, 2003 and 2002, $51,417,000 and $54,960,000, respectively, of individual subsidiary bank’s capital was available for credit extension to the parent company.  At December 31, 2003 and 2002, the bank subsidiary had no credit extended to the Company.

Payment of dividends to the Company by its subsidiary bank is subject to various limitations by bank regulatory agencies. Undistributed earnings of the bank subsidiary available for distribution as dividends under these limitations were $25,296,000 and $0 as of December 31, 2003 and 2002, respectively.

20.  RELATED PARTY TRANSACTIONS

Certain directors and executive officers of the Company and its subsidiaries, including their immediate families, companies in which they are principal owners and trusts in which they are involved, are loan customers of the bank subsidiary.  The aggregate dollar amounts of these loans did not exceed five percent of stockholders’ equity at December 31, 2003, 2002 and 2001.

21.  EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share (dollars in thousands, except per share data):

Years ended December 31	2003	2002	2001
Numerator:
Net income	$75,021	$79,208	$65,059
Numerator for basic and diluted earnings per share	75,021	79,208	65,059
Denominator:
Denominator for basic earnings per share:
Weighted-average shares outstanding	38,107,796	39,564,912	40,905,545
Effect of dilutive securities:
Employee stock options	429,940	640,937	565,859
Employee benefit plan shares	16,070	37,286	—
Dilutive potential common shares	446,010	678,223	565,859
Denominator for diluted earnings per share	38,553,806	40,243,135	41,471,404
Basic earnings per share	$1.97	$2.00	$1.59
Diluted earnings per share	$1.95	$1.97	$1.57

22.  SUPPLEMENTAL DISCLOSURES TO CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31 (in thousands)	2003	2002	2001
Change in unrealized gain on available-for-sale securities	$(27,769)	$33,076	$22,081
Income taxes paid	31,832	35,058	36,514
Interest paid	77,731	111,731	188,305

23.  SUBSEQUENT EVENT

On January 2, 2004, the Company, through its insurance subsidiary, acquired Arnold & Arnold, Inc., an insurance agency located in Littleton, Colorado.  At the time of acquisition, the agency had approximately $250,000 in annual commission revenue.

REPORT OF INDEPENDENT AUDITORS	COMMUNITY FIRST BANKSHARES, INC.

The Board of Directors and Shareholders,

Community First Bankshares, Inc.

We have audited the accompanying consolidated statements of financial condition of Community First Bankshares, Inc.  and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2003.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community First Bankshares, Inc., and subsidiaries at December 31, 2003 and 2002 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 3, in 2003, the Company changed its method of accounting for variable interest entities, and in 2002, the Company changed its method of accounting for goodwill.

Minneapolis, Minnesota
January 15, 2004

CONSOLIDATED STATEMENT OF CONDITION – FIVE YEAR SUMMARY	COMMUNITY FIRST BANKSHARES, INC.

December 31 (In thousands)	2003	2002	2001	2000	1999
ASSETS
Cash and due from banks	$234,076	$242,887	$248,260	$256,136	$247,051
Federal funds sold and securities purchased under agreement to resell	—	—	—	—	4,775
Interest-bearing deposits	3,319	4,613	341	1,110	4,648
Available-for-sale securities	1,563,419	1,672,445	1,437,066	1,714,510	1,937,517
Held-to-maturity securities	—	—	—	—	4,339
Total securities	1,563,419	1,672,445	1,437,066	1,714,510	1,941,856
Loans	3,323,572	3,577,893	3,736,692	3,738,202	3,690,353
Less: Allowance for loan losses	52,231	56,156	54,991	52,168	48,878
Net loans	3,271,341	3,521,737	3,681,701	3,686,034	3,641,475
Other assets	392,952	389,168	408,410	435,429	466,066
Total assets	$5,465,107	$5,830,850	$5,775,778	$6,093,219	$6,305,871

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$447,648	$470,900	$487,864	$500,834	$616,861
Interest-bearing	3,941,562	4,198,846	4,262,949	4,519,057	4,293,002
Total deposits	4,389,210	4,669,746	4,750,813	5,019,891	4,909,863
Short-term borrowings	442,266	453,490	342,639	409,710	724,425
Long-term debt	222,211	251,211	260,552	247,668	199,333
Other liabilities	49,620	77,954	65,069	70,519	64,981
Total liabilities	5,103,307	5,452,401	5,419,073	5,747,788	5,898,602
Shareholders’ equity	361,800	378,449	356,705	345,431	407,269
Total liabilities and shareholders’ equity	$5,465,107	$5,830,850	$5,775,778	$6,093,219	$6,305,871

CONSOLIDATED STATEMENT OF INCOME – FIVE YEAR SUMMARY	COMMUNITY FIRST BANKSHARES, INC.

December 31 (In thousands)	2003	2002	2001	2000	1999

INTEREST INCOME:
Loans	$241,442	$276,846	$336,937	$353,405	$332,974
Investment securities	67,748	77,654	93,145	120,172	127,632
Other	52	201	391	628	1,277
Total interest income	309,242	354,701	430,473	474,205	461,883

INTEREST EXPENSE:
Deposits	48,559	75,572	138,542	169,281	151,138
Short-term and other borrowings	4,940	6,340	15,001	34,303	28,052
Long-term debt	17,039	18,743	19,268	17,259	17,190
Total interest expense	70,538	100,655	172,811	220,843	196,380
Net interest income	238,704	254,046	257,662	253,362	265,503
Provision for loan losses	12,602	13,262	17,520	15,781	20,184
Net interest income after provision for loan losses	226,102	240,784	240,142	237,581	245,319

NONINTEREST INCOME:
Service charges on deposit accounts	40,239	40,121	41,850	42,192	39,246
Insurance commissions	15,223	13,822	12,535	10,550	8,791
Securities sales commissions	9,057	9,526	6,644	6,805	5,258
Fees from fiduciary activities	5,264	5,405	5,661	5,811	5,148
Bank owned life insurance income	4,433	3,632	3,543	3,457	3,442
Net gains on sales of securities	4,334	373	804	65	2,175
Gain on sales of loans	4,104	2,784	1,557	1,031	1,226
Other	10,039	9,460	10,842	11,619	13,096
Total noninterest income	92,693	85,123	83,436	81,530	78,382

NONINTEREST EXPENSE:
Salaries and employee benefits	112,886	113,994	115,743	110,024	106,542
Net occupancy	33,490	32,832	31,593	31,941	32,726
FDIC insurance	720	800	915	1,039	625
Professional service fees	7,194	7,478	8,398	8,289	8,819
Advertising	3,881	3,983	5,037	4,545	4,065
Telephone	5,780	5,575	5,633	5,203	4,807
Amortization of intangibles	3,374	3,318	9,928	10,481	10,500
Acquisition, integration and conforming	—	—	—	—	3,053
Restructuring charge	—	—	7,656	—	—
Data processing	7,036	7,210	6,940	7,200	6,349
Other	32,498	31,960	33,200	33,007	32,729
Total noninterest expense	206,859	207,150	225,043	211,729	210,215
Income from operations	111,936	118,757	98,535	107,382	113,486
Provision for income taxes	36,915	39,549	33,476	35,748	38,573
Net income	$75,021	$79,208	$65,059	$71,634	$74,913
Earnings per common and common equivalent share:
Basic	$1.97	$2.00	$1.59	$1.55	$1.50
Diluted	$1.95	$1.97	$1.57	$1.54	$1.48
Average common and common equivalent shares outstanding:
Basic	38,107,796	39,564,912	40,905,545	46,219,120	50,061,972
Diluted	38,553,806	40,243,135	41,471,404	46,578,750	50,670,559

QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)	COMMUNITY FIRST BANKSHARES, INC.

The following is a summary of the quarterly results of operations for the years ended December 31, 2003 and 2002 (in thousands, except per share data):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Year ended December 31, 2003
Interest income	$82,005	$79,078	$74,923	$73,236
Interest expense	20,841	18,362	16,228	15,107
Net interest income	61,164	60,716	58,695	58,129
Provision for loan losses	3,487	3,487	3,403	2,225
Net interest income after provision for loan losses	57,677	57,229	55,292	55,904
Net gains on sales of securities	464	1,795	444	1,631
Noninterest income	21,402	21,289	24,077	21,591
Noninterest expense	50,689	51,997	52,564	51,609
Income before income taxes	28,854	28,316	27,249	27,517
Provision for income taxes	9,453	9,230	8,908	9,324
Net income	$19,401	$19,086	$18,341	$18,193
Earnings per common and common equivalent shares:
Basic net income	$0.50	$0.50	$0.48	$0.48
Diluted net income	$0.50	$0.49	$0.48	$0.48
Average common and common equivalent shares:
Basic	38,601,216	38,371,159	37,936,390	37,536,006
Diluted	39,111,903	38,928,709	38,462,034	38,020,515

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Year ended December 31, 2002
Interest income	$90,890	$89,664	$88,380	$85,767
Interest expense	27,850	25,369	24,207	23,229
Net interest income	63,040	64,295	64,173	62,538
Provision for loan losses	3,315	3,297	3,352	3,298
Net interest income after provision for loan losses	59,725	60,998	60,821	59,240
Net gains (losses) on sales of securities	17	(188)	56	488
Noninterest income	19,914	21,928	21,634	21,274
Noninterest expense	50,494	52,809	51,921	51,926
Income before income taxes	29,162	29,929	30,590	29,076
Provision for income taxes	9,901	10,072	10,221	9,355
Net income	$19,261	$19,857	$20,369	$19,721
Earnings per common and common equivalent shares:
Basic net income	$0.48	$0.50	$0.52	$0.50
Diluted net income	$0.47	$0.49	$0.51	$0.50
Average common and common equivalent shares:
Basic	39,984,092	39,772,344	39,424,624	39,080,638
Diluted	40,644,637	40,515,906	40,073,077	39,740,426

SHAREHOLDERS

As of February 17, 2004, the Company had 2,116 shareholders of record and an estimated 9,000 additional beneficial holders whose stock was held in street name by brokerage houses.

DIVIDEND POLICY

The Board of Directors has adopted a policy of declaring regular quarterly dividends.  A dividend of 16 cents was paid for the first and second quarters of 2001. A dividend of 18 cents per share was paid for the third and fourth quarters of 2001.  A dividend of 19 cents per share was paid for the first and second quarters of 2002.  A dividend of 21 cents per share was paid for the third and fourth quarters of 2002.  A dividend of 22 cents was paid for the first and second quarters of 2003.  A dividend of 23 cents was paid for the third and fourth quarters of 2003.

MARKET PRICE RANGE OF COMMON SHARES

The Company’s common stock trades on the Nasdaq Stock Market(R) under the symbol CFBX.  The following table sets forth the high, low and closing sales prices for the Company’s common stock during the periods indicated.

	2003			2002
	High	Low	Close	High	Low	Close
First Quarter	27.23	24.35	25.55	26.37	24.14	25.86
Second Quarter	28.60	25.87	27.23	28.45	24.99	26.09
Third Quarter	29.01	26.04	26.62	28.15	22.36	27.88
Fourth Quarter	29.26	26.20	28.94	28.13	24.41	26.46